Filed Pursuant to 424(b)(3)

Registration No. 333-295712

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF RIBBON ACQUISITION CORP AND PROSPECTUS FOR UP TO 40,803,846 SHARES OF COMMON STOCK, OF DRC MEDICINE INC.

To the Shareholders of Ribbon Acquisition Corp:

You are cordially invited to attend the extraordinary general meeting of shareholders (the “EGM”) of the Shareholders of Ribbon Acquisition Corp, a Cayman Islands exempted company with limited liability (“Ribbon” or “SPAC”), which will be held at 10:00 a.m., Eastern Time, on September 10, 2026, or at such other time and on such other date to which the EGM may be adjourned or postponed. The Board of Directors of Ribbon (the “Board” or “Ribbon”) has determined to convene and conduct the EGM in a virtual meeting format at www.proxydocs.com/RIBB. For the purposes of Ribbon’s Amended and Restated Memorandum and Articles of Association (the “Current Charter”), the EGM may also be attended in person at Celine and Partners, P.L.L.C., 1345 Avenue of the Americas, New York, New York 10105-0302. The accompanying proxy statement/prospectus includes instructions on how to access the virtual EGM and how to listen and vote from home or any remote location with internet connectivity. You or your proxyholder will be able to attend and vote at the EGM by visiting www.proxydocs.com/RIBB and using a control number assigned by Odyssey Transfer and Trust Company. To register and receive access to the virtual meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) of Ribbon will need to follow the instructions applicable to them provided in the accompanying proxy statement/prospectus.

On June 30, 2025, Ribbon entered into a Business Combination Agreement (the “Business Combination Agreement”) with (i) DRC Medicine Ltd., a Japanese corporation (Kabushiki Kaisha) (“DRC”), (ii) DRC Medicine Inc., a Delaware corporation (“Pubco”), and (iii) DRC Merger Inc., a Delaware corporation and wholly-owned subsidiary of Pubco (“Merger Sub”), pursuant to which the following will occur: (1) the shareholders of Pubco stock and the shareholders of DRC will engage in a share exchange, whereby the shareholders of DRC (the “Company Shareholders”) will exchange their shares in DRC for the shares of Pubco stock held by Pubco shareholders (the “Share Exchange”); (2) the domestication of Ribbon as a Delaware corporation, in which Ribbon will de-register from the Register of Companies in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation in accordance with the Current Charter, Section 388 of the Delaware General Corporation Law (the “DGCL”) and Part XII of the Companies Act (As Revised) of the Cayman Islands (the “Cayman Companies Act”) (the “Domestication”); (3) the merger of Ribbon with and into and Merger Sub with Merger Sub surviving the merger as a wholly-owned subsidiary of Pubco (the “Merger”), in accordance with the Business Combination Agreement and DGCL; and (4) the other transactions contemplated by the Business Combination Agreement and documents related thereto (such transactions, together with the Share Exchange, the Domestication and the Merger, the “Business Combination”).

Pursuant to the Business Combination Agreement, the Share Exchange is intended to occur prior to the Closing Date of the Merger. For the purpose of effectuating the the Share Exchange, Pubco incorporated DRC Medicine Holdings Ltd. (the “Intermediate Holdco”) as a wholly-owned subsidiary, which in turn became the shareholder of Pubco. On March 1, 2026, the Intermediate Holdco and DRC implemented the Share Exchange, pursuant to which the Company Shareholders transferred 100% of the outstanding equity interests of DRC to the Intermediate Holdco in exchange for the shares of Pubco stock held by the Intermediate Holdco. As a result of the Share Exchange, the former Company Shareholders became direct shareholders of Pubco, and DRC became the direct, wholly-owned subsidiary of the Intermediate Holdco and the indirect, wholly-owned subsidiary of Pubco. On June 3, 2026, the parties to the Business Combination Agreement, along with the Intermediate Holdco, entered into a Joinder Agreement (the “Joinder Agreement”) to add the Intermediate Holdco as a party to the Business Combination Agreement.

The Domestication is intended to occur on the date that is one business day prior to the Closing Date. In connection with the Domestication, immediately prior to the Domestication, (1) Ribbon will effect the redemption of the Class A ordinary shares of Ribbon, par value $0.0001 per share (the “Ribbon Class A Shares”), initially issued in Ribbon’s initial public offering (the “Public Shares” and the holders of Public Shares, the “Public Shareholders”) that are validly submitted for redemption and not withdrawn, (2) Ribbon Investment Company Ltd, a Cayman Islands exempted company and the sponsor of Ribbon (the “Sponsor”), the holder of Class B ordinary shares of Ribbon, par value $0.0001 per share (the “Ribbon Class B Shares” or the “Founder Shares,” and together with the Ribbon Class A

Shares, the “Ribbon Ordinary Shares”) will irrevocably and unconditionally elect to convert, on a one-for-one basis, each Ribbon Class B Share held by it into one Ribbon Class A Share (the “Class B Share Conversion”). At the effective time of the Domestication, each outstanding Ribbon Class A Share (excluding Public Shares validly submitted for redemption but including Ribbon Class A Shares issued upon the Class B Share Conversion) will be reclassified as one share of common stock, par value $0.0001 per share, of Pubco (the “Pubco Common Stock”).

It is anticipated that upon completion of the Business Combination and assuming no additional shares of Ribbon Ordinary Shares are redeemed in connection with the Business Combination, the Ribbon Public Shareholders would own an interest of approximately 10.48% of Pubco, the Sponsor and the initial shareholders of Ribbon will own an interest of approximately 3.74% of Pubco, and the DRC security holders will own an interest of approximately 85.78% of Pubco, each on a non-diluted basis. See “Share Calculations and Ownership Percentages” and “Unaudited Pro Forma Condensed Combined Financial Information.” If the actual facts are different from the assumptions set forth therein (which they are likely to be), the percentage ownership set forth above will be different.

Additionally, upon completion of the Business Combination, the amount of compensation received or to be received by the Sponsor, its affiliates and promotors in connection with the Business Combination is set forth on the following table:

Amount of Compensation to be Received or Securities Issued or to be Issued	Consideration Paid or to be Paid
$10,000 per month	Office space, administrative and shared personnel support services
1,437,500 Class B Ordinary Shares (including up to an aggregate of 187,500 Class B ordinary shares subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part)	$25,000
220,000 (or up to 235,000 units if the underwriters’ over-allotment option is exercised in full) Private Placement Units to be purchased simultaneously with the closing of this offering(2)	$2,200,000 (or $2,350,000 if the underwriters’ over-allotment option is exercised in full)
Up to $300,000	Repayment of loans made to us to cover offering related and organizational expenses.
Up to $1,500,000 in working capital loans, which loans may be convertible into units of the post-business combination entity at a price of $10.00 per unit.

Working capital loans to finance transaction costs in connection with an initial business combination. Such units would be identical to the private placement units. Except for the foregoing, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans.

Reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination	Services in connection with identifying, investigating and completing an initial business combination

The Ribbon Units, Public Shares and Public Rights are traded on the Nasdaq Stock Market (the “Nasdaq”) under the symbols “RIBBU,” “RIBB” and “RIBBR,” respectively. On July 2, 2026, the closing sale prices of the Ribbon Units, Public Shares and Public Rights were $10.84, $10.76 and $0.26, respectively. Pubco will apply for listing, to be effective upon the Closing (acceptance of such listing is a condition to the Closing), of the shares of Pubco Common Stock on the Nasdaq under the proposed symbols “DRC.” There is no assurance that Pubco will be able to satisfy the Nasdaq listing criteria or will be able to continue to satisfy such criteria following the consummation of the Business Combination. Pubco will not have units traded following the consummation of the Business Combination.

Only holders of record of shares of Public Shares at the close of business on August 14, 2026 (the “Record Date”), are entitled to notice of and to vote and have their votes counted at the EGM and any adjournments of the EGM.

Ribbon obtained a fairness opinion provided by King Kee Appraisal and Advisory Limited, which sets forth, among other things, the procedures followed, assumptions made, matters considered, and qualifications and limitations on the scope of review undertaken in rendering the opinion, which is attached to this proxy statement/prospectus as

Annex G and is hereby incorporated by reference. The opinion confirmed that, as of March 29, 2026, the transaction consideration to be issued or paid to the shareholders of Ribbon is fair from a financial point of view to Ribbon and the shareholders of Ribbon. The opinion does not constitute a recommendation to the relevant directors and officers of Ribbon or to any other persons in respect of the Business Combination, including as to how any holders of Ribbon Class A Ordinary Shares should vote or act in respect of the Business Combination.

At the extraordinary general meeting held on January 9, 2026, Ribbon’s shareholders approved the extension proposal, which allows Ribbon to extend the deadline to consummate an initial business combination in one-month increments by depositing $125,000 into the trust account for each extension, thereby permitting the deadline to be extended through January 16, 2027.

In connection with the extension, holders of 1,436,867 Class A ordinary shares exercised their redemption rights for a pro rata portion of the funds held in the Ribbon’s trust account, resulting in an aggregate redemption amount of $14,937,325.92, or approximately $10.39 per share.

On March 1, 2026, DRC Medicine Holdings Ltd. (the “Intermediate Holdco”), a wholly-owned subsidiary of PubCo and a holder of PubCo stock, entered into the Share Exchange with the shareholders of DRC. The Intermediate Holdco is a holding company formed solely for the purpose of effecting the Share Exchange. Under the Share Exchange, the shareholders of DRC transferred all shares they held in DRC to the Intermediate Holdco, and in exchange, the Intermediate Holdco transferred all shares it held in PubCo to the shareholders of DRC. As a result of the Share Exchange, DRC’s shareholders became shareholders of PubCo, and the Intermediate Holdco became the sole shareholder of DRC.

The proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the EGM. Ribbon urges you to carefully read the entire document and the documents incorporated therein by reference. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 19 of the proxy statement/prospectus.

After careful consideration, Ribbon’s board of directors has approved the Business Combination Agreement and the transactions contemplated thereby and determined that each of the proposals to be presented at the EGM is in the best interests of Ribbon and its shareholders and recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of Ribbon’s directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of Ribbon and what may be best for a director’s personal interests when determining to recommend that shareholders vote for the proposals. See the sections entitled “Proposal 3: The Business Combination Proposal — Interests of Ribbon’s Directors and Officers and Others in the Business Combination” and “Beneficial Ownership of Securities” in the accompanying proxy statement/prospectus for a further discussion of these matters.

Your vote is very important.    To ensure your representation at the EGM, please complete and return the enclosed proxy card or submit your proxy by following the instructions contained in the proxy statement/prospectus and on your proxy card. Please submit your proxy promptly whether or not you expect to participate in the EGM. Submitting a proxy now will NOT prevent you from being able to vote online during the virtual EGM. If you hold your shares in “street name”, you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you receive from your broker, bank or other nominee.

On behalf of Ribbon’s board of directors, I would like to thank you for your support of Ribbon and look forward to the successful completion of the Business Combination.

Very truly yours,
/s/ Angshuman (Bubai) Ghosh
Chief Executive Officer
Ribbon Acquisition Corp

If you return your proxy card signed and without an indication of how you wish to vote, your shares will be voted in favor of each of the proposals.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (1) IF YOU HOLD RIBBON CLASS A ORDINARY SHARES THROUGH UNITS, SEPARATE YOUR UNITS INTO THE UNDERLYING SHARES OF RIBBON CLASS A ORDINARY SHARES AND PUBLIC RIGHTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SHARES, (2) SUBMIT A WRITTEN REQUEST, INCLUDING THE LEGAL NAME, PHONE NUMBER AND ADDRESS OF THE BENEFICIAL OWNER OF THE SHARES FOR WHICH REDEMPTION IS REQUESTED, TO THE TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE DATE OF THE EGM, THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH AND (3) DELIVER YOUR SHARE CERTIFICATES (IF ANY) AND OTHER REDEMPTION FORMS TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT/WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE, IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK, BROKER OR OTHER NOMINEE TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “THE EGM OF THE SHAREHOLDERS — REDEMPTION RIGHTS” IN THE PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus or determined that the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated August 21, 2026 and is first being mailed to the shareholders of Ribbon on or about August 21, 2026.

ADDITIONAL INFORMATION

The accompanying document is the prospectus for securities of Pubco. This document also constitutes a notice of an extraordinary general meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the EGM of Ribbon at which Ribbon shareholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Business Combination Agreement, among other matters. This proxy statement/prospectus is available without charge to shareholders of Ribbon upon written or oral request. This document and other filings by Ribbon with the U.S. Securities and Exchange Commission (the “SEC”) may be obtained by either written or oral request to Ribbon’s Chief Executive Officer, Angshuman (Bubai) Ghosh, at Ribbon Acquisition Corp, Central Park Tower LaTour Shinjuku Room 3001, 6-15-1 Nishi Shinjuku, Shinjuku-ku Tokyo 160-0023, Japan, or by telephone at +81 9085083462.

The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You may obtain copies of the materials described above at the SEC’s internet site at www.sec.gov.

In addition, if you have questions about the proposals or the accompanying proxy statement/prospectus, would like additional copies of the accompanying proxy statement/prospectus, or need to obtain proxy cards or other information related to the proxy solicitation, please contact Advantage Proxy, Inc. (“Advantage Proxy”), Ribbon’s proxy solicitor, by calling 1-206-870-8565, or banks and brokers may call collect at 1-877-870-8565, or by emailing ksmith@advantageproxy.com. You will not be charged for any of the documents that you request.

See the section entitled “Where You Can Find More Information” of the accompanying proxy statement/prospectus for further information.

Information contained on the DRC website, or any other website, is expressly not incorporated by reference into this proxy statement/prospectus.

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the EGM, or no later than September 3, 2026.

RIBBON ACQUISITION CORP
Central Park Tower LaTour Shinjuku Room 3001
6-15-1 Nishi Shinjuku, Shinjuku-ku Tokyo 160-0023
Japan

NOTICE OF EXTRAORDINARY GENERAL MEETING
TO BE HELD ON September 10, 2026

August 21, 2026

TO THE SHAREHOLDERS OF RIBBON ACQUISITION CORP:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of shareholders (the “EGM”) of Ribbon Acquisition Corp, a Cayman Islands exempted company with limited liability (“Ribbon”), will be held virtually at 10:00 a.m. Eastern Time on September 10, 2026. The Ribbon Board of Directors (the “Ribbon Board”) has determined to convene and conduct the EGM in a virtual meeting format at www.proxydocs.com/RIBB. For the purposes of the Current Charter, the EGM may also be attended in person at Celine and Partners, P.L.L.C., 1345 Avenue of the Americas, New York, New York 10105-0302. The accompanying proxy statement/prospectus includes instructions on how to access the virtual EGM and how to listen and vote from home or any remote location with internet connectivity. You or your proxy holder will be able to attend and vote at the EGM by visiting www.proxydocs.com/RIBB and using a control number assigned by Odyssey Transfer and Trust Company. The EGM will be held for the purpose of considering and voting on the proposals (the “Proposals”) described below and in the accompanying proxy statement/prospectus. To register and receive access to the virtual meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) of Ribbon will need to follow the instructions applicable to them provided in the accompanying proxy statement/prospectus.

At the EGM, you will be asked to consider and vote on the following proposals:

(1)    Proposal 1 — The NTA Proposal — To consider and vote upon a proposal by special resolution to make amendments to the Current Charter, which amendments (the “NTA Amendments”) shall be effective, if adopted and implemented by Ribbon, prior to the consummation of the Domestication and the proposed Business Combination, to remove from the Current Charter requirements limiting Ribbon’s ability to redeem Ordinary Shares and consummate an initial business combination if the amount of such redemptions would cause Ribbon to have less than $5,000,001 in net tangible assets. The NTA Proposal is conditioned upon the approval of the Required Proposals (as defined below). Therefore, if the Required Proposals are not approved, then the NTA Proposal will have no effect, even if approved by Ribbon shareholders. The NTA Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal 1: The NTA Proposal.”

(2)    Proposal 2 — The Domestication Proposal — To consider and vote upon a proposal by special resolution to (a) change the domicile of Ribbon pursuant to a transfer by way of continuation of an exempted company out of the Cayman Islands and a domestication into the State of Delaware as a corporation; and (b) file a Certificate of Corporate Domestication with the Secretary of State of Delaware, under which Ribbon will be transferred by way of continuation out of the Cayman Islands and domesticated as a corporation in the State of Delaware. The Domestication Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal 2: The Domestication Proposal.”

(3)    Proposal 3 — The Business Combination Proposal — To consider and vote upon a proposal by ordinary resolution to approve the Business Combination Agreement, dated June 30, 2025 (the “Business Combination Agreement”) by and among (i) Ribbon, (ii) DRC Medicine Ltd., a Japanese corporation (Kabushiki Kaisha) (“DRC”), (iii) DRC Medicine Inc., a Delaware corporation (“Pubco”), (iv) DRC Merger Inc., a Delaware corporation and wholly-owned subsidiary of Pubco (“Merger Sub”), and (v) DRC Medicine Holdings Ltd., a Japanese company corporation and wholly-owned subsidiary of Pubco (“Intermediate Holdco”), pursuant to which the following will occur: (1) Intermediate Holdco, as the shareholder of Pubco, and the shareholders of DRC, will engage in a share exchange, whereby the shareholders of DRC (the “Company Shareholders”) will exchange their shares in the Company for the shares of Pubco held by the Intermediate Holdco (the “Share Exchange”); (2) the Domestication of Ribbon as a Delaware corporation (as described above); (3) the merger of Ribbon with and into and Merger Sub with

Merger Sub surviving the merger as a wholly-owned subsidiary of Pubco (the “Merger”), in accordance with the Business Combination Agreement and DGCL; and (4) the other transactions contemplated by the Business Combination Agreement and documents related thereto (such transactions, together with the Share Exchange, the Domestication and the Merger, the “Business Combination”). The Business Combination Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal 3: The Business Combination Proposal.” Copies of the Business Combination Agreement and the Joinder Agreement are attached to the accompanying proxy statement/prospectus as Annex A.

(4)    Proposal 4 — The Organizational Documents Proposal — To consider and vote upon on a non-binding advisory basis, certain governance provisions in the Proposed Charter, and these proposals are being presented in accordance with the requirements of the SEC as five separate sub-proposals. The Organizational Documents Proposals are described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal 4: The Organizational Documents Proposals.”

(5)    Proposal 5 — The Nasdaq Proposal — To consider and vote upon a proposal by ordinary resolution for the purposes of complying with the applicable provisions of Nasdaq Rule 5635, the issuance of shares of common stock of Pubco (the “Pubco Common Stock”) in connection with the Business Combination and the additional shares of Pubco Common Stock that will, upon Closing, be reserved for issuance pursuant to the Incentive Plan (as defined below), to the extent such issuances would require stockholder approval under Nasdaq Rule 5635. The Nasdaq Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal 5: The Nasdaq Proposal.”

(6)    Proposal 6 — The Incentive Plan Proposal — To consider and vote upon a proposal by ordinary resolution to approve the DRC Medicine Inc. 2026 Incentive Award Plan (the “Incentive Plan”). The form of the Incentive Plan to become effective upon consummation of the Business Combination is appended to the accompanying proxy statement/prospectus as Annex D. The board of directors of Pubco (the “Pubco Board”) intends to adopt the Incentive Plan, subject to approval from the shareholders of Ribbon, effective upon the Closing, to be used by Pubco on a going-forward basis from the Closing. The Incentive Plan Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal 6: The Incentive Plan Proposal.”

(7)     Proposal 7 — The Director Election Proposal — To consider and vote upon a proposal by ordinary resolution to elect seven (7) directors, effective upon the Closing, to serve on Pubco Board for the applicable term, under the Proposed Charter, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, or removal. The Director Election Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal 7: The Director Election Proposal.”

(8)     Proposal 8 — The Adjournment Proposal — To consider and vote upon a proposal by ordinary resolution to adjourn the EGM to a later date or dates, if necessary or desirable, at the determination of the Ribbon Board. The Adjournment Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal 8: The Adjournment Proposal.”

The proposals being submitted for a vote at the EGM are more fully described in the accompanying proxy statement/prospectus, which also includes, as Annex A, a copy of the Business Combination Agreement. Ribbon urges you to carefully read the accompanying proxy statement/prospectus in its entirety, including the annexes and accompanying financial statements.

After careful consideration, the Ribbon Board has approved the Business Combination Agreement and the transactions contemplated thereby and determined that each of the proposals to be presented at the EGM is in the best interests of Ribbon and its shareholders and recommends that you vote or give instruction to vote “FOR” each of the above proposals.

The existence of financial and personal interests of Ribbon’s directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of Ribbon and what may be best for a director’s personal interests when determining to recommend that shareholders vote for the proposals.

See the sections entitled “Proposal 3: The Business Combination Proposal — Interests of Ribbon’s Directors and Officers and Others in the Business Combination” and “Beneficial Ownership of Securities” in the accompanying proxy statement/prospectus for a further discussion of these conflicts.

The record date for the EGM is August 14, 2026 (the “Record Date”). Only holders of record of Ribbon Ordinary Shares at the close of business on the Record Date are entitled to notice of and to vote and have their votes counted at the EGM and any adjournments of the EGM.

The Ribbon Units, Ordinary Shares and Public Rights (each as defined in the accompanying proxy statement/prospectus) are traded on Nasdaq under the symbols “RIBBU,” “RIBB” and “RIBBR,” respectively. On July 2, 2026, the closing sale prices of the Ribbon Units, Ordinary Shares and Rights were $10.84, $10.76 and $0.26, respectively. Pubco will apply for listing, to be effective upon the Closing (acceptance of such listing is a condition to the Closing), of the shares of Pubco Common Stock (as defined in the accompanying proxy statement/prospectus) on the Nasdaq under the proposed symbol “DRC.” There is no assurance that Pubco will be able to satisfy the Nasdaq listing criteria or will be able to continue to satisfy such criteria following the consummation of the Business Combination. Pubco will not have units traded following the consummation of the Business Combination.

Pursuant to the Current Charter, a Public Shareholder (as defined in the proxy statement/prospectus) may request that Ribbon redeem all or a portion of its Public Shares (as defined in the proxy statement/prospectus) for cash if the Business Combination is consummated. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, only with Ribbon’s consent, until the consummation of the Business Combination, or such other date as determined by the Ribbon Board. A Public Shareholder can make such request by contacting the transfer agent, at the address or email address listed in the accompanying proxy statement/prospectus. You will be entitled to receive cash for any Public Shares to be redeemed only if you:

(a)     hold Public Shares or hold Public Shares through Ribbon Units and you elect to separate your Ribbon Units into the underlying Public Shares and rights prior to exercising your redemption rights with respect to the Public Shares; and

(b)    prior to 5:00 p.m., Eastern Time, on September 8, 2026 (two business days prior to the vote at the EGM), (i) submit a written request to Odyssey Transfer and Trust Company, Ribbon’s transfer agent, that Ribbon redeem your Public Shares for cash and (ii) deliver your share certificates (if any) and other redemption forms to the transfer agent, physically or electronically through The Depository Trust Company.

Holders of Ribbon Units must elect to separate the underlying shares and warrants prior to exercising redemption rights with respect to the Public Shares. If holders hold their Ribbon Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the Ribbon Units into the underlying shares and rights, or if a holder holds Ribbon Units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. Public shareholders may elect to redeem all or a portion of their Public Shares regardless of whether they vote for or against the Business Combination Proposal. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, only with Ribbon’s consent, until the consummation of the Business Combination, or such other date as determined by the Ribbon Board. If the Business Combination is not consummated, the Public Shares will not be redeemed for cash. If a Public Shareholder properly exercises its right to redeem its Public Shares and timely delivers its share certificates (if any) and other redemption forms to the transfer agent, Ribbon will redeem each Public Share for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account (the “Trust Account”) established in connection with Ribbon’s initial public offering (“IPO”), calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to Ribbon to fund Regulatory Withdrawals and/or to pay income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding Public Shares. As of March 31, 2026, this would have amounted to approximately $10.59 per Public Share. If a Public Shareholder exercises its redemption rights, it will be exchanging such shareholder’s Public Shares for the right to receive such shareholder’s pro rata share of the Trust Account and will no longer own such Public Shares. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, only with Ribbon’s consent, until the consummation of the Business Combination, or such other date as determined by the Ribbon Board. The holder can make such request by contacting the Transfer Agent, at the address or email address listed in the accompanying proxy statement/prospectus. See “EGM of the Shareholders — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13 of the U.S. Securities Exchange Act of 1934, as amended), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 20% of the Public Shares without the prior consent of the Ribbon Board. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the Public Shares, then any such shares in excess of that 20% limit would not be redeemed for cash.

The Required Proposals are interdependent on each other. The NTA Proposal and Organizational Documents Proposals are conditional upon the Required Proposals. The Adjournment Proposal is not conditioned on the approval of any other proposal. If Ribbon’s shareholders do not approve each of the Required Proposals at the EGM, the Business Combination may not be consummated.

Each of the Proposals other than the NTA Proposal and Domestication Proposal must be approved by ordinary resolution under Cayman Islands law, being a resolution passed by a simple majority of the members as, being entitled to do so, vote in person or by proxy at the EGM.

The NTA Proposal, the Domestication Proposal must be approved by special resolution under Cayman Islands law, being a resolution passed by at least two-thirds of such members as, being entitled to do so, vote in person, or, where proxies are allowed, by proxy at the EGM.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. Ribbon urges you to read the accompanying proxy statement/prospectus carefully.

If you have any questions or need assistance voting your Ordinary Shares, please contact Ribbon’s proxy solicitor, Advantage Proxy, Inc. This notice of the EGM and the proxy statement/prospectus are available at the SEC’s website at www.sec.gov.

By Order of the Board of Directors
/s/ Angshuman (Bubai) Ghosh
Angshuman (Bubai) Ghosh
Chairman of the Board

i

BASIS OF PRESENTATION AND GLOSSARY

Frequently Used Terms

As used in this proxy statement/prospectus, unless otherwise noted or the context otherwise requires:

“Ancillary Agreements” means the form of Registration Rights Agreement, Shareholder Support Agreements, the form of Lock-Up Agreement, and each other agreement, document, instrument and certificate contemplated by the Business Combination Agreement executed or to be executed in connection with the transactions contemplated thereby.

“Business Combination” means, collectively, all of the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated as of June 30, 2025, as it may be further amended, restated or supplemented from time to time, by and among Ribbon, Pubco, DRC Medicine, and Merger Sub. A copy of the Business Combination Agreement together with its amendment, the Joinder Agreement, is attached to this proxy statement/prospectus as Annex A.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business; provided that banks shall be deemed to be generally open for the general transaction of business in the event of a “shelter in place” or similar closure of physical branch locations at the direction of any Governmental Entity if such banks’ electronic funds transfer system (including for wire transfers) are open for use by customers on such day.

“Cayman Islands Companies Act” or the “Companies Act,” “Cayman Islands Act” or “the Act” refers to the Companies Act (Revised) of the Cayman Islands.

“Closing” means the closing of the Merger.

“Closing Date” means the date on which the Closing actually occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Current Charter” means the third amended and restated memorandum and articles of association of Ribbon.

“DGCL” means the Delaware General Corporation Law, as amended.

“Domestication” means the transfer by way of continuation of Ribbon out of the Cayman Islands and into the State of Delaware as a Delaware corporation to be completed prior to the Merger in accordance with the Business Combination Agreement, the Cayman Companies Act and the DGCL.

“Domestication Effective Time” means the date of which the Domestication takes effect.

“DRC” means DRC Medicine Ltd., a Japanese corporation (Kabushiki Kaisha).

“DRC Consultant” means the financial advisor to DRC, Hesed Global Capital Pte. Ltd. (acting on behalf of Geneva Capital Pte. Ltd.) under the letter of agreement entered into between DRC and Geneva Capital Pte. Ltd. dated April 30, 2025 (“Consultant Agreement”).

“Extraordinary General Meeting” means the extraordinary general meeting of Ribbon, to be held by at 10:00 a.m. Eastern Time, on September 10, 2026, the physical location for which, in accordance with the Current Charter, shall be Celine & Partners PLLC office located at 1345 Avenue of the Americas, 2nd Floor, New York, NY 10105 and virtually via www.proxydocs.com/RIBB, and any adjournments thereof.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“GAAP” means U.S. generally accepted accounting principles.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Investment Company Act” means the Investment Company Act of 1940, as it may be amended.

“IPO” or “Initial Public Offering” means Ribbon’s initial public offering of its units, Ordinary Shares and rights pursuant to the IPO Prospectus.

“Nasdaq” means The Nasdaq Global Market.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, business trust, trust, governmental, quasi-governmental entity or agency or other similar entity, agency, whether or not a legal entity.

“Pubco” means DRC Medicine Inc. and its consolidated subsidiaries, immediately upon consummation of the Business Combination.

“Pubco Common Stock” means the shares common stock, par value $0.0001 per share, of Pubco.

“Pubco Board” means the board of directors of Pubco.

“Public Shares” means the Class A Ordinary Shares sold in the IPO (including Class A ordinary shares included in the overallotment units), whether they were purchased in the IPO or thereafter in the open market.

“Public Shareholders” means the public shareholders of Ribbon including the holders of the overallotment shares acquired by Ribbon’s underwriters.

“Record Date” means the date set by the Ribbon Board on which holders of Ribbon shares are entitled to attend and vote at the Extraordinary General Meeting.

“Redemption” means the redemption of the Public Shares for the Redemption Price.

“Redemption Date” means that date on which holders of Public Shares may be eligible to redeem their Public Shares for Redemption in accordance with the Current Charter in connection with the Closing of the Business Combination.

“Redemption Price” means an amount equal to a pro rata portion of the aggregate amount then on deposit in the Trust Account, calculated in accordance with the Current Charter as of the applicable Redemption Date.

“Ribbon” means Ribbon Acquisition Corp, a Cayman Islands exempted company incorporated with limited liability (which is expected to transfer by way of continuation and domesticate as a Delaware corporation in accordance with the Business Combination Agreement).

“Ribbon Class A Ordinary Shares” means, prior to the Domestication, the Class A Ordinary Shares, $0.0001 par value each, of Ribbon.

“Ribbon Class B Ordinary Shares” means, prior to the Domestication, the Class B Ordinary Shares, $0.0001 par value each, of Ribbon.

“Ribbon Ordinary Shares” means, collectively and prior to the Domestication, the Ribbon Class A Ordinary Shares and Ribbon Class B Ordinary Shares.

“Ribbon Shareholders” means all holders of issued and outstanding shares of capital stock of Ribbon.

“Ribbon Unit” means the units of Ribbon, with each unit consists of one Class A ordinary share and one-seventh (1/7) of one right entitling the holder thereof to receive share upon the consummation of the initial business combination.

“Ribbon Rights” means Ribbon public rights and private rights, each entitling the holder to receive one share upon the consummation of an initial business combination.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” or “Commission” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“SPAC Financial Advisor” means the financial advisor to Ribbon, Alliance Global Partners, as appointed by Ribbon under the M&A Advisory Agreement between Ribbon and Alliance Global Partners dated June 3, 2025.

“Sponsor” means Ribbon Investment Company Ltd, a Cayman Islands exempted company.

“Trust Account” means the trust account established by Ribbon with the proceeds from the IPO and sale of Private Placement Units pursuant to the Trust Agreement in accordance with the IPO Prospectus.

Share Calculations and Ownership Percentages

Unless otherwise specified (including in the sections of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Beneficial Ownership of Securities”), the share calculations and ownership percentages set forth in this proxy statement/prospectus with respect to holders of securities of Pubco as of immediately following the Business Combination are for illustrative purposes only and assume the following (certain capitalized terms below are defined elsewhere in this proxy statement/prospectus):

1.      That no additional Public Shareholders exercise their redemption rights prior to (in the event that, in connection with a meeting of Ribbon shareholders convened prior to the Closing Date, if any, Public Shareholders are provided an opportunity to redeem Public Shares in accordance with the terms of the Current Charter) or in connection with the Closing of the Business Combination. Please see the section entitled “EGM of the Shareholders — Redemption Rights.”

2.      That there are no transfers, distributions, conversions or forfeitures of securities held by the Sponsor prior to or in connection with the Closing.

3.      That there are no issuances of equity securities by Ribbon prior to the Closing.

4.      That, at the Closing, 1,750,000 shares of Pubco Common Stock will be issued to the DRC Consultant in accordance with the terms of the Consulting Agreement, and 25,000 shares of Pubco Common Stock will be issued to the SPAC Financial Advisor in accordance with the terms of the Advisor Agreement.

5.      Other than (i) the shares of Pubco Common Stock to be issued upon consummation of the Merger, (ii) the shares of Pubco Common Stock to be issued to the DRC Consultant and the SPAC Financial Advisor and (iii) the shares of Pubco Common Stock to be issued to the DRC Securityholders as consideration, there are no other issuances of equity or equity-linked securities of Pubco prior to or in connection with the Closing.

6.      Solely for purposes of calculating estimated pro forma share ownership immediately after the Closing, subject to the assumptions further described herein, the assumed Redemption Price upon consummation of the Business Combination is $10.59.

The share calculations and ownership percentages set forth in this proxy statement/prospectus with respect to Pubco security holders following the Business Combination also do not include any shares reserved for issuance in connection with, or equity awards that may be made in connection with or following completion of the Business Combination pursuant to the Incentive Plan, and do not give effect to any other potential dilutive issuances of equity or equity-linked securities

v

TRADEMARKS

This proxy statement/prospectus contains trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners. Trademarks and service marks are collectively referred to herein as “Trademarks.”

Solely for convenience, trademarks and trade names referred to in this proxy statement/prospectus may appear without the® orTM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and trade names.

MARKET AND INDUSTRY DATA

This proxy statement/prospectus includes estimates, industry position, forecasts, market size growth and information that Ribbon and DRC obtained or derived from internal company reports, independent third-party reports and publications, surveys and studies by third parties. Some data are also based on good faith estimates, which are derived from internal company research or analyses, or review of internal company reports as well as the independent sources referred to above. Information that is based on market research, estimates, forecasts, projections, or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. The industry in which DRC operates, and Pubco will operate, is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors.” Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information with respect to industry, business, market, and other data are subject to the same qualiﬁcations and additional uncertainties regarding the other forward-looking statements in this proxy statement/prospectus. See “Cautionary Note Regarding Forward-Looking Statements.” These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the forecasts, industry information or estimates from independent third parties, Ribbon and DRC. Although both Ribbon and DRC believe that third-party information on which the companies have based estimates of industry position and industry data are generally reliable, the accuracy and completeness of this information is not guaranteed and is, in any event, subject to change and has not been independently verified.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this proxy statement/prospectus may constitute “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Forward-looking statements reﬂect Ribbon’s, Pubco’s, and DRC’s current views, as applicable, with respect to, among other things, their respective capital resources, performance and results of operations. Likewise, all of Ribbon’s and DRC’s statements, if any, regarding anticipated growth in operations, anticipated market conditions, demographics, reserves and results of operations are forward-looking statements. In some cases, you can identify these forward-looking statements by the use of terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “scheduled,” “forecasts,” “estimates,” “anticipates” or the negative version of these words or other comparable words or phrases. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.

Ribbon and DRC caution readers of this proxy statement/prospectus that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond Ribbon’s and DRC’s control, which could cause the actual results to differ materially from the expected results. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of financial and performance metrics, forecasts of growth, market opportunity and market share, potential benefits and the commercial attractiveness to its customers of products sold through DRC’s platform, the potential success of DRC’s marketing and growth strategies, potential benefits of the Business Combination (including with respect to shareholder value), and expectations related to the terms and timing of the Business Combination. These statements are based on various assumptions, whether or not identified in this proxy statement/prospectus, and on the current expectations of DRC’s and Ribbon’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions and none of Ribbon, Pubco or DRC guarantees that the transactions and events described will happen as described (or that they will happen at all). These forward-looking statements are subject to a number of risks and uncertainties, including:

•        changes in the competitive industries and markets in which DRC operates or plans to operate;

•        changes in applicable laws or regulations affecting DRC’s business;

•        the ability of DRC to implement business plans and realize opportunities;

•        risks related to the expansion of DRC’s business;

•        risks related to DRC’s potential inability to maintain profitability and continue generating significant revenues;

•        current and future economic, political and social conditions in the U.S. economy and the impacts, uncertainty, unrest or concern about any of the foregoing may have on DRC’s business and the market in which it operates;

•        the ability of DRC to retain existing vendor partners, distributors and other material business relationships and attract new business partners in the future;

•        the potential inability of DRC to manage growth effectively;

•        DRC’s ability to continue to enhance its technology and customer-facing eCommerce platform;

•        the ability to recruit, train and retain qualified personnel;

•        risks related to supply shortages or a potential inability to keep pace with product or marketplace innovations;

•        risk related to DRC listing shares on the Nasdaq and operating as a public company;

•        risks related to DRC’s marketing and growth strategies;

•        the effects of competition on DRC’s business;

•        estimates for the prospects and financial performance of DRC’s business may prove to be incorrect or materially different from actual results;

•        the inability of the parties to successfully or timely consummate the proposed Business Combination, including the risk that required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect Pubco or that the expected benefits of the proposed Business Combination or that the approval of the shareholders of Ribbon are not obtained;

•        costs related to the Business Combination and the failure to realize anticipated benefits of the Business Combination or to realize estimated pro forma results and underlying assumptions, including with respect to estimated shareholder redemptions;

•        the amount of redemption requests made by the Public Shareholders;

•        the inability to satisfy the Aggregate Cash Consideration required to be paid to DRC Members or the terms of other closing conditions set forth in the Business Combination Agreement;

•        the ability of Ribbon or Pubco to issue equity or equity-linked securities in connection with the proposed Business Combination or in the future;

•        DRC’s and Ribbon’s inability to complete the proposed Business Combination as contemplated by the Business Combination Agreement;

•        matters discovered by the parties as they complete their respective due diligence investigation of the other;

•        the inability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, the amount of cash available to Pubco and DRC from and after the Closing;

•        the ability of Pubco to meet the initial listing standards of Nasdaq upon consummation of the Business Combination or to satisfy the continued listing requirements of Nasdaq after the Closing;

•        costs related to the proposed Business Combination;

•        expectations with respect to future operating and financial performance and growth;

•        the failure to satisfy the conditions to the consummation of the Business Combination, including the approval of the Business Combination and definitive agreements for the Business Combination by the shareholders of Ribbon;

•        the occurrence of any event, change or other circumstance that could give rise to the termination of the Business Combination;

•        the outcome of any legal proceedings that may be instituted against DRC or Ribbon related to the Business Combination, and those factors discussed in Ribbon’s IPO Prospectus under the heading “Risk Factors,” and other documents of Ribbon filed, or to be filed, with the SEC; and

•        other risks and uncertainties described in this proxy statement/prospectus, including those under the section entitled “Risk Factors.”

If any of these risks materialize or any of Ribbon’s or DRC’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither Ribbon nor DRC presently know or that Ribbon and DRC currently believe are immaterial that could also cause actual results to differ materially from those contained in the forward-looking statements. In addition, forward-looking statements reflect Ribbon’s and DRC’s expectations, plans or forecasts of future events and views as of the date of this proxy statement/prospectus. Ribbon and DRC anticipate that subsequent events and developments may cause Ribbon’s and DRC’s assessments to change. However, while Ribbon, Pubco or DRC may elect to update these forward-looking statements at some point in the future, Ribbon, Pubco and DRC specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing Ribbon’s and DRC’s assessments as of any date subsequent to the date of this proxy statement/prospectus. Accordingly, undue reliance should not be placed upon the forward-looking statements. Actual results, performance or achievements may, and are likely to, differ materially, and potentially adversely, from any projections and forward-looking statements and the assumptions on which those forward-looking statements were based. There can be no assurance that the data contained herein is reflective of future performance to any degree. You are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance as projected financial information and other information are based on estimates and assumptions that are inherently subject to various significant risks, uncertainties and other factors, many of which are beyond Ribbon’s and DRC’s control. Forward-looking statements are not guarantees of performance. All forward-looking statements attributable to Ribbon, Pubco or DRC or a person acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements.

QUESTIONS AND ANSWERS ABOUT THE EGM

The following questions and answers below only highlight selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the EGM, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to Ribbon shareholders. We urge you to read this entire proxy statement/prospectus, including the Annexes and other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the EGM. See also the section of this proxy statement/prospectus entitled “Where You Can Find More Information.”

Unless otherwise indicated or the context otherwise requires, references in this summary to “Ribbon,” the “SPAC,” “we,” “us” or “our” refer to Ribbon Acquisition Corp and references to “DRC” refer to DRC Medicine Ltd. prior to the Business Combination. References to “Pubco” refer to DRC Medicine Inc., and include DRC and any other direct or indirect subsidiaries of DRC, (to the extent applicable) after giving effect to the Business Combination.

Q:     Why am I receiving this proxy statement/prospectus?

A:     You are receiving this proxy statement/prospectus in connection with the EGM of Ribbon Acquisition Corp. Ribbon is holding the EGM to consider and vote upon the Proposals described below. Your vote is important. You are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q:     What proposals are shareholders of Ribbon being asked to vote upon?

A:     Ribbon’s shareholders are being asked to consider and vote upon the following proposals at the EGM.

The NTA Proposal — To consider and vote upon a proposal by special resolution to make amendments to the Current Charter, which amendments shall be effective, if adopted and implemented by Ribbon, prior to the consummation of the Domestication and the proposed Business Combination, to remove from the Current Charter requirements limiting Ribbon’s ability to redeem Ordinary Shares and consummate an initial business combination if the amount of such redemptions would cause Ribbon to have less than $5,000,001 in net tangible assets. The NTA Proposal is conditioned upon the approval of the Required Proposals. Therefore, if the Required Proposals are not approved, then the NTA Proposal will have no effect, even if approved by Ribbon shareholders. The NTA Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal 1: The NTA Proposal.”

The Domestication Proposal — To consider and vote upon a proposal by special resolution to (a) change the domicile of Ribbon pursuant to a transfer by way of continuation of an exempted company out of the Cayman Islands and a domestication into the State of Delaware as a corporation; and (b) file a Certificate of Corporate Domestication with the Secretary of State of Delaware, under which Ribbon will be transferred by way of continuation out of the Cayman Islands and domesticated as a corporation in the State of Delaware. The Domestication Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal 2: The Domestication Proposal.”

The Business Combination Proposal — To consider and vote upon a proposal by ordinary resolution to approve the Business Combination Agreement, dated June 30, 2025 (the “Business Combination Agreement”) by and among (i) Ribbon, (ii) DRC Medicine Ltd., a Japanese corporation (Kabushiki Kaisha) (“DRC”), (iii) DRC Medicine Inc., a Delaware corporation (“Pubco”), and (iv) DRC Merger Inc., a Delaware corporation and wholly-owned subsidiary of Pubco (“Merger Sub”), as amended by the Joinder Agreement dated June 3, 2026, pursuant to which the following will occur: (1) the shareholders of Pubco and the shareholders of DRC will engage in a share exchange, whereby the shareholders of DRC (the “Company Shareholders”) will exchange their shares in the Company for the shares of Pubco held by the shareholders of Pubco (the “Share Exchange”); (2) the domestication of Ribbon as a Delaware corporation, in which Ribbon will de-register from the Register of Companies in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation in accordance with the Current Charter, Section 388 of the Delaware General Corporation Law (the “DGCL”) and Part XII of the Companies Act (As Revised) of the Cayman Islands (the “Cayman Companies Act”) (the “Domestication”); (3) the merger of Ribbon with and into and Merger Sub with Merger Sub surviving the merger as a wholly-owned subsidiary

x

of Pubco (the “Merger”), in accordance with the Business Combination Agreement and DGCL; and (4) the other transactions contemplated by the Business Combination Agreement and documents related thereto (such transactions, together with the Share Exchange, the Domestication and the Merger, the “Business Combination”). The Business Combination Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal 3: The Business Combination Proposal.” A copy of the Business Combination Agreement with the Joinder Agreement amendment is attached to the accompanying proxy statement/prospectus as Annex A.

The Organizational Documents Proposals — To consider and vote upon on a non-binding advisory basis, certain governance provisions in the Proposed Charter, and these proposals are being presented in accordance with the requirements of the SEC as five separate sub-proposals. The Organizational Documents Proposals are described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal 4: The Organizational Documents Proposals.”

The Nasdaq Proposal — To consider and vote upon a proposal by ordinary resolution for the purposes of complying with the applicable provisions of Nasdaq Rule 5635, the issuance of shares of common stock of Pubco (the “Pubco Common Stock”) in connection with the Business Combination and the additional shares of Pubco Common Stock that will, upon Closing, be reserved for issuance pursuant to the Incentive Plan (as defined below), to the extent such issuances would require stockholder approval under Nasdaq Rule 5635. The Nasdaq Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal 5: The Nasdaq Proposal.

The Incentive Plan Proposal — To consider and vote upon a proposal by ordinary resolution to approve the DRC Medicine Inc. 2026 Incentive Award Plan (the “Incentive Plan”). The form of the Incentive Plan to become effective upon consummation of the Business Combination is appended to the accompanying proxy statement/prospectus as Annex D. The board of directors of Pubco (the “Pubco Board”) intends to adopt the Incentive Plan, subject to approval from the shareholders of Ribbon, effective upon the Closing, to be used by Pubco on a going-forward basis from the Closing. The Incentive Plan Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal 6: The Incentive Plan Proposal.”

The Director Election Proposal — To consider and vote upon a proposal by ordinary resolution to elect seven (7) directors, effective upon the Closing, to serve on Pubco Board for the applicable term, under the Proposed Charter, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, or removal. The Director Election Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal 7: The Director Election Proposal.”

The Adjournment Proposal — To consider and vote upon a proposal by ordinary resolution to adjourn the EGM to a later date or dates, if necessary or desirable, at the determination of the Ribbon Board. This proposal is referred to as the “Adjournment Proposal.” The Adjournment Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal 8: The Adjournment Proposal.”

Q:     Why is Ribbon proposing the Business Combination?

A:     Ribbon was organized for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses or entities. We believe that the Business Combination will provide our shareholders with an opportunity to participate in the ownership of a company with significant growth potential. See the section titled “Proposal 3: The Business Combination Proposal — Ribbon Board’s Reasons for the Approval of the Business Combination.”

Q:     What will happen in the Business Combination?

A:     On the Closing Date, immediately following the consummation of the Domestication, Ribbon shall merge with and into the Merger Sub. As a result of the Merger, the separate existence of Ribbon shall cease, and the Merger Sub shall continue as the surviving company of the Merger. At the Closing, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a Certificate of Merger to be executed and filed in accordance with the relevant provisions of the DGCL. The Merger shall become effective on the date and time at which the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date or time as is agreed by the parties and specified in the Certificate of Merger.

Pursuant to the terms of the Business Combination Agreement, at the Effective Time, by virtue of the Merger, without any action on the part of any party or any other person:

•        Ribbon Shareholders shall be entitled to the consideration described in, and in accordance with the provisions of the Business Combination Agreement;

•        Every issued and outstanding Ribbon Unit shall be separated automatically into each’s individual components of one Ordinary Share and one Right to receive one-seventh (1/7th) of one Ordinary Share, and all Ribbon Units shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist;

•        Each Ribbon Class B Ordinary Shares that is issued and outstanding immediately prior to the Merger Effective Time shall be automatically converted into one (1) Ribbon Class A Ordinary Shares and each Ribbon Class B Ordinary Shares shall no longer be issued and outstanding and shall automatically be cancelled and cease to exist, and each holder of Ribbon Class B Ordinary Shares shall thereafter cease to have any rights with respect to such shares;

•        Each Ribbon Class A Ordinary Shares (A) issued in connection with the Class B Ordinary Shares Conversion and (B) held as a result of the unit separation that is issued and outstanding (other than the Dissenting Shares) shall be cancelled in exchange for the right to receive one (1) share of Pubco Common Stock. All shares of Ribbon Class A Ordinary Shares (other than the Dissenting Shares) shall no longer be issued and outstanding and shall be cancelled and cease to exist, and each holder of Ribbon Class A Ordinary Shares (other than the Dissenting Shares) shall thereafter cease to have any rights with respect thereto; and

•        Ribbon Dissenting Share issued and outstanding shall be cancelled and cease to exist and shall carry no right other than the right to receive the applicable payment.

Additionally, at the Effective Time, (i) all of the assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Company; (ii) the Governing Documents of Ribbon shall cease to have effect and shall be amended and restated in their entireties to be the Governing Documents of the Surviving Company; and (iii) the officers, and except as disclosed herein, the directors of the Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Company. Pursuant to the Business Combination Agreement, the consummation of the Business Combination is subject to customary closing conditions.

Q:     What was the purpose and impact of the share exchange involving DRC Medicine Holdings Ltd.?

A:     DRC Medicine Holdings Ltd. (the “Intermediate Holdco”) was formed as a wholly-owned subsidiary of Pubco solely for the purposes of effectuating the Share Exchange and implementing a holding company restructuring. On March 1, 2026, the Intermediate Holdco conducted the Share Exchange with DRC. Pursuant to the Share Exchange, the shareholders of DRC transferred all of their shares of DRC to the Intermediate Holdco in exchange for shares of Pubco stock. Following completion of the Share Exchange, the former shareholders of DRC became direct shareholders of Pubco, the Intermediate Holdco became sole shareholder of DRC, and Pubco continued to hold 100% of the Intermediate Holdco. As a result of the restructuring, Pubco became the ultimate holding company of DRC, with the operating business held through the Intermediate Holdco.

Q:     What happened at the January 9, 2026 extraordinary general meeting, and how did it affect the Trust Account and remaining shares?

A:     At the extraordinary general meeting held on January 9, 2026, Ribbon’s shareholders approved the extension proposal, which allows Ribbon to extend the deadline to consummate an initial business combination in one-month increments by depositing $125,000 into the trust account for each extension, thereby permitting the deadline to be extended through January 16, 2027. In connection with the meeting, holders of 436,867 Class A ordinary shares exercised their redemption rights for a pro rata portion of the funds held in the Ribbon’s trust account, resulting in an aggregate redemption amount of $14,937,325.92, or approximately $10.39 per share.

Q:     Why is Ribbon proposing the Domestication?

A:     Ribbon Board believes Delaware provides a recognized body of corporate law that will facilitate corporate governance by the Pubco’s officers and directors. Delaware maintains a favorable legal and regulatory environment in which to operate. For many years, Delaware has followed a policy of encouraging companies to incorporate there and, in furtherance of that policy, has adopted comprehensive, modern and flexible corporate laws that are regularly updated and revised to meet changing business needs. As a result, many major corporations have initially chosen Delaware as their domicile or have subsequently reincorporated in Delaware in a manner similar to the procedures Ribbon is proposing. Due to Delaware’s longstanding policy of encouraging incorporation in that state and consequently its prevalence as the state of incorporation, the Delaware courts have developed considerable expertise in dealing with corporate issues and a substantial body of case law has developed construing the DGCL and establishing public policies with respect to Delaware corporations. It is anticipated that the DGCL will continue to be interpreted and explained in a number of significant court decisions that may provide greater predictability with respect to Pubco’s corporate legal affairs.

Domestication will not occur unless Ribbon Shareholders have approved the Domestication Proposal, the Business Combination Proposal, the Nasdaq Proposal, the Organizational Documents Proposal and the Equity Incentive Plan Proposal and upon the Business Combination Agreement being in full force and effect prior to the Domestication. The Domestication will only occur immediately prior to, and on the same date as, the completion of the Business Combination.

Q:     What is involved with the Domestication?

A:     The Domestication will require Ribbon to file certain documents in both the Cayman Islands and the State of Delaware. At the effective time of the Domestication, which will be the Closing Date, Ribbon will cease to be an exempted company incorporated under the laws of the Cayman Islands and in connection with the Business Combination, Ribbon will continue as a Delaware corporation. The Current Charter will be replaced by the Pubco Certificate of Incorporation and Pubco Bylaws and your rights as a shareholder will cease to be governed by the laws of the Cayman Islands and will be governed by Delaware law.

Q:     How will the Domestication affect my Ribbon securities?

A:     Pursuant to the Domestication and the Business Combination and without further action on the part of Ribbon shareholders, Each Ribbon Unit that is issued and outstanding immediately prior to the Domestication to be separated into one share of Pubco’s Common Stock and one-seventh (1/7) of one share of Class A Common Stock.

Q:     What changes are being made to Ribbon’s current charter in connection with the Domestication?

A:     Concurrently with the Domestication, Ribbon shall file a certificate of incorporation with the Secretary of State of the State of Delaware and adopt bylaws, in each case substantially in the form agreed upon by Ribbon and DRC, with such changes as may be agreed to in writing by both parties.

Q:     What are the material U.S. federal income tax consequences of the Domestication to U.S. Holders of Ordinary Shares and Rights?

A:     As discussed more fully under “Material U.S. Federal Income Tax Consequences,” Ribbon intends to report the Domestication as a reorganization within the meaning of Section 368(a)(1)(F) of the Code for U.S. federal income tax purposes. Assuming that the Domestication qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code for U.S. federal income tax purposes, and subject to the PFIC rules discussed below and under “Material U.S. Federal Income Tax Consequences,” U.S. Holders (as defined therein) will be subject to Section 367(b) of the Code and, as a result:

•        A U.S. Holder whose Ribbon Ordinary Shares and Ribbon Rights have a fair market value of less than $50,000 on the date of the Domestication and who, on the date of the Domestication, owns (actually or constructively) less than 10% of the total combined voting power of all classes of shares of Ribbon entitled to vote and less than 10% of the total value of all classes of shares of Ribbon is not expected to recognize any gain or loss and is not expected to be required to include any part of Ribbon’s earnings in income pursuant to the Domestication;

•        A U.S. Holder whose Ribbon Ordinary Shares and Ribbon Rights have a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually or constructively) less than 10% of the total combined voting power of all classes of Ribbon shares entitled to vote and less than 10% of the total value of all classes of Ribbon shares generally is expected to recognize gain (but not loss) on the exchange of Ribbon Ordinary Shares and Ribbon Rights for Surviving Pubco Common Stock pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holder may file an election to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367(b) of the Code) attributable to its Ribbon Ordinary Shares, provided certain other requirements are satisfied; and

•        A U.S. Holder who owns (actually or constructively) 10% or more of the total combined voting power of all classes of Ribbon shares entitled to vote or 10% or more of the total value of all classes of Ribbon shares generally is expected to be required to include in income as a deemed dividend the “all earnings and profits amount” attributable to its Ribbon Ordinary Shares and Ribbon Rights.

As discussed more fully under “Material U.S. Federal Income Tax Consequences,” Ribbon believes that it is likely classified as a PFIC for U.S. federal income tax purposes. In such case, notwithstanding the U.S. federal income tax consequences of the Domestication discussed above, a U.S. Holder is expected to recognize gain (but not loss) on the exchange of Ribbon Ordinary Shares and Ribbon Rights for Surviving Pubco Common Stock pursuant to the Domestication. Any such gain would be taxable income with no corresponding receipt of cash in the Domestication. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of rules. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the section entitled “Material U.S. Federal Income Tax Consequences.”

If the Domestication does not qualify as a reorganization for U.S. federal income tax purposes, a U.S. Holder that exchanges its Ribbon Ordinary Shares and Ribbon Rights for Surviving Pubco Common Stock generally is expected to recognize gain or loss equal to the difference between (i) the sum of the fair market value of the Surviving Pubco Common Stock received and (ii) the U.S. Holder’s adjusted tax basis in the Ribbon Ordinary Shares and Ribbon Rights exchanged.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisors regarding the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see the section entitled “Material U.S. Federal Income Tax Consequences.”

Q:     What interests do Ribbon’s Sponsor, current officers and directors and advisors have in the Business Combination?

A:     When considering the recommendation of the Ribbon Board to vote in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor and Ribbon’s directors and executive officers, have interests in such Proposal that are different from, or in addition to, those of Ribbon Shareholders generally. These interests include, among other things, the interests listed below:

•        The Ribbon’s Second Amended and Restated Memorandum and Articles of Association provides that the directors and officers of Ribbon shall have no duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as Ribbon. To the fullest extent permitted by applicable Law, and subject to his or her fiduciary duties under applicable Law, Ribbon renounces any interest or expectancy of Ribbon in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity offered to any director and officer of Ribbon, on the one hand, and Ribbon, on the other, unless such opportunity is expressly offered to such director or officer of Ribbon solely in their capacity as an officer or director of Ribbon and the opportunity is one Ribbon is permitted to complete on a reasonable basis.

•        The Sponsor, Ribbon’s officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Ribbon’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on Ribbon’s behalf. These expenses will likely not be reimbursed if Ribbon does not consummate a business combination. There are no out-of-pocket expenses due to be reimbursed as of July 17, 2026.

•        The aggregate dollar amount of non-reimbursable funds the Sponsor and its affiliates have at risk that depends on the completion of a business combination is $2,600,000 comprised of (a) $25,000 representing the aggregate purchase price paid for the Ribbon Founder Shares, (b) $2,200,000 representing the aggregate purchase price paid for the private placement units, and (c) $375,000 representing the aggregate amount outstanding as of March 31, 2026 under the Promissory Notes.

•        If Ribbon does not complete an initial business combination by January 16, 2026 (or a later date approved by Ribbon Shareholders pursuant to the Amended and Restated Memorandum and Articles of Association), the proceeds from the sale of the private placement units of $2,200,000, will be included in the liquidating distribution to Ribbon Public Shareholders and the private placement units will expire worthless.

•        The Sponsor has agreed that the Founder Shares and private placement units, including all of their underlying securities, will not be sold or transferred by them (except to permitted transferees, as applicable) until the Business Combination has been consummated.

•        The fact that the Sponsor’s Related Parties and Ribbon’s directors and officers and their affiliates own an aggregate of 1,470,000 Ribbon Ordinary Shares as of the date hereof, representing 22.72% of the voting power of the Ribbon Ordinary Shares, and such holders are required by the Letter Agreement to vote those shares in favor of the Business Combination.

•        The 1,250,000 shares of Surviving Pubco Common Stock into which the 1,250,000 Ribbon Ordinary Shares held by the Sponsor, Ribbon Investment Company Ltd (an affiliate of Angshuman (Bubai) Ghosh) and their respective affiliates will automatically convert in connection with the Business Combination, if unrestricted and freely tradeable, would have had an aggregate market value of $13,550,000, based upon the closing price of $10.84 per public share on the Nasdaq on July 2, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. The 220,000 shares of Surviving Pubco Common Stock into which the 220,000 Ribbon Private Shares underlying the private placement units held by the Sponsor and its affiliates will automatically convert in connection with the Business Combination, if unrestricted and freely tradeable, would have had an aggregate market value of $2,384,800, based upon the closing price of $10.84 per public share on the Nasdaq on July 2, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. The 31,428 shares of Surviving Pubco Common Stock into which the 220,000 Ribbon Private Rights underlying the private placement units held by the Sponsor and its affiliates will automatically convert in connection with the Business Combination, if unrestricted and freely tradeable, would have had an aggregate market value of $340,680, based upon the closing price of $10.84 per public share on the Nasdaq on July 2, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus.

•        As a result of the low initial purchase price (consisting of $25,000 for the 1,250,000 Founder Shares, or approximately $0.02 per share, and $2,200,000 for the private placement units), the Sponsor, its affiliates and Ribbon’s management team and advisors and affiliates stand to earn a positive rate of return or profit on their investment, even if other shareholders, such as the Ribbon Public Shareholders, experience a negative rate of return because the post-business combination company subsequently declines in value. Thus the Sponsor, the Ribbon officers and directors, and their respective affiliates may have more of an economic incentive for Ribbon to, rather than liquidate if Ribbon fails to complete the initial Business Combination by January 16, 2026 (or a later date approved by Ribbon Shareholders pursuant to the Ribbon Second Memorandum and Articles of Association), enter into an initial business combination on potentially less favorable terms with a potentially less favorable, more risky, weaker-performing or financially unstable business, or an entity lacking an established record of revenues or earnings, than would be the case if such parties had paid the full offering price for their Ribbon Ordinary Shares.

•        The fact that the Sponsor has agreed not to redeem any of the Founder Shares in connection with a shareholder vote to approve the proposed Business Combination.

•        The Sponsor has agreed that it will be liable to Ribbon if and to the extent any claims by a third party for services rendered or products sold to Ribbon, or by a prospective target business with which Ribbon has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets.

•        The fact that Ribbon’s existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the Business Combination and pursuant to the Business Combination Agreement.

•        The exercise of Ribbon’s officers and directors’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate.

•        Ribbon’s officers, advisors, and directors are not required to, and will not, commit their full time to Ribbon’s affairs. The Ribbon’s Second Amended and Restated Memorandum and Articles of Association provides that the directors and officers of Ribbon shall have no duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as Ribbon. To the fullest extent permitted by applicable Law, and subject to his or her fiduciary duties under applicable Law, Ribbon renounces any interest or expectancy of Ribbon in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity offered to any director and officer of Ribbon, on the one hand, and Ribbon, on the other, unless such opportunity is expressly offered to such director or officer of Ribbon solely in their capacity as an officer or director of Ribbon and the opportunity is one Ribbon is permitted to complete on a reasonable basis.

•        At the option of the Sponsor, the $375,000 principal balances under the Promissory Notes may be converted into Ribbon Ordinary Shares, at a price of $10.00 per Ribbon Ordinary Share, in connection with the consummation of the Business Combination.

Q:     Did the Ribbon Board obtain a fairness opinion (or any similar report or appraisal) in determining whether or not to proceed with the Business Combination?

A:     Yes, the Ribbon Board obtained a fairness opinion in connection with its determination as whether to proceed with the business combination. For a description of the opinion issued by King Kee Appraisal and Advisory Limited. to the Ribbon Board, please see “Proposal 3: The Business Combination Proposal — Engagement of Financial Advisor to Ribbon.”

Q:     What determination was made by the Ribbon Board regarding the fairness and advisability of the transactions?

A:     Prior to entering into the Merger Agreement, the Ribbon Board convened a meeting to complete its evaluation of the proposed Business Combination and the transactions. In such evaluation, the Ribbon Board considered the matters necessary or appropriate to reach an informed conclusion as to the fairness, advisability and reasonableness of the transactions, including, without limitation, whether the proposed Business Combination is in the best interests of Ribbon shareholders. Having affirmed the foregoing, the Ribbon Board proceeded to approve the Business Combination. As Ribbon is an exempted company under the laws of the Cayman Islands, the Ribbon Board’s review of the transactions was conducted in accordance with Cayman Islands law, based on advice from Cayman legal counsel that directors of a Cayman company have a duty to act in good faith and in the best interests of the company (generally considered to include the interests of the company’s shareholders, as a whole). Accordingly, taking into account the Ribbon Board’s view that the proposed transactions are in the best interests of the Ribbon shareholders, the Ribbon Board approved the transactions as being fair, advisable and in the best interests of Ribbon.

Q:     Are any of the proposals conditioned on one another?

A:     Yes. Each of the Business Combination Proposal, the Incentive Plan Proposal, the Nasdaq Proposal and the Director Election Proposal is conditioned on one another, and are referred to collectively herein as the “Required Proposals.” The remaining Proposals, consisting of the NTA Proposal, the Organizational Documents Proposal and the Adjournment Proposal are not Required Proposals. Unless the Business

Combination Proposal is approved, the other Required Proposals will not be presented to the Ribbon shareholders at the EGM, because they are conditioned on the approval of the Business Combination Proposal. The Business Combination Proposal and Organizational Documents Proposal are likewise conditioned on the approval of these Required Proposals. The NTA Proposal is conditioned upon the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the NTA Proposal will have no effect, even if approved by the Ribbon shareholders. In addition, unless the NTA Proposal is approved, the consummation of the Business Combination is conditioned upon, among other things, the net tangible assets condition required in the Current Charter of having $5,000,001 immediately prior to or upon consummation of the Business Combination. The approval of the Business Combination Proposal and the other Required Proposals are preconditions to the consummation of the Business Combination. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

It is important for you to note that if the Required Proposals (consisting of the Business Combination Proposal, the Incentive Plan Proposal, the Nasdaq Proposal and the Director Election Proposal) do not receive the requisite vote for approval, Ribbon will not consummate the Business Combination. If Ribbon does not consummate the Business Combination and fails to complete an initial business combination by January 16, 2026 (or such other date as approved by the Ribbon shareholders), Ribbon will be required, in accordance with the Current Charter, to dissolve and liquidate its Trust Account by returning the then-remaining funds in such account (less Permitted Withdrawals) to its public shareholders. If Ribbon’s initial business combination is not consummated by January 16, 2026 (or such other date as approved by the Ribbon shareholders), then Ribbon’s existence will terminate, and Ribbon will distribute amounts in the Trust Account as provided in Ribbon’s Current Charter.

Q:     When and where will the EGM take place?

A:     The EGM will be held at 10:00 a.m., Eastern Time, on September 10, 2026 in a virtual meeting format at www.proxydocs.com/RIBB or at such other time, on such other date and at such other place to which the meeting may be adjourned. This proxy statement/prospectus includes instructions on how to access the virtual meeting and how to listen, vote, and submit questions from home or any remote location with Internet connectivity.

Q:     What equity stake will current Public Shareholders, the Sponsor, DRC Securityholders, the DRC Consultant, and the SPAC Financial Advisor hold in Pubco immediately after the Closing?

A:     In connection with the Business Combination, Ribbon and DRC agreed on a fixed pre-money equity value of U.S.$350 million for the Post-Closing Company. At the consummation of the Share Exchange, Pubco will issue and allot to each Company Shareholder who participates in the Share Exchange in respect of each Company Share owned by such person, a number of Pubco Common Shares that is equal to the number resulting from multiplying (x) the number of Company Shares held by such person immediately prior to said exchange by (y) the Consideration Ratio (the quotient of U.S.$350 million divided by U.S.$10.00 and the aggregate fully diluted Company Shares), and the aggregate number of such Pubco Common Shares issued and allotted to each Company Shareholder will be equal to the product of (x) total number of Company Shares owned by the Company Shareholders who participate in the Share Exchange and (y) the Consideration Ratio. Any increase in the number of Company Shareholders who participate in the Share Exchange will increase in the number of Pubco Common Shares issued in connection with the Share Exchange and at the consummation of the Business Combination. In addition, Pubco will issue and allot to the DRC Consultant 1,750,000 Pubco Common Shares simultaneously with the Share Exchange, and the SPAC Financial Advisor will be issued and allotted 25,000 Pubco Common Shares at the Closing. As of the date of this Registration Statement/Proxy Statement, none of Pubco, the Company, and Ribbon has entered into any agreement with any investor in relation to the PIPE Investment.

Assuming none of the Ribbon Public Shareholders demand redemption, it is anticipated that (i) the existing Company Shareholders will retain an ownership interest of approximately 81.49% of the Post-Closing Company’s total issued and outstanding share capital; (ii) DRC Consultant will hold approximately 4.29% of the Post-Closing Company’s total issued and outstanding share capital; (iii) SPAC Financial Advisor will hold approximately 0.06% of the Post-Closing Company’s total issued and outstanding share capital; (iv) the Sponsor and holders of SPAC Founder Shares and Private Rights will hold approximately 3.68% of the Post-Closing Company’s total issued and outstanding share capital; and (v) the SPAC Public Shareholders will hold approximately 10.48% of the Post-Closing Company’s total issued and outstanding share capital.

Assuming intermediate redemptions of 50% by Public Shareholders, it is anticipated that (i) the existing Company Shareholders will retain an ownership interest of approximately 85.21% of the Post-Closing Company’s total issued and outstanding share capital; (ii) DRC Consultant will hold approximately 4.48% of the Post-Closing Company’s total issued and outstanding share capital; (iii) SPAC Financial Advisor will hold approximately 0.06% of the Post-Closing Company’s total issued and outstanding share capital; (iv) the Sponsor and holders of SPAC Founder Shares and Private Rights will hold approximately 3.85% of the Post-Closing Company’s total issued and outstanding share capital; and (v) the SPAC Public Shareholders will hold approximately 6.40% of the Post-Closing Company’s total issued and outstanding share capital.

Assuming maximum redemptions of 100% by Public Shareholders, it is anticipated that (i) the existing Company Shareholders will retain an ownership interest of approximately 89.28% of the Post-Closing Company’s total issued and outstanding share capital; (ii) DRC Consultant will hold approximately 4.70% of the Post-Closing Company’s total issued and outstanding share capital; (iii) SPAC Financial Advisor will hold approximately 0.07% of the Post-Closing Company’s total issued and outstanding share capital; (iv) the Sponsor and holders of SPAC Founder Shares and Private Rights will hold approximately 4.03% of the Post-Closing Company’s total issued and outstanding share capital; and (v) the SPAC Public Shareholders will hold approximately 1.92% of the Post-Closing Company’s total issued and outstanding share capital.

The following table illustrates the ownership levels in the Post-Closing Company, assuming consummation of the Business Combination and no redemptions by Public Shareholders, 50% redemptions by Public Shareholders (the “Intermediate Redemption”), and 100% redemptions by Public Shareholders (the “Maximum Redemption”). The amounts of percentage ownership and voting power will change if the actual facts differ from the assumptions.

	Assuming No Redemptions		Assuming Intermediate (50%) Redemptions(1)		Assuming Maximum (100%) Redemptions(2)
	Number of Shares	Share Ownership %	Number of Shares	Share Ownership %	Number of Shares	Share Ownership %
DRC Shareholders	33,250,000	81.49%	33,250,000	85.21%	33,250,000	89.28%
DRC Consultant(3)	1,750,000	4.29%	1,750,000	4.48%	1,750,000	4.70%
SPAC Public Shareholders	3,563,133	8.73%	1,781,566	4.57%	—	0%
Holders of SPAC Founder Shares	1,470,000	3.60%	1,470,000	3.77%	1,470,000	3.95%
Financial advisory(4)	25,000	0.06%	25,000	0.06%	25,000	0.07%
Holders of SPAC Public Rights(5)	714,285	1.75%	714,285	1.83%	714,285	1.92%
Holders of SPAC Private Rights(5)	31,428	0.08%	31,428	0.08%	31,428	0.08%
Pro forma ordinary shares of the Post-Closing Company	40,803,846	100%	39,022,279	100%	37,240,713	100%

____________

(1)      Assumes that 1,781,566 Public Shares are redeemed for aggregate redemption payments of approximately $18.86 million, assuming a $10.59 per share redemption price and based on funds in the Trust Account as of March 31, 2026.

(2)      Assumes that 3,563,133 Public Shares are redeemed for aggregate redemption payments of approximately $37.72 million, assuming a $10.59 per share redemption price and based on funds in the Trust Account as of March 31, 2026.

(3)      At the Closing, 1,750,000 shares of Pubco Common Stock will be issued to the DRC Consultant in accordance with the terms of the Consulting Agreement.

(4)      A.G.P. will serve as the financial advisor to the Company with respect to the potential acquisition of a target company. As total compensation for the services, the Company shall pay to A.G.P. The Company shall pay A.G.P. a total transaction fee equal to $500,000. The Transaction Fee shall be payable to A.G.P. upon the closing of the Transaction, of which no less than 50% of the Transaction Fee shall be paid in the form cash; and the remaining balance of the Transaction Fee payable in the form of shares of the combined entity at a price per share equal to the price per share of the combined entity at the time immediately preceding the respective registration statement date of effectiveness. It is assumed that the amount of $250,000 would be paid in the form of shares at a price of $10 per share. This corresponds to a total of 25,000 shares.

(5)      Assumes the exercise of all issued and outstanding SPAC Public Rights and Private Rights, each 7 for 1 share of Pubco Common Stock, at the closing of the Business Combination.

Dilution

Dilution per share to the original investors in SPAC is determined by its net tangible book value per share, as adjusted, while excluding the Business Combination, while giving effect to material probable or consummated transactions and other material effects on SPAC’s net tangible book value per share, from the initial public offering price per share paid by original investors in SPAC as set forth as follows under the three redemption scenarios:

	Assuming No Redemption	Assuming Intermediate (50%) Redemption	Assuming Maximum (100%) Redemption
Number of shares
SPAC Public Shares held by Unaffiliated Public Shareholders(1)	3,563,133	1,781,567	—
SPAC Founder Shares	1,470,000	1,470,000	1,470,000
Total outstanding SPAC Shares as of March 31, 2026(1)	5,033,133	3,251,566	1,470,000

Potential source of dilution:
Shares held by Financial Advisor(2)	25,000	25,000	25,000
Shares converted by public rights (1/7)	714,285	714,285	714,285
Shares converted by private rights (1/7)	31,428	31,428	31,428
Fully diluted shares outstanding as of March 31, 2026	5,803,846	4,022,279	2,240,713

SPAC’s net tangible book value as of March 31, 2026(3)	(355,120)	(355,120)	(355,120)
Adjusted for(4): Trust account balance as of March 31, 2026	37,716,530	18,858,260	—
SPAC’s net tangible book value as of March 31, 2026, as adjusted	37,361,410	18,503,140	(355,120)

Net tangible book value per share as of March 31, 2026	(0.07)	(0.11)	(0.24)
Net tangible book value per share as of March 31, 2026, as adjusted	6.44	4.60	(0.16)
Difference Between Offering Price and Adjusted Net Tangible Book Value per Share	3.56	5.40	10.16

____________

(1)      Reflects the 3,563,133 SPAC Public Shares as at March 31, 2026 after the holders of 1,436,867 Class A ordinary shares elected to redeem their shares for cash at a redemption price of approximately $10.40 per share, for an aggregate redemption amount of approximately $14.94 million in connection with the Special Meeting.

(2)      Reflects the 25,000 Shares payable to the SPAC Financial Advisor.

(3)      SPAC’s net tangible book value was calculated by total assets minus total liabilities minus ordinary shares subject to redemption.

(4)      SPAC’s net tangible book value was adjusted for trust account balance as a result of different level of redemption.

For each of the three redemption scenarios, potential dilution results in the amount of non-redeeming shareholders’ interest per share being at least the SPAC IPO price per share of ordinary share:

	Assuming No redemption	Assuming Intermediate (50%) Redemption	Assuming Maximum (100%) Redemption
Total Outstanding SPAC Shares as of March 31, 2026, as adjusted	5,803,846	4,022,279	2,240,713
Shares issued to DRC Shareholders, DRC employees and DRC Consultant in Business Combination	35,000,000	35,000,000	35,000,000
Number of shares after giving effect to the Business Combination and related financing	40,803,846	39,022,279	37,240,713
The company valuation at or above which the non-redeeming shareholders’ interest per share being at least the SPAC IPO price per share	$408,038,460	$390,222,790	$372,407,130

____________

*        This table does not include potential sources of dilution that are not probable or not automatically convertible upon the consummation of the Business Combination.

The above discussion and table are based on 5,000,000 SPAC Public Shares outstanding on March 31, 2026.

Q:     How many votes per share is each share of Pubco Common Stock entitled to pursuant to the Proposed Charter?

A:     Upon the Closing, each holder of record of Common Stock will be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which shareholders are generally entitled to vote.

Q:     What conditions must be satisfied to complete the Business Combination?

A:     The consummation of the Business Combination Agreement is conditioned upon the satisfaction or written waiver (where permissible) by the parties to the Business Combination Agreement of certain customary closing conditions. These conditions include: (i) the absence of specified adverse laws, rules, regulations, judgments, decrees, executive orders or awards making the Business Combination illegal or otherwise prohibiting its consummation; (ii) the Registration Statement having been declared effective by the SEC under the Securities Act of 1933, as amended, no stop order suspending the effectiveness of the Registration Statement being in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement having been initiated or threatened in writing by the SEC; (iii) the approval and adoption of the Business Combination Agreement and transactions contemplated thereby by requisite vote of Ribbon shareholders and Pubco’s stockholders; (iv) the size and composition of Pubco’s board of directors being as set forth in the Business Combination Agreement; (v) the Pubco Common Stock having been approved for listing on the Nasdaq Stock Market LLC as set forth in the Business Combination Agreement; (vi) the size and composition of Pubco’s board of directors will be as set forth in the Business Combination Agreement; and (vii) the receipt by the parties of a fairness opinion for the Business Combination from an investment bank approved by Ribbon For more information, see “The Business Combination Proposal — Business Combination Agreement — Closing Conditions.”

Q:     Why is Ribbon providing shareholders with the opportunity to vote on the Business Combination?

A:     Pursuant to the Current Charter, we are required to provide Public Shareholders with an opportunity to have their shares redeemed for cash upon the consummation of our initial business combination, either in conjunction with a shareholder vote or tender offer. Due to the structure of the Business Combination, we are providing this opportunity in conjunction with a shareholder vote

Q:     How many votes do I have at the EGM?

A:     Ribbon shareholders are entitled to one vote at the EGM for each Ribbon Ordinary Share held of record as of the Record Date. As of the close of business on the Record Date for the EGM, there were 4,793,446 Ribbon Ordinary Shares issued and outstanding, of which 3,543,446 were issued and outstanding Public Shares.

Q:     What vote is required to approve the Proposals to be presented at the EGM?

A:     The NTA Proposal — The approval of the NTA Proposal requires a special resolution under the Companies Act and the Current Charter, being the affirmative vote of the holders of at least two-thirds of the Ribbon Ordinary Shares who, being present in person, virtually or by proxy and entitled to vote at the EGM, vote in favor of the NTA Proposal.

The Domestication Proposal — The approval of the Domestication Proposal requires a special resolution under the Companies Act and the Current Charter, being the affirmative vote of the holders of at least two-thirds of the Ribbon Ordinary Shares who, being present in person, virtually or by proxy and entitled to vote at the EGM, vote in favor of the Domestication Proposal at the EGM.

The Business Combination Proposal — The approval of the Business Combination Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the Ribbon Ordinary Shares who, being present in person, virtually or by proxy and entitled to vote at the EGM, vote in favor of the Business Combination Proposal at the EGM.

The Organizational Documents Proposal — The approval of the Organizational Documents Proposal requires a special resolution under the Companies Act and the Memorandum and Articles of Association, being the affirmative vote of the holders of at least two-thirds of the Ribbon Ordinary Shares who, being present in person, virtually or by proxy and entitled to vote at the EGM, vote in favor of the Organizational Documents Proposal at the EGM.

The Nasdaq Proposal — The approval of the Nasdaq Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the Ribbon Ordinary Shares who, being present in person, virtually or by proxy and entitled to vote at the EGM, vote in favor of the Nasdaq Proposal at the EGM.

The Incentive Plan Proposal — The approval of the Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the Ribbon Ordinary Shares who, being present in person, virtually or by proxy and entitled to vote at the EGM, vote in favor of the Incentive Plan Proposal at the EGM.

The Director Election Proposal — The approval of the Director Election Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the Ribbon Ordinary Shares who, being present in person, virtually or by proxy and entitled to vote at the EGM, vote in favor of the Director Election Proposal at the EGM.

Adjournment Proposal — The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the Ribbon Ordinary Shares who, being present in person, virtually or by proxy and entitled to vote at the EGM, vote in favor of the Adjournment Proposal at the EGM.

Q:     What constitutes a quorum at the EGM?

A:     A quorum is the minimum number of our ordinary shares that must be present to hold a valid meeting. The holders of majority of the Ribbon Ordinary Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy shall be a quorum. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not count as present for the purposes of establishing a quorum. Ribbon Class A Ordinary Shares and Ribbon Class B Ordinary Shares are entitled to vote together as a single class on all matters to be considered at the EGM. Voting on all resolutions at the EGM will be conducted by way of a poll vote. Shareholders will have one vote for each ordinary share owned at the close of business on the Record Date.

Q:     May the Sponsor or Ribbon’s directors, officers, advisors or their affiliates purchase shares in connection with the Business Combination?

A:     The Sponsor and Ribbon’s directors, officers, advisors or their affiliates may purchase Ribbon Ordinary Shares in privately negotiated transactions or in the open market either prior to or after the Closing, including from Ribbon Public Shareholders who would have otherwise exercised their Redemption Rights. However, the Sponsor, directors, officers and their affiliates have no current commitments or plans to engage in such transactions and have not formulated any terms or conditions for any such transactions at the date of this proxy statement/prospectus. If the Sponsor or the Ribbon’s directors, officers, advisors or affiliates engage in such transactions, any such purchases will be subject to limitations regarding possession of any material nonpublic information not disclosed to the seller of such shares and they will not make any such purchases if such purchases are prohibited by Regulation M under the Exchange Act. They will also not vote any shares purchased in connection with the Business Combination. Any such purchase after the Record Date would include a contractual acknowledgement that the selling shareholder, although still the record holder of Ribbon Ordinary Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights. In the event the Sponsor or Ribbon’s directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from Ribbon Public Shareholders who have already elected to exercise their Redemption Rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. None of the funds in the Trust Account will be used to purchase Public Shares in such transactions.

Q:     How will the Sponsor vote?

A:     As of the date of this proxy statement/prospectus, the Sponsor, Ribbon Investment Company Ltd and the Ribbon’s officers and directors own an aggregate of 1,470,000 Ribbon Ordinary Shares, representing approximately 22.72% of the issued and outstanding Ribbon Ordinary Shares. Pursuant to the Letter Agreement, the Sponsor has agreed to vote the Ribbon Ordinary Shares owned by it in favor of the Proposals and the other holders of the Ribbon Founder Shares have agreed to vote the Ribbon Ordinary Shares owned by them in favor of the Business Combination Proposal.

The Ribbon Board believe that the Business Combination Proposal and the other proposals to be presented at the EGM are in the best interest of Ribbon. Accordingly, the Ribbon Board unanimously recommend that Ribbon’s shareholders vote “FOR” the approval of the NTA Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Organizational Documents Proposal, “FOR” the approval of the Nasdaq Proposal, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the Director Election Proposal and “FOR” the approval of the Adjournment Proposal, in each case, if presented to the EGM.

Q:     What are the recommendations of the Board?

A:     Ribbon Board believe that the Business Combination Proposal and the other proposals to be presented at the EGM are in the best interest of Ribbon. Accordingly, the Ribbon Board unanimously recommend that Ribbon’s shareholders vote “FOR” the approval of the NTA Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Organizational Documents Proposal, “FOR” the approval of the Nasdaq Proposal, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the Director Election Proposal and “FOR” the approval of the Adjournment Proposal, in each case, if presented to the EGM.

The existence of financial and personal interests of one or more of Ribbon’s directors may result in a conflict of interest on the part of such director(s) between what such director may believe is in the best interests of Ribbon and its shareholders and what such director may believe is best for themselves in determining to recommend that shareholders vote for the proposals. Ribbon’s officers have interests in the Business Combination that may be different from, or in addition to, your interests as a shareholder. The Ribbon Board was aware of and considered these interests, among other matters, in approving the Business Combination and in determining to recommend to the Ribbon shareholders to vote in favor of the Shareholder Proposals. See the “The Business Combination Proposal — Certain Interests of Ribbon’s Directors and Officers and Others in the Business Combination.”

Q:     What happens if I sell my Ribbon Class A Ordinary Shares before the EGM?

A:     The Record Date for the EGM is earlier than the date of the EGM and earlier than the date that the Business Combination is expected to be completed. If you transfer your Public Shares after the applicable Record Date, but before the EGM, unless you grant a proxy to the transferee, you will retain your right to vote at the EGM but the transferee, and not you, will have the right to redeem such shares.

Q:     What happens if a substantial number of the public shareholders vote in favor of the Business Combination and exercise their redemption rights?

A:     Ribbon Public Shareholders are not required to vote “FOR”, “AGAINST” or not vote at all on the Business Combination in order to exercise their Redemption Rights, although redemption is only available if the Business Combination is consummated. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Ribbon Public Shareholders are reduced as a result of redemptions by Ribbon Public Shareholders.

The Business Combination Agreement provides that the obligations of the parties to consummate the Business Combination are conditioned on, among other things, the requisite approval of the parties’ respective equity holders. The Business Combination Agreement is also subject to the satisfaction or waiver of certain other closing conditions as described in this proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement.

Additionally, as a result of redemptions, the trading market for the Surviving Pubco Common Stock may be less liquid than the market for the Ribbon Public Shares was prior to consummation of the Business Combination and we may not be able to meet the listing standards for Nasdaq or another national securities exchange

Q:     Do I have redemption rights in connection with the Business Combination?

A:     If you are a holder of Public Shares, you have the right to request that we redeem all or a portion of your Public Shares for cash provided that you follow the procedures and deadlines described in the Amended and Restated Memorandum and Articles of Association and elsewhere in this proxy statement/prospectus. Public Shareholders may elect to redeem all or a portion of the Public Shares held by them regardless of if or how they vote in respect of the Business Combination Proposal and regardless of whether they hold Public Shares on the Record Date. If you wish to exercise your redemption rights, please see the answer to the question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares sold in our IPO. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares sold in our IPO, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsor has agreed to waive its redemption rights with respect to all of the Converted Ribbon Class A Ordinary Shares in connection with the Closing. The Converted Ribbon Class A Ordinary Shares will be excluded from the pro rata calculation used to determine the per-share Redemption Price.

Q:     Will my vote affect my ability to exercise redemption rights?

A:     No. You may exercise your redemption rights whether you vote your Public Shares for or against the Proposals or do not vote your shares. As a result, the Proposals can be approved by shareholders who will redeem their Public Shares and no longer remain shareholders, leaving shareholders who choose not to redeem their Public Shares holding shares in a company with a less liquid trading market, fewer stockholders, less cash, and the potential inability to meet the listing standards of Nasdaq.

Q:     How do I exercise my redemption rights?

A:     If you are a Ribbon Public Shareholder and you seek to have your shares redeemed, you must (i) demand, no later than 5:00 p.m., Eastern Time, on September 10, 2026 (two Business Days before the EGM), that Ribbon redeem your shares for cash, (ii) affirmatively certify in your request to the Transfer Agent for Redemption if you “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) and (iii) submit your request in writing to Ribbon’s Transfer Agent, at the address listed at the end of this section and deliver your share certificates (if any) and other redemption forms to the Transfer Agent physically or your shares electronically using The Depository Trust Company’s DWAC system at least two Business Days prior to the vote at the EGM.

If you deliver your share certificates (if any) and other redemption forms for the Redemption to the Transfer Agent and later decide prior to the EGM not to elect the Redemption, you may request that the Transfer Agent return the shares (physically or electronically). You may make such request by contacting the Transfer Agent at the phone number or address listed at the end of this section.

Any corrected or changed written demand of Redemption Rights must be received by Ribbon’s secretary two Business Days prior to the vote taken on the Business Combination Proposal at the EGM. No demand for the Redemption will be honored unless the holder’s share certificates (if any) and other redemption forms have been delivered (either physically or electronically) to the Transfer Agent at least two Business Days prior to the vote at the EGM.

Ribbon Public Shareholders seeking to exercise their Redemption Rights and opting to deliver share certificates (if any) and other redemption forms should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is Ribbon’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, Ribbon does not have any control over this process and it may take longer than two weeks. Shareholders who hold their shares in street name will have to coordinate with their banks, brokers or other nominees to have the shares certificated or delivered electronically. There is a cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a nominal fee to the tendering broker and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not completed, this may result in an additional cost to shareholders for the return of their shares.

If a Ribbon Public Shareholder properly demands the Redemption as described above, then, if the Business Combination is completed, Ribbon will redeem the shares subject to the Redemption for cash. Such amount will be paid promptly after completion of the Business Combination. If you exercise your Redemption Rights, then you will be exchanging your Ribbon Ordinary Shares for cash and will no longer own these shares following the Business Combination.

If you are a Ribbon Public Shareholder and you exercise your Redemption Rights, it will not result in either the exercise or loss of any Ribbon Rights that you may hold. Your Ribbon Rights will continue to be outstanding following exercise of the Redemption of your Ribbon Ordinary Shares and will be converted into shares of Surviving Pubco Common Stock in connection with the completion of the Business Combination, subject to the applicable requirements under the terms therein.

If you intend to seek to exercise Redemption Rights, you will need to deliver your share certificates (if any) and other redemption forms (either physically or electronically) to the Transfer Agent prior to the EGM, as described in this proxy statement/prospectus. If you have questions regarding the certification of your position or delivery of your share certificates (if any) and other redemption forms, please contact: imckay@continentalstock.com.

Q:     What are the U.S. federal income tax consequences of exercising my redemption rights?

A:     The U.S. federal income tax consequences of exercising your Redemption Rights depend on your particular facts and circumstances. See the section entitled “Material U.S. Federal Income Tax Consequences.” All holders of Ribbon Ordinary Shares and Ribbon Rights considering exercising their Redemption Rights are urged to consult their tax advisors on the tax consequences to them of an exercise of Redemption Rights, including the applicability and effect of U.S. federal, state and local non-U.S. income and other tax laws.

Q:     If I am a Unit holder, can I exercise redemption rights with respect to my Units?

A:     No. Holders of issued and outstanding Ribbon Units must elect to separate the Ribbon Units into the underlying Ribbon Public Shares and Ribbon Public Rights prior to exercising Redemption Rights with respect to the Ribbon Public Shares. If you hold your Ribbon Units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the Ribbon Units into the underlying Ribbon Ordinary Shares and Ribbon Rights, or if you hold Ribbon Units registered in your own name, you must contact the Transfer Agent directly and instruct them to do so. The Redemption Rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the Transfer Agent in order to validly redeem its shares. You are requested to cause your Ribbon Public Shares to be separated and delivered to the Transfer Agent by 5:00 p.m., Eastern Time, on September 8, 2026 (two Business Days before the EGM) in order to exercise your Redemption Rights with respect to your Ribbon Public Shares.

Q:     If I am a Rights holder, can I exercise redemption rights with respect to my Rights?

A:     No. The holders of Ribbon Rights have no redemption rights with respect to Ribbon Rights. Further, while the level of Redemptions will not directly change the value of the Ribbon Rights, as the Ribbon Rights will remain outstanding regardless of the level of redemptions, as redemptions of Ribbon Ordinary Shares increase, a holder of Ribbon Rights will ultimately own a greater interest in the Surviving Pubco because there would be fewer shares of Surviving Pubco Common Stock outstanding overall. For additional information see “— Ownership of Surviving Pubco After the Closing.”

Q:     Do I have appraisal rights in connection with the proposed Business Combination?

A:     Ribbon shareholders do not have appraisal or dissenters’ rights in connection with the Business Combination under the Companies Act.

Q:     What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A:     Following the closing of the IPO, $50.0 million of the net proceeds from the IPO and certain of the proceeds from the private placement were placed in the Trust Account. As of January 16, 2025, funds in the Trust Account totaled $50.0 million and were comprised entirely of U.S. government securities with maturities of 185 days or less or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of: (i) the completion of a business combination (including the Business Combination); (ii) the redemption of all of the Public Shares if Ribbon is unable to complete an initial business combination within the Combination Period; and (iii) the redemption of any Public Shares properly tendered in connection with certain shareholder votes (for example, to approve certain amendments to the Memorandum and Articles of Association), in each case subject to applicable law.

Upon the Closing, the funds deposited in the Trust Account will be released to pay holders of Public Shares who properly exercise their redemption rights; to pay transaction fees and expenses associated with the Business Combination; and for working capital and general corporate purposes of DRC following the Business Combination. See the section of this proxy statement/prospectus entitled “Summary of the Proxy Statement/Prospectus — Sources and Uses of Funds for the Business Combination.”

Q:     What happens if the Business Combination is not consummated?

A:     If we do not complete the Business Combination for whatever reason, we would search for another target business with which to complete a business combination. If we do not complete the Business Combination or another business combination by the Extended Deadline, we must redeem 100% of the issued and outstanding Public Shares, at a per-share price, payable in cash, equal to an amount then held in the Trust Account (less taxes payable) divided by the number of outstanding Public Shares and, following such redemption, we will liquidate and dissolve. Our holders of the Founder Shares waived their redemption rights with respect to ordinary shares owned by them in the event a business combination is not effected in the required time period.

Q:     What do I need to do now?

A:     You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a shareholder. You should then submit a proxy to vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, submit your voting instructions on the voting instruction form provided by the broker, bank or nominee.

Q:     How do I vote?

A:     If you are a shareholder of record of Ribbon as of August 14, 2026, the Record Date, you may submit your proxy before the EGM in any of the following ways, if available:

•        use the toll-free number shown on your proxy card;

•        visit the website shown on your proxy card to vote via the internet; or

•        complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

Shareholders who choose to participate in the EGM can vote their shares electronically during the meeting via live audio webcast by visiting www.proxydocs.com/RIBB. You will need the control number that is printed on your proxy card to enter the EGM. Ribbon recommends that you log in at least 15 minutes before the meeting to ensure you are logged in when the EGM starts.

If your shares are held in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. “Street name” shareholders who wish to vote at the EGM will need to obtain a proxy form from their broker, bank or other nominee.

Q:     What will happen if I abstain from voting or fail to vote at the EGM?

A:     Each of the Business Combination Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the Director Election Proposal and Adjournment Proposal will require an ordinary resolution, being the affirmative vote of the members representing at least a simple majority of the votes cast by holders of Ribbon Ordinary Shares present and voting in person or by proxy at the EGM. Each of the NTA Proposal, the Domestication Proposal and the Organizational Documents Proposal will require a special resolution as a matter of Cayman Islands law, being the affirmative vote of the members representing at least two-thirds of the votes cast by holders of Ribbon Ordinary Shares entitled to vote and present and voting in person or by proxy at the EGM. If any of the Required Proposals fail to receive the required approval by the shareholders of Ribbon at the EGM, the Business Combination will not be completed. Abstentions will be considered present for the purposes of establishing a quorum. Abstentions will not count as votes cast at the EGM. Accordingly, if you do not vote or if you abstain from voting, it will have no effect on the outcome for any of the proposals. However, if you do not vote by proxy and do not attend the meeting virtually or in person, you shares will not count towards the establishment of a quorum. All proposals presented at the EGM are “non-routine” matters and, therefore, there will be no “broker non-votes.

Q:     What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:     If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted “FOR” all of the proposals in accordance with the recommendation of Ribbon Board. Proxy cards received after the time specified above will not be counted.

Q:     If I am not going to attend the EGM virtually or in person, should I return my proxy card instead?

A:     Yes. Whether or not you plan to virtually attend the EGM, please read the proxy statement carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:     Your broker, bank or nominee can vote your shares without receiving your instructions on “routine” proposals only. Your broker, bank or nominee cannot vote your shares with respect to “non-routine” proposals, unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee.

The Business Combination Proposal, the Authorized Share Capital Amendment Proposal, the Articles Amendment Proposals and the Adjournment Proposal are non-routine proposals. Accordingly, your broker, bank or nominee may not vote your shares with respect to these proposals, unless you provide voting instructions.

Q:     May I change my vote after I have mailed my signed proxy card?

A:     Yes. Shareholders of record may send a later-dated, signed proxy card to our transfer agent at the address set forth below so that it is received no later than 48 hours before the time appointed for the holding of the EGM (or, in the case of an adjournment, no later than 48 hours before the time appointed for the holding of the adjourned meeting) or attend the EGM and vote in person, including virtually by submitting a ballot through the web portal during the EGM webcast. Shareholders of record also may revoke their proxy by sending a notice of revocation to our transfer agent, which must be received prior to the vote at the EGM. If you hold your shares in “street name,” you should contact your broker, bank or nominee to change your instructions on how to vote. If you hold your shares in “street name” and wish to virtually attend the EGM and vote through the web portal, you must obtain a legal proxy from your broker, bank or nominee.

Q:     What should I do if I receive more than one set of voting materials?

A:     Shareholders may receive more than one set of voting materials, including multiple copies of this Registration Statement/Proxy Statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares.

Q:     Who will solicit and pay the cost of soliciting proxies?

A:     We will pay the cost of soliciting proxies for the EGM. We have engaged Advantage Proxy, Inc. to assist in the solicitation of proxies for the EGM. We have agreed to pay Advantage Proxy, Inc. a fixed fee of $12,500, plus associated disbursements, to reimburse the firm for its reasonable and documented costs and expenses. We will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Public Shares for their expenses in forwarding soliciting materials to beneficial owners of Public Shares and in obtaining voting instructions from those owners. Our directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:     How do redemptions affect my Public Rights and the interests of non-redeeming shareholders?

A:     If you elect to redeem your Public Shares in connection with the Business Combination, you will still retain your Public Rights. These Rights will not be canceled or forfeited upon redemption and will automatically convert into shares of the post-combination company upon the closing of the Business Combination. As a result, redeeming shareholders may receive cash for their Public Shares and continue to benefit from the upside of the combined company, i.e., Pubco, through the shares issued upon conversion of their retained Public Rights.

This structure creates a potential divergence of interests between redeeming and non-redeeming shareholders. Redeeming shareholders reduce their risk exposure by exiting their equity position for cash, while still participating in the future equity upside through the conversion of their Public Rights. Non-redeeming shareholders, on the other hand, remain fully invested in the combined company, i.e., Pubco, and bear the associated risks of post-combination performance. However, they are also subject to dilution from the issuance of shares underlying all outstanding Public Rights — including those held by redeeming shareholders.

The dilutive impact on non-redeeming shareholders can be significant, particularly if a large number of shareholders choose to redeem their shares. While the number of outstanding common shares is reduced due to redemptions, the number of shares issued upon conversion of Public Rights remains fixed. This means that a higher redemption rate leads to a smaller base of non-redeeming shareholders over which the dilutive effect of Rights is spread, thereby increasing the relative dilution per remaining shareholder. In addition to reducing percentage ownership and voting power, high levels of redemptions may also decrease the amount of cash available to the post-combination company and could necessitate additional financing, which may be further dilutive.

This dynamic is typical in SPAC transactions where Public Rights (or similar instruments such as warrants) are designed to survive redemptions. However, it is important for investors to understand that by choosing not to redeem, they may experience disproportionate dilution relative to redeeming shareholders who retain their Rights and benefit from the issuance of post-closing shares without maintaining an equity stake at the time of Closing.

Q:     Who will serve as the directors and executive officers of Pubco following the Business Combination?

A:     The Pubco Board will consist of seven (7) directors following the completion of the Business Combination.Six (6) directors designated by DRC and one (1) director designated by Ribbon.

Name	Age	Position(s)
Executive Officers
Narumi Okazaki	63	Chairman of the Board and Chief Executive Officer
Akira Okada	56	Director, Chief Financial Officer and Chief Operating Officer
Shigeo Kamitsuji	52	Director, Chief Technology Officer
Non-Executive Directors
Masahiro Fujimaki	61	Director
Takenori Machida	82	Director
Shinji Kaburagi	56	Director
Jon Nathan Miller	53	Director

Executive Officers

Narumi Okazaki, aged 63, serves as the Chairman of the Board and Chief Executive Officer of Pubco, and as the Representative Director and Chief Executive Officer of the Company. Mr. Okazaki has over three decades of experience in the medical field and has been instrumental in establishing and managing a number of healthcare organizations in Japan. Mr. Okazaki began his career in April 1989 at Kochi Medical University (now Kochi University School of Medicine) Affiliated Hospital and, in January 1993, joined Tokyo Medical University. In November 1995, he was appointed Director of Japan Medical Aid Co., Ltd. In 1997, he joined Akiyama Memorial Hospital. In November 1998, Mr. Okazaki founded the Nishi-Shinjuku Ladies Clinic (now Shinjuku Ladies Clinic Association Medical Corporation), serving as its Director. In June 2003, he was appointed Representative Director of Doctors and Biochemist Co., Ltd. In September 2008, he became a Director of WithDoctor Co., Ltd. (currently the Company). Two years later, in March 2010, he established Medical Corporation NLCG (currently Medical Corporation Shinjuku Ladies Clinic Association) and became its Chairman and Director. In January 2011, he was appointed Director of WithDoctor Co., Ltd. and Japan Medical Management Co., Ltd. (now SLC Management Co., Ltd.). Since September 2016, Mr. Okazaki has served as Representative Director of the Company, a position he continues to hold today.

Akira Okada, aged 57, serves as Director, Chief Financial Officer, and Chief Operating Officer of Pubco. Mr. Okada began his career in April 1993 at Sanwa Bank, Limited (currently MUFG Bank, Ltd.). From April 1996 to March 1998, he was seconded to the Ministry of International Trade and Industry (currently the Ministry of Economy, Trade and Industry). In August 2003, he was seconded to Mitsubishi UFJ Capital Co., Ltd. In April 2009, he founded Sunlight Partners, which was incorporated as Sunlight Partners Inc. in July 2013, where he continues to serve as Representative Director. Mr. Okada joined the Company in February 2025 and serves as Assistant General Manager of the Accounting and Finance Department and Head of the NASDAQ Listing Project. Mr. Okada holds a B.A. in Economics from Tokyo University.

Shigeo Kamitsuji, aged 52, serves as Director and Chief Technology Officer of Pubco. Dr. Kamitsuji began his career in April 2003 as a Special Researcher at Tokyo Women’s Medical University. In April 2005, he joined the Biological Information Consortium as a Special Researcher. Since March 2006, he has served as a Director and General Manager of Stagen Co., Ltd. In December 2023, he established H2K LLC, where he continues to serve as Representative Partner. Dr. Kamitsuji also serves as a Part-time Lecturer at the University of Yamanashi Faculty of Medicine and Sophia University Graduate School of Science and Technology, an Academic Lecturer for the CoBiA project under the Ministry of Education, Culture, Sports, Science and Technology, Statistical Expert of the Tokyo Metropolitan Government’s Advanced Medical Device Acceleration Project, and is scheduled to become a Visiting Professor at the Institute of Science Tokyo in April 2026. He holds a B.S., an M.S., and a Ph.D. in Science from Keio University.

Non-Executive Directors

Masahiro Fujimaki, aged 62, serves as an Independent Director of Pubco. Mr. Fujimaki began his career in April 1987 at Takeda Pharmaceutical Company Limited. He served as Executive Vice President of Takeda Pharmaceuticals North America, Inc. from 2005 and as Head of Planning for Strategic Product Planning from 2009. In 2012, he was appointed Deputy General Manager of the Corporate Planning Department at Takeda Pharmaceutical Company Limited. In 2015, he became General Manager of Distribution and Regional Access of the Japan Pharma Business Unit. After retiring from Takeda Pharmaceutical Company Limited in February 2025, he joined Medipal Holdings Corporation in April 2025, where he continues to serve as Executive Officer in charge of Business Strategy. Mr. Fujimaki holds a B.A. in Economics from Keio University and an MBA from the Kellogg School of Management at Northwestern University.

Shinji Kaburagi, aged 57, serves as an Independent Director of Pubco. Mr. Kaburagi began his career in October 1990 at Chuo Shinko Audit Corporation and worked at Chuo Aoyama Audit Corporation until June 2000. In July 2000, he established the Kaburagi CPA Office, where he continues to serve as Representative. He concurrently serves as a Corporate Auditor for several companies, including Ecos Co., Ltd. since June 2003, Accelia Inc. since June 2004, and Sazaby League, Ltd. since June 2005. Mr. Kaburagi is a Certified Public Accountant and a Certified Tax Accountant. He holds a B.A. in Economics from Keio University and an MBA from the Graduate School of Finance, Accounting and Law at Waseda University.

Takenori Machida, aged 83, serves as an Independent Director of Pubco. Mr. Machida began his career in April 1978 as a Public Prosecutor, serving at the Hiroshima District Public Prosecutors Office. After resigning as a Public Prosecutor, he registered as an attorney-at-law in April 1983 and joined Serizawa Law & Accounting Office. In November 1989, he established Kyodo Law Office, where he continues to serve as Representative. Mr. Machida holds a Bachelor of Laws and a Master of Laws from Waseda University.

John Nathan Miller, aged 53, serves as an Independent Director of Pubco. Prior to the Business Combination, Mr. Miller served as a director for Ribbon. Mr. Miller co-founded the consulting firm Gemba Research in 1998, serving as its President and CEO until 2011. From 2011 to 2015, he served as the Global Chief Executive Officer and a board member of the Kaizen Institute. In 2009, he co-founded Gemba Academy LLC, where he currently serves as Vice President and Head of Content Development. Earlier in his career, Mr. Miller worked as an interpreter for Shingijutsu Co., Ltd. Mr. Miller holds a B.A. in Linguistics from McGill University.

Shinji Kaburagi, aged 57, serves as an Independent Director of Pubco. Mr. Kaburagi began his career in October 1990 at Chuo Shinko Audit Corporation and worked at Chuo Aoyama Audit Corporation until June 2000. In July 2000, he established the Kaburagi CPA Office, where he continues to serve as Representative. He concurrently serves as a Corporate Auditor for several companies, including Ecos Co., Ltd. since June 2003, Accelia Inc. since June 2004, and Sazaby League, Ltd. since June 2005. Mr. Kaburagi is a Certified Public Accountant and a Certified Tax Accountant. He holds a B.A. in Economics from Keio University and an MBA from the Graduate School of Finance, Accounting and Law at Waseda University.

Q:     What will be Pubco’s anticipated liquidity position following the consummation of the Business Combination?

A:     Assuming the consummation of the Business Combination and based on the information currently available to Pubco, Pubco expects to have approximately $47.4 million in cash and cash equivalents immediately following closing, assuming no redemptions of Public Shares and after giving effect to the estimated transaction expenses and other payments required in connection with the Business Combination described below.

If redemptions of Public Shares occur, Pubco expects to have approximately $21.7 million in cash assuming Intermediate Redemptions after giving effect to such estimated transaction expenses and other required payments.

Assuming Maximum Redemption, Pubco expects to have minimal cash immediately prior to consummation of the Business Combination. To alleviate liquidity issues, Pubco and Ribbon expect to negotiate and enter into share forward agreements and/or, as applicable, redemption reversal agreements with key Pubco shareholders. Further, Pubco also expects to negotiate and enter into convertible debt, convertible preferred stock, PIPE agreements, equity offerings, debt financings, and/or other liquidity arrangements (the “Additional Funding”) which would enable Pubco to receive funding contingent on the consummation of the Business Combination. Pubco currently aims to enter into these Additional Funding agreements in an aggregate amount that would enable Pubco to retain a minimum cash position of approximately $4.4 million upon the consummation of the Business Combination and $10 million for the 2026~27 financial year. Pubco and Ribbon do not currently have any material financing agreements in place.

These estimates are preliminary, are subject to change and may differ materially from the actual amounts at closing depending on, among other things, the level of redemptions and actual transaction costs.

Q:     What transaction expenses and indebtedness will Pubco be required to pay in connection with the Business Combination?

A:     In connection with the consummation of the Business Combination, Pubco expects to incur and/or pay aggregate transaction-related expenses of approximately $4.6 million, consisting of: (i) legal, accounting, financial advisory and other professional fees of approximately $3.8 million; and (ii) filing, printing, listing fees and other transaction-related expenses of approximately $0.8 million. In addition, Pubco expects to pay deferred underwriting commissions in the amount of approximately $2.0 million under all redemption scenarios.

Immediately following the closing of the Business Combination, Pubco expects to have outstanding indebtedness of approximately $6.5 million, consisting of $1.5 million in current liabilities, and $5 million in long term liabilities.

Q:     How does Pubco intend to use the proceeds from the Business Combination, and how would such use change at different redemption levels?

A:     Pubco currently expects to use the net proceeds received in connection with the Business Combination (after payment of the transaction expenses and deferred underwriting commissions described above and any indebtedness repaid at closing) for the following purposes: (i) funding the continued development of DRC’s product candidates, (ii) working capital and general corporate purposes, and (iii) other business and strategic initiatives.

Assuming no redemptions, Pubco currently expects to allocate the net proceeds as follows: (i) approximately $26.9 million for the development of DRC’s product candidates and (ii) approximately $17.9 million for working capital and general corporate purposes. Assuming Intermediate Redemption, Pubco currently expects to allocate the net proceeds as follows: (i) approximately $15 million for the development of DRC’s product candidates and (ii) approximately $4.9 million for working capital and general corporate purposes. Assuming Maximum Redemption and pending the availability of Additional Funding, Pubco would temporarily postpone the completion of the immediate milestones in the development of all of its current product candidates.

The foregoing estimates represent Pubco’s current expectations and are subject to change based on actual transaction costs, redemptions, the extent of the availability of Additional Funding, and other factors.

Q:     To what stage does Pubco expect to advance DRC’s product candidates with the proceeds from the Business Combination?

A:     Based on its current development plans and cost estimates, Pubco expects that the proceeds from the Business Combination would allow it to advance DRC’s product candidates as follows:

Assuming no redemptions, Pubco expects to fund the development of its seasonal allergic rhinitis treatment masks through approximately the completion of clinical trials and obtaining medical device approval, its Parkinson’s disease therapeutics through approximately the completion of the first half of Phase 2 clinical trials, and its in-vitro diagnostics though approximately the completion of the first half of clinical performance studies.

Assuming Intermediate Redemption, Pubco expects to fund the development of its seasonal allergic rhinitis treatment masks through approximately the completion of clinical trials and obtaining medical device approval, its Parkinson’s disease therapeutics through approximately the completion of Phase 1 clinical trials, and its in-vitro diagnostics though approximately the completion of development prior to clinical performance studies.

Assuming Maximum Redemption and pending the availability of Additional Funding, Pubco would temporarily postpone the completion of the immediate milestones in the development of all of its current product candidates.

These estimates are based on current assumptions regarding development timelines, trial design, regulatory requirements and costs, and the extent of the availability of Additional Funding, and may change as development progresses or as Additional Funding becomes available. After the applicable milestones described above, Pubco would need to obtain Additional Funding to continue the development of these product candidates, and there can be no assurance that such financing will be available on acceptable terms, or at all.

Q:     How does Pubco intend to finance its operations following the consummation of the Business Combination?

A:     Pubco currently expects to finance its operations following the consummation of the Business Combination primarily through cash on hand following the closing of the Business Combination and Additional Funding, strategic collaborations or licensing arrangements.

Assuming no redemptions, Pubco expects that its existing cash resources following the Business Combination, will be sufficient to fund its operating expenses and capital requirements through approximately July 31, 2028. In the event that none of Pubco’s product candidates have attained marketing permission at the end of such period, Pubco will require Additional Funding to continue executing its business plan.

Assuming Intermediate Redemption, Pubco expects that its existing cash resources following the Business Combination will be sufficient to fund its operating expenses and capital requirements through approximately July 31, 2027. Thereafter, in order to continue executing its business plan, Pubco will require Additional Funding in the approximate amounts of $20 million for the 2027~28 financial year and $20 million for the 2028~29 financial year.

Assuming Maximum Redemption, Pubco does not expect that its existing cash resources as of the closing of the Business Combination will be sufficient to fund its operating expenses and capital requirements thereafter pending Additional Funding; in such event, Pubco will delay the development of its products other than the mask for the treatment of seasonal allergic rhinitis by approximately 9 months from its initial plan. Under these circumstances, PubCo will require Additional Funding in the approximate amounts of $4.4 million for the 2025~2026 financial year, $10 million for the 2026~27 financial year, $16 million for the 2027~28 financial year, and in the event that none of Pubco’s product candidates have attained marketing permission at the end of such period, $20 million for the 2028~29 financial year.

These estimates are based on current assumptions regarding development timelines, trial design, regulatory requirements and costs, and the extent of the availability of Additional Funding, and may change as development progresses or as Additional Funding becomes available. Pubco does not currently have any committed Additional Funding, and there can be no assurance that Additional Funding will be available on acceptable terms, or at all.

Q:     Does Pubco have any indebtedness that matures in calendar year 2026?

A:     Following the consummation of the Business Combination, Pubco will have indebtedness maturing in calendar year 2026 consisting of an outstanding principal balance of approximately $4.1 million. Pubco currently expects to be able to satisfy these obligations.

Q:     Who can help answer my questions?

A:     If you have questions about the Business Combination or if you need additional copies of this Registration Statement/Proxy Statement or the enclosed proxy card, you should contact the proxy solicitor at:

Advantage Proxy, Inc.

P.O. Box 10904

Yakima, WA 98909

Individuals call toll-free: 1-877-870-8565

Brokers call: 1-206-870-8565

Email: ksmith@advantageproxy.com

You may also obtain additional information about the Company from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.” If you are a Public Shareholder and you intend to seek redemption of your shares, you will need to deliver your share certificates (if any) and other redemption documents (either physically or electronically) to our transfer agent at the address below or deliver your shares electronically to the transfer agent using The Depository Trust Company’s DWAC System at least two (2) Business Days prior to the vote at the EGM. If you have questions regarding the certification of your position or delivery of your share certificates and redemption forms, please contact:

Odyssey Trust Company

2155 Woodlane Drive, Suite 100,

Woodbury, MN 55125

Call: 1-612-482-5100

Email: BWinterle@odysseytrust.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary, together with the section entitled “Questions and Answers about the EGM” highlights certain information contained in this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the Business Combination and the Proposals to be considered at the EGM, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section entitled “Where You Can Find More Information” of this proxy statement/prospectus.

Unless otherwise indicated or the context otherwise requires, references in this summary to “Ribbon,” the “SPAC,” “we,” “us” or “our” refer to Ribbon Acquisition Corp and references to “DRC” refer to DRC Medicine Ltd. prior to the Business Combination. References to “Pubco” refer to DRC Medicine Inc., and include DRC and any other direct or indirect subsidiaries of DRC, (to the extent applicable) after giving effect to the Business Combination.

Unless otherwise specified, all share calculations assume no exercise of redemption rights by Ribbon’s public shareholders.

Parties to the Business Combination

Ribbon

Ribbon Acquisition Corp is a blank check company incorporated in the Cayman Islands as an exempted company with limited liability for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities.

Since its inception, Ribbon’s sole business activity has been identifying and evaluating suitable acquisition transaction candidates. Ribbon presently has no revenue and has had losses since inception from incurring formation and operating costs. Ribbon has relied upon the sale of our securities and loans from the Sponsor and other parties to fund its operations.

The Ribbon Units, Ribbon Ordinary Shares and Ribbon Rights are currently listed on Nasdaq Capital Market (“Nasdaq”) under the symbols “RIBBU,” “RIBB” and “RIBBR,” respectively. The mailing address of Ribbon’s principal executive office is Central Park Tower LaTour Shinjuku Room 3001, 6-15-1 Nishi Shinjuku, Shinjuku-ku Tokyo 160-0023, Japan, and its telephone number is +81 908-508-3462.

At the extraordinary general meeting held on January 9, 2026, Ribbon’s shareholders approved the extension proposal, which allows Ribbon to extend the deadline to consummate an initial business combination in one-month increments by depositing $125,000 into the trust account for each extension, thereby permitting the deadline to be extended through January 16, 2027.

In connection with the extension, holders of 1,436,867 Class A ordinary shares exercised their redemption rights for a pro rata portion of the funds held in the Ribbon’s trust account, resulting in an aggregate redemption amount of $14,937,325.92, or approximately $10.39 per share.

DRC

DRC is a Japanese corporation formed in 2007. DRC is a healthcare and biotechnology company engaged in the research, development, and commercialization of advanced medical technologies, including hygiene-related consumer products, medical devices, diagnostic solutions, artificial intelligence (AI)-driven healthcare applications, and pharmaceuticals.

Following the Transaction, DRC will become an indirect subsidiary of Pubco.

The mailing address of DRC’s principal office is 4F, Shinjuku Island Tower, 6-5-1 Nishi-Shinjuku, Shinjuku-ku, Tokyo, Japan.

Pubco

DRC Medicine Inc. (“Pubco”) was formed as a corporation under the laws of the State of Delaware on June 4, 2025. Pubco was formed for the purpose of effectuating the Business Combination described herein and it has not conducted any activities other than those incidental to its formation and the transactions contemplated by the Business Combination Agreement. As a result of the Business Combination, Ribbon and DRC will become subsidiaries of Pubco and Pubco will become a publicly-traded company.

Pubco will apply for listing, to be effective upon the Closing, of the Pubco Common Stock on Nasdaq under the proposed symbol “DRC.” Under the terms of the Business Combination Agreement, the approval for listing of the Pubco Common Stock on Nasdaq is a condition to Closing, and such condition may be waived by DRC. There is no assurance that Pubco will be able to satisfy Nasdaq listing criteria or will be able to continue to satisfy such criteria following the consummation of the Business Combination. Ribbon’s shareholders will not have certainty as to whether the Pubco Common Stock will be listed on a national securities exchange following the Business Combination at the time they vote on the Business Combination Proposal or decide whether to redeem their Public Shares in connection with the Business Combination Proposal. Pubco will not have units traded following the consummation of the Business Combination.

Pubco’s principal executive offices are located at 4F, Shinjuku Island Tower, 6-5-1 Nishi-Shinjuku, Shinjuku-ku, Tokyo, Japan and its phone number is +81-3-3340-1979.

Merger Sub

DRC Merger Sub was formed as a corporation under the laws of the State of Delaware on June 4, 2025, and is currently a wholly-owned subsidiary of Pubco. Merger Sub was formed for the purpose of effectuating the Merger described herein and it has not conducted any activities other than those incidental to its formation and the transactions contemplated by the Business Combination Agreement. Merger Sub will be the surviving entity in the Merger, as contemplated by the Business Combination Agreement and described herein.

Merger Sub’s principal executive offices are located at 4F, Shinjuku Island Tower, 6-5-1 Nishi-Shinjuku, Shinjuku-ku, Tokyo, Japan and its phone number is +81-3-3340-1979.

Intermediate Holdco

The Intermediate Holdco, DRC Medicine Holdings Ltd., was formed as a company under the laws of Japan on June 4, 2025, and is currently a wholly-owned subsidiary of Pubco. The Intermediate Holdco was formed for the purpose of effectuating the Share Exchange described herein and it has not conducted any activities other than those incidental to its formation and the transactions contemplated by the Business Combination Agreement.

Intermediate Holdco’s principal executive offices are located at 4F, Shinjuku Island Tower, 6-5-1 Nishi-Shinjuku, Shinjuku-ku, Tokyo, Japan and its phone number is +81-3-3340-1979.

Proposals to be Voted on by Ribbon Shareholders

Proposal 1: The NTA Proposal

As discussed elsewhere in this proxy statement/prospectus, assuming the Business Combination Proposal is approved, Ribbon is asking its shareholders to approve the NTA Proposal, which shall be effective, if adopted and implemented by Ribbon, prior to the Domestication and the consummation of the proposed Business Combination, to remove the limitation on share redemptions that would cause Ribbon to be unable to consummate the Business Combination if redemptions would cause Ribbon net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001.

After consideration of the factors identified and discussed in the section entitled “Proposal 1: The NTA Proposal — Reasons for the NTA Proposal,” the Ribbon Board has decided that it would be in the best interests of Ribbon to adopt the amendments to the Current Charter set forth in the NTA Proposal.

For additional information, see the section of this proxy statement/prospectus entitled “Proposal 1: The NTA Proposal.”

Proposal 2: The Domestication Proposal

Ribbon and DRC and the other parties thereto have agreed to the Business Combination under the terms of the Business Combination Agreement. If the Business Combination Proposal (described below) is approved and the Merger is to be consummated, prior and as a condition to the Closing, Ribbon will (a) be transferred by way of continuation out of the Cayman Islands and domesticated as a corporation in the State of Delaware (which is referred to herein as the “Domestication”); (b) in connection therewith to adopt, upon the Domestication taking effect, and (c) file a Certificate of Corporate Domestication with the Secretary of State of Delaware, under which Ribbon will be transferred by way of continuation out of the Cayman Islands and domesticated as a corporation in the State of Delaware. Upon effectiveness of the Domestication, all of Ribbon’s outstanding securities will convert to outstanding securities of the continuing Delaware corporation.

After consideration of the factors identified and discussed in the section entitled “Proposal 2: The Domestication Proposal — Reasons for the Domestication,” the Ribbon Board has decided that it would be in the best interests of Ribbon to effect the Domestication in connection with the Business Combination.

For additional information, see the section of this proxy statement/prospectus entitled “Proposal 2: The Domestication Proposal.”

Proposal 3: The Business Combination Proposal

This section describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A, and the Ancillary Documents. Ribbon’s shareholders and other interested parties are urged to read such agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates, including, in some cases, as of the Closing of the Business Combination. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the disclosure schedules attached thereto which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. Ribbon does not believe that the disclosure schedules contain information that is material to an investment decision.

Business Combination Agreement

To consider and vote upon a proposal by ordinary resolution to approve the Business Combination Agreement, dated June 30, 2025 (the “Business Combination Agreement”), by and among (i) Ribbon, (ii) DRC Medicine Ltd., a Japanese corporation (Kabushiki Kaisha) (“DRC”), (iii) DRC Medicine Inc., a Delaware corporation (“Pubco”), (iv) DRC Merger Inc., a Delaware corporation and wholly-owned subsidiary of Pubco (“Merger Sub”), and (v) DRC Medicine Holdings Ltd., a Japanese company and wholly-owned subsidiary of Pubco (“Intermediate Holdco”), as amended by the Joinder Agreement dated June 3, 2026, pursuant to which the following will occur: (1) the shareholder of Pubco, namely Intermediate Holdco, and DRC will engage in a share exchange, whereby the shareholders of DRC (the “Company Shareholders”) will exchange their shares in the Company for the shares of Pubco held by the Intermediate Holdco (the “Share Exchange”); (2) the domestication of Ribbon as a Delaware corporation, in which Ribbon will de-register from the Register of Companies in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation in accordance with the Current Charter, Section 388 of the Delaware General Corporation Law (the “DGCL”) and Part XII of the Companies Act (As Revised) of the Cayman Islands (the “Cayman Companies Act”) (the “Domestication”); (3) the merger of Ribbon with and into and Merger Sub with Merger Sub surviving the merger as a wholly-owned subsidiary of Pubco (the “Merger”), in accordance with the Business Combination Agreement and DGCL; and (4) the other transactions contemplated by the Business Combination Agreement and documents related thereto (such transactions, together with the Share Exchange, the Domestication and the Merger, the “Business Combination”).

The DRC Restructuring

DRC Medicine Holdings Ltd. (the “Intermediate Holdco”) was formed as a wholly-owned subsidiary of Pubco solely for the purpose of effectuating the Share Exchange. On March 1, 2026, the Intermediate Holdco and DRC implemented the Share Exchange. Pursuant to the Share Exchange, the shareholders of DRC transferred 100% of the outstanding equity interests of DRC to the Intermediate Holdco in exchange for shares of Pubco stock held by the Intermediate Holdco. As a result of the Share Exchange, DRC’s former shareholders became direct shareholders of Pubco, and DRC became a direct, wholly owned subsidiary of the Intermediate Holdco and an indirect, wholly-owned subsidiary of Pubco.

Ancillary Agreements

The Business Combination Agreement contemplates the execution of various additional agreements and instruments, on or before the Closing, including, among others, the following:

DRC Medicine Shareholder Support Agreement

Concurrently with the execution of the Business Combination Agreement, certain shareholders of the DRC Medicine entered into a support agreement, pursuant to which each such shareholder agreed to vote in favor of the business combination, subject to the terms of such shareholder support agreement.

Form of Lock-Up Agreement

In connection with the Closing certain shareholders of DRC and the Sponsor (individually, a “Holder” and collectively, the “Holders”) will enter into a lock-up agreement (the “Lock-Up Agreement”) with Pubco.

Pursuant to the Lock-Up Agreement, the Holders will agree not to transfer (except for certain permitted transfers) an aggregate of approximately 25,992,760 shares of Pubco Common Stock for a period of six (6) months following the Closing Date. Permitted transfers include estate planning transfers, gifts to family members, transfers to affiliates, and other limited exceptions, provided that the transferee agrees to be bound by the same lock-up restrictions.

Form of Amended and Restated Registration Rights Agreement

In connection with the transactions, Ribbon, Sponsor and certain other shareholders of Pubco, as applicable, will enter into an Amended and Restated Registration Rights Agreement to provide for the registration rights in connection with the Pubco Common Stock received in the Merger. Under this agreement, the holders of an aggregate of approximately 25,992,760 shares of Pubco Common Stock will be entitled to registration rights with respect to such securities, including demand, shelf and piggyback registration rights, subject to customary limitations and suspension provisions.

Organizational Structure

The diagrams below depict simplified versions of the current organizational structures of Ribbon and DRC, respectively.

Pubco Current Organizational Structure

Pubco Initial Shareholders
Pubco
Merger Sub
Intermediate Co
(DRC Medicine Holdings)

Ribbon Current Organizational Structure

DRC Current Organizational Structure

The following diagrams depict corporate structures of Pubco, DRC and SPAC following the DRC Restructuring and before the Closing of the Business Combination:

Pubco and DRC:

Former DRC Shareholders
Pubco
Merger Sub
Intermediate Co
(DRC Medicine Holdings)
DRC

The following diagram depicts the corporate structure of Pubco post-Closing of the Business Combination:

Emerging Growth Company

Upon consummation of the Business Combination, it is expected that Pubco will be an “emerging growth company” as defined in the JOBS Act. Pubco will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which Pubco has total annual gross revenue of at least $1.235 billion or (c) in which Pubco is deemed to be a large accelerated filer, which means the market value of Pubco Common Stock held by non-affiliates exceeds $700 million as of the last business day of Pubco’s prior second fiscal quarter, Pubco has been subject to Exchange Act reporting requirements for at least 12 calendar months; and filed at least one annual report, and (ii) the date on which Pubco issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, Section 102(b)(1) of the JOBS Act exempts “emerging growth companies” from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable.

Additional Information

For additional information, including information about certain material U.S. Federal Income Tax Consequences to U.S. Holders of Public Shares and other agreements relating to the Business Combination, see the section of this proxy statement/prospectus entitled “Proposal 3: The Business Combination Proposal.”

Proposals 4: The Organizational Documents Proposals

Ribbon is proposing that Ribbon’s shareholders approve, by special resolution, the Organizational Documents Proposal in connection with the replacement of the amended and restated memorandum and articles of association, under the Companies Act, with the Organizational Documents, under the DGCL, in accordance with the Domestication. The Ribbon Board has each unanimously approved the Organizational Documents Proposal and believe such proposal is necessary to adequately address the needs of Pubco following the completion of the Business Combination. Approval of the Organizational Documents Proposal is a condition to the completion of the Business Combination.

Concurrently with the Domestication, and prior to the effective time of the Merger, Pubco will file a certificate of incorporation with the Secretary of State of the State of Delaware (the “Proposed Certificate of Incorporation”) and will adopt bylaws (the “Proposed Bylaws”), which together will govern the rights, privileges, and preferences of the holders of Pubco securities after the Closing.

The Proposed Certificate of Incorporation and the Proposed Bylaws are included as Annex B and Annex C, respectively, to the Business Combination Agreement (attached as Annex A hereto), and the terms of which are incorporated herein by reference.

For additional information, see the sections of this proxy statement/prospectus entitled “Proposals 4: The Organizational Documents Proposals.”

Proposal 5: The Nasdaq Proposal

Ribbon’s shareholders are also being asked to consider and vote upon a proposal to approve for the purposes of complying with the applicable provisions of Nasdaq Rule 5635, the issuance of shares of Pubco Common Stock in connection with the Business Combination and the additional shares of Pubco Common Stock that will, upon Closing, be reserved for issuance pursuant to the Incentive Plan, to the extent such issuances would require stockholder approval under Nasdaq Rule 5635.

For additional information, see the section of this proxy statement/prospectus entitled “Proposal 5: The Nasdaq Proposal.”

Proposal 6: The Incentive Plan Proposal

Ribbon’s shareholders are also being asked to consider and vote upon a proposal to approve the Incentive Plan.

Ribbon expects that, prior to the consummation of the Business Combination, the Pubco Board will adopt the Incentive Plan. Ribbon shareholders should carefully read the entire Incentive Plan, the form of which is attached to this proxy statement/prospectus as Annex D, before voting on this proposal. The Business Combination is conditioned on the approval of the Incentive Plan Proposal.

For additional information, see the section of this proxy statement/prospectus entitled “Proposal 6: The Incentive Plan Proposal.”

Proposal 7: The Director Election Proposal

To consider and vote upon the election of seven (7) directors, who, upon consummation of the Business Combination, will constitute all the members of the Pubco Board. The Director Election Proposal is being submitted for consideration and vote by the Ribbon shareholders by ordinary resolution.

For additional information, see the section of this proxy statement/prospectus entitled “Proposal 7: The Director Election Proposal.”

Proposal 8: The Adjournment Proposal

Ribbon is asking its shareholders to consider and vote upon a proposal to approve, by ordinary resolution, the adjournment of the EGM to a later date or time, if necessary or appropriate as determined by the Ribbon Board, at the determination of the Ribbon Board.

For additional information, see the section of this proxy statement/prospectus entitled “Proposal 8: The Adjournment Proposal.”

Conditionality of Proposals

The Required Proposals are conditioned on the approval of the Business Combination Proposal and the Business Combination Proposal is conditioned on the approval of the other Required Proposals (which do not include the NTA Proposal, the Organizational Documents Proposals or the Adjournment Proposal). Unless the Business Combination Proposal is approved, the remaining Required Proposals will not be presented to the shareholders of Ribbon at the EGM. The Adjournment Proposal is not conditioned on any other proposal. It is important for you to note that in the event the Required Proposals (consisting of the Domestication Proposal, the Business Combination Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Director Election Proposal) do not receive the requisite vote for approval, then Ribbon will not consummate the Business Combination. If Ribbon does not consummate the Business Combination and fails to complete an initial business combination by January 16, 2027 (or such other date as approved by the Ribbon shareholders), it will be required to dissolve and liquidate its Trust Account by returning the then-remaining funds in such account to its public shareholders (net of Permitted Withdrawals and up to $100,000 of interest to pay dissolution expenses).

The EGM

Date, Time and Place of the EGM

The EGM will be held virtually at 10:00 a.m. Eastern time on September 10, 2026 or at such other date and time to which such meeting may be adjourned or postponed, to consider and vote upon the Proposals. For the purposes of the Current Charter (as defined below), the EGM may also be attended in person at Celine & Partners, P.L.L.C., 1345 Avenue of the Americas, New York, New York 10105-0302.

Registering for the EGM

As a registered Ribbon shareholder, you received a proxy card from Odyssey Transfer and Trust Company. The form contains instructions on how to attend the meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact Odyssey Transfer and Trust Company at the phone number or e-mail address below. Odyssey Transfer and Trust Company’s support contact information is as follows: 1-612-482-5100, or email BWinterle@odysseytrust.com.

You can pre-register to attend the meeting starting August 31, 2026 at 10:00 a.m. Eastern Time. Enter the URL address www.proxydocs.com/RIBB into your browser and enter your control number, name, and email address. At the start of the meeting, you will need to re-log in using your control number and will also be prompted to enter your control number if you vote during the meeting.

A Ribbon shareholder that holds such shareholder’s shares in “street name,” which means such shareholder’s shares are held of record by a broker, bank or other nominee, may need to contact Odyssey Transfer and Trust Company to receive a control number. If you plan to vote shares you hold in “street name” at the meeting, you will need to have a legal proxy from your bank or broker, or if you would like to join and not vote, Odyssey Transfer and Trust Company will issue you a guest control number with proof of ownership. Either way, you must contact Odyssey Transfer and Trust Company for specific instructions on how to receive the control number. They can be contacted at the number or email address above. Please allow up to 72 hours prior to the meeting for processing your control number.

If you do not have internet capabilities, you can listen only to the meeting by dialing 1-866-612-5580 (standard rates apply). This is listen-only and is being provided as a courtesy, and you will not be able to vote, be deemed present at the meeting or enter or ask questions during the meeting via telephone.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the EGM if you owned Ribbon Ordinary Shares at the close of business on August 14, 2026, which is the Record Date. You are entitled to one vote for each share of Ribbon Ordinary Shares that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were 4,793,446 Ribbon Ordinary Shares outstanding, of which 3,543,446 are Public Shares and 1,250,000 are Sponsor Shares.

Quorum and Vote of Shareholders

A quorum of Ribbon shareholders is necessary to hold a valid meeting. A quorum will be present at the EGM if one-third of the Ribbon Ordinary Shares issued and outstanding and entitled to vote at the EGM are represented in person online or by proxy at the EGM.

The approval of each of the Business Combination Proposal, the Organizational Documents Proposals, the Incentive Plan Proposal, the Nasdaq Proposal, the Director Election Proposal and the Adjournment Proposal requires an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed by a majority of the votes which are cast by those holders of Ribbon Ordinary Shares who, being entitled to do so, vote in person or by proxy at the EGM. The approval of each of the NTA Proposal and the Domestication Proposal requires a special resolution under the Current Charter and Cayman Islands law, being a resolution passed by at least two-thirds (2/3) of the votes which are cast by such shareholders as, being entitled to do so, vote in person or by proxy at the EGM.

The Required Proposals are conditioned on the approval of the Business Combination Proposal and the Business Combination Proposal is conditioned on the approval of the other Required Proposals (which do not include the NTA Proposal, the Organizational Documents Proposals or the Adjournment Proposal). Unless the Business Combination Proposal is approved, the remaining Required Proposals will not be presented to the shareholders of Ribbon at the EGM. The Adjournment Proposal is not conditioned on any other proposal. It is important for you to note that in the event the Required Proposals (consisting of the Domestication Proposal, the Business Combination Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Director Election Proposal) do not receive the requisite vote for approval, then Ribbon will not consummate the Business Combination. If Ribbon does not consummate the Business Combination and fails to complete an initial business combination by January 16, 2026 (or such other date as approved by the Ribbon shareholders), it will be required to dissolve and liquidate its Trust Account by returning the then-remaining funds in such account to its public shareholders (net of Permitted Withdrawals and up to $100,000 of interest to pay dissolution expenses).

In accordance with the Insider Letter entered into concurrently with the IPO, all of the Ribbon Ordinary Shares owned by the Sponsor, equal to 20% of the issued and outstanding Ribbon Ordinary Shares immediately following the completion of the IPO, will be voted in favor of each of the Proposals. Assuming all of the outstanding Ribbon Ordinary Shares vote on each Proposal, each of the Proposals other than the NTA Proposal and the Domestication Proposal require the affirmative vote of an additional 1,146,724 shares of Ribbon Class A Ordinary Shares, or approximately 32.4% of the Public Shares, in order to be approved, where the Ribbon Class A Ordinary Shares vote together with the Ribbon Class B Ordinary Shares as a single class. Assuming all of the outstanding Ribbon Ordinary Shares vote on the NTA Proposal and the Domestication Proposal, these requires the affirmative vote of an additional 1,945,631 shares of Ribbon A Ordinary Shares, or approximately 54.9% of the Public Shares, in order to be approved, where the Ribbon Class A Ordinary Shares vote together with the Ribbon Class B Ordinary Shares as a single class.

For more information about these proposals, see the sections of this proxy statement/prospectus entitled “The EGM — Quorum and Required Vote for Proposals.”

Redemption Rights

Pursuant to the Current Charter, holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less Permitted Withdrawals, calculated as of two (2) business days prior to the consummation of the Business Combination. If demand is properly made in accordance with the procedures reflected in this proxy statement/prospectus and the Current Charter and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account (calculated as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Ribbon as Permitted Withdrawals). For illustrative purposes, based on funds in the Trust Account of approximately $37.72 million on March 31, 2026, the estimated per share Redemption Price at the Closing would have been approximately $10.59. A Public Shareholder, together with any of such shareholder’s affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of Exchange Act) will be restricted from redeeming in the aggregate such shareholder’s shares or, if part of such a group, the group’s shares, with respect to 15% or more of the Ribbon Ordinary Shares included in the Ribbon Units.

In order to exercise redemption rights, holders of Public Shares must:

(a)     prior to 5:00 p.m. Eastern Time on September 8, 2026 (two (2) business days before the EGM), tender your shares physically or electronically using The Depository Trust Company’s DWAC system and submit a request in writing that your Public Shares be redeemed for cash to Odyssey Transfer and Trust Company, Ribbon’s transfer agent, at the following address:

Odyssey Transfer and Trust Company
2155 Woodlane Drive, Suite 100

Woodbury, MN 55125

(b)    In your request to Odyssey Transfer and Trust Company for redemption, you must also affirmatively certify if you “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other shareholder with respect to Ribbon Ordinary Shares; and

(c)     deliver your Public Shares either physically or electronically through DTC to Ribbon’s transfer agent at least two (2) business days before the EGM. Public Shareholders seeking to exercise redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is Ribbon’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, Ribbon does not have any control over this process, and it may take longer than two weeks. Shareholders who hold their Public Shares in “street name” will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Public Shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with Ribbon’s consent, until the consummation of to the Business Combination, or such other date and time as may be determined by the Ribbon Board in its sole discretion. If you delivered your shares for redemption to Ribbon’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Ribbon’s transfer agent return the shares (physically or electronically). You may make such a request by contacting Ribbon’s transfer agent at the phone number or address listed above. See the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

If Ribbon receives valid redemption requests from holders of Public Shares prior to the redemption deadline, Ribbon may, at its sole discretion, following the redemption deadline and until the date of Closing (or such earlier date and time, if any, as Ribbon may determine in its sole discretion), seek and permit withdrawals by one or more of such holders of their redemption requests. Ribbon may select which holders to seek such withdrawals of redemption requests from based on any factors Ribbon may deem relevant, and the purpose of seeking such withdrawals may be to increase the funds held in the Trust Account. If a holder of Public Shares delivered its Public Shares for redemption to the transfer agent and decides within the required timeframe not to exercise its redemption rights, it may request that the transfer agent return the shares (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement/prospectus.

Prior to exercising redemption rights, shareholders should verify the market price of Ribbon Ordinary Shares as they may receive higher proceeds from the sale of their Ribbon Ordinary Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your Ribbon Ordinary Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in Ribbon Ordinary Shares when you wish to sell your shares.

If you exercise your redemption rights, your Ribbon Ordinary Shares will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of Pubco, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not consummated and Ribbon otherwise does not consummate an initial business combination by January 16, 2027 (or such other date as approved by the Ribbon shareholders), Ribbon will be required to redeem all Public Shares and dissolve and liquidate its Trust Account by returning the then-remaining funds in such account to the public shareholders.

Appraisal Rights

Ribbon shareholders do not have appraisal or dissenters’ rights in connection with the Business Combination under the Companies Act.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. Ribbon has engaged Advantage Proxy, Inc. to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares in person (which would include presence at the virtual EGM) if it revokes its proxy before the EGM. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “EGM of the Shareholders — Revoking Your Proxy.”

Ribbon Board’s Reasons for the Approval of the Business Combination

Ribbon was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Ribbon Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement, the Ancillary Documents and the transactions contemplated by those agreements, including the following factors:

•        the expanding growth industry in which DRC operates;

•        DRC’s public company readiness;

•        the combined company’s experienced and proven management team;

•        DRC’s financial condition;

•        the fairness of the consideration being paid in the transaction;

•        other alternatives available to Ribbon; and

•        the risks attendant to the transaction.

In addition, the Ribbon Board carefully considered certain challenges and potential downsides related to the proposed business combination, including, among others:

•        cultural and language differences between the working groups of Ribbon and DRC, which have created operational complexity in managing timelines for key workstreams such as financial statement preparation, regulatory compliance and corporate restructuring;

•        the need to ensure sufficient post-closing liquidity and public float to maintain the combined company’s listing status; and

•        budgetary constraints, particularly in light of Ribbon’s extension period and the ongoing costs associated with completing the transaction.

•        potential delays in regulatory clearance for DRC’s HST Sheet therapeutic mask, which could defer commercialization;

•        uncertainty regarding the outcome of clinical testing of DRC’s drug candidate for the treatment of Parkinson’s disease in humans; and

•        uncertainty regarding the outcome of claim coverage applications for DRC’s in-vitro diagnostic (IVD) test tape technology.

For a description of the Ribbon Board’s reasons for the approval of the Business Combination, see the section titled “Proposal 3 — The Business Combination Proposal — Ribbon’s Board of Directors’ Reasons for the Business Combination.”

Interests of Ribbon’s Directors and Officers and Others in the Business Combination

When considering the recommendation of the Ribbon Board to vote in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor, Ribbon’s directors and executive officers, and others have interests in such Proposal that are different from, or in addition to, those of Ribbon Shareholders generally. These interests include, among other things, the interests listed below:

•        The Ribbon’s Second Amended and Restated Memorandum and Articles of Association provides that the directors and officers of Ribbon shall have no duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as Ribbon. To the fullest extent permitted by applicable Law, and subject to his or her fiduciary duties under applicable Law, Ribbon renounces any interest or expectancy of Ribbon in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity offered to any director and officer of Ribbon, on the one hand, and Ribbon, on the other, unless such opportunity is expressly offered to such director or officer of Ribbon solely in their capacity as an officer or director of Ribbon and the opportunity is one Ribbon is permitted to complete on a reasonable basis.

•        The Sponsor, Ribbon’s officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Ribbon’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on Ribbon’s behalf. These expenses will likely not be reimbursed if Ribbon does not consummate a business combination. There are no out-of-pocket expenses due to be reimbursed as of the date of this prospectus.

•        The aggregate dollar amount of non-reimbursable funds the Sponsor and its affiliates have at risk that depends on the completion of a business combination is $2,600,000 comprised of (a) $25,000 representing the aggregate purchase price paid for the Ribbon Founder Shares, (b) $2,200,000 representing the aggregate purchase price paid for the private placement units, and (c) $375,000 representing the aggregate amount outstanding as of March 31, 2026 under the Promissory Notes.

•        If Ribbon does not complete an initial business combination by January 16, 2026 (or a later date approved by Ribbon Shareholders pursuant to the Amended and Restated Memorandum and Articles of Association), the proceeds from the sale of the private placement units of $2,200,000, will be included in the liquidating distribution to Ribbon Public Shareholders and the private placement units will expire worthless.

•        The Sponsor has agreed that the Founder Shares and private placement units, including all of their underlying securities, will not be sold or transferred by them (except to permitted transferees, as applicable) until the Business Combination has been consummated.

•        The fact that the Sponsor’s Related Parties and Ribbon’s directors and officers and their affiliates own an aggregate of 1,470,000 Ribbon Ordinary Shares as of the date hereof, representing 22.72% of the voting power of the Ribbon Ordinary Shares, and such holders are required by the Letter Agreement to vote those shares in favor of the Business Combination.

•        The 1,250,000 shares of Surviving Pubco Common Stock into which the 1,250,000 Ribbon Ordinary Shares held by the Sponsor, Ribbon Investment Company Ltd (an affiliate of Angshuman (Bubai) Ghosh) and their respective affiliates will automatically convert in connection with the Business Combination, if unrestricted and freely tradeable, would have had an aggregate market value of $13,550,000, based upon the closing price of $10.84 per public share on the Nasdaq on July 2, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. The 220,000 shares of Surviving Pubco Common Stock into which the 220,000 Ribbon Private Shares underlying the private placement units held by the Sponsor and its affiliates will automatically convert in connection with the Business Combination, if unrestricted and freely tradeable, would have had an aggregate market value of $2,384,000, based upon the closing price of $10.84 per public share on the Nasdaq on July 2, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. The 31,428 shares of Surviving Pubco Common Stock into which the 220,000 Ribbon Private Rights underlying the private placement units held by the Sponsor and its affiliates will automatically convert in connection with the Business Combination, if unrestricted and freely tradeable, would have had an aggregate market value of $340,680, based upon the closing price of $10.85 per public share on the Nasdaq on July 2, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus.

•        As a result of the low initial purchase price (consisting of $25,000 for the 1,250,000 Founder Shares, or approximately $0.02 per share, and $2,200,000 for the private placement units), the Sponsor, its affiliates and Ribbon’s management team and advisors and affiliates stand to earn a positive rate of return or profit on their investment, even if other shareholders, such as the Ribbon Public Shareholders, experience a negative rate of return because the post-business combination company subsequently declines in value. Thus the Sponsor, the Ribbon officers and directors, and their respective affiliates may have more of an economic incentive for Ribbon to, rather than liquidate if Ribbon fails to complete the initial Business Combination by January 16, 2026 (or a later date approved by Ribbon Shareholders pursuant to the Ribbon Second Memorandum and Articles of Association), enter into an initial business combination on potentially less favorable terms with a potentially less favorable, more risky, weaker-performing or financially unstable business, or an entity lacking an established record of revenues or earnings, than would be the case if such parties had paid the full offering price for their Ribbon Ordinary Shares.

•        The fact that the Sponsor has agreed not to redeem any of the Founder Shares in connection with a shareholder vote to approve the proposed Business Combination.

•        The Sponsor has agreed that it will be liable to Ribbon if and to the extent any claims by a third party for services rendered or products sold to Ribbon, or by a prospective target business with which Ribbon has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets.

•        The fact that Ribbon’s existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the Business Combination and pursuant to the Business Combination Agreement.

•        The exercise of Ribbon’s officers and directors’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate.

•        Ribbon’s officers, advisors, and directors are not required to, and will not, commit their full time to Ribbon’s affairs. The Ribbon’s Second Amended and Restated Memorandum and Articles of Association provides that the directors and officers of Ribbon shall have no duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as Ribbon. To the fullest extent permitted by applicable Law, and subject to his or her fiduciary duties under applicable Law, Ribbon renounces any interest or expectancy of Ribbon in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity offered to any director and officer of Ribbon, on the one hand, and Ribbon, on the other, unless such opportunity is expressly offered to such director or officer of Ribbon solely in their capacity as an officer or director of Ribbon and the opportunity is one Ribbon is permitted to complete on a reasonable basis.

•        At the option of the Sponsor, the $375,000 principal balances under the Promissory Notes may be converted into Ribbon Ordinary Shares, at a price of $10.00 per Ribbon Ordinary Share, in connection with the consummation of the Business Combination.

•        the fact that Ribbon is obligated to the Sponsor pursuant to an Administrative Services agreement commencing on January 14, 2025 for twelve (12) months, to pay the Sponsor a total of $10,000 per month for office space, utilities, secretarial and administrative support.

Further, the Business Combination Agreement provides that the Exchange Share Consideration representing the consideration payable to the DRC shareholders shall equal 350,000,000 shares of Surviving Pubco Common Stock. Of the DRC stockholders, Narumi Okazaki, will own approximately 43.17% of Surviving Pubco Common Stock upon consummation of the Business Combination assuming no Ribbon Public Shares are redeemed and approximately 47.3% of Surviving Pubco Common Stock assuming all Ribbon Public Shares are redeemed. Accordingly, Narumi Okazaki will have the ability to determine all matters requiring approval by stockholders, including the election of directors, amendments of organizational documents, and approval of major corporate transactions, such as a change in control, merger, consolidation, or sale of assets. Similarly, he will have the ability to prevent the approval of any action submitted to the stockholders by other stockholders. If the Business Combination is not consummated, the DRC stockholders will not receive such consideration.

Pursuant to the Letter Agreement, the Sponsor has agreed to vote any founder shares owned by them in favor of the Proposals and waive their Redemption Rights with respect to such founder shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor and Ribbon’s directors, officers and their affiliates own an aggregate of approximately 22.72% of the issued and outstanding Ribbon Ordinary Shares. For further details, see “Proposal No. 3 — The Business Combination Proposal — The Business Combination Agreement.”

At any time at or prior to the EGM, during a period when they are not then aware of any material nonpublic information regarding Ribbon or its securities, the Sponsor, DRC and/or their directors, officers, advisors or respective affiliates may purchase Ribbon Public Shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Required Ribbon Proposals, or execute agreements to purchase such Ribbon Ordinary Shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire Ribbon Public Shares or vote their Ribbon Public Shares in favor of the Required Ribbon Proposals. Such a purchase may include a contractual acknowledgement that such Ribbon shareholder, although still the record or beneficial holder of Ribbon Ordinary Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights.

In the event that the Sponsor, DRC and/or their directors, officers, advisors or respective affiliates purchase Ribbon Ordinary Shares in privately negotiated transactions from Ribbon Public Shareholders who have already elected to exercise their Redemption Rights, such selling Ribbon shareholders would be required to revoke their prior elections to redeem their Ribbon Ordinary Shares. The purpose of such Ribbon Ordinary Share purchase and other transactions would be to limit the number of Ribbon Public Shares electing to redeem, and to increase the likelihood that the Required Ribbon Proposals receive the requisite vote of Ribbon shareholders.

Entering into any such arrangements may have a depressive effect on the Ribbon Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination. However, any Ribbon Public Shares purchased by the Sponsor, DRC and/or their directors, officers, advisors or respective affiliates would be purchased at a price no higher than the per share pro rata portion of the Trust Account.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. However, any Ribbon Public Shares so purchased would not be voted in favor of the Required Ribbon Proposals at the EGM and would not be redeemable by such purchasers. Ribbon will file or submit a Current Report on Form 8-K to disclose any arrangements entered into or purchases made by any of the aforementioned persons, which report will include the number of Public Shares purchased, the purchase price, the purpose of the purchase, the impact that such purposes would have on the likelihood that the Required Ribbon Proposals will be approved, the identity (if not purchased in the open market) or nature of the security holders who sold to the aforementioned persons, and the number of Ribbon Public Shares then redeemed.

Consideration Received or to be Received, and Securities Issued or to be Issued, by or to the Sponsor

Ribbon’s Sponsor, Ribbon Investment Company Ltd, is a Cayman Islands exempted company. Ribbon Ventures Ltd, which holds all of the membership interests in the Sponsor, is the sole managing member of Ribbon Investment Company Ltd and holds voting and investment discretion with respect to the ordinary shares held of record by the Sponsor. Machiko Shimizu controls Ribbon Ventures Ltd and is the only person who has direct or indirect material interest in the Sponsor. Our Sponsor and its affiliates and promotors have received or may receive the following consideration from Ribbon prior to or in connection with the completion by Ribbon of an initial business combination in accordance with the terms of Ribbon’s governing documents (including upon the Closing of the proposed Business Combination with DRC):

	Interest in Securities	Other Consideration
Sponsor

At Closing, the Sponsor will hold a total of 1,250,000 shares of Pubco Common Stock, which will be issued in exchange for Ribbon Class B Ordinary Shares purchased by the Sponsor prior to Ribbon’s IPO for an aggregate price of $25,000.

Ribbon entered into an Administrative Services Agreement with the Sponsor, pursuant to which Ribbon has agreed to pay to $10,000.00 per month for certain general and administrative services until the completion of the initial business combination or liquidation.

Upon the completion of the Business Combination, Ribbon shall have owed the Sponsor approximately $200,000 in total, for general and administrative services pursuant to the Administrative Services Agreement.

	The Sponsor, simultaneously with the closing of Ribbon’s IPO, purchased 220,000 private placement units at a purchase price of $10.00 per private placement unit for an aggregate of $2,200,000.	On August 13, 2024, Ribbon issued an unsecured promissory note to the Sponsor for $300,000 to cover expenses related to the IPO. The promissory note expired on consummation of the IPO.
Upon the completion of the Business Combination, Sponsor shall hold a total of 1,501,428 shares of Surviving Pubco Common Stock.

Because the Sponsor acquired the Sponsor Shares at a nominal price, the holders of non-redeeming Public Shares will incur an immediate and substantial dilution at the Closing. Additional detailed information about the potential dilutive impact of interests held by the Sponsor and Ribbon’s directors and officers is contained in the accompanying proxy statement/prospectus, including in the sections entitled: “Questions and Answers About the EGM — What equity stake will current Public Shareholders, the Sponsor, DRC Members, the DRC Consultant, and the SPAC Financial Advisor hold in Pubco immediately after the Closing?” and “The Business Combination Proposal — Interests of Ribbon’s Sponsor, Directors, Officers and Others in the Business Combination.”

Recommendation to Ribbon Shareholders

After careful consideration, the Ribbon Board has unanimously approved the Business Combination Agreement and the Business Combination and determined that each of the proposals to be presented at the EGM is fair, advisable and in the best interests of Ribbon and recommends that you vote or give instruction to vote “FOR” each of the above proposals.

For a description of various factors considered by the Ribbon Board in reaching its decision to recommend in favor of voting for each of the Proposals to be presented at the EGM, see the section herein titled “Ribbon Board’s Reasons for the Approval of the Business Combination.”

Deferred Underwriting Fees

Pursuant to the Underwriting Agreement, dated January 14, 2025 (the “Underwriting Agreement”), by and among Ribbon and A.G.P./Alliance Global Partners (“A.G.P.”), acting as representatives of the underwriters in connection with the IPO, Ribbon paid a cash underwriting fee to the underwriters of $1,000,000 and agreed to pay the underwriters a deferred underwriting fee of 4% of the gross proceeds of the IPO held in the Trust Account, upon the consummation of an initial business combination.

Conditions to the Closing of the Business Combination

For a discussion of the conditions to the closing of the Business Combination, please see “Proposal 3: The Business Combination Proposal.”

United States Federal Income Tax Consequences

For a description of the United States federal income tax considerations of an exercise of redemption rights, the domestication and the Business Combination, please see “Proposal 3: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences to Redemption — Tax Consequences to U.S. Holders That Elect to Have Their Ordinary Shares Converted for Cash” and “Proposal 3: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication and the Business Combination to Ribbon Shareholders.”

Anticipated Accounting Treatment

For a discussion summarizing the anticipated accounting treatment of the Business Combination, please see “Proposal 3: The Business Combination Proposal — Anticipated Accounting Treatment.”

Regulatory Matters

The Business Combination and the transactions contemplated by the Business Combination Agreement are not subject to any additional regulatory requirement or approval, except for (i) filings with Cayman Islands and Delaware necessary to effectuate the Domestication, and (ii) filings required with the SEC pursuant to the reporting requirements applicable to Ribbon, and the requirements of the Securities Act and the Exchange Act, including the requirements to file the registration statement of which this proxy statement/prospectus forms a part and to disseminate this proxy statement/prospectus to Ribbon’s shareholders.

Recent Developments

The Business Combination Agreement    On June 30, 2025, Ribbon entered into the Business Combination Agreement by and among DRC Medicine Inc., a Delaware Corporation (“Pubco”), DRC Medicine Ltd. a Japanese corporation (“DRC Medicine”), and DRC Merger Inc., a Delaware corporation and wholly-owned subsidiary of Pubco (“Merger Sub”). Pursuant to the Business Combination Agreement, as amended by the Joinder Agreement dated June 3, 2026, (i) the shareholder of Pubco, namely DRC Medicine Holdings Ltd., and the shareholders of DRC Medicine will engage in a share exchange, whereby DRC Medicine’s shareholders will exchange their shares in the

DRC Medicine for shares of Pubco held by DRC Medicine Holdings Ltd., (ii) Ribbon will de-register as an exempted company in the Cayman Islands and transfer by way of continuation as a Delaware corporation and (iii) following the Domestication, Ribbon will merge with and into Merger Sub with Merger Sub continuing as the surviving entity of the Merger and a subsidiary of Pubco.

Risk Factors Summary

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the risk factors described under the “Risk Factors” section. Such risks include, but are not limited to, the following risks with respect to Pubco subsequent to the Business Combination:

Risks Related to the Business Combination

•        The ability of Ribbon Shareholders to exercise redemption rights with respect to a large number of Public Shares or other factors may not allow Ribbon to complete the Business Combination or optimize its capital structure.

•        There are risks to Ribbon Shareholders who are not affiliates of the Sponsor of becoming stockholders of Pubco through the Business Combination rather than acquiring securities of DRC directly in an underwritten public offering, including no independent due diligence review by a traditional underwriter.

•        Because Ribbon’s Insiders will lose their entire investment in Ribbon if the Business Combination or an alternative business combination is not completed, and because Ribbon’s Sponsor, executive officers and directors will not be eligible to be reimbursed for their out-of-pocket expenses if the Business Combination is not completed, a conflict of interest may have arisen in determining whether DRC was appropriate for Ribbon’s initial business combination.

•        The value of the Founder Shares following completion of the Business Combination is likely to be substantially higher than the nominal price paid for them, even if the trading price of Pubco Common Stock at such time is substantially less than $10.00 per share.

•        The Sponsor, directors, officers, advisors and their affiliates may elect to purchase Ordinary Shares from Public Shareholders, which may influence a vote on a proposed initial business combination and reduce the public “float” of the Ordinary Shares.

Risks Related to Ownership of Pubco Common Stock

•        An active market for Pubco’s securities may not develop, which would adversely affect the liquidity and price of Pubco’s securities.

•        There can be no assurance that the Pubco Common Stock that will be issued in connection with the Business Combination will be approved for listing on the Nasdaq following the Closing, or that Pubco will be able to comply with the continued listing rules of the Nasdaq.

•        Pubco’s stock price may change significantly following the Business Combination and you could lose all or part of your investment as a result.

•        There will be material differences between your current rights as a holder of Ribbon Shares and the rights one will have as a holder of Pubco Common Stock, some of which may adversely affect you.

Risks Related to Redemption

•        Since the Business Combination involves a company organized under the laws of a state of the United States, it is possible a 1% U.S. federal excise tax will be imposed on us in connection with redemptions of Ribbon Class A Ordinary Shares after or in connection with such Business Combination.

•        If Ribbon Public Shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account.

•        There is no guarantee that a Ribbon Public Shareholder’s decision whether to redeem its Ordinary Shares for a pro rata portion of the Trust Account will put such shareholder in a better future economic position.

Risks Related to Ribbon

•        If third parties bring claims against Ribbon, the proceeds held in the Trust Account could be reduced and the Redemption Price received by Public Shareholders may be less than $10.00 per share.

•        If Ribbon were deemed an “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete the Business Combination.

•        Neither Ribbon nor its shareholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total consideration received by Ribbon Shareholders in the event that any of the representations or warranties made by DRC in the Business Combination Agreement ultimately proves to be inaccurate or incorrect.

•        Adverse developments affecting the financial services industry, including events or concerns involving liquidity, defaults or non-performance by financial institutions, could adversely affect Ribbon’s or DRC’s business, financial condition or results of operations, or prospects.

Risks Related to DRC

•        We have incurred substantial losses and maintain a shareholders’ deficit, and we expect to continue incurring losses and negative cash flows for the foreseeable future.

•        We will require substantial additional capital to execute our strategy; if capital is unavailable or too costly, our growth and product plans could be delayed or halted.

•        Our significant indebtedness could adversely affect our financial condition and require a substantial portion of cash flows for debt service.

•        Our regulatory path for the Hydro Silver Titanium® (HST) Sheet therapeutic mask remains uncertain; prior PMDA-authorized trials did not establish efficacy, and the scheduled March 2026 study may require further changes or additional studies.

•        Our regulatory path for the in vitro diagnostic (IVD) kits and ATP enhancer therapy candidate for the treatment of Parkinson’s Disease remain uncertain.

•        Our regulatory path for the in vitro diagnostic (IVD) kits and ATP enhancer therapy candidate for the treatment of Parkinson’s Disease remain uncertain.

•        Results from biological safety and toxicokinetic testing, including observed moderate cytotoxicity and blood migration, may prompt additional investigation or labeling limitations.

•        Clinical-trial design and execution risks, including placebo effects, baseline scoring, selection criteria and equipment standardization, could confound outcomes and delay approval.

•        Our multi-channel distribution strategy depends on e-commerce platforms, brick-and-mortar retail partners and institutional buyers; loss or under-performance of any channel could materially affect adoption and revenue trajectories.

•        We rely on third-party logistics providers and a hub-and-spoke distribution footprint; disruptions in warehousing, cross-border fulfillment or carrier capacity could impair product availability and brand momentum.

•        Our reliance on a non-exclusive license for core HST sheet know-how and manufacturing methods may limit practical exclusivity and constrain enforcement options.

•        Because the chemical composition of HST is not patented, our protection depends on application-specific patents, trademarks and trade secrets that can be easier to design around.

•        Our joint patent application for the IVD test-tape technology remains under examination; timing and ultimate claim scope are uncertain, and our research partner retains non-commercial rights.

MARKET PRICE AND DIVIDEND INFORMATION

RIBBON

Ticker Symbol and Market Price

Ribbon Units, Ribbon Class A Ordinary Shares and the Public Rights are currently listed on the Nasdaq under the symbols “RIBBU,” “RIBB” and “RIBBR,” respectively. The closing price of the Ribbon Units, Ribbon Class A Ordinary Shares and the Public Rights on June 27, 2025, the last trading day before announcement of the execution of the Business Combination Agreement, was $10.79, $10.11 and $0.26 respectively. As of August 14, 2026, the Record Date, the closing price for the Ribbon Units, Ribbon Class A Ordinary Shares and the Public Rights was $11.00, $10.82 and $0.23, respectively.

Holders

As of the Record Date, there was 1 holder of record of Ribbon Units, 25 holders of record of shares of Ribbon Class A ordinary shares and 1 holder of record of the Ribbon Rights.

Dividend Policy

Ribbon has not paid any cash dividends on its ordinary shares to date and does not intend to pay cash dividends prior to the completion of its initial business combination. It is not contemplated that the Pubco will pay cash dividends for the foreseeable future.

DRC

There is no public market for any of DRC’s equity securities.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before you decide whether to vote or instruct your vote to be cast to approve the proposals described in this proxy statement/prospectus. Certain of the following risk factors apply to the business and operations of DRC and will also apply to the business and operations of Pubco following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, financial condition, results of operations, prospects and trading price of Pubco’s securities following the Business Combination. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by Pubco, Ribbon and DRC, which later may prove to be incorrect or incomplete. Pubco, Ribbon and DRC may face additional risks and uncertainties that are not presently known to them, or that are currently deemed immaterial, but which may also ultimately have an adverse effect on any such party.

Risks Related to DRC’s Financial Condition and Capital Requirements

We have incurred substantial losses and maintain a shareholders’ deficit, and we expect to continue incurring losses and negative cash flows for the foreseeable future.

We have recorded recurring net losses and used cash in operating activities, and we carry a significant shareholders’ deficit, which together raise substantial doubt about our ability to continue as a going concern absent additional financing or successful execution of our plans. For the fiscal year ended July 31, 2025, we incurred a net loss of $1,676,153 and used $1,174,092 of cash in operating activities. As of July 31, 2025, our balance sheets reflected total shareholders’ deficits of approximately $4,780,676 and accumulated deficits of approximately $6,405,530. Our materials also indicate a going-concern uncertainty due to continued losses, capital deficiency and delays in the launch of our Hydro Silver Titanium® (HST) Sheet therapeutic mask, following non-approval by Japan’s PMDA in March 2024. Even if we obtain additional funding, we expect to continue incurring significant expenses associated with product development, regulatory engagement and operating needs, and we may never achieve or sustain profitability. Our ability to reduce losses and move toward profitability depends on factors outside our control, including regulatory timing, market acceptance and macroeconomic conditions. If we are unable to achieve sufficient revenues or secure adequate financing on acceptable terms, we may be forced to delay, scale back or discontinue projects, which could materially harm our business, financial condition and prospects.

We will require substantial additional capital to execute our strategy; if capital is unavailable or too costly, our growth and product plans could be delayed or halted.

Our liquidity profile shows modest cash, ongoing operating cash outflows and meaningful debt service obligations, all of which will require access to additional capital to fund operations and strategic initiatives. As of July 31, 2024 and 2025, we had cash and cash equivalents of $88,245 and $284,303, respectively, and we used $1,775,764 and $1,174,092 of cash in operating activities during those periods. We have historically financed our needs through equity issuances and bank borrowings, and we may continue to rely on external capital to fund R&D, regulatory processes, working capital and potential scale-up. A third-party financial support agreement entered on August 1, 2025 (up to JPY 500 million through July 31, 2027) provides additional potential liquidity, but it does not eliminate our need for capital over the long term and reliance on third-party support carries execution and counterparty risks. If we cannot raise capital when needed and on acceptable terms, we could be forced to delay or curtail development and commercialization plans, reduce headcount or other costs, or pursue strategic alternatives, any of which could materially and adversely affect our business and financial condition.

Our significant indebtedness could adversely affect our financial condition and require a substantial portion of cash flows for debt service.

We carry a significant amount of bank borrowings with fixed interest rates and maturities extending through 2032. As of July 31, 2024 and 2025, total borrowings were approximately $5,912,960 and $5,840,312, respectively, with weighted-average interest rates of ~0.74% and ~0.91% per annum. Servicing this debt will divert cash from operations and development activities; interest expense was $45,563 and $54,637 for the years ended July 31, 2024 and 2025, respectively. Debt covenants (if any), refinancing risks, changes in interest rates applicable to new debt, or adverse currency movements could further pressure liquidity and flexibility. If our operating results or access to capital worsen, we may be unable to refinance existing indebtedness or meet payment obligations, which could adversely impact our business and could result in default and other remedies by lenders.

A portion of our bank borrowings is guaranteed by a significant shareholder; changes to or loss of this guarantee could impair our financing arrangements and liquidity.

Certain borrowings are guaranteed by an individual significant shareholder. As of July 31, 2024 and 2025, $1,042,432 and $1,031,878, respectively, of such borrowings were supported by this guarantee. The continuation, terms and scope of any guarantee are subject to change at the discretion of the guarantor and the bank. If this guarantee is reduced or withdrawn, lenders could seek alternative security, change pricing or other terms, limit availability, or accelerate repayment, any of which could adversely affect our liquidity and financial condition.

Our current revenue base is modest and is not yet derived from regulated medical device sales, which heightens our dependence on external financing and successful regulatory outcomes.

Our recent revenues have come primarily from consumer hygiene products and licensing, and we have not yet recognized revenue from medical device or pharmaceutical product commercialization. As a result, our cash inflows remain limited relative to operating and development needs. Until we obtain regulatory clearance for the HST Sheet therapeutic mask and can scale commercialization, we expect to depend on external sources of capital and on ancillary revenue streams that may be volatile or insufficient to fund operations. Importantly, the PMDA did not approve the HST Sheet medical device application in March 2024, extending our time to potential market entry and increasing our financing requirements. If we do not convert our pipeline into approved and commercially accepted products on the timelines we anticipate (if at all), our ability to achieve sustainable revenues and reduce our reliance on outside financing will be materially constrained.

Our gross margins are subject to pressure from product mix and inventory risks, including write-downs, which could negatively affect results and capital needs.

Our merchandise consists mainly of hygiene masks and other hygiene products, and we recorded inventory write-downs of $96,988 and $106,113 for the years ended July 31, 2024 and 2025, respectively, reflecting risks such as excess and slow-moving items or carrying values exceeding net realizable value. If we misestimate demand, experience supply chain disruptions, or adjust product specifications, additional write-downs may be required, which would depress margins and operating results and increase cash needs. Margin performance may also be influenced by the relative mix between consumer hygiene products and any future regulated medical offerings, as well as promotions, logistics costs and FX impacts. Extended periods of margin compression could reduce internally generated cash and heighten our dependence on new financing.

We are exposed to foreign currency and macroeconomic risks because our operations and financing are concentrated in Japan.

Our functional currency is JPY, while we report in U.S. dollars. As a result, changes in US$/JPY exchange rates affect the translation of our financial statements and can materially impact reported revenues, expenses and equity. In year ended July 2024 and 2025, the effect of exchange rate changes reduced cash and cash equivalents by $77,721 and 30,699, illustrating the sensitivity of our reported results to FX volatility. Because substantially all of our cash is held with financial institutions in Japan and our borrowings are primarily from Japanese lenders, broader macroeconomic conditions in Japan (including interest rate policy and financial sector dynamics) could also influence our liquidity, borrowing costs and counterparties’ behavior. If adverse FX movements or macroeconomic conditions persist, our reported results and access to capital could be negatively affected.

Our lease obligations and potential future facility needs will require ongoing cash outlays and could increase if we must renew on less favorable terms.

We maintain office leases that give rise to right-of-use assets and lease liabilities. As of July 31, 2024 and 2025, total lease liabilities were $141,722 and $81,539, respectively, with recognized lease expenses during the years ended July 31, 2024 and 2025 of $195,537 and $67,417. Future minimum payments are scheduled through the year ended July 31, 2027, and renewals may occur at higher rates. If we need additional space to support development, manufacturing support or commercialization activities, we may incur incremental lease commitments or capital expenditures. Any increase in occupancy costs would reduce available cash for other priorities and could exacerbate liquidity pressures.

Significant accounting judgments and estimates, including inventory valuation, impairment, and tax valuation allowance, could materially affect our reported results and introduce volatility.

Preparation of financial statements in conformity with U.S. GAAP requires management to make estimates affecting reported assets, liabilities, revenues and expenses. Our significant estimates include net realizable value of inventories, expected credit losses, useful lives of intangible assets and the valuation allowance for deferred tax assets. We recognized impairment of long-lived assets for the year ended July 31, 2024 and inventory write-downs for the year ended July 31, 2024 and 2025, and we maintain a full valuation allowance against deferred tax assets, resulting in no recognized income tax benefit for losses. There were no impairment of long-lived assets and inventory write-downs in the year ended July 31, 2025. Changes in assumptions or new information could require us to adjust estimates in future periods, potentially causing significant fluctuations in results and equity. Such volatility could affect investor perception, covenant headroom and access to financing.

Our ability to fund operations is sensitive to the timing and outcome of key development milestones for our Hydro Silver Titanium® Sheet therapeutic mask.

The PMDA did not approve our medical device application in March 2024, and the next clinical trial is scheduled for February or March of 2027. Until we obtain regulatory clearance and can commercialize, we expect our cash needs to persist or grow, especially as we continue consultations, clinical validation and any additional studies requested by the PMDA. If timelines extend or results are inconclusive, we will likely require additional financing beyond current resources. Conversely, accelerated success could require rapid investment in manufacturing support, supply chain and market preparation, each with its own capital needs. Either scenario could materially change our near-term and medium-term capital requirements.

Our working capital is constrained and subject to fluctuation; increases in inventory or receivable levels, or decreases in customer advances, could intensify our near-term funding needs.

Our working capital is affected by the timing of collections, inventory purchases and any contract liabilities. As of July 31, 2024 and 2025, accounts receivable balances were modest and fully collected subsequently, but inventories remained a significant working capital component (US$662,060 and US$277,809, respectively). A reduction in contract liabilities in the years ended July 31, 2024 and 2025 also impacted operating cash flows. If inventory turns slow, sell-through is lower than expected, or if we extend credit to customers, working capital could tighten further. Any of these dynamics could increase our reliance on external financing or force operating adjustments to preserve liquidity.

We maintain a full valuation allowance against our deferred tax assets; even if we achieve profitability, we may not realize tax benefits for an extended period.

As of July 31, 2024 and 2025, we recorded gross deferred tax assets of approximately US$10.9 million and US$11.4 million, primarily related to net operating loss carryforwards and inventory write-downs, fully offset by a valuation allowance, yielding no recognized tax benefit. Because recognition requires sufficient evidence of future taxable income, we may continue to record a full valuation allowance. As a result, even if we achieve profitability, our effective tax rate could remain elevated until we conclude realization is more likely than not. Maintaining a full valuation allowance can also increase reported period-to-period volatility; if circumstances change, we may be required to record material tax expense or benefit in a future period. The absence of recognized tax assets reduces total equity and may affect perceptions of our long-term financial health.

As we become subject to U.S. public company requirements upon the business combination, we will incur additional costs and face risks related to internal controls and financial reporting.

We will be required to design, implement and maintain effective disclosure controls and procedures and internal control over financial reporting. Establishing and maintaining these controls will require additional personnel and systems and will increase our costs. If we are unable to timely implement and maintain effective controls, we could fail to meet reporting obligations or prevent material misstatements. Any such failures could adversely affect our reputation and the market value of our securities. Remediation of control gaps can be costly and divert management attention.

Risks Related to DRC’s Product Development

Our regulatory path for the Hydro Silver Titanium® (HST) Sheet therapeutic mask remains uncertain; prior PMDA-authorized trials did not establish efficacy, and the study scheduled February or March of 2027 may require further changes or additional studies.

Three PMDA-authorized trials confirmed safety but did not demonstrate statistically significant efficacy, including a study in which a placebo effect during screening masked treatment differences. PMDA has indicated a further clinical trial is scheduled for February or March of 2027, but there is no assurance that this study will be sufficient for certification. Ongoing consultations continue, and formal guidance has not yet been issued, which increases the risk of protocol changes, supplemental analyses, or additional data requests. If endpoints, inclusion criteria, or conduct standards evolve, timelines and costs could increase, and even a well-run study may not meet the threshold for approval.

Results from biological safety and toxicokinetic testing, including observed moderate cytotoxicity, may prompt additional investigation or labeling limitations.

Standardized biocompatibility testing showed moderate cytotoxicity, while sensitization and intradermal reactivity were negative. Blood migration was not observed. Although narrative statements suggest that systemic exposure is minimal, regulators may require specific follow-up testing or risk-mitigating labeling based on these results. Depending on outcomes, product claims, indications, or usage parameters could be constrained, which would influence the overall clinical and market value proposition.

Product classification, use-time category, and biocompatibility positioning may affect the evidentiary burden for the HST mask.

The HST mask is described as a short-term-use device intended for contact with nasal and oral regions, with biological safety evaluations aligned to PMDA 2020 guidance and OECD TG417. Should classification or intended-use parameters change during review, the required clinical, bench, or human-factors evidence could increase. If the PMDA requests additional endpoints (e.g., specific symptom domains) or longer exposure periods, we may need to run extended studies or new cohorts, lengthening development.

Clinical-trial design and execution risks, including placebo effects, baseline scoring, selection criteria and equipment standardization, could confound outcomes and delay approval.

A prior study noted that wearing a placebo mask during screening improved symptoms, reducing inclusion scores and complicating signal detection. To address this, DRC adjusted selection thresholds (e.g., 4TNSS ≥ 7 and nasal congestion ≥ 2) and harmonized device color to reduce psychological effects, but these mitigations may not eliminate confounding in future studies. If baseline establishment, randomization windows, or site-to-site variability again blunt the observed effect size, PMDA may require larger samples, longer treatment periods, or alternative endpoints, extending timelines and resource needs.

We depend on iterative consultations with the PMDA; lack of formal guidance and evolving expectations may alter our development plan and timing.

DRC is actively consulting with PMDA on manufacturing and non-clinical topics but reports no formal guidance yet. Absent written guidance, study designs, comparators, and analytical plans may shift in response to interim feedback. If consultations lead to new requirements (e.g., additional biocompatibility, human-factors work, or specific subgroup analyses), we may need to modify protocols or conduct new studies. Such changes could increase costs, defer milestones, and delay the potential conversion of the HST mask into a certified medical device.

Our AI-enabled IVD kits combine a test tape with a smartphone app and will require device certification; classification, validation requirements and software performance introduce development risk.

The kits integrate ELISA-based chemistry with AI-powered image recognition in a mobile app to deliver results within minutes and without centralized labs or trained technicians. DRC plans to conduct clinical trials in Japan in 2027, aiming to initiate the PMDA certification application and obtain regulatory approval in 2028, and plans to launch commercially in Japan by the end of 2028. Achieving and maintaining algorithmic performance across phone models, lighting conditions, and user technique will be essential; if prospective validation diverges from bench or pilot data, authorities may require re-calibration, additional studies, or narrower indications, delaying timelines.

The multi-pathogen scope of the IVD program increases the volume and complexity of analytical and clinical validation required for clearance.

The platform targets droplet-, contact-, airborne-, and vector-borne diseases (e.g., COVID-19, influenza, Chlamydia, Gonorrhea, Syphilis, tuberculosis, measles, chickenpox, mycoplasma; malaria/dengue fever). While DRC highlights rapid results and dramatic cost- and time-reductions relative to PCR, each pathogen or allergen panel requires sufficient validation to support device claims, and multiplex claims may require additional bridging or interference testing. If any target fails to meet performance thresholds, labeling could be limited to narrower panels or specific use settings, affecting the planned breadth of launch.

Our development roadmap for the IVD kits is ambitious and may slip due to regulatory feedback, enrollment, or software-hardware integration challenges.

DRC’s stated goal is to conduct clinical trials in 2027, obtain approval in 2028, and launch commercially in Japan by the end of 2028. Dependencies include timely patient/subject access, availability of target pathogens during study windows, and alignment of the app, cassette, and imaging workflow. If enrollment lags, seasonal disease prevalence shifts, or app updates require additional verification, these milestones could move. Any deferral would push out downstream manufacturing scale-up and market preparation activities.

We rely on third parties for core inputs to development, including academic inventors, a commissioned app developer and a broad collaboration network, which introduces dependency and coordination risk.

Key test-tape technology was co-developed with RIKEN and is under a joint patent application; under the parties’ IP agreement, RIKEN retains only non-commercial rights. DRC commissioned StaGen to develop the smartphone app under which app and states that copyrights belong to DRC. DRC also emphasizes collaboration with multiple institutions to access facilities and clinical networks. If any counterparty underperforms, reprioritizes, or faces resource constraints, we could experience data gaps, slower iterations, or delays in submissions.

Real-world usability and human-factors considerations, particularly for self-administered or app-assisted workflows, could affect observed performance and require iteration.

The IVD design emphasizes self-administered testing with smartphone-based AI image analysis, aiming to eliminate lab infrastructure and trained technicians. In practice, variability in sample collection, timing, lighting, and phone handling can influence read-outs, potentially reducing sensitivity/specificity relative to controlled settings. If prospective human-factors or summative usability assessments identify misuse patterns, we may need revisions to instructions, UI/UX, or device design. Such changes can require additional verification/validation before regulatory acceptance, impacting schedule.

Pending patent prosecution outcomes and the scope of granted claims may influence development choices and prioritization of indications.

The joint patent application underlying the IVD test tape remains under review at the Japan Patent Office. While DRC holds commercialization rights under its agreement with RIKEN, the breadth of any ultimately granted claims and the timing of grant, could affect follow-on development, indication sequencing, and investments in complementary features. Narrow claims or extended prosecution could steer development toward differentiators outside the pending claims (e.g., software analytics), which may require added validation.

Pursuing multiple programs in parallel (HST mask, AI IVD platform, and an ATP-enhancing drug therapy) may stretch resources and complicate sequencing of critical development milestones.

DRC identifies three core development areas, therapeutic medical devices (including the HST mask), AI-powered IVD kits, and an ATP-enhancing drug for treatment of Parkinson’s Disease currently in Phase 1b in Japan, supported by collaborations and clinical-validation activities. Running overlapping programs can increase scheduling conflicts for study personnel, lab capacity, and partner attention. If one program requires unplanned work (e.g., a protocol amendment or re-verification), it may divert resources from others, affecting the pace and predictability of the overall development timeline.

Clinical development involves a lengthy and expensive process with an uncertain outcome, and results of earlier studies may not be predictive of future study results.

There is a risk of failure for every drug candidate. Clinical testing is expensive, difficult to design and implement and can take many years to complete, so its outcome is inherently uncertain. It is difficult to predict when or if any of DRC’s drug candidate for the treatment of Parkinson’s Disease will prove effective and safe in humans or will receive regulatory approval, and failure can occur at any time during the preclinical and clinical development process. Before obtaining regulatory approval from regulatory authorities for the commercialization of any drug candidate, DRC’s drug candidate for the treatment of Parkinson’s Disease must complete preclinical studies and then be subjected to extensive clinical trials to demonstrate the safety and efficacy of DRC’s drug candidate for the treatment of Parkinson’s Diseases in humans.

The results of preclinical studies and clinical trials of DRC’s drug candidate for the treatment of Parkinson’s Disease may not be predictive of the results of later-stage clinical trials. Drug candidates during later stages of clinical trials may fail to show the desired results in safety and efficacy despite having progressed through preclinical studies and initial to advanced clinical trials and despite the level of scientific rigor in the study, design and adequacy of execution. In some instances, there can be significant variability in safety and/or efficacy results among different studies of the same drug candidate due to numerous factors, including, but not limited to, differences in individual patient conditions, including genetic differences, and other compounding factors, such as other medications or pre-existing medical conditions. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their drug candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain regulatory approval of their drug candidates.

In the case of any studies DRC conducts, results may differ from earlier studies due to the larger number of clinical trial sites, foreign subjects and different languages involved in such studies. Clinical practices vary globally, and there is a lack of harmonization among the guidance provided by various regulatory bodies of different regions and countries with respect to the data that is required to receive marketing approval, which makes designing global studies increasingly complex. Differing regulatory approval requirements in different countries could make it more difficult for DRC to conduct unified global studies, which can lead to increased development costs and marketing delays or non-viability of DRC’s clinical trials. In addition, regulatory authorities may determine that clinical trial results obtained in foreign subjects do not adequately represent the results that would be obtained in local patients and are thus not supportive of relevant approvals.

In particular, if DRC experiences delays in the start or completion of, or termination of, any clinical trial of its drug candidate, ATP-enhancing drug, the commercial prospects of ATP-enhancing drug may be harmed, and DRC’s ability to generate product revenues from it will be delayed. In addition, any delays in completing DRC’s clinical trials will increase its costs, slow down the development and approval process for its drug candidate, and jeopardize its ability to commence drug product sales and generate revenues from it. Any of these occurrences may harm DRC’s business, financial condition and prospects. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of DRC’s drug candidate for the treatment of Parkinson’s Disease.

Changes in DRC’s drug candidate for the treatment of Parkinson’s Disease’s manufacturing or formulation may result in additional costs or delay.

Although DRC’s drug candidate for the treatment of Parkinson’s Disease, the ATP-enhancing drug, is based on a combination of febuxostat and inosine, two approved drugs with established safety profiles, which is expected to reduce time and cost of development and production and regulatory risk, as compared to the creation of a novel compound, it is common that various aspects of the development program, such as raw materials testing and release, manufacturing methods and formulation, are altered in an effort to optimize processes, which may not pass regulatory inspections. If DRC engages in the scale-up of manufacturing, DRC may encounter unexpected issues relating to the manufacturing process or the quality, purity and stability of the product, and DRC may be required to refine or alter its manufacturing processes to address these issues. Such changes may not achieve these intended objectives. Any of these changes could cause DRC’s product candidates to perform differently and affect the results of preclinical studies and clinical trials. Such changes may also require additional testing, notification or approval by relevant regulatory authorities. This could delay completion of preclinical studies and clinical trials; require DRC to conduct bridging clinical trials or studies, or to repeat one or more clinical trials; increase study or clinical trial costs; or delay approval of our product candidates and jeopardize DRC’s ability to commence product sales and generate revenue from the drug candidate.

DRC has not yet obtained marketing approval for the drug candidate and DRC may be unable to obtain, or may be delayed in obtaining, marketing approval for its drug candidate.

DRC has not yet obtained marketing approval for its drug candidate, ATP-enhancing drug. It is possible that the regulatory authorities may refuse to accept for review any NDAs that DRC submit for its drug candidate. It is also possible that the regulatory authorities may conclude, after review of DRC’s data, that DRC’s application for ATP-enhancing drug is insufficient or the data fails to achieve clinical endpoints to statistical significance when compared with placebo, and thus may delay the issuance of marketing approval of ATP-enhancing drug. If the regulatory authority does not accept or approve DRC’s NDAs for its drug candidate, it may require that DRC conducts additional clinical trials, preclinical studies or manufacturing validation studies and submit that data before it will reconsider DRC’s applications. Depending on the extent of these or any other required trials or studies, approval of any NDA or application that DRC submits may be delayed or may require DRC to expend more resources than DRC has expected. It is also possible that additional trials or studies, if performed and completed, may not be considered sufficient by the regulatory authorities to approve DRC’s NDAs. Any delay in obtaining, or an inability to obtain, marketing approvals would prevent us from commercializing DRC’s drug candidate for the treatment of Parkinson’s Diseases, generating revenues from it and achieving and sustaining profitability.

Obtaining and maintaining regulatory approval of DRC’s drug candidate for the treatment of Parkinson’s Disease in one jurisdiction does not mean that DRC will be successful in obtaining or maintaining regulatory approval of its drug candidate in other jurisdictions.

Obtaining and maintaining regulatory approval of DRC’s drug candidate for the treatment of Parkinson’s Disease in one jurisdiction does not guarantee that DRC will be able to obtain or maintain regulatory approval in any other jurisdiction, while a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in others. For example, even if the U.S. FDA grants marketing approval of a drug candidate, comparable regulatory authorities in foreign jurisdictions must also approve the manufacturing, marketing and promotion of the drug candidate in those countries. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from, and greater than, those in Japan, including additional preclinical studies or clinical trials as clinical trials conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions.

DRC may also submit marketing applications in other countries in additional to Japan. Regulatory authorities have requirements for approval of drug candidates with which DRC must comply prior to marketing in those jurisdictions. Obtaining foreign regulatory approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties, and costs for DRC and could delay or prevent the introduction of its drug product in certain countries. If DRC fails to comply with the regulatory requirements in international markets and/or receive applicable marketing approvals, its target market will be reduced and its ability to realize the full market potential of its drug candidate will be harmed.

Risks Related to DRC’s Business and Operations

Our multi-channel distribution strategy depends on e-commerce platforms, brick-and-mortar retail pharmacies and retailers via wholesalers, and institutional buyers; loss or under-performance of any channel could materially affect adoption and revenue trajectories.

DRC currently distributes HST-based consumer products through its official online shop and major e-commerce portals (including Amazon Japan and others), pharmacies and retailers nationwide via wholesalers (including PALTAC, Toho Pharmaceutical, and PIP), and also sells to institutional clients such as hospitals, schools and corporations via dedicated teams. Our plan contemplates that sales channels for regulated medical offerings (e.g., the HST therapeutic mask and IVD kits) will be finalized during and after certification and may vary by product classification, which adds uncertainty to go-to-market planning. If platform policies change, retail partners modify shelf or category terms, or institutional procurement cycles are longer than expected, sell-through may slow and promotional costs may rise. Further, because channels serve distinct customer segments, weakness in one may not be offset by strength in another, which could adversely affect operating results and our ability to scale.

We rely on third-party logistics providers and a hub-and-spoke distribution footprint; disruptions in warehousing, cross-border fulfillment or carrier capacity could impair product availability and brand momentum.

Domestic fulfillment is centered on a third-party-operated warehouse in Saitama that feeds wholesalers and consumers (including through Amazon FBA). Currently, sales outside Japan are limited to test sales and the amount is insignificant. However, DRC intends to actively pursue global expansion over the medium to long term. While this network is designed for scalability, it depends on the performance and continuity of multiple external providers, each exposed to labor shortages, weather events, customs backlogs and geopolitical factors. A localized outage or import delay can cascade into stockouts, higher expedite costs and lost retail facings. Because we emphasize reliable availability to support brand positioning and clinical adoption, prolonged logistics variability could erode customer confidence and slow expansion.

Our supply chain incorporates licensed technology and contract manufacturing; changes in license terms, access to key inputs or manufacturer performance could disrupt operations and weaken differentiation.

To produce the Hydro Silver Titanium® Sheet used in mask products, we entered a non-exclusive license with Shinshu Ceramics covering its patent that provides sterilization/antibacterial functions and the sheet’s production method; our own Japanese patent builds upon that foundation by adding targeted allergen-adsorption (hydroxyapatite) functionality. Because the license is non-exclusive and the process uses Shinshu’s IP, continued access to this capability and consistent contractor performance are important to continuity of supply and product quality. In parallel, while the HST chemical composition itself is not patented, we rely on proprietary know-how and the scope of our granted patents to sustain differentiation. If a key supplier reprioritizes capacity, modifies commercial terms, or experiences quality issues, or if competitors obtain similar licensed access, our operations, timelines and competitive positioning could be adversely affected.

Our data-enabled IVD consumer offering contemplates a subscription model for the DRC App and analysis of user data; failure to manage privacy, security and consent at scale could limit features or market access.

For consumer use, DRC plans to package (or separately license) the DRC App on a periodic-fee basis, enabling recurring revenue and closer user engagement “upon analysis of customer data,” subject to compliance with applicable data-protection laws. Executing this model requires robust governance over collection, storage, transmission and use of sensitive health-adjacent data across devices and jurisdictions. If data-protection expectations tighten, app features may require redesign, and some data-driven services could be deferred or restricted, reducing utility and monetization. Any perceived shortfall in privacy or security could also damage trust and discourage uptake in both consumer and institutional settings.

Our commercialization plans emphasize clinical engagement and relationships across Japan’s tiered healthcare system; if outreach to providers and clinics underperforms, planned adoption may not materialize.

DRC’s strategy for therapeutic masks and IVDs includes targeted engagement with allergy/immunology specialists and institutions, leveraging a network of over 80,000 clinics in Japan as an important distribution and promotion channel. Sustained access to physicians, conference forums and provider education will be required to establish appropriate clinical use and positioning. If provider uptake lags, formulary or institutional pathways prove more complex than anticipated, or if competing solutions crowd limited attention, demand may be slower to develop. Because our broader market entry envisions a first-step focus on Japan followed by international expansion, early clinic-channel traction is particularly important.

We depend on external collaborators and commissioned development for core elements of our offering; misalignment on timing, IP or resourcing could impede execution and support.

The IVD test-tape technology was co-developed with a RIKEN-affiliated inventor and is under a joint patent application, with DRC holding commercialization rights under the parties’ agreement; in addition, DRC commissioned StaGen to develop the DRC App and retains the app’s copyrights. DRC also highlights a broad collaboration network with academic and institutional partners to support innovation. While these relationships expand capabilities, they add coordination points for planning, validation and updates. If a counterparty’s priorities shift, or if contract or IP terms constrain changes we need for scale-up, releases and support windows could slip, which would affect product roadmaps and downstream operations (including field support and customer onboarding).

Our brand-building approach leverages media exposure, celebrity endorsements and academic/government affiliations; changes in these relationships or messaging could affect reputation and demand.

DRC seeks to enhance consumer trust and institutional credibility through widespread media coverage and celebrity endorsements, together with academic/government affiliations and innovation-led positioning. Endorsements and publicity can amplify awareness, but they also introduce dependency on third-party voices and cycles, and they may be sensitive to broader sentiment. If endorsements end, media tone shifts, or affiliations are perceived as less salient, top-of-funnel demand may decline and additional marketing spend may be required. Because our strategy bridges consumer and clinical markets, consistency of brand signals across both audiences is important; reputational variability in either channel could have cross-over effects on the other.

Risks Related to DRC’s Intellectual Property

Our reliance on a non-exclusive license for core HST sheet know-how and manufacturing methods may limit practical exclusivity and constrain enforcement options.

We produce the Hydro Silver Titanium® (HST) sheet used in our masks under a non-exclusive license from a third-party manufacturer that owns foundational antibacterial/sterilization process rights. Our own improvement rights build on that base to add allergen-adsorption functionality, but because the underlying license is non-exclusive, other market participants could obtain comparable access to similar base capabilities. If competitors use similar materials or processes without infringing our improvement claims, differentiation could narrow, and we may have limited ability to enjoin such activity. In addition, any re-negotiation, lapse, or dispute under this license could disrupt supply or require us to qualify alternative approaches under tight timelines, increasing cost and execution risk.

Because the chemical composition of HST is not patented, our protection depends on application-specific patents, trademarks and trade secrets that can be easier to design around.

Our edge in HST derives from know-how such as formulation parameters, concentration ranges, and integration methods (e.g., how the treatment is fixed to fibers), rather than composition-of-matter coverage. While our patents and know-how protect important implementations, competitors may pursue alternative carriers, matrices or deposition techniques to achieve similar outcomes without practicing our claims. Policing subtle technical variations across jurisdictions is resource-intensive and uncertain, and an increase in look-alike products could pressure pricing and weaken brand distinctiveness, particularly in consumer channels where visual similarity may drive substitution.

Our joint patent application for the IVD test-tape technology remains under examination; timing and ultimate claim scope are uncertain, and our research partner retains non-commercial rights.

The immunoassay test-tape was co-developed with a national research institute, and a joint application is pending. Under our IP agreement, the institute keeps non-commercial (research) rights, while we hold sole commercialization rights. Examination outcomes may narrow claims or require amendments; if allowed claims are narrower than expected, competitors could more easily design around our coverage. Any delay in allowance may also compress the window of exclusivity relative to planned launch timing, requiring greater reliance on trade secrets and branding to sustain differentiation.

Our rights in the DRC App arise from commissioned development; although we own the copyright, software/AI protection can be difficult to enforce and may require costly redesigns.

We engaged a third party to build the smartphone application and retained ownership of its copyrights. However, asserting exclusive rights over algorithmic methods, model behavior, and UI/UX conventions can be challenging in many jurisdictions. Even without a formal claim, perceived overlap with third-party methods (e.g., image capture, calibration, or classification steps) may prompt us to refactor features or seek licenses, increasing cost and extending release timelines. If we must implement design-arounds, additional validation, user training and documentation will be required prior to broad deployment.

International filing, maintenance and enforcement of patents and trademarks are costly and uncertain; differences among offices and courts may limit protection and remedies.

We maintain a sizable portfolio of patents, utility models and trademarks in Japan and abroad, and we pursue additional protection through regional and international systems. Maintaining this portfolio requires timely fee payments, renewals, and compliance with procedural rules; lapses or missed deadlines can permanently narrow rights. Enforcement outcomes vary widely by country, and administrative challenges (opposition, invalidation) can arise even after grant. Budget constraints may require us to prioritize certain markets or marks, leaving others with thinner protection and giving local competitors more freedom to operate.

Our trademark strategy underpins brand value; failure to maintain, police and prevent genericide could weaken exclusive rights and allow confusing marketplace uses.

We rely on the Hydro Silver Titanium® family of marks and related house marks across classes tied to medical devices, textiles and hygiene products in Japan and key foreign markets. To retain strong protection, we must show use, prosecute oppositions, and act against confusingly similar marks. If public or reseller usage drifts toward descriptive or generic use, or if coexistence arrangements narrow our rights, our ability to block imitators can erode. In consumer channels, brand confusion can quickly dilute goodwill and increase the marketing spend needed to maintain shelf presence and online discoverability.

Collaboration and co-ownership structures may complicate licensing, prosecution and enforcement, slowing decisions or reducing leverage in disputes.

Several assets in our portfolio reflect collaboration histories or contemplated sharing of ownership. Co-ownership arrangements can require mutual consent for licensing or enforcement, and partners may have different risk appetites or commercial priorities. Misalignment over claim scope, prosecution strategy or settlement posture can delay actions we deem necessary to protect markets or close transactions, and counterparties may negotiate for rights (e.g., publication, sublicensing) that narrow our freedom of action in future deals.

Patent terms expire over time; failure to maintain, renew or extend coverage could open the door to copycats sooner than planned.

Our rights include patents and utility models with terms extending into future years, subject to maintenance fees and compliance. If we miss payments, elect not to maintain lower-priority assets, or cannot secure any available extensions where applicable, claim coverage could fall away before later-stage products fully commercialize. Competitors monitor public registers and may accelerate entry the moment protection lapses, leveraging our investment in clinical evidence and market development.

We depend on trade secrets and confidential know-how (including HST processing and integration); leaks or reverse-engineering could materially erode our advantage.

Key aspects of our process, such as how HST is deposited, fixed and quality-checked on fabric, are protected by confidentiality, supplier controls and internal access limits. But trade secrets can be difficult to safeguard across suppliers, contract manufacturers and research collaborators, and some elements of consumer products can be tested or deconstructed. If sensitive process details become public or are independently developed elsewhere, we may be unable to prevent competitors from implementing comparable performance, diminishing our ability to command premium positioning. Policing misuse or pursuing misappropriation claims is expensive and outcomes vary by jurisdiction.

Third parties may assert infringement or misappropriation relating to diagnostic assays, image analysis or mobile readout workflows; responding could require licenses, redesigns, or delay.

Our IVD platform integrates immunoassay formats with AI-enabled image recognition in a mobile app. Even if our pending claims are allowed, other parties may allege overlap with their assay geometries, calibration routines, or device-camera processing pipelines. Defending these matters can be costly and distract management; adverse outcomes may require royalty payments, feature removals or revalidation of modified workflows before clinical use. In some cases, interim relief could restrict distribution pending resolution, affecting launch timing and revenue visibility.

Evolving patent and disclosure policies and differences in legal standards may reduce the scope or effectiveness of IP and trade-secret protection.

Patentability, subject-matter eligibility and enforcement standards continue to evolve across major markets. Separately, transparency initiatives at regulators and courts may result in greater public disclosure of information that companies view as confidential, complicating reliance on trade-secret protection. As a result, even well-crafted portfolios can be narrowed post-grant, and sensitive technical details may become more accessible through legal processes. Such changes could reduce barriers to entry, increase litigation risk and require higher ongoing investment to maintain effective protection.

Risks Related to Domestication and the Business Combination

The ability of Ribbon Shareholders to exercise redemption rights with respect to a large number of Public Shares or other factors may not allow Ribbon to complete the Business Combination or optimize its capital structure.

If a larger number of shares are submitted for redemption than Ribbon currently expects and such redemptions or other conditions are determined to result in a failure to satisfy the net tangible asset requirement set forth in Ribbon’s Current Charter is not approved, Ribbon may need to seek to restructure the transaction to reserve a greater portion of the cash in the Trust Account or arrange for third-party financing. Third-party financing may not be available to Ribbon or DRC on acceptable terms or at all.

Furthermore, raising additional third-party financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels. Ribbon may experience additional redemptions prior to and in connection with consummation, if any, of the proposed Business Combination, which will further reduce the funds otherwise deliverable from the Trust Account to Pubco in connection with the Closing, which may negatively impact Pubco’s business plans, perhaps significantly, or the time period in which such plans can be carried out, if at all. Additional Ribbon shares may be redeemed in connection with the consummation of the proposed Business Combination, if any, and in the event that Ribbon seeks additional approvals from its shareholders to extend the time period Ribbon has to complete an initial business combination. Additional redemptions by Public Shareholders will further deplete the funds available to be delivered to Pubco from the Trust Account at the Closing, which will increase the risk that Pubco may not have sufficient capital to execute its business plans. If there is insufficient capital available from the Trust Account to fund Pubco’s business plans, Pubco may be forced to consider other capital or financing sources to fund its business plans and operations, which may not be available to Pubco on favorable terms, if at all.

Redemptions in connection with the extension proposal presented at Ribbon’s extraordinary general meeting significantly reduced the funds available in the trust account, which may limit the post-combination company’s liquidity or increase the need for additional financing.

In connection with the approval of the extension proposal presented at Ribbon’s extraordinary general meeting held on January 9, 2026, holders of In connection with the extension, holders of 1,436,867 Class A ordinary shares exercised their redemption rights for a pro rata portion of the funds held in the Ribbon’s trust account, resulting in an aggregate redemption amount of $14,937,325.92, or approximately $10.39 per share.

The amount remaining in the trust account, not be sufficient to fund DRC’s business plan following the Business Combination. DRC may be required to raise additional capital through a PIPE or other financing at or prior to the closing of the Business Combination. There is no guarantee that such financing will be available on acceptable terms, or at all, which could delay or jeopardize the closing of the transaction or impact the combined company’s future operations.

You may be unable to ascertain the merits or risks of DRC’s operations.

If the Business Combination is consummated, Pubco will be affected by numerous risks inherent in the lines of business that Pubco expects to pursue. Although Ribbon’s management has endeavored to evaluate the risks inherent in the proposed Business Combination with DRC, Ribbon cannot assure you that it can adequately ascertain or assess all of the significant risk factors. Furthermore, some of these risks may be outside of Ribbon’s control. Ribbon also cannot assure you that an investment in Ribbon’s securities will not ultimately prove to be less favorable to investors in Ribbon than a direct investment, if an opportunity were available, in Pubco. In addition, if Ribbon Shareholders do not believe that the prospects for the Business Combination are promising, a greater number of shareholders may exercise their redemption rights, which may make it difficult for Ribbon to consummate the Business Combination.

There is no assurance that Ribbon’s diligence will reveal all material risks that may be present with regard to DRC. Subsequent to the completion of the Business Combination, Pubco may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition and its share price, which could cause you to lose some or all of your investment.

Ribbon cannot assure you that the due diligence Ribbon has conducted on DRC will reveal all material issues that may be present with regard to DRC, or that it would be possible to uncover all material issues through a customary amount of due diligence or that risks outside of Ribbon’s control will not later arise. DRC is aware that Ribbon must complete an initial business combination before its expiration. Consequently, DRC may have obtained leverage over Ribbon, knowing that if Ribbon does not complete the Business Combination, Ribbon may be unlikely to be able to complete an initial business combination with any other target business prior to such deadline. In addition, Ribbon has had limited time to conduct due diligence. DRC is a privately held company that expects to offer products and services that have not yet been fully developed or been commercialized and Ribbon therefore has made its decision to pursue a business combination with DRC on the basis of limited information, which may result in a business combination that is not as profitable as expected, if at all. As a result of these factors, Pubco may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in reporting losses.

Even if Ribbon’s due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and would not have an immediate impact on Pubco’s liquidity, the fact that Pubco reports charges of this nature could contribute to negative market perceptions about Pubco or Pubco’s securities. In addition, charges of this nature may cause Pubco to violate leverage or other covenants to which it may be subject as a result of assuming pre-existing debt held by DRC or by virtue of it obtaining debt financing following the Closing. Accordingly, any shareholders of Ribbon who choose to remain stockholders of Pubco following the Business Combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by Ribbon’s officers or directors of a duty of care or other fiduciary duty owed by them to Ribbon, or if they are able to successfully bring a private claim under securities laws that the Registration Statement of which this proxy statement/prospectus forms a part contained an actionable material misstatement or material omission.

There are risks to Ribbon Shareholders who are not affiliates of the Sponsor of becoming stockholders of Pubco through the Business Combination rather than acquiring securities of DRC directly in an underwritten public offering, including no independent due diligence review by a traditional underwriter.

There is no independent third-party investment bank taking on the economic risk typically borne by an underwriter in a traditional initial public offering (a “traditional underwriter”) in connection with the Business Combination. Because there is no traditional underwriter involved in the Business Combination or the issuance of Ribbon’s securities in connection therewith, investors may not receive the benefit of the same outside independent review of Ribbon’s and DRC’s respective finances and operations as would investors in an initial public offering, and it is possible that defects in DRC’s business or other problems that would have been discovered if DRC conducted an underwritten public offering will not be discovered in connection with the Business Combination, which could adversely affect the market price of the Pubco Common Stock. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, the rules of Financial Industry Regulatory Authority, Inc. (“FINRA”) and the national securities exchange where such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering. As no such review by a traditional underwriter will be conducted in connection with the Business Combination, Ribbon Shareholders may not have the benefit of the same independent review and investigation normally performed by a traditional underwriter in a public securities offering.

Unlike an underwritten initial public offering, the initial trading of Pubco’s securities will not benefit from the book-building process undertaken by underwriters that helps to inform efficient price discovery with respect to opening trades of newly listed shares and underwriter support to help stabilize, maintain or affect the public price of the new issue immediately after listing. The lack of such a process in connection with the listing of Pubco’s securities on the Nasdaq could result in diminished investor demand, inefficiencies in pricing and a more volatile public price for Pubco’s securities during the period immediately following the listing.

Ribbon is dependent upon its executive officers and directors and their departure could adversely affect Ribbon ability to operate and to consummate the initial business combination. Additionally, Ribbon’s executive officers and directors also allocate their time to other businesses, thereby causing potential conflicts of interest that could have a negative impact on Ribbon’s ability to complete the initial business combination.

Ribbon’s operations and its ability to consummate the Business Combination are dependent upon a relatively small group of individuals and, in particular, its executive officers and directors. Ribbon believes that its success depends on the continued service of its executive officers and directors, at least until the completion of the Business Combination. The unexpected loss of the services of one or more of Ribbon’s directors or executive officers could have a detrimental effect on Ribbon and the ability to consummate the Business Combination. In addition, Ribbon’s executive officers and directors are not required to commit any specified amount of time to its affairs and, accordingly, will have conflicts of interest in allocating management time among various business activities, including monitoring the due diligence and undertaking the other actions required in order to consummate the Business Combination. Each of Ribbon’s executive officers is engaged in several other business endeavors for which they may be entitled to substantial compensation and Ribbon’s directors also serve as officers and board members for other entities. If Ribbon’s executive officers’ and directors’ other business affairs require them to devote substantial amounts of time to such affairs in excess of their current commitment levels, it could limit their ability to devote time to Ribbon’s affairs which may have a negative impact on Ribbon’s ability to consummate the Business Combination.

Pubco’s ability to be successful following the Business Combination will depend upon the efforts of the Pubco Board and key personnel and the loss of such persons could negatively impact the operations and profitability of Pubco’s post-Business Combination business.

Pubco’s ability to be successful following the Business Combination will be dependent upon the efforts of Pubco Board and key personnel. Ribbon cannot assure you that the Pubco Board and key personnel will be effective or successful or remain with Pubco. In addition to the other challenges they will face, such individuals may be unfamiliar with the requirements of operating a public company, which could cause Pubco’s management to have to expend time and resources helping them become familiar with such requirements. Accordingly, the future performance of Pubco will depend upon the quality of the post-Business Combination board of directors, management and key personnel of Pubco.

Because Ribbon’s Insiders will lose their entire investment in Ribbon if the Business Combination or an alternative business combination is not completed, and because Ribbon’s Insiders will not be eligible to be reimbursed for their out-of-pocket expenses if the Business Combination is not completed, a conflict of interest may have arisen in determining whether DRC was appropriate for Ribbon’s initial business combination.

Ribbon’s Insiders currently own various interests in Ribbon, which may be worthless if Ribbon does not complete a business combination. The personal and financial interests of Ribbon’s executive officers and directors may have influenced their motivation in identifying and selecting a target business combination, completing an initial business combination and influencing the operation of the business following the initial business combination. At the closing of Ribbon’s initial business combination, its Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Ribbon’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. In the event the Business Combination or an alternative business combination is completed, there is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on Ribbon’s behalf. However, Ribbon’s Sponsor, executive officers and directors, or any of their respective affiliates will not be eligible for any such reimbursement if the Business Combination or an alternative business combination is not completed. Such financial interests of Ribbon’s Sponsor, executive officers and directors may have influenced their motivation in approving the Business Combination and may influence their motivation for completing the Business Combination.

Some of Ribbon’s and DRC’s officers and directors may be argued to have conflicts of interest that may influence them to support or approve the Business Combination without regard to your interests.

Certain officers and directors of Ribbon and DRC participate in arrangements that provide them with interests in the Business Combination that may be different from yours, including, among others, the continued service as an officer or director of Pubco, severance benefits, equity grants, continued indemnification and the potential ability to sell an increased number of shares of common stock of Pubco. If the Business Combination is not consummated and Ribbon is forced to wind up, dissolve and liquidate in accordance with the Current Charter, the Founder Shares currently held by Ribbon Insiders, which were initially acquired prior to the IPO, will be worthless (as the holders have waived liquidation rights with respect to such shares). Accordingly, the Sponsor and Ribbon’s current executive officers and directors, have interests that may be different from, or in addition to, your interests as a shareholder. These interests, among others, may influence the officers and directors of Ribbon and DRC to support or approve the Business Combination.

Ribbon Shareholders and DRC stockholders may not realize a benefit from the Business Combination commensurate with the ownership dilution they will experience in connection with the Business Combination.

If Pubco is unable to realize the full strategic and financial benefits currently anticipated from the Business Combination, Ribbon Shareholders and DRC stockholders will have experienced substantial dilution of their ownership interests in their respective companies without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent Pubco is able to realize only part of the strategic and financial benefits currently anticipated from the Business Combination.

Risks Related to Ownership of Pubco Common Stock

An active market for Pubco’s securities may not develop, which would adversely affect the liquidity and price of Pubco’s securities.

The price of Pubco’s securities may vary significantly due to factors specific to Pubco as well as to general market or economic conditions. Furthermore, an active trading market for Pubco’s securities may never develop or, if developed, it may not be sustained. You may be unable to sell your securities unless a market can be established and sustained.

There can be no assurance that the Pubco Common Stock that will be issued in connection with the Business Combination will be approved for listing on the Nasdaq following the Closing, or that Pubco will be able to comply with the continued listing rules of the Nasdaq.

In connection with the Business Combination and as a condition to DRC’s obligations to complete the Business Combination, Pubco will be required to demonstrate compliance with the Nasdaq’s initial listing requirements, which generally require, among other criteria, a per share price of at least $4.00 and a market capitalization of at least

$200,000,000. In addition to the listing requirements for Pubco’s common stock, the Nasdaq imposes listing standards on warrants. We cannot assure you that Pubco will be able to meet those initial listing requirements, in which case DRC will not be obligated to complete the Business Combination.

In order to continue the listing of its securities on the Nasdaq, Ribbon prior to the Business Combination, and Pubco following the consummation of the Business Combination, must maintain certain financial, share price and, subject to change as a result of recent rule changes proposed by the Nasdaq, distribution levels. Generally, a listed company must maintain a minimum market capitalization (generally $50,000,000) and a minimum number of holders of its securities (currently 300 public holders). Even if Pubco’s common stock and warrants are approved for listing on the Nasdaq, Pubco may not meet the Nasdaq continued listing requirements following the Business Combination.

If the Nasdaq delists Pubco’s securities from trading on its exchange and Pubco is not able to list its securities on another national securities exchange, Pubco’s securities could be quoted on an over-the-counter market. If this were to occur, Pubco could face significant material adverse consequences, including:

•        a limited availability of market quotations for its securities;

•        reduced liquidity for its securities;

•        a determination that Pubco’s common stock is a “penny stock” which will require brokers trading in the common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for Pubco’s securities; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The continued eligibility for listing of Pubco’s securities may depend on, among other things, the number of Ordinary Shares that are redeemed.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.”

Because the Ribbon Units, Ordinary Shares and Ribbon Rights are listed on the Nasdaq, the Ribbon Units, Ordinary Shares and Ribbon Rights qualify as covered securities under the statute. Although the states are preempted from regulating the sale of Ribbon’s securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While Ribbon is not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the State of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if Ribbon was no longer listed on the Nasdaq, Ribbon’s securities would not qualify as covered securities under the statute and Ribbon would be subject to regulation in each state in which Ribbon offers its securities.

The market price of the Pubco Common Stock may decline as a result of the Business Combination.

The market price of the Pubco Common Stock may decline as a result of the Business Combination for a number of reasons including if:

•        investors react negatively to the prospects of Pubco’s business and the prospects of the Business Combination;

•        the effect of the Business Combination on Pubco’s business and prospects is not consistent with the expectations of financial or industry analysts; or

•        Pubco does not achieve the perceived benefits of the Business Combination as rapidly or to the extent anticipated by financial or industry analysts.

Because there are no current plans to pay cash dividends on Pubco Common Stock for the foreseeable future, you may not receive any return on investment unless you sell your Pubco Common Stock at a price greater than what you paid for it.

Pubco intends to retain future earnings, if any, for future operations, expansion and debt repayment and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on Pubco Common Stock will be at the sole discretion of the Pubco Board. The Pubco Board may take into account general and economic conditions, Pubco’s financial condition and results of operations, Pubco’s available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, implications of the payment of dividends by Pubco to its stockholders or by its subsidiaries to it and such other factors as the Pubco Board may deem relevant. As a result, you may not receive any return on an investment in the Pubco Common Stock unless you sell your Pubco Common Stock for a price greater than that which you paid for it.

Pubco may issue additional Pubco Common Stock or other equity securities without seeking approval of the Pubco stockholders, which would dilute your ownership interests and may depress the market price of the Pubco Common Stock.

Upon consummation of the Business Combination, Pubco may choose to seek third party financing to provide additional working capital for the Pubco business, in which event Pubco may issue additional equity securities. Following the consummation of the Business Combination, Pubco may also issue additional Pubco Common Stock or other equity securities of equal or senior rank in the future for any reason or in connection with, among other things, future acquisitions, the redemption of outstanding warrants or repayment of outstanding indebtedness, without shareholder approval, in a number of circumstances.

The issuance of additional Pubco Common Stock or other equity securities of equal or senior rank would have the following effects:

•        Pubco’s existing stockholders’ proportionate ownership interest in Pubco will decrease;

•        the amount of cash available per share, including for payment of dividends in the future, may decrease;

•        the relative voting strength of each previously outstanding Pubco Common Share may be diminished; and

•        the market price of the Pubco Common Stock may decline.

If securities or industry analysts do not publish research or reports about Pubco’s business, if they change their recommendations regarding the Pubco Common Stock or if Pubco’s operating results do not meet their expectations, the Pubco Common Stock price and trading volume could decline.

The trading market for Pubco Common Stock will depend in part on the research and reports that securities or industry analysts publish about Pubco or its businesses. If no securities or industry analysts commence coverage of Pubco, the trading price for the Pubco Common Stock could be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover Pubco downgrade its securities or publish unfavorable research about its businesses, or if Pubco’s operating results do not meet analyst expectations, the trading price of Pubco Common Stock would likely decline. If one or more of these analysts cease coverage of Pubco or fail to publish reports on Pubco regularly, demand for Pubco Common Stock could decrease, which might cause the Pubco Common Share price and trading volume to decline.

Pubco will issue Pubco Common Stock and other securities as consideration for the Business Combination, and Pubco may issue additional Pubco Common Stock or other equity or convertible debt securities without approval of the holders of Pubco Common Stock, which would dilute existing ownership interests and may depress the market price of Pubco Common Stock.

Pubco may continue to require capital investment to support its business, and Pubco may issue additional Pubco Common Stock or other equity or convertible debt securities of equal or senior rank in the future without approval of the holders of Pubco Common Stock in certain circumstances. Additionally, any Assumed Options, if issued and outstanding, may be exercised by holders thereof, may be converted into Pubco Common Stock after applying the merger consideration ratio determined in accordance with the Business Combination Agreement.

Furthermore, employees, directors and consultants of DRC are expected to be granted equity awards under the new Incentive Plan after the Business Combination. You will experience additional dilution when those equity awards and purchase rights become vested and settled or exercised, as applicable, for Pubco Common Stock. See “Management of Pubco Following the Business Combination — Compensation of Directors and Executive Officers — Equity Incentive Plans.”

Pubco’s issuance of additional Pubco Common Stock or other equity or convertible debt securities would have the following effects: (i) proportionate ownership and voting power of Pubco Common Stock by and of existing investors in Ribbon relative to other Pubco investors may decrease; (ii) the amount of cash available per share, including for payment of dividends in the future, may decrease; and (iii) the market price of Pubco Common Stock may decline.

There will be material differences between your current rights as a holder of Ribbon Shares and the rights one will have as a holder of Pubco Common Stock, some of which may adversely affect you.

Upon completion of the Business Combination, Ribbon Shareholders will no longer be shareholders of Ribbon but will be stockholders of Pubco. There will be material differences between the current rights of Ribbon Shareholders and the rights you will have as a holder of Pubco Common Stock, some of which may adversely affect you.

Future sales, or the perception of future sales, by Pubco or its Public Shareholders in the public market following the Business Combination could cause the market price for Pubco Common Stock to decline.

The sale of Pubco Common Stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of Pubco Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for Pubco to sell equity securities in the future at a time and at a price that it deems appropriate.

All shares currently held by Ribbon public shareholders and all of the shares issued in the Business Combination to existing DRC securityholders will be freely tradable without registration under the Securities Act, and without restriction by persons other than Pubco’s “affiliates” (as defined under Rule 144 under the Securities Act, (“Rule 144”)), including Pubco’s directors, executive officers and other affiliates.

In addition, the Pubco Common Stock reserved for future issuance under the Incentive Plan will become eligible for sale in the public market once those shares are issued, subject to any applicable vesting requirements, lockup agreements and other restrictions imposed by law. A total number of shares representing 10% of the fully diluted outstanding Pubco Common Stock immediately following consummation of the Business Combination are expected to be reserved for future issuance under the Incentive Plan. Pubco is expected to file one or more registration statements on Form S-8 under the Securities Act to register Pubco Common Stock or securities convertible into or exchangeable for Pubco Common Stock issued pursuant to the Incentive Plan. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.

In the future, Pubco may also issue its securities in connection with investments or acquisitions. The amount of Pubco Common Stock issued in connection with an investment or acquisition could constitute a material portion of the then-outstanding Pubco Common Stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to Pubco stockholders.

Ribbon currently is, and Pubco will be, an “emerging growth company” within the meaning of the Securities Act, and if Pubco takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

Ribbon is currently and, following the consummation of the Merger, Pubco will be, an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act. Pubco may continue to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, Pubco stockholders may not have access to certain information they may deem important. We cannot predict whether investors will find securities issued by Pubco less attractive because Pubco will rely on these exemptions. If some investors find those securities less attractive as a result of its reliance on these exemptions, the trading prices of Pubco’s securities may be lower than they otherwise would be, there may be a less active trading market for Pubco’s securities and the trading prices of Pubco’s securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Ribbon has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Pubco, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Pubco’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Pubco will remain an emerging growth company until the earliest of: (i) the last day of the fiscal year following the fifth anniversary of the closing of the IPO, (ii) the last day of the fiscal year in which Pubco has total annual gross revenue of at least $1.235 billion; (iii) the last day of the fiscal year in which Pubco is deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of Pubco Common Stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such year; or (iv) the date on which Pubco has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Risks Related to Redemption

Since our initial business combination involves a company organized under the laws of a state of the United States, it is possible a 1% U.S. federal excise tax will be imposed on us in connection with redemptions of our common stock after or in connection with such initial business combination.

On August 16, 2022, the Inflation Reduction Act of 2022 became law in the United States, which, among other things, imposes a 1% excise tax on the fair market value of certain repurchases (including certain redemptions) of stock by publicly traded domestic (i.e., United States) corporations (and certain non-U.S. corporations treated as “surrogate foreign corporations”). The excise tax will apply to stock repurchases occurring in 2023 and beyond. The amount of the excise tax is generally 1% of the fair market value of the shares of stock repurchased at the time of the repurchase. The U.S. Department of the Treasury has been given authority to provide regulations and other guidance to carry out, and prevent the abuse or avoidance of, the excise tax; however, only limited guidance has been issued to date.

As an entity incorporated as a Cayman Islands exempted company, the 1% excise tax is not expected to apply to redemptions of our Class A ordinary shares (absent any regulations and other additional guidance that may be issued in the future with retroactive effect).

However, in connection with an initial business combination involving a company organized under the laws of the United States, it is possible that we domesticate and continue as a Delaware corporation prior to certain redemptions and, because our securities are trading on Nasdaq, it is possible that we will be subject to the excise tax with respect to any subsequent redemptions, including redemptions in connection with the initial business combination, that are treated as repurchases for this purpose (other than, pursuant to recently issued guidance from the Treasury Department, redemptions in complete liquidation of the company). In all cases, the extent of the excise tax that may be incurred will depend on a number of factors, including the fair market value of our stock redeemed, the extent such redemptions could be treated as dividends and not repurchases, and the content of any regulations and other additional guidance from the Treasury Department that may be issued and applicable to the redemptions. Issuances of stock by a repurchasing corporation in a year in which such corporation repurchases stock may reduce the amount of excise tax imposed with respect to such repurchase. The excise tax is imposed on the repurchasing corporation itself, not the shareholders from which stock is repurchased. The imposition of the excise tax as a result of redemptions in connection with the initial business combination could, however, reduce the amount of cash available to pay redemptions or reduce the cash contribution to the target business in connection with our initial business combination, which could cause the other stockholders of Pubco to economically bear the impact of such excise tax.

There is no guarantee that a Public Shareholder’s decision whether to redeem its Public Shares for a pro rata portion of the Trust Account will put such shareholder in a better future economic position.

We cannot assure you as to the price at which a Public Shareholder may be able to sell the Pubco Common Stock in the future following the completion of the Business Combination. Certain events following the consummation of any business combination, including the Merger, may cause an increase in the Pubco stock price, and may result in a lower value realized now than a Ribbon shareholder might realize in the future had the shareholder not elected to redeem such shareholder’s Public Shares. Similarly, if a Public Shareholder does not redeem such shareholder’s shares, such shareholder will bear the risk of ownership of Pubco Common Stock after the consummation of the Business Combination, and there can be no assurance that a Pubco stockholder can sell such stockholder’s Pubco Common Stock in the future for a greater amount than the Redemption Price set forth in this proxy statement/prospectus. A Ribbon Public Shareholder should consult such shareholder’s own tax or f advisors for assistance on how this may affect its individual situation.

If Ribbon Public Shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account.

Ribbon intends to comply with the U.S. federal proxy rules in conducting redemptions in connection with the Business Combination. However, despite Ribbon’s compliance with these rules, if a Ribbon shareholder fails to receive Ribbon’s proxy materials, such shareholder may not become aware of the opportunity to redeem its Public Shares. In addition, this proxy statement/prospectus provides the various procedures that must be complied with in order to validly tender or redeem Public Shares. In the event that a Public Shareholder fails to comply with these or any other procedures, its Public Shares may not be redeemed.

In order to exercise their redemption rights, Public Shareholders are required to deliver their Public Shares, either physically or electronically using The Depository Trust Company’s DWAC System, to Ribbon’s transfer agent prior to the vote at the Extraordinary General Meeting. If a Public Shareholder properly seeks redemption as described in this proxy statement/prospectus and the Business Combination is consummated, Ribbon will redeem these Public Shares for a pro rata portion of the funds deposited in the Trust Account and the Public Shareholder will no longer own such Public Shares following the Merger. See the section entitled “Extraordinary General Meeting of the Shareholders — Redemption Rights” for additional information on how to exercise your redemption rights.

If you or a “group” of Ribbon Shareholders of which you are a part is deemed to hold an aggregate of more than 15% of the Public Shares, you (or, if a member of such a group, or all of the members of such group in the aggregate) will lose the ability to redeem all such Public Shares in excess of 20% of the Public Shares.

A Public Shareholder, together with any of such shareholder’s affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming in the aggregate such shareholder’s Public Shares or, if part of such a group, the group’s Public Shares, in excess of 15% of the Public Shares, without the prior consent of Ribbon Board. However, Ribbon Shareholders’ ability to vote all of their Public Shares (including such excess shares) for or against the Business Combination Proposal is not restricted by this limitation on redemptions. Your inability to redeem any such excess Public Shares could result in you suffering a material loss on your investment in Ribbon if you sell such excess Public Shares in open market transactions. Ribbon cannot assure you that the value of such excess Public Shares will appreciate over time following the Business Combination or that the market price of the Public Shares will exceed the per share Redemption Price.

Risks Related to Ribbon

Public Shareholders have limited rights or interests in funds in the Trust Account. For Public Shareholders to liquidate their investment, therefore, they may be forced to sell Public Securities, potentially at a loss.

Public Shareholders will be entitled to receive funds from the Trust Account either (a) because they hold Public Shares or (b) they hold Public Shares through Ribbon Units and have elected to separate such Ribbon Units into the underlying Public Shares and warrants prior to exercising redemption rights with respect to the Public Shares, only upon (i) such Public Shareholder’s exercise of redemption rights in connection with Ribbon’s initial business combination (which will be the Business Combination, should it occur) and then only in connection with those Public Shares that such Public Shareholder properly elected to redeem or (ii) the redemption of Public Shares if Ribbon is unable to complete an initial business combination by its expiration date, subject to applicable law and as further described herein. In addition, if Ribbon is unable to complete an initial business combination by its expiration date, compliance with applicable law and the Current Charter, it may result in a delay in winding up Ribbon which may delay the distribution of the proceeds held in Ribbon’s Trust Account. In that case, Public Shareholders may be forced to wait beyond Ribbon’s expiration date before they receive funds from the Trust Account. In no other circumstances will a Public Shareholder have any right or interest of any kind in the Trust Account. Accordingly, to liquidate your investment, Public Shareholders may be forced to sell their Public Shares, potentially at a loss.

Holders of Public Shares may be held liable for claims by third parties against Ribbon to the extent of distributions received by them upon Redemption of their shares.

The Sponsor has agreed that, if Ribbon liquidates the Trust Account prior to the consummation of a business combination, it will be liable to pay debts and obligations to Ribbon businesses or vendors or other entities that are owed money by Ribbon for services rendered or contracted for or products sold to Ribbon in excess of the net proceeds of Ribbon’s IPO not held in the Trust Account, and will not seek repayment for such expenses, but only to the extent necessary to ensure that such debts or obligations do not reduce the amounts in the Trust Account and only if such parties have not executed a waiver agreement. However, there can be no assurances that it will be able to satisfy those obligations if it is required to do so.

If Ribbon is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against Ribbon which is not dismissed, any distributions received by Public Shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as a “preferential transfer,” a “fraudulent preference, conveyance or disposition.” As a result, a bankruptcy court could seek to recover all amounts received by Ribbon’s Public Shareholders. Furthermore, because Ribbon intends to distribute the proceeds held in the Trust Account to Ribbon’s Public Shareholders promptly after expiration of the time Ribbon has to complete an initial business combination, this may be viewed or interpreted as giving preference to Ribbon’s Public Shareholders over any potential creditors with respect to access to or distributions from Ribbon’s assets. Furthermore, the Ribbon Board may be viewed as having breached its fiduciary duties to Ribbon or Ribbon’s creditors and/or having acted in bad faith, thereby exposing itself and Ribbon to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. There is no assurance that claims will not be brought against Ribbon for these reasons.

Although Ribbon seeks to have all vendors, service providers (other than its independent auditors) or other entities with which it does business, execute agreements with Ribbon waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Ribbon’s Public Shareholders, as well as distributions to Public Shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Public Shareholders or claims challenging the enforceability of the waiver.

If third parties bring claims against Ribbon, the proceeds held in the Trust Account could be reduced and the Redemption Price received by Public Shareholders may be less than $10.00 per share.

Ribbon’s placing of funds in the Trust Account may not protect those funds from third-party claims against Ribbon. Although Ribbon seeks to have all vendors, service providers (other than its independent registered public accounting firm), or other entities with which it does business execute agreements with Ribbon waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Ribbon’s Public Shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against Ribbon’s assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Ribbon’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to Ribbon than any alternative.

Examples of possible instances where Ribbon may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Ribbon and will not seek recourse against the Trust Account for any reason. Upon Redemption of Ribbon’s Public Shares, if Ribbon is unable to complete its initial business combination within the prescribed time frame, or upon the exercise of a Redemption Right in connection with the Business Combination, Ribbon will be required to provide for payment of claims of creditors that were not waived that may be brought against Ribbon within the ten years following Redemption. In such event, Ribbon may not be able to complete an initial business combination, and you would receive such lesser amount per share in connection with any Redemption of your Public Shares.

The Sponsor has agreed that, if Ribbon liquidates the Trust Account prior to the consummation of a business combination, it will be liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to Ribbon. Accordingly, if a claim brought by a target business or vendor did not exceed the amount of funds available to Ribbon outside of the Trust Account or available to be released to Ribbon from interest earned on the trust account balance, the Sponsor would not have any obligation to indemnify such claims as they would be paid from such available funds. However, if a claim exceeded such amounts, the only exceptions to the Sponsor’s obligations to pay such claim would be if the party executed an agreement waiving any right, title, interest or claim of any kind they have in or to any monies held in the trust account. Ribbon has not asked the Sponsor to reserve any amount to satisfy any indemnification obligations that may arise and its only assets are expected to be Ribbon’s securities. Accordingly, Ribbon believes it is unlikely that the Sponsor will be able to satisfy these indemnification obligations if it is required to do so. Therefore, Ribbon cannot assure you that the per-share distribution from the Trust Account, if we liquidate the Trust Account because Ribbon has not completed a business combination within the required time period, will not be less than $10.00.

If, after Ribbon distributes the proceeds in the Trust Account to its Public Shareholders, Ribbon files a bankruptcy or winding up petition or an involuntary bankruptcy or winding up petition is filed against Ribbon that is not dismissed, a bankruptcy or other court may seek to recover such proceeds and the members of the Ribbon Board may be viewed as having breached their fiduciary duties to Ribbon’s creditors, thereby exposing the members of the Ribbon Board and Ribbon to claims of punitive damages.

If, after Ribbon distributes the proceeds in the Trust Account to its Public Shareholders, Ribbon files a bankruptcy or winding up petition or an involuntary bankruptcy or winding up petition is filed against Ribbon that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance, preference or disposition.” As a result, a bankruptcy court could seek to recover all amounts received by Ribbon’s shareholders. In addition, the Ribbon Board may be viewed as having breached its fiduciary duty to Ribbon’s creditors and/or having acted in bad faith, thereby exposing itself and Ribbon to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors.

Ribbon’s outstanding rights may have an adverse effect on the market price of Ordinary Shares or may create dilution for Public Shareholders.

Ribbon has issued rights that will result in the issuance of additional Ordinary Shares. Such securities, when converted or exercised, will increase the number of issued and outstanding Ordinary Shares. The sale, or even the possibility of sale, of the shares underlying the rights could have an adverse effect on the market price for Ribbon’s securities. If and to the extent these rights are converted or exercised, Ribbon’s Public Shareholders may experience dilution to their holdings.

Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for Ribbon to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing an acquisition.

Section 404 of the Sarbanes-Oxley Act requires that Ribbon evaluate and report on its system of internal controls. Following the initial business combination, if Pubco is deemed to be a large accelerated filer or an accelerated filer, it will be required to comply with the independent registered public accounting firm attestation requirement on its internal control over financial reporting. Further, for as long as Pubco remains an emerging growth company, it will not be required to comply with the independent registered public accounting firm attestation requirement on its internal control over financial reporting. Following the Business Combination, Pubco will be required to assure that it is in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of its internal controls. The need to develop the internal control system to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete the Business Combination as well as impose obligations of Pubco following the Business Combination.

In connection with the Extraordinary General Meeting, Public Shareholders may need to comply with specific requirements for redemption of their Public Shares that may make it more difficult for Public Shareholders to exercise their redemption rights prior to the deadline for exercising their rights.

In connection with any shareholder meeting called to approve a proposed initial business combination, each Public Shareholder will have the right, regardless of whether it is voting for or against such proposed business combination, to redeem its Public Shares for pro rata share of the Trust Account. The Redemption Price to be paid will be the applicable pro rata portion of the monies held in the Trust Account.

However, in order to validly exercise redemption rights, Public Shareholders must comply with specific delivery requirements. Specifically, Public Shareholders will be required to either (i) tender their share certificates (if any) and properly completed redemption forms to the Transfer Agent, or (ii) deliver their Public Shares electronically through the Depository Trust Company’s DWAC system, in each case prior to the deadline stated in the proxy materials.

Obtaining a physical share certificate may involve coordination among the shareholder’s broker, DTC, and the Transfer Agent, and could take two weeks or longer, a timeline over which Ribbon has no control. Although DWAC delivery is generally quicker, delays may still occur, and Ribbon makes no guarantees regarding processing times.

As a result, Public Shareholders who do not complete the required delivery procedures in a timely manner may be unable to redeem their shares, even if they submitted a redemption election. These shareholders would then remain investors in Ribbon and may not have another opportunity to redeem their shares prior to completion of the Business Combination.

Investors may not have sufficient time to comply with the delivery requirements for redemption.

Pursuant to Ribbon’s Current Charter, Ribbon is required to give a minimum of only 10 days’ notice for an Extraordinary General Meeting. As a result, if Ribbon requires Public Shareholders who wish to redeem their Public Shares for a pro rata portion of the funds in the Trust Account to comply with specific delivery requirements for redemption, holders may not have sufficient time to receive the notice and deliver their share certificates (if any) and other redemption forms. Accordingly, investors may not be able to exercise their redemption rights and may be forced to retain Ribbon’s securities when they otherwise would not want to.

If Ribbon requires Public Shareholders who wish to redeem their Public Shares to comply with the delivery requirements for redemption, such redeeming shareholders may be unable to sell their securities when they wish to in the event that the proposed business combination is not approved.

If Ribbon requires Public Shareholders who wish to redeem their Public Shares to comply with specific delivery requirements for redemption described above and such proposed business combination is not consummated, Ribbon will promptly return such certificates to the redeeming Public Shareholders. Accordingly, investors who attempted to redeem their shares in such a circumstance will be unable to sell their securities after the failed acquisition until Ribbon has returned their securities to them. The market price for Ribbon’s shares may decline during this time and Ribbon’s Public Shareholders may not be able to sell their securities when they wish to, even while other shareholders that did not seek to redeem may be able to sell their securities.

Because Ribbon is incorporated under the laws of the Cayman Islands, Public Shareholders may face difficulties in protecting their interests, and their ability to protect their rights through the U.S. Federal courts may be limited.

Because Ribbon is currently incorporated under the laws of the Cayman Islands, Public Shareholders may face difficulties in protecting their interests and their ability to protect their rights through the U.S. federal courts may be limited prior to the Domestication. Ribbon is currently an exempted company incorporated under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon Ribbon’s directors or officers, or enforce judgments obtained in the United States courts against Ribbon’s directors or officers.

Until the Domestication is effected, Ribbon’s corporate affairs are governed by the Current Charter, the Cayman Islands Companies Act and the common law of the Cayman Islands. The rights of Ribbon securityholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of its directors to Ribbon under the laws of the Cayman Islands are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of Ribbon’s securityholders and the fiduciary responsibilities of its directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders’ derivative action in a federal court of the United States.

The courts of the Cayman Islands are unlikely (i) to recognize or enforce against Ribbon judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against Ribbon predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Public Shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the Ribbon Board or controlling shareholders than they would as public stockholders of a United States company.

We may not be able to complete an initial business combination with a U.S. target company since such initial business combination may be subject to U.S. foreign investment regulations and review by a U.S. government entity, such as the Committee on Foreign Investment in the United States (“CFIUS”), or ultimately prohibited.

Machiko Shimizu, controls our Sponsor Ribbon Ventures Ltd and is the only person who has a material interest in the Sponsor, is a Japanese citizen and a non-U.S person. Certain companies requiring federally issued licenses in the United States, such as broadcasters and airlines, may be subject to rules or regulations that limit foreign ownership. In addition, CFIUS is an interagency committee authorized to review certain transactions involving foreign investment in the United States by foreign persons in order to determine the effect of such transactions on the national security of the United States. Therefore, because we may be considered a “foreign person” under such rules and regulations, we could be subject to foreign ownership restrictions and/or CFIUS review if our proposed business combination is with a U.S. target company engaged in a regulated industry or which may affect national security. The jurisdictional scope of CFIUS was expanded by the Foreign Investment Risk Review Modernization Act of 2018 (“FIRRMA”) to include certain non-passive, non-controlling investments in sensitive U.S. businesses and certain acquisitions of real estate even with no underlying U.S. business. FIRRMA and subsequent implementing regulations that are now in force also subject certain categories of investments to mandatory filings. Therefore, if our potential initial business combination with a U.S. target company falls within the scope of foreign ownership restrictions, we may be unable to consummate a business combination with such target company. In addition, if our potential business combination falls within CFIUS’s jurisdiction, we may be required to make a mandatory filing or determine to submit a voluntary notice to CFIUS, or to proceed with the initial business combination without notifying CFIUS and risk CFIUS intervention, before or after closing the initial business combination. CFIUS may decide to block or delay our initial business combination, impose conditions to mitigate national security concerns with respect to such initial business combination or order us to divest all or a portion of a U.S. business of the combined company were we to proceed without first obtaining CFIUS clearance. The foreign ownership limitations and the potential impact of a CFIUS review may limit the attractiveness of a transaction with us or prevent us from pursuing certain initial business combination opportunities that we believe would otherwise be beneficial to us and our shareholders. As a result, the pool of potential targets with which we could complete an initial business combination may be limited, and we may be adversely affected in terms of competing with other special purpose acquisition companies that do not have similar foreign ownership issues.

As a result of these various restrictions, the pool of potential targets with which we could complete the Business Combination may be limited and we may be adversely affected in terms of competing with other SPACs that do not have similar ownership issues. Moreover, the process of government review, whether by CFIUS or otherwise, could be lengthy. Because we have only a limited time to complete the Business Combination, our failure to obtain any required approvals within the requisite time period may require us to liquidate. If we liquidate, our public shareholders may only receive $10.00 per share, or less in certain circumstances, and our warrants will expire worthless. This will also cause you to lose any potential investment opportunity in a target company and the chance of realizing future gains on your investment through any price appreciation in the combined company.

Ribbon’s officers, directors, or any of their respective affiliates are not obligated to offer any corporate opportunity of which he or she may become aware to Ribbon, except for certain limited circumstances, if the Business Combination is not consummated for any reason after the Domestication takes effect.

Pursuant to the Current Charter, to the fullest extent permitted by applicable law, Ribbon’s directors and officers have no duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as Ribbon. Ribbon has renounced any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Ribbon’s directors and officers, on the one hand, and Ribbon, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by applicable law, Ribbon’s directors and officers have no duty to communicate or offer any such corporate opportunity to Ribbon and shall not be liable to Ribbon or its shareholders for breach of any fiduciary duty solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to Ribbon. Before Ribbon consummates its Business Combination, Ribbon will file certain documents in the Cayman Islands and the State of Delaware in order to affect the Domestication. At the effective time of the Domestication, Ribbon will cease to be an exempted company incorporated under the laws of the Cayman Islands and will continue as a Delaware corporation.

However, the personal and financial interests of Ribbon’s directors and officers may influence their motivation and may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business opportunity are appropriate and are in Ribbon Shareholders’ best interest. The directors, officers or their respective affiliates will have no duty to communicate or offer such transaction or business opportunity to Ribbon or any of its affiliates and they may take any such opportunity for themselves or offer it to another person or entity. Ribbon’s directors, officers or their respective affiliates are only obligated to present the opportunity to Ribbon when such opportunity was offered to such person solely in his or her capacity as a director or officer of Ribbon and (i) such opportunity is one Ribbon is legally and contractually permitted to undertake and would otherwise be reasonable for Ribbon to pursue and (ii) the director or officer is permitted to refer that opportunity to Ribbon without violating any legal obligation.

Risks Related to Tax

There is a risk that a U.S. Holder may recognize taxable gain with respect to its Ordinary Shares at the effective time of the Domestication.

As described more fully under the section entitled “Proposal 3: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication and the Business Combination to Ribbon Shareholders” below, the Domestication will constitute a tax-free reorganization within the meaning of Section 368(a)(l)(F) of the Code. Accordingly, U.S. Holders (as defined in such section) of Ordinary Shares will be subject to Section 367(b) of the Code and, as a result:

•        A U.S. Holder of Ordinary Shares whose Ordinary Shares have a fair market value of less than $50,000 on the date of the Domestication will not recognize any gain or loss and will not be required to include any part of Ribbon’s earnings in income;

•        A U.S. Holder of Ordinary Shares whose Ordinary Shares have a fair market value of $50,000 or more, but who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power and value of all classes of Ordinary Shares will generally recognize gain (but not loss) on the exchange of Ordinary Shares for shares in Pubco (a Delaware corporation) pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holders may file an election to include in income as a dividend the “all earnings and profits amounts,” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to its Ordinary Shares, provided certain other requirements are satisfied. Ribbon does not expect to have significant cumulative earnings and profits, if any, on the date of the Domestication; and

•        A U.S. Holder of Ordinary Shares whose Ordinary Shares have a fair market value of $50,000 or more, and who on the date of the Domestication owns (actually and constructively) 10% or more of the total combined voting power or value of all classes of Ordinary Shares will generally be required to include in income as a dividend the “all earnings and profits amount,” (as defined in Treasury Regulation Section 1.367(b)-2(d))) attributable to its Ordinary Shares, provided certain other requirements are satisfied. Ribbon does not expect to have significant cumulative earnings and profits, if any, on the date of the Domestication.

Furthermore, Ribbon believes it is likely classified as a PFIC, because it is a blank check company with no current active business and based upon the composition of its income (i.e., interest) and assets (i.e., cash). As a result, even if the Domestication qualifies as a reorganization under Section 368(a) of the Code, a U.S. Holder of Ordinary Shares may still recognize gain (but not loss) upon the exchange of its Ordinary Shares for Ribbon common stock pursuant to the Domestication under the “passive foreign investment company,” or PFIC, rules of the Code equal to the excess, if any, of the fair market value of the common stock of the Delaware corporation received in the Domestication and the U.S. Holder’s adjusted tax basis in the corresponding Ordinary Shares surrendered in exchange therefor. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply. In such event, the U.S. Holder’s aggregate tax basis in Ribbon common stock received in connection with the Domestication will be the same as the aggregate tax basis of Ordinary Shares surrendered in the transaction, increased by any amount included in the income of such U.S. Holder under the PFIC rules. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the description in the section entitled “Proposal 3: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication and the Business Combination to Ribbon Shareholders — U.S. Holders — Effect of PFIC Rules on the Domestication.”

Ribbon could be adversely affected by changes in applicable tax laws, regulations, or administrative interpretations thereof in the United States or other jurisdictions.

Ribbon could also be adversely affected by changes in applicable tax laws, regulations, or administrative interpretations thereof in the United States or other jurisdictions and changes in tax law could reduce Ribbon’s after-tax income and adversely affect Ribbon’s business and financial condition. For example, the U.S. federal tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”), enacted in December 2017, resulted in fundamental changes to the Code, including, among many other things, a reduction to the federal corporate income tax rate, a partial limitation on the deductibility of business interest expense, a limitation on the deductibility of certain director and officer compensation expense, limitations on net operating loss carrybacks and carryovers and changes relating to the scope and timing of U.S. taxation on earnings from international business operations. Subsequent legislation, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) enacted on March 27, 2020, relaxed certain of the limitations imposed by the Tax Act for certain taxable years, including the limitation on the use and carryback of net operating losses and the limitation on the deductibility of business interest expense. The exact impact of the Tax Act and the CARES Act for future years is difficult to quantify, but these changes could materially affect us, DRC, Pubco, or our or their subsidiaries. In addition, other changes could be enacted in the future to increase the corporate tax rate, limit further the deductibility of interest, or effect other changes that could have a material adverse effect on Ribbon’s financial condition. Such changes could also include increases in state taxes and other changes to state tax laws to replenish state and local government finances depleted by costs attributable to the COVID-19 pandemic and the reduction in tax revenues due to the accompanying economic downturn.

In addition, Ribbon’s effective tax rate and tax liability are based on the application of current income tax laws, regulations and treaties. These laws, regulations and treaties are complex and often open to interpretation. In the future, the tax authorities could challenge Ribbon’s interpretation of laws, regulations and treaties, resulting in additional tax liability or adjustment to Ribbon’s income tax provision that could increase Ribbon’s effective tax rate. Changes to tax laws may also adversely affect Ribbon’s ability to attract and retain key personnel.

Comprehensive U.S. federal income tax reform could adversely affect Pubco.

Changes to tax laws, which changes may have retroactive application, could adversely affect Pubco or holders of Pubco Common Stock. In recent years, many changes have been made to applicable tax laws and changes are likely to continue to occur in the future.

The TCJA, which was enacted in 2017, included changes to U.S. federal tax rates, imposed significant additional limitations on the deductibility of interest, allowed for the expensing of capital expenditures, and put into effect the migration from a “worldwide” system of taxation to a modified territorial system.

On March 27, 2020, then-President Trump signed into law the CARES Act, which included certain changes in tax law (including to the TCJA) intended to stimulate the U.S. economy in light of the COVID-19 pandemic, including temporary beneficial changes to the treatment of net operating losses, interest deductibility limitations and payroll tax matters. On August 16, 2022, former President Biden signed the IRA into law, which contained certain tax measures, including a corporate alternative minimum tax of 15% on some large corporations, an excise tax of 1% on certain corporate stock buy-backs, and an excise tax with respect to certain drug sales for failing to offer a price that is not equal to or less than the negotiated “maximum fair price” under the law or for taking price increases that exceed inflation.

Many provisions of the TCJA expire at the end of 2025 or are modified beginning in 2026. The U.S. Congress and the current Trump Administration have indicated that they intend to pursue legislation in 2025 to make permanent the 2017 TCJA provisions but there is no guarantee that this initiative will be successful. Future changes in tax laws could have a material adverse effect on Pubco’s business, cash flow, financial condition or results of operations. The impact of these tax reforms on holders of Pubco Common Stock is uncertain and could be adverse. Pubco urges its stockholders, including acquirers of capital stock in the Business Combination, to consult with their legal and tax advisors with respect to such legislation and the potential tax consequences of investing in Pubco Common Stock.

EGM OF THE SHAREHOLDERS

General

Ribbon is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by the Ribbon Board for use at the EGM to be held at 10:00 a.m., Eastern Time on September 10, 2026, and at any adjournment thereof. This proxy statement/prospectus provides Ribbon shareholders with information they need to know to be able to vote or direct their vote to be cast at the EGM.

Date, Time and Place of EGM

Ribbon’s EGM is to be held at 10:00 a.m., Eastern Time, on September 10, 2026 in a virtual meeting format at www.proxydocs.com/RIBB, or at such other time, on such other date and at such other place to which the meeting may be adjourned. This proxy statement/prospectus includes instructions on how to access the virtual Meeting and how to listen, vote, and submit questions from home or any remote location with internet connectivity.

Registering for the EGM

As a registered Ribbon shareholder, you received a proxy card from Odyssey Transfer and Trust Company. The form contains instructions on how to attend the meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact Odyssey Transfer and Trust Company at the phone number or e-mail address below. Odyssey Transfer and Trust Company’s support contact information is as follows: 1-612-482-5100, or email BWinterle@odysseytrust.com.

You can pre-register to attend the meeting starting August 31, 2026 at 10:00 a.m. Eastern Time. Enter the URL address www.proxydocs.com/RIBB into your browser and enter your control number, name, and email address. At the start of the meeting, you will need to re-log in using your control number and will also be prompted to enter your control number if you vote during the meeting.

A Ribbon shareholder that holds such shareholder’s shares in “street name,” which means such shareholder’s shares are held of record by a broker, bank or other nominee, may need to contact Odyssey Transfer and Trust Company to receive a control number. If you plan to vote shares you hold in “street name” at the meeting, you will need to have a legal proxy from your bank or broker, or if you would like to join and not vote, Odyssey Transfer and Trust Company will issue you a guest control number with proof of ownership. Either way, you must contact Odyssey Transfer and Trust Company for specific instructions on how to receive the control number. They can be contacted at the number or email address above. Please allow up to 72 hours prior to the meeting for processing your control number.

If you do not have internet capabilities, you can vote for the meeting by dialing 1-866-612-5589 (standard rates may apply).

Purpose of the EGM

At the EGM, Ribbon is asking holders of its ordinary shares to consider and vote upon:

•        The NTA Proposal;

•        The Domestication Proposal. The forms of the Surviving Pubco Certificate of Incorporation and proposed Surviving Pubco Bylaws to become effective upon the Domestication are attached to this proxy statement/prospectus as Annex B and Annex C, respectively;

•        The Business Combination Proposal. A copy of the Business Combination Agreement together with its amendment, the Joinder Agreement, is attached to this proxy statement/prospectus as Annex A;

•        The Organizational Documents Proposals;

•        The Nasdaq Proposal;

•        The Incentive Plan Proposal. A copy of the Equity Incentive Plan is attached to this proxy statement/prospectus as Annex D;

•        The Director Election Proposals; and

•        The Adjournment Proposal.

Recommendation of the Ribbon Board with Respect to the Proposals

The Ribbon Board has determined that each of the proposals is fair to and in the best interests of Ribbon and its shareholders, and has unanimously approved such proposals. The Ribbon Board unanimously recommends that stockholders:

•        vote “FOR” the NTA Proposal;

•        vote “FOR” the Domestication Proposal;

•        vote “FOR” the Business Combination Proposal;

•        vote “FOR” the Organizational Documents Proposals;

•        vote “FOR” the Nasdaq Proposal;

•        vote “FOR” the Incentive Plan Proposal;

•        vote “FOR” the Director Election Proposal;

•        vote “FOR” the Adjournment Proposal, if it is presented to the meeting.

Record Date; Who is Entitled to Vote

Ribbon has fixed the close of business on August 14, 2026, as the Record Date for determining the Ribbon shareholders entitled to notice of and to attend and vote at the EGM. As of the close of business on such date, there were 4,793,446 Ribbon Ordinary Shares outstanding and entitled to vote. The Ribbon Ordinary Shares vote as a single class, and each share is entitled to one vote per share at the EGM.

Quorum

A quorum of Ribbon Shareholders is necessary to hold the EGM. The presence of holders of a majority of the Ribbon Ordinary Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative will constitute a quorum for the EGM.

Abstentions and Broker Non-Votes

Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the EGM. Accordingly, abstentions will have no effect on the outcome for any of the proposals. All proposals presented at the EGM are “non-routine” matters and, therefore, there will be no “broker non-votes.”

Vote Required for Approval

Each of the Business Combination Proposal, the Incentive Plan Proposal, the Nasdaq Proposal and the Director Election Proposal is interdependent upon the others and must be approved in order for Ribbon to complete the Business Combination contemplated by the Business Combination Agreement. If any of Business Combination Proposal, the Incentive Plan Proposal, the Nasdaq Proposal and the Director Election Proposal fails to receive the required approval by the shareholders of Ribbon at the EGM, the Business Combination will not be completed. The Business Combination Proposal, the Incentive Plan Proposal, the Nasdaq Proposal and the Director Election Proposal and the Adjournment Proposal will require an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of the members representing at least a simple majority of the votes cast by holders of Ribbon Ordinary Shares present and voting in person or by proxy at the EGM. The NTA Proposal, the Domestication

Proposal and the Organizational Documents Proposals will require a special resolution as a matter of Cayman Islands law, being the affirmative vote of the members representing at least two-thirds of the votes cast by holders of Ribbon Ordinary Shares present and voting in person or by proxy at the EGM.

Voting Your Shares

If you are a record owner of your shares, there are three ways to vote your Ribbon Ordinary Shares at the EGM:

You Can Vote By Signing and Returning the Enclosed Proxy Card.    If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Ribbon Board “FOR” the NTA Proposal, the Domestication Proposal, the Business Combination Proposal, the Organizational Documents Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal (if presented) at the EGM. Votes received after a matter has been voted upon at the EGM will not be counted.

You Can Virtually Attend the EGM and Participate Virtually.    You can participate in the virtual meeting and vote during the EGM even if you have previously voted by submitting a proxy as described above.

You Can Personally Attend the EGM and Participate.    You can attend the EGM in person and vote during the meeting even if you have previously voted by submitting a proxy as described above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the EGM and vote your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way Ribbon can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:

•        you may send another proxy card with a later date;

•        you may notify Ribbon’s secretary in writing before the EGM that you have revoked your proxy; or

•        you may attend the EGM, revoke your proxy and vote in person as described above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Who Can Answer Your Questions About Voting Your Shares

If you are a Ribbon’s shareholder and have questions about how to vote or direct a vote in respect of your Ribbon Ordinary Shares, you may call Advantage Proxy Inc. at 206-870-8565, Ribbon’s proxy solicitor, or by emailing ksmith@advantageproxy.com.

Vote of Ribbon’s Insiders

In connection with the IPO, Ribbon entered into an agreement with its officers, directors and initial shareholders pursuant to which they agreed to vote any initial shares and private shares owned by them in favor of the Business Combination Proposal and for all other Proposals presented at the EGM. This agreement applies to each Insider as it relates to the initial and private shares owned by them and the requirement to vote such shares in favor of the Business Combination Proposal and for all other Proposals presented to Ribbon shareholders in this proxy statement/prospectus.

Ribbon’s Insiders have waived any redemption rights, including with respect to their initial shares, private shares and public shares, in connection with Business Combination. No consideration was provided in exchange for the Insiders’ waiver of their redemption rights. The initial shares held by the Insiders have no redemption rights upon Ribbon’s liquidation and will be worthless if no business combination is effected by Ribbon by January 16,

2026 (as such deadline may be extended by the amendment to Ribbon’s Current Charter). If Ribbon’s initial business combination is not consummated by January 16, 2026 (as such deadline may be extended by the amendment to Ribbon’s Current Charter), then Ribbon’s existence will terminate, and Ribbon will distribute amounts in the Trust Account as provided in Ribbon’s Current Charter.

Redemption Rights

Pursuant to the Current Charter, a Ribbon Public Shareholder may request of Ribbon that it redeem all or a portion of its Ribbon Public Shares for cash if the Business Combination is consummated. As a holder of Ribbon Public Shares, you will be entitled to receive cash for any Ribbon Public Shares to be redeemed only if you:

(i)     hold Ribbon Public Shares separately from other securities (if you hold Ribbon Public Shares through Ribbon Units, you must elect to separate your Ribbon Units into the underlying Ribbon Public Shares and Ribbon Public Rights prior to exercising your Redemption Rights with respect to the Ribbon Public Shares);

(ii)    submit a written request to the Transfer Agent, in which you (a) request that the Ribbon redeem all or a portion of your Ribbon Public Shares for cash, and (b) identify yourself as the beneficial holder of the Ribbon Public Shares and provide your legal name, phone number and address; and

(iii)   deliver your Ribbon Public Shares to the Transfer Agent, physically or electronically through DTC.

Ribbon Public Shareholders may seek to have their Ribbon Public Shares redeemed by Ribbon regardless of whether they vote for or against the Business Combination Proposal or any other Proposals (or do not vote at all) and whether or not they held Ribbon Public Shares as of the Record Date. In order for a Ribbon Public Shareholder to request redemption of such holder’s Ribbon Ordinary Shares, such request must be made on or before September 8, 2026 (two Business Days before the EGM). Any Ribbon Public Shareholder who exercises Redemption Rights will have his or her Ribbon Public Shares redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid. Redemptions by Ribbon Public Shareholders will have a dilutive impact on the holdings of non-redeeming Ribbon Public Shareholders. The potential dilutive impact of these redemptions on non-redeeming shareholders will depend on the degree to which Ribbon Public Shareholders redeem their shares. For a tabular chart disclosing the dilutive impact of redemptions on non-redeeming Ribbon Public Shareholders, based on three scenarios (No Redemption, Intermediate Redemption, and Maximum Redemption), please see “Proposal No. 3 — Business Combination Proposal — Ownership of Surviving Pubco Immediately After the Closing.”

For illustrative purposes, based on funds in the Trust Account of approximately $37.72 million on March 31, 2026, and including anticipated additional interest through the closing of the Business Combination (assuming interest accrues at recent rates and no additional tax payments are made out of the Trust Account), the estimated per share redemption price is expected to be approximately $10.59. A Ribbon Public Shareholder that has properly tendered his or her Ribbon Public Shares for Redemption will be entitled to receive his or her pro rata portion of the aggregate amount then on deposit in the Trust Account in cash for such Ribbon Public Shares only if the Business Combination is completed. If the Business Combination is not completed, the Redemptions will be cancelled and the tendered Ribbon Public Shares will be returned to the relevant Ribbon Public Shareholders as appropriate.

Ribbon Public Shareholders who seek to redeem their Ribbon Public Shares must demand Redemption no later than, 10:00 Eastern Time, on September 8, 2026 (two Business Days before the EGM) by (i) submitting a written request to the Transfer Agent that Ribbon redeem such Ribbon Public Shareholder’s Ribbon Public Shares for cash, (ii) affirmatively certifying in such request to the Transfer Agent for Redemption if such Ribbon Public Shareholder is acting in concert or as a “group” (as described in Section 13(d)(3) of the Exchange Act) with any other shareholder with respect to Ribbon Public Shares and (iii) tendering their ordinary shares, either physically or by delivering them electronically using DTC’s DWAC System, at the Ribbon Public Shareholder’s option, to the Transfer Agent prior to the EGM. If a Ribbon Public Shareholder holds the Ribbon Public Shares in street name, such Ribbon Public Shareholder will have to coordinate with his or her broker to have such Ribbon Public Shares certificated or delivered electronically. Certificates that have not been tendered to the Transfer Agent (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge the tendering broker a nominal fee and it would be up to the broker whether or not to pass this cost on to the redeeming Ribbon Public Shareholder. In the event the Business Combination is not completed, this may result in an additional cost to the Ribbon Public Shareholders for the return of their shares.

If a Ribbon Public Shareholder demands Redemption of such Ribbon Public Shares and subsequently decides prior to the applicable date not to elect to exercise Redemption Rights, he or she may simply request that the Transfer Agent return the shares (physically or electronically).

Any corrected or changed written demand of Redemption Rights must be received by Ribbon’s secretary two Business Days prior to the vote taken on the Business Combination Proposal at the EGM. No demand for Redemption will be honored unless the Ribbon Public Shareholder’s share certificates (if any) and other redemption forms have been delivered (either physically or electronically) to the Transfer Agent at least two Business Days prior to the vote at the EGM.

Ribbon Public Shareholders seeking to exercise their Redemption Rights and opting to deliver share certificates (if any) and other redemption forms should allow sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is Ribbon’s understanding that Ribbon Public Shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, Ribbon does not have any control over this process and it may take longer than two weeks. Ribbon Public Shareholders who hold their Ribbon Public Shares in street name will have to coordinate with their banks, brokers or other nominees to have the shares certificated or delivered electronically. There is a cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a nominal fee to the tendering broker and it would be up to the broker whether or not to pass this cost on to the redeeming Ribbon Public Shareholder. In the event the Business Combination is not completed, this may result in an additional cost to Ribbon Public Shareholders for the return of their Ribbon Public Shares.

A Ribbon Public Shareholder will be entitled to receive cash for these shares only if the shareholder properly demands Redemption as described above and the Business Combination is completed. If a Ribbon Public Shareholder properly seeks Redemption and the Business Combination is completed, Ribbon will redeem these shares for cash and the holder will no longer own these shares following the Business Combination. If the Business Combination is not completed for any reason, then the Ribbon Public Shareholders who exercised their Redemption Rights will not be entitled to receive cash for their shares. In such case, Ribbon will promptly return any shares delivered by the Ribbon Public Shareholders.

Notwithstanding the foregoing, a Ribbon Public Shareholder, together with any affiliate of his, her, its or any other person with whom he, she or it is acting in concert or as a “group” (as described in Section 13(d)(3) of the Exchange Act) will be restricted from seeking Redemption Rights with respect to 15% or more of Ribbon Public Shares. Accordingly, any shares held by a Ribbon Public Shareholder or “group” in excess of such 15% cap will not be redeemed by Ribbon.

Pursuant to the Letter Agreement, the Sponsor Related Parties have waived all of their Redemption Rights and will not have Redemption Rights with respect to any Ribbon Ordinary Shares owned by them, directly or indirectly other than the shares acquired in the IPO.

Holders of the Ribbon Rights will not have redemption rights with respect to the rights.

The closing price of Ribbon Ordinary Shares on July 2, 2026 was $10.84. The cash held in the Trust Account as of July 2, 2026 was approximately $38,414,146.01 per Ribbon Public Share. Prior to exercising Redemption Rights, shareholders should verify the closing price of the Ribbon Public Shares as they may receive higher proceeds from the sale of their shares in the public market than from exercising their Redemption Rights if the closing price per share is higher than the Redemption price. Ribbon cannot assure its shareholders that they will be able to sell their Ribbon Ordinary Shares in the open market, even if the closing price per share is higher than the Redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares. A Ribbon Public Shareholder who properly exercises its Redemption Rights pursuant to the procedures set forth herein will be entitled to receive a pro rata portion of the aggregate amount then on deposit in the Trust Account, less any amounts necessary to pay Ribbon’s taxes.

Appraisal Rights

Shareholders of Ribbon do not have appraisal rights in connection with the Business Combination or the Domestication under the Companies Act or under the DGCL.

Proxy Solicitation Costs

Ribbon is soliciting proxies on behalf of the Ribbon Board. This proxy solicitation is being made by mail, but also may be made by telephone or in person. Ribbon has engaged Advantage Proxy, Inc. to assist in the solicitation of proxies for the EGM. Ribbon and its directors and officers and employees may also solicit proxies in person. Ribbon will ask banks, brokers and other institutions, nominees and fiduciaries to forward this proxy statement/prospectus and the related proxy materials to their principals and to obtain their authority to execute proxies and voting instructions.

Ribbon will bear the entire cost of the proxy solicitation, including the preparation, assembly, printing, mailing and distribution of this proxy statement/prospectus and the related proxy materials. Ribbon will pay Advantage Proxy, Inc. a fee of $12,500 plus disbursements. Ribbon will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding this proxy statement/prospectus and the related materials to Ribbon shareholders. Ribbon’s directors and officers and employees of Ribbon who solicit proxies will not be paid additional compensation for soliciting.

Potential Purchases of Public Shares and/or Rights

At any time prior to the EGM, during a period when they are not then aware of any material non-public information regarding Ribbon, DRC, or its or their securities, the Sponsor, directors, executive officers, advisors or their affiliates may purchase Public Shares in privately negotiated transactions or in the open market from shareholders who redeem, or indicate an intention to redeem, their Public Shares, or they may enter into transactions with such persons and others to provide them with incentives to acquire Public Shares. Any Public Shares purchased by the Sponsor or its affiliates would be purchased at a price no higher than the Redemption Price for the Public Shares. For illustrative purposes, as of July 2, 2026, this would have amounted to approximately $10.84 per Public Share. Any Public Shares so purchased would not be voted by the Sponsor or its affiliates at the EGM and would not be redeemable by the Sponsor or its affiliates.

The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied or to provide additional equity financing. This may result in the completion of the Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or warrants owned by the Sponsor for nominal value.

However, other than as expressly stated in this proxy statement/prospectus, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase Public Shares in such transactions. Ribbon will file a Current Report on Form 8-K prior to the EGM to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (i) the amount of Ribbon Class A Ordinary Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of Ribbon Class A Ordinary Shares for which Ribbon has received redemption requests.

Any such arrangements may have a depressive effect on the price of Pubco Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than the market price and may therefore be more likely to sell the shares such investor or holder owns, either prior to or immediately after the EGM. The public “float” of Ribbon’s Public Shares and the number of beneficial holders of Ribbon’s securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of Ribbon’s securities on a Stock Exchange.

PROPOSAL 1: THE NTA PROPOSAL

General

As discussed elsewhere in this proxy statement/prospectus, Ribbon is asking its stockholders to approve the NTA Proposal. The NTA Proposal is conditioned upon the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the NTA Proposal will have no effect, even if approved by Ribbon shareholders. If the NTA Proposal and the Business Combination Proposal are approved at the EGM, the following amendments will be made to the Current Charter, which shall be effective, if adopted and implemented by Ribbon, prior to the consummation of the proposed Business Combination:

(a)     Section 9.2(a) of the Current Charter shall be amended in its entirety to read as follows:    “Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed (irrespective of whether they voted in favor or against the Business Combination) pursuant to, and subject to the limitations of, Sections 9.2(b) and 9.2(c) (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) for cash equal to the applicable redemption price per share determined in accordance with Section 9.2(b) hereof (the “Redemption Price”). Notwithstanding anything to the contrary contained in this Amended and Restated Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering.”

(b)    Section 9.2(e) of the Current Charter shall be amended in its entirety to read as follows:    “If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if (i) such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination (or such other vote as the applicable law or stock exchange rules then in effect may require).”

(c)     Section 9.7 of the Current Charter shall be amended to remove the following language:    “provided, however, that any such amendment will be voided, and this Article IX will remain unchanged, if any stockholders who wish to redeem are unable to redeem due to the Redemption Limitation.”

Reasons for the Amendments

Ribbon shareholders are being asked to adopt the proposed amendments to the Current Charter prior to the Closing, which, in the judgment of the Ribbon Board, may facilitate the consummation of the Business Combination. The Current Charter limits Ribbon’s ability to consummate an initial business combination, or to redeem shares of Ribbon Class A Ordinary Shares in connection with an initial business combination, if it would cause Ribbon to have less than $5,000,001 in net tangible assets. The purpose of such limitation was initially to ensure that the Ribbon Class A Common Stock is not deemed to be a “penny stock” pursuant to Rule 3a51-1 under the Exchange Act. Because the Ribbon Class A Ordinary Shares and the Pubco’s Ordinary Shares would not be deemed to be a “penny stock” as such securities are listed on a national securities exchange, Ribbon is presenting the NTA Proposal to facilitate the consummation of the Business Combination. If the NTA Proposal is not approved and there are significant requests for redemption such that Ribbon’s net tangible assets would be less than $5,000,001 upon the consummation of the Business Combination, the Current Charter would prevent Ribbon from being able to consummate the Business Combination even if all other conditions to Closing are met. If the Business Combination is consummated, then the Current Charter, as amended by the NTA Amendments, will be further amended and restated in its entirety as set forth in the Proposed Charter in connection with the Closing of the Business Combination and all of the references in this proxy statement/prospectus to the “Current Charter” shall be deemed to mean the Current Charter as amended by amendments the contained in this NTA Proposal.

Resolution

The full text of the resolution to be voted upon is as follows:

RESOLVED, that the following amendments to the Current Charter shall be adopted:

(a)     Section 9.2(a) of the Current Charter shall be amended to read in its entirety as follows:    “Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed (irrespective of whether they voted in favor or against the Business Combination) pursuant to, and subject to the limitations of, Sections 9.2(b) and 9.2(c) (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) for cash equal to the applicable redemption price per share determined in accordance with Section 9.2(b) hereof (the “Redemption Price”). Notwithstanding anything to the contrary contained in this Amended and Restated Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering.”

(b)    Section 9.2(e) of the Current Charter shall be amended to read in its entirety as follows:    “If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination (or such other vote as the applicable law or stock exchange rules then in effect may require).”

(c)     Section 9.7 of the Current Charter shall be amended to remove the following language:    “provided, however, that any such amendment will be voided, and this Article IX will remain unchanged, if any stockholders who wish to redeem are unable to redeem due to the Redemption Limitation.”

Vote Required for Approval

The approval of the NTA Proposal requires the affirmative vote of the holders of at least two-thirds of the Ribbon Ordinary Shares who, being present in person, virtually or by proxy and entitled to vote at the EGM, vote in favor of the NTA Proposal.

Recommendation of the Ribbon Board

RIBBON’S BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE

“FOR” THE NTA PROPOSAL.

PROPOSAL 2: THE DOMESTICATION PROPOSAL

Overview

Ribbon is asking its shareholders to approve, by special resolution, a change of Ribbon’s jurisdiction of incorporation by de-registering as an exempted company from the Cayman Registrar and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation in accordance with the Current Charter, Section 388 of the DGCL, and Part XII of the Cayman Companies Act. To effect the Domestication, Ribbon will (i) file a notice of de-registration with the Cayman Registrar, together with the necessary accompanying documents, (ii) file a Certificate of Domestication with the Secretary of State of the State of Delaware, together with the Pubco Charter, in each case, in accordance with the provisions thereof and Section 388 of the DGCL, and (iii) obtain a certificate of de-registration from the Cayman Registrar, pursuant to which Ribbon will be domesticated and continue as a Delaware corporation.

In accordance with applicable law, the Certificate of Domestication will provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any shareholder, each then issued and outstanding Ribbon Class A Share will convert automatically, on a one-for-one basis, into one share of Pubco Common Stock.

The Domestication Proposal, if approved, will approve a change of Ribbon’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while Ribbon is currently governed by the Cayman Companies Act, upon the Domestication, Pubco will be governed by the DGCL.

Reasons for Domestication

The Ribbon Board believes that it would be in the best interests of Ribbon, simultaneously with the completion of the Business Combination, to effect the Domestication. Further, the Ribbon Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its shareholders, who are the owners of the corporation.

The Ribbon Board believes that there are several reasons why a reincorporation in Delaware is in the best interests of Ribbon and its shareholders. These additional reasons can be summarized as follows:

•        Prominence, Predictability and Flexibility of Delaware Law.    For many years, Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as DRC’s.

•        Well-Established Principles of Corporate Governance.    There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. Ribbon believes such clarity would be advantageous to Pubco, the Pubco Board and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for Pubco’s stockholders from possible abuses by directors and officers.

•        Increased Ability to Attract and Retain Qualified Directors.    Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. Pubco’s incorporation in Delaware may make Pubco more attractive to future candidates for the Pubco Board, because many such candidates are already familiar with Delaware corporate law from their past business experiences. To date, Ribbon has not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws — especially those relating to director indemnification (as discussed below) — draw such qualified candidates to Delaware corporations. The Ribbon Board therefore believes that providing the benefits afforded directors by Delaware law will enable Pubco to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for Ribbon’s stockholders from possible abuses by directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman Islands and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, Ribbon believes that, in general, Delaware law is more developed and provides more guidance than Cayman Islands law on matters regarding a company’s ability to limit director liability. As a result, Ribbon believes that the corporate environment afforded by Delaware will enable Pubco to compete more effectively with other public companies in attracting and retaining new directors.

Regulatory Approvals; Third-Party Consents

Ribbon is not required to make any filings or to obtain any approvals or clearances from any antitrust regulatory authorities in the United States or other countries in order to complete the Domestication. However, because the Domestication is intended to occur one business day prior to the Business Combination, it will not occur unless the Business Combination can be completed, which will require the approvals as described under “Proposal No. 3 — The Business Combination Proposal.” Ribbon must comply with applicable United States federal and state securities laws in connection with the Domestication, including the filing with Nasdaq of a press release disclosing the Domestication, among other things.

The Domestication will not breach any covenants or agreements binding upon Ribbon and will not be subject to any additional federal or state regulatory requirements, except compliance with the laws of the Cayman Islands and Delaware necessary to effect the Domestication.

Vote Required for Approval

Approval of the Domestication Proposal requires a special resolution, being the affirmative vote of at least two-thirds of the holders of issued and outstanding Ribbon Class B Shares who, being present in person or represented by proxy and entitled to vote at the EGM, vote at the EGM. The holders of the Ribbon Class A Shares will have no right to vote on the Domestication Proposal, in accordance with Article 31 of the Current Charter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the EGM and otherwise will have no effect on the Domestication Proposal because the Domestication Proposal requires the affirmative vote of two-thirds of votes cast and an abstention and broker non-vote is not a vote cast.

The Domestication Proposal is conditioned on the approval of each of the Required Proposals. Therefore, if each of the Required Proposals is not approved, the Domestication Proposal will have no effect, even if approved by holders of Ribbon Ordinary Shares.

The outstanding Ribbon Class B Shares are exclusively owned by the Ribbon Insiders. Accordingly, the Ribbon Insiders will be able to approve the Domestication Proposal without the vote of any other Ribbon Shareholder.

Resolution to be Voted Upon

“RESOLVED, as a special resolution, that Ribbon be de-registered in the Cayman Islands pursuant to article 31 of the amended and restated memorandum and articles of association of Ribbon and Part XII of the Cayman Islands Companies Act (As Revised) and transferred by way of continuation to Delaware as a corporation under the laws of the state of Delaware.”

Recommendation of the Ribbon Board

THE RIBBON BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.

The existence of financial and personal interests of one or more of Ribbon’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Ribbon and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsor, Cormorant and Ribbon’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 3 — The Business Combination Proposal — Certain Interests of Ribbon’s Directors and Officers, Sponsor and Others in the Business Combination” for a further discussion of these considerations.

PROPOSAL 3: THE BUSINESS COMBINATION PROPOSAL

Ribbon is asking its shareholders to approve the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination. Shareholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. Please see the subsection entitled “The Business Combination Agreement” below, for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read the Business Combination Agreement in its entirety before voting on this proposal.

This section describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement and the Ancillary Documents. Ribbon’s shareholders and other interested parties are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination. Unless otherwise defined herein, the capitalized terms used in this section “Proposal 3: The Business Combination Proposal — The Business Combination Agreement” are defined in the Business Combination Agreement.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates, including, in some cases, as of the Closing of the Business Combination. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the disclosure schedules attached thereto which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. Ribbon does not believe that the disclosure schedules contain information that is material to an investment decision.

The Business Combination Agreement

On June 30, 2025, Ribbon entered into a Business Combination Agreement by and among DRC Medicine Inc., a Delaware Corporation (“Pubco”), DRC Medicine Ltd. a Japanese corporation (“DRC Medicine”), and DRC Merger Inc., a Delaware corporation and wholly-owned subsidiary of Pubco (“Merger Sub”). The Business Combination Agreement, as amended by the Joinder Agreement dated June 3, 2026, provides, among other things, that on the terms and subject to the conditions set forth therein, (i) on or one day prior to the Closing Date, the shareholder of Pubco, DRC Medicine Holdings Ltd., and the shareholders of DRC Medicine will engage in a share exchange, whereby DRC Medicine’s shareholders will exchange their shares in the company for the shares of Pubco held by DRC Medicine Holdings Ltd.; (ii) on or one day prior to the Closing Date, Ribbon will de-register in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation (the “Domestication”), and (iii) following the Domestication, Ribbon will be merged with and into Merger Sub, as a result of which Merger Sub will be the surviving company and a wholly-owned subsidiary of Pubco.

Conditions to the Closing of the Business Combination

Under the Business Combination Agreement, the obligations of the parties to consummate the Business Combination are subject to the satisfaction or waiver of certain customary closing conditions of the respective parties, including, without limitation: (i) the absence of specified adverse laws, rules, regulations, judgments, decrees, executive orders or awards making the Business Combination illegal or otherwise prohibiting its consummation; (ii) the Registration Statement having been declared effective by the SEC under the Securities Act of 1933, as amended, no stop order suspending the effectiveness of the Registration Statement being in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement having been initiated or threatened in writing by the SEC; (iii) the approval and adoption of the Business Combination Agreement and transactions contemplated thereby by requisite vote of the Ribbon shareholders and Pubco’s stockholders; (iv) the size and composition of Pubco’s board of directors being as set forth in the Business Combination Agreement; (v) the Pubco Common Stock having been approved for listing on the Nasdaq Stock Market LLC as set forth in the Business Combination Agreement; (vi) the size and composition of Pubco’s board of directors will be as set forth in the Business Combination Agreement; and (vii) the receipt by the parties of a fairness opinion for the Business Combination from an investment bank approved by Ribbon.

The obligations of Ribbon to consummate the Business Combination are further subject to additional conditions, including, among other things: (i) material compliance by DRC Company Parties with its agreements and covenants under the Business Combination Agreement; (ii) the truth and accuracy of the representations and warranties of DRC Company Parties, subject to customary bring-down standards; (iii) no Material Adverse Effect (as defined in the Business Combination Agreement) having occurred since the date of the Business Combination Agreement that is continuing; (iv) delivery of a certificate executed by the Chief Executive Officer or Chief Financial Officer of DRC Company Parties certifying compliance with specified closing conditions; (v) the termination of certain agreements among DRC Company Parties and its stockholders; (vi) receipt of required third-party consents; (vii) execution and delivery of Non-Competition Agreements by certain key employees of DRC Company Parties; and (viii) execution and delivery of a Lock-Up Agreement by DRC Company Parties’ securityholders and SPAC’s Sponsor along other ancillary agreements to the Business Combination Agreement.

The obligations of DRC Company Parties to consummate the Business Combination are further subject to additional conditions, including, among others,: (i) material compliance by Ribbon with their respective agreements and covenants under the Business Combination Agreement; (ii) the truth and accuracy of the representations and warranties of Ribbon, subject to customary bring-down standards and exceptions for representations not resulting in a Material Adverse Effect (as defined in the Business Combination Agreement); (iii) receipt by the DRC Company Parties of a certificate executed by an authorized officer of the Company certifying compliance with certain conditions; (iv) the filing and effectiveness of Pubco’s certificate of incorporation with the Delaware Secretary of State; and (v) the execution and delivery by Ribbon of certain ancillary agreements to the Business Combination Agreement.

Representations and Warranties

The parties to the Business Combination Agreement have agreed to customary representations and warranties for transactions of this type. In addition, the parties to the Business Combination Agreement agreed to be bound by certain customary covenants for transactions of this type, including, among others, covenants with respect to the conduct of the DRC Company Parties and the SPAC during the period between execution of the Business Combination Agreement and the Closing. Each of the parties to the Business Combination Agreement has agreed to use its reasonable best efforts to cause all actions and things necessary to consummate and expeditiously implement the Business Combination. The representations, warranties, covenants and agreements of parties made under the Business Combination Agreement will not survive the Closing except for the covenants and agreements contained therein by their terms expressly apply in whole or in part at or after the Closing or in the case of claims against a person or entity in respect of such person’s or entity’s common law fraud.

Survival of Representations, Warranties and Covenants

Except as expressly provided the Business Combination Agreement or in the case of a fraud claim against a person, none of the representations and warranties, covenants, obligations or other agreements in the Business Combination Agreement or in any other certificate, statement or instrument delivered pursuant to the Business Combination Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, will survive the Closing (and there will be no liability after the Closing in respect thereof), except for those covenants and agreements contained therein that by their terms expressly apply in whole or in part after at or after the Closing, and then only in respect to any breaches occurring at or after the Closing.

Covenants of the Parties

The parties to the Business Combination Agreement have agreed to customary representations and warranties for transactions of this type. In addition, the parties to the Business Combination Agreement agreed to be bound by certain customary covenants for transactions of this type, including, among others, covenants with respect to the conduct of the DRC company parties and Ribbon during the period between execution of the Business Combination Agreement and the Closing. Each of the parties to the Business Combination Agreement has agreed to use its reasonable best efforts to cause all actions and things necessary to consummate and expeditiously implement the Business Combination. The representations, warranties, covenants and agreements of parties made under the Business Combination Agreement will not survive the Closing except for the covenants and agreements contained therein by their terms expressly apply in whole or in part at or after the Closing or in the case of claims against a person or entity in respect of such person’s or entity’s common law fraud.

Termination

The Business Combination Agreement may be terminated under certain customary and limited circumstances, including, without limitation, (i) by Ribbon or the DRC Company Parties, if a governmental authority issues a final and non-appealable order or enacts a law permanently restraining, enjoining, or otherwise prohibiting the consummation of the Business Combination; (ii) by mutual written consent of Ribbon or the DRC Company Parties; (iii) by Ribbon or the DRC Company Parties in the event that the Ribbon Shareholder Approval or Pubco Stockholder Approval is not obtained by the Closing Date, which termination shall be effective upon ten (10) days’ prior written notice from the party terminating this Agreement to the other parties; (iv) by Ribbon, upon written notice, that the DRC Company Parties have materially breached its covenants, agreements, or representations and warranties in a way that would cause the failure of a closing condition and such breach is not cured within thirty (30) days following receipt by DRC Company Parties; (v) by Ribbon, if DRC Company Parties have failed to deliver audited financial statements or interim U.S. GAAP financial statements; and (vi) by DRC Company Parties, upon written notice, Ribbon has materially breached its covenants, agreements, or representations and warranties in a way that would cause the failure of a closing condition and such breach is not cured within thirty (30) days following receipt by Ribbon.

Trust Account Waiver

DRC agreed on behalf of itself and its affiliates that neither it nor its affiliates will have any right, title, interest of any kind in or to any monies in Ribbon’s trust account held for its public shareholders, and agreed not to, and waived any right to, make any claim against the trust account (including any distributions therefrom) other than in connection with the Closing.

Governing Law

The Business Combination Agreement is governed by the laws of the State of Delaware, provided that matters that are required to be governed by the laws of the Cayman Islands (including, without limitation, in respect of the Domestication) will be governed by the laws of the Cayman Islands.

Ancillary Documents

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to or in connection with the Business Combination Agreement (the “Ancillary Documents”), but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Ancillary Documents, copies of each of which are attached hereto as exhibits. Shareholders and other interested parties are urged to read such Ancillary Documents in their entirety.

Lock-Up Agreement

In connection with the Closing certain shareholders of the Pubco (individually, the “Holder” or “Warrant Holder,” collectively, the “Holders”) will enter into a lock-up agreement (the “Lock-Up Agreement”) with Pubco.

Pursuant to the Lock-Up Agreement, the Holders will agree not to transfer (except for certain permitted transfers) any shares of Pubco Common Stock held by such Holder for a period of six (6) months following the Closing Date. Certain Holders of DRC Warrants are subject to a twelve (12) month lock-up period. Permitted transfers include estate planning transfers, gifts to family members, transfers to affiliates, and other limited exceptions, provided that the transferee agrees to be bound by the same lock-up restrictions.

The foregoing description of the Lock-Up Agreement does not purport to be complete and is qualified in its entirety by the full text of the Form of Lock-Up Agreement, a copy of which is included as Exhibit 10.16 to this prospectus.

Interests of Ribbon’s Directors and Officers and Others in the Business Combination

Since the Sponsor, its affiliates, representatives and Ribbon’s officers and directors (the “Initial Stockholders”), have interests that are different, or in addition to (and which may conflict with), the interests of the other holders of Ordinary Shares, a conflict of interest may exist in determining whether the Business Combination with DRC is appropriate. Such interests include that the Initial Stockholders will lose their entire investment in Ribbon if Ribbon does not complete a business combination. When you consider the recommendation of the Ribbon Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Initial Stockholders, have interests in such proposal that are different from, or in addition to (which may conflict with), those of Ribbon stockholders generally.

These conflicts of interest include, among other things, the interests listed below:

•        The Ribbon’s Second Amended and Restated Memorandum and Articles of Association provides that the directors and officers of Ribbon shall have no duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as Ribbon. To the fullest extent permitted by applicable Law, and subject to his or her fiduciary duties under applicable Law, Ribbon renounces any interest or expectancy of Ribbon in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity offered to any director and officer of Ribbon, on the one hand, and Ribbon, on the other, unless such opportunity is expressly offered to such director or officer of Ribbon solely in their capacity as an officer or director of Ribbon and the opportunity is one Ribbon is permitted to complete on a reasonable basis.

•        The Sponsor, Ribbon’s officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Ribbon’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on Ribbon’s behalf. These expenses will likely not be reimbursed if Ribbon does not consummate a business combination. There are no out-of-pocket expenses due to be reimbursed as of the date of prospectus.

•        The aggregate dollar amount of non-reimbursable funds the Sponsor and its affiliates have at risk that depends on the completion of a business combination is $2,600,000 comprised of (a) $25,000 representing the aggregate purchase price paid for the Ribbon Founder Shares, (b) $2,200,000 representing the aggregate purchase price paid for the private placement units, and (c) $375,000 representing the aggregate amount outstanding as of March 31, 2026 under the Promissory Notes.

•        If Ribbon does not complete an initial business combination by January 16, 2026 (or a later date approved by Ribbon Shareholders pursuant to the Amended and Restated Memorandum and Articles of Association), the proceeds from the sale of the private placement units of $2,200,000, will be included in the liquidating distribution to Ribbon Public Shareholders and the private placement units will expire worthless.

•        The Sponsor has agreed that the Founder Shares and private placement units, including all of their underlying securities, will not be sold or transferred by them (except to permitted transferees, as applicable) until the Business Combination has been consummated.

•        The fact that the Sponsor’s Related Parties and Ribbon’s directors and officers and their affiliates own an aggregate of 1,470,000 Ribbon Ordinary Shares as of the date hereof, representing 22.72% of the voting power of the Ribbon Ordinary Shares, and such holders are required by the Letter Agreement to vote those shares in favor of the Business Combination.

•        The 1,250,000 shares of Surviving Pubco Common Stock into which the 1,250,000 Ribbon Ordinary Shares held by the Sponsor, Ribbon Investment Company Ltd (an affiliate of Angshuman (Bubai) Ghosh) and their respective affiliates will automatically convert in connection with the Business Combination, if unrestricted and freely tradeable, would have had an aggregate market value of $13,550,000, based upon the closing price of $10.84 per public share on the Nasdaq on July 2, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. The 220,000 shares of Surviving Pubco Common Stock into which the 220,000 Ribbon Private Shares underlying the private placement units held by the Sponsor and its affiliates will automatically convert in connection with the Business Combination, if unrestricted and freely tradeable, would have had an aggregate market value of $2,384,000, based upon the closing price of $10.84 per public share on the Nasdaq on July 2, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. The 31,428 shares of Surviving Pubco Common Stock into which the 220,000 Ribbon Private Rights underlying the private placement units held by the Sponsor and its affiliates will automatically convert in connection with the Business Combination, if unrestricted and freely tradeable, would have had an aggregate market value of $340,680, based upon the closing price of $10.84 per public share on the Nasdaq on July 2, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus.

•        As a result of the low initial purchase price (consisting of $25,000 for the 1,250,000 Founder Shares, or approximately $0.02 per share, and $2,200,000 for the private placement units), the Sponsor, its affiliates and Ribbon’s management team and advisors and affiliates stand to earn a positive rate of return or profit on their investment, even if other shareholders, such as the Ribbon Public Shareholders, experience a negative rate of return because the post-business combination company subsequently declines in value. Thus the Sponsor, the Ribbon officers and directors, and their respective affiliates may have more of an economic incentive for Ribbon to, rather than liquidate if Ribbon fails to complete the initial Business Combination by January 16, 2026 (or a later date approved by Ribbon Shareholders pursuant to the Ribbon Second Memorandum and Articles of Association), enter into an initial business combination on potentially less favorable terms with a potentially less favorable, more risky, weaker-performing or financially unstable business, or an entity lacking an established record of revenues or earnings, than would be the case if such parties had paid the full offering price for their Ribbon Ordinary Shares.

•        The fact that the Sponsor has agreed not to redeem any of the Founder Shares in connection with a shareholder vote to approve the proposed Business Combination.

•        The Sponsor has agreed that it will be liable to Ribbon if and to the extent any claims by a third party for services rendered or products sold to Ribbon, or by a prospective target business with which Ribbon has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets.

•        The fact that Ribbon’s existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the Business Combination and pursuant to the Business Combination Agreement.

•        The exercise of Ribbon’s officers and directors’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate.

•        Ribbon’s officers, advisors, and directors are not required to, and will not, commit their full time to Ribbon’s affairs. The Ribbon’s Second Amended and Restated Memorandum and Articles of Association provides that the directors and officers of Ribbon shall have no duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as Ribbon. To the fullest extent permitted by applicable Law, and subject to his or her fiduciary duties under applicable Law, Ribbon renounces any interest or expectancy of Ribbon in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity offered to any director and officer of Ribbon, on the one hand, and Ribbon, on the other, unless such opportunity is expressly offered to such director or officer of Ribbon solely in their capacity as an officer or director of Ribbon and the opportunity is one Ribbon is permitted to complete on a reasonable basis.

•        At the option of the Sponsor, the $375,000 principal balances under the Promissory Notes may be converted into Ribbon Ordinary Shares, at a price of $10.00 per Ribbon Ordinary Share, in connection with the consummation of the Business Combination.

•        the fact that Ribbon is obligated to the Sponsor pursuant to an Administrative Services agreement commencing on January 14, 2025 for twelve (12) months, to pay the Sponsor a total of $10,000 per month for office space, utilities, secretarial and administrative support.

Exchange Listing

The Ribbon Units (each consisting of one Class A ordinary share and one right to receive one-seventh (1/7) of one Class A ordinary share), Class A ordinary shares, and Rights, redeemable upon the consummation of the initial business combination) are currently traded on Nasdaq under the symbols “RIBBU”, “RIBB” and “RIBBR,” respectively. Following the Closing, the Ribbon Units, Class A ordinary shares and Ribbon Rights will no longer trade. Pubco will apply for listing, to be effective upon the Closing, of the Pubco Common Stocks on the Nasdaq under the symbols “DRC.” There is no assurance that Pubco will be able to satisfy the Nasdaq listing criteria necessary for listing or will be able to continue to satisfy such criteria following the consummation of the Business Combination. Pubco will not have units traded following the consummation of the Business Combination.

Background of the Business Combination

Ribbon is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. Ribbon’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region. Prior to entering into the Business Combination Agreement, Ribbon conducted a thorough search for a business combination target, drawing upon the networks of relationships of its management team, the members of the Ribbon Board and input from the Sponsor and its affiliates. Prior to consummating its IPO on January 16, 2025, neither Ribbon, nor anyone on its behalf, had any substantive discussions, formal or otherwise, with respect to a proposed business combination transaction between Ribbon and DRC. The terms of the proposed Business Combination with DRC are the result of arm’s-length negotiations between representatives of Ribbon and DRC. The following is a description of the background of these negotiations and the resulting proposed Business Combination.

Ribbon engaged Celine & Partners PLLC (“Celine”) on February 25, 2025 to represent them in connection with the Business Combination.

In all, prior to the execution of the Merger Agreement, representatives of Ribbon evaluated three potential initial business combinations. Ribbon executed than three non-disclosure agreements (“NDA”)on standard terms during the course, in addition to its non-disclosure and confidentiality agreement with DRC dated March 31, 2025. Ribbon entered into three non-binding letters of intent (each an “LOI”) and had active discussions with three target companies in addition to DRC. The non-disclosure agreements entered into with the potential targets contained customary non-disclosure and non-use provisions and a customary Trust Account waiver provision pursuant to which the potential targets waived any right, title, interest or claim in Ribbon’s Trust Account and agreed not to seek recourse against Ribbon’s Trust Account for any reason. Such non-disclosure agreements do not contain any standstill or similar provisions.

Opportunities for targets were identified through multiple sourcing channels, including direct outreach by Ribbon’s management team, introductions by financial advisors, inbound interest from potential targets, and referrals from the team’s professional network of industry contacts. The evaluation process involved varying levels of preliminary and advanced due diligence. Initial screening typically included preparing and sending an initial due diligence request list and the following additional steps:

•        A review of publicly available information and investor materials;

•        A high-level assessment of each target’s business model, growth prospects, market opportunity, and financial performance; and

•        Alignment with Ribbon’s investment criteria, including industry focus, stage of development, and potential for value creation through a business combination.

Based on the diligence outcomes, Ribbon submitted five non-binding, non-exclusive LOIs to potential targets.

Initial Screening Process

As part of its initial screening, Ribbon reviewed publicly available information such as investor presentations, regulatory filings (where applicable), market and competitive data, and basic financial metrics. These preliminary reviews were conducted to determine basic alignment with Ribbon’s investment criteria, including:

•        Size and growth potential;

•        Industry sector and strategic fit;

•        Stage of development and scalability;

•        Management quality; and

•        Readiness and receptiveness to enter into a public business combination.

Below is a summary of the three acquisition candidates (other than DRC) to which Ribbon submitted an indication of interest or a letter of intent to the acquisition candidate:

Target A

On February 18, 2025, the financial advisor of Target A reached out to Ribbons Chief Financial Officer, Anna Zhou, to determine Ribbon’s interest in a potential business combination with a company that runs an online gaming platform (“Target A”). Following this outreach, Target A’s financial advisor arranged an introductory Zoom meeting among Anna Zhou and Ribbon’s Chief Executive Officer Bubai Ghosh and Target A’s Founder and Chief Executive Officer which was held on February 19, 2025. Ribbon executed an NDA with Target A on February 27, 2025. After the execution of the NDA, Ribbon conducted further due diligence, which included industry research, expert calls, and review of company materials. Ribbon executed a non-exclusive LOI with Target A on February 28, 2025. There were several more discussions internally and with Anna Zhou and Target A’s financial advisor, until March 16, 2025, when Target A made it clear they were not ready to pursue a public listing.

Target B

On March 15, 2025, the financial advisor of Target B reached out to Bubai Ghosh to determine Ribbon’s interest in a potential business combination with a company that uses AIGC technology to integrate AI core technologies such as machine learning, computer vision, and natural language processing to produce movies (“Target B”). Following this outreach, Target B’s financial advisor arranged an introductory Zoom meeting among Anna Zhou and Target B’s Chief Executive Officer which was held on March 17, 2025. Ribbon executed a non-exclusive LOI with Target B on March 18, 2025. After the execution of the LOI, Ribbon conducted further due diligence, which included industry research, expert calls, and review of company materials. On March 22, 2025 Target B informed Ribbon that it was focused on its capital raising efforts and was not interested in pursuing a potential business combination at that time.

Target C

On March 18, 2025, the financial advisor of Target C reached out to Bubai Ghosh to determine Ribbon’s interest in a potential business combination with a company that provides an online cancer vaccine platform (“Target C”). Ribbon executed an NDA with Target C on April 2, 2025. Following this, the Target C’s financial arranged an introductory Zoom meeting among Anna Zhou and Bubai Ghosh and Target C’s Founder and Chief Executive Officer and the Chief Financial Officer, which was held on April 9, 2025. Ribbon executed a non-exclusive LOI with Target C on April 30, 2025. After the execution of the LOI, Ribbon conducted further due diligence, which included industry research, expert calls, and review of company materials. After internal discussions between Anna Zhou and Bubai Ghosh, the Ribbon determined that Target C would not be ideal in meeting certain financial needs and fund raising capacity. Ribbon did not pursue anything further with Target C.

Background of Ribbon’s Interactions with DRC

On April 15, 2025, Bubai Ghosh received an email from a business associate introducing DRC Medicine Ltd, a healthcare and biotechnology company headquartered in Japan and engaged in the research, development, and commercialization of advanced medical technologies. The correspondence inquired whether Ribbon might have interest in exploring a potential strategic transaction with DRC.

Following an initial internal review of publicly available information regarding DRC and its industry segment, Ribbon determined that a preliminary discussion was warranted. On April 16, 2025, Ribbon and DRC executed an NDA. The NDA contained customary confidentiality, non-use, and non-circumvention provisions, as well as a customary trust-account waiver pursuant to which DRC acknowledged that it would have no right, title, interest or claim to any funds held in Ribbon’s trust account. Execution of the NDA enabled the parties to commence a more detailed exchange of information.

Immediately after execution of the NDA, Ribbon initiated its preliminary due-diligence process, which included targeted industry research and competitive analyses and an initial review of operational materials provided by DRS.

On April 17, 2025, Ribbon engaged Anderson Mori & Tomotsune (“AMT”), as its Japanese counsel for the Business Combination.

On April 18, 2025, Anna Zhou, Chief Financial Officer of Ribbon, and Mr. Ghosh held a videoconference with members of DRC’s executive team. During this meeting, DRC’s management presented an overview of its current operations, its pipeline of advanced medical technologies, and its strategic growth initiatives. DRC also provided industry and financial data and delivered forward-looking projections covering the three fiscal years ending December 31, 2027. In the course of the discussion, Bubai Ghosh sought clarification regarding, among other matters, DRC’s rationale for pursuing a business combination with a U.S. special purpose acquisition company, the company’s ability to complete an audit in accordance with U.S. public-company requirements, its overall financial condition and liquidity profile, its capacity to manage anticipated transaction expenses, and the basis for DRC’s preliminary valuation expectations.

Between April 18 and April 20, 2025, Ribbon’s management continued internal deliberations and engaged in further financial modeling and market analysis. These efforts focused on DRC’s indicated enterprise value of approximately $500 million, taking into account the valuations of comparable publicly traded companies in the healthcare and biotechnology sectors, specifically Honeywell International, a major supplier of surgical masks and Roche Diagnostics, a leading company in the diagnostics market with a focus on infectious diseases. These companies were considered as general industry reference points due to certain overlaps with DRC’s participation in healthcare-related products and infectious disease diagnostics markets. However, management recognized that these companies differ substantially from DRC in size, diversification, geographic scope, operating history, and financial profile. Accordingly, management did not treat them as directly comparable companies or apply their trading multiples mechanically in valuing DRC. Rather, the information reviewed served as contextual market data and was considered together with DRC’s projected revenue growth, anticipated operating performance, capital requirements, and competitive landscape in assessing the reasonableness of DRC’s indicated enterprise value. DRC’s projected revenue growth and operating margins, and the broader competitive landscape in which DRC operates were also considered.

On April 20, 2025, following these analyses and discussions DRC and Ribbon executed an LOI. The LOI provided for, among other things (i) a pre-money equity valuation of DRC of approximately $500 million and (ii) the absence of any minimum cash requirement as a condition to closing. On the same date, Ribbon’s management circulated the executed LOI, the accompanying term sheet, and DRC’s presentation materials to Ribbon’s board of directors via electronic mail. After reviewing the materials and receiving a briefing from management, the board expressed its satisfaction with the identification of DRC as a potential business-combination target and authorized the continuation of due diligence and negotiation of definitive transaction documentation.

On April 22, 2025, Bubai Ghosh Bubai Ghosh met with Ribbon’s Sponsor to review management’s favorable assessment of DRC compared with other potential acquisition candidates. The discussion addressed the potential submission of an initial non-binding letter of intent, preliminary valuation parameters, comparable-company analyses, and prevailing market conditions. Management and the Sponsor agreed that DRC satisfied Ribbon’s investment criteria and guidelines and supported the preparation of a draft letter of intent. DRC indicated that it could complete an independent audit within a relatively short time frame, an important consideration given Ribbon’s transaction timetable. Based on negotiations with other potential targets, DRC emerged as the leading candidate for a business combination.

On April 28, 2025, Anna Zhou and Bubai Ghosh conducted an on-site visit with DRC’s executive team, including Narumi Okazaki, DRC’s Chief Executive Officer. DRC’s management presented an overview of its current operations, strategic initiatives, and competitive advantages, and provided financial projections through the fiscal year ending December 31, 2027, along with supporting industry and market data. During the meeting, Bubai Ghosh inquired about DRC’s motivations for pursuing a business combination, its readiness to complete an audit, its financial condition, its ability to manage transaction costs, and its views regarding valuation. Following the on-site visit and review of DRC’s presentations, Ribbon management conducted an internal assessment of DRC’s financial projections, strategic position, and comparable-company analyses. Based on this review, Ribbon estimated the preliminary valuation of DRC to be approximately $350 million.

During the month of May 2025, members of Ribbon’s management team held a series of internal meetings and working sessions to further evaluate DRC. These discussions encompassed, among other topics, DRC’s intellectual-property portfolio, regulatory pathway for its key product candidates, potential synergies with Ribbon’s strategic objectives, and the structure and terms of a potential business combination. Management also refined its valuation analyses and assessed potential risks and benefits to Ribbon’s shareholders. These evaluations laid the foundation for subsequent negotiations of the definitive merger agreement.

On May 14, 2025, Celine and AMT commenced legal due diligence on DRC. The review encompassed, among other areas, corporate structure and governance, historical financing activities, data privacy and cybersecurity, intellectual property, material contracts, litigation, real and personal property, employment and labor matters, antitrust considerations, and regulatory compliance. Given the compressed timetable and DRC’s need to prepare a significant volume of documentation to meet both audit and diligence requirements, Ribbon’s management, outside counsel, DRC management, and the parties’ financial advisors agreed that the legal due diligence process would need to be substantially completed before Ribbon’s anticipated filing of the Registration/Proxy Statement on Form S-4.

Between May and June 2025, various transaction working groups were granted access to DRC’s virtual data room. Throughout this period, Ribbon, DRC, and their respective advisors exchanged emails, conducted conference calls, and written materials concerning DRC’s financial statement preparation, business and commercial plans, and the potential structure for implementing the business combination.

On May 26, 2025, Ribbon’s management and financial advisor held a joint conference call with DRC’s management and financial advisor, along with other members of the working group, to review the anticipated timeline for (i) negotiating and executing the definitive merger agreement, (ii) issuing a joint press release, (iii) filing a Current Report on Form 8-K, (iv) completing DRC’s audited financial statements, and (v) preparing and filing the Form S-4 registration/proxy statement.

On May 28, 2025, Anna Zhou and Ribbon’s tax advisor participated in a follow-up conference call with DRC’s management, financial advisor, and legal counsel focused on the proposed transaction structure, cross-border tax considerations, and the timing of the execution of the definitive merger agreement and related documentation.

On June 16, 2025, Celine circulated an initial draft of the BCA to the Ribbon team for internal review. On that same day, Celine circulated preliminary drafts of key transaction documents, including a working group list, transaction signing checklist, transaction step plan based on the proposed transaction and a customary list of Ancillary Agreements.

On June 16, 2025, Alliance Global Partners scheduled recurring weekly working group meetings to be held every Tuesday evening (Eastern Time), and the parties targeted early August 2025 as the anticipated signing date of the BCA and transaction documents. As the diligence and documentation process progressed, Celine sent a supplemental due diligence request list to DRC on June 20, 2025.

On June 25, 2025, King Kee Appraisal and Advisory Limited (“King Kee”) presented its fairness opinion to the board of directors of Ribbon, concluding that the proposed transaction with DRC was fair from a financial point of view to Ribbon’s shareholders. Based on its prior evaluation and the fairness opinion rendered by King Kee, Ribbon determined the final valuation of DRC to be approximately $350 million, which was consistent with the preliminary valuation previously established.

By June 20, 2025, DRC’s local Taiwanese counsel, KPMG Law Firm (“KPMG”), provided comments on the Ancillary Agreements and BCA. Later that day, Celine and Anna Zhou had a conference call to discuss open items and signing logistics, including exchanging signature pages to the transaction documents.

The drafting process continued over the following days. On June 26, 2025, Anna Zhou and Celine held an internal meeting to discuss key terms of the BCA and review KPMG’s comments to the BCA.

On June 28, 2025, Celine sent an updated draft of the BCA, and the parties reached final agreement on the Ancillary Agreement and BCA. Celine also circulated an initial draft of the press release drafted to announce the signing of the BCA. KPMG returned comments on the draft press release that same day.

On June 28, 2025, Celine circulated written consents in lieu of a meeting to the boards of directors of Ribbon, enclosing all definitive and ancillary transaction documents. Throughout the day, representatives of Ribbon, Celine, KPMG, and DRC held multiple calls and virtual meetings to finalize the transaction documentation. That evening, Celine circulated the final version of the BCA, which was approved by all parties.

On June 30, 2025, King Kee delivered its final version of its fairness opinion to the board of directors of Ribbon, concluding that the transaction was fair to the shareholders of Ribbon. On that same date, the parties executed the BCA and exchanged signature pages, officially entering into the Business Combination, and a press release was issued announcing the signing of the BCA. On July 1, 2025, the Current Report on Form 8-K regarding the transaction was filed.

On March 29, 2026, King Kee updated and re-issued its fairness opinion to Ribbon’s board of directors, which likewise concluded that the transaction was fair to the shareholders of Ribbon.

Opinion of King Kee, as Fairness Opinion Provider to the Ribbon Board

Ribbon retained King Kee to render an opinion to the Ribbon Board as to the fairness, from a financial point of view to Ribbon and to the shareholders of the Total Consideration (as defined below) to be issued or paid to such shareholders in the Business Combination. For the purposes of this section, “Transaction Consideration” means the Ribbon Class A Ordinary Shares to be issued in exchange for the Pubco Common Stocks and Rights at the Merger Effective Time. During the past two years, there has not been any material relationship, nor is one mutually understood to be contemplated, between Ribbon, the Sponsor, or their respective affiliates and King Kee and its affiliates, and no compensation has been received or is to be received as a result of either King Kee’s engagement by Ribbon or any relationship between Ribbon, the Sponsor, or their respective affiliates and King Kee and its affiliates. No instructions were received from, nor were limitations imposed by Ribbon or its Sponsor to King Kee in rendering their Fairness Opinion.

Ribbon selected King Kee to provide a fairness opinion based on King Kee’ qualifications, experience and reputation. King Kee delivered its initial fairness opinion to the Ribbon Board, subsequently confirmed in writing on June 26, 2025, and re-issued an updated report on March 29, 2026 after taking into account updated financial data of DRC Medicine, which sets forth, among other things, the procedures followed, assumptions made, matters considered, and qualifications and limitations on the scope of review undertaken in rendering the fairness opinion is attached to this proxy statement/prospectus as Annex E and is hereby incorporated by reference. The fairness opinion confirmed that, as of March 29, 2026, the Transaction Consideration to be issued or paid to the shareholders of DRC is fair from a financial point of view to Ribbon and the shareholders of Ribbon. The fairness opinion does not constitute a recommendation to the relevant directors and officers of Ribbon or to any other persons in respect of the Business Combination, including as to how any holders of Ribbon Class A Ordinary Shares should vote or act in respect of the Business Combination.

The full text of the written opinion of King Kee delivered to the Ribbon Board, dated March 29, 2026, is attached as Annex E and incorporated by reference into this proxy statement/prospectus in its entirety. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by King Kee in rendering its opinion. Ribbon Shareholders are urged to, and should, read the opinion carefully and in its entirety. King Kee’ opinion was directed to the Ribbon Board and addressed only the fairness from a financial point of view to the Public Shareholders, as of the date of the opinion, of the aggregate consideration to be paid by Ribbon pursuant to the Business Combination Agreement. King Kee’ opinion did not address any other aspect or implications of the Business Combination and does not constitute an opinion, advice or recommendation as to how any Ribbon Shareholders should vote on any proposals presented to them. In addition, King Kee’ opinion did not in any manner address the prices at which the Ribbon common stock would trade following the consummation of the Business Combination or at any time. The summary of King Kee’ opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of King Kee’ written opinion attached as Annex E hereto.

In connection with its analyses in rendering the Opinion, King Kee, among other things:

•        Reviewed the financial terms and conditions of the proposed Business Combination set forth in the draft Business Combination Agreement circulated on June 20, 2025;

•        Reviewed certain operating and financial information, that were provided to King Kee by management of DRC;

•        Performed valuation analyses of the 100% equity value of DRC utilizing the income approach (specifically, a discounted cash flow analysis) and the market approach;

•        Reviewed other publicly available industry information (i.e., various equity analyst reports, macroeconomic reports, and public information about guideline companies), available from databases such as S&P Capital IQ; and

•        Engaged in confirmatory discussions with Ribbon and DRC regarding the DRC’s business and key assumptions and risks associated with the DRC’s business plans.

For purposes of its analysis and the Opinion, King Kee assumed and relied upon the accuracy and completeness of the financial and other publicly available information, and all of the information supplied or otherwise made available to, discussed with or reviewed by King Kee, without any independent verification of such information

(and assumed no responsibility or liability for any independent verification of such information) and further relied upon the assurances of Ribbon management that they were not aware of any facts or circumstances that would make such information provided to King Kee inaccurate or misleading.

For purposes of its analysis and the fairness opinion, King Kee assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Business Combination Agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the Business Combination Agreement and that all conditions to the consummation of the Business Combination would be satisfied without waiver or modification thereof. King Kee further assumed, in all respects material to its analysis, that all governmental, regulatory, or other consents, approvals or releases necessary for the consummation of the Business Combination would be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the consummation of the Business Combination or reduce the contemplated benefits to the holders of Ribbon Class A Ordinary Shares.

King Kee did not, in connection with the fairness opinion, conduct any physical inspection of properties or facilities associated with DRC. The fairness opinion is necessarily based upon information made available to King Kee as of March 29, 2026, and financial, economic, market, and other conditions as they existed and as could be evaluated as of that date and does not reflect any subsequent developments. King Kee does not have any obligation to update, revise or reaffirm the fairness opinion.

King Kee was not asked to opine on, and the fairness opinion does not express any views on, (i) any other terms of the Business Combination (except as expressly addressed herein), (ii) Ribbon’s underlying business decision to proceed with or effect the Business Combination, (iii) the merits of the Business Combination relative to any alternative transaction or business strategy that may be available to Ribbon, (iv) the amount or nature of the compensation to any officer, director or employee, or any class of such persons, relative to the compensation to be received by the holders of any class of securities, creditors or other constituencies of Ribbon or the DRC in the Business Combination, or relative to or in comparison with the Total Consideration paid to shareholders of Ribbon, (v) the fairness of the Business Combination to any particular group or class of securities, creditors, or other constituencies of Ribbon, other than those set forth in the Opinion or (vi) the solvency, creditworthiness or fair value of DRC or any other participant in the Business Combination under any applicable laws relating to bankruptcy, insolvency or similar matters.

Set forth below is a summary of the material financial analyses carried out by King Kee, in connection with King Kee rendering the Opinion. The following summary, however, does not purport to be a complete description of the analyses performed by King Kee. The order of the analyses described, and the results of these analyses do not represent relative importance or weight given to these analyses by King Kee. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before March 29, 2026 and is not necessarily indicative of current market conditions.

Summary of King Kee’s Financial Analysis of DRC

In arriving at the assessed value, King Kee have considered three generally accepted approaches, namely, market approach, cost approach and income approach

Market Approach considers prices recently paid for similar assets, with adjustments made to market prices to reflect condition and utility of the appraised assets relative to the market comparative. Assets for which there is an established secondary market may be valued by this approach. Benefits of using this approach include its simplicity, clarity, speed and the need for few or no assumptions. It also introduces objectivity in application as publicly available inputs are used. However, one has to be wary of the hidden assumptions in those inputs as there are inherent assumptions on the value of those comparable assets. It is also difficult to find comparable assets. Furthermore, this approach relies exclusively on the efficient market hypothesis.

Cost Approach considers the cost to reproduce or replace in new condition the assets appraised in accordance with current market prices for similar assets, with allowance for accrued depreciation or obsolescence present, whether arising from physical, functional or economic causes. The cost approach generally furnishes the most reliable indication of value for assets without a known secondary market. Despite the simplicity and transparency of this approach, it does not directly incorporate information about the economic benefits contributed by the subject asset.

Income Approach is the conversion of expected periodic benefits of ownership into an indication of value. It is based on the principle that an informed buyer would pay no more for the project than an amount equal to the present worth of anticipated future benefits (income) from the same or a substantially similar project with a similar risk profile. This approach allows for the prospective valuation of future profits and there are numerous empirical and theoretical justifications for the present value of expected future cash flows. However, this approach relies on numerous assumptions over a long-time horizon and the result may be very sensitive to certain inputs. It also presents a single scenario only.

King Kee believes the cost approach is inappropriate for valuing the 100% equity value of DRC. The cost approach does not directly incorporate information about the economic benefits contributed by equity value of DRC. We have therefore relied on the income approach in determining our opinion of value, and performed market approach to cross-check the value.

The application of an income approach technique is known as discounted cash flow method to develop the future value of the business into a present market value. This method eliminates the discrepancy in time value of money by using a discount rate to reflect all business risks including intrinsic and extrinsic uncertainties in relation to the business. Under this method, the result depends on the present worth of future economic benefits to be derived from the projected service income. Indications of the result have been developed by discounting projected future net cash flows available for payment of shareholders’ interest to their present worth at discount rates which in King Kee’s opinion are appropriate for the risks of the business. In considering the appropriate discount rate to be applied, King Kee has taken into account a number of factors including the current cost of finance and the considered risk inherent in the business.

The Market Approach considers prices recently paid for similar assets, with adjustments made to market prices to reflect condition and utility of the appraised assets relative to the market comparative. Assets for which there is an established secondary market may be valued by this approach. Benefits of using this approach include its simplicity, clarity, speed and the need for few or no assumptions. It also introduces objectivity in application as publicly available inputs are used. King Kee also applied this method to cross check the result under income approach.

Major Assumptions

Assumptions considered to have significant sensitivity effects in this analysis have been evaluated in order to provide a more accurate and reasonable basis for arriving at our assessed value, the following key assumptions have been made:

The facilities and systems proposed are assumed to be sufficient for future expansion in order to realize the growth potential of the business and maintain a competitive edge.

There will be no material change in the existing political, legal, technological, fiscal or economic conditions, which might adversely affect the business of DRC.

The projected business performance can be achieved with the effort of the management of DRC.

The financial and operational information provided to us by DRC is true and accurate.

There are no hidden or unexpected conditions associated with the assets valued that might adversely affect the reported value. Further, we assume no responsibility for changes in market conditions after the date of the transaction.

The information and other material (financial and otherwise) provided orally by, or in the presence of, an officer of DRC or in writing by DRC, or its agents to King Kee relating to DRC or any of its respective subsidiaries or the transaction for the purpose of preparing the fairness opinion was, at the date such information was provided to King Kee, is complete, true and correct in all material respects, and did not and does not contain any untrue statement of a material fact in respect of DRC, its subsidiaries or the transaction and did not and does not omit to state a material fact in respect of DRC, its subsidiaries or the transaction necessary to make such information not misleading in light of the circumstances under which it was made or provided.

Since the dates on which information was provided to King Kee by DRC, except as subsequently disclosed in writing to King Kee or in a public filing with securities regulatory authorities, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of DRC or any of its subsidiaries and no material change has occurred which would have or which would reasonably be expected to have a material effect on this fairness opinion.

There will be no material change in the financial condition of DRC as at the date of the Merger Agreement from that as indicated by the latest historical financial statements provided to King Kee.

Further, in preparing this fairness opinion, in addition to the facts and conclusions contained in the information, the completion of the transaction is subject to a number of conditions outside the control of Ribbon and DRC, and King Kee has assumed all conditions precedent to the completion of the transaction can be satisfied in due course and all consents, permissions, exemptions or orders of relevant regulatory authorities will be obtained, without adverse conditions or qualification.

The fairness opinion is limited to the fairness, from a financial point of view, of the transaction to Ribbon’s public shareholders and King Kee expresses no opinion as to any alternative transaction. King Kee expresses no opinion as to the fairness of the transaction relative to the consideration offered under any proposed alternative transaction. This fairness opinion does not constitute a recommendation to any shareholder of Ribbon as to how such shareholder should vote with respect to the transaction. Furthermore, King Kee has not been asked to address, and this fairness opinion does not address, the fairness of the transaction to the holders of any class of securities of Ribbon other than the holders of Ribbon‘s securities.

The fairness opinion valuation result is calculated by key assumptions of the DRC’s forecast provided by DRC management as below:

Revenue

DRC was founded in 2007 and is located in Shinjuku ku, Tokyo, Japan. DRC has a unique protein breakdown technology called “Hydro silver titanium®” (“HAT”). This is a catalytic substance that can break down proteins into harmless substances such as water, carbon dioxide, nitrogen, etc. This technology can also work in the absence of light and is effective against small molecule proteins such as viruses, bacteria, pollen, and mite proteins. Currently, DRC’s income is generated from 1) miscellaneous goods — collaborating with various enterprises to develop products that utilize HAT technology, such as towels, handkerchiefs, socks, slippers, coatings, etc. 2) income from patent royalties; 3) income from sales of raw materials.

With the current pipelines research and development progress, for the projection, DRC’s income will shift to the 2 main pipelines: 1) medical devices — seasonal and perennial allergic rhinitis mask; 2) In Vitro Diagnostics — AI Infectious disease and Allergen detection app. Moreover, DRC is also planning an acquisition of pharmaceuticals business, namely a radical ATP treatment for Parkinson’s disease and Dementia. DRC plans to finish the acquisition and conduct Phase III clinical trials in Japan and the United States. As the acquisition is still in process, the forecast will not include the pharmaceuticals business.

The research and release timeline of the DRC’s pipelines is shown below:

____________

*        NDA stands for New Drug Application

According to DRC management information, the revenue projection is shown as below:

The revenue forecast is based on the following:

Medical devices

The medical devices business is an extension of the current miscellaneous goods business. Once DRC’s mask products are approved as a medical device, DRC will be able to extensively promote its efficacy for seasonal allergic rhinitis, differentiating from other miscellaneous masks. The sales volume will be expanded centered on sales through hospitals and clinics.

In Vitro diagnostics

According to a report by Data Bridge Market Research, the global allergen testing market is expected to grow at a rate of 7.43% between 2021 and 2028. It is expected that by 2030, the allergen testing market in Japan will continue to maintain a high growth rate.

DRC’s forecast is based on the market size of Japanese allergen detection testing expenses and infectious disease detection testing expenses. The expected user pricing is in the range of US$0.714 for AI Allergen Detection to US$3.50 for AI Infectious Disease Detection. DRC expects the revenue mix for In Vitro diagnostics to be 80% from AI allergen detection and 20% from AI Infectious disease detection.

Miscellaneous goods and royalties are expected to be maintained at a stable volume in the projection and end sales after the launch of above products.

Costs of Goods Sold (“COGS”)

The COGS forecast is based on the following:

Medical devices

Benefiting from being approved as medical devices, the COGS/revenue ratio will be lower than miscellaneous goods, in line with the higher selling price of medical devices.

The COGS/revenue ratio of mask production with patented technology in the industry is approximately 15% – 45%. DRC management assumes the 40% COGS/revenue ratio is within the industry level.

In Vitro diagnostics

The median COGS/revenue ratio of comparable companies engaged in traditional testing in the industry is around 59%. DRC management assumes the 30% COGS/revenue ratio in the projection as the AI testing will increase gross profit margin and reduce cost to income ratio.

Miscellaneous goods COGS/revenue ratio is conservatively expected to slightly decrease compared to historical periods.

Operating Expenses

The operating expenses for the explicit forecast horizon are projected as below. The 28%-46% of operating expenses will be used in research and development expenses, during FY2026 to FY2029. After 2030, pipelines will gradually be completed, and the management expects that operating expenses growth rate will gradually decrease and eventually increase at terminal growth rate.

Income Taxes

The income taxes are projected as below:

Capital expenditure (“Capex”)

The Capex and depreciation and amortization expenses (“D&A”) are projected as below, assuming that with the progress of new pipeline research and development, the Capex will be invested in purchasing of certain research and development equipment.

Working Capital

The working capital for the explicit forecast horizon is projected as below:

Discount Rate

In applying the discounted cash flow method, it is necessary to determine an appropriate discount rate for the assets under review. The discount rate represents an estimate of the rate of return required by a third-party investor for an investment of this type. The rate of return expected from an investment by an investor relates to perceived risk. Risk factors relevant in our selection of an appropriate discount rate include:

•        Interest rate risk, which measures variability of returns, caused by changes in the general level of interest rates.

•        Purchasing power risk, which measures loss of purchasing power over time due to inflation.

•        Liquidity risk, which measures the ease with which an instrument can be sold at the prevailing market price.

•        Market risk, which measures the effects of the general market on the price behavior of securities.

•        Business risk, which measures the uncertainty inherent in projections of operating income.

•        Exchange rate, which measures the possible influence that changes in exchange rates, might have on the value of the investment.

Consideration of risk also involves elements such as quality of management, degree of liquidity, and other factors affecting the rate of return acceptable to a given investor in a specific investment. An adjustment for risk is an increment added to a base rate to compensate for the extent of risk believed to be involved in the investment.

Required Return on Equity Capital

The return on equity required of a company represents the total rate of return investors expect to earn, through a combination of dividends and capital appreciation, as a reward for risk taking. The Capital Asset Pricing Model (“CAPM”) is used to calculate the required rate of return on equity investment by using publicly-traded companies.

The CAPM is a fundamental tenet of modern portfolio theory which has been generally accepted basis for marketplace valuations of equity capital. The CAPM technique is widely accepted in the investment and financial analysis communities for the purpose of estimating a company’s required return on equity capital.

The equation of CAPM is shown as follows:

Expected Required Return on Equity= Rf + ß * ERP + α

Where:

Rf = current return from risk-free investments (In ZGSY Asset Group valuation, we exclude inflation factor in Rf because we applied a real model)

ERP= equity risk premium, being the average risk premium above the risk-free rate that a “market” portfolio of assets is earning

ß= the beta factor, being the measure of the systematic risk of a particular asset relative to the risk of a portfolio of all risky assets

α = additional risk factor (alpha)

Parameters for Cost of Equity

In determining the equity discount rate range for DRC, the following parameters have been used. King Kee applied a 0% – 1% company specific premium range and the calculated discount rate range 9.5% – 10.5% to conclude a range of 100% equity value result.

Weighted Average Cost of Capital

Weighted Average Cost of Capital (“WACC”) is calculated by multiplying the cost of each capital component by its proportional weight and then summing:

WACC = Ke × (E/(D+E)) + Kd × (1-T) × (D/(D+E)

Where:

Ke = cost of equity

E = market value of equity

Kd = cost of debt

D = market value of debt

T = corporate taxation rate

Terminal Value

King Kee has assumed that DRC will grow at a fixed long-term growth rate beyond the terminal year as it reaches its optimal operating structure. King Kee has thus applied a terminal multiple on the projected cash flows at terminal year to derive the value of DRC beyond the projection period. The terminal multiple is derived using the Gordon Growth Model, a mathematical simplification to capitalize an earnings stream that is expected to grow at a long-term sustainable rate “g” and discount rate “k” into perpetuity. The formula is as follows:

g = Long-term growth rate of 2% (Source: Japanese long-term inflation rate from iFind database)

k = WACC

Income Approach Analysis

Based on the above projection assumptions, discount rate and terminal value, King Kee calculated the 100% equity value of DRC to be around $320 Million to $380 Million by using DCF method. All key assumptions and models are summarized as follows:

BEV Model - DCF (High-end)

BEV Model - DCF (High-end)			2025.5-2025.7	FY2026	FY2027	FY2028	FY2029	FY2030	FY2031	FY2032
Revenue	[USD'000]		52	483	2,905	17,930	52,712	93,013	99,631	101,865
Growth rate	[%]		(69.6)%	6.6%	501.2%	517.1%	194.0%	76.5%	7.1%	2.2%
COGS	[USD'000]		(407)	(369)	(1,017)	(6,240)	(18,050)	(32,197)	(34,719)	(35,510)
% of Revenue	[%]		(785.8)%	(76.3)%	(35.0)%	(34.8)%	(34.2)%	(34.6)%	(34.8)%	(34.9)%
Gross profit	[USD'000]		(355)	115	1,888	11,690	34,662	60,816	64,912	66,355
% of Revenue	[%]		(685.8)%	23.7%	65.0%	65.2%	65.8%	65.4%	65.2%	65.1%
Operating expense	[USD'000]		(407)	(4,269)	(9,389)	(8,107)	(12,747)	(15,296)	(16,061)	(16,382)
% of Revenue	[%]		(786.3)%	(883.3)%	(323.2)%	(45.2)%	(24.2)%	(16.4)%	(16.1)%	(16.1)%
EBIT	[USD'000]		(762)	(4,154)	(7,501)	3,583	21,916	45,519	48,851	49,973
EBIT Margin	[%]		(1472.1)%	(859.6)%	(258.2)%	20.0%	41.6%	48.9%	49.0%	49.1%
Income tax	[USD'000]		-	-	-	(538)	(3,294)	(6,835)	(7,335)	(7,502)
Tax rate (Effective)	[%]		0.0%	0.0%	0.0%	15.0%	15.0%	15.0%	15.0%	15.0%
Net profit	[USD'000]		(762)	(4,154)	(7,501)	3,044	18,621	38,684	41,515	42,471
NPM	[%]		(1472.1)%	(859.6)%	(258.2)%	17.0%	35.3%	41.6%	41.7%	41.7%
Adjustment										
Add: D&A	[USD'000]		56	244	290	346	403	459	515	571
Less: Capex	[USD'000]		50	350	550	550	550	550	550	571
Less: Change in working capital	[USD'000]		306	78	148	258	545	1,195	184	62
Free cash flows of firm	**[USD'000]**		**(1,062)**	**(4,339)**	**(7,909)**	**2,582**	**17,929**	**37,398**	**41,296**	**42,409**
Discount period	[x]		0.13	0.75	1.75	2.75	3.75	4.75	5.75	6.75
Discount rate	[x]	9.5%								
Discount factor	[x]		0.9886	0.9340	0.8530	0.7790	0.7114	0.6497	0.5933	0.5418
PV of FCFF	[USD'000]		(1,050)	(4,053)	(6,746)	2,012	12,754	24,297	24,502	22,979
Perpetual growth rate	[%]									2.0%
Terminal value	[USD'000]									312,980
Operating assets value	**[USD'000]**		**387,675**							
Surplus cash	[USD'000]		12							
Non-operating assets/liabilities	[USD'000]		82							
Debt	[USD'000]		(6,306)							
100% Equity value (rounded)	**[USD'000]**		**380,000**							

BEV Model - DCF (Low-end)

BEV Model - DCF (Low-end)			2025.5-2025.7	FY2026	FY2027	FY2028	FY2029	FY2030	FY2031	FY2032
Revenue	[USD'000]		52	483	2,905	17,930	52,712	93,013	99,631	101,865
Growth rate	[%]		(69.6)%	6.6%	501.2%	517.1%	194.0%	76.5%	7.1%	2.2%
COGS	[USD'000]		(407)	(369)	(1,017)	(6,240)	(18,050)	(32,197)	(34,719)	(35,510)
% of Revenue	[%]		(785.8)%	(76.3)%	(35.0)%	(34.8)%	(34.2)%	(34.6)%	(34.8)%	(34.9)%
Gross profit	[USD'000]		(355)	115	1,888	11,690	34,662	60,816	64,912	66,355
% of Revenue	[%]		(685.8)%	23.7%	65.0%	65.2%	65.8%	65.4%	65.2%	65.1%
Operating expense	[USD'000]		(407)	(4,269)	(9,389)	(8,107)	(12,747)	(15,296)	(16,061)	(16,382)
% of Revenue	[%]		(786.3)%	(883.3)%	(323.2)%	(45.2)%	(24.2)%	(16.4)%	(16.1)%	(16.1)%
EBIT	[USD'000]		(762)	(4,154)	(7,501)	3,583	21,916	45,519	48,851	49,973
EBIT Margin	[%]		(1472.1)%	(859.6)%	(258.2)%	20.0%	41.6%	48.9%	49.0%	49.1%
Income tax	[USD'000]		-	-	-	(538)	(3,294)	(6,835)	(7,335)	(7,502)
Tax rate (Effective)	[%]		0.0%	0.0%	0.0%	15.0%	15.0%	15.0%	15.0%	15.0%
Net profit	[USD'000]		(762)	(4,154)	(7,501)	3,044	18,621	38,684	41,515	42,471
NPM	[%]		(1472.1)%	(859.6)%	(258.2)%	17.0%	35.3%	41.6%	41.7%	41.7%
Adjustment										
Add: D&A	[USD'000]		56	244	290	346	403	459	515	571
Less: Capex	[USD'000]		50	350	550	550	550	550	550	571
Less: Change in working capital	[USD'000]		306	78	148	258	545	1,195	184	62
Free cash flows of firm	**[USD'000]**		**(1,062)**	**(4,339)**	**(7,909)**	**2,582**	**17,929**	**37,398**	**41,296**	**42,409**
Discount period	[x]		0.13	0.75	1.75	2.75	3.75	4.75	5.75	6.75
Discount rate	[x]	10.5%								
Discount factor	[x]		0.9875	0.9277	0.8395	0.7597	0.6875	0.6222	0.5631	0.5096
PV of FCFF	[USD'000]		(1,049)	(4,025)	(6,639)	1,962	12,327	23,269	23,253	21,611
Perpetual growth rate	[%]									2.0%
Terminal value	[USD'000]		-	-	-					259,675
Operating assets value	**[USD'000]**		**330,384**							
Surplus cash	[USD'000]		12							
Non-operating assets/liabilities	[USD'000]		82							
Debt	[USD'000]		(6,306)							
100% Equity value (rounded)	**[USD'000]**		**320,000**

Selection of Comparable Companies

In determining the market multiple, a list of comparable companies was identified. The selection includes companies that: 1) are involved in the mask manufacturing and sales business; 2) are involved in the allergen/infection testing; and 3) are listed on major international stock exchange and searchable in Capital IQ database.

The details of the comparable companies which are considered as fair and representative samples are listed below (market data is shown as of 30 April 2025).

Market Approach Analysis

King Kee performed an analysis under the Market Approach by analyzing the valuation of comparable public companies that King Kee deemed to be relevant. Last twelve-month (“LTM”) PE Ratio is selected for the assessment, considering that DRC is profitable and the net income is the most representative performance indicator of DRC in the following years.

King Kee used primarily a database provided by CapitalIQ to screen for companies that met the above criteria based on their business descriptions, industry classification and exchange-listing status, and further reviewed the selected public companies’ corporate websites and other publicly-available information to confirm their suitability as comparable companies.

The equity values of the comparable companies were calculated based on closing stock prices on April 30, 2025, and the net income figures were based on LTM net income of the comparable companies as at April 30, 2025.

Given that DRC is under R&D stage and does not yet earn income from its major products, we used the forecast profit during its commercialization stage in 2030, discounted back to the present using the DRC’s WACC (9.5% – 10.5%), as the target financial metric to estimate the business value.

The 25% control premium comes from two studies: one study shows that the average acquisition premium is between 35% and 42%, while another study on the transaction shows that the average acquisition premium is between 16% and 29%. We selected 25% as the reasonable control premium of the target company. The acquisition premium not only reflects the premium required for control, but also includes the view on the degree of merger benefits.

The calculation is as below:

Valuation Result

Under the Income Approach, King Kee calculated the 100% equity value of DRC to be around $320 Million to $380 Million by using the DCF method and the assumptions applied in the model as stated above.

In order to cross-check the result under the Income Approach, under Market Approach, King Kee concluded that the 100% equity value of DRC to be around $379 Million to $395 Million, which is higher than the result under Income Approach.

Based on the derived valuation range of approximately $320 Million to $380 Million, the transaction based on a pre-money total enterprise value of $350 Million fell within the derived valuation range and was deemed to be fair from a financial point of view under this methodology.

The foregoing summary of certain financial analyses does not purport to be a complete description of the analyses or data presented by King Kee and is qualified in its entirety by reference to the full text of the fairness opinion, which is as attached as Annex G to this proxy statement/prospectus. In connection with the evaluation of the Transaction Consideration, King Kee performed a variety of financial and comparative analyses for the purpose of rendering the fairness opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary descriptions. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the fairness opinion. In arriving at its fairness determination, King Kee considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of the fairness opinion. Rather, King Kee made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, King Kee may have given certain analyses and factors more or less weight than others and may have deemed certain assumptions more or less probable than others. As a result, the range of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of King Kee with respect to the actual value of the potential future value of DRC. Further, King Kee’ analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Ribbon, DRC, or their respective officers, managers and advisors.

Ribbon retained King Kee to render an opinion to the Ribbon Board as to the fairness, from a financial point of view to Ribbon and to the shareholders of Ribbon of the Transaction Consideration to be issued or paid to such shareholders in the Business Combination. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. The results, information and estimates contained in these analyses are not intended to be, and should not be interpreted or construed as, indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Furthermore, King Kee’ analysis is dependent entirely on information, that was provided to King Kee by DRC, without independent verification by King Kee. Illustrative information, business plans, prospects and other information that was used in, and the results derived from, King Kee’ analyses are inherently subject to substantial uncertainty, and King Kee assumes no responsibility if future results are materially different from those forecasted in such estimates.

Fees and Expenses

As compensation for King Kee’ service in connection with the rendering the fairness opinion to the Ribbon Board, Ribbon agreed to pay King Kee a fee of $70,000.

Ribbon Board’s Reasons for the Approval of the Business Combination

The Ribbon Board considered a variety of factors in connection with its evaluation of the Business Combination. In light of the number and complexity of those factors, the Ribbon Board, as a whole, did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. Additionally, individual directors may have given different weight to different factors. The Ribbon Board viewed its decision as being a business judgment that was based on all of the information available and the factors presented to and considered by it. This explanation of Ribbon’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding “Forward-Looking Statements.”

The Ribbon Board, before reaching its unanimous decision to recommend the Business Combination to the Ribbon Shareholders, reviewed in detail information and analyses provided to the Ribbon Board by Ribbon management and advisors engaged by Ribbon. In reaching its decision, Ribbon considered a range of strategic, financial, and operational factors. Chief among these was the alignment of DRC’s business with a targeted sector focus, which Ribbon believed was scalable and tangible. Ribbon believed that DRC operates within a segment of the healthcare and biotechnology industry that complements Ribbon’s platform and long-term strategic objectives.

Ribbon also believed DRC demonstrated the ability to generate consistent revenue and cash flow, which Ribbon viewed as indicative of both financial stability and the potential to support growth initiatives following the combination. This operational performance, combined with DRC’s robust business model, contributed to the Ribbon’s view that the proposed transaction would create a solid foundation for a combined company with sustainable long-term prospects.

In addition, Ribbon placed weight on DRC’s expressed willingness and preparedness to cooperate with Ribbon throughout the transaction process. Ribbon considered DRC’s responsiveness during due diligence, its timely provision of financial and operational information, and its readiness to address questions and requests from Ribbon’s management and advisors. This demonstrated cooperation provided the Board with confidence that the Business Combination could be completed within the expected timeframe, which was important given the planned filing of the Registration Statement on Form S-4 and related SEC timelines.

Ribbon weighed a number of challenges and risks, including cultural and language differences affecting transaction execution, post-closing liquidity and listing compliance, budget constraints during the extension period, and uncertainties related to regulatory approvals, clinical trial outcomes and reimbursement for DRC’s products.

Ribbon also considered the advice and analyses provided by Ribbon’s legal and financial advisors, including independent evaluations of the strategic rationale, potential synergies, valuation, and risks associated with the proposed transaction. After careful deliberation of these factors, the Ribbon Board concluded that proceeding with the Business Combination was in the best interests of Ribbon and its stockholders, reflecting both the strategic fit of DRC and Ribbon’s confidence in the ability to execute the transaction successfully. Additionally, the Ribbon Board obtained a fairness opinion from King Kee.

DRC’s Consideration of Strategic Alternatives and Decision to Pursue a De-SPAC Transaction

Prior to entering into the Business Combination Agreement, DRC’s management and board of directors periodically evaluated various strategic and financing alternatives to support DRC’s growth plans and potential access to the public capital markets. These alternatives included remaining a privately held company and pursuing additional private equity or venture capital financings, conducting a traditional initial public offering (“IPO”) of DRC’s equity securities, pursuing strategic partnerships or business combinations with industry participants, or entering into a business combination with a special purpose acquisition company.

In evaluating a potential traditional IPO, DRC’s management and board considered, among other factors, prevailing market conditions for life sciences and medical technology companies, the potential volatility of the IPO market, the uncertainty associated with the book-building process and resulting valuation, and the time and costs required to prepare for and execute a stand-alone IPO transaction. DRC’s board also considered that a traditional IPO would not involve a strategic transaction with an established public-company partner.

DRC also considered remaining private and raising additional capital through private financings, as well as pursuing strategic alternatives such as joint ventures, licensing arrangements or a potential sale of the company. While these alternatives could potentially provide capital or strategic benefits, DRC’s board believed that they would not provide the same combination of potential access to the public capital markets, enhanced visibility with potential partners and customers, and the ability to use publicly traded equity as acquisition currency that a business combination with a special purpose acquisition company could provide.

After considering these alternatives, DRC’s board of directors determined that a business combination with Ribbon represented the most attractive available opportunity to achieve DRC’s strategic objectives. In reaching this conclusion, the board considered, among other factors: (i) the opportunity to become a publicly listed company within a defined transaction timeline, (ii) the ability to negotiate the valuation and structure of the transaction with Ribbon rather than relying solely on market-driven pricing through an IPO process, (iii) the anticipated proceeds from the transaction, subject to shareholder redemptions, which could support DRC’s product development and commercialization plans, and (iv) the experience and background of Ribbon’s management team and sponsor. Based on these considerations, the board determined that the proposed business combination with Ribbon was preferable to pursuing a traditional IPO or other strategic alternatives at that time.

Satisfaction of 80% Test

Pursuant to the Nasdaq listing rules, any business acquired by Ribbon have a fair market value equal to at least 80% of the balance of the funds in the trust account at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analysis of DRC generally used to approve the transaction, Ribbon Board determined that this requirement was met. Ribbon Board determined that the consideration being paid in the Business Combination, which amount was negotiated at arms-length, was fair to and in the best interests of Ribbon and its shareholders and appropriately reflected DRC’s value. Ribbon Board considered all of the factors described above and the fact that the Aggregate Consideration to be paid by Ribbon was the result of arm’s length negotiations with DRC. As a result, Ribbon Board concluded that the fair market value of the business acquired was in excess of 80% of the assets held in the Trust Account. In addition, Ribbon board also considered the opinion provided by King Kee to the effect that, as of the date of such opinion and based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications set forth therein, DRC had a fair market value equal to at least 80% of the net assets of the Trust Account.

Redemption Rights

In connection with a business combination, public shareholders will have the right to convert their shares into an amount equal to (1) the number of public shares being converted by such public holder divided by the total number of public shares multiplied by (2) the amount then in the trust account (initially $10.00 per share or 100.0% of the gross proceeds from this offering), which includes the deferred underwriting discounts and commissions plus a pro rata portion of any interest earned on the funds held in the trust account less any amounts necessary to pay our taxes. At any meeting called to approve an initial business combination, public shareholders may elect to convert their shares regardless of whether or not they vote to approve the business combination or abstain from voting.

Whether Ribbon elects to effectuate our initial business combination via shareholder vote or tender offer, we may require public shareholders wishing to exercise redemption rights, whether they are a record holder or hold their shares in “street name,” to either tender the certificates they are seeking to convert to our transfer agent or to deliver the shares they are seeking to convert to the transfer agent electronically using Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option, at any time at or prior to the vote on the business combination. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC System. The transfer agent will typically charge the tendering broker $45 and it would be up to the broker whether or not to pass this cost on to the converting holder. The foregoing is different from the procedures used by traditional blank check companies. In order to perfect redemption rights in connection with their business combinations, many traditional blank check companies would distribute proxy materials for the shareholders’ vote on an initial business combination, and a holder could simply vote against a proposed business combination and check a box on the proxy card indicating such holder was seeking to exercise its redemption rights. After the business combination was approved, the company would contact such shareholder to arrange for it to deliver its certificate to verify ownership. As a result, the shareholder then had an “option window” after the consummation of the business combination during which it could monitor the price of the company’s stock in the market. If the price rose above the conversion price, it could sell its shares in the open market before actually delivering his shares to the company for cancellation. As a result, the redemption rights, to which shareholders were aware they needed to commit before the shareholder meeting, would become an “option” right surviving past the consummation of the business combination until the converting holder delivered its certificate. The requirement for physical or electronic delivery prior to the closing of the shareholder meeting ensures that a holder’s election to convert is irrevocable once the business combination is completed.

Pursuant to Ribbon’s amended and restated memorandum and articles of association Ribbon is required to give a minimum of only five days’ notice for each general meeting. As a result, if Ribbon requires public shareholders who wish to convert their Ordinary Shares into the right to receive a pro rata portion of the funds in the Trust Account to comply with the foregoing delivery requirements, holders may not have sufficient time to receive the notice and deliver their shares for conversion. Accordingly, investors may not be able to exercise their redemption rights and may be forced to retain our securities when they otherwise would not want to.

Material U.S. Federal Income Tax Consequences

Tax Consequences of the Business Combination to Ribbon Shareholders

The following summary is a discussion of material U.S. federal income tax considerations, with respect to U.S. holders of Ribbon Ordinary Shares or Ribbon Rights, of the Domestication, the exercise of redemption rights and the Merger and with respect to non-U.S. holders (as defined below) the ownership and disposition of Pubco Common Stock and Pubco Rights after the Domestication and Merger. This section applies only to holders that hold their Ribbon Ordinary Shares, Ribbon Rights or Pubco Common Stock, and Pubco Rights as capital assets for U.S. federal income tax purposes (generally, property held for investment) and does not address the Sponsor or its affiliates, representatives, employees or other stakeholders.

This Material U.S. Federal Income Tax Consequences section represents the opinion of Irvine Venture Law Firm, LLP (Special Tax Counsel) on the likely outcome in a federal court if the Internal Revenue Service (IRS) were to challenge any issue discussed in the section attributed to Special Tax Counsel. This section is general in nature and does not discuss all aspects of U.S. federal income taxation that might be relevant to a particular holder in light of such holder’s circumstances or status, nor does it address tax considerations applicable to a holder subject to special rules, including:

•        financial institutions or financial services entities;

•        broker-dealers;

•        governments or agencies or instrumentalities thereof;

•        insurance companies;

•        dealers or traders subject to a mark-to-market method of tax accounting with respect to Ribbon Ordinary Shares, Ribbon Rights, Pubco Common Stock or Pubco Rights;

•        persons holding Ribbon Ordinary Shares, Ribbon Rights, Pubco Common Stock or Pubco Rights as part of a “straddle,” hedge, integrated transaction or similar transaction, or persons deemed to sell Ribbon Ordinary Shares, Ribbon Rights, Pubco Common Stock or Pubco Rights under constructive sale provisions of the Code;

•        U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•        partnerships or other pass-through entities for U.S. federal income tax purposes or beneficial owners in such entities;

•        holders who are controlled foreign corporations or PFICs;

•        regulated investment companies;

•        real estate investment trusts;

•        persons who acquired Ribbon Ordinary Shares, Ribbon Rights, Pubco Common Stock or Pubco Rights through the exercise or cancellation of employee stock options or otherwise as compensation for their services;

•        persons owning (directly, indirectly, or constructively) 10% or more of the total combined voting power of all classes of stock entitled to vote of, or 10% or more of the total value of all classes of shares of, the Ribbon or Pubco, except to the extent otherwise discussed herein;

•        U.S. holders that hold their Ribbon Ordinary Shares, Ribbon Rights, Pubco Common Stock or Pubco Rights through a non-U.S. broker or other non-U.S. intermediary;

•        U.S. expatriates or former long-term residents of the United States;

•        persons that are subject to “applicable financial statement rules” under Section 451(b) of the Code;

•        individual retirement or other tax-deferred accounts; or

•        tax-exempt entities.

If a partnership (or any entity or arrangement so characterized for U.S. federal income tax purposes) holds Ribbon Ordinary Shares, Ribbon Rights, Pubco Common Stock or Pubco Rights, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any Ribbon Ordinary Shares, Ribbon Rights, Pubco Common Stock or Pubco Rights and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the Domestication, an exercise of redemption rights and the Merger to them.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations all as of the date hereof, changes to any of which subsequent to the date of this proxy statement/prospectus may affect the tax consequences described herein (possibly with retroactive effect).

This discussion does not take into account proposed changes in such tax laws and does not address any aspect of state, local or foreign taxation, or any U.S. federal taxes other than income taxes (such as estate or gift tax consequences, the alternative minimum tax or the Medicare tax on investment income). Each of the foregoing is subject to change, possibly with retroactive effect. You should consult your tax advisors with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

We have not and do not intend to seek any rulings from the U.S. Internal Revenue Service (the “IRS”) regarding the Domestication, an exercise of redemption rights, the Merger, or any other matters discussed herein. There can be no assurance that the IRS will not take positions concerning the tax consequences of the transactions that are inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. ALL SHAREHOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE DOMESTICATION, AN EXERCISE OF REDEMPTION RIGHTS AND THE MERGER, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of Ribbon Ordinary Shares, Ribbon Rights, Pubco Common Stock or Pubco Rights that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) under the laws of the United States, any state thereof or the District of Columbia;

•        an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more “United States persons” (within the meaning of the Code) have the authority to control all substantial decisions of the trust, or (ii) the trust has validly elected to be treated as a United States person.

Consequences of the Domestication to U.S. Holders — F Reorganization

The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.

Under Section 368(a)(1)(F) of the Code, a reorganization (an “F Reorganization”) is a “mere change in identity, form or place of organization of one corporation, however effected.” Pursuant to the Domestication, the Ribbon will change its jurisdiction of incorporation from the Cayman Islands to Delaware, and, after the Domestication will change its name to DRC Medicine Inc.

The Domestication will qualify as an F Reorganization for U.S. federal income tax purposes. Based upon customary assumptions, as well as certain representations made by, and covenants and undertakings of, Ribbon, it is the opinion of Special Tax Counsel that the Domestication will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code. However, the completion of the Domestication is not conditioned upon the receipt of a ruling from the IRS regarding the U.S. federal income tax consequences of the Domestication. If any of the facts, assumptions, representations, covenants or undertakings by the Ribbon are incorrect, incomplete or inaccurate or are violated, the accuracy of the opinion may be affected and the U.S. federal income tax consequences of the Domestication could differ from those described herein. However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to a statutory conversion of a corporation holding only investment-type assets such as the Ribbon, including whether such a conversion is viewed for U.S. federal income tax purposes as a transaction involving two or more “investment companies” (for which tax-deferred “reorganization” treatment would not be available), this result is not entirely clear.

Special Tax Counsel has opined that U.S. holders will not recognize taxable gain or loss on the Domestication for U.S. federal income tax purposes, except as provided below under the caption headings “— Effect of Section 367 of the Code to U.S. Holders” and “— PFIC Considerations — Effect of PFIC Rules on the Domestication”, and the Domestication will be treated for U.S. federal income tax purposes as if the Ribbon (i) transferred all of its assets and liabilities to the Surviving Company in exchange for all of the outstanding common stock and rights of the Surviving Company; and (ii) then distributed the common stock and rights of the Surviving Company to the shareholders and rights holders of the Ribbon in liquidation of the Ribbon. The taxable year of the Ribbon will be deemed to end on the date of the Domestication.

As an F Reorganization the Domestication will result in: (i) the tax basis of a share of Pubco Common Stock or Pubco Rights received by a U.S. holder in the Domestication equalling the U.S. holder’s adjusted tax basis in the Ribbon Ordinary Shares or Ribbon Rights, as the case may be, surrendered in exchange therefor, increased by any amount included in the income of such U.S. holder as a result of Section 367 of the Code (as discussed below) and (ii) the holding period for a share of Pubco Common Stock or Pubco Rights received by a U.S. holder including such U.S. holder’s holding period for the Ribbon Ordinary Shares or Ribbon Rights surrendered in exchange therefor.

In the event the Domestication were to fail to qualify as an F Reorganization, a U.S. holder would recognize gain or loss with respect to its Ribbon Ordinary Shares or Ribbon Rights in an amount equal to the difference between the fair market value of the shares of Pubco Common Stock or Pubco Rights received in the Domestication and the U.S. holder’s adjusted tax basis in its Ribbon Ordinary Shares or Ribbon Rights surrendered in the Domestication. In such event, such U.S. holder’s basis in the shares of Pubco Common Stock or Pubco Rights would be equal to their fair market value on the date of the Domestication, and such U.S. holder’s holding period for such shares of Pubco Common Stock or Pubco Rights would begin on the day following the date of the Domestication. Shareholders who hold different blocks of Ribbon Ordinary Shares or Ribbon Rights (generally, ordinary shares and rights of the Ribbon purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them. As noted above, Special Tax Counsel is of the opinion that the Domestication will qualify as a reorganization.

Because the Domestication will occur prior to the redemption of U.S. holders that exercise redemption rights, U.S. holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication including those described below under the subheading Effect of Section 367 of the Code to U.S. Holders.

ALL U.S. HOLDERS CONSIDERING EXERCISING REDEMPTION RIGHTS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE POTENTIAL TAX CONSEQUENCES OF THE DOMESTICATION AND AN EXERCISE OF REDEMPTION RIGHTS TO THEM.

Effect of Section 367 of the Code to U.S. Holders

Section 367 of the Code applies to certain non-recognition transactions involving foreign corporations, including a domestication of a foreign corporation in an F Reorganization. Section 367 of the Code imposes U.S. federal income tax on certain U.S. persons in connection with transactions that would otherwise be tax-free. Section 367(b) of the Code will apply to U.S. holders of Ribbon Ordinary Shares on the date of the Domestication. Because the Domestication will occur immediately prior to the redemption of holders that exercise redemption rights, U.S. holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code as a result of the Domestication.

U.S. Holders That Own Ribbon Ordinary Shares with a Fair Market Value of $50,000 or More And Less Than 10 Percent of the Ribbon Ordinary Shares

Subject to the discussion under “— PFIC Considerations” below, any U.S. holder who, on the date of the Domestication, beneficially owns (directly, indirectly, or constructively, including as a result of applicable attribution rules) Ribbon Ordinary Shares with a fair market value of $50,000 or more but less than 10% of the total combined voting power of all classes of Ribbon Ordinary Shares entitled to vote and less than 10% of the total value of all classes of Ribbon Ordinary Shares will recognize gain (but not loss) with respect to the common stock received in the Domestication unless such holder elects to recognize the “all earnings and profits” amount attributable to such holder as described below. Any such gain would be equal to the excess of the fair market value of such common stock received over the U.S. holder’s adjusted tax basis in the Ribbon Ordinary Shares deemed to be surrendered in exchange therefor. Subject to the PFIC rules discussed below, such gain would be capital gain and should be long-term capital gain if the U.S. holder held the Ribbon Ordinary Shares for longer than one year. A U.S. holder’s ownership of Ribbon Rights will be taken into account in determining such U.S. holder’s percentage ownership of Ribbon Ordinary Shares. Complex attribution rules apply in determining whether a U.S. holder owns 10% or more of the total combined voting power of all classes of our ordinary shares entitled to vote or owns 10% or more of the total value of all classes of our ordinary shares. All U.S. holders are urged to consult their tax advisors with respect to those attribution rules.

In lieu of recognizing any gain as described in the preceding paragraph, such a U.S. holder may instead elect to include in income all earnings and profits amount attributable to its Ribbon Ordinary Shares under Section 367(b) of the Code. There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and must include, among other things:

•        a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

•        a complete description of the Domestication;

•        a description of any stock, securities or other consideration transferred or received in the Domestication;

•        a statement describing the amounts required to be taken into account for U.S. federal income tax purposes as income or as an adjustment to basis, earnings and profits or other tax attributes;

•        a statement that the U.S. holder is making the election that includes (A) a copy of the information that the U.S. holder received from the Ribbon (or Pubco) establishing and substantiating the U.S. holder’s all earnings and profits amount with respect to the U.S. holder’s Ribbon Ordinary Shares, and (B) a representation that the U.S. holder has notified the Ribbon (or Pubco) that the U.S. holder is making the election; and

•        certain other information required to be furnished with the U.S. holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

The election must be attached by the U.S. holder to its timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. holder must send notice of making the election to Surviving Company no later than the date such tax return is filed. In connection with this election, the Ribbon intends to provide each U.S. holder eligible to make such an election with information regarding the Ribbon’s earnings and profits upon request. At the time of the Domestication, the Ribbon expects to have cumulative earnings and profits stemming from interest earned to the Trust Account, the amount of which will be based on prevailing interest rates, and such amounts of earnings and profits may be material.

U.S. HOLDERS ARE STRONGLY URGED TO CONSULT A TAX ADVISOR REGARDING THE CONSEQUENCES OF MAKING THE ELECTION DESCRIBED ABOVE AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH ELECTION.

U.S. Holders that Own Ribbon Ordinary Shares with a Fair Market Value of Less Than $50,000

Subject to the discussion in “— PFIC Considerations” below, a U.S. holder who, at the time of the Domestication, beneficially owns (or is considered to own) Ribbon Ordinary Shares with a fair market value of less than $50,000 should not be required to recognize any gain or loss under Section 367(b) of the Code in connection with the Domestication, and will not be required to include any part of all earnings and profits amount in income.

Tax Consequences for U.S. Holders of Ribbon Rights

Subject to the considerations described above relating to a U.S. holder’s ownership of Ribbon Rights being taken into account in determining whether such U.S. holder owns less than 10% of the Ribbon Ordinary Shares for purposes of Section 367(b) of the Code, and the discussion in “— PFIC Considerations” below, a U.S. holder of Ribbon Rights should not be subject to U.S. federal income tax with respect to the exchange of Ribbon Rights for Pubco Rights as a result of the Domestication.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE DOMESTICATION TO THEM, INCLUDING WITH RESPECT TO THE EFFECT OF SECTION 367 OF THE CODE.

PFIC Considerations

In addition to Section 367(b) of the Code, the Domestication may be a taxable event to U.S. holders to the extent that Section 1291(f) of the Code applies, if the Ribbon is or ever was a PFIC under Section 1297 of the Code (as discussed further in “PFIC Considerations — Effect of PFIC Rules on the Domestication” below).

General.    A foreign corporation will be a PFIC for U.S. federal income tax purposes with respect to a taxable year of the foreign corporation if either:

•        at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income; or

•        at least 50% of its assets in a taxable year, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income.

Passive income includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

Because Ribbon is a blank check company with no current active business and based upon the composition of its income (i.e., interest) and assets (i.e., cash) and upon a review of its financial statements, Special Tax Counsel expects that it is likely classified as a PFIC.

Consequences if a PFIC.    If Ribbon is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. holder of Ribbon Ordinary Shares or Ribbon Rights and, in the case Ribbon Ordinary Shares, such U.S. holder did not make a timely qualified electing fund (“QEF”) election for Ribbon’s first taxable year as a PFIC in which such U.S. holder held (or was deemed to hold) such Ribbon Ordinary Shares (or a QEF election along with a “purging election”) or did not make a timely mark-to-market election as discussed below, then as described below, such U.S. holder will be subject to special rules with respect to: (i) any gain recognized by the U.S. holder on the sale or other disposition of its Ribbon Ordinary Shares or Ribbon Rights; and (ii) any “excess distribution” made to the U.S. holder (generally, any distributions to such U.S. holder during a taxable year of the U.S. holder that are greater than 125% of the average annual distributions received by such U.S. holder in respect of the Ribbon Ordinary Shares during the three preceding taxable years of such U.S. holder or, if shorter, such U.S. holder’s holding period for the Ribbon Ordinary Shares).

Under these rules:

•        the U.S. holder’s gain or excess distribution will be allocated ratably over the U.S. holder’s holding period for the Ribbon Ordinary Shares or Ribbon Rights;

•        the amount of gain allocated to the U.S. holder’s taxable year in which the U.S. holder recognized the gain or received the excess distribution, or to the period in the U.S. holder’s holding period before the first day of the first taxable year in which the Ribbon is a PFIC, will be taxed as ordinary income;

•        the amount of gain allocated to other taxable years (or portions thereof) of the U.S. holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. holder; and

•        the interest charge applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. holder.

Any “all earnings and profits amount” included in income by a U.S. holder as a result of the Domestication under Section 367 of the Code, as discussed above, would be treated as gain subject to these rules.

QEF Election.    In general, if Ribbon is determined to be a PFIC, a U.S. holder may avoid the PFIC tax consequences described above in respect to its Ribbon Ordinary Shares by making a timely QEF election to include in income its pro rata share of Ribbon’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed (unless an election is made), in each taxable year of the U.S. holder in which or with which Ribbon’s taxable year ends. The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. holder makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a “PFIC Annual Information Statement,” to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances. However, in order to comply with the requirements of a QEF election, a U.S. holder must receive a PFIC annual information statement from Ribbon. Upon written request, Ribbon will endeavor to provide to a U.S. holder such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. holder to make and maintain a QEF election, but there can be no assurance that we will timely provide such required information.

A U.S. holder may not make a QEF election with respect to its Ribbon Rights. As a result, if a U.S. holder of Ribbon Rights sells or otherwise disposes of such Ribbon Rights, any gain recognized will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above, if Ribbon were a PFIC at any time during the period the U.S. holder held the Ribbon Rights.

Mark-to-Market Election.    Alternatively, if a U.S. holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable stock, the U.S. holder may make a mark-to-market election with respect to such shares for such taxable year. If the U.S. holder makes a valid mark-to-market election for the first taxable year of the U.S. holder in which the U.S. holder holds (or is deemed to hold) Ribbon Ordinary Shares and for which Ribbon is determined to be a PFIC, such holder will not be subject to the PFIC rules described above in respect of its Ribbon Ordinary Shares. Instead, in general, the U.S. holder will include as ordinary income each year the excess, if any, of the fair market value of its Ribbon Ordinary Shares at the end of its taxable year over the adjusted basis in its Ribbon Ordinary Shares. The U.S. holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its Ribbon Ordinary Shares over the fair market value of its Ribbon Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income, i.e., net of mark-to-market losses, as a result of the mark-to-market election). The U.S. holder’s basis in its Ribbon Ordinary Shares will be adjusted to reflect any such income or loss amounts, and the required income inclusions as well as any further gain recognized on a sale or other taxable disposition of the Ribbon Ordinary Shares will be treated as ordinary income. Any amount allowed as a deduction under the mark-to-market regime will be treated as an ordinary loss. Currently, a mark-to-market election may not be made with respect to rights, including Ribbon Rights.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the SEC, including the Nasdaq (on which Ribbon Ordinary Shares have been listed), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. U.S. holders are urged to consult their tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to the Ribbon Ordinary Shares under their particular circumstances.

Effect of PFIC Rules on the Domestication.    Even if the Domestication qualifies as an F Reorganization, Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person that disposes of stock of a PFIC (including rights to acquire stock of a PFIC, such as the Ribbon Rights) must recognize gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. Proposed Treasury Regulations under Section 1291(f) of the Code, or the “Proposed Regulations”, were promulgated in 1992, with a retroactive effective date once they become finalized. If finalized in their current form, the Proposed Regulations may require taxable gain recognition by a U.S. holder subject to the PFIC rules with respect to its exchange of Ribbon Ordinary Shares or Ribbon Rights for Pubco Common Stock or Pubco Rights received in the Domestication if the Ribbon were classified as a PFIC at any time during such U.S. holder’s holding period in Ribbon Ordinary Shares or Ribbon Rights. Therefore, U.S. holders of Ribbon Ordinary Shares that have not made a timely QEF election or mark-to-market election (as described above) and U.S. holders of Ribbon Rights may, pursuant to the Proposed Regulations, be subject to taxation on the Domestication to the extent their shares have a fair market value in excess of their tax basis. Any such gain would be treated as an “excess distribution” made in the year of the Domestication and subject to the special tax and interest charge rules discussed above.

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. The rules dealing with PFICs and with the QEF election and purging election (or a mark-to-market election) are very complex and are affected by various factors in addition to those described above. Accordingly, a U.S. holder of Ribbon Ordinary Shares or Ribbon Rights should consult its tax advisors concerning the application of the PFIC rules to such securities under such holder’s particular circumstances.

Effect to U.S. Holders of Ribbon Ordinary Shares Exercising Redemption Rights

This section is addressed to U.S. holders of Ribbon Ordinary Shares (which will be exchanged for common stock in the Domestication) that elect to exercise redemption rights to receive cash in exchange for Ribbon Ordinary Shares and is subject in its entirety to the discussion of the Domestication, the PFIC rules and Section 367 of the Code as discussed above.

The U.S. federal income tax consequences to a U.S. holder of Ribbon Ordinary Shares (which become common stock in the Domestication) that exercises its redemption rights to receive cash from the Trust Account in exchange for all or a portion of its common stock will depend on whether the redemption qualifies as a sale of the common stock redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. If the redemption qualifies as a sale of such U.S. holder’s common stock redeemed, the holder will recognize capital gain or capital loss equal to the difference, if any, between the amount of cash received and such holder’s tax basis in the common stock redeemed (which basis will depend on the treatment of the Domestication, including under Section 367 of the Code and the PFIC rules, as described above).

Whether a redemption qualifies for sale treatment will depend largely on the total amount of common stock treated as held by the U.S. holder (including any shares constructively owned by the U.S. holder as a result of owning warrants) relative to all common stock outstanding both before and after the redemption (which will include any common stock issued under the Nasdaq Proposal). The redemption of common stock will be treated as a sale of the common stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. holder, (ii) results in a “complete termination” of the U.S. holder’s interest in the Pubco or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder.

In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only common stock actually owned by the U.S. holder, but also common stock constructively owned by the U.S. holder. A U.S. holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any shares the U.S. holder has a right to acquire by exercise of an option, which would generally include common stock which could be acquired pursuant to an exercise of any warrants by such U.S. holder.

In order to meet the substantially disproportionate test, the percentage of the outstanding voting shares actually and constructively owned by the U.S. holder immediately following the redemption of common stock must, among other requirements, be less than 80% of the percentage of the outstanding voting shares actually and constructively owned by the U.S. holder immediately before the redemption. Prior to the Merger, the Ribbon Ordinary Shares and common stock may not be considered voting shares for this purpose and, consequently, this substantially disproportionate test may not be applicable. There will be a complete termination of such U.S. holder’s interest if either (i) all of the common stock actually and constructively owned by such U.S. holder are redeemed or (ii) all of the common stock actually owned by such U.S. holder are redeemed and such U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of any common stock actually and constructively owned by certain family members and such U.S. holder does not constructively own any other common stock and otherwise complies with specific conditions. In order for the redemption of common stock to not be essentially equivalent to a dividend, the redemption must result in a “meaningful reduction” of the U.S. holder’s proportionate interest in the Pubco. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in the Pubco will depend on the particular facts and circumstances. However, the IRS held in Revenue Ruling 76-385, a published ruling, that even a small reduction in the proportionate interest of a minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If the redemption does not qualify as a sale of the common stock redeemed, the U.S. holder will be treated as receiving a corporate distribution from the Pubco. Such distribution will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of the Pubco’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of any such earnings and profits will be applied against and reduce the U.S. holder’s basis in its other common stock (but not below zero) and, to the extent in excess of such basis, will be treated as capital gain from the sale or exchange of such redeemed shares. After the application of these rules, any remaining tax basis of the U.S. holder in such holder’s redeemed common stock will be added to the U.S. holder’s adjusted tax basis in its remaining common stock, or, if it has none, to the U.S. holder’s adjusted tax basis in its warrants or possibly in other common stock constructively owned by such holder.

Because the Domestication will occur immediately prior to the redemption of U.S. holders that exercise redemption rights, U.S. holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code and the U.S. federal income tax rules relating to PFICs as a result of the Domestication discussed further above.

U.S. holders who directly, indirectly, or constructively own five percent or more of stock of the Pubco (by vote or value) may be subject to special reporting requirements with respect to a redemption, and such holders should consult with their tax advisors with respect to any applicable reporting requirements.

All U.S. holders are urged to consult with their tax advisors as to the tax consequences of a redemption of all or a portion of their common stock pursuant to an exercise of redemption rights.

Tax Consequences to U.S. Holders of Common Stock and Warrants of the Merger

Subject to the discussions of Section 367 and the PFIC rules above, a U.S. holder that holds Pubco Common Stock and Pubco Rights after the Domestication should not recognize gain or loss for U.S. federal income tax purposes solely as a result of the Merger.

Material U.S. Federal Income Tax Consequences to Redemption for Non-U.S. Holders

The following describes material U.S. federal income tax considerations relating to the ownership and disposition of Pubco Common Stock and Pubco Rights by a non-U.S. holder after the Domestication and Merger. A “non-U.S. holder” is a beneficial owner of Pubco Common Stock or Pubco Rights that is, for U.S. federal income tax purposes:

•        a non-resident alien individual;

•        a foreign corporation; or

•        an estate or trust that is not a U.S. holder.

Such term, however, generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. If you are such an individual, you are urged to consult your tax advisor regarding the U.S. federal income tax consequences of the sale or other disposition of Pubco Common Stock or Pubco Rights.

Ribbon does not expect the Domestication to result in any material U.S. federal income tax consequences to non-U.S. holders of Ribbon Ordinary Shares or Ribbon Rights.

Foreign Account Tax Compliance Act

Pursuant to the Foreign Account Tax Compliance Act, set forth in Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as “FATCA”), foreign financial institutions (which include hedge funds, private equity funds, mutual funds and any other investment vehicles regardless of their size) must comply with information reporting rules with respect to their U.S. account holders and investors or bear a withholding tax on certain payments made to them (including such payments made to them in their capacity as intermediaries). Generally, if a foreign financial institution or certain other foreign entity does not comply with these reporting requirements, “withholdable payments” to the noncomplying entity will be subject to a 30% withholding tax. For this purpose, withholdable payments include U.S.-source payments otherwise subject to nonresident withholding tax and, subject to the discussion of the proposed Treasury Regulations below, the entire gross proceeds from the sale of certain equity or debt instruments of U.S. issuers. This withholding tax will apply to a non-compliant foreign financial institution regardless of whether the payment would otherwise be exempt from U.S. nonresident withholding tax.

Withholding under FATCA will generally apply payments of dividends on Pubco Common Stock to foreign financial institutions that are not in compliance with FATCA. The U.S. Department of the Treasury has released proposed regulations which, if finalized in their present form, would eliminate the U.S. federal withholding tax of 30% applicable to the gross proceeds of a sale or disposition of equity interests. In its preamble to the proposed regulations, the U.S. Treasury stated that taxpayers may generally rely on the proposed regulations until final regulations are issued.

Similar withholding requirements to the foregoing apply to dividends on and, subject to the proposed regulations, gross proceeds from the sale of, Pubco Common Stock held by an investor that is a non-financial foreign entity unless such entity provides certain information regarding the entity’s “substantial United States owners,” which the applicable withholding agent will in turn be required to provide to the Secretary of the Treasury.

If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above, the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Each non-U.S. holder is urged to consult its tax advisor regarding these rules and whether they may be relevant to such non-U.S. holder’s ownership and disposition of Pubco Common Stock and Pubco Rights.

Foreign entities located in jurisdictions that have entered into intergovernmental agreements with the United States in connection with FATCA may be subject to different rules. All holders are urged to consult with their tax advisors regarding the possible implications of the above rules under, or related to, FATCA on their investment in Pubco Common Stock or Pubco Rights.

Anticipated Accounting Treatment

The Business Combination will be treated by Ribbon as a “reverse merger” in accordance with accounting principles generally accepted in the United States of America (“GAAP”). For accounting purposes, DRC is considered to be acquiring Ribbon in this transaction. Therefore, for accounting purposes, the Business Combination will be treated as the equivalent of a capital transaction in which DRC is issuing stock for the net assets of Ribbon. The net assets of Ribbon will be stated at historical cost, with no goodwill or other intangible assets recorded. The post-acquisition financial statements of Ribbon will show the combined balances and transactions of Ribbon and DRC as well as comparative financial information of DRC (the acquirer for accounting purposes).

Regulatory Matters

The Merger Agreement and the transactions contemplated by the Merger Agreement are not subject as a closing condition to any additional federal, state or foreign regulatory requirement or approval, except for (i) the expiration or termination of applicable waiting periods (and any extension thereof) under the Hart-Scott-Rodio Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, and (ii) filings with the registrar of the Cayman Islands necessary to effectuate the transactions contemplated by the Merger Agreement and the respective plans of merger.

Appraisal Rights

Shareholders of Ribbon do not have appraisal rights in connection with the Business Combination under the DGCL.

Vote Required for Approval

The approval of the Business Combination Proposal will require an ordinary resolution under Cayman Islands law, being a resolution passed by the holders of a majority of the Ribbon Ordinary Shares who, being present (either in person or by proxy) and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.

Recommendation of the Board

THE RIBBON BOARD RECOMMENDS THAT THE RIBBON SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

PROPOSALS 4: THE ORGANIZATIONAL DOCUMENTS PROPOSALS

Overview

Assuming each of the condition precedent Proposals, including the Business Combination Proposal, is approved, Ribbon will become domesticated as a corporation under the laws of the State of Delaware and, as a result, replace the second amended and restated memorandum and articles of association with the Proposed Certificate of Incorporation and the Proposed Bylaws, in each case, in accordance with the DGCL. Under the Business Combination Agreement, approval of the Organizational Documents Proposal is a condition to the Closing.

Ribbon is seeking shareholder approval, by special resolution under the Companies Act, of the Organizational Documents Proposal in connection with the replacement of the second amended and restated memorandum and articles of association. The Organizational Documents differ materially from the second amended and restated memorandum and articles of association. The full text of the Proposed Certificate of Incorporation is included as Annex B to this proxy statement/prospectus, and by reference to the full text of the Proposed Bylaws, a copy of which is included as Annex C to this proxy statement/prospectus.

Vote Required for Approval

The approval of the Organizational Documents Proposal will require a special resolution under Cayman Islands law, being a resolution passed by the holders of at least two-thirds of Ribbon’s Ordinary Shares who, being present (either in person or by proxy) and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.

The Organizational Documents Proposal is conditioned on the approval of each of the above Proposals. Therefore, if any of the above Proposals is not approved, the Organizational Documents Proposal will have no effect, even if approved by the requisite holders of Ribbon ordinary shares.

Recommendation of the Board

THE RIBBON BOARD UNANIMOUSLY RECOMMENDS THAT RIBBON SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL.

PROPOSAL 5: THE NASDAQ PROPOSAL

Overview

Pursuant to Rule 5635 of the Nasdaq Listing Rules, stockholder approval is required prior to the sale, issuance or potential issuance of common stock (or securities convertible into or exercisable for common stock), which equals 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance. Additionally, under Rule 5635 of the Nasdaq Listing Rules, stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of Ribbon.

Upon the consummation of the Business Combination, Ribbon expects to issue an estimated 35,770,713 shares of the Pubco Common Stocks in connection with the Business Combination.

Accordingly, the aggregate number of shares of Ribbon Ordinary Shares that the Pubco will issue in connection with the Business Combination will exceed 20% of both the voting power and the shares of Ribbon Ordinary Shares outstanding before such issuance and may result in a change of control of the registrant under Nasdaq Listing Rule 5635. For these reasons, Ribbon is seeking the approval of Ribbon stockholders for the issuance of shares of Pubco’s Common Stock (and securities convertible into or exercisable for Common Stock) pursuant in connection with the Business Combination.

Effect of the Proposal on Current Shareholders

If the Nasdaq Proposal is adopted, we expect to issue approximately 35,000,000 shares of Pubco Class A Common Stock to holders of DRC Common Stock, representing approximately 89.69% of the issued and outstanding shares of Pubco Class A Common Stock (based on 4,022,279 shares being issued or held by other Pubco stockholders and 50% redemption of Pubco Common Stock) upon the Closing subject to adjustment based on the adjustment for indebtedness (net of cash) set forth in the Business Combination Agreement.

The issuance of the shares of Ribbon Ordinary Shares described above would result in significant dilution to Ribbon stockholders and result in Ribbon stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of Clover Leaf.

In the event that this Proposal is not approved by Ribbon Shareholders, the Business Combination cannot be consummated. In the event that this Proposal is approved by Ribbon Shareholders, but the Business Combination Agreement is terminated (without the Business Combination being consummated) prior to the issuance of Pubco Common Stocks pursuant to the Business Combination Agreement, Pubco will not issue such Pubco Common Stocks.

Vote Required for Approval

The approval of the Nasdaq Proposal requires an ordinary resolution, being a resolution passed by the holders of a majority of the holders of Ordinary Shares who, being present (either in person or by proxy) and entitled to vote at the Meeting, vote at the Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting, and otherwise will have no effect on the Proposal.

The Nasdaq Proposal is conditioned on the approval and adoption of each of the Required Proposals.

Recommendation of the Board

THE RIBBON BOARD UNANIMOUSLY RECOMMENDS THAT RIBBON SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

PROPOSAL 6: THE INCENTIVE PLAN PROPOSAL

Overview

Ribbon shareholders are being asked to consider and vote upon a proposal to approve the DRC Medicine Inc. 2026 Incentive Award Plan, which we refer to as the “Incentive Plan.” On July 15, 2026, the Pubco Board adopted the Incentive Plan, subject to approval by Ribbon shareholders and the consummation of the Business Combination. The Incentive Plan will become effective upon the consummation of the Business Combination. If the Incentive Plan is not approved by Ribbon shareholders, the Incentive Plan will not become effective and no awards will be granted under the Incentive Plan.

The Incentive Plan

The purpose of the Incentive Plan is to enhance Pubco’s ability to attract, retain and motivate persons who make, or are expected to make, important contributions to Pubco and its subsidiaries by providing such persons with equity ownership opportunities and equity-linked compensatory opportunities. Pubco believes that the Incentive Plan will assist it in aligning the interests of its employees, consultants and directors with the interests of Pubco’s stockholders and in recruiting and retaining qualified personnel following the Business Combination.

The Incentive Plan is described in more detail below. A copy of the Incentive Plan is attached to this proxy statement/prospectus as Annex D.

Description of the Material Features of the Incentive Plan

This section summarizes certain principal features of the Incentive Plan. The summary is qualified in its entirety by reference to the complete text of the Incentive Plan.

Eligibility and Administration

Employees, consultants and directors of Pubco and its subsidiaries will be eligible to receive awards under the Incentive Plan. Following the Closing of the Business Combination, Pubco is expected to have approximately 10 employees and 4 non-employee directors who will be eligible to receive awards under the Incentive Plan.

Following the Closing of the Business Combination, the Incentive Plan will be administered by the Pubco Board with respect to awards to non-employee directors and by the compensation committee of the Pubco Board with respect to other participants, each of which may delegate its duties and responsibilities to committees of its directors and/or officers (referred to collectively as the plan administrator below), subject to certain limitations that may be imposed under the Incentive Plan, Section 16 of the Exchange Act, stock exchange rules and/or other applicable laws. The plan administrator will have the authority to take all actions and make all determinations under the Incentive Plan, to interpret the Incentive Plan and award agreements and to adopt, amend and repeal rules for the administration of the Incentive Plan as it deems advisable. The plan administrator will also have the authority to determine which eligible service providers receive awards, grant awards and set the terms and conditions of all awards under the Incentive Plan, including any vesting and vesting acceleration provisions, subject to the conditions and limitations in the Incentive Plan.

Limitation on Awards and Shares Available

The initial aggregate number of shares of Pubco Common Stock that will be available for issuance under the Incentive Plan will be approximately 15% of the shares of Pubco Common Stock outstanding as of immediately following the Closing of the Business Combination. In addition, the number of shares of Pubco Common Stock available for issuance under the Incentive Plan will be subject to an annual increase on the first day of each calendar year beginning January 1, 2027 and ending on and including January 1, 2036, equal to (i) 3% of the aggregate number of shares of Pubco Common Stock outstanding on the final day of the immediately preceding calendar year, or (ii) such smaller number of shares as is determined by the Pubco Board. Any shares issued pursuant to the Incentive Plan may consist, in whole or in part, of authorized and unissued common stock, treasury common stock or common stock purchased on the open market.

Assuming there are no redemptions in connection with the Business Combination, the estimated number of shares outstanding as of the Closing of the Business Combination will be 40,803,846. The maximum number of shares that may be issued pursuant to the exercise of incentive stock options (“ISOs”) granted under the Incentive Plan will be 6,120,576 (but in no event greater than the applicable aggregate share limit).

If an award under the Incentive Plan expires, lapses or is terminated, exchanged for or settled in cash, any shares subject to such award (or portion thereof) may, to the extent of such expiration, lapse, termination or cash settlement, be used again for new grants under the Incentive Plan. The following shares will become or again be available for award grants under the Incentive Plan (i) shares delivered to us to satisfy the applicable exercise or purchase price of an award under the Incentive Plan and/or to satisfy any applicable tax withholding obligations (including shares retained by us from the award under the Incentive Plan being exercised or purchased, and/or creating the tax obligation), (ii) shares subject to stock appreciation rights (“SARs”) that are not issued in connection with the stock settlement of the SAR on exercise, and (iii) shares purchased on the open market with the cash proceeds from the exercise of options. Further, the payment of dividend equivalents in cash in conjunction with any awards under the Incentive Plan will not reduce the shares available for grant under the Incentive Plan.

Awards granted under the Incentive Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares available for grant under the Incentive Plan but will count against the maximum number of shares that may be issued upon the exercise of ISOs.

The Incentive Plan provides that the sum of any cash compensation and the aggregate grant date fair value (determined as of the date of the grant under Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all awards granted to a non-employee director as compensation for services as a non-employee director during any fiscal year, or director limit, may not exceed an amount equal to $750,000 (increased to $1,000,000 in the calendar year of a non-employee director’s initial service as a non-employee director or any calendar year during which a non-employee director serves as chairman of the Pubco Board or lead independent director), which limits will not apply to the compensation for any non-employee director who serves in any capacity in addition to that of a non-employee director for which he or she receives additional compensation or any compensation paid prior to the calendar year following the calendar year in which the Incentive Plan becomes effective.

Awards

The Incentive Plan provides for the grant of stock options, including ISOs, and nonqualified stock options (“NSOs”), restricted stock, dividend equivalents, restricted stock units (“RSUs”), SARs and other stock or cash based awards. Certain awards under the Incentive Plan may constitute or provide for a payment of “nonqualified deferred compensation” under Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the Incentive Plan will be evidenced by award agreements, which will detail the terms and conditions of the awards, including any applicable vesting conditions (which may be based wholly or in part on the achievement of specified performance criteria) and payment terms and post-termination exercise limitations. Awards other than cash awards generally will be settled in shares of Pubco Common Stock, but the applicable award agreement may provide for cash settlement of any award. A brief description of each award type follows.

•        Stock Options and SARs.    Stock options provide for the purchase of shares of Pubco Common Stock in the future at an exercise price set on the grant date. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. Unless otherwise determined by the Pubco Board, the exercise price of a stock option or SAR may not be less than 100% of the fair market value of the underlying share on the grant date (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute awards granted in connection with a corporate transaction. The term of a stock option or SAR may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders). Conditions applicable to stock options and/or SARs may be based on continuing service, the attainment of performance goals and/or such other conditions as the plan administrator may determine.

•        Restricted Stock and RSUs.    Restricted stock is an award of nontransferable shares of Pubco Common Stock that are subject to certain vesting conditions and other restrictions. RSUs are contractual promises to deliver shares of Pubco Common Stock in the future, which may also remain forfeitable unless and until specified conditions are met and may be accompanied by the right to receive the equivalent value of dividends paid on shares of Pubco Common Stock prior to the delivery of the underlying shares (i.e., dividend equivalent rights). The plan administrator may provide that the delivery of the shares underlying RSUs will be deferred on a mandatory basis or at the election of the participant. The terms and conditions applicable to RSUs will be determined by the plan administrator, subject to the conditions and limitations contained in the Incentive Plan. Conditions applicable to restricted stock and RSUs may be based on continuing service, the attainment of performance goals and/or such other conditions as the plan administrator may determine.

•        Other Stock or Cash Based Awards.    Other stock or cash based awards are awards of cash, fully vested shares of our Pubco Common Stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of Pubco Common Stock. Other stock or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled.

•        Dividend Equivalents.    Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of Pubco Common Stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of the dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator. Dividend equivalents payable with respect to an award prior to the vesting of such award instead will be paid out to the participant only to the extent that the vesting conditions are subsequently satisfied and the award vests.

Minimum Vesting

Awards granted under the Incentive Plan are generally subject to a minimum vesting period of one year measured from the applicable grant date; provided, however, that up to 5% of the shares available for issuance under the Incentive Plan may be issued pursuant to awards that are not subject to this minimum vesting requirement. This minimum vesting requirement does not limit the plan administrator’s ability to accelerate the vesting of awards, including in connection with a participant’s death, disability, retirement, termination of service or a change in control.

Certain Transactions

The plan administrator has broad discretion to take action under the Incentive Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting Pubco Common Stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the Incentive Plan and outstanding awards. In the event of a change in control (as defined in the Incentive Plan), to the extent that the surviving entity declines to continue, convert, assume or replace outstanding awards, then all such awards will become fully vested and exercisable in connection with the transaction. Upon or in anticipation of a change of control, the plan administrator may cause any outstanding awards to terminate at a specified time in the future and give the participant the right to exercise such awards during a period of time determined by the plan administrator in its sole discretion. Individual award agreements may provide for additional accelerated vesting and payment provisions.

Repricing

The Incentive Plan prohibits the repricing of stock options and SARs without stockholder approval. Except in connection with certain corporate events or changes in capitalization described above under “Certain Transactions,” the plan administrator may not, without the approval of the stockholders, (i) reduce the exercise price of any stock option or SAR, (ii) cancel any stock option or SAR in exchange for cash, other awards or stock options or SARs with an exercise price per share that is less than the exercise price per share of the original stock option or SAR, or (iii) take any other action with respect to a stock option or SAR that would be treated as a repricing under the rules of the stock exchange on which the shares are listed.

Foreign Participants, Claw-back Provisions, Transferability and Participant Payments

The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to any company clawback policy as set forth in such clawback policy or the applicable award agreement. Awards under the Incentive Plan are generally non-transferable, except by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Incentive Plan, the plan administrator may, in its discretion, accept cash or check, shares of Pubco Common Stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.

Plan Amendment and Termination

The Pubco Board may amend or terminate the Incentive Plan at any time; however, no amendment, other than an amendment that increases the number of shares available under the Incentive Plan, may materially and adversely affect an award outstanding under the Incentive Plan without the consent of the affected participant, and stockholder approval will be obtained for any amendment to the extent necessary to comply with applicable laws. Unless earlier terminated by the Pubco Board, the Incentive Plan will remain in effect until the tenth anniversary of the date on which the Pubco Board adopted the Incentive Plan. No awards may be granted under the Incentive Plan after that date, but outstanding awards will remain subject to the terms of the Incentive Plan and the applicable award agreements. In addition, an ISO may not be granted under the Incentive Plan after the tenth anniversary of the earlier of (i) the date the Pubco Board adopts the Incentive Plan, or (ii) the date the Pubco stockholders approve the Incentive Plan.

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal U.S. federal income tax consequences related to awards under the Incentive Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

•        Non-Qualified Stock Options.    If a participant is granted an NSO under the Incentive Plan, the optionee should not have taxable income on the grant of the option. Generally, the participant should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The participant’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of Pubco Common Stock on the date the participant exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. The Pubco or its subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes ordinary income.

•        Incentive Stock Options.    A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of Pubco Common Stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. The Pubco or its subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

•        Other Awards.    The current federal income tax consequences of other awards authorized under the Incentive Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NSOs; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); RSUs, dividend equivalents and other stock or cash based awards are generally subject to tax at the time of payment. The Pubco or its subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes ordinary income.

Section 409A of the Code

Certain types of awards under the Incentive Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the Incentive Plan and awards granted under the Incentive Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the Incentive Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

New Plan Benefits

Benefits or amounts that may be received or allocated to directors, officers and employees under the Incentive Plan will be determined at the discretion of the plan administrator and are not currently determinable. Therefore, it is not possible at this time to determine the future benefits or amounts that may be received by participants in the Incentive Plan. The per share market value of Ribbon’s Class A Ordinary Shares as of the close of business on July 2, 2026 was $10.84.

Vote Required for Approval

The approval of the Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being a resolution passed by the holders of a majority of the holders of Ribbon Ordinary Shares who, being present (either in person or by proxy) and entitled to vote at the Meeting, vote at the Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting, and otherwise will have no effect on the Proposal.

The Incentive Plan Proposal is conditioned on the approval and adoption of each of the Required Proposals.

Recommendation of the Board

THE RIBBON BOARD UNANIMOUSLY RECOMMENDS THAT RIBBON SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

PROPOSAL 7: THE DIRECTOR ELECTION PROPOSAL

Upon the closing of the Business Combination, the Pubco Board will consist of seven (7) directors. The election of the seven (7) director nominees is contingent upon the Closing of the Business Combination.

At the Extraordinary General Meeting, it is proposed that five directors will be elected to be the directors of Pubco Board to take office upon consummation of the Business Combination. It is proposed that the Pubco Board will consist of the following directors:

1)      Narumi Okazaki

2)      Akira Okada

3)      Shigeo Kamitsuji

4)      Masahiro Fujimaki

5)      Takenori Machida

6)      Shinji Kaburagi

7)      John Nathan Miller

Vote Required for Approval

The approval of the Director Election Proposal will require an ordinary resolution, being a resolution passed by the holders of a majority of the Ribbon Ordinary Shares who, being present (either in person or by proxy) and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.

Following consummation of the Business Combination, the election of directors of the Pubco will be governed by its charter documents and the laws of the State of Delaware.

Recommendation of the Board

THE RIBBON BOARD RECOMMENDS THAT RIBBON SHAREHOLDERS VOTE “FOR” THE DIRECTOR ELECTION PROPOSAL AND THE ELECTION OF EACH OF THE NOMINEES NAMED THEREIN.

PROPOSAL 8: THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will allow the Ribbon Board to adjourn the Extraordinary General Meeting to a later date or dates, at the determination of the Ribbon Board. In no event will the Ribbon Board adjourn the Extraordinary General Meeting or consummate the Business Combination beyond the date by which it may properly do so under the Current Charter and Cayman Islands law.

Consequences if the Adjournment Proposal is not Approved

If the Adjournment Proposal is not approved by Ribbon Shareholders, the Ribbon Board may not be able to adjourn the Extraordinary General Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or any other Proposal.

Vote Required

The approval of the Adjournment Proposal will require an ordinary resolution under Cayman Islands law, being a resolution passed by the holders of a majority of the Ordinary Shares who, being present (either in person or by proxy) and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.

Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

Recommendation of the Board

THE RIBBON BOARD RECOMMENDS THAT RIBBON SHAREHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL, IF PRESENTED.

UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined ﬁnancial information presents the combination of the ﬁnancial information of PubCo and SPAC adjusted to give effect to the Business Combination and related transactions. Pubco was completed business combination with DRC on March 1, 2026 and the financial information of DRC has been included in Pubco’s unaudited pro forma financial information. It is provided to aid you in your analysis of the financial aspects of the transactions. Deﬁned terms included below have the same meaning as terms deﬁned and included elsewhere in this Registration Statement/Proxy Statement.

The following unaudited pro forma condensed combined ﬁnancial information has been prepared in accordance with Article 11 of Regulation S-X.

The business combination between Pubco and DRC represents a transaction between entities under common control because both entities were ultimately controlled by the same controlling shareholder immediately before and after the transaction, and such control was not transitory. Accordingly, the transaction has been accounted for as a transfer of net assets between entities under common control in accordance with ASC 805-50. The accompanying consolidated financial statements have been prepared as if the business combination had occurred at the beginning of the earliest period presented. The historical ﬁnancial information of PubCo, included the historical financial information of DRC, was derived from the audited ﬁnancial statements of PubCo as at and for the year ended July 31, 2025 and the audited financial statements of DRC as at and for the year ended July 2024 and 2025, and unaudited condensed financial statements of Pubco as at and for the nine months ended April 30, 2026. The historical ﬁnancial information of SPAC was derived from the unaudited condensed financial statements of SPAC as at and for the three months ended March 31, 2026, and audited ﬁnancial statements of SPAC as at and for the year ended December 31, 2025. Such ﬁnancial statements are included elsewhere in this Registration Statement/Proxy Statement. This information should be read together with DRC’s and SPAC’s ﬁnancial statements and related notes, the sections entitled “SPAC Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Company Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other ﬁnancial information included elsewhere in this Registration Statement/Proxy Statement.

The unaudited pro forma condensed combined balance sheet is presented as of April 30, 2026, and the unaudited pro forma condensed combined statements of operations is presented for the year ended July 31, 2025 and for the nine months ended April 30, 2026. The unaudited pro forma condensed combined balance sheet as of April 30, 2026, gives pro forma effect to the Transactions as if they had been consummated as of April 30, 2026, the beginning of the earliest period presented. The unaudited pro forma condensed combined statements of operations for the year ended July 31, 2025 and for the nine months ended April 30, 2026, gives pro forma effect to the Transactions as if they had occurred as of August 1, 2024, the beginning of the earliest period presented.

Description of the Transactions

On June 30, 2025, SPAC, entered into a Business Combination Agreement by and among DRC Medicine Inc., a Delaware Corporation (“Pubco”), DRC Medicine Ltd. a Japanese corporation (“DRC”), and DRC Merger Inc., a Delaware corporation and wholly-owned subsidiary of Pubco (“Merger Sub”), pursuant to which, the SPAC will be merged with and into Merger Sub, as a result of which Merger Sub will be the surviving company and a wholly-owned subsidiary of Pubco.

Pursuant to the Business Combination Agreement, prior to the Merger Effective Time, the DRC Shareholders shall conduct an exchange with the then-holders of Pubco Common Stock, whereby each DRC Common Share issued and outstanding prior to the Merger Effective Time shall be exchanged for the right to receive a number of shares of Pubco Common Stock equal to the Consideration Ratio (the “Share Exchange”). For the purpose of effectuating the the Share Exchange, Pubco incorporated DRC Medicine Holdings Ltd. (the “Intermediate Holdco”) as a wholly-owned subsidiary, which in turn became the shareholder of Pubco. On March 1, 2026, the Intermediate Holdco and DRC implemented the Share Exchange, pursuant to which the shareholders of DRC transferred 100% of the outstanding equity interests of DRC to the Intermediate Holdco in exchange for the shares of Pubco stock held by the Intermediate

Holdco. As a result of the Share Exchange, the former shareholders of DRC became direct shareholders of Pubco, and DRC became the direct, wholly-owned subsidiary of the Intermediate Holdco and the indirect, wholly-owned subsidiary of Pubco. On June 3, 2026, the parties to the Business Combination Agreement, along with the Intermediate Holdco, entered into a Joinder Agreement to add the Intermediate Holdco as a party to the Business Combination Agreement.

Upon the merger of the SPAC with the Merger Sub, (i) all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the SPAC and Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Merger Sub as the surviving company, which shall include the assumption by the Merger Sub of any and all agreements, covenants, duties and obligations of the Parent and the Merger Sub set forth in this Agreement to be performed after the Closing; (ii) every issued and outstanding SPAC Unit shall be separated automatically into each’s individual components of one share of SPAC Common Stock and one-seventh (1/7) of one SPAC Right, and all SPAC Units shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist; (iii) each SPAC Class B Common Stock that is issued and outstanding immediately prior to the Merger Effective Time shall be automatically converted into one (1) SPAC Class A Common Stock in accordance with the terms of the SPAC Articles and each SPAC Class B Common Stock shall no longer be issued and outstanding and shall automatically be cancelled and cease to exist, and each holder of SPAC Class B Common Stock shall thereafter cease to have any rights with respect to such shares; and (iv) each share of SPAC Class A Common Stock issued in connection with the SPAC Class B Conversion and held as a result of the unit separation that is issued and outstanding shall be cancelled in exchange for the right to receive one (1) share of Pubco Common Stock. All shares of Parent Class A Common Stock shall no longer be issued and outstanding and shall be cancelled and cease to exist, and each holder of SPAC Class A Common Stock shall thereafter cease to have any rights with respect thereto, except for the right to receive the consideration.

Under the Business Combination Agreement, as amended by the Joinder Agreement dated June 3, 2026, the base equity value of DRC is $350,000,000 and will be paid entirely in shares, comprised of newly issued ordinary shares of the Pubco, with each share valued at the Per Share Price, as issued to DRC Medicine Holdings Ltd., which are exchanged with the shares of DRC Medicine held by DRC shareholders pursuant to the Share Exchange stipulated in the Business Combination Agreement.

Accounting for the Transactions

The Transactions will be accounted for as a reverse merger in accordance with GAAP. Under this method of accounting, SPAC will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on DRC shareholders expecting to have a majority of the voting power of the combined company, DRC comprising the ongoing operations of the combined entity, DRC comprising a majority of the governing body of the combined company, and DRC’s senior management comprising the senior management of the combined company. Accordingly, for accounting purposes, the Transactions will be treated as the equivalent of DRC issuing share for the net assets of SPAC, accompanied by a recapitalization. The net assets of SPAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Transactions will be those of DRC.

Basis of Pro Forma Presentation

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 requires pro forma adjustments that depict the accounting for the transaction (“Transaction Accounting Adjustments”) and allows optional pro forma adjustments that present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”).

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Business Combination had occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma Transaction Accounting Adjustments represent management’s estimates based on information available as of the date of this unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed.

SPAC has a fiscal year end of December 31, while DRC has a fiscal year end of July 31, accordingly the most recent period ended balance sheet date for DRC is January 31, 2026. As DRC has been determined to be the accounting acquirer, its latest balance sheet date was used for pro forma presentation (January 31, 2026) and their prior fiscal year end was used for prior annual period presentation. According to SEC Regulation S-X, when the acquiree’s year end is more than one quarter different than the registrant’s year end, the acquirer combines its annual income statement with the acquiree’s for a 12-month period that ends within one quarter of the registrant’s year end. Accordingly, in the pro forma financial statements the following periods have been combined:

•        Historical balance sheet of Pubco (consolidated DRC) as of April 30, 2026 and historical balance sheet of SPAC as of March 31, 2026.

Historical statement of operations of Pubco (consolidated DRC) for the fiscal year ended July 31, 2025 and for the nine months ended April 30, 2026;

Historical statement of operations of SPAC for the twelve months ended September 30, 2025, which derived by subtracting the financial results for the nine months ended September 30, 2024 from the financial results for fiscal year ended December 31, 2024 and adding the financial results for nine months ended September 30, 2025; historical statement of operations of SPAC for the nine months ended March 31, 2026, which derived by subtracting the financial results for the six months ended June 30, 2025 from the financial results for fiscal year ended December 31, 2025 and adding the financial results for three months ended March 31, 2026.

The unaudited pro forma condensed combined financial information was derived from, and should be read in conjunction with, the following historical financial statements and the accompanying notes:

•        the historical unaudited condensed financial statements of SPAC as of and for the six months ended June 30, 2025, which are included in SPAC’s Quarterly Report on Form 10-Q for the six months ended June 30, 2025, filed with the SEC on August 13, 2025, the historical audited financial statements of SPAC as of and for the year ended December 31, 2025, which are included in SPAC’s Annual Report on Form 10-K, filed with the SEC on March 31, 2026, the historical unaudited condensed financial statements of SPAC as of and for the three months ended March 31, 2026, which are included in SPAC’s Quarterly Report on Form 10-Q for the three months ended March 31, 2026, filed with the SEC on May 15, 2026, the historical unaudited condensed financial statements of SPAC as of and for the period from July 17, 2024 (inception) through September 30, 2024, which are included in SPAC’s Prospectus on Form 424B4, filed with the SEC on January 16, 2025, the historical unaudited financial statements of SPAC as of and for the six months ended June 30 , 2025, which are included in SPAC’s Quarterly Report on Form 10-Q for the six months ended June 30, 2025, filed with the SEC on August 13, 2025.

•        the historical audited financial statements of Pubco and DRC, as of and for the year ended July 31, 2024 and 2025, as of and for the nine months ended April 30, 2026, each of which are included elsewhere in this report.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience.

The unaudited pro forma condensed combined financial information has been prepared assuming three alternative levels of redemption into cash of SPAC’s ordinary shares:

•        Scenario 1 — No Redemption Scenario: This scenario reflects that there are no further SPAC Shareholders exercise redemption rights with respect to their SPAC Public Shares in connection with the Business Combination;

•        Scenario 2 — Intermediate Redemption Scenario: This scenario assumes that SPAC Shareholders holding 1,781,567 SPAC Public Shares, representing 50% of 3,563,133 SPAC Public Shares remaining outstanding after the Special Meeting, will exercise redemption rights in connection with the Business Combination; and

•        Scenario 3 — Maximum Redemption Scenario: This scenario assumes that SPAC Shareholders holding 3,563,133 SPAC Public Shares, representing 100% of 3,563,133 SPAC Public Shares remaining outstanding after the Extension Meeting, will exercise redemption rights in connection with the Business Combination.

In each scenario described above, the presentation assumes that Pubco has acquired all issued and outstanding Company Shares.

	Assuming No Redemptions		Assuming Intermediate (50%) Redemptions(1)		Assuming Maximum (100%) Redemptions(2)
	Number of Shares	Share Ownership %	Number of Shares	Share Ownership %	Number of Shares	Share Ownership %
DRC Shareholders	33,250,000	81.49%	33,250,000	85.21%	33,250,000	89.28%
DRC Consultant(3)	1,750,000	4.29%	1,750,000	4.48%	1,750,000	4.70%
SPAC Public Shareholders	3,563,133	8.73%	1,781,566	4.57%	—	0%
Holders of SPAC Founder Shares	1,470,000	3.60%	1,470,000	3.77%	1,470,000	3.95%
Financial advisory(4)	25,000	0.06%	25,000	0.06%	25,000	0.07%
Holders of SPAC Public Rights(5)	714,285	1.75%	714,285	1.83%	714,285	1.92%
Holders of SPAC Private Rights(5)	31,428	0.08%	31,428	0.08%	31,428	0.08%
Pro forma ordinary shares of the Post-Closing Company	40,803,846	100%	39,022,279	100%	37,240,713	100%

____________

(1)      Assumes that 1,781,567 Public Shares are redeemed for aggregate redemption payments of approximately $18.86 million, assuming a $10.59 per share redemption price and based on funds in the Trust Account as of March 31, 2026.

(2)      Assumes that 3,563,133 Public Shares are redeemed for aggregate redemption payments of approximately $37.72 million, assuming a $10.59 per share redemption price and based on funds in the Trust Account as of March 31, 2026.

(3)      At the Closing, 1,750,000 shares of Pubco Common Stock will be issued to the DRC Consultant in accordance with the terms of the Consulting Agreement.

(4)      A.G.P. will serve as the financial advisor to the Company with respect to the potential acquisition of a target company. As total compensation for the services, the Company shall pay to A.G.P. The Company shall pay A.G.P. a total transaction fee equal to $500,000. The Transaction Fee shall be payable to A.G.P. upon the closing of the Transaction, of which no less than 50% of the Transaction Fee shall be paid in the form cash; and the remaining balance of the Transaction Fee payable in the form of shares of the combined entity at a price per share equal to the price per share of the combined entity at the time immediately preceding the respective registration statement date of effectiveness. It is assumed that the amount of $250,000 would be paid in the form of shares at a price of $10 per share. This corresponds to a total of 25,000 shares.

(5)      Assumes the exercise of all issued and outstanding SPAC Public Rights and Private Rights, each 7 for 1 share of Pubco Common Stock, at the closing of the Business Combination.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF APRIL 30, 2026

(US$, except for share and per share data, or otherwise noted)

			Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Intermediate (50%) Redemptions into Cash			Scenario 3 Assuming Maximum (100%) Redemptions into Cash
	SPAC	Pubco	Transaction Accounting Adjustments		Pro Forma Balance Sheet	Additional Transaction Accounting Adjustments		Pro Forma Balance Sheet	Additional Transaction Accounting Adjustments		Pro Forma Balance Sheet
ASSETS
Current assets:
Cash and cash equivalents	$1,878	7,143	$37,716,530	(1)	$34,172,044	$(18,858,270)	(2)	$15,470,612	$(18,858,261)	(2)	$—
	—	—	(3,553,507)	(3)	—	156,838	(3)	—	3,387,649	(3)	—
Accounts receivable, net	—	24,414	—		24,414	—		24,414	—		24,414
Inventories	—	160,962	—		160,962	—		160,962	—		160,962
Deferred offering costs	—	2,666,804	(2,666,804)	(4)	—	—		—	—		—
Prepaid expenses and other current assets	19,664	243,064	—		262,728	—		262,728	—		262,728
Total current assets	21,542	3,102,387	31,496,219		34,620,148	(18,701,432)		15,918,716	(15,470,612)		448,104
Non-current assets:
Property and equipment, net	—	6,526	—		6,526	—		6,526	—		6,526
Intangible assets, net	—	67,951	—		67,951	—		67,951	—		67,951
Long-term investment	—	27,193	—		27,193	—		27,193	—		27,193
Operating lease right-of-use assets, net	—	39,189	—		39,189	—		39,189	—		39,189
Cash and marketable securities held in the trust	37,716,530	—	(37,716,530)	(1)	—	—		—	—		—
Other non-current assets	—	89,599	—		89,599	—		89,599	—		89,599
Total non-current assets	37,716,530	230,458	(37,716,530)		230,458	—		230,458	—		230,458
TOTAL ASSETS	37,738,072	3,332,845	(6,220,311)		34,850,606	(18,701,432)		16,149,174	(15,470,612)		678,562

LIABILITIES
Current liabilities:
Accounts payable	—	2,505	—		2,505	—		2,505	—		2,505
Contract liability	—	5,943	—		5,943	—		5,943	—		5,943
Accrued expenses and other current liabilities	655,502	431,363	—		1,086,865	—		1,086,865	2,141,980	(3)	3,228,845
Operating lease liabilities, current	—	34,508	—		34,508	—		34,508	—		34,508
Amounts due to a related party	—	11,525	—	(6)	11,525	—		11,525	—		11,525
Promissory note – related party	375,000	—	—	(7)	375,000	—		375,000	—		375,000
Short-term borrowings	—	2,409,677	—		2,409,677	—		2,409,677	—		2,409,677
Current portion of long-term borrowings	—	3,150,830	—		3,150,830	—		3,150,830	—		3,150,830
Total current liabilities	1,030,502	6,046,351	—		7,076,853	—		7,076,853	2,141,980		9,218,833

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET — (Continued)
AS OF APRIL 30, 2026

(US$, except for share and per share data, or otherwise noted)

			Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Intermediate (50%) Redemptions into Cash			Scenario 3 Assuming Maximum (100%) Redemptions into Cash
	SPAC	Pubco	Transaction Accounting Adjustments		Pro Forma Balance Sheet	Additional Transaction Accounting Adjustments		Pro Forma Balance Sheet	Additional Transaction Accounting Adjustments		Pro Forma Balance Sheet
Non-current liabilities:
Long-term borrowings	—	2,188,944	—		2,188,944	—		2,188,944	—		2,188,944
Deferred Underwriting Commission	2,000,000	—	(2,000,000)	(3)	—	—		—	—		—
Other non-current liabilities	—	13,824	—		13,824	—		13,824			13,824
Total non-current liabilities	2,000,000	2,202,768	(2,000,000)		2,202,768	—		2,202,768	—		2,202,768
TOTAL LIABILITIES	3,030,502	8,249,119	(2,000,000)		9,279,621	—		9,279,621	2,141,980		11,421,601
Commitments and contingencies

Class A ordinary shares, $0.0001 par value, 450,000,000 shares authorized, 5,000,000 shares subject to possible redemption as of January 31, 2026	35,062,690	—	(35,062,690)	(2)	—	—		—	—		—

(DEFICIT)/EQUITY
Ribbon Class A Ordinary Shares	22	—	(22)	(5)	—	—		—	—		—
Ribbon Class B Ordinary Shares	125	—	(125)	(5)	—	—		—	—		—
Pubco Ordinary shares	—	3,500	4,080	(5)	7,580	(178)	(5)	7,402	(178)	(5)	7,224
Subscription receivables	—	(3,500)	—		(3,500)			(3,500)			(3,500)
Additional paid in capital	—	2,677,238	35,062,690	(2)	33,160,417	(18,858,270)	(2)	14,302,325	(16,204,420)	(2)	—
	—	—	(2,342,707)	(5)	—	178	(5)	—	(334,709)	(5)	—
	—	—	(2,236,804)	(4)	—	—		—	2,236,804	(4)	—
Accumulated deficit/retained earnings	(355,267)	(8,026,582)	2,338,774	(5)	(8,026,582)	—		(7,869,744)	—		(11,179,833)
	—	—	(430,000)	(4)	—	—			334,887	(5)	—
	—	—	(1,553,507)	(3)	—	156,838	(3)	—	1,245,669	(3)	—
	—	—	—						(2,653,840)	(2)
	—	—	—						(2,236,805)	(4)
Accumulated other comprehensive income	—	433,070	—		433,070	—		433,070	—		433,070
TOTAL (DEFICIT)/EQUITY	(355,120)	(4,916,274)	30,842,379		25,570,985	(18,701,432)		6,869,553	(17,612,592)		(10,743,039)
TOTAL LIABILITIES AND (DEFICIT)/EQUITY	37,738,072	3,332,845	(6,220,311)		34,850,606	(18,701,432)		16,149,174	(15,470,612)		678,562

Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The Transaction Accounting Adjustments to the unaudited condensed combined pro forma balance sheet consists of the following:

(1)    Reflects the release of cash from marketable securities held in the Trust Account.

(2)    In Scenario 1, which assumes no SPAC Shareholders, collectively holding 3,563,133 shares, exercises their redemption rights in connection with the Business Combination. As of March 31, 2026, there was approximately $37.72 million in the Trust Account. Taking into account nil to be paid out in cash as redemption proceeds at the Closing of the Business Combination, all SPAC Public Shares previously subject to redemption for cash amounting to $35.06 million would be transferred to shareholders’ equity.

In Scenario 2, which assumes that SPAC Shareholders holding 1,781,566 SPAC Class A Ordinary Shares, representing 50% of 3,563,133 SPAC Class A Ordinary Shares remaining outstanding on the date of this Registration Statement/Proxy Statement, will exercise redemption rights at an assumed share price of US$10.59 in connection with the Business Combination. Under Scenario 2, an amount of $18.86 million in the trust account will need to be paid out in cash as redemption proceeds at the closing of the Business Combination, as compared with Scenario 1.

In Scenario 3, which assumes that SPAC Shareholders holding 1,781,567 SPAC Class A Ordinary Shares will exercise their redemption rights at an assumed share price of US$10.59 in connection with the Business Combination. Under Scenario 3, an additional amount of $18.56 million in the trust account would need to be paid out in cash as redemption proceeds at the closing of the Business Combination. Taking into account the $18.56 million paid out in connection with redemption under Scenario 2 above, a total of $37.72 million in the trust account will need to be paid out in cash as redemption proceeds.

(3)    Reflects an adjustment of $1.55 million to reduce cash for transaction costs expected to be incurred by SPAC in relation to the Business Combination, including advisory, printing, legal and accounting services, settlement of deferred underwriting commission of $2 million to reduce cash at the completion of the Business Combination and recalculation of the deferred underwriting commission based on the amount of cash available in the Trust Account after such redemptions. In Scenario 3, due to the lack of sufficient cash to settle the liability, $2.14 million will be recognized as Accrued expenses and other current liabilities.

(4)    Reflects an adjustment of $0.6 million to reduce cash for transaction costs expected to be incurred by DRC in relation to the Business Combination, including advisory, printing, legal and accounting services.

(5)    Reflects 1) recapitalization of DRC through issuance of SPAC shares and eliminate SPAC historical accumulated earnings; 2) the contribution of all the share capital in DRC to SPAC and 3) the reclassification of negative Additional Paid-in Capital to Accumulated deficit.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED JULY 31, 2025

	SPAC	Pubco	Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Intermediate (50%) Redemptions into Cash			Scenario 3 Assuming Maximum (100%) Redemptions into Cash
			Transaction Accounting Adjustments		Pro Forma Income Statement	Transaction Accounting Adjustments		Pro Forma Income Statement	Transaction Accounting Adjustments		Pro Forma Income Statement
Revenues	$—	$453,346	$—		$453,346	$—		$453,346	$—		$453,346
Cost of revenues	—	(304,032)	—		(304,032)	—		(304,032)	—		(304,032)
Gross profit	—	149,314	—		149,314	—		149,314	—		149,314
Operating expenses
Selling and marketing expenses	—	527,494	—		527,494	—		527,494	—		527,494
General and administrative expenses	892,007	929,301	1,983,507	(1)	3,804,815	(156,838)	(3)	3,647,977	991,135	(3)	4,639,112
Research and development expenses	—	334,488	—		334,488			334,488			334,488
Total operating expenses	892,007	1,791,283	1,983,507		4,666,797	(156,838)		4,509,959	991,135		5,501,094

Operating loss	(892,007)	(1,641,969)	(1,983,507)		(4,517,483)	156,838		(4,360,645)	(991,135)		(5,351,780)
Other income/(expenses)
Other income, net	—	9,044	—		9,044	—		9,044	—		9,044
Interest expense, net	—	(55,228)	—		(55,228)	—		(55,228)	—		(55,228)
Income earned on marketable securities held in Trust Account	1,461,302	—	(1,461,302)	(2)	—	—		—	—		—
Total other income/(expenses)	1,461,302	(46,184)	(1,461,302)		(46,184)	—		(46,184)	—		(46,184)
Income/(loss) from operations before tax	569,295	(1,688,153)	(3,444,809)		(4,563,667)	156,838		(4,406,829)	(991,135)		(5,397,964)
Income tax expense	—	—	—		—	—		—	—		—
Net income/(loss)	569,295	(1,688,153)	(3,444,809)		(4,563,667)	156,838		(4,406,829)	(991,135)		(5,397,964)

Weighted average shares outstanding of ordinary shares	1,250,000	34,302,828	—		40,803,846	—		39,022,279	—		37,240,713
Basic and diluted net income/(loss) per ordinary share	1.03	(0.05)	—		(0.11)	—		(0.11)	—		(0.14)

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED APRIL 30, 2026

			Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Intermediate (50%) Redemptions into Cash		Scenario 3 Assuming Maximum (100%) Redemptions into Cash
	SPAC	Pubco	Transaction Accounting Adjustments		Pro Forma Income Statement	Transaction Accounting Adjustments	Pro Forma Income Statement	Transaction Accounting Adjustments	Pro Forma Income Statement
Revenues	$—	$265,803	$—		$265,803	$—	$265,803	$—	$265,803
Cost of revenues	—	(99,477)	—		(99,477)	—	(99,477)	—	(99,477)
Gross profit	—	166,326	—		166,326	—	166,326	—	166,326
Operating expenses
Selling and marketing expenses	—	188,467	—		188,467	—	188,467	—	188,467
General and administrative expenses	907,587	703,968	—		1,611,555	—	1,611,555	—	1,611,555
Research and development expenses	—	900,174	—		900,174	—	900,174	—	900,174
Total operating expenses	907,587	1,792,609	—		2,700,196	—	2,700,196	—	2,700,196

Operating loss	(907,587)	(1,626,283)	—		(2,533,870)	—	(2,533,870)	—	(2,533,870)
Other income/(expenses)
Other income, net	—	70,373	—		70,373	—	70,373	—	70,373
Interest expense, net	—	(53,142)	—		(53,142)	—	(53,142)	—	(53,142)
Income earned on marketable securities held in Trust Account	1,343,407	—	(1,343,407)	(2)	—	—	—	—	—
Total other income/(expense)	1,343,407	17,231	(1,343,407)		17,231	—	17,231	—	17,231
Income/(loss) from operations before tax	435,820	(1,609,052)	(1,343,407)		(2,516,639)	—	(2,516,639)	—	(2,516,639)
Income tax expense	—	—	—		—	—	—	—	—
Net income/(loss)	435,820	(1,609,052)	(1,343,407)		(2,516,639)	—	(2,516,639)	—	(2,516,639)

Weighted average shares outstanding of ordinary shares	1,470,000	34,907,622	—		40,803,846	—	39,022,279	—	37,240,713
Basic and diluted net loss per ordinary share	—	(0.05)	—		(0.06)	—	(0.06)	—	(0.07)

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The Transaction Accounting Adjustments to the unaudited condensed combined pro forma statements of operations consist of the following:

(1)    Reflects the estimated transaction costs of $2.58 million as if incurred on August 1, 2024, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statement of operations and recalculation of the deferred underwriting commission based on the amount of cash available in the Trust Account after such redemptions. This is a non-recurring item.

(2)    Represents an adjustment to eliminate interest earned on investments held in Trust Account.

Shares calculation

The following presents the calculation of basic and diluted weighted average shares outstanding assuming three alternative levels of conversion for the three months ended March 31, 2026:

	Scenario 1 Combined (Assuming No Redemptions Into Cash)	Scenario 2 Combined (Assuming Intermediate (50%) Redemptions Into Cash)	Scenario 3 Combined (Assuming Maximum (100%) Redemptions Into Cash)
Weighted average shares calculation, basic and diluted
DRC Shareholders	33,250,000	33,250,000	33,250,000
DRC Consultant	1,750,000	1,750,000	1,750,000
SPAC Public Shareholders	3,563,133	1,781,566	—
Holders of SPAC Founder Shares	1,470,000	1,470,000	1,470,000
Financial advisory	25,000	25,000	25,000
Shares converted by public rights (1/7)	714,285	714,285	714,285
Shares converted by private rights (1/7)	31,428	31,428	31,428
Weighted average shares outstanding	40,803,846	39,022,279	37,240,713

Net loss per share

The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the sum of the historical SPAC weighted average number of redeemable shares outstanding of 3,563,133, converted SPAC public shares of 770,713 and non-redeemable shares outstanding of 1,470,000 under all three scenarios for the twelve months ended December 31, 2025 adjusted by (a) approximately 35,000,000 consideration shares estimated, derived from the shares outstanding and weighted average shares outstanding as presented in the pro forma condensed combined financial statements (after rounding adjustment), to be issued in connection with the Business Combination; and (b) redemption of 1,436,867 shares under No Redemption scenario, 3,218,434 share under Intermediate Redemption scenario and 5,000,000 shares under Maximum Redemption scenario.

For the purposes of calculating the weighted average number of shares of Company ordinary shares outstanding, the effects of outstanding warrants and exchangeable units to purchase ordinary shares and employee share option plans were not considered in the calculation of diluted loss per share, since the inclusion of such warrants and options would be anti-dilutive.

	Adjustment for Merger Assuming No Redemptions	Adjustment for Merger Assuming Intermediate (50%) Redemptions	Adjustment for Merger Assuming Maximum (100%) Redemptions
Weighted average shares of redeemable ordinary share	3,563,133	3,563,133	3,563,133
Weighted average outstanding converted SPAC Public Shares	770,713	770,713	770,713
Weighted average outstanding shares of non-redeemable shares	1,470,000	1,470,000	1,470,000
Add: Closing merger consideration payable in shares	35,000,000	35,000,000	35,000,000
Less: shares assumed to be redeemed	—	(1,781,567)	(3,563,133)
Weighted average shares	40,803,846	39,022,279	37,240,713

INFORMATION ABOUT RIBBON

Introduction

Ribbon is a blank check company incorporated as a Cayman Islands exempted company with limited liability on July 17, 2024, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. Ribbon has neither engaged in any operations nor generated any revenue to date. Based on Ribbon’s business activities, Ribbon is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

2026 Extraordinary General Meeting

Ribbon filed its definitive proxy statement on December 16 2025, announcing its extraordinary general meeting would be held on January 9, 2026 to vote on five proposals: (i) a proposal to amend the Company’s Amended and Restated Certificate of Incorporation to extend the date by which the Company must consummate an initial business combination from January 16, 2026 to January 16, 2027, (ii) a proposal to amend the Company’s Investment Management Trust Agreement, dated January 14, 2025, by and between the Company and Odyssey Transfer and Trust Company to extend the date by which the Company must complete its initial business combination under the Trust Agreement from January 16, 2026 to January 16, 2027, (iii) a proposal to amend the Company’s Investment Management Trust Agreement to remove the provision permitting the Company to withdraw up to US$100,000 of interest earned on the Trust Account to pay dissolution expenses, (iv) a proposal to approve to adjourn the extraordinary general meeting, to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Extraordinary General Meeting, there are not sufficient votes to approve the proposals.

Ribbon held its extraordinary general meeting on January 9, 2026, at which shareholders approved the extension proposal and related amendments to Ribbon’s governing documents and Trust Agreement. As a result, Ribbon now has the ability to extend the business combination deadline monthly through January 16, 2027, subject to making the required $125,000 monthly deposits into the trust account.

In connection with the extension, holders of 1,436,867 Class A ordinary shares exercised their redemption rights for a pro rata portion of the funds held in the Ribbon’s trust account, resulting in an aggregate redemption amount of $14,937,325.92, or approximately $10.39 per share.

DIRECTORS, OFFICERS, EXECUTIVE COMPENSATION AND CORPORATE GOVERNANCE OF RIBBON PRIOR TO THE BUSINESS COMBINATION

Directors and Executive Officers

Ribbon’s current directors and executive officers are as follows:

Name	Age	Position
Angshuman (Bubai) Ghosh	48	Chairperson of the Board of Directors and Chief Executive Officer
Zhiyang (Anna ) Zhou	37	Chief Financial Officer
James Zhao-Hui Zhang	58	Independent Director
Kani Chen	58	Independent Director
Jon Nathan Miller	53	Independent Director

Angshuman (Bubai) Ghosh.    Mr. Ghosh is our chief executive officer and a director. He has over 27 years of experience in financial and consulting services and more than 19 years of experience in international business coordination, responsible for operations management, IT integration project management and HR management. Previously, Mr. Ghosh worked as at Goldman Sachs (Japan) Ltd from 1997 to 2003 and Lehman Brothers Japan INC from 2003 to 2005. He founded KG Partners Ltd in 2017 and is presently its Chairman. Mr. Ghosh holds a bachelor of arts from the International Christian University, Tokyo, Japan.

We believe that Mr. Ghosh’s extensive experience in financial services and international business coordination makes him suitable for being a member of our board.

Zhiyang (Anna) Zhou.    Ms. Zhou is our chief financial officer. She has over a decade of experience in the financial services industry, including working on initial public offerings and listings. Ms. Zhou previously worked at China Orient Asset Management (Intl) Hldg Ltd., BOCOM(International) and Anbang Asset Management. From 2017 to 2021, she worked as a research analyst at Great Wall Asset Management and Mighty Divine Asset Management. From 2021 to 2024, Ms. Zhou was the chief financial officer of the Chenghe Group Ltd, where she also worked on asset management and financial advisory services, and was previously acted as chief financial officer, chief executive officer and director of three SPACs that listed on a US stock exchange — Chenghe Acquisition Co. (NASDAQ: CHEA), Chenghe Acquisition I Co (NASDAQ: LTAG) and Chenghe Acquisition II Co (NASDAQ: CHEB). Ms. Zhou holds a bachelor of mathematics and computer science from Universite Rene Descartes and an M.SC degree in mathematics and statistics in finance from the Hong Kong University of Science and Technology.

James Zhao-Hui Zhang.    Mr. Zhang is our independent director appointee. Mr. Zhang has nearly three decades of experience in the biotechnology, venture capital and financial services industry. Mr. Zhang was a cofounder of Mendel Biotechnology and Formation 8 and was previously a venture partner at Softbank China Venture Capital and GRC Fund. From 2021 to 2024, Mr. Zhang was the chief investment officer at Great Eagle Holdings Limited and is currently their advisor to the chairman. Mr. Zhang was also previously a director on the boards of Chenghe Acquisition I Co (NASDAQ: LTAG) and Chenghe Acquisition II Co (NASDAQ: CHEB). Since 2020, Mr. Zhang has been a partner in the San Francisco and Hong Kong-based VU Venture Partners. Mr. Zhang has served as an adjunct associate professor of finance at the Business School since 2019 and as an associate professor of science practice at the School of Science since 2022 at Hong Kong University of Science and Technology. Mr. Zhang earned his PhD from the University of California, Davis, and completed postdoctoral training at Stanford University.

We believe that Mr. Zhang’s extensive experience in venture capital and finance makes him an excellent addition to our board.

Kani Chen.    Mr. Chen is our independent director appointee. For nearly three decades, Dr. Chen has held various academic positions at the prestigious Hong Kong University of Science and Technology. From 2017 to 2020, Dr. Chen served as co-director, Program of Risk Management and Business Intelligence at the Hong Kong University of Science and Technology. From 2019 to 2021, he was the co-director, MSc Program of Financial Technology. Since 2017, he has been the director, MSc Program of Financial Mathematics and since 2018, he has also been the director of the CryptoFinTech Lab. Dr. Chen has co-authored over 60 papers on statistics and is currently leading several research projects. Dr. Chen has a bachelor of science and master of science degree from Beijing University and a PhD from Columbia University.

We believe that Dr. Chen’s extensive knowledge in fintech, statistics and business intelligence make him an ideal fit for our board.

Jon Nathan Miller.    Mr. Miller is our independent director appointee. Mr. Miller has over twenty years’ experience in management consulting. He was the co-founder and CEO of Gemba Research from 1998 to 2011. He was also a director and CEO of Kaizen Global institute from 2011 to 2015, co-founder and partner of Gemba Academy LLC from 2009 to 2022 and managing director of Gemba Academy Consulting Group from 2017 to 2020. Mr. Miller is currently the vice president and head of content development at Gemba Academy, Inc. a FORUM Media Group company. Mr. Miller holds a BA in linguistics from McGill University.

We believe that Mr. Miller’s extensive experience in management consulting, including helping companies establish organic growth strategies, acquisitions & divestments, intellectual property licensing, publishing and long-term risk management will be valuable for our board

Advisors

Anchita Karmakar.    Dr. Karmakar is the head of our advisory committee. By training, she is a rural generalist with over 15 years of experience in various clinical roles. From 2020 to 2022, she was a director at PainWise Australia and the chief executive officer of Australian Health Practitioners Advisory Solutions. Currently, she works as the medicolegal director at Australian Health Practitioners Advisory Solutions, the medicolegal liaison officer at WorkLegal Pty Ltd, a senior medical officer at Queensland Health and the rural generalist senior medical officer at West Moreton Health Services. Dr. Karmakar has a bachelor of biomedical science degree, a bachelor of surgery degree and bachelor of medicine degree from Bond University, Queensland and a J.D from University of Southern Queensland.

Number and Terms of Office of Officers and Directors

Ribbon’s board of directors consists of four members and is divided into three classes with only one class of directors being appointed in each year, and with each class (except for those directors appointed prior to our first annual general meeting) serving a three-year term. The term of office of the first class of directors, which consists of Kani Chen, will expire at our first annual general meeting. The term of office of the second class of directors, which consists of James Zhao-Hui Zhang and Jon Nathan Miller will expire at the second annual general meeting. The term of office of the third class of directors, which consists of Angshuman (Bubai) Ghosh, will expire at the third annual general meeting.

Prior to the closing of Ribbon’s initial business combination, only holders of its Class B ordinary shares will be entitled to vote on the appointment and removal of directors. Holders of its public shares will not be entitled to vote on such matters during such time. These provisions of the amended and restated memorandum and articles of association relating to these rights of holders of Class B ordinary shares may be amended by a special resolution passed by the affirmative vote of at least 90% of such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the company, or by way of unanimous written resolution. In accordance with Nasdaq corporate governance requirements, Ribb not required to hold an annual general meeting until one year after our first fiscal year end following our listing on Nasdaq.

Ribbon’s officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Ribbon’s board of directors is authorized to appoint persons to the offices set forth in the amended and restated memorandum and articles of association as it deems appropriate. Ribbon’s amended and restated memorandum and articles provide that its officers may consist of one or more Chairman of the Board, one or more Chief Executive Officers, a President, a Chief Financial Officer, Vice Presidents, Secretary, Treasurer, Assistant Secretary, and such other officers as may be determined by the board of directors.

Director Independence

The Nasdaq listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person who has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). Ribbon’s board has determined that each of James (Zhao Hui) Zhang, Kani Chen and Jon Miller are independent directors under applicable SEC and Nasdaq rules. Ribbon’s independent directors will have regularly scheduled meetings at which only independent directors are present.

Committees of the Board of Directors

We have established three committees under the board of directors: an audit committee, a compensation committee and a corporate governance and nominating committee and have adopted a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee

We have established an audit committee of the Board of Directors. The members of our audit committee are James (Zhao Hui) Zhang, Kani Chen and Jon Miller. Mr. Zhang serves as chairman of the audit committee.

Each member of the audit committee is financially literate and our Board of Directors has determined that Chris Constable qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

•        reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;

•        discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•        discussing with management major risk assessment and risk management policies;

•        monitoring the independence of the independent auditor;

•        verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•        reviewing and approving all related-party transactions;

•        inquiring and discussing with management our compliance with applicable laws and regulations;

•        pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

•        appointing or replacing the independent auditor;

•        determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•        establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

•        approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

Financial Experts on Audit Committee

The audit committee will at all times be composed exclusively of “independent directors” who are “financially literate” as defined under the Nasdaq listing standards. The Nasdaq listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement.

In addition, we must certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The board of directors has determined that Mr. Zhang qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

Corporate governance and nominating committee

We have established a corporate governance and nominating committee of the board of directors, which consists of James Zhao-Hui Zhang, Kani Chen and Jon Miller, each of whom is an independent director under the Nasdaq Stock Market Listing Rules. Mr. Miller is the Chairperson of the corporate governance and nominating committee. The corporate governance and nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The corporate governance and nominating committee considers persons identified by its members, management, shareholders, investment bankers and others

Guidelines for selecting director nominees

The guidelines for selecting nominees, which are specified in the Corporate Governance and Nominating Committee Charter, generally provide that persons to be nominated:

•        should have demonstrated notable or significant achievements in business, education or public service;

•        should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•        should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The corporate governance and nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The corporate governance and nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The board of directors will also consider director candidates recommended for nomination by our shareholders at the annual meeting of shareholders, if any (or, if applicable, a special meeting of shareholders). Our shareholders that wish to nominate a director for election to the board of directors should follow the procedures set forth in our memorandum and articles of association. The corporate governance and nominating committee does not distinguish among nominees recommended by shareholders and other persons.

Compensation Committee

We have established a compensation committee of the Board of Directors. The members of our Compensation Committee are James (Zhao Hui) Zhang, Kani Chen and Jon Miller. Mr. Miller serves as chairman of the compensation committee. We have adopted compensation committee charter, which details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer’s based on such evaluation;

•        reviewing and approving the compensation of all of our other officers;

•        reviewing our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•        producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. You will be able to review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Conflicts of Interest

•        None of our officers and directors is required to commit their full time to our affairs and, accordingly, they may have conflicts of interest in allocating their time among various business activities.

•        In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to our company as well as the other entities with which they are affiliated. Our directors and officers may continue to be involved in the formation of other special purpose acquisition companies in the future. Thus, our officers and directors may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

•        Our officers and directors may in the future become affiliated with entities, including other blank check companies, engaged in business activities similar to those intended to be conducted by our company.

•        Unless we consummate our initial business combination, our officers, directors, and other insiders will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the trust account.

•        The initial shares beneficially owned by our officers and directors will be released from trust only if our initial business combination is successfully completed. Additionally, if we are unable to complete an initial business combination within the required time frame, our officers and directors will not be entitled to receive any amounts held in the trust account with respect to any of their initial shares or private units. Furthermore, our Sponsor, Ribbon Investment Company Ltd, agreed that the private units will not be sold or transferred by it until we have completed our initial business combination. For the foregoing reasons, our board may have a conflict of interest in determining whether a particular target business is an appropriate business with which to affect our initial business combination.

In general, officers and directors of a company incorporated under the laws of the Cayman Islands are required to present business opportunities to a company if:

•        the corporation could financially undertake the opportunity;

•        the opportunity is within the corporation’s line of business; and

•        it would not be fair to the corporation and its shareholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. Furthermore, our amended and restated memorandum and articles of association provides that, to the maximum extent permitted by applicable law, our officers or directors shall have no duty, except to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as our company. In order to minimize potential conflicts of interest which may arise from multiple corporate affiliations, each of our officers and directors has contractually agreed, pursuant to a written agreement with us, until the earliest of a business combination, our liquidation or such time as he ceases to be an officer or director, to present to our company for our consideration, prior to presentation to any other entity, any suitable business opportunity which may reasonably be required to be presented to us, subject to any pre-existing fiduciary or contractual obligations he might have. This agreement is, however, subject to any pre-existing fiduciary and contractual obligations such officer or director may from time to time have to another entity. Accordingly, if any of them becomes aware of a business combination opportunity which is suitable for an entity to which he has pre-existing fiduciary or contractual obligations, he will honor his fiduciary or contractual obligations to present such business combination opportunity to such entity, and only present it to us if such entity rejects the opportunity. We do not believe, however, that the pre-existing fiduciary duties or contractual obligations of our officers and directors will materially undermine our ability to complete our business combination because in most cases the affiliated companies are closely held entities controlled by the officer or director or the nature of the affiliated company’s business is such that it is unlikely that a conflict will arise.

The following table summarizes the current material pre-existing fiduciary or contractual obligations of our officers and directors:

Individual(1)	Entity	Entity’s Business	Affiliation(2)
Angshuman (Bubai) Ghosh	Ribbon Investment Company Ltd. KG Partners Ltd	Investment Financial services	Director Founder and Director
Zhiyang (Anna) Zhou	After Next Capital Management Limited P&A Limited Chenghe Acquisition I Co.	Financial services Financial services SPAC	Founder and Director Founder and Director
James (Zhao Hui) Zhang	Chenghe Acquisition I Co. Chenghe Acquisitoin II Co. Great Eagle Holdings Limited VU Venture Partners	SPAC SPAC Real Estate Financial Services	Director Advisor to Partner
Jon Miller	Gemba Academy	Education	Executive VP and Head of Content Development

____________

(1)      Each of the entities listed in this table has priority and preference relative to our company with respect to the performance by each individual listed in this table of his obligations and the presentation by each such individual of business opportunities.

(2)      Our directors and officers owe fiduciary duties to each of the entities that they are affiliated with in accordance with the fiduciary duties owed by persons in such capacity to the entity.

In addition, our sponsor and our officers and directors may sponsor or form other special purpose acquisition companies similar to ours or may pursue other business or investment ventures during the period in which we are seeking an initial business combination. As a result, our sponsor, officers and directors could have conflicts of interest in determining whether to present business combination opportunities to us or to any other special purpose acquisition company with which they may become involved. Any such companies, businesses or investments may present additional conflicts of interest in pursuing an initial business combination target which could materially affect our ability to complete our initial business combination.

We are not prohibited from pursuing an initial business combination with a company that is affiliated with our Sponsor, officers or directors. In the event we seek to complete our initial business combination with such a company, we, or a committee of independent directors, would obtain an opinion from an independent investment banking firm or another independent firm that commonly renders valuation opinions for the type of company we are seeking to acquire or an independent accounting firm, that such an initial business combination is fair to our Company from a financial point of view.

In the event that we submit our initial business combination to our public shareholders for a vote, our Sponsor, officers and directors have agreed, pursuant to the terms of a letter agreement entered into with us, to vote any Initial shares held by them (and their permitted transferees will agree) and any Public Shares purchased during or after the IPO in favor of our initial business combination.

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud or willful default. We may purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Legal Proceedings

To the knowledge of Ribbon’s management, there is no litigation currently pending or contemplated against Ribbon, any of Ribbon’s officers or directors in their capacity as such or against any of Ribbon’s property.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF RIBBON

Overview

We are a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We have not selected any specific business combination target and we have not, nor has anyone on our behalf, initiated any substantive discussions, directly or indirectly, with any business combination target.

We intend to effectuate our initial business combination using cash from the proceeds of the Initial Public Offering (“IPO” as defined below), and the private placement of the private placement units, the proceeds of the sale of our securities in connection with our initial business combination, our shares, debt or a combination of cash, stock and debt. We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete an initial business combination will be successful.

Recent Developments

On June 30, 2025, the Company entered into a Business Combination Agreement with DRC Medicine Inc., DRC Medicine Ltd. and DRC Merger Inc. in connection with the proposed business combination previously disclosed by the Company. As of the date of this Quarterly Report on Form 10-Q, there have been no material changes to the terms of that agreement.

On January 9, 2026, the Company’s shareholders approved amendments to extend the date by which the Company must consummate its initial business combination from January 16, 2026 to January 16, 2027 and to amend the Investment Management Trust Agreement to provide for monthly extension payments of $125,000 to be deposited into the trust account for each monthly extension period. The shareholders also approved the removal of the provision permitting the Company to withdraw up to $100,000 of interest earned on the trust account to pay dissolution expenses. In connection with the January 9, 2026 special meeting, holders of 1,436,867 public shares exercised their right to redeem such shares. In addition, the Company’s Second Amended and Restated Memorandum and Articles of Association became effective on January 23, 2026.

On March 7, 2026, the Company issued a promissory note in the principal amount of $600,000 to Ribbon Investment Company Ltd. The note is non-interest bearing and is payable promptly following the consummation of the Company’s initial business combination.

On January 14, 2026, February 17, 2026 and March 17, 2026, an aggregate of $375,000 was deposited into the trust account of the Company for the benefit of its public shareholders in connection with a previously approved monthly extension of the period the Company has to consummate its initial business combination.

Subsequent to quarter end, the Company continued to seek shareholder approval of a proposed amendment to the Investment Management Trust Agreement that would revise the monthly contribution payable in connection with each one-month extension to a maximum of $50,000 per month. The extraordinary general meeting relating to that proposal was adjourned multiple times, including to April 13, 2026 and then to September 14, 2026. On April 14, 2026, the Company deposited an additional $125,000 into the trust account in connection with another previously approved monthly extension.

On June 3, 2026, the Company entered into a Joinder Agreement with the original parties to the Business Combination Agreement and DRC Medicine Holding Ltd., to add DRC Medicine Holding Ltd. as a party to the Business Combination Agreement.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from July 17, 2024 (inception) through March 31, 2026 have been organizational activities, those necessary to consummate the IPO, and, following the IPO, activities relating to the identification and evaluation of prospective targets for an initial business combination. Since entering into the Business Combination Agreement on June 30, 2025, our activities have been primarily focused on consummating the proposed business combination with DRC Medicine. We do not expect to generate any operating revenues until after the completion of our initial business combination.

We expect to generate non-operating income in the form of interest income on investments held in the Trust Account after the IPO. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, a Business Combination.

For the three months ended March 31, 2026, we had a net income of $252,755, which consisted of operating expenses of $77,786 and income earned on marketable securities held in Trust Account of $330,541.

Liquidity and Capital Resources

On January 16, 2025, we consummated our IPO of 5,000,000 units (the “Units”), at $10.00 per Unit, generating gross proceeds of $50,000,000. Simultaneously with the closing of our IPO, we consummated the sale of 220,000 private placement units at a price of $10.00 per Private Placement Unit in a private placement to the Sponsor, generating total gross proceeds of $2,220,000.

Upon the closing of the IPO and the private placement on January 16, 2025, a total of $50,000,000 was placed in a trust account (the “Trust Account”) maintained by Odyssey Transfer and Trust Company as a trustee and will be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and that invest only in direct U.S. government treasury obligations.

We intend to use substantially all of the net proceeds of the IPO and the private placement, including the funds held in the Trust Account, in connection with our initial business combination and to pay our expenses relating thereto, including deferred underwriting discounts and commissions payable to the underwriters in the IPO in an amount equal to 4.0% of the total gross proceeds raised in the IPO upon consummation of our initial business combination. To the extent that our share capital is used in whole or in part as consideration to effect our initial business combination, the remaining proceeds held in the Trust Account as well as any other net proceeds not expended will be used as working capital to finance the operations of the target business. Such working capital funds could be used in a variety of ways including continuing or expanding the target business’ operations, for strategic acquisitions and for marketing, research and development of existing or new products. Such funds could also be used to repay any operating expenses or finders’ fees which we had incurred prior to the completion of our initial business combination if the funds available to us outside of the Trust Account were insufficient to cover such expenses.

As of March 31, 2026, we had a working capital deficit of $1,008,960 and net cash used in operating activities of $607,002.

The Company has incurred and expects to continue to incur significant costs in pursuit of the consummation of its initial business combination. On January 9, 2026, the Company’s shareholders approved amendments extending the date by which the Company must consummate its initial business combination from January 16, 2026 to January 16, 2027. The Company may seek to fund its working capital needs through additional borrowings from its Sponsor or its affiliates, including the $600,000 promissory note issued to Ribbon Investment Company Ltd. on March 7, 2026. There can be no assurance that the Company’s plans to consummate an initial business combination will be successful within the prescribed time period or that additional financing will be available on acceptable terms, or at all. Accordingly, management has determined that these conditions raise substantial doubt about the Company’s ability to continue as a going concern until the earlier of the consummation of the initial business combination or the date the Company is required to liquidate. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from July 17, 2024 (inception) through December 31, 2025, were organizational activities and those necessary to consummate the IPO, and subsequent to the IPO, identifying a target company for an initial business combination. We do not expect to generate any operating revenues until after the completion of our initial business combination.

We expect to generate non-operating income in the form of interest income on marketable securities held after the IPO. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, a Business Combination.

For the year ended December 31, 2025, we had net income of $690,218, which consisted of operating expenses of $1,258,096 and income earned on marketable securities held in Trust Account of $1,948,314

Liquidity and Capital Resources

On January 16, 2025, we consummated our IPO of 5,000,000 units (the “Units”), at $10.00 per Unit, generating gross proceeds of $50,000,000. Simultaneously with the closing of our IPO, we consummated the sale of 220,000 Private Placement Units at a price of $10.00 per Private Placement Unit in a private placement to the Sponsor, generating total gross proceeds of $2,220,000.

Upon the closing of the IPO and the private placement on January 16, 2025, a total of $50,000,000 was placed in a trust account (the “Trust Account”) maintained by Odyssey Transfer and Trust Company as a trustee and will be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and that invest only in direct U.S. government treasury obligations.

We intend to use substantially all of the net proceeds of the IPO and the private placement, including the funds held in the Trust Account, in connection with our initial business combination and to pay our expenses relating thereto, including deferred underwriting discounts and commissions payable to the underwriters upon consummation of our initial business combination. To the extent that our capital stock is used in whole or in part as consideration to effect our initial business combination, the remaining proceeds held in the Trust Account as well as any other net proceeds not expended will be used as working capital to finance the operations of the target business. Such working capital funds could be used in a variety of ways including continuing or expanding the target business’ operations, for strategic acquisitions and for marketing, research and development of existing or new products. Such funds could also be used to repay any operating expenses or finders’ fees which we had incurred prior to the completion of our initial business combination if the funds available to us outside of the Trust Account were insufficient to cover such expenses.

As of December 31, 2025, we had $11,497 in cash and a working capital deficit of $556,173. The Company’s liquidity needs prior to the consummation of the IPO had been satisfied through a payment from the Sponsor of $25,000 for the Initial shares and the loan under an unsecured promissory note from the Sponsor of $300,000. Subsequent to the consummation of the IPO, the Company expects that it will need additional capital to satisfy its liquidity needs beyond the net proceeds from the consummation of the IPO and the proceeds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective business combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Initial Business Combination. Although certain of the Company’s initial shareholders, officers and directors or their affiliates have committed to loan the Company funds from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, there is no guarantee that the Company will receive such funds.

The Company will use funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination. In addition, we could use a portion of the funds not being placed in trust to pay commitment fees for financing, fees to consultants to assist us with our search for a target business or as a down payment or to fund a “no-shop” provision (a provision designed to keep target businesses from “shopping” around for transactions with other companies or investors on terms more favorable to such target businesses) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into an agreement where we paid for the right to receive exclusivity from a target business, the amount that would be used as a down payment or to fund a “no-shop” provision would be determined based on the terms of the specific business combination and the amount of our available funds at the time. Our forfeiture of such funds (whether as a result of our breach or otherwise) could result in our not having sufficient funds to continue searching for, or conducting due diligence with respect to, prospective target businesses.

The Company has incurred and expects to continue to incur significant professional costs to remain as a publicly traded company and to incur significant transaction costs in pursuit of the consummation of a Business Combination. In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that these conditions raise substantial doubt about the Company’s ability to continue as a going concern. In addition, if the Company is unable to complete a Business Combination within the Combination Period, the Company’s board of directors would proceed to commence voluntary liquidation and thereby a formal dissolution of the Company. There is no assurance that the Company’s plans to consummate a Business Combination will be successful within the Combination Period. As a result, management has determined that such an additional condition also raises substantial doubt about the Company’s ability to continue as a going concern. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.

Subsequent to the balance sheet date, on January 9, 2026, the Company held a special meeting of shareholders, in connection with which holders of 1,436,867 Class A ordinary shares exercised their redemption rights. As a result, an aggregate amount of approximately $14.9 million (approximately $10.40 per share) was withdrawn from the trust account to pay such redeeming shareholders, which reduced the funds available in the trust account for purposes of completing an initial business combination. See Note 9 to the financial statements for additional information.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of December 31, 2025. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from July 17, 2024 (inception) through June 30, 2025, were organizational activities and those necessary to consummate the IPO, and subsequent to the IPO, identifying a target company for an initial business combination. We do not expect to generate any operating revenues until after the completion of our initial business combination.

We expect to generate non-operating income in the form of interest income on investments held in the Trust Account after the IPO. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, a Business Combination.

For the three months ended June 30, 2025, we had a net income of $271,297, which consisted of operating expenses of $242,894 and income earned on marketable securities held in Trust Account of $514,191.

For the six months ended June 30, 2025, we had a net income of $507,153, which consisted of operating expenses of $428,295 and income earned on marketable securities held in Trust Account of $935,448.

Liquidity and Capital Resources

On January 16, 2025, we consummated our IPO of 5,000,000 units (the “Units”), at $10.00 per Unit, generating gross proceeds of $50,000,000. Simultaneously with the closing of our IPO, we consummated the sale of 220,000 private placement units at a price of $10.00 per Private Placement Unit in a private placement to the Sponsor, generating total gross proceeds of $2,200,000.

Upon the closing of the IPO and the private placement on January 16, 2025, a total of $50,000,000 was placed in a trust account (the “Trust Account”) maintained by Odyssey Transfer and Trust Company as a trustee and will be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and that invest only in direct U.S. government treasury obligations.

We intend to use substantially all of the net proceeds of the IPO and the private placement, including the funds held in the Trust Account, in connection with our initial business combination and to pay our expenses relating thereto, including deferred underwriting discounts and commissions payable to the underwriters in the IPO in an amount equal to 4.0% of the total gross proceeds raised in the IPO upon consummation of our initial business combination. To the extent that our share capital is used in whole or in part as consideration to effect our initial business combination, the remaining proceeds held in the Trust Account as well as any other net proceeds not expended will be used as working capital to finance the operations of the target business. Such working capital funds could be used in a variety of ways including continuing or expanding the target business’ operations, for strategic acquisitions and for marketing, research and development of existing or new products. Such funds could also be used to repay any operating expenses or finders’ fees which we had incurred prior to the completion of our initial business combination if the funds available to us outside of the Trust Account were insufficient to cover such expenses.

As of June 30, 2025, we had $292,628 in cash and a working capital of $273,620. The Company’s liquidity needs after the consummation of the IPO had been satisfied through the net proceeds from the consummation of the IPO and the Private Placement held outside of the Trust Account.

The Company has incurred and expects to continue to incur significant costs in pursuit of the consummation of an initial Business Combination. In addition, the Company currently has until January 16, 2026 (unless the Company extends such period by amending its Amended and Restated Memorandum and Articles of Association) to consummate the initial Business Combination. If the Company does not complete a Business Combination within the prescribed timeline, the Company will trigger an automatic winding up, dissolution and liquidation pursuant to the terms of the Amended and Restated Memorandum and Articles of Association. In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has determined that it has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans. There is no assurance that the Company’s plans to raise capital or to consummate a Business Combination will be successful within the Combination Period. The Company lacks the financial resources it needs to sustain operations for a reasonable period of time, which is considered to be one year from the date of the issuance of the financial statements. Therefore, management has determined that these conditions raise substantial doubt about the Company’s ability to continue as a going concern until the earlier of the consummation of the Business Combination or the date the Company is required to liquidate. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of June 30, 2025. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

Administrative Services Agreement

Our sponsor has agreed, commencing from the date that our securities are first listed on Nasdaq through the earlier of the consummation of our initial business combination and our liquidation, to make available to us certain general and administrative services, including office space, administrative and support services, as we may require from time to time. We have agreed to pay our sponsor $10,000 per month for these services.

Underwriting Agreement

The underwriters will be entitled to a cash underwriting discount of two percent (2%) of the gross proceeds of the Proposed Public Offering, or $1,000,000 (or up to $1,150,000 if the underwriters’ over-allotment is exercised in full). Additionally, the underwriters will be entitled to a deferred underwriting discount of 4% of the gross proceeds of the Proposed Public Offering held in the Trust Account upon the completion of the Company’s initial Business Combination subject to the terms of the underwriting agreement.

Business Combination Agreement

On June 30, 2025, Ribbon entered into a Business Combination Agreement by and among DRC Medicine Inc., a Delaware Corporation, DRC Medicine Ltd. a Japanese corporation, and DRC Merger Inc., a Delaware corporation and wholly-owned subsidiary of PubCo. As part of the proposed transaction contemplated by the Business Combination Agreement, an intermediate holding company incorporated in Japan will acquire the shares of Pubco, after which the Intermediate Co. will engage in a share exchange transaction with the shareholders of the DRC Medicine, such that DRC Medicine will become a wholly-owned subsidiary of Intermediate Co. and the shareholders of the DRC Medicine will become shareholders of Pubco. One business day prior to the Closing Date, as defined in the Business

Combination Agreement, Ribbon shall de-register in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation in accordance with Delaware law and the Ribbon’s governing documents.

On the Closing Date and after the consummation of the Domestication, Ribbon will merge with and into the Merger Sub, with the Merger Sub continuing as the surviving company in the Merger and remaining a wholly owned subsidiary of Pubco.

The aggregate merger consideration to be issued to the selling securityholders in connection with the Merger will be determined by dividing (a) 350,000,000 by (b) the price at which each of Ribbon Class A Ordinary Shares may be redeemed in connection with the Business Combination. The “Consideration Ratio” is the number of shares of Pubco Common Stock to be issued in exchange for issued and outstanding capital stock upon the Merger and is equal to the quotient obtained by dividing (x) the aggregate merger consideration by (y) the aggregate fully diluted Company Shares, as defined in the Business Combination Agreement.

Critical Accounting Policies and Estimates

The preparation of unaudited financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have not identified any critical accounting policies and estimates.

Recent Accounting Standards

In November 2023, the FASB issued ASU 2023 — 07, Segment Reporting (Topic 280): Improvements to Reportable Segment Exemptions. That update provided the chief operating officer decision maker (“CODM”) as well as the aggregate amounts of other revenues item included in the determination of segment profit or loss. The ASU requires companies to disclose the methodology used to measure and disclose how to allocate resources. Public business entities with a segment profit or loss measuring segment performance and regulated by Topic 280 in interim periods, and ASU with a single reportable segment are required to provide additional disclosures. XYZ Corporation and existing segment disclosures in Topic 280. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, and the adoption has no effect on the Company’s promoted unaudited condensed financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s unaudited condensed financial statements.

JOBS Act

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We will qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions, we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our initial public offering or until we are no longer an “emerging growth company,” whichever is earlier.

BUSINESS OF DRC AND CERTAIN INFORMATION ABOUT DRC

In this section, unless otherwise indicated or the context otherwise requires, “the Company,” “we,” “our,” “us” and other similar terms refer to DRC Medicine Inc. and its subsidiaries including but not limited to DRC Medicine Ltd.

Overview

DRC Medicine Ltd. (“DRC”) is a healthcare and biotechnology company headquartered in Japan, engaged in the research, development, and commercialization of advanced medical technologies. Since its establishment in 2007, DRC has established itself as a manufacturer of hygiene-related consumer products with aspirations to become a diversified medical innovator in therapeutic face masks, artificial intelligence (AI)-driven healthcare applications, and pharmaceuticals.

Core Technologies and Product Portfolio

DRC is best known for its proprietary Hydro Silver Titanium® technology (the “HST Technology”), which has been commercialized in Japan in consumer hygiene products such as masks, mask cases, sheets, towels, apparel, and air purifiers. The current sale of consumer masks using HST Technology not marketed as having therapeutic properties does not require specific prior marketing approvals in Japan. However, DRC is in the process of adapting the HST Technology in its masks into the medical field and realize therapeutic solutions that alleviate symptoms of seasonal allergic rhinitis, and is therefore currently engaged in dialogue with the Pharmaceuticals and Medical Devices Agency of Japan (PMDA) to establish a regulatory pathway for certifying its Hydro Silver Titanium® mask as a regulated medical device. DRC’s product development strategy emphasizes the transition from consumer healthcare products to regulated medical devices, leveraging brand recognition and user familiarity to support clinical adoption.

In addition to the HST Technology and its applications in consumer hygiene and medical devices, DRC is actively developing a pipeline of AI-enabled in vitro diagnostic (IVD) kits for infectious diseases and allergens. The objective of DRC’s AI-enabled IVD kits include test tapes on proprietary technology and a smartphone application that is to detect infectious disease or allergen by taking a photo of the test sample. The application then aims to generate results within a few minutes using AI-powered image analysis and machine learning technology.

Complementing these technologies, DRC is also advancing a novel ATP enhancer therapy for the treatment of Parkinson’s disease. This candidate therapy combines the existing drugs febuxostat and inosine in an optimal formulation to increase cerebral ATP levels. The therapy targets mitochondrial dysfunction and energy deficiency — core pathological features of Parkinson’s disease. This approach represents a potential shift from symptomatic treatment to disease modification. Furthermore, as this is a case of so-called “drug repositioning,” where existing drugs are developed as treatments for different diseases, DRC targets for this approach to be delivered to patients faster and at a lower cost.

Research and Development

Since DRC’s establishment, DRC had collaborated with a broad network of academic and institutional partners, including Shinshu University, RIKEN (Rikagaku Kenkyūsho) — Japan’s largest research organization for basic and applied science, Hokkaido University, and Mahidol University in Thailand, to support DRC’s innovation.

Strategic Focus

DRC’s business strategy is centered on three core pillars:

•        Consumer-to-Clinical Product Evolution:    Strategic transition of consumer health products into regulated medical devices to bridge mass-market awareness with clinical utility.

•        Global Diagnostic Infrastructure:    Development and deployment of AI-enabled diagnostic kits to support scalable, accessible testing solutions worldwide.

•        Neurotherapeutic Innovation:    Advancement of a novel ATP enhancer therapy for Parkinson’s disease, targeting mitochondrial dysfunction and energy deficiency to support disease modification rather than symptom management.

Market Opportunity

DRC is focused on therapeutic areas with substantial medical and societal relevance in Japan and globally. In Japan, allergic rhinitis — including hay fever — represents a significant healthcare burden. According to 2023 data from the Ministry of Health, Labour and Welfare of Japan (MHLW), annual medical costs for allergic rhinitis are estimated at approximately JPY 360 billion (US$2.39 billion) for health insurance-covered treatments, with an additional JPY 40 billion spent on over-the-counter medications. Globally, allergic rhinitis is recognized as a widespread condition, affecting an estimated 400 million individuals, according to the World Health Organization and the World Allergy Organization.

In the neurodegenerative disease therapeutics area, DRC is focused on Parkinson’s disease therapy. As Parkinson’s disease has a long duration, it is a field where treatment needs will continue to grow with the aging of the population. Based on data from the MHLW, medical costs for Parkinson’s disease in Japan were approximately JPY 81.9 billion (US$544.22 million) in 2017. Internationally, the Parkinson’s disease therapeutics market was valued at approximately US$6.5 billion in 2023 and is projected to reach US$10 billion by 2030, according to Global Industry Analysts Inc.

While market size estimates are subject to change and may vary by source, DRC believes it is positioned to contribute meaningfully to these therapeutic areas through its proprietary technologies, clinical development programs, and strategic collaborations.

Milestones

Key milestones in DRC’s development include:

•        2016 – 2018: Commercial launch of Hydro Silver Titanium® consumer masks

•        2020 – 2025: Initiation and progression of clinical trials for therapeutic masks as medical devices

•        2023 – 2024: Commencement of AI-driven diagnostic development and Parkinson’s disease drug research

Overview of Our Products

1.    Product Portfolio Featuring Hydro Silver Titanium® Technology

Our Innovation: Hydro Silver Titanium® Technology

At the core of DRC’s product development is Hydro Silver Titanium® (HST), a photocatalytic material composed of titanium oxide, silver and hydroxyapatite. When exposed to moisture (such as human breath) and ambient light, HST initiates a photocatalytic reaction that denatures and decomposes proteins, including allergens, bacteria, and viruses, by breaking down their molecular structure.

Unlike conventional photocatalysts that require high-intensity ultraviolet (UV) light and may generate reactive oxygen species (ROS) harmful to human tissue, HST is engineered to operate safely under ambient light and moisture conditions typical of human environments. This makes it safe for human use, making it suitable for integration into consumer and medical products

Intellectual Property and Licensing Structure

While the chemical composition of HST is not subject to patent protection, DRC holds proprietary know-how and intellectual property related to its effective application for disease prevention. This includes the specific formulation, optimal concentration of components, and the method for integrating HST into mask fabrics. These innovations are protected under Japanese patents Nos. 6399722 and 6371014, and form the basis of DRC’s competitive advantage in the allergy and infection control market. HST’s ability to break down organic proteins at the molecular level allows it to neutralize harmful substances on contact, offering a powerful yet gentle solution for environments where hygiene and allergen control are critical.

To support the production of its Hydro Silver Titanium Sheet — the core component of DRC’s mask products — DRC has entered into a non-exclusive license agreement with Shinshu Ceramics Co., Ltd., its contract manufacturer. This agreement is necessary because the manufacturing process involves the use of Shinshu’s patent No. 5995100, which provides the sterilization and antibacterial functions of the sheet and its production method. This patent focuses on the creation of a high-performance antibacterial material through a proprietary thermal bonding technique that integrates silver and titanium oxide.

DRC’s patent No. 6371014 builds upon this foundation by introducing a third component, hydroxyapatite, which adsorbs protein allergens. The combination of silver, titanium oxide, and hydroxyapatite enables the photocatalytic decomposition of allergens, with the objective of contributing to the relief of allergy symptoms such as rhinitis. While Shinshu’s patent provides the basic antibacterial functionality, DRC’s patent enhances the material’s capability by adding targeted allergen adsorption and decomposition functions.

Together, these patents represent a complementary structure: Patent 5995100 establishes the core antibacterial material, while Patent 6371014 aims to apply that material to a specific health-related use, enhancing its effectiveness in allergy care. This layered innovation will support DRC’s HST mask differentiation and strengthens its intellectual property position in the therapeutic mask market, once the HST mask receives certification as a medical device from the PMDA.

Applications and Product Line of Hydro Silver Titanium® Technology

DRC’s Hydro Silver Titanium® product line includes a range of consumer hygiene products such as consumer-grade masks, mask cases, eyeglasses frame, sheets, towels, apparel, and air purifiers. These products are commercialized through direct-to-consumer and retail channels and benefit from strong brand recognition and endorsements. As of May 2025, DRC’s mask lineup includes 12 distinct SKUs in various sizes (S, M, L) and colors (white, beige, light gray), tailored for both medical institutions and general consumers.

Consumer-grade Masks

Hydro Silver Titanium® Mask +4 (pleated):

It is a consumer-grade protective mask launched via the official online shop in January 2020 (with anti-fog feature) and November 2020 (without anti-fog feature). Designed with a safe four-layer structure, the mask incorporates a proprietary Hydro Silver Titanium® Sheet as the second layer from the mouth, which adsorbs and decomposes proteins and unhygienic substances found in pollen. According to DRC’s internal testing, the mask’s protective filter is capable of blocking 99% of pollen, bacteria, yellow sand, viruses, and PM2.5 particles, offering high-performance filtration. Its pleated design creates space around the mouth for enhanced comfort, and it features thick, soft ear loops for reduced strain during extended wear. The product is individually packaged and available in three sizes (regular, small, and children), with anti-fog functionality included in the regular and small sizes. The Hydro Silver Titanium® Mask +4 (pleated) represents a key component of DRC’s allergy relief product portfolio.

Hydro Silver Titanium® Mask +10 (pleated):

Launched via the official online shop in January 2020 (with anti-fog feature) and December 2020 (without anti-fog feature), the Hydro Silver Titanium® Mask +10 (pleated) shares the same four-layer structure and Hydro Silver Titanium® Sheet technology as the Hydro Silver Titanium® Mask +4 (pleated). It is designed to offer greater effectiveness in neutralizing allergens and unhygienic substances, making it particularly suitable for individuals with more sever allergy symptoms or higher exposure environments. As a premium version of the Hydro Silver Titanium® Mask +4 (pleated), the Hydro Silver Titanium® Mask +10 is priced higher and positioned as a more advanced option within DRC’s mask product portfolio. The product is individually packaged and available in two sizes (regular and small), with anti-fog functionality included in the regular and small sizes.

Diamond-shaped 3D Mask +10:

Launched in September 2022 through the official online shop, the Diamond-shaped 3D Mask +10 builds upon the core technology of the Hydro Silver Titanium® Masks and designs for enhanced protection and comfort. It features a diamond-shaped 3D structure that creates even more space around the mouth for easier breathing, while a thick nose fitter eliminates gaps for a more secure fit and helps prevent fogging of glasses. Constructed with high-quality nonwoven fabric that minimizes pilling and equipped with soft, painless elastic ear cords, the mask is designed for all-day comfort. It is individually packaged and available in one universal size, making it a convenient and effective solution for daily protection.

Diamond-shaped 3D mask +4:

Following the release of Diamond-shaped 3D Mask +10, the Diamond-shaped 3D Mask +4 was released one month later, offering the same diamond-shaped 3D structure, nose fitter, and comfort-focused design, including soft ear cords and high-quality nonwoven fabric. It incorporates the Hydro Silver Titanium® Sheet for allergen control and protein decomposition, providing reliable daily protection for general use. While it is less expensive and less intensive in performance compared to the Diamond-shaped 3D Mask +10, the Diamond-shaped 3D mask +4 remains a high-quality and accessible option for consumers seeking effective protection and comfort in everyday environments.

+3 Gauze Mask:

The +3 Gauze Masks, released in April 2020 through the official online shop, are designed as reusable, skin-friendly protective masks incorporating proprietary Hydro Silver Titanium® processing. This technology helps prevent odors and neutralize unsanitary proteins commonly found in pollen. The mask features a four-layer gauze structure made of 100% cotton, offering a soft and breathable fit suitable for sensitive skin. Its three-dimensional curved design enhances facial coverage and provides protection against colds, droplets, and pollen. Additional features include soft yarn with minimal feathering, thick and gentle ear loops, and individual packaging for hygiene and convenience. The Hydro Silver Titanium® functionality remains effective even after washing, supported by a special treatment that minimizes shrinkage. The product is available in three sizes (normal, small, children) and three color options, catering to a broad range of users seeking comfort and reusability.

+3 Cool Gauze Mask:

The +3 Cool Gauze Mask, released in June 2020 through the official online shop, is a variant of the +3 Gauze Mask that retains all core features — including Hydro Silver Titanium® processing, a three-layer gauze structure, and a three-dimensional curved fit — while introducing a cool and refreshing touch hyperbar material for enhanced comfort in warm environments. It is available in three sizes (normal, small, children), offering a breathable and washable solution with added temperature-adaptive functionality.

+3 Protective Filter Gauze Mask:

The +3 Protective Filter Gauze Mask, released in November 2020 through the official online shop, is the high-performance model within the +3 Gauze Mask series. In addition to the core features of the +3 Gauze Mask series — Hydro Silver Titanium® processing and three-dimensional curved design, this variant incorporates a durable protective filter that remains effective even after fifty washes, providing extended usability and enhanced filtration against pollen, virus droplets, and PM2.5 particles. It also features soft gauze fabric developed with skin-touch technology from the Towel Museum, offering superior comfort. The mask is available in three sizes (normal, small, children) and ten color options, including collaborative designs with select brands, broadening its appeal across functional and lifestyle segments.

+3 Protective Filter Cool Gauze Mask:

Released in April 2021 through official online shop, the +3 Protective Filter Cool Gauze Mask is a comfort-enhanced variant within the +3 Gauze Mask series. This model keeps the same features and technologies of the +3 Protective Filter Gauze Mask, while introducing a hyperbar fabric that delivers a cool and refreshing touch, ideal for warm or humid conditions. The mask is offered in five color options and two sizes (regular and small), with additional collaborative designs available, including children’s sizes, broadening its appeal across both functional and lifestyle segments.

Air Purifiers

7Guards Pro:

Released in April 2021 through the official online shop, 7Guards Pro is a compact yet high-performance air purifier designed to deliver comprehensive protection across a wide range of indoor environments. It features seven distinct guard functions: a highly durable pre-filter that captures dust particles; a Hydro Silver Titanium® filter that breaks down unsanitary proteins such as those found in pollen, mold, and house dust; a HEPA filter that collects fine airborne particles; a carbon deodorizing filter that adsorbs and neutralizes odor sources; a photocatalytic filter that decomposes pollutants at a molecular level; UV light with infrared irradiation that activates the photocatalytic process and enhances sterilization; and a negative ion function that releases ions to bind and eliminate airborne contaminants. Despite its compact size, 7Guards Pro is suitable for rooms up to approximately 61.5 square meters, making it ideal for both residential and commercial use.

7Guards 2x Pro:

Released in June 2021 through the official online shop, 7Guards 2x Pro maintains the same seven guard functions for decomposition, sterilization, and deodorization as its predecessor. In addition, this upgraded model significantly expands its coverage area, making it suitable for rooms up to approximately 94 square meters (equivalent to 58 tatami mats), without compromising its compact design. 7Guards 2x Pro is engineered to meet the demands of spacious residential, commercial, healthcare, and public facilities where air quality is a critical concern.

Other Products (Mask cases, Sheets)

+10 Hydro Silver Titanium® Clean Mask Case:

Released in March 2021 through the official online shop, the +10 Hydro Silver Titanium Clean Mask Case is a storage accessory designed to maintain hygiene and convenience for mask users. Constructed with Hydro Silver Titanium® nonwoven fabric (+10 grade), the case actively breaks down unhygienic proteins that cause odors, providing a deodorizing and comfortable storage environment. Its double-pocket design allows for organized and convenient storage of masks and other small personal items, helping to keep belongings clean and separated. Compact and functional, the case supports daily hygiene practices with enhanced antimicrobial protection.

Hydro Silver Titanium® Sheet:

Released in January 2020 through the official online shop, the Hydro Silver Titanium® Sheet is a versatile hygiene product designed to provide targeted protection against airborne allergens. Treated with Hydro Silver Titanium®, the sheet actively adsorbs and decomposes proteins and unsanitary substances found in pollen, helping to reduce odor and improve comfort. Its flexible design allows it to be worn in a pleated style, offering both functional adaptability and ease of use for individuals seeking additional protection in everyday settings.

Anywhere Sheet:

Released in November 2023 through the official online shop, the Anywhere Sheet is a safe and reliable, non-electric, chemical-free alternative to insect repellent such as pesticide, mosquito coil, or electric bug zapper. By simply placing the Anywhere Sheet in water, the Hydro Silver Titanium® component embedded in the sheet alters the water’s surface density, creating a subtle change that causes small insects standing on the water to be pulled in and trapped. In addition to small insect control, with the help of Hydro Silver Titanium® component, the Anywhere Sheet can be placed in areas of odor concern to help neutralize unpleasant smells and maintain hygiene. Each sheet can be effective for up to thirty days. The Anywhere Sheet operates without electricity, fire, sprays, or drugs, making it safe and environmentally friendly, suitable for use in homes or even in larger settings like city street drains. Its chemical-free design also reduces the likelihood of developing insecticide-resistant pests, offering a low-maintenance and effective alternative to conventional pest and odor control methods.

Collaboration Products (Masks, Slippers, Cloths, Handkerchiefs, Scarfs, Towels, Pillowcases, Car Accessories)

DRC actively engages in strategic collaborations with other companies and brands to manufacture customized products that integrate its proprietary Hydro Silver Titanium® technology. These partnerships enable the co-development of tailored solutions across various categories, including masks, accessories, and hygiene-related items, allowing partner brands to leverage DRC’s advanced materials and clean technology while maintaining their unique design and market positioning. Collaborative products often include exclusive designs, expanded sizing options, and co-branded packaging, enhancing both functional value and consumer appeal.

The following table provides a list of DRC’s collaboration products.

Product Name	+ 3 Children KIPPIS White Bear Gauze Mask	Small Filter Gauze Disney Mitsumaru	+ 3 Children Gauze Mask Minions Banana	Small Cool Moomin My and Flowers with Filter	WARP Slippers

Sold By	Towel Museum	Towel Museum	Towel Museum	Towel Museum	Towel Museum
Product Categories	Mask	Mask	Mask	Mask	Roomwear
Model	Gauze Mask With Protective Filter	Gauze Mask With Protective Filter	Gauze Mask With Protective Filter	Cool Gauze Mask With Protective Filter	Slippers
Brand	KIPPIS	Disney	Minions	Moomin	WARP
Class	3	3	3	3	4
Size	Child	Small	Child	Small	M
Color	Black	Yellow	Blue	Pink	Beige
Standard Price	980	1200	1100	1200	5000
Product name	Cocotildk Gauze Room Dress	Cocotildk Gauze Top Shirt Gingam Check	Kippis Apira Mask Pouch	WARP Gauze Scarf Towel	Cocotildk Gauze Stole Barrier Border

Sold By	Towel Museum	Towel Museum	Towel Museum	Towel Museum	Towel Museum
Product Categories	Roomwear	Roomwear	Mask Case	Fashion Accessories	Fashion Accessories
Model	Gauze Room Dress	Gauze Tops	—	Gauze Scarf Towel	Gauze Stole
Brand	cococi beauty	cococi beauty	kippis	WARP	cococi
Class	4	4	4	4	4
Size	M	L	—	—	—
Color	Black	Blue	Pink	Blue	Blue
Standard Price	15,000	9000	1000	1800	2800

Product name	Disney Towel Handkerchief Fanpop Mickey Mouse	Disney Pastel Towel Handkerchief & Mini Bag Mini Mouse	Miracle Clean Palette Face Towel	Warp Multi Blanket	Curious George Pillowcase Flower

Sold by	Towel Museum	Towel Museum	Towel Museum	Towel Museum	Towel Museum
Product Categories	Towel	Towel	Towel	Bedding	Bedding
Model	Fanpop	Pastel Towel Handkerchief And Mini Bag	Pale	Blanket	Pillowcase
Brand	Disney	Disney	MiracleClean	—	Monkey Josi
Class	2	4	2	4	4
Size	—	—	—	—	—
Color	Red	Pink	Blue	Light Gray	Brown
Standard Price (JPY)	800	2400	1300	12000	3000
Product name	+4 Normal Nonwoven Fabric Doraemon	Ordinary Cool Doraemon Embroidery with Filter	Ordinary Filtered Gauze POLO RL1-SB	Orobianco 23601202 A	Hydro Silver Titanium Mask Case

Sold by	川辺	川辺	川辺	川辺	Sun Ace
Product categories	Mask	Mask	Mask	Mask	Mask Case
Model	Nonwoven Fabric	Cool Gauze Mask With Protective Filter	Gauze Mask With Protective Filter	Gauze Mask With Protective Filter	—
Brand	Doraemon	Doraemon	POLO	Orobianco	—
Class	4	3	3	3	2
Size	Ordinary	Ordinary	Ordinary	Ordinary	—
Color	Blue	Pink	Sack	Black	White
Standard Price (JPY)	500	1200	3600	1200	2700

Product name	Gim Hydro Jersey Cool T-Shirt	Gim Hydro Silver Titanium Kanoko BD Polo	Hydro Silver Titanium® Emergency Towel Bath Towel	Hydro Silver Titanium® Dish Towel	Compression Deodorizing Knee Socks

Sold by	Gim	Gim	成願	成願	助野
Product Categories	T-shirt	Polo Shirt	Towel	Towel	Socks
Model	—	—	Bath towel	—	Compression Deodorizing Knee Socks
Brand	—	—	—	—	—
Class	4	4	4	4	4
Size	L	M	—	—	L (23-25cm)
Color	Sumikuro	Pink	White	Light Blue	Gray
Standard Price (JPY)	3900	9900	3000	1800	1500
Product name	Ozone Generator With Odor Sensor and Replacement Sheet Set	Mizuno Hydro V-Neck Shorts	Mizuno Hydro Mouth Cover

Sold by	Tsuchiya Yac	Mizuno	Mizuno
Product Categories	Ozonizer	Underwear	Mouse Cover
Model	Car Accessories	—	—
Brand	Tsuchiya Yac	Mizuno	Mizuno
Class	10	4	4
Size	—	L	M
Color	—	White	White
Standard Price (JPY)	5980	3800	1400

Together, these offerings serve as both revenue drivers and strategic platforms for brand-building, reinforcing DRC’s commitment to innovation in health-focused materials and expanding DRC’s presence across consumer and clinical markets.

“Hydro Silver Titanium® therapeutic masks”

Background

Hay fever, also known as seasonal allergic rhinitis, is an allergic reaction triggered by airborne pollen. It occurs when the immune system mistakenly identifies pollen as a harmful substance and overreacts by releasing histamines and other chemicals, leading to inflammation in the nasal passages and eyes.

The primary causes of hay fever include pollen from trees, grasses, and weeds. In Japan, the most common culprits are cedar and cypress trees, while in Europe, grasses such as orchard grass and birch trees are the main sources. In North America, ragweed is the predominant allergen. These plants release large quantities of pollen during specific seasons, which can travel long distances through the air and trigger allergic reactions in sensitive individuals.

The typical symptoms of hay fever include sneezing, a runny or congested nose, itchy or watery eyes, and an itchy throat or ears. Many sufferers also experience fatigue and a reduced sense of smell, which can significantly impact daily life and productivity.

Hay fever has become a widespread health issue in Japan, affecting more than 40% of the population, according to Ministry of Health, Labour, and Welfare of Japan. Globally, the prevalence of hay fever is increasing, with studies indicating that climate change is contributing to higher pollen counts and longer allergy seasons.

Global Overview of Major Hay Fever Triggers:

Region	Main Causative Plants (Season)	Key Characteristics
Japan	Cedar, Cypress (February to May) Ragweed, Mugwort (August to October)	• Wide dispersal (tens to 100+ km) • Surge due to postwar reforestation • Although the dispersal range is limited, the pollen count is high and is often associated with asthma.
Europe	Grass family, Birch (May to August)	• Short-range dispersal • Proximity to residential areas
North America	Ragweed (August to October)	• Highly allergenic • Large-scale pollen release

Limitations of Current Standard Care

Current treatment strategies for hay fever include antigen avoidance, drug therapy, immunotherapy, and surgical interventions. While these approaches offer symptom relief, they often come with side effects:

Treatment Method	Examples	Common Side Effects
Antigen Avoidance	Mask Glasses	Skin irritation Discomfort
Drug Therapy	Antihistamines Steroids Biologics Vasoconstrictors	Drowsiness Fatigue Dry mouth Reduced concentration Digestive issues
Immunotherapy	Subcutaneous Sublingual	Mouth ulcers Swelling Itching
Surgical Therapy	Nasal mucosa or cavity surgeries	Bleeding Pain Infection

Among these treatment strategies, drowsiness from drug therapy has emerged as a major social and economic concern, particularly for individuals operating vehicles or machinery. Studies estimate productivity losses equivalent to over 2% of Japan’s GDP, or approximately JPY 10 – 13.9 trillion (US$66.45 billion – US$92.36 billion) annually. Therefore, DRC aims to design its therapeutic masksto be free from such side effects, and therefore to position its masks as a compelling alternative to conventional treatments.

Our Innovative Solution — Hydro Silver Titanium® therapeutic masks

The Hydro Silver Titanium® masks that DRC currently sells to consumers in Japan are classified as consumer non-therapeutic goods, also known as “miscellaneous goods” in Japan. Separately from these, DRC has been developing Hydro Silver Titanium® therapeutic masks by applying HST technology to the medical field, aiming to obtain certification as a medical device.

Currently, consumer non-therapeutic masks are not classified as medical devices in Japan, and there is no corresponding regulatory framework for regulating such masks. DRC is engaged in repeated dialogues with the PMDA to establish a new product category for therapeutic masks as medical devices.

Generally, the regulatory treatment in Japan differs significantly between “miscellaneous goods” and “medical devices.” General-use masks are classified as “miscellaneous goods” and are managed by the manufacturer’s voluntary standards, but specific efficacy and effects cannot be displayed on the label of such goods. On the other hand, if a mask becomes regulated as a medical device (Class II), strict quality control such as compliance with QMS ordinances is mandatory. In terms of performance, general-use masks are limited to partial tests under JIS T9001, while in contrast, therapeutic masks (medical devices (Class II)) require biological safety tests and stability tests, tests to confirm proteolytic action on cedar pollen antigens, etc., and clinical trials. As a result, medical devices in Japan can claim specific efficacy and effects upon specifying the PMDA approval/notification number on the packaging, and the inclusion of a package insert is also mandatory. The difference of regulatory regimes in Japan between general-use consumer masks and therapeutic masks are summarized in the table below:

Classification	General-use Mask	Therapeutic Mask
Legal Definition	Miscellaneous Goods (Sundries)	Medical Device (Class II)
Required Tests	Partial performance tests of JIS T9001 general-use masks [BFE, PFE, VFE, Pollen particle collection efficiency, Pressure drop, etc.]

(1)    Biological safety

(Cytotoxicity test, Sensitization test, Intracutaneous reactivity test, TK test, etc.)

(2)    Stability and Durability

(Accelerated test, Long-term storage test)

(3)    Tests supporting device performance

(Properties, Dimensions, Adhesion amount, Allergen reduction rate, Elution)

(4)    Tests supporting device efficacy

(Proteolytic action confirmation test, Cedar pollen antigen proteolytic action confirmation experiment, Pollen extract reduction effect confirmation test using fluorescent protein measurement method, Cedar pollen allergen reduction effect confirmation test [Reaction time, Added amount], Partial performance tests of JIS T9001 general-use masks [BFE, PFE, VFE, Pollen particle collection efficiency, Pressure drop, etc.])

(5)    Clinical trials

Classification	General-use Mask	Therapeutic Mask
Quality Management (QMS)	Manufacturer’s voluntary standards	Compliance with QMS ordinance (Manufacturing control/Quality control)
Labeling	High degree of freedom (Design oriented) Cannot state efficacy/effects	Specification of “Medical Device” Specification of Approval/Notification Number Can state efficacy/effects
Package Insert	None	Yes

One of the most promising applications of HST technology is DRC’s Hydro Silver Titanium® line of therapeutic masks, developed to treat seasonal allergic rhinitis and perennial allergic rhinitis. Unlike conventional masks and other non-HST masks sold by DRC that merely block airborne particles, the Hydro Silver Titanium® therapeutic mask, currently marketed as a non-therapeutic consumer mask, features a four-layer structure, with the second layer made of Hydro Silver Titanium® Sheet, designed to alleviate hay fever symptoms by capturing and neutralizing pollen antigens that enter the mouth and nose. The titanium oxide component of Hydro Silver Titanium® Sheet generates active oxygen, which aims to denature and decompose the protein structures of pollen antigens. This process prevents the allergens from reaching the nasal mucosa and suppresses the antigen-antibody reaction — specifically the binding of IgE antibodies to mast cells in the nasal lining — that triggers symptoms such as sneezing, nasal congestion, and runny nose.

The Hydro Silver Titanium® therapeutic mask aims to produce the following benefits:

•        Drug-free symptom relief without drowsiness or systemic side effects

•        Continuous pollen antigens denaturation and decomposition during use

•        Antimicrobial action through the denaturation and decomposition of proteins that constitute bacteria and viruses

•        Safe and comfortable for daily wear, including by sensitive populations

•        Potential for future clinical validation through completion of ongoing trials and regulatory consultations with the PMDA in Japan

Subject to PMDA regulatory clearance, DRC targets the commercial release of the seasonal allergic rhinitis treatment mask in 2028, followed by the perennial allergic rhinitis treatment mask in 2030. These products are expected to represent a significant advancement in allergy relief and establish a new category of therapeutic masks in the global healthcare market. The Hydro Silver Titanium® therapeutic mask exemplifies DRC’s strategy of leveraging consumer wellness products to build brand equity and facilitate a transition into clinical-grade solutions.

Regulatory Engagement

DRC has actively engaged in multiple consultations with the PMDA in Japan to seek its guidance on the medical device certification process for its Hydro Silver Titanium® therapeutic mask. As medical masks are not currently an established category within PMDA’s regulatory framework, DRC has worked closely with the PMDA to align with evolving standards for efficacy and safety, while PMDA is also considering the regulatory pathway for this emerging product class.

The timeline of DRC’s regulatory engagement with PMDA regarding the Hydro Silver Titanium® sheet includes the following key milestones:

•        August 30, 2017:    Received PMDA guidance on biological safety evaluation and elution specification requirements.

•        December 13, 2019:    Protocol consultation for clinical trial HATS-03-01.

•        January 13, 2021:    Protocol consultation for clinical trial HATS-03-02.

•        December 1, 2022:    Pre-development consultation regarding non-clinical studies.

•        February 2, 2023:    Evaluation consultation regarding clinical trial results for clinical trial HATS-03-03.

•        March, 2023:    Application filed to PMDA to certify Hydro Silver Titanium® sheet as a medical device.

•        March, 2024:    Denial of Hydro Silver Titanium® sheet medical device application by PMDA due to concerns regarding alignment between the proposed indication and evaluation metrics and variability in usage among subjects.

•        November 6, 2025:    Consultation with Ministry of Health, Labour and Welfare of Japan regarding the feasibility of the therapeutic mask as a medical device.

The Hydro Silver Titanium® sheet, the key distinguishing technology used in DRC’s masks, has been developed with the goal of commercialization as a medical-grade product aimed at improving allergic rhinitis with a new mechanism of action. Due to its innovation, this product was awarded a grant of 882,000 yen in 2023 from the PMDA as part of the government’s support project for the development of advanced medical technologies. In March 2023, DRC compiled the final clinical trial and filed an application for manufacturing and marketing approval with the PMDA. In March 2024, the product proceeded to the Committee on Medical Devices and In Vitro Diagnostics of the Pharmaceutical Affairs and Food Sanitation Council, where the Ministry of Health, Labour and Welfare (MHLW) consulted on whether final approval is possible. However, approval was not obtained due to discussions regarding “Interpretation of the statistical analysis set based on statistical principles for clinical trials” and “Clinical significance of the results of primary endpoints regarding the efficacy of this product,” and a review of the sales plan became necessary.

In the clinical trials for this product, DRC strictly adhered to the clinical trial protocols agreed upon with PMDA, which included excluding inappropriate cases during the case review meeting prior to “key-open”. However, during the regulatory review for the approval of this product, a difference in interpretation arose between PMDA and DRC regarding the definition of the analysis population during the review process. As a result, it was determined that the evaluation should be conducted using the analysis population that includes the cases excluded during the case review meeting. DRC has held multiple consultations with PMDA and has reached an agreement regarding the interpretation of the analysis population. Under the guidance of PMDA, DRC has proceeded with the development of the next protocol.

Subsequently, DRC decided to continue clinical trials toward manufacturing and marketing approval and worked on further improving the basic performance and stability of this product. On October 14, 2025, DRC was urged to consult with the Ministry of Health, Labour and Welfare of Japan (MHLW) regarding the feasibility of the Hydro Silver Titanium® therapeutic mask as a medical device. In the consultation with the MHLW held on November 6, 2025, DRC received advice that if a mask were made a medical device, a minor change notification or a partial change application would be required every time DRC considered implementing changes to shape, form, color, etc. after manufacturing and sales approval. To eliminate such complexity, MHLW suggested that DRC instead develop the Hydro Silver Titanium® sheet as a medical device to make it highly versatile and applicable to products containing the sheet. DRC has accepted such advice and are promoting development with the goal of a clinical trial in 2027, after reconstructing the necessary non-clinical and basic data of the Hydro Silver Titanium® medical device sheet. The consultation with PMDA for each of the clinical trials conducted so far on the Hydro Silver Titanium® sheet and DRC’s plan for the trials according to PMDA’s guidance are set forth below.

Inquiry	PMDA’s Guidance	DRC’s Response/Plan
Clinical Trial HATS-03-01 (Protocol consultation, from clinical trial notification)
Inclusion of pregnant women

If it can be sufficiently demonstrated that the active ingredient (1) does not come into contact with the nasal or oral mucosa; (2) is not absorbed into the body; and (3) does not transfer to the placenta or breast milk, it is possible to include pregnant and lactating women in the clinical trial.

However, discussions are necessary regarding the dosage, detection sensitivity, test methods, and validity of the results.

Decided not to include pregnant women.

Inquiry	PMDA’s Guidance	DRC’s Response/Plan
Efficacy evaluation items

It is considered appropriate to evaluate the efficacy of this product by measuring the improvement in nasal symptoms, similar to other allergic rhinitis treatments.

Measuring the change from baseline in the 4 Total Nasal Symptom Score (4TNSS), which is the total score of four symptoms (sneezing, runny nose, nasal congestion, and nasal itching), is recommended.

It is acceptable to include itchy eyes to make it a 5 Total Symptom Score (5TSS) as a secondary endpoint.

Decided to adopt 4TNSS as primary endpoint and 5TNSS as secondary endpoint.
Safety evaluation items	The worsening of hay fever symptoms related to the efficacy evaluation will not be excluded from the scope of safety, but will be included as one of the adverse events.	All adverse events, including lab abnormalities, were included.
Target number of cases

It is strongly recommended to conduct an exploratory clinical trial in advance to estimate the degree of effect.

If an exploratory clinical trial is not conducted, it is necessary to demonstrate, based on evidence, that the difference in the amount of change between this product and placebo is clinically significant, taking into account the number of cases in the pharmaceutical product.

Based on the test plan and results of Desalex (drug), the number of cases was set at 100 in each group (200 in total).
Study design

In addition to nasal symptoms, patients should also report their impressions of using the mask (presence or absence of odor, change in odor after reaction with moisture in the breath, discomfort/dryness in the throat, shortness of breath) in the questionnaire

Following PMDA’s guidance, DRC also set up a questionnaire survey on usability.
Holder to support the sheet (accessory)	If the use of masks other than the investigational mask is permitted, it is necessary to show that the fineness of the mesh does not affect efficacy.	The use of general masks was not permitted; only the investigational product was used.

The trial period was from February 20, 2020 (First Patient In, FPI) to April 6, 2020 (Last Patient Out, LPO), and efficacy evaluation was performed on 104 cases in the HATS-03 group and 106 cases in the placebo group, for a total of 210 cases. The efficacy observation period was 2 weeks, and the primary endpoint was the change from the baseline score of the Total Nasal Symptom Score (4TNSS). The mean (standard deviation) of the change from baseline was -3.05 (2.139) in the HATS group and -2.98 (1.966) in the placebo group. The difference in 4TNSS change between the two groups was -0.074 (95% confidence interval -0.642, 0.494), p=0.7984, and no statistically significant difference was observed. Safety was evaluated in the safety analysis set of 210 cases, and the incidence of adverse events was 17.3% in the HATS group and 16.0% in the placebo group. No serious adverse events occurred, and all were mild adverse events.

Clinical Trial HATS-03-02 (Protocol consultation, from clinical trial notification)
Mask to be used during the screening period	The use of masks during the screening period is acceptable based on the results of HATS-03-01.	During the screening period, both the active and placebo groups were required to wear masks.
Baseline scores and how to use them	Setting a baseline score while using a mask during the screening period is acceptable.	The baseline score was set while using the screening period mask.

Inquiry	PMDA’s Guidance	DRC’s Response/Plan
Setting selection criteria

The proposal to set the selection criteria as: a score of 7 or higher for 4TNSS, and a score of 2 or higher for nasal congestion for the three days before the treatment period, as reported by the subject, is acceptable, considering clinical trials of other drugs and the severity classification (moderate or severe) in clinical practice guidelines.

Criteria was set to a score of 7 or higher for 4TNSS, and a score of 2 or higher for nasal congestion for the three days prior to randomization.
Setting sample size	It is acceptable to design the number of patients based on the results of HATS-03-01.	Based on the score difference between the two groups in the previous clinical trial, the sample size was set to 120 patients for each group (240 in total).

The trial period was from February 18, 2021 (FPI) to April 3, 2021 (LPO), and efficacy evaluation was performed on 129 cases in the HATS-03 group and 128 cases in the placebo group, for a total of 257 cases. The efficacy observation period was 2 weeks, and the primary endpoint was the change from the baseline score of the Total Nasal Symptom Score (4TNSS). The mean (standard deviation) of the change from baseline was -1.73 (2.161) in the HATS group and -1.85 (2.093) in the placebo group. The difference in 4TNSS change between the two groups was 0.121 (95% confidence interval -0.422, 0.665), p=0.6617, and no statistically significant difference was observed. Also, safety was evaluated in the safety analysis set of 380 cases, and the incidence of adverse events was 5.4% in the HATS group and 1.6% in the placebo group. No serious adverse events occurred, and all were mild adverse events.

Clinical Trial HATS-03-03 (General consultation, from clinical trial notification)
Name change for screening/treatment periods	Acceptable.	To reduce the placebo effect and psychological influences that may accompany the transition between the screening and treatment periods, the names were changed to Period I and Period II.
Review of 4TNSS score in selection criteria	Based on the results of the HATS-03-02, a review of the criteria is acceptable because wearing a placebo mask during the screening period may result in a reduction in the inclusion score level.	As assessed by a physician, the score for 4TNSS was set at 7 or higher on the start date of Period II.
Clinical trial equipment to be used	Acceptable.	To reduce the psychological effects, the colors of the devices used in Phases I and II were unified. In addition, DRC devised measures to further increase the allergen reduction rate of this product.
Next Scheduled Trial
Manufacturing and non-clinical studies	Ongoing consultation with PMDA now. No formal guidance yet.	Discussions with PMDA are ongoing.

The trial period was from February 16, 2022 (FPI) to April 13, 2022 (LPO), and efficacy evaluation was performed on 139 cases in the HATS-03 group and 137 cases in the placebo group, for a total of 276 cases. The efficacy observation period was 2 weeks, and the primary endpoint was the change from the baseline score of the Total Nasal Symptom Score (4TNSS). The mean (standard deviation) of the change from baseline was -1.48 (0.770) in the HATS group and -0.84 (0.770) in the placebo group. The difference in 4TNSS change between the two groups was -0.611 (95% confidence interval -0.786, -0.436), p<0.0001, and a statistically significant difference was observed. Also, safety was evaluated in the safety analysis set of 406 cases, and the incidence of adverse events was 5.4% in the HATS group and 5.4% in the placebo group. No serious adverse events occurred; moderate adverse events were 2.0% (HATS group 1.5%, placebo group 2.5%), and mild adverse events were 3.4% (HATS group 3.9%, placebo group 3.0%).

Preclinical Safety Evaluation and Clinical Trials

From 2017 to 2019, a series of preclinical studies were conducted to evaluate the safety and efficacy of the Hydro Silver Titanium® Sheet:

•        Acute Toxicity Tests:    Oral administration tests using rats tended to corroborate the safety of titanium oxide, silver and hydroxyapatite with no deaths or abnormalities observed. The No Observed Adverse Effect Level (NOAEL) was determined to be ≥2000 mg/kg.

•        Principle Verification Tests:    These included protein decomposition tests, pollen extract reduction efficacy tests, and cedar pollen allergen reduction efficacy tests. Such tests tended to show that active oxygen generated by titanium oxide denatures and decomposes allergens on the mask’s nonwoven fabric.

•        Toxicokinetics (TK) Test:    Conducted to assess systemic safety, the test tended to show that titanium oxide and silver do not migrate into the bloodstream, thereby supporting the product’s safety profile.

•        Biological Safety Tests (2022):    Cytotoxicity, sensitization, and intradermal reaction tests were performed to evaluate the mask’s biocompatibility. These tests tended to corroborate that the Hydro Silver Titanium® Sheet may be safe for short-term use in contact with the nose and mouth.

The Hydro Silver Titanium® therapeutic mask aims to be classified as a short-term use medical device (more than 24 hours but less than 30 days) intended for contact with the nasal and oral regions. Biological safety evaluations were conducted in accordance with guidelines published in 2020 by the PMDA and with OECD TG417 standards. The results are summarized below in Table 8.1:

Table 8.1 Summary of biological safety evaluation

Test items	Test Method	Result	Testing Facility
Cytotoxicity	PMDA No. 0106-1, ISO 10993-5:2009(E)	Moderate toxicity observed	Food and Drug Safety Center, Hadano Research Institute
Sensitization	PMDA No. 0106-1, ISO 10993-10:2021, ISO 10993-12:2021	Negative
Intradermal Reaction	PMDA No. 0106-1, ISO 10993-10:2021, ISO 10993-12:2021	Negative
Toxicokinetics (TK)	OECD TG417	Blood migration was not observed	LSI Medience Corporation

The testing showed moderate cytotoxicity, while sensitization and intradermal reactivity were negative. Furthermore, blood migration was not observed. Although narrative statements suggest that systemic exposure is minimal, regulators may require specific follow-up testing or risk-mitigating labeling based on these results. Depending on outcomes, product claims, indications, or usage parameters could be constrained, which would influence the overall clinical and market value proposition.

Following promising preclinical results, three clinical trials were conducted under the authorization of the PMDA to evaluate the safety and efficacy of the Hydro Silver Titanium® Sheet. The summary of three clinical trials is shown below:

Trial ID	HATS-03-01	HATS-03-02	HATS-03-03
Type	Exploratory	Exploratory	Confirmatory
Purpose	Efficacy & Safety
Devices	Hydro Silver Titanium® Sheet therapeutic mask vs. Nonwoven placebo
Design	Double-blind, placebo-controlled
Subjects and Selection Criteria	• Patients with seasonal allergic rhinitis, ages between 20 to 65 years old • 4TNSS (evaluated by medical doctors) ≥8 on the first day of screening

•   Patients with seasonal allergic rhinitis, ages between 20 to 65 years old

•   4TNSS (evaluated by medical doctors) ≥8 on the first day of screening

•   4TNSS (baseline score self-reported by patients) ≥7

•   Nasal congestion (baseline score self-reported by patients) ≥2

•   Patients with seasonal allergic rhinitis, ages between 20 to 65 years old

•   4TNSS (evaluated by medical doctors) ≥8 on the first day of Phase I

•   4TNSS (evaluated by medical doctors) ≥7 on the first day of Phase II

Participants	210 (104 test/106 controlled)	257 (129 test/128 controlled)	406 (204 test/202 controlled)
Outcome Summary	No safety issues observed; Efficacy not statistically proven, but post-hoc analysis showed significant difference	Placebo group showed unexpected symptom improvement during screening, masking treatment effect	No safety issues observed; In the FAS, the HATS-03 group showed a significantly greater improvement in 4TNSS compared to the placebo group

To date, DRC has completed three rounds of testing.

Across all three trials, the incidence of adverse events was low, with no serious adverse events or device-related failures reported. Both the test and placebo groups exhibited similar safety profiles, and no deaths occurred.

Based on the most recent communication with PMDA, DRC is preparing to conduct a new clinical trial for the Hydro Silver Titanium® Sheet during the 2027 pollen season (February or March 2027). Subsequently, DRC aims to submit an application for approval of the Hydro Silver Titanium® Sheet sometime in 2027. Based on current progress and feedback from PMDA, DRC anticipates that this upcoming clinical trial may be the final step needed to secure PMDA approval. This collaborative and iterative process positions DRC’s Hydro Silver Titanium® therapeutic mask as a potential first-in-class certified medical mask in Japan, reflecting both regulatory innovation and commitment to public health standards.

Broader Applications and Market Potential

Beyond masks, HST technology has broad potential across multiple sectors, including:

•        Air purification systems for homes, hospitals, and public spaces

•        Medical textiles and wound dressings with antimicrobial properties, diapers, sanitary products, and sheets for pressure ulcers and cancerous necrosis

•        Protective clothing and uniforms for healthcare and industrial workers

•        Consumer products such as bedding, curtains, and filters for allergy sufferers

•        Sportswear and towels for athletes

Unlike pharmaceuticals, which rely on the systemic absorption of active ingredients, HST technology’s contact-based mechanism as a medical device makes it especially valuable for pregnant women, professional drivers, athletes, and others who must avoid medications or performance-impairing side effects.

Ongoing Development and Strategic Partnerships

DRC is actively expanding the application of HST technology through clinical research, product development, and regulatory engagement. To accelerate commercialization and global adoption, DRC is open to strategic partnerships and third-party collaborations across healthcare, consumer goods, and industrial sectors. As part of DRC’s international outreach, DRC is currently engaged in ongoing discussions regarding a city-scale insect control project in Singapore, which aims to utilize HST technology and Anywhere Sheet products for mosquito population management. This initiative represents a novel application of HST technology in urban public health and vector control, and reflects the versatility of DRC’s platform in addressing diverse environmental and health challenges.

2.    AI-Driven In Vitro Diagnostic Kits

Background

The COVID-19 pandemic marked a turning point in global public health, highlighting the urgent need for rapid, accurate, and scalable diagnostic technologies. SARS-CoV-2, the seventh known coronavirus to infect humans, is a single-stranded, positive-sense RNA virus enveloped by a lipid membrane. Its spike protein, which facilitates viral entry into host cells, is a key target for both diagnostics and immune response. The virus’s rapid global spread and high transmissibility led to a pandemic that has infected an estimated 700 million people and caused more than 7 million deaths worldwide, disrupting healthcare systems, economies, and societies on an unprecedented scale.

In response to the emergence of SARS-CoV-2 in late 2019, DRC initiated the development of in vitro diagnostic reagents in collaboration with the RIKEN Institute. This strategic partnership was formed with the goal of equipping healthcare systems with advanced tools to detect and respond to novel viral threats.

Limitations of Existing Diagnostic and Treatment Infrastructure

During the COVID-19 pandemic, the limitations of existing diagnostic testing methods became increasingly evident. While Polymerase Chain Reaction (PCR) testing was the gold standard for detecting SARS-CoV-2 thanks to its high sensitivity and accuracy, it was constrained by several factors: high costs, limited availability of testing equipment, the need for specialized personnel, and long turnaround times. In Japan, these tests could only be conducted at designated medical institutions, creating access bottlenecks and delays in diagnosis. As demand surged, the market saw the emergence of unapproved and unreliable testing kits, which often produced false positives or negatives, contributing to public confusion, unnecessary behavioral restrictions, and increased risk of viral spread. In addition to PCR, other standard diagnostic methods include culture-based diagnostics and metagenomic sequencing. While these methods offer high accuracy, they are also time-consuming, expensive, and most importantly, require complex laboratory infrastructure and skilled operators, and are not practical for widespread, routine use by the general public.

DRC’s Diagnostic Innovation — the AI-Driven In Vitro Diagnostics Kits

To address these challenges, DRC is developing a next-generation diagnostic solution in collaboration with Dr. Shigeyuki Yokoyama, who was affiliated with RIKEN, Japan’s largest and most comprehensive research organization for basic and applied science and a world leader in a diverse array of scientific disciplines, at the time of joint development. The goal is to create a low-cost, easy-to-use, and highly accurate testing system that delivers results within minutes. The AI-driven in vitro diagnostics (IVD) kits consist of two components: a test tape and a smartphone application (the DRC App). The kits are designed to detect both infectious diseases and allergens, using a reverse correlation and competitive displacement immunoassay, enhanced by AI-powered image recognition and machine learning. By integrating enzyme-linked immunosorbent assay (ELISA) techniques with advanced image analysis, DRC’s system aims to detect specific antigens associated with pathogens and allergens with high precision. This approach eliminates the need for centralized labs or trained technicians, making it suitable for use in both clinical and non-clinical settings.

The technology used in the test tape was co-developed by DRC and Dr. Shigeyuki Yokoyama at RIKEN, and is the subject of a joint patent application filed on December 12, 2022 for Japanese and U.S. patents for “Inspection Method and Inspection Kit for Detecting Target Substance”, which are currently under review. In connection with the joint application, DRC and RIKEN entered into a joint patent application agreement dated March 6, 2023 (amended November 6, 2025), which specifies that the patent is jointly owned, with RIKEN holding 85% of the equity interest and DRC holding 15% equity interest in the patent. Expenses are allocated proportional to the equity interest, except that during the “Priority Negotiation Period” and the period when DRC has established “Exclusive Implementation Rights,” DRC bears the full amount of related patent expenses. Under this agreement, RIKEN retains rights in the patent for non-commercial uses only (e.g., academic research) and has agreed not to commercially exploit or license the patent without prior negotiation with DRC. DRC has a priority period from the patent application date to December 11, 2028 during which it has the right to negotiate the terms of commercialization with RIKEN. Any commercialization rights, including the right to implement or sublicense the patent, are subject to separate negotiation and agreement between the parties. After the expiration of the priority period, any license to third parties by RIKEN or DRC requires the prior consent of the other party. This agreement is valid from the application date of the patent until all rights arising from the invention have expired. A translated copy of the Patent Share Transfer Agreement between DRC and Riken is attached as Exhibit [1].

DRC has commissioned StaGen Co., Ltd. (StaGen) to develop the DRC App, the “Positive/Negative Judgment AI System for Antigen Test Sheet”, for DRC. Under the terms of the commission agreement between DRC and StaGen dated March 10, 2025, StaGen shall develop two AI systems: “Sample Image Creation AI” and “Color Identification AI”, and the copyrights of the commissioned work under such agreement, including the DRC App, shall belong to DRC upon full payment of the commission fee by DRC to StaGen. A translated copy of the joint patent application agreement between DRC and StaGen is attached as Exhibit [1].

DRC plans to conduct clinical trials in Japan in 2027 toward medical device certification of the IVD kits, obtain regulatory approval in 2028, and launch commercially in Japan by the end of 2028.

AI-enabled IVD Kits for Infectious Diseases

The infectious disease detection kits utilize test tapes and DRC App that aims to detect infectious disease by taking a photo of the test sample. The objective of the DRC App is to analyze and detect the subtle presence or absence of a target protein based on the differences in color development on the test tape, using AI-powered image analysis technology. This theoretically enables the generation of infection results in a matter of minutes, which would be dramatically faster than conventional PCR tests that typically require 2 to 3 hours to produce results. The infectious disease detection kits are designed for broad applicability across multiple diagnostic domains:

(1)    Droplet infection:    COVID-19, Influenza

(2)    Contact inection:    Chlamydia, Gonorrhea, Syphilis

(3)    Airborne infection:    tuberculosis, measles, chickenpox, mycoplasma

(4)    Vector-borne infection:    malaria, dengue fever

The intended mechanism of action of DRC’s AI-enabled IVD kits for infectious diseases is presented below:

Compared to conventional RT-PCR tests, if its intended mechanism of action can be achieved, this platform would seek to reduce testing costs per sample by approximately 99% and turnaround time by 90%, while eliminating the need for cold chain storage. Multiplex panel kits were developed and validated by 2024, enabling self-administered testing with smartphone-based AI image analysis. The AI-enabled IVD kits for infectious diseases currently under development by DRC aims to achieve the following innovations and features as compared to PCR:

•        Contactless operation to reduce infection risk

•        AI-based image analysis for automated results

•        IoT-enabled epidemiological surveillance

•        Patient tracking and movement history integration

•        Connected care capabilities for remote testing and treatment

In a preclinical study conducted at Yokoyama Laboratory, prototype test strips designed to detect the SARS CoV 2 Wuhan strain were evaluated using a simulated specimen. The simulated specimen consisted of a solution containing commercially available SARS CoV 2 spike protein intended to mimic saliva samples and to provide a controlled, uniform test environment. Images of the test strips were captured before immersion in the simulated specimen and again 15 minutes and 25 minutes after immersion. These images were analyzed using a convolutional neural network (CNN) trained to classify test strip results as positive or negative. Based on this analysis, the estimated probability of a positive result increased from 0.0130 before immersion to 0.9489 after 15 minutes and 0.9774 after 25 minutes. In contrast, test strips immersed in a negative solution produced extremely low estimated positive probability scores (0.0002, 0.0025 and 0.0007 for three separate test strip images). These results supported the feasibility of DRC’s AI based detection approach using image analysis of test strips and demonstrated that the prototype system could generate a positive signal under controlled preclinical conditions within approximately 15 to 25 minutes. By comparison, polymerase chain reaction (PCR) testing for SARS CoV 2 typically requires approximately two to three hours to generate results.

The preclinical study used a simulated specimen rather than actual clinical samples. As a result, the study was designed to evaluate the feasibility of the detection mechanism and the practical manufacturability of the test strips, rather than to measure clinical performance. Clinical specimens such as saliva may exhibit variable viral loads, sample quality and potentially interfering substances and therefore may not perform in the same manner as the simulated specimen used in this preclinical study. DRC has not yet conducted studies evaluating the performance of the test strips using saliva or other clinical specimens. Future clinical performance studies are expected to evaluate sensitivity and specificity using actual patient sample.

AI-enabled IVD Kits for Allergens

DRC’s AI-enabled IVD kits for allergens are designed in two formats. One format involves applying food to a test tape and photographing it with the DRC App, while the other format allows direct food photography. Both utilize AI image recognition technology to identify depigmentation and antigen-antibody reactions to detect allergens such as eggs, milk, wheat, soba noodles, peanuts, shrimps, and crabs, as well as poisoning bacteria or natural toxins including norovirus, E. coli O157, salmonella, staphylococcus, poisonous mushrooms, pufferfish, shellfish. DRC believes that the latter may have the potential to be scalable for industrial use, such as integration into conveyor belts at food factories to perform high-volume allergen screening.

Broader Applications and Market Potential

Beyond diagnostics, DRC plans to build a global digital health infrastructure powered by AI to support scalable, real-time disease detection and public health management. This system is designed to extend the reach of healthcare and improve resilience across diverse settings.

Key intended applications of such infrastructure include:

•        Food allergen detection using smartphone-based test tape imaging

•        Infectious disease alerts and risk mapping for real-time epidemiological monitoring

•        Remote diagnostic support systems to alleviate pressure on medical institutions

These solutions are intended for both business-to-business (B2B) and business-to-consumer (B2C) markets and are particularly suited for disaster response, rural medicine, and home-based care. By enabling decentralized, accessible, and intelligent health services, DRC aims to contribute to a more responsive and equitable global healthcare ecosystem.

3.    Our Drug Candidate: Treatment for Parkinson’s Disease — ATP Enhancer (Febuxostat + Inosine)

Background

Parkinson’s disease (PD) is a chronic, progressive neurodegenerative disorder that primarily affects motor function. It is caused by the gradual loss of dopamine-producing neurons in the brain, leading to symptoms such as tremors, muscle rigidity, bradykinesia (slowness of movement), and postural instability. In addition to motor symptoms, PD can also result in non-motor complications including cognitive decline, mood disturbances, and sleep disorders. Although the exact cause of PD remains unknown, mitochondrial dysfunction and impaired energy metabolism have been identified as central contributors to its pathology.

Dopaminergic neurons rely on adenosine triphosphate (ATP) — often referred to as the “energy currency of the cell” — to function and survive. When ATP levels are insufficient, these neurons lose their ability to maintain normal cellular processes and eventually die, resulting in reduced dopamine production and the onset of PD symptoms. Currently, the most widely used treatment for PD is the administration of levodopa (L-DOPA), a dopamine precursor that temporarily restores dopamine levels in the brain and alleviates motor symptoms. However, levodopa and other dopamine replacement therapies do not address the underlying neuronal degeneration. Over time, their effectiveness tends to decline as the disease progresses and the body adapts to the treatment. As time passes, patients often require increasing doses, which can lead to motor fluctuations and side effects such as dyskinesia. Moreover, these therapies do not prevent the continued loss of dopamine-producing neurons, meaning the root cause of PD remains unaddressed.

According to the World Health Organization (WHO), the number of people with Parkinson’s disease (PD) worldwide has been increasing with the aging population, exceeding 8.5 million in 2019, and some neurologists have expressed concerns about a “PD pandemic.” (The number of patients in Japan was 289,000 in 2020, and the number in the United States was 1.11 million, which is projected to reach 1.2 million by 2030.) Therefore, there is an urgent need for disease-modifying therapies that go beyond symptom management and target the fundamental mechanisms of neurodegeneration.

Overview of Our Drug Candidate

DRC’s candidate therapy aims to address this unmet need by enhancing cerebral ATP levels through a novel combination of two existing drugs: febuxostat (a xanthine oxidase inhibitor, widely used mainly for the treatment of gout and hyperuricemia) and inosine (a purine metabolism precursor, a compound with a wide range of applications including as a food additive, pharmaceutical, and research reagent). For its drug development, DRC is collaborating with Dr. Naoyuki Kamatani, the clinical developer of febuxostat and a leading figure in the field of genomic analysis in Japan, who formerly served as Director of the RIKEN Center for Genomic Medicine. Based on his extensive experience, this combination of two existing drugs has been shown to elevate systemic levels of hypoxanthine, a key intermediate in the purine salvage pathway and a direct precursor of ATP. Hypoxanthine is capable of crossing the blood-brain barrier, where it may contribute to increased ATP production in the brain. This approach targets mitochondrial dysfunction and ATP deficiency — core pathological features of PD — and represents a potential paradigm shift from symptomatic relief to disease modification.

Mechanism of action of ATP enhancer
【XOR inhibitor (febuxostat) + inosine】

The brain's ATP turns over 6,000 times a day
XOR Inhibitors
4.5 mmol
Inosine
X
Hypo
UA
liver
(XOR+)
4.5 mmol
Hypoxanthine
Blood (XOR -)
ATP
3.9 mmol
Hypo
Brain (XOR-)

Hypo: hypoxanthine

XOR: xanthine oxidoreductase

XOR inhibitors:

Allopurinol Febuxostat

- The target enzyme XOR is not expressed in the brain. XOR inhibitors inhibit XOR in the liver, thereby increasing Hypo in the liver and blood.
- Hypo crosses the blood-brain barrier (BBB), enters the brain and increases ATP.
- The combination of an XOR inhibitor and inosine, or a combination drug, is a superior drug because it further enhances Hypo and suppresses the decrease in uric acid compared to an XOR inhibitor alone.

Significant Improvement in Primary Outcome Measures of Parkinson’s Disease Following Combined Drug Administration

Primary endpoint was improvement

P = 0.1787
N = 26
MDS-UPDRS Part III
MDS-UPDRS Part III score
60
50
40
30
20
10
Before treatment
29th day
57th day
57

P = 0.0146 by paired t test

ATP enhancers were more effective in PD with low hypoxanthine (Hypo) levels.

Change of UPDRS
5
0
-5
-10
-15
P = 0.022, R = 0.677
2
4
6
8
10
12
Hypo before treatment

Watanabe H et al. Medicine 2020;99:35(e21576).

The graphic above is an illustrative comparison showing that the ATP enhancer may have the potential of higher efficacy in Parkinson’s disease patients with low hypoxanthine values. The figure on the left shows the results of a trial in which Febuxostat and Inosine were simultaneously administered to 26 Parkinson’s disease patients for about 2 months. The trial was conducted at Fujita Health University, similar to the currently ongoing Phase Ib trial. The lead author of the paper is Professor Hirohisa Watanabe, and the corresponding author is Naoyuki Kamatani, Chairman of StaGen. The primary endpoint was the change in “MDS-UPDRS Part III,” an international standard scale for evaluating motor symptoms of Parkinson’s disease, between before administration and 57 days after administration. The MDS-UPDRS Part III 57 days after administration significantly decreased by 2.623 compared to before administration, showing a trend of symptom improvement (p=0.0146). The figure on the left shows the score change of each case with a line graph and shows the test P-value by paired t-test comparing before and after administration. The figure on the right is a scatter plot of the hypoxanthine amount before administration and the change in MDS-UPDRS Part III, the primary endpoint, before and after administration, showing a significant positive correlation. (Exhibit 2 — Original Paper: Watanabe, H., Hattori, T., Kume, A., Misu, K., Ito, T., Koike, Y., Johnson, T. A., Kamitsuji, S., Kamatani, N., & Sobue, G. (2020). Improved Parkinsons disease motor score in a single-arm open-label trial of febuxostat and inosine. Medicine, 99(35), e21576.)

Unlike current treatments such as levodopa which temporarily restores dopamine levels in the brain but does not prevent the ongoing loss of dopaminergic neurons, DRC’s therapy aims to restore cellular health by feeding energy directly to the cells. This would theoretically enable neurons to produce dopamine naturally, addressing the root cause of the disease rather than its symptoms. Moreover, conventional dopamine replacement therapies tend to lose effectiveness over time as the body adapts and the underlying neuronal degeneration continues. In contrast, DRC’s approach aims to support cell survival and function. Moreover, the ATP enhancer is based on a combination of febuxostat and inosine, two approved drugs with established safety profiles, thus the development pathway for DRC’s therapy benefits from reduced time and cost of development and production and regulatory risk, as compared to the creation of a novel compound. Such design enhances the feasibility of rapid clinical translation and supports a more efficient route to commercialization.

Comparison with Regenerative Medicine: Potential Advantages and Disadvantages (citations referenced below)

	Regenerative Medicine	ATP Enhancer
Advantages

•   Expected to provide a fundamental treatment for the disease.

•   Few rejection reactions or side effects (in the case of autologous cells).

•   Proliferates almost indefinitely.

•   Possesses pluripotency.

•   Febuxostat is already widely used as a treatment for gout and hyperuricemia since May 2011.

•   Aims to enhance ATP production in cellular mitochondria reduces cancer in mice.

In a paper by the team of Dr. Takeshi Nishino, one of the inventors of the ATP enhancer (Sekine et al. 2024), improvement in brain lesions of Alzheimer’s disease model mice by Febuxostat was confirmed in histopathological images. Dr. Tasuku Honjo, the 2022 Nobel Prize laureate, is developing a mitochondrial-targeted drug and announced that “enhancing ATP production in cellular mitochondria reduces cancer in mice.”

•   Aims to show preventive effects for Alzheimer’s disease and dementia.

Preceding research example:    AI concluded that Febuxostat may be an effective drug for Parkinson’s disease, Alzheimer’s disease (Fang et al., 2022), and Similar reports were made from clinical big data in Germany (Engel et al. 2018), South Korea (Singh et al. 2018), and the US (Min et al. 2018).

•   Aims to achieve low annual medical costs, reducing the burden on individuals and the country.

•   Factory construction not required for short term as outsourced manufacturing sufficient.

Disadvantages

•   Surgery requires neurosurgeons, anesthesiologists, etc. with extensive knowledge and experience.

•   Risk of bleeding.

•   High medical costs (said to cost at least tens of millions of yen per person).

•   Requires a great deal of time and cost to train experienced doctors.

•   High development and production costs (the Japanese government has invested approximately 180 billion yen in research and development of regenerative medicine).

•   Treatment is only available at large medical institutions that have been notified to and accepted by the Ministry of Health, Labour and Welfare.

• Continuous administration is necessary (medication compliance, concordance). • Tablets are large (at present).

Regenerative Medicine	ATP Enhancer

•   Geopolitical risks exist as some raw materials for allogeneic cells depend on imports.

•   Chromosomal abnormalities may occur with repeated subculturing.

•   It is difficult and a major challenge to culture cells in the same way every time in a factory.

References:

Sekine, M., Fujiwara, M., Okamoto, K., Ichida, K., Nagata, K., Hille, R., & Nishino, T. (2024). Significance and amplification methods of the purine salvage pathway in human brain cells. Journal of Biological Chemistry, 300(8), 107524. https://doi.org/10.1016/j.jbc.2024.107524.

Fang, J., Zhang, P., Wang, Q., Chiang, C.-W., Zhou, Y., Hou, Y., Xu, J., Chen, R., Zhang, B., Lewis, S. J., Leverenz, J. B., Pieper, A. A., Li, B., Li, L., Cummings, J., & Cheng, F. (2022). Artificial intelligence framework identifies candidate targets for drug repurposing in Alzheimer’s disease. Alzheimer’s Research & Therapy, 14(1), 7. https://doi.org/10.1186/s13195-021-00951-z.

Engel, B., Gomm, W., Broich, K., Maier, W., Weckbecker, K., & Haenisch, B. (2018). Hyperuricemia and dementia — a case-control study. BMC Neurology, 18(1), 131. https://doi.org/10.1186/s12883-018-1136-y.

Singh, J. A., & Cleveland, J. D. (2018). Comparative effectiveness of allopurinol versus febuxostat for preventing incident dementia in older adults: a propensity-matched analysis. Arthritis Research & Therapy, 20(1), 167. https://doi.org/10.1186/s13075-018-1663-3.

Min, K. H., Kang, S. O., Oh, S. J., Han, J. M., & Lee, K. E. (2021). Association Between Gout and Dementia in the Elderly: A Nationwide Population-Based Cohort Study. The American Journal of Geriatric Psychiatry, 29(12), 1177 – 1185. https://doi.org/10.1016/j.jagp.2021.01.016.

The development of DRC’s therapy for PD treatment is based on the pioneering work of Dr. Naoyuki Kamatani, a recognized expert in gout, hyperuricemia, genomics, and mitochondrial research and the founder of StaGen Co., Ltd. (StaGen). StaGen owns several patents related to ATP enhancers in multiple jurisdictions, including Japan, the United States, the European Union, the United Kingdom, France, China, Germany, Hong Kong, Korea, Canada, Brazil, Mexico, and Russia. While febuxostat and inosine are both existing drugs with established safety profiles, the intellectual property and know-how of DRC’s therapy pertain to the specific ingredients utilized and particularly the method of combining them with an aim to achieve therapeutic ATP enhancement.

Intellectual Property and Development Status

DRC entered into a Patent Share Transfer Agreement (the “Patent Agreement”) with StaGen on December 26, 2025 providing for the joint ownership of the ATP enhancers patents previously owned by StaGen. In the Patent Agreement, StaGen transferred 50% equity ownership of 21 intracellular ATP enhancer patents registered in various countries including Japan, U.S., E.U., U.K., Germany, China, Korea, Brazil, Mexico, Russia, and 100% equity ownership of a Japanese patent for a drug for improving Parkinson’s symptoms. The total consideration to be paid by DRC to StaGen for such transfers is 500 million yen (excluding tax). The payment of the consideration is structured as three-stage milestone payments. The Patent Agreement requires that the intracellular ATP enhancer patents purchased by DRC can be implemented by DRC only for PD treatment and not for any other purpose. The Patent Agreement also provides that the fruits of further joint research and development efforts shall be shared to both parties. Further, StaGen may not license these patents to third parties without the consent of DRC. A translated copy of the Patent Agreement is attached as Exhibit [1].

Clinical trials of DRC’s therapy for PD treatment are currently underway in Japan, led by StaGen in collaboration with Fujita Health University under the supervision of Professor Hirohisa Watanabe, a recognized authority in neuropsychiatric research. The subjects are patients with early-stage Parkinson’s disease, and a parallel-group, randomized trial is being conducted with four groups varying the doses of Febuxostat and Inosine. The target number of cases is 6 per group, for a total of 24 cases. The details of the four groups are: Febuxostat 20 mg and Inosine 200 mg group, Febuxostat 20 mg and Inosine 600 mg group, Febuxostat 20 mg and Inosine 800 mg group, and Febuxostat 30 mg and Inosine 600 mg group. In this trial, Febuxostat and Inosine are orally administered simultaneously to patients twice a day for 12 weeks to explore the safety and efficacy of the combination. The primary endpoint is the change in plasma hypoxanthine after 12 weeks, and it is expected that the amount of hypoxanthine will increase compared to before administration. The first patient was enrolled in June 2025, and as of December 2025, enrollment of 23 patients has been completed. The last patient enrollment is scheduled for January 2026, and the trial completion is scheduled for April 2026. Following this, Phase 2 and Phase 3 trials are planned to commence as early as 2027 and may be conducted in Japan, Australia or the United States. If Phase 2 trial results demonstrate positive efficacy, DRC intends to pursue an accelerated approval pathway under PMDA in Japan.

Risk Factors and Response Strategies

While DRC’s ATP enhancer aims to offer a novel therapeutic approach, several scientific and developmental risks are associated with the approach. DRC is proactively implementing strategies to mitigate these risks and ensure successful advancement.

1.      Efficacy Demonstration Challenges

Risk:    Difficulty in demonstrating long-term disease-modifying effects.

Strategy to Address Risk:    By combining biomarker evaluation using metabolic markers (ATP, hypoxanthine, etc.), and visualizing early treatment responses, it is possible to obtain intermediate evaluation indices (surrogate endpoint). In addition, DRC will combine multiple evaluation criteria, such as diagnostic imaging and motor function evaluation, to provide multifaceted evidence of efficacy.

2.      Safety Considerations

Risk:    Limited data on long-term combination use of febuxostat and inosine in neurological disorders.

Strategy to Address Risk:    Conduct regular monitoring of blood, cardiovascular, and renal function in open-label and Phase I/II trials. Leverage real-world data and clinical databases to strengthen safety evidence.

3.      Funding Requirements

Risk:    High cost and long duration of clinical development.

Strategy to Address Risk:    Secure public research funding (e.g., Japan Agency for Medical Research and Development-AMED), pursue strategic partnerships with medical venture capital and pharmaceutical companies, and explore technology out-licensing opportunities.

4.      Market Adoption Barriers

Risk:    Novel mechanism may face slow acceptance among physicians and patients.

Strategy to Address Risk:    Promote awareness through academic engagement, collaborate with patient advocacy groups, and integrate disease education into DRC’s information dissemination strategy.

Manufacturing Process

For DRC’s mask products, DRC employs a hybrid manufacturing strategy that integrates in-house process development with strategic outsourcing. This model ensures scalability, proprietary control over critical materials, and rapid time-to-market for both medical and consumer products.

DRC’s mask manufacturing process comprises two distinct stages. The first stage involves the production of the HST Sheet, while the second stage focuses on the fabrication of masks that incorporate the HST Sheet. To ensure consistent quality and technical precision, DRC engages experienced and certified manufacturers to carry out each stage of the process.

Stage I: The production of the HST Sheet

The typical manufacturing process of the HST Sheet is illustrated by the flowchart below. The process begins with the preparation of a complex liquid composed primarily of titanium oxide, with additives such as silver, hydroxyapatite, and urethane to enhance its functional properties. The non-woven fabric is first dipped into this liquid to ensure full saturation. It is then passed through a squeezing mechanism to remove excess liquid, retaining only the necessary amount for effective treatment. Following this, the non-woven fabric is transferred into a drying oven where the complex liquid is fixed onto the fibers through controlled heating. Once dried, the fabric is rolled into spools for ease of handling. Each roll is then inspected to verify the adhesion of the treatment components according to quality standards.

④ In a drying oven, the complex liquid is fixed to the non-woven fabric.
⑤ Roll up the dry non-woven fabric into a roll.
After inspecting the amount of component adhesion, it is shipped to the assembly plant.
③ Squeezing (sifting out unnecessary liquid)
② Dipping (soaking the non-woven fabric with complex liquid)
① Complex liquid (main ingredient [titanium oxide] + additives [silver, hydroxyapatite, urethane])

Stage II: The fabrication of masks that incorporate the HST Sheet

The typical manufacturing process of DRC’s mask products is illustrated by the flowchart below. First, materials such as the HST Sheet, non-woven fabrics for the outer, middle, and inner layers, nose fitters, side tapes, and ear loops are prepared. The non-woven fabrics incorporating the HST Sheet are layered and then integrated with a resin nose fitter designed to enhance adhesion around the nose, forming a mask body that is designed to spread easily and fit the face securely. The edges are then carefully sealed with side tapes using ultrasonic welding to stabilize the structure. The finished non-woven fabric is cut into standard mask sizes, and ear loops are attached to both sides using heat or ultrasonic welding. Subsequently, each mask undergoes a quality inspection, and only those free of defects are individually wrapped in film. Finally, they are packed into inner and outer boxes and prepared for shipment.

Supply Chain Management

DRC’s supply chain is designed to support both consumer-grade production and clinical-stage development, emphasizing quality, compliance, and scalability.

Key Raw Materials

DRC’s core proprietary products are based on several critical raw materials:

•        Hydro Silver Titanium® Sheet:    High-quality Hydro Silver Titanium Sheet are manufactured by Shinshu Ceramics Co., Ltd.

•        Diagnostic Membranes and Reagents for the IVD kits:    Nitrocellulose membranes, enzyme-linked antibodies, and chemical buffers from clinical-grade suppliers.

Supplier Management

DRC enforces a dual-vendor policy for critical inputs to ensure continuity and risk mitigation. All suppliers are subject to:

•        Periodic audits for quality, regulatory compliance, and ESG performance

•        Raw material testing upon receipt to validate chemical composition and purity

•        Long-term procurement agreements for critical materials to ensure price stability and availability

Contract Manufacturing

To balance capacity and flexibility, DRC partners with contract manufacturers (OEM) and contract development and manufacturing organizations (CDMOs).

•        Consumer masks are manufactured by Ichihiro Co., Ltd., one of DRC’s major shareholders.

•        For medical-grade masks, DRC will partner with established and certified medical devices manufacturer in Japan. Preliminary product production testing has been conducted with selected manufacturers.

•        For the IVD kits, DRC plans to partner with Riken Genesis Co., Ltd, a certified in IVD manufacturer with ISO13485 certification, for test tape production. The DRC App is being developed by StaGen under commission from DRC, who retains full ownership of the intellectual property. DRC also plans to eventually invest in its own production line for test tapes, enabling versatile manufacturing capabilities to enhance scalability, quality control, and supply chain resilience as the company moves toward commercialization.

Sustainability and Supply Chain Traceability

DRC is committed to responsible sourcing and supply chain transparency:

•        Use of environmentally responsible materials

•        Implementation of digital traceability systems to monitor end-to-end material flow

•        Preparation for ESG and ethical sourcing audits for suppliers

As global operations expand, DRC plans to further localize critical parts of DRC’s supply chain components to reduce lead times and geopolitical risk exposure.

Commercialization and Market Strategy

Medical Device and IVD Marketing

DRC’s marketing strategy for therapeutic masks and AI-enabled diagnostic kits focuses on clinical engagement, institutional partnerships, and regulatory integration. The sales strategy for its products is focused on establishing a strong foothold in the Japanese market as a first step, and then as the second step to penetrate into international markets.

Key elements of DRC’s marketing strategy for therapeutic masks are:

•        Healthcare Provider Engagement:    Targeted outreach to allergy and immunology specialists to drive clinical adoption. In Japan, where a strict tiered healthcare system is in place, there are over 80,000 clinics nationwide. These clinics represent a significant product distribution and promotion channel for therapeutic masks.

•        Scientific Collaboration:    Participation in medical conferences and joint research initiatives with national institutions and universities.

•        Regulatory Outreach:    Active engagement with PMDA and other regulatory bodies to facilitate clinical integration in Japan and international markets.

The IVD kits are currently under development and subject to PMDA approval. Once approved, they are expected to serve both business and consumer markets. Key elements of DRC’s marketing strategy for IVD kits are:

•        Business Use:    DRC’s IVD kits offer a cost-effective alternative to large-scale diagnostic equipment, particularly for food factories and other industrial settings. Their compact format and AI-driven analysis make them ideal for replacing traditional allergen detection systems at a fraction of the cost. Therefore, DRC plans to market their IVD kits to food manufacturers and food testing organizations, who have the need to test their food products in-house for allergens.

•        Consumer Use:    The IVD kits commercialization strategy for direct consumers will focus on a subscription-based model for the DRC App, which can be packaged together with or separate from the IVD kit hardware (test tape). Potential customers can download the DRC App, which can come with the purchase of the IVD kits hardware. Periodically, customers will pay a license fee for the use of the DRC App on the IVD Kits. This approach allows for recurring revenue and closer user engagement upon analysis of customer data, subject to DRC’s compliance with applicable data protection laws.

Pharmaceutical Commercialization: ATP Enhancer Therapy

Upon regulatory approval of DRC’s ATP enhancer drug therapy for PD, DRC plans to commercialize the drug independently within Japan, leveraging on its existing healthcare network and brand recognition. For international markets, DRC plans to partner with pharmaceutical companies solely as distributors, ensuring that the drug continues to be marketed under the DRC brand. This strategy allows DRC to maintain brand consistency and product identity while benefiting from the global reach and infrastructure of established pharmaceutical partners.

Sales and Distribution Channels

DRC employs a multi-channel sales and marketing strategy that bridges consumer awareness with medical adoption. This approach supports early brand exposure, product validation, and global expansion across multiple verticals.

Consumer Product Sales Channels

Currently, Hydro Silver Titanium® (HST)-based consumer products — including masks, towels, and handkerchiefs — are distributed through:

•        E-commerce Platforms:    Direct-to-consumer sales via official online stores and major shopping portals, such as Amazon Japan, in Japan.

•        Wholesalers:    Through the use of wholesalers (such as Paltac, Toho Pharmaceutical, and Pip), DRC’s products are available at brick-and-mortar pharmacies and retailers across Japan.

This diversified network ensures broad market coverage and builds brand loyalty across consumer demographics.

For medical devices such as Hydro Silver Titanium® Sheet” therapeutic masks and the IVD kits, sales channels that DRC will utilize will be further determined during and after the medical device certification process based on the product classification.

Logistics and Distribution

DRC’s logistics operations are managed by trusted third-party logistics providers, ensuring efficient inventory control and timely delivery. For fulfillment within Japan, DRC’s central warehouse in Saitama, Japan supports distribution to wholesalers and consumers via B2B logistics and Amazon FBA.

This infrastructure supports DRC’s scalable growth and reliable product availability across the Japanese domestic market.

Branding and Awareness

DRC’s brand strategy enhances both consumer trust and institutional credibility through:

•        Media Exposure and Endorsements:    Widespread media coverage and celebrity endorsements, particularly for Hydro Silver Titanium masks.

•        Academic and Government Affiliation:    Partnerships with university research chairs and government-backed initiatives.

•        Innovation Positioning:    Strong public image as a leader in hygiene, allergy care, and AI-integrated medical technologies.

International Market Development

Currently, sales outside Japan are limited to test sales and the amount is insignificant. However, DRC intends to actively pursue global expansion over the medium to long term, focusing on the following strategic regions:

•        Asia-Pacific:    Including China, South Korea, and Southeast Asia

•        North America and Europe:    Through strategic alliances and regulatory groundwork

•        Differentiation Strategy:    Leveraging clinical data and intellectual property protections to establish competitive advantage

International marketing efforts will emphasize DRC’s value proposition of cost-effective, AI-integrated, and preventative healthcare solutions.

Research and Development

Research and development (R&D) is central to DRC’s business model and competitive strategy. DRC’s R&D efforts are dedicated to creating transformative technologies across three core areas: therapeutic medical devices, IVD and AI-based detection systems, and pharmaceuticals. DRC aims to address global healthcare challenges through scientific innovation, intellectual property generation, and academic-industry collaboration.

Core Focus Areas

DRC’s active R&D pipeline includes:

•        Development of Hydro Silver Titanium® applications and exploration of its potential functions and efficacies.

Clinical development of the Hydro Silver Titanium® therapeutic mask to treat seasonal allergic rhinitis. Ongoing consultation with Japan’s PMDA and patent filings are part of the strategy to convert consumer hygiene products into regulated medical devices.

•        AI-powered IVD Kits

Development of AI-powered IVD kits for infectious diseases such as influenza, COVID-19, malaria, and dengue fever. DRC’s current research in this regard includes:

•        ELISA-based visual detection platforms

•        Smartphone-integrated image recognition algorithms

•        Clinical validation studies and approval preparation in Japan and global markets

•        ATP-Enhancing Drug for Parkinson’s Disease

In collaboration with StaGen, DRC is advancing a novel therapeutic approach that represents a potential disease-modifying treatment. The ATP enhancer is currently in Phase 1b clinical trials in Japan.

Partnerships and Academic Collaboration

DRC’s innovation strategy partly involves on collaborative research with academic institutions and contract research organizations. These collaborations provide access to advanced facilities, clinical trial networks, and cross-disciplinary expertise. DRC collaborates with over 40 institutions, including:

•        Shinshu University of Japan, with whom DRC established an endowed research chair

•        RIKEN Institute and Nagasaki University of Japan, and Mahidol University of Thailand, supporting joint clinical research and scientific publications. In particular, with RIKEN, DRC initiated a joint development project, spurred by the novel coronavirus (SARS-CoV-2) pandemic, with the aim of protecting humanity from unknown viruses. This collaboration has made great strides in demonstrating that DRC’s HST masks inactivate the novel coronavirus and has led to the development of inexpensive, easy-to-use, highly accurate testing methods.

Risk Management

Collaborations with external institutions and contract organizations inherently carry certain risks, including potential delays due to differing institutional priorities, limitations on data access under joint intellectual property terms, and financial obligations related to achieving milestones or sub-licensing. To mitigate these risks, DRC conducts thorough due diligence when selecting partners and incorporates robust clauses in its collaborative research agreements and other contractual agreements with such institutions. These clauses specifically cover intellectual property protection, dispute resolution mechanisms, and confidentiality provisions. This approach aims to minimize potential operational disruptions, ensure continued access to necessary research data, and to prudently manage financial commitments associated with DRC’s collaborative development efforts.

Competition

DRC operates in several competitive sectors, including consumer healthcare, medical devices, diagnostics, and pharmaceuticals. DRC’s diversified business model requires it to compete on multiple fronts: technology innovation, clinical efficacy, cost, and regulatory positioning. Across each product category, DRC aims to differentiate itself through proprietary technologies, integration of AI, and early consumer adoption strategies. Such differentiation, in the aspects described below, will not become manifest until DRC achieves regulatory approval of its products. Currently, all of DRC’s products are still undergoing regulatory approval in Japan for therapeutic use.

Therapeutic Masks and Consumer Healthcare

In the allergy relief and hygiene product space, DRC’s Hydro Silver Titanium®-based masks (miscellaneous goods) compete with:

•        Masks from other Japanese consumer mask brands such as Unicharm, PITTA Mask, and Muji

•        Medical mask manufacturers such as 3M and Kowa

Unlike the conventional mask producers, DRC aims to obtain certification for its therapeutic-grade masks currently under development as medical devices, intending to create a distinct market segment between consumer and clinical categories.

In Vitro Diagnostics

DRC’s AI-integrated IVD kits, currently under development and unapproved as in vitro diagnostic pharmaceuticals, are expected to compete in the point-of-care testing (POCT) and mass screening markets in the future. Competitors include:

•        Abbott, Roche, and QuidelOrtho for rapid test kits

•        Local Japanese firms offering influenza and COVID-19 test kits

•        Emerging startups focused on smartphone-based diagnostics (e.g., image recognition or biosensor platforms)

The differentiation that DRC aims to achieve from its competition with its AI-integrated IVD kits (currently under development and unapproved as in vitro diagnostic pharmaceuticals) are as follows:

•        Faster, AI-powered detection with cost savings over RT-PCR

•        High-throughput capability for testing multiple individuals at once

•        App-based interpretation and disease mapping

•        Integration into public health infrastructure and real-time alerts

•        Infection protection for healthcare workers

Pharmaceuticals — ATP Enhancer Drug Therapy

In the field of therapies to treat Parkinson’s disease, the ATP enhancer drug therapy currently under development by DRC (as yet unapproved as a pharmaceutical product at this time) is expected to face future competition from:

•        Global pharmaceutical firms such as AbbVie, Biogen, Lundbeck, and Kyowa Kirin

•        Academic research groups and biotech startups developing dopamine replacement therapies, gene therapies, or disease-modifying agents

However, DRC’s approach to treatment is different from current treatment methods in that it aims to focus on ATP-enhancement and energy balance, rather than symptomatic dopamine modulation. This entropy-based mechanism offers a novel positioning in the neurodegenerative disease landscape, potentially applicable to aging and metabolic disorders. Furthermore, based on accumulated genomic research (Genome-Wide Association Study), mitochondrial dysfunction is estimated to account for approximately 30% of all diseases. Therefore, ATP enhancers may have the potential to treat 30% of all diseases.

Typical organ symptoms

Here is a summary of the symptoms of “mitochondrial disease,” which is said to occur when mitochondrial function is impaired. You can see that mitochondria are essential to cells in the body. Individual symptoms vary depending on which organ’s function is impaired (table partially modified from “Symptoms of Mitochondrial Disease on the Rare Disease Information Center Homepage”)

The photo shows that the isolation membrane selectively surrounds mitochondria with a protein called “Parkin” attached to break down “bad” mitochondria that have lost their function. The isolation membrane then completely covers the bad mitochondria, forming a sphere (autophagosome), which breaks down the bad mitochondria. Without “Parkin”, the bad mitochondria are not removed and accumulate, which seems to cause Parkinson’s disease.

DRC’s Strategic Advantages Over Competition

DRC’s competitive positioning is supported by the following strategies:

•        Patent and patent-pending portfolio covering its mask and hygiene products, IVD kits, and with the IP acquisition from StaGen, patents covering intracellular ATP enhancers.

•        Branding through a consumer-to-clinical pipeline strategy

While many competitors are larger in scale, DRC’s agility, scientific differentiation, and cross-sector integration may enable it to potentially carve out defensible niches across its target markets.

Seasonality

DRC’s business exhibits certain seasonal trends, primarily within its consumer healthcare and allergy-related product segments. However, seasonality has a limited impact on DRC’s overall strategic direction and long-term revenue prospects due to the diversification of its pipeline and business model.

Consumer Products and Therapeutic Masks

•        Sales of Hydro Silver Titanium® masks and hygiene products tend to peak during allergy seasons (typically spring and autumn in Japan) and winter months, when demand for cold and flu prevention rises.

•        This trend is reinforced by increased air pollution and pollen levels, which influence customer purchasing behavior for allergy-related protective gear.

IVD Kits

•        Seasonal upticks may occur during influenza seasons and pandemic waves (e.g., COVID-19 surges), but DRC’s diagnostic platform is designed for year-round usage in both clinical and public health settings.

•        The introduction of multi-pathogen panels (e.g., for dengue, Zika, and malaria) further supports non-seasonal, global deployment, especially in tropical regions.

Pharmaceutical Pipeline

•        DRC’s pharmaceutical research and development activities are not materially affected by seasonality. Clinical trials, regulatory filings, and drug development milestones proceed on a schedule driven by study protocols and regulatory agency timelines rather than seasonal consumer demand.

Mitigation and Strategic Positioning

To address seasonal variations, DRC:

•        Staggers marketing campaigns and production volumes based on historical sales data

•        Diversifies its product pipeline to reduce reliance on season-dependent categories

•        Focuses on global market expansion to balance seasonal differences across regions

Overall, while certain segments such as masks and allergy-related devices may exhibit periodic sales fluctuations, DRC maintains a balanced portfolio that mitigates major seasonal volatility.

Facilities

DRC corporate headquarters is located at Shinjuku i-Land Tower 4F, 6-5-1 Nishi-Shinjuku, Shinjuku-ku, Tokyo 163-1304, Japan, where it leases an office with 116.94 square meters pursuant to a lease agreement that is in effect until November 19, 2026. DRC’s corporate headquarters contain the management, sales and marketing, research and development and administrative functions of DRC.

DRC believes that its current facility is adequate to meet its immediate needs and that, should it be needed, suitable additional space will be available on commercially reasonable terms to accommodate any expansion of DRC’s operations.

Employees

As of July 31, 2025, DRC has 8 full-time employees, engaging in functions including business administration, management, manufacturing, sales and marketing and research and development. The chart below describes the distribution of employees by function. None of DRC’s employees are represented by a labor union or covered by a collective bargaining agreement. DRC considers its relationship with employees to be good. To date, DRC has not experienced work stoppages, strikes, or any disputes with its employees.

The following table sets forth the number of DRC’s employees categorized by function as of July 31, 2025.

Employee Number Function	Total
Management	1
Administrative	3
Sales and Marketing	2
Manufacturing, Research & Development	2
Total	8

Intellectual Property

Intellectual property rights are important to the success of DRC’s business. DRC actively seeks patent protection for its drug candidates in Japan and other major jurisdictions worldwide, and file additional patent applications, when appropriate, to cover improvements to its technologies. DRC relies on a combination of patents, trademarks and trade secrets as well as employee and third-party confidentiality agreements to safeguard its intellectual property.

As of the date of this prospectus, DRC was not involved in any proceedings in respect of, and DRC had not received, notice of any claims of infringement of, any intellectual property rights that may be threatened or pending, in which DRC may be a claimant or a respondent.

DRC has submitted trademark and patents applications to further bolster these rights and enhance its ability to defend against third parties. As of September 5, 2025, DRC owns the following trademarks worldwide:

Trademarks

No.	Mark	Registration No.	Country	Class	Status	Expiration Date
1.		5834661	Japan	5,24,25	Valid	2026/03/18
2.		5869681	Japan	5,10	Valid	2026/07/29
3.		5877291	Japan	5,10, 24, 25	Valid	2026/08/26
4.		5897521	Japan	5,10, 24, 25	Valid	2026/11/18
5.		5897522	Japan	5,10, 24, 25	Valid	2026/11/18
6.		5897523	Japan	5,10, 24, 25	Valid	2026/11/18
7.		5943616	Japan	25	Valid	2027/04/28
8.		5982965	Japan	5	Valid	2027/09/22
9.		5982966	Japan	1	Valid	2027/09/22
10.		5991777	Japan	1,3,5,10, 11,12, 16,18, 19,20, 21,24, 25,27, 28	Valid	2027/10/27

No.	Mark	Registration No.	Country	Class	Status	Expiration Date
11.		5991778	Japan	1,3,5,10,11,12, 16,18, 19,20, 21,24, 25,27, 28	Valid	2027/10/27
12.		5994192	Japan	25	Valid	2027/11/02
13.		5994193	Japan	25	Valid	2027/11/02
14.		5996561	Japan	5, 10, 24	Valid	2027/11/17
15.		5996562	Japan	5, 10, 24	Valid	2027/11/17
16.		5996629	Japan	5	Valid	2027/11/17
17.		5996630	Japan	5	Valid	2027/11/17
18.		5996631	Japan	5	Valid	2027/11/17
19.		5996632	Japan	5	Valid	2027/11/17
20.		5996633	Japan	5	Valid	2027/11/17
21.		5996634	Japan	5	Valid	2027/11/17
22.		5996635	Japan	5	Valid	2028/11/17
23.		5996636	Japan	5	Valid	2027/11/17
24.		5996637	Japan	5	Valid	2027/11/17

No.	Mark	Registration No.	Country	Class	Status	Expiration Date
25.		5996638	Japan	5	Valid	2027/11/17
26.		5996873	Japan	1	Valid	2027/11/17
27.		6004910	Japan	5,10,24,25	Valid	2027/12/15
28.		6004911	Japan	5,10,24,25	Valid	2027/12/15
29.		6006813	Japan	5	Valid	2027/12/22
30.		6006814	Japan	5	Valid	2027/12/22
31.		6006815	Japan	5	Valid	2027/12/22
32.		6006816	Japan	5	Valid	2027/12/22
33.		6012520	Japan	1,3,5,10,11,12, 16,18, 19,20, 21,24, 25,27, 28	Valid	2028/01/19
34.		6022382	Japan	5, 10, 24, 25	Valid	2028/02/23
35.		6022383	Japan	5, 10, 24, 25	Valid	2028/02/23
36.		6022384	Japan	5, 10, 24, 25	Valid	2028/02/23
37.		6022385	Japan	5, 10, 24, 25	Valid	2028/02/23
38.		6022386	Japan	5, 10, 24, 25	Valid	2028/02/23

No.	Mark	Registration No.	Country	Class	Status	Expiration Date
39.		6024041	Japan	5, 10, 24, 25	Valid	2028/03/02
40.		6024042	Japan	5, 10, 24, 25	Valid	2028/03/02
41.		6024043	Japan	5, 10, 24, 25	Valid	2028/03/02
42.		6024044	Japan	5, 10, 24, 25	Valid	2028/03/02
43.		6024045	Japan	5, 10, 24, 25	Valid	2028/03/02
44.		6024056	Japan	5,10,24,25	Valid	2028/03/02
45.		6082550	Japan	5	Valid	2028/09/21
46.		6083417	Japan	5	Valid	2028/09/21
47.		6092650	Japan	18	Valid	2028/10/26
48.		6092651	Japan	18	Valid	2028/10/26
49.		6128840	Japan	5,10	Valid	2029/03/08
50.		6263668	Japan	2	Valid	2030/06/26
51.		6263669	Japan	2	Valid	2030/06/26
52.		6263670	Japan	2	Valid	2030/06/26
53.		6263671	Japan	2	Valid	2030/06/26
54.		6339991	Japan	5	Valid	2031/01/13

No.	Mark	Registration No.	Country	Class	Status	Expiration Date
55.		1405925	South Korea	5,10	Valid	2029/08/07
56.		1406738	South Korea	5,10	Valid	2029/07/16
57.		1406739	South Korea	5,10	Valid	2029/07/16
58.		1406741	South Korea	5,10	Valid	2029/07/16
59.		40-1416503	South Korea	5, 10	Valid	2028//11/13
60.		40-1416504	South Korea	10	Valid	2028/11/13
61.		40-1429289	South Korea	5,10	Valid	2028/12/20
62.		1406737	China	5,10	Valid	2028/12/06
63.		1406739	China	5,10	Valid	2029/01/24
64.		1406741	China	5,10	Valid	2029/01/31
65.		28735324	China	10	Valid	2029/03/14
66.		35149783	China	10	Valid	2029/10/26
67.		1498595	Europe	5,10	Valid	2030/06/26

As of September 5, 2025, DRC owns the following patents worldwide:

Registered Patents

No.	Patent No.	Country	Application Date	Issue Date	Patent Name	Expiration Date	Patent Owner
1.	3228789	Japan	2020/08/03	2020/10/21	Cold mask	2030/08/02	(1) Ichiro Co., Ltd.; (2) DRC
2.	6371014	Japan	2016/12/21	2018/07/20	Medicinal preparation and medical instrument	2036/12/20	DRC
3.	6399722	Japan	2018/01/26	2018/09/14	Medicinal preparation and medical instrument	2038/01/25	DRC
4.	6835381	Japan	2019/01/10	2021/02/08	Methods for controlling harmful insects	2039/01/09	DRC
5.	6851054	Japan	2020/06/01	2021/03/11	Mask	2040/05/31	(1) Ichiro Co., Ltd.; (2) DRC
6.	7178047	Japan	2019/03/13	2022/11/16	Coating composition	2039/03/12	(1)Kansai Paint Co., Ltd.; (2) DRC
7.	7264512	Japan	2021/01/21	2023/04/17	Method for preventing the occurrence of pests	2041/01/20	DRC
8.	ZL 2016 8 0091434.4	China	2016/12/21	2022/12/13	Medicinal preparation and medical instrument	2036/12/20	DRC
9.	ZL2019 8 0048181.6	China	2019/01/10	2022/04/29	Method for controlling harmful insects	2039/01/09	DRC
10.	HK40041784	Hong Kong	2019/01/10	2022/10/07	Method for controlling harmful insects	2039/01/09	DRC
11.	DP000085820	Indonesia	2022/10/07	2023/02/21	Method for controlling harmful insects	2039/01/09	DRC
12.	420654	India	2019/01/10	2023/02/06	Method for controlling harmful insects	2039/01/09	DRC
13.	504509	India	2019/01/10	2023/01/29	Method for controlling harmful insects	2039/01/09	DRC
14.	MY-195688-A	Malaysia	2019/01/10	2023/02/03	Method for controlling harmful insects	2039/01/10	DRC

No.	Patent No.	Country	Application Date	Issue Date	Patent Name	Expiration Date	Patent Owner
15.	BR 11 2020 020 589 3	Brazil	2019/01/10	2021/10/09	Method for controlling harmful insects	2039/01/10	DRC
16.	20421	OAPI (African Intellectual Property Organization)	2019/01/10	2022/06/03	Method for controlling harmful insects	2039/01/10	DRC
17.	AP6688	ARIPO (African Regional Intellectual Property Organization)	2019/01/10	2023/03/14	Method for controlling harmful insects	2039/01/10	DRC

Pending Patents

No.	Application No.	Country	Application Date	Patent Name	Applicant(s)
1.	2022-198062	Japan	2022/12/12	Inspection method and inspection kit for inspecting target substance	(1) Institute of Physical and Chemical Research (RIKEN); (2) DRC
2.	2023-088378	Japan	2023/05/30	Insect pest control container and insect pest control method using the same	DRC
3.	16923364.0	Europe	2016/12/21	Pharmaceutical preparation and medical instrument	DRC
4.	16/964.655	United States	2018/10/19	Medicinal preparation and medical instrument	DRC
5.	3808180	Europe	2019/01/10	Method for controlling harmful insects	DRC

With respect to the trademarks and patents listed above, DRC calculates their annual amortization amounts in accordance with its internal accounting policies. As of July 31, 2024, both the trademarks and patents have been fully amortized and fully impaired.

In addition to the above-mentioned patents, DRC has entered into the Patent Agreement with StaGen, under which StaGen is scheduled to transfer of the rights to the following patents to DRC in the future, thereby resulting in these patents becoming jointly owned by DRC and StaGen:

Patent Number	Country	Application Date	Issue Date	Patent Name	Expiry Date	Current Patent Owner
6153281	Japan	2016/08/24	2017/06/09	Intracellular ATP enhancers	2036/08/24	StaGen
10682372	United States	2016/08/24	2020/06/16	Intracellular ATP enhancers	2036/08/24	StaGen
3342414	EU	2016/08/24	2022/06/04	Intracellular ATP enhancers	2036/08/24	StaGen
3342414	United Kingdom	2016/08/24	2022/06/04	Intracellular ATP enhancers	2036/08/24	StaGen
3342414	France	2016/08/24	2022/06/04	Intracellular ATP enhancers	2036/08/24	StaGen

Patent Number	Country	Application Date	Issue Date	Patent Name	Expiry Date	Current Patent Owner
60 2016 070 884.1	Germany	2016/08/24	2022/06/04	Intracellular ATP enhancers	2036/08/24	StaGen
2016 8 0049519.6	China	2016/08/24	2020/12/04	Intracellular ATP enhancers	2036/08/24	StaGen
1246165	Hong Kong	2016/05/02	2021/04/23	Intracellular ATP enhancers	2036/08/24	StaGen
10-2600879	Korea	2016/08/24	2023/11/08	Intracellular ATP enhancers	2036/08/24	StaGen
2995052	Canada	2016/08/24	2023/08/24	Intracellular ATP enhancers	2036/08/24	StaGen
1120180026484	Brazil	2016/08/24	2024/01/09	Intracellular ATP enhancers	2036/08/24	StaGen
390322	Mexico	2016/08/24	2022/03/01	Intracellular ATP enhancers	2036/08/24	StaGen
2728722	Russia	2016/08/24	2020/07/30	Intracellular ATP enhancers	2036/08/24	StaGen
6937134	Japan	2017/02/23	2021/09/01	Intracellular ATPenhancers	2037/02/23	StaGen
10881662	United States	2017/11/21	2021/01/05	Intracellular ATP enhancers	2037/11/21	StaGen
3542823	EU	2017/11/21	2024/03/13	Intracellular ATP enhancers	2037/11/21	StaGen
3542823	United Kingdom	2017/11/21	2024/03/13	Intracellular ATP enhancers	2037/11/21	StaGen
3542823	France	2017/11/21	2024/03/13	Intracellular ATP enhancers	2037/11/21	StaGen
602017080081.3	Germany	2017/11/21	2024/03/13	Intracellular ATP enhancers	2037/11/21	StaGen
201780083970.4	China	2017/11/21	2022/01/28	Intracellular ATP enhancers	2037/11/21	StaGen
40007559	Hong Kong	2019/10/15	2022/04/14	Intracellular ATP enhancers	2037/11/21	StaGen
6867142	Japan	2016/11/17	2021/04/12	Drugs for improving Parkinson’s symptoms	2036/11/17	StaGen

Strategic Growth Drivers: Pipeline, Partnerships, and Market Entry

DRC’s growth strategy is built on a dynamic interplay between a robust product pipeline, strong academic and commercial partnerships, and a consumer-to-clinical commercialization model. Together, these elements form a cohesive framework that supports innovation, accelerates development, and ensures market relevance.

Diversified and High-Impact Product Pipeline

DRC’s R&D efforts span multiple high-growth domains, including personal health and hygiene solutions, infectious disease and allergens diagnostics, AI health platforms and pharmaceuticals. Each product line is strategically positioned to address urgent healthcare needs while offering scalable commercial potential.

Strategic Partnerships for Innovation and Validation

DRC collaborates with leading academic and commercial institutions worldwide, including RIKEN, Shinshu University, Mahidol University, and Nagasaki University. These partnerships enhance the scientific credibility, clinical validation, and scalability of DRC’s technologies. By leveraging external expertise and infrastructure, DRC accelerates innovation and strengthen DRC’s regulatory and market positioning.

Accelerated Market Entry Through Consumer-First Strategy

DRC’s unique “consumer-first” approach — initially launching products in the hygiene and wellness market — has enabled early brand recognition and user adoption, particularly in Japan. This strategy facilitates:

•        Early revenue generation and market validation

•        Streamlined regulatory transitions for clinical adaptation

•        A smoother path from consumer acceptance to medical use

This integrated model allows us to test, refine, and scale innovations efficiently, bridging the gap between consumer health and clinical therapeutics.

Legal Proceedings

As of the date of this filing, DRC is not a party to any material legal proceedings, nor is it aware of any threatened litigation that could reasonably be expected to have a material adverse effect on its business, financial condition, results of operations, or prospects.

Regulatory Proceedings

While DRC’s application for the approval of its Hydro Silver Titanium® Sheet was denied by the PMDA in March 2024, this matter did not result in any legal dispute or enforcement action. In initial pre-consultation with the PMDA, the Hydro Silver Titanium® Sheet was not approved due to concerns regarding alignment between the proposed indication and evaluation metrics, and variability in usage among subjects. On April 11, 2024, DRC received a consultation result letter from PMDA, and based on this response, DRC is currently proceeding with a revised submission that strengthens clinical data and technical evidence by revising the clinical design to include more defined allergen environments and combined subjective outcomes with objective nasal obstruction metrics and QOL scoring. Currently, DRC is preparing to conduct a new clinical trial for the Hydro Silver Titanium® Sheet during the 2027 pollen season (February or March 2027). Subsequently, DRC aims to submit an application for approval of the Hydro Silver Titanium® Sheet sometime in 2027. DRC continues to aim for early approval.

Intellectual Property Disputes

DRC actively monitors and protects its intellectual property rights. As of this filing:

•        There are no ongoing patent infringement lawsuits, oppositions, or disputes pending in Japan or abroad.

•        All patents filed by DRC are being maintained in good standing.

Contractual and Commercial Disputes

DRC has not been involved in any material contractual disputes, arbitration, or claims related to its partnerships, suppliers, licensing agreements, or customer relationships.

Labor and Employment Disputes

There have been no labor-related lawsuits, union disputes, or governmental investigations related to employment practices or working conditions.

Risk Statement

Although DRC currently faces no material legal proceedings, it operates in regulated sectors (medical devices, diagnostics, pharmaceuticals) where the risk of future regulatory, IP-related, or contractual disputes cannot be entirely ruled out. DRC maintains legal counsel and compliance mechanisms to mitigate such risks.

Government Regulation

DRC is subject to various Japanese laws and regulations as well as U.S. federal and state laws. Many of these laws and regulations are still evolving and being tested in courts, and could be interpreted in manners that could harm DRC’s business. DRC’s business operations are subject to a comprehensive regulatory framework in Japan, primarily governed by the Act on Securing Quality, Efficacy and Safety of Products Including Pharmaceuticals and Medical Devices (PMD Act). This act oversees the manufacture, import, sale, and post-market safety management of pharmaceuticals, medical devices, and in vitro diagnostic products. Beyond the PMD Act, DRC’s activities are also governed by various other relevant laws and regulations, including but not limited to, the Companies Act, Foreign Exchange and Foreign Trade Act, Anti-Monopoly Act, Act on the Protection of Personal Information, labor-related laws, and tax laws. DRC’s commitment to strict compliance with these regulations is fundamental to DRC’s operations.

General Regulations Applicable to DRC’s Business

Regulations on Company Establishment

The establishment, operation and management of companies in Japan is governed by the Companies Act of Japan, which was latest amended on December 11, 2019. There are four types of companies in Japan: stock company, limited liability company, limited partnership company, and general partnership company. Limited partnership company, and general partnership company are rarely used in practice; a stock company is the most common form of business undertaken for foreign investors in Japan. The Companies Act of Japan applies to both Japan domestic companies and foreign-invested companies, unless otherwise provided in the relevant foreign investment laws and regulations.

DRC is a stock company, and DRC has been current with its corporate filings with the Legal Affairs Bureau, Japan.

Regulations on Foreign Investment

The Foreign Exchange and Foreign Trade Act (FEFTA) and related cabinet orders and ministerial ordinances, referred herein collectively as the Foreign Exchange Regulations, govern certain aspects relating to the acquisition and holding of shares by “exchange non-residents” and by “foreign investors” (as these terms are defined below). It also applies in some cases to the acquisition and holding of ADSs representing DRC’s Ordinary Shares acquired and held by non-residents of Japan and by foreign investors. In general, the Foreign Exchange Regulations currently in effect do not affect transactions between exchange non-residents to purchase or sell Ordinary Shares or ADSs outside Japan using currencies other than Japanese yen.

Exchange residents are defined in the Foreign Exchange Regulations as:

(i)     individuals who reside within Japan; or

(ii)    corporations whose principal offices are located within Japan.

Exchange non-residents are defined in the Foreign Exchange Regulations as:

(i)     individuals who do not reside in Japan; or

(ii)    corporations whose principal offices are located outside Japan.

Generally, branches and other offices of non-resident corporations located within Japan are regarded as exchange residents. Conversely, branches and other offices of Japanese corporations located outside Japan are regarded as exchange non-residents.

Foreign investors are defined in the Foreign Exchange Regulations as:

(i)     individuals who are exchange non-residents;

(ii)    corporations or other entities organized under the laws of foreign countries or whose principal offices are located outside Japan;

(iii)   corporations of which 50% or more of the total voting rights are held, directly or indirectly, by individuals and/or corporations falling within (i) and/or (ii) above;

(iv)   investment partnerships and limited liability partnerships for investment, etc. (including foreign partnerships) in which the ratio of capital contribution from exchange non-residents is 50% or more of the total amount of capital contribution by all partners, or in which a majority of the managing partners are exchange non-residents; or

(v)    corporations or other entities having a majority of either (A) directors or other persons equivalent thereto or (B) directors or other persons equivalent thereto having the power of representation who are non-resident individuals.

Acquisition by a foreign investor of shares of a Japanese corporation from a non-foreign investor requires pre or post facto reporting by the foreign investor through an exchange resident to the Minister of Finance of Japan through the Bank of Japan. No such reporting requirement is imposed, however, if:

(i)     shares are acquired due to the occurrence of an event of inheritance, bequest, gratis allotment of shares, or acquisition of shares with a call provision; or

(ii)    both the investment ratio and the voting right ratio (total of closely related parties) of all shares held after the share acquisition are less than 10% (provided that the nationality of the foreign investor is that of the listed country or Japan, and the business purpose of the issuing company under its articles of incorporation falls under the category of post facto reporting industry); or

(iii)   the acquisition falls under any other case prescribed in Article 55-5 of the FEFTA, Article 3.1 of the Cabinet Order on Inward Direct Investment, etc., and Articles 3.2 and 3.3 of the Order on Inward Direct Investment, etc.

In the contemplated business combination, Delaware Co (a U.S. corporation) will ultimately become the shareholder of DRC through the Intermediate Co (a Japanese subsidiary). As a result of the share exchange, the Intermediate Co will acquire 100% of the shares of DRC, and the existing shareholders of DRC will receive the shares of Delaware Co (the “Consideration Shares”) held by the Intermediate Co.

This structure constitutes an “acquisition of shares of a Japanese company by a foreign investor” under the FEFTA. Accordingly, the transaction will generally be subject to prior notification or post facto reporting to the Minister of Finance and the competent ministries via the Bank of Japan. Given that DRC’s business does not fall under the category of restricted industries, the transaction is expected to be subject to post facto reporting rather than prior approval.

Regulations on Mergers and Acquisitions

The main laws and regulations governing merger and acquisition (“M&A”) activities in Japan are the Companies Act, the Financial Instruments and Exchange Act, and the Antimonopoly Act. The Companies Act governs corporate restructuring procedures such as mergers, company splits, share exchanges, and share transfers. The Financial Instruments and Exchange Act applies to M&A transactions involving listed companies, including tender offers and disclosure requirements. The Antimonopoly Act, enforced by the Japan Fair Trade Commission (JFTC), regulates M&A transactions from a competition law perspective, including the need for prior notification and approval for certain large-scale transactions.

The primary regulatory authorities overseeing M&A in Japan include: the Ministry of Justice, which oversees corporate law matters, the Financial Services Agency (FSA) and relevant Stock Exchanges, which supervise securities and listed company regulations, and the Japan Fair Trade Commission (JFTC), responsible for antitrust review.

For M&A transactions involving foreign investors, approval or notification may be required under the FEFTA, with an oversight by the Ministry of Finance and other relevant ministries depending on the industry involved.

If a company involved in the transaction operates in a regulated industry, the transaction may be subject to additional review or approval by the relevant sector-specific regulatory authorities.

The business combination will be implemented as a “share exchange” (kabushiki koukan) under the Companies Act between DRC and the Intermediate Co. The share exchange agreement must be approved at the shareholders’ meetings of both DRC and the Intermediate Co.

In this structure, Delaware Co will not directly acquire the shares of DRC but will indirectly hold them through the Intermediate Co. Since the transaction is carried out among non-listed companies, it does not trigger tender offer regulations or continuous disclosure requirements under the Financial Instruments and Exchange Act.

Furthermore, based on current financial figures, the thresholds for pre-merger notification to the Japan Fair Trade Commission under the Antimonopoly Act appear not to be met, and therefore an antitrust filing is not expected to be required.

Regulations on Development, Manufacturing, and Distribution of Products Designed to Prevent and Address Allergic and Infectious Diseases

DRC’s operations in Japan are subject to comprehensive regulation primarily under the Pharmaceuticals and Medical Devices Act (PMD Act), in addition to various other relevant laws including the Act on Securing Quality, Efficacy and Safety of Products Including Pharmaceuticals and Medical Devices, the Act on the Securing of Safety of Products Including Household Goods, and the Act on Special Measures for Pandemic Influenza and New Infectious Diseases Preparedness and Response, among others. The regulatory classification and requirements for DRC’s products vary significantly based on their intended use, composition, and functional claims. For instance, products that claim therapeutic or preventive effects against conditions such as allergies or infectious diseases are typically regulated as medical devices or quasi-drugs under the PMD Act, necessitating specific pre-market approvals or certifications. Similarly, DRC’s diagnostic kits are classified as In Vitro Diagnostics (IVDs) and are subject to rigorous clinical validation and regulatory review processes. DRC diligently ensures that it holds all necessary sales authorization licenses (nintei-sha) and manufacturing licenses (seizō-gyō kyoka) for its products, or that these functions are properly entrusted to qualified and licensed third-party partners. Compliance with these classification and labeling requirements is paramount for market entry and continued operation.

Pharmaceuticals and Medical Devices Act (PMD Act)

Products that are classified as prescription drugs, quasi-drugs, medical devices, or in vitro diagnostics (IVD) must comply with the PMD Act. The Act requires:

•        Pre-market approval or certification by the Pharmaceuticals and Medical Devices Agency (PMDA) or designated certification bodies

•        Conformity with Good Manufacturing Practice (GMP) for pharmaceuticals and devices

•        Compliance with Good Quality Practice (GQP) and Good Vigilance Practice (GVP) systems for manufacturing, post-market surveillance, and adverse event reporting

•        Proper labeling and marketing authorization for each product category

Product Classification and Labeling

The regulatory status of each product depends on its intended use, ingredients, and functional claims. For example:

•        Products claiming therapeutic or preventive effects against allergies or infections may be regulated as medical devices or quasi-drugs

•        Diagnostic kits for infectious diseases such as influenza, COVID-19, and malaria are categorized as IVDs and require clinical validation

•        General hygiene products (e.g., towels, masks without medical claims) are regulated under consumer product safety laws unless medical efficacy is stated

Emergency and Infectious Disease Response

Products developed for public health emergencies, such as COVID-19 diagnostic kits, may fall under expedited or special regulatory schemes, including emergency use authorization frameworks under the Act on Special Measures for Pandemic Influenza.

Drug Development and Regulatory Compliance

DRC engages in the development of innovative medical devices, in vitro diagnostic kits, and quasi-drugs. For any therapeutic drug candidates, DRC acknowledges that strict approval processes under Japanese law apply, including:

•        Preclinical and clinical trials in accordance with the Pharmaceuticals and Medical Devices Act (PMD Act) and ICH-GCP standards;

•        Review and approval by the Pharmaceuticals and Medical Devices Agency (PMDA) and the Ministry of Health, Labour and Welfare (MHLW);

•        Post-approval obligations such as re-examination, pharmacovigilance (GVP), and continuous quality assurance (QMS, GQP); and

•        Pricing and reimbursement assessment under the National Health Insurance (NHI) system, if applicable.

DRC maintains a robust compliance and quality management system across its product categories. Specifically:

•        Licenses and Authorizations:    DRC holds licenses as a manufacturer and distributor of quasi-drugs, cosmetics, and Class II medical devices, duly authorized under the PMD Act by the Tokyo Metropolitan Government.

•        Internal Protocols and Policies:    DRC has established internal protocols and operating rules in accordance with the PMD Act, including compliance with GMP/QMS requirements, GQP standards for quality assurance, and GVP standards for post-marketing safety monitoring.

•        Governance and Oversight:    A dedicated compliance team oversees adherence to regulatory obligations, supported by periodic internal audits and external inspections, ensuring full traceability and risk management throughout the product lifecycle.

DRC is in compliance with applicable Japanese laws and regulations governing pharmaceuticals, medical devices, quasi-drugs, and cosmetics.

Regulations on Intellectual Property Rights

There are various intellectual property laws in Japan, including the Patent Act (Act No. 121 of April 13, 1959, as amended), the Utility Model Act (Act No. 123 of April 13, 1959, as amended), the Design Act (Act No. 125 of April 13, 1959, as amended), the Trademark Act (Act No. 127 of April 13, 1959, as amended), the Copyright Act (Act No. 48 of May 6, 1970). The Patent Act provides patent right and regulates protection and utilization of inventions. The Utility Model Act provides utility model right and regulates protection and utilization of devices. The Design Act provides design rights. The Trademark Act provides trademark rights. The Copyright Act provides provide for authors’ rights and neighboring rights.

As of the date of this prospectus, DRC have registered 6 patents, 1 utility models, and 54 trademarks in Japan. DRC’s pending intellectual property applications in Japan include 2 patents.

Patents and Utility Models

DRC holds a broad portfolio of patents and utility models in Japan that cover its Hydro Silver Titanium (HST) technology, applications in medical and consumer masks, diagnostic assay kits, and related innovations.

•        Granted patents (e.g., JP6399722B1, exp. 2038; JP6851054B1, exp. 2041) protect pharmaceutical compositions, HST sheet materials, and mask structures.

•        Pending patent applications (e.g., JP2024-083950A, JP2024-171402A) relate to novel diagnostic assay technologies and composite materials, potentially extending protection into the mid-2040s.

•        Registered utility models (e.g., JP3211225U, exp. 2027; JP3228789U, exp. 2030) protect applied consumer product innovations such as cooling masks and ergonomic designs. Patents in Japan generally remain valid for 20 years from the filing date, and utility models for 10 years, subject to fee payments. Accordingly, DRC’s enforceable rights extend through at least 2038 – 2044 for patents and 2027 – 2030 for utility models.

Trademarks

DRC also owns a strong trademark portfolio in Japan, ensuring brand recognition and protection across key product categories. Principal marks include:

•        “ハイドロ銀チタン/Hydro Silver Titanium”, registered in multiple classes including Class 5 (pharmaceuticals), Class 10 (medical devices), Class 24 (textiles), and others

•        “Hyd [AgTiO₂]” and variants, covering classes including Class 5, Class 10, and Class 25. Product slogans such as “花粉を水に変えるマスク (Mask that turns pollen into water)” and “不衛生タンパク質を水に変えるマスク (Mask that turns unsanitary proteins into water)”, also registered and in force

•        The corporate mark “DR.C”/“DR.C医薬”, registered across pharmaceutical, cosmetic, and medical device classes

These registrations, dating from 2015 onward, are all marked as valid and continuously maintained in the Japan Patent Office database.

It has been confirmed that:

•        All granted patents, utility models, and trademarks are valid and in force.

•        Pending patent applications remain under examination, with no rejections identified.

•        No disputes, oppositions, or invalidation proceedings have been detected.

•        For co-developed technologies (e.g., IVD kits with RIKEN), DRC holds exclusive commercialization rights.

DRC’s intellectual property portfolio — including patents, utility models, and trademarks — provides strong, enforceable protection for its core technologies and brands. Patent rights extend into the late 2030s and 2040s, utility models into 2027 – 2030, and trademarks are renewable indefinitely. No IP disputes or encumbrances have been identified, supporting long-term commercialization and investor confidence.

Regulations on Personal Data Protection

The Act on the Protection of Personal Information of Japan (Act No. 57 of 2003, as amended, the “APPI”) imposes comprehensive obligations on all business operators handling personal information in databases. Key obligations include:

•        Purpose Specification and Notification:    Companies must clearly specify the purposes of use of personal information and notify or publicly announce them at the time of collection.

•        Proper Acquisition:    Personal information must not be collected by improper means.

•        Data Security:    Companies are required to implement organizational, physical, and technical safeguards to prevent leakage, loss, or damage of personal data.

•        Third-Party Restrictions:    Provision of personal data to third parties is prohibited without the prior consent of the data subject, except in limited cases prescribed by law.

•        Supervision of Contractors:    When outsourcing data processing, companies must properly supervise contractors through contractual and monitoring measures.

•        Rights of Individuals:    Companies must respond to requests from individuals for disclosure, correction, suspension of use, or deletion of retained personal data.

•        Data Breach Notification:    In the event of a data breach, companies are now required to report to the Personal Information Protection Commission and notify affected individuals.

•        Special Categories of Information:    Recent amendments expanded the scope of regulation to include anonymously processed information (tokumei kako joho), pseudonymized information (kamei kako joho), and individual-related information (kojin kanren joho), each of which is subject to specific handling rules.

•        Sanctions:    Failure to comply with an order from the Personal Information Protection Commission or other competent authorities may result in criminal and/or administrative sanctions.

The APPI applies directly to DRC in several respects. DRC’s online shop collects and stores member registration data, such as names, addresses, contact information, and purchase history, which must be handled in compliance with the Act. In addition, DRC may process clinical or research data related to its in vitro diagnostic (IVD) kits or medical products, which requires appropriate anonymization or pseudonymization in accordance with the law. Furthermore, DRC processes employee data in the course of HR and payroll operations, which also constitutes personal information subject to the Act.

DRC is required to maintain internal rules and policies consistent with the APPI, including privacy policies, access controls, outsourcing agreements, and incident response measures. There is no past sanctions or enforcement actions, and DRC is considered to be in compliance with its obligations under the Act.

Regulations on Dividend Distribution

Under the Foreign Exchange Regulations, dividends paid on, and the proceeds from sales in Japan of, shares held by exchange non-residents of Japan may generally be converted into any foreign currency and repatriated abroad.

After the share exchange, the ultimate parent company of DRC will be Delaware Co. Accordingly, any dividends distributed from DRC will be paid to Delaware Co through the Intermediate Co. Under the FEFTA, dividends and sales proceeds payable to foreign investors can generally be converted into foreign currencies and remitted abroad without restriction. Therefore, no additional regulatory impediments on dividend distribution are expected in connection with the contemplated structure.

Regulations on Employment and Social Insurance

There are various labor-related laws in Japan, including the Labor Standards Act (Act No. 49 of April 7, 1947, as amended), the Industrial Safety and Health Act (Act No. 57 of June 8, 1972, as amended), and the Labor Contracts Act (Act No. 128 of December 5, 2007). The Labor Standards Act regulates, among others, minimum standards for working conditions such as working hours, leave period, and leave days. The Industrial Safety and Health Act requires, among others, the implementation of measures to secure employee safety and protect the health of workers in the workplace. The Labor Contracts Act regulates, among others, the change of terms of employment contracts and working rules, and dismissal and disciplinary action.

DRC has prepared working rules and employment contracts in accordance with the Labor Standards Act, the Labor Contract Act, and the Industrial Safety and Health Act, and has filed the working rules with the relevant Labor Standards Inspection Office. DRC conducts regular health checkups, operates a health and safety committee, and has completed enrollment in workers’ accident compensation insurance, employment insurance, and social insurance. At present, there are no labor disputes or outstanding administrative directives.

Regulations on Taxation

The taxes levied in Japan on income generated by the activities of a corporation include corporate tax (national tax), local corporate tax (national tax), corporate inhabitant tax (local tax), enterprise tax (local tax). According to tax-related laws and regulations, including the Corporation Tax Act (Act No. 34 of March 31, 1965, as amended) and the Local Corporation Tax Act (Act No.11 of March 31, 2014, as amended), the scope of income subject to the taxes is determined and the taxable income is calculated. Corporate inhabitant taxes are levied on income and a per capita basis using the corporation’s capital and the number of its employees as the tax base. Business transaction is levied consumption tax which is a type of value-added tax.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF DRC

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our unaudited financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See “Special Note Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks, and assumptions associated with these statements. Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

DRC Medicine Ltd. (“DRC” or “we”) is an exempted company headquartered in Japan, engaged in design and sales of hygiene products and brand licensing activities. Since its establishment in 2007, DRC has established itself as a manufacturer of hygiene-related consumer products with aspirations to become a diversified medical innovator in therapeutic face masks, artificial intelligence (AI)-driven healthcare applications, and pharmaceuticals. As of the date of Prospectus, we generate revenues through hygiene-related consumer products and royalty fees.

We generate revenues through 1) revenue from merchandise sales, and 2) revenue from royalty fees. For the fiscal years ended July 31, 2024 and 2025, we recognized US$676,270 and US$453,346, respectively, in revenues, of which merchandise sales accounted for 84.2% and 87.6%, respectively, and royalty fees accounted for 15.8% and 12.4%, respectively. For the three months ended April 30, 2025 and 2026, we recognized US$125,331 and US$114,015, respectively, in revenues, of which merchandise sales accounted for 87.5% and 91.4%, respectively, and royalty fees accounted for 12.5% and 8.6%, respectively. For the nine months ended April 30, 2025 and 2026, the we recognized US$382,347 and US$265,803, respectively, in revenues, of which merchandise sales accounted for 87.8% and 90.1%, respectively, and royalty fees accounted for 12.2% and 9.9%, respectively.

We realized net loss of US$2,156,665 and US$1,676,153, for the fiscal years ended July 31, 2024 and 2025, respectively. We realized net loss of US$460,906 and US$297,453, for the three months ended April 30, 2025 and 2026, respectively. We realized net loss of US$1,200,673 and US$1,607,929, for the nine months ended April 30, 2025 and 2026, respectively.

Major Factors Affecting Our Results of Operations

Our business and results of operations are affected by several general factors in the global markets and domestic market including, among others, economic, political and social conditions. Unfavorable changes in any of these general factors could adversely affect demand for the products and materially and adversely affect our results of operations.

While our business is influenced by these general factors, our results of operations are more directly affected by the following Group-specific factors.

Fluctuations in Product Procurement Cost and Supply Chain Stability

Our ability to secure stable supply at predictable costs through strategic sourcing is a major determinant of our gross margin for mask products. Disruptions in the supply chain, whether from geopolitical events, natural disasters, or surges in global demand, can directly impact our production capacity, cost structure, and profitability.

Public Health Sentiment and Brand Perception

Demand for our products is uniquely tied to public health environment and brand strength. Prevalence of respiratory illnesses and public health recommendations cause cyclical demand for masks. Our ability to innovate beyond pandemic-use is critical for sustainable growth. Our licensing revenue is entirely dependent on the value and reputation of our brand. Positive perception allows for premium pricing and attracts partners, while any damage to brand equity would immediately impact both sales and high-margin licensing income.

Success of Product Development and Commercialization

Our transformation into a diversified medical innovator requires substantial and sustained investment in research and development. The timing and commercial success of our R&D pipelines in diagnostic solutions, AI-driven applications, and pharmaceuticals are critical factors that will significantly impact our future operating results.

Key components of Results of Operations

Revenues

We generate revenues through 1) revenue from merchandise sales, and 2) revenue from royalty fees.

The following table sets forth our revenues by source of products for the years, three and nine months ended indicated.

By revenue types:	For the years ended July 31,
	2024		2025
	US$	%	US$	%
Merchandise sales	569,589	84.2	396,972	87.6
Royalty fees	106,681	15.8	56,374	12.4
Total	676,270	100.0	453,346	100.0
By revenue types:	For the three months ended April 30,				For the nine months ended April 30,
	2025		2026		2025		2026
	US$	%	US$	%	US$	%	US$	%
Merchandise sales	109,607	87.5	104,218	91.4	335,568	87.8	239,371	90.1
Royalty fees	15,724	12.5	9,797	8.6	46,779	12.2	26,432	9.9
Total	125,331	100.0	114,015	100.0	382,347	100.0	265,803	100.0

Merchandise sales

We offer hygiene products, mainly including protective masks, which accounted for 60.1% and 57.1% of our revenue from merchandise sales for the fiscal years ended 2024 and 2025, accounted for 92.3% and 91.0% of our revenue from merchandise sales for the three months ended April 30, 2025 and 2026, and accounted for 80.0% and 88.8% of our revenue from merchandise sales for the nine months ended April 30, 2025 and 2026, respectively.

Our product portfolio, beyond protective masks, includes air purifiers, commercial raw materials, towels, clothing, and bedding. Sales of air purifiers accounted for 9.2% of total product sales in the fiscal year ended July 31, 2024, increasing to 12% in the following fiscal year ended July 31, 2025. Sales of air purifiers accounted for 2.9% of total product sales in the three months ended April 30, 2025, increasing to 4.8% for the same period ended April 30, 2026. Sales of air purifiers accounted for 14.1% of total product sales in the nine months ended April 30, 2025, decreasing to 4.6% for the same period ended April 30, 2026. No other single product, besides protective masks and air purifiers, represented over 10% of sales during these periods. Revenues from sales of hygiene products are recognized upon delivery to customers, net of returns allowances, surcharges and discounts, if any.

Royalty fees

We recognize royalty revenue in accordance with ASC 606, Revenue from Contracts with Customers. Group licensing arrangements typically include a bundle of rights to use patents and trademarks, which are interrelated and inseparable accounted for as a single performance obligation. The transaction price is determined based on agreed contractual terms and may include fixed consideration, variable consideration based on actual sales, production, or other measures, or a combination thereof.

Our royalty fees consist of fixed royalty and sales-based royalty (advertising royalty and over royalty). 1) Fixed royalty is a minimum guaranteed amount recorded over the contract period; 2) Advertising royalty charged for the use of trademarks in advertising materials, is calculated based on actual sales and recognized at when the subsequent sale occurs; 3) over royalty is recognized only when cumulative sales exceed the minimum contracted sales threshold. We record advertising royalty and over royalty based on laggy quarterly sale reports.

Cost of revenues

Our cost of revenues consists of costs directly related to revenue generating activities, which primarily include product procurement cost, and write-downs for inventories due to the decrease of net realizable value considering the decline in demand for protective masks following the pandemic, which led to excess inventory.

Operating Expenses

Our operating expenses consist primarily of selling and marketing expenses, research and development expenses, and general and administrative expenses. The following table sets forth our operating expenses for the periods indicated, both in absolute amounts and as percentages of total net revenues.

Operating expenses	For the years ended July 31,
	2024		2025
	US$	%	US$	%
Selling and marketing expenses	605,496	89.5	527,494	116.4
General and administrative expenses	1,044,804	154.5	917,301	202.3
Research and development expenses	578,392	85.5	334,488	73.8
Total	2,228,692	329.5	1,779,283	392.5
Operating expenses	For the three months ended April 30,				For the nine months ended April 30,
	2025		2026		2025		2026
	US$	%	US$	%	US$	%	US$	%
Selling and marketing expenses	168,318	134.3	60,750	53.3	467,064	122.2	188,467	70.9
General and administrative expenses	258,629	206.4	217,739	191.0	626,367	163.8	702,845	264.4
Research and development expenses	73,400	58.6	144,109	126.4	212,057	55.5	900,174	338.7
Total	500,347	399.3	422,598	370.7	1,305,488	341.5	1,791,486	674.0

Selling and marketing expenses

Selling and marketing expenses primarily consist of (i) shipping and delivery expenses, (ii) payroll expenses of sales personnel, (iii) advertising and marketing expenses, and (iv) other marketing expenses related to sales personnel.

General and administrative expenses

General and administrative expenses primarily consist of (i) professional services expenses, (ii) payroll expenses of general and administrative personnel, (iii) depreciation and amortization expenses, and (iv) other miscellaneous administrative expenses.

Research and development expenses

Research and development expenses primarily include: (i) professional service fees, (ii) payroll expenses of research and development personnel; and (iii) others, which primarily include use of materials and depreciation expenses.

Results of operations

Results of Operations for the Fiscal Years Ended July 31, 2024 and 2025

The following table sets forth a summary of our results of operations for the periods indicated. This information should be read together with our financial statements and related notes included elsewhere in this prospectus. The operating results in any years are not necessarily indicative of the results that may be expected for any future periods.

	For the years ended July 31,
	2024	2025	Variance
	USD	USD	USD	%
Revenue	$676,270	$453,346	(222,924)	(33.0)
Cost of revenues	(440,563)	(304,032)	136,531	(31.0)
Gross profit	235,707	149,314	(86,393)	(36.7)

Operating expenses:
Selling and marketing expenses	(605,496)	(527,494)	78,002	(12.9)
General and administrative expenses	(1,044,804)	(917,301)	127,503	(12.2)
Research and development expenses	(578,392)	(334,488)	243,904	(42.2)
Total operating expenses:	(2,228,692)	(1,779,283)	449,409	(20.2)

Loss from operations	(1,992,985)	(1,629,969)	363,016	(18.2)
	For the years ended July 31,
	2024	2025	Variance
	USD	USD	USD	%
Other expenses:
Other (expenses)/income, net	(19,059)	9,044	28,103	(147.5)
Impairment loss	(98,734)	—	98,734	(100.0)
Interest expense, net	(45,887)	(55,228)	(9,341)	20.4
Total other expenses, net	(163,680)	(46,184)	117,496	(71.8)

Loss before income tax provision	(2,156,665)	(1,676,153)	480,512	(22.3)
Income tax expenses	—	—	—	—
Net loss	$(2,156,665)	$(1,676,153)	480,512	(22.3)

Revenues

Our revenue decreased by 33.0% from US$676,270 for the fiscal year ended July 31, 2024 to US$453,346 for the fiscal year ended July 31, 2025.

Merchandise sales

Our revenue from merchandise sales decreased by 30.3% from US$569,589 for the fiscal year ended July 31, 2024 to US$396,972 for the fiscal year ended July 31, 2025, which was primarily driven by the decrease of sales volume due to normalization of demand after pandemic and relaxation of mandatory usage of mask by the government in Japan.

Based on years of research and development, we plan to further commercialize medical devices, diagnostic solutions, AI-driven healthcare applications, and pharmaceutical products in the near future.

Royalty fees

The following table sets forth our revenue from royalty fees by source of royalties for the years indicated.

	For the years ended July 31,
	2024		2025		Variance
	USD	%	USD	%	USD	%
Basic royalty	94,954	89.0	47,157	83.7	(47,797)	(50.3)
Over royalty	11,727	11.0	9,217	16.3	(2,510)	(21.4)
Total revenue from royalty fees	106,681	100.0	56,374	100.0	(50,307)	(47.2)

Our revenue from royalty fees decreased by 47.2% from US$106,681 for the fiscal year ended July 31, 2024 to US$56,374 for the fiscal year ended July 31, 2025, which was primarily driven by a decline in basic-royalty fees resulting from fewer customers and lower demand for mask sales during the post COVID-19 period.

Cost of revenues

Our cost of revenues decreased by 31.0% from US$440,563 for the fiscal year ended July 31, 2024 to US$304,032 for the fiscal year ended July 31, 2025. The decrease was primarily in line with the decrease of revenue from our merchandise sales.

Gross profit and gross profit margin

Gross profit represents our net revenues less cost of revenues. Our gross profit margin represents our gross profit as a percentage of our net revenues.

For the fiscal years ended July 31, 2024 and 2025, our gross profit from merchandise sales amounted to US$129,026 and US$92,940, respectively, with corresponding gross profit margins of 22.7% and 23.4%. The decrease in gross profit was primarily attributable to lower sales volume.

Operating Expenses

Our total operating expenses decreased by 20.2% from US$2,228,692 for the fiscal year ended July 31, 2024 to US$1,779,283 for the fiscal year ended July 31, 2025, which was mainly driven by the decrease in research and development expenses.

Selling and marketing expenses

The following table sets forth selling and marketing expenses by nature for the years indicated.

Selling and marketing expenses	For the years ended July 31,
	2024		2025		Variance
	USD	%	USD	%	USD	%
Shipping and delivery expenses	340,930	56.3	301,088	57.1	(39,842)	(11.7)
Advertising and marketing expenses	182,864	30.2	138,290	26.2	(44,574)	(24.4)
Payroll expenses of sales personnel	72,026	11.9	79,219	15.0	7,193	10.0
Others	9,676	1.6	8,897	1.7	(779)	(8.1)
Total	605,496	100.0	527,494	100.0	(78,002)	(12.9)

Our selling and marketing expenses decreased by 12.9% from US$605,496 for the fiscal year ended July 31, 2024 to US$527,494 for the fiscal year ended July 31, 2025, primarily attributable to (i) a decrease of US$44,574 in advertising and promotion fees, resulting from the curtailment of marketing activities with poor revenue contribution; (ii) a decrease of US$39,842 in logistics delivery costs, due to lower storage fees from warehouse relocation, as well as reduced sales freight costs corresponding to decreased revenue.

General and administrative expenses

The following table sets forth general and administrative expenses by nature for the years indicated.

General and administrative expenses	For the years ended July 31,
	2024		2025		Variance
	USD	%	USD	%	USD	%
Payroll expenses of general and administrative personnel	248,135	23.7	438,716	47.8	190,581	76.8
Professional services expenses	393,814	37.7	297,333	32.4	(96,481)	(24.5)
Depreciation and amortization expenses	293,994	28.1	76,560	8.3	(217,434)	(74.0)
Others	108,861	10.4	104,692	11.4	(4,169)	(3.8)
Total	1,044,804	100.0	917,301	100.0	(127,503)	(12.2)

Our general and administrative expenses decreased by 12.2% from US$1,044,804 for the fiscal year ended July 31, 2024 to US$917,301 for the fiscal year ended July 31, 2025, primarily attributable to (i) a decrease of US$217,434 in depreciation and amortization expenses. We early terminate a lease and reduce the amortization expense of the right-of-use asset during the fiscal year 2024; (ii) a decrease of US$96,481 in professional service fees, driven by lower audit fees resulting from the change of Japan local audit firm and reduced Amazon commission fees amid lower sales; and partially offset by (iv) an increase of US$190,581 in payroll expenses, attributable to higher remuneration for the president and directors in fiscal 2025.

Research and development expenses

The following table sets forth research and development expenses by projects for the years indicated.

Research and development expenses	For the years ended July 31,
	2024		2025		Variance
	USD	%	USD	%	USD	%
Hydro Silver Titanium	566,919	98.0	268,075	80.1	(298,844)	(52.7)
AI powered IVD Kits	6,510	1.1	64,142	19.2	57,632	885.3
Other projects	4,963	0.9	2,271	0.7	(2,692)	(54.2)
Total	578,392	100.0	334,488	100.0	(243,904)	(42.2)

Our research and development expenses decreased by 42.2% from US$578,392 for the fiscal year ended July 31, 2024 to US$334,488 for the fiscal year ended July 31, 2025. This decline was primarily attributable to a reduction in professional research expenses for Hydro Silver Titanium (HST) medical device development including regulatory consultation and clinical studies, which we substantially completed investment in during fiscal year 2024. In 2025, the HST project was completed, with only limited expenditures expected. For the fiscal year ended July 31, 2026, foreseeable research and development expenditures for the new protective mask model are expected to include certain application fees and staff costs. Clinical testing expenses for associated diagnostic tools and pharmaceuticals are projected to commence later within the same fiscal year.

Other expenses, net

Other expenses, net primarily consist of (i) impairment losses on long-lived assets; (ii) interest expenses, net; (iii) other non-operating (expenses)/income; and (iv) gains or losses on exchange rate fluctuations.

We recognized net other expenses of US$46,184 and US$163,680 for the fiscal years ended July 31, 2024 and 2025, respectively. The decrease primarily attributable to a decrease of US$98,734 in impairment losses related to long-lived assets including leasehold improvement, equipment and patent. The impairment assessment of the recoverability of certain long-lived assets was triggered by ongoing operating losses during in the fiscal year 2024. The assessment revealed that the projected undiscounted future cash flows from these assets were less than their carrying value, resulting in the recognition of an impairment loss. This decrease was partially offset by an increase in interest expense, which was primarily due to bank borrowings.

Income taxes

Japan

We conduct our businesses in Japan and is subject to tax in this jurisdiction. As a result of our business activities, we file tax returns that are subject to examination by the local tax authority. Income taxes in Japan applicable to us are imposed by the national, prefectural, and municipal governments, and in the aggregate resulted in an effective statutory rate of 0% for the years ended July 31, 2024 and 2025.

We incurred no income tax expense for the years ended July 31, 2024 and 2025, respectively.

Net loss

As a result of the foregoing, our net loss narrowed from US$2,156,665 to US$1,676,153 for the fiscal years ended July 31, 2024 and 2025, respectively.

Results of Operations for the three and nine months ended April 30, 2025 and 2026

The following table sets forth a summary of our results of operations for the periods indicated. This information should be read together with our financial statements and related notes included elsewhere in this prospectus. The operating results in any years are not necessarily indicative of the results that may be expected for any future periods.

	For the three months ended April 30,				For the nine months ended April 30,
	2025	2026	Variance		2025	2026	Variance
	US$	US$	US$	%	US$	US$	US$	%
Revenue	125,331	114,015	(11,316)	(9.0)	382,347	265,803	(116,544)	(30.5)
Cost of revenues	(72,893)	(2,932)	69,961	(96.0)	(240,733)	(99,477)	141,256	(58.7)
Gross profit	52,438	111,083	58,645	111.8	141,614	166,326	24,712	17.5

Operating expenses:
Selling and marketing expenses	(168,318)	(60,750)	107,568	(63.9)	(467,064)	(188,467)	278,597	(59.6)
General and administrative expenses	(258,629)	(217,739)	40,890	(15.8)	(626,367)	(702,845)	(76,478)	12.2
Research and development expenses	(73,400)	(144,109)	(70,709)	96.3	(212,057)	(900,174)	(688,117)	324.5
Total operating expenses:	(500,347)	(422,598)	77,749	(15.5)	(1,305,488)	(1,791,486)	(485,998)	37.2

Loss from operations	(447,909)	(311,515)	136,394	(30.5)	(1,163,874)	(1,625,160)	(461,286)	39.6

Other (expenses)/income:
Other income, net	977	36,608	35,631	3,647.0	3,569	70,373	66,804	1,871.8
Interest expense, net	(13,974)	(22,546)	(8,572)	61.3	(40,368)	(53,142)	(12,774)	31.6
Total other (expenses)/income, net	(12,997)	14,062	27,059	(208.2)	(36,799)	17,231	54,030	(146.8)

Loss before income tax expense	(460,906)	(297,453)	163,453	(35.5)	(1,200,673)	(1,607,929)	(407,256)	33.9
Income tax expenses	—	—	—	—	—	—	—	—
Net loss	(460,906)	(297,453)	163,453	(35.5)	(1,200,673)	(1,607,929)	(407,256)	33.9

Revenues

Our revenue decreased by 9.0% from US$125,331 for the three months ended April 30, 2025 to US$114,015 for the three months ended April 30, 2026. Our revenue decreased by 30.5% from US$382,347 for the nine months ended April 30, 2025 to US$265,803 for the nine months ended April 30, 2026.

Merchandise sales

Our revenue from merchandise sales decreased by 4.9% from US$109,607 for the three months ended April 30, 2025 to US$104,218 for the three months ended April 30, 2026. Our revenue from merchandise sales decreased by 28.7% from US$335,568 for the nine months ended April 30, 2025 to US$239,371 for the nine months ended April 30, 2026. The decrease was primarily driven by a significant decline in mask sales, which accounted for the majority of the merchandise revenue reduction. Mask revenue dropped by 20.8% from US$268,388 for the nine months ended April 30, 2025 to US$212,558, mainly attributable to both lower sales volume and reduced average selling prices.

Sales volume decreased from 110,686 units to 83,919 units, which was primarily due to the normalization of post-pandemic demand and the relaxation of mandatory mask usage requirements by the Japanese government. As we have been liquidating aged inventory and expect merchandise revenue to continue on a downward trend.

Based on years of research and development, we plan to further commercialize medical devices, diagnostic solutions, AI-driven healthcare applications, and pharmaceutical products in the near future.

Royalty fees

The following table sets forth our revenue from royalty fees by source of royalties for the three and nine months indicated.

	For the three months ended April 30,						For the nine months ended April 30,
	2025		2026		Variance		2025		2026		Variance
	US$	%	US$	%	US$	%	US$	%	US$	%	US$	%
Basic royalty	10,863	69.1	5,788	59.1	(5,075)	(46.7)	41,173	88.0	20,965	79.3	(20,208)	(49.1)
Over royalty	4,861	30.9	4,009	40.9	(852)	(17.5)	5,606	12.0	5,467	20.7	(139)	(2.5)
Total revenue from royalty fees	15,724	100.0	9,797	100.0	(5,927)	(37.7)	46,779	100.0	26,432	100.0	(20,347)	(43.5)

Our revenue from royalty fees decreased by 37.7% from US$15,724 for the three months ended April 30, 2025 to US$9,797 for the three months ended April 30, 2026. Our revenue from royalty fees decreased by 43.5% from US$46,779 for the nine months ended April 30, 2025 to US$26,432 for the nine months ended April 30, 2026. The decrease was primarily driven by a decline in basic royalty fees as post-COVID-19 market demand softened, which reduced the basic royalty fee per order by approximately 36.1%.

Cost of revenues

Our cost of revenues decreased by 96.0% from US$72,893 for the three months ended April 30, 2025 to US$2,932 for the three months ended April 30, 2026. Our cost of revenues decreased by 58.7% from US$240,733 for the nine months ended April 30, 2025 to US$99,477 for the nine months ended April 30, 2026. This significant decrease was primarily attributable to stronger-than-expected sales of long-aged mask inventory for the three months ended April 30, 2026, driven by unpredictable influenza outbreaks led to a temporary increase in demand for protective equipment, allowing existing mask inventories to continue being sold in the market despite their old age. Accordingly, we propose such sales as arising from exceptional or non-recurring market conditions and does not consider them indicative of a sustainable long-term growth trend. As a result, the related cost of revenues recognized for the three months ended April 30, 2026 was minimal. In addition, due to the uncertainty surrounding the expected future sales of the remaining long-aged inventories, we did not recognize any additional inventory impairment for the three months ended April 30, 2026.

Gross profit and gross profit margin

Gross profit represents our net revenues less cost of revenues. Our gross profit margin represents our gross profit as a percentage of our net revenues.

For the three months ended April 30, 2025 and 2026, our gross profit from merchandise sales amounted to US$36,714 and US$101,286, respectively, with corresponding gross profit margins of 33.5% and 97.2%. For the nine months ended April 30, 2025 and 2026, our gross profit from merchandise sales amounted to US$94,835 and US$139,894, respectively, with corresponding gross profit margins of 28.3% and 58.4%. The increase in both gross profit and gross profit margin was primarily attributable to the significant decrease in cost of revenues for the three months ended April 30, 2026. As discussed above, unpredictable influenza outbreaks led to a temporary increase in demand for protective equipment, allowing existing mask inventories to continue being sold in the market despite their old age. Accordingly, we propose such sales as arising from exceptional or non-recurring market conditions and does not consider them indicative of a sustainable long-term growth trend. Therefore, largely impaired inventories in prior periods have been sold, resulting in minimal cost of revenues being recognized upon sale. In addition, no additional inventory impairment was recorded for this period.

Operating Expenses

Our total operating expenses decreased by 15.5% from US$500,347 for the three months ended April 30, 2025 to US$422,598 for the three months ended April 30, 2026, which were mainly driven by the decrease in selling and marketing expenses. Our total operating expenses increased by 37.2% from US$1,305,488 for the nine months ended April 30, 2025 to US$1,791,486 for the nine months ended April 30, 2026, which were mainly driven by the increase in general and administrative expenses and research and development expenses.

Selling and marketing expenses

The following table sets forth selling and marketing expenses by nature for the three and nine months indicated.

Selling and marketing expenses	For the three months ended April 30,						For the nine months ended April 30,
	2025		2026		Variance		2025		2026		Variance
	US$	%	US$	%	US$	%	US$	%	US$	%	US$	%
Shipping and delivery expenses	125,644	74.6	47,780	78.7	(77,864)	(62.0)	258,853	55.4	128,646	68.3	(130,207)	(50.3)
Payroll expenses of sales personnel	20,627	12.3	8,453	13.9	(12,174)	(59.0)	60,915	13.0	26,218	13.9	(34,697)	(57.0)
Advertising and marketing expenses	19,784	11.8	3,190	5.3	(16,594)	(83.9)	139,908	30.0	30,611	16.2	(109,297)	(78.1)
Others	2,263	1.3	1,327	2.1	(936)	(41.4)	7,388	1.6	2,992	1.6	(4,396)	(59.5)
Total	168,318	100.0	60,750	100.0	(107,568)	(63.9)	467,064	100.0	188,467	100.0	(278,597)	(59.6)

Our selling and marketing expenses decreased by 63.9% from US$168,318 for the three months ended April 30, 2025 to US$60750 for the three months ended April 30, 2026. The decrease is primarily attributable to (i) a decrease of US$77,864 in shipping and delivery expenses, due to lower storage fees from warehouse relocation, as well as reduced sales freight costs corresponding to decreased revenue; (ii) a decrease of US$16,594 in advertising and marketing expenses, resulting from the curtailment of marketing activities with poor revenue contribution; and (iii) a decrease of US$12,174 in payroll expenses of sales personnel, due to lower sales volume.

Our selling and marketing expenses decreased by 59.6% from US$467,064 for the nine months ended April 30, 2025 to US$188,467 for the nine months ended April 30, 2026. The decrease is primarily attributable to (i) a decrease of US$130,207 in shipping and delivery expenses, due to lower storage fees from warehouse relocation, as well as reduced sales freight costs corresponding to decreased revenue; (ii) a decrease of US$109,297 in advertising and marketing expenses, resulting from the curtailment of marketing activities with poor revenue contribution; and (iii) a decrease of US$34,697 in payroll expenses of sales personnel, due to lower sales volume.

General and administrative expenses

The following table sets forth general and administrative expenses by nature for the three and nine months indicated.

General and administrative expenses	For the three months ended April 30,						For the nine months ended April 30,
	2025		2026		Variance		2025		2026		Variance
	US$	%	US$	%	US$	%	US$	%	US$	%	US$	%
Payroll expenses of general and administrative personnel	121,847	47.1	115,490	53.0	(6,357)	(5.2)	313,354	50.1	352,393	50.1	39,039	12.5
Professional services expenses	91,527	35.4	73,917	33.9	(17,610)	(19.2)	208,009	33.2	256,299	36.5	48,290	23.2
Depreciation and amortization expenses	23,282	9.0	18,438	8.5	(4,844)	(20.8)	56,579	9.0	56,441	8.0	(138)	(0.2)
Others	21,973	8.5	9,894	4.6	(12,079)	(55.0)	48,425	7.7	37,712	5.4	(10,713)	(22.1)
Total	258,629	100.0	217,739	100.0	(40,890)	(15.8)	626,367	100.0	702,845	100.0	76,478	12.2

Our general and administrative expenses decreased by 15.8% from US$258,629 for the three months ended April 30, 2025 to US$217,739 for the three months ended April 30, 2026. The movement is mainly due to a decrease of US$17,610 in professional service fees due to differences in service milestones of listing process.

Our general and administrative expenses increased by 12.2% from US$626,367 for the nine months ended April 30, 2025 to US$702,845 for the nine months ended April 30, 2026, primarily attributable to (i) an increase of US$48,290 in professional service fees due to higher listing-related expenses that are not allowed to be capitalized; and (ii) an increase of US$39,039 in payroll expenses, attributable to higher remuneration for the president and directors.

Research and development expenses

The following table sets forth research and development expenses by projects for the three and nine months indicated.

Research and development expenses	For the three months ended April 30,						For the nine months ended April 30,
	2025		2026		Variance		2025		2026		Variance
	US$	%	US$	%	US$	%	US$	%	US$	%	US$	%
Hydro Silver Titanium	43,181	58.8	108,125	75.0	64,944	150.4	166,716	78.6	817,903	90.9	651,187	390.6
AI powered IVD Kits	17,796	24.2	34,926	24.2	17,130	96.3	28,537	13.5	79,711	8.9	51,174	179.3
Other projects	12,423	16.9	1,058	0.7	(11,365)	(91.5)	16,804	7.9	2,560	0.3	(14,244)	(84.8)
Total	73,400	100.0	144,109	100.0	70,709	96.3	212,057	100.0	900,174	100.1	688,117	324.5

Our research and development expenses increased by 96.3% from US$73,400 for the three months ended April 30, 2025 to US$144,109 for the three months ended April 30, 2026. Our research and development expenses increased by 324.5% from US$212,057 for the nine months ended April 30, 2025 to US$900,174 for the nine months ended April 30, 2026. The increase is primarily attributable to the increase in clinical trial and registration fees.

Other (expenses)/income, net

Other (expenses)/income, net primarily consist of (i) interest expenses, net; (ii) gains or losses on exchange rate fluctuations; and (iii) other non-operating expenses.

We recognized net other expenses of US$12,997 for the three months ended April 30, 2025 and net other income of US$14,062 for the three months ended April 30, 2026. The change was primarily due to an increase in foreign exchange gains.

We recognized net other expenses of US$36,799 for the nine months ended April 30, 2025 and net other income of US$17,231 for the nine months ended April 30, 2026. The change was primarily due to an increase of US$69,269 in foreign exchange gains, and partially offset by an increase of US$12,774 in interest expenses, net.

Income taxes

Japan

We conduct our businesses in Japan and is subject to tax in this jurisdiction. As a result of our business activities, we file tax returns that are subject to examination by the local tax authority. Income taxes in Japan applicable to us are imposed by the national, prefectural, and municipal governments, and in the aggregate resulted in an effective statutory rate of 0% for the nine months ended April 30, 2025 and 2026.

We incurred no income tax expense for the nine months ended April 30, 2025 and 2026, respectively.

Net loss

As a result of the foregoing, our net loss was US$460,906 to US$298,576 for the three months ended April 30, 2025 and 2026, respectively, and our net loss was US$1,200,673 to US$1,609,052 for the nine months ended April 30, 2025 and 2026, respectively.

Liquidity and Capital Resources

For the year ended July 31, 2025 and nine months ended April 30, 2026, we had negative operating cash flows of US$1,174,092 and US$1,516,533 and incurred a net loss of US$1,676,153 and US$1,607,929. As of July 31, 2025 and April 30, 2026, we had net current assets of US$540,773 and net current liabilities of US$2,930,841, accumulated deficit of US$6,405,530 and US$8,013,459, and shareholders’ deficit of US$4,780,676 and US$4,903,151. We require substantial amounts of cash to cover operating expenses, as well as to fund capital expenditure, working capital changes, interest payments on borrowing, lease payments, and to support tax payments. We have financed our capital requirements from the issuance of new shares and borrowings from banks.

As of July 31, 2025 and April 30, 2026, we had borrowings of US$5,840,312 and US7,749,451. These loans were mainly borrowed from Banks in Japan for working capital purposes, including Japan Finance Corporation and The Johnan Shinkin Bank. The loans have maturities from 2026 to 2032, with fixed interest rates of 0.36% – 2.00%. As of July 31, 2025 and April 30, 2026, our bank borrowings from The Johnan Shinkin Bank amounted to US$699,873 and US$437,821, respectively. In addition, as of April 30, 2026, we had short-term borrowings from Narumi Okazaki of US$2,409,677. All of these borrowings were guaranteed by the individual significant shareholder of the Group, Narumi Okazaki.

The material terms of DRC’s indebtedness are as follows:

	Borrowing date	Repayment date	Loan period	2025/7/31 balance	2026/4/30 balance	Annual interest rate	Personal guarantee
Jonan Shinkin Bank	2021.2.26	2026.2.20	5 years	38,499	—	1.67%	Narumi Okazaki
	2021.4.21	2028.4.20	1 year grace period followed by 6 years repayment	304,309	212,741	1.80%	Narumi Okazaki
	2021.4.21	2028.4.20		121,620	84,974	1.80%	Narumi Okazaki
	2021.4.21	2028.4.20		182,430	127,461	1.80%	Narumi Okazaki
	2021.7.30	2026.7.20	5 years	53,015	12,645	1.60%	Narumi Okazaki
	Subtotal			699,873	437,821

Japan Finance Cooperation	2019.12.12	2026.11.30	Lump sum repayment after 7 years	1,992,033	1,914,975	0.45%	—
	2019.12.12	2026.11.30		664,011	638,325	1.11%	—
	2021.9.2	2028.6.25	2 year grace period followed by 4 years and 10 months repayment	160,358	114,515	0.36%	—
	2022.2.22	2029.2.28	Lump sum repayment after 7 years	664,011	638,325	1.06%	—
	2022.2.22	2032.2.29	Lump sum repayment after 10 years	1,328,021	1,276,650	0.50%	—
	Subtotal			4,808,434	4,582,790

Ohkawara Transport	2024.9.2	2026.8.31		332,005	319,163	2.00%	Narumi Okazaki

Narumi Okazaki	2025.9.24-2026.4.30	2026.7.31		—	2,409,677	1.65%	—
Total				5,840,312	7,749,451

Liquidity is based on the ability to generate cash from operating activities, obtain capital financing from equity interest investors and borrow funds from financial institutions. Future capital requirements depend on many factors, including growth rate, the continuing market acceptance of our products, the timing and extent of product development efforts, the expansion of sales and marketing activities, and the expansion and penetration of the Group’s business into different geographies and markets.

As of August 1, 2025, we entered into a financial support agreement with a third party, under which it agreed to provide support for the Group’s daily operations of up to JPY500 million (approximately US$3.4 million), valid until July 31, 2027. We has complied with all obligations under the agreement by the issuance date. No amounts have been drawn under the facility since its inception on August 1, 2025, and the full commitment remains available for drawdown through its expiration on July 31, 2027.

Management concluded that the current assets and the available lines of credit will be sufficient to satisfy its obligations as they become due and will support the operations for one year from the issuance date of the unaudited financial statements. We will meet anticipated working capital requirements and capital expenditures within the next 12 months from the issuance date of the unaudited financial statements.

Cash Flows

Results of Operations for the years ended July 31, 2024 and 2025

The following table sets forth a summary of our cash flows for the periods indicated:

	For the years ended July 31,
	2024	2025
Net cash used in operating activities	$(1,775,764)	$(1,174,092)
Net cash used in investing activities	(102,443)	(506,625)
Net cash provided by financing activities	1,870,377	1,907,474
Effect of exchange rate changes	(77,721)	(30,699)
Net (decrease) increase in cash and cash equivalents	$(85,551)	$196,058
Cash and cash equivalents, beginning of the year	173,796	88,245
Cash and cash equivalents, end of the year	$88,245	$284,303

Operating activities

For the fiscal year ended July 31, 2025, our net cash used in operating activities was US$1,174,092, primarily reflected our net loss of US$1,676,153. The principal adjustments to reconcile our net loss to our net cash used in operating activities was write-downs for inventories of US$106,113 and amortization of right-of-use assets of US$65,486. Adjustment for changes in operating assets and liabilities primarily consisted of a decrease of operating lease liabilities of US$60,761; partially offset by a decrease of US$282,196 in inventory due to the realization of sales, and an increase of accrued expenses and other current liabilities of US$76,764 driven by higher professional fees.

For the fiscal year ended July 31, 2024, our net cash used in operating activities was US$1,775,764, primarily reflected our net loss of US$2,156,665. The principal adjustments to reconcile our net loss to our net cash used in operating activities was amortization of right-of-use assets of US$188,191, impairment losses on long-lived assets of US$98,734 and write-downs for inventories of US$96,988, Adjustment for changes in operating assets and liabilities primarily consisted of a decrease of accrued expenses and other current liabilities of US$569,688 reflected in lower accrued warehouse and logistics expenses and payroll expenses due to decreased revenue; partially offset by a decrease of US$414,798 in inventory due to the realization of sales.

Investing activities

For the fiscal year ended July 31, 2025, our net cash used in investing activities was US$506,625, which was attributable to payments on behalf of a related party for deferred offering cost of US$500,000, and the purchase of property and equipment and intangible assets of US$6,625.

For the fiscal year ended July 31, 2024, our net cash used in investing activities was US$102,443, which was attributable to the purchase of property and equipment and intangible assets.

Financing activities

For the fiscal year ended July 31, 2025, our net cash provided by financing activities was US$1,907,474, which was primarily attributable to the proceeds from the issuance of new shares of US$1,972,324 and the proceeds from long-term borrowings of US$336,359; partially offset by repayments of long-term borrowings of US$401,209.

For the fiscal year ended July 31, 2024, our net cash generated from financing activities was US$1,870,377 which was primarily attributable to the proceeds from the issuance of new shares of US$2,326,322 and the proceeds from long-term borrowings of US$19,925, partially offset by repayments of long-term borrowings of US$475,870.

Results of cash flows for the nine months ended April 30, 2025 and 2026

The following table sets forth a summary of our cash flows for the periods indicated:

	For the nine months ended April 30,
	2025	2026
Net cash used in operating activities	$(733,968)	$(1,516,533)
Net cash used in investing activities	(11,880)	(2,219,296)
Net cash provided by financing activities	662,450	3,495,603
Effect of exchange rate changes	3,383	(36,934)
Net change in cash and cash equivalents	$(80,015)	$(277,160)
Cash and cash equivalents, beginning of the period	88,245	284,303
Cash and cash equivalents, end of the period	$8,230	$7,143

Operating activities

For the nine months ended April 30, 2026, our net cash used in operating activities was US$1,516,533, which was primarily attributable to net loss of US$1,607,929, as adjusted for non-cash items, write-downs for inventories of US$63,687, amortization of right-of-use assets of US$48,009 and the effects of changes in working capital. Adjustment for changes in operating assets and liabilities primarily consisted of an increase of prepaid expenses and other current assets of US$138,186 driven by increase of prepayments for intangible assets, and a decrease of operating lease liabilities of US$44,591; partially offset by an increase of accrued expenses and other current liabilities of US$139,289 driven by higher professional service fees, and a decrease of US$39,952 in inventory due to the realization of sales.

For the nine months ended April 30, 2025, our net cash used in operating activities was US$733,969, which was primarily attributable to net loss of US$1,200,673, as adjusted for non-cash items, write-downs for inventories of US$69,009, and amortization of right-of-use assets of US$48,679 and the effects of changes in working capital. Adjustment for changes in operating assets and liabilities primarily consisted of a decrease of operating lease liabilities of US$45,160; partially offset by a decrease of US$262,214 in inventory due to the realization of sales.

Investing activities

For the nine months ended April 30, 2026, our net cash used in investing activities was US$2,219,296, which was attributable to payments on behalf of a related party for deferred offering cost of US$ 2,150,336, prepayment for patents of US$64,872 and purchase of property and equipment of US$4,088.

For the nine months ended April 30, 2025, our net cash used in investing activities was US$11,880, which was attributable to purchase of intangible assets.

Financing activities

For the nine months ended April 30, 2026, our net cash provided by financing activities was US$3,495,603, which was primarily attributable to the proceeds from short-term borrowings of US$2,643,517; the proceeds from the issuance of new shares of US$1,325,792; partially offset by repayments of long-term borrowings of US$279,091 and short-term borrowings of US$194,615.

For the nine months ended April 30, 2025, our net cash provided by financing activities was US$662,451 which was primarily attributable to the proceeds from the issuance of new shares of US$598,653 and the proceeds from long-term borrowings of US$334,022; partially offset by repayments of long-term borrowings of US$270,224.

Capital expenditures

Our capital expenditures are primarily incurred by purchasing office laptop and patent. We had capital expenditures of US$102,443 and US$6,625 for the fiscal years ended July 31, 2024 and 2025, respectively. We had capital expenditures of US$11,880 and US$68,960 for the nine months ended April 30, 2025 and 2026, respectively.

Contractual Obligations

The following table sets forth our contractual obligations as of April 30, 2026:

	Payment Due by Period
	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
	(in US$)
Short-term borrowings	2,409,677	2,409,677	—	—	—
Long-term borrowings	5,339,774	3,150,830	273,969	638,325	1,276,650
Lease liabilities	34,701	14,872	19,829	—	—
Total	7,784,152	5,575,379	293,798	638,325	1,276,650

As of April 30, 2026, our long-term borrowing obligations consist of borrowings from lenders including the Japan Finance Corporation, the Johnan Shinkin Bank and Ohkawara Co., Ltd. These borrowings have maturity dates ranging from February 20, 2026 to February 29, 2032, with annual interest rates ranging from 0.36% to 2.00%. The agreements include provisions requiring early repayment in the event of fund misuse or non-compliance with loan covenants, as well as late-payment penalties that accrue at annual interest rates ranging from 8.8% to 14.6%. The bank borrowings from The Johnan Shinkin Bank of US$437,821 and borrowing from Ohkawara Co., Ltd. of US$319,163 are guaranteed by Narumi Okazaki, a significant individual shareholder of us, which are disclosed in Note 9 to our financial statements.

As of April 30, 2026, our lease obligations are comprised of a single office lease agreement executed on October 31, 2023, with a three-year term expiring on November 19, 2026.

On December 26, 2025, we entered into a Patent Share Transfer Agreement with StaGen Co., Ltd. to acquire 50% of each of Subject Patent 1 and 2 (multi-jurisdictional Intracellular ATP Enhancer) and 100% of Subject Patent 3 (Japanese Parkinson’s symptom-improving drug). The total pre-tax consideration for the acquisition is 500 million Japanese Yen. The agreement contains one of the termination clauses that provides the StaGen Co., Ltd. with the right to terminate the agreement if we are unable to successfully complete its planned listing by end of September 2026. The payment schedule for the total consideration of JPY 500 million (excluding tax) is as follows, 1) JPY30 million is payable within one month from the date of the agreement’s conclusion; 2) JPY70 million is payable within 3 months after receipt of a provisional report confirming the primary endpoint efficacy in the Phase Ib study; 3) The remaining JPY400 million is payable within 30 days after receipt of the finalized clinical study report for the same study. As of April 30, 2026, we had paid the first installment of JPY 30 million.

Other than those shown above, we did not have any significant capital and other commitments, long-term obligations, or guarantees as of April 30, 2026.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet financial guarantees or other off-balance sheet commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

Inflation

Inflation affects us by generally increasing our cost of labor and costs of inventories, the way it does to all labor and costs of inventories. However, we do not anticipate that inflation will materially affect our business in the foreseeable future.

Seasonality

We believe our operation and sales do not experience seasonality.

Critical Accounting Estimates

The preparation of unaudited financial statements in conformity with U.S. GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, the reported amounts of revenue and expenses during the reporting period, and the related disclosures in the unaudited financial statements and acGrouping footnotes. Out of our significant accounting policies, which are described in “Note 2 — Summary of Significant Accounting Policies” of our unaudited financial statements for the nine months ended April 30, 2025 and 2026, included elsewhere in this registration statement, certain accounting policies are deemed “critical,” as they require management’s highest degree of judgment, estimates and assumptions, including (I) net realizable value of inventories, (ii) allowance for expected credit losses, (iii) impairment assessment of long-lived asset and (iv) valuation allowance for deferred tax assets. While management believes its judgments, estimates and assumptions are reasonable, they are based on information presently available and actual results may differ significantly from those estimates under different assumptions and conditions. We believe that the following critical accounting estimates involve the most significant judgments used in the preparation of our financial statements.

Inventories

Inventories consisting of merchandise, such as hygiene masks and other hygiene products are stated at the lower of cost or net realizable value. Inventory cost includes the purchase price. Cost of inventories is computed using weighted average method. Inventories are written down to estimated net realizable value, which could be impacted by certain factors including historical usage, expected demand, anticipated sales price, product obsolescence, and other factors. We periodically review our inventories for excess or slow-moving items and makes provisions as necessary to properly reflect inventory value. We recorded US$96,988 and US$106,113 of inventory write-downs for years ended July 31, 2024 and 2025, and recorded US$69,009 and US$67,877 of inventory write-downs for the nine months ended April 30, 2025 and 2026, respectively.

Impairment of Long-Lived Assets

We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, we measure impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, we would recognize an impairment loss, which is the excess of carrying amount over the fair value of the assets, which is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. For the year ended July 31, 2024 and 2025, we recorded impairment of long-lived assets of US$98,734 and nil, respectively, and no impairment of long-lived assets for the nine months ended April 30, 2025 and 2026.

Valuation allowance for deferred tax assets

We periodically evaluate the likelihood of the realization of deferred tax assets, and reduces the carrying amount of the deferred tax assets by a valuation allowance to the extent it believes a portion will not be realized. Management considers new evidence, both positive and negative, that could affect the Group’s future realization of deferred tax assets including its recent cumulative earnings experience, expectation of future income, the carry forward periods available for tax reporting purposes and other relevant factors. As of July 31, 2025 and April 30, 2026, we did not recognize deferred tax assets for the management conclude that the chances to utilize the deferred tax assets to offset future taxable income were not probable based on current growth trend. Accordingly, US$11,437,165 and US$11,542,021 of valuation allowance for the deferred tax assets was recorded as of July 31, 2025 and April 30, 2026, respectively.

Recent accounting pronouncements

A list of recently issued accounting pronouncements that are relevant to us is included in Note 2 to our unaudited financial statements included elsewhere in this prospectus.

We are an “emerging growth Group” (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, an EGC can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies.

MANAGEMENT OF PUBCO FOLLOWING THE BUSINESS COMBINATION

Officers and Directors After the Business Combination

Effective immediately following the Business Combination, the business and affairs of Pubco will be managed by or under the direction of the Pubco Board. The following table lists the names, ages and positions of the individuals who are expected to serve as directors, executive officers and/or key employees of Pubco upon consummation of the Business Combination.

Name	Age	Position(s)
Executive Officers
Narumi Okazaki	63	Chairman of the Board and Chief Executive Officer
Akira Okada	57	Director, Chief Financial Officer and Chief Operating Officer
Shigeo Kamitsuji	52	Director, Chief Technology Officer
Non-Executive Directors
Masahiro Fujimaki	62	Director
Takenori Machida	83	Director
Shinji Kaburagi	57	Director
Jon Nathan Miller	53	Director

Executive Officers

Narumi Okazaki, aged 63, serves as the Chairman of the Board and Chief Executive Officer of Pubco, and as the Representative Director and Chief Executive Officer of the Company. Mr. Okazaki has over three decades of experience in the medical field and has been instrumental in establishing and managing a number of healthcare organizations in Japan. Mr. Okazaki began his career in April 1989 at Kochi Medical University (now Kochi University School of Medicine) Affiliated Hospital and, in January 1993, joined Tokyo Medical University. In November 1995, he was appointed Director of Japan Medical Aid Co., Ltd. In 1997, he joined Akiyama Memorial Hospital. In November 1998, Mr. Okazaki founded the Nishi-Shinjuku Ladies Clinic (now Shinjuku Ladies Clinic Association Medical Corporation), serving as its Director. In June 2003, he was appointed Representative Director of Doctors and Biochemist Co., Ltd. In September 2008, he became a Director of WithDoctor Co., Ltd. (currently the Company). Two years later, in March 2010, he established Medical Corporation NLCG (currently Medical Corporation Shinjuku Ladies Clinic Association) and became its Chairman and Director. In January 2011, he was appointed Director of WithDoctor Co., Ltd. and Japan Medical Management Co., Ltd. (now SLC Management Co., Ltd.). Since September 2016, Mr. Okazaki has served as Representative Director of the Company, a position he continues to hold today.

Akira Okada, aged 57, serves as Director, Chief Financial Officer, and Chief Operating Officer of Pubco. Mr. Okada began his career in April 1993 at Sanwa Bank, Limited (currently MUFG Bank, Ltd.). From April 1996 to March 1998, he was seconded to the Ministry of International Trade and Industry (currently the Ministry of Economy, Trade and Industry). In August 2003, he was seconded to Mitsubishi UFJ Capital Co., Ltd. In April 2009, he founded Sunlight Partners, which was incorporated as Sunlight Partners Inc. in July 2013, where he continues to serve as Representative Director. Mr. Okada joined the Company in February 2025 and serves as Assistant General Manager of the Accounting and Finance Department and Head of the NASDAQ Listing Project. Mr. Okada holds a B.A. in Economics from Tokyo University.

Shigeo Kamitsuji, aged 52, serves as Director and Chief Technology Officer of Pubco. Dr. Kamitsuji began his career in April 2003 as a Special Researcher at Tokyo Women’s Medical University. In April 2005, he joined the Biological Information Consortium as a Special Researcher. Since March 2006, he has served as a Director and General Manager of Stagen Co., Ltd. In December 2023, he established H2K LLC, where he continues to serve as Representative Partner. Dr. Kamitsuji also serves as a Part-time Lecturer at the University of Yamanashi Faculty of Medicine and Sophia University Graduate School of Science and Technology, an Academic Lecturer for the CoBiA project under the Ministry of Education, Culture, Sports, Science and Technology, Statistical Expert of the Tokyo Metropolitan Government’s Advanced Medical Device Acceleration Project, and is scheduled to become a Visiting Professor at the Institute of Science Tokyo in April 2026. He holds a B.S., an M.S., and a Ph.D. in Science from Keio University.

Non-Executive Directors

Masahiro Fujimaki, aged 62, serves as an Independent Director of Pubco. Mr. Fujimaki began his career in April 1987 at Takeda Pharmaceutical Company Limited. He served as Executive Vice President of Takeda Pharmaceuticals North America, Inc. from 2005 and as Head of Planning for Strategic Product Planning from 2009. In 2012, he was appointed Deputy General Manager of the Corporate Planning Department at Takeda Pharmaceutical Company Limited. In 2015, he became General Manager of Distribution and Regional Access of the Japan Pharma Business Unit. After retiring from Takeda Pharmaceutical Company Limited in February 2025, he joined Medipal Holdings Corporation in April 2025, where he continues to serve as Executive Officer in charge of Business Strategy. Mr. Fujimaki holds a B.A. in Economics from Keio University and an MBA from the Kellogg School of Management at Northwestern University.

Takenori Machida, aged 83, serves as an Independent Director of Pubco. Mr. Machida began his career in April 1978 as a Public Prosecutor, serving at the Hiroshima District Public Prosecutors Office. After resigning as a Public Prosecutor, he registered as an attorney-at-law in April 1983 and joined Serizawa Law & Accounting Office. In November 1989, he established Kyodo Law Office, where he continues to serve as Representative. Mr. Machida holds a Bachelor of Laws and a Master of Laws from Waseda University.

Shinji Kaburagi, aged 57, serves as an Independent Director of Pubco. Mr. Kaburagi began his career in October 1990 at Chuo Shinko Audit Corporation and worked at Chuo Aoyama Audit Corporation until June 2000. In July 2000, he established the Kaburagi CPA Office, where he continues to serve as Representative. He concurrently serves as a Corporate Auditor for several companies, including Ecos Co., Ltd. since June 2003, Accelia Inc. since June 2004, and Sazaby League, Ltd. since June 2005. Mr. Kaburagi is a Certified Public Accountant and a Certified Tax Accountant. He holds a B.A. in Economics from Keio University and an MBA from the Graduate School of Finance, Accounting and Law at Waseda University.

John Nathan Miller, aged 53, serves as an Independent Director of Pubco. Prior to the Business Combination, Mr. Miller served as a director for Ribbon. Mr. Miller co-founded the consulting firm Gemba Research in 1998, serving as its President and CEO until 2011. From 2011 to 2015, he served as the Global Chief Executive Officer and a board member of the Kaizen Institute. In 2009, he co-founded Gemba Academy LLC, where he currently serves as Vice President and Head of Content Development. Earlier in his career, Mr. Miller worked as an interpreter for Shingijutsu Co., Ltd. Mr. Miller holds a B.A. in Linguistics from McGill University.

Board of Directors

The Pubco Board will consist of seven (7) directors following the completion of the Business Combination. Six (6) directors designated by DRC and one (1) director designated by Ribbon.

Director Independence

In connection with the Business Combination, the Pubco Board undertook a review of the independence of its anticipated directors and considered whether any such anticipated, director has a material relationship with it that could compromise that director’s ability to exercise independent judgment in carrying out that director’s responsibilities. Pubco expects each of Masahiro Fujimaki, Takenori Machida, Shinji Kaburagi, and John Nathan Miller will be an “independent director,” as defined under the applicable rules of NYSE or Nasdaq.

Board Committees

The Pubco Board will direct the management of Pubco’s business and affairs and will conduct its business through meetings of the Pubco Board and standing committees. Following the Closing, Pubco will have a standing executive committee, audit committee, compensation committee and nominating and governance committee.

In addition, from time to time, special committees may be established under the direction of the Pubco Board when necessary to address specific issues.

Audit Committee

Upon the completion of the Business Combination, Pubco’s audit committee will consist of three (3) directors, with Shinji Kaburagi serving as chair. Under the Nasdaq listing standards and applicable SEC rules, Pubco is required to have three members of the audit committee, all of whom must be independent. Masahiro Fujimaki, Shinji Kaburagi, and Takenori Machida are each independent. Each member of the audit committee is financially literate, and the Pubco Board has determined that each of Masahiro Fujimaki and Shinji Kaburagi qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

Pubco’s audit committee will be responsible for, among other things:

•        appointing, compensating, retaining, evaluating, terminating and overseeing its independent registered public accounting firm;

•        discussing with its independent registered public accounting firm their independence from management;

•        reviewing, with its independent registered public accounting firm, the scope and results of their audit;

•        approving all audit and permissible non-audit services to be performed by its independent registered public accounting firm;

•        overseeing the financial reporting process and discussing with management and its independent registered public accounting firm the quarterly and annual financial statements that its files with the SEC;

•        overseeing its financial and accounting controls and compliance with legal and regulatory requirements;

•        reviewing its policies on risk assessment and risk management;

•        reviewing related person transactions; and

•        establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

The Pubco Board will adopt a written charter for the audit committee, which will be available on Pubco’s corporate website upon the completion of the Business Combination. The information on any of Pubco’s websites is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.

Compensation Committee

Upon the completion of the Business Combination, Pubco’s compensation committee will consist of three (3) directors, with Takenori Machida serving as chair. Under the Nasdaq listing standards and applicable SEC rules, Pubco is required to have a compensation committee of at least two members, all of whom must be independent. Masahiro Fujimaki, Takenori Machida, and Shinji Kaburagi are each independent.

Pubco’s compensation committee will be responsible for, among other things:

•        reviewing and approving the corporate goals and objectives, evaluating the performance of and reviewing and approving the compensation of its Chief Executive Officer and other executive officers;

•        administering any incentive compensation plans of the Company approved by the Pubco Board;

•        reviewing and approving all employment agreement and severance arrangements for Pubco’s executive officers;

•        making recommendations to the Pubco Board regarding the compensation of Pubco’s directors; and

•        retaining and overseeing any compensation consultants.

The Pubco Board will adopt a written charter for the compensation committee, which will be available on Pubco’s corporate website upon the completion of the Business Combination. The information on any of Pubco’s websites is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.

Nominating and Governance Committee

Upon the completion of the Business Combination, Pubco’s nominating and governance committee will consist of three (3) directors, with Masahiro Fujimaki serving as chair. The Pubco Board has affirmatively determined that Masahiro Fujimaki, Takenori Machida, and John Nathan Miller each meets the definition of “independent director” under the NYSE or Nasdaq rules.

Pubco’s nominating and governance committee will be responsible for, among other things:

•        develop the criteria and qualifications for membership on the Pubco Board;

•        recruit, review, nominate and recommend candidates for election to the Pubco Board or to fill vacancies on the Pubco Board;

•        review candidates proposed by shareholders and conduct appropriate inquiries into the background and qualifications of any such candidates; and

•        have such other powers and authority as the Board may provide by resolution.

The Pubco Board will adopt a written charter for the nominating and governance committee, which will be available on Pubco’s corporate website upon the completion of the Business Combination. The information on any of Pubco’s websites is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.

Clawback Policy

Pubco will adopt a compensation recovery policy that is compliant with NYSE or Nasdaq listing rules as required by the Dodd-Frank Act.

Code of Business Conduct and Ethics

Pubco will adopt a written code of business conduct and ethics that applies to its directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code will be posted on Pubco’s corporate website at            upon the completion of the Business Combination. The nominating and governance committee of Pubco will be responsible for overseeing the code of business conduct and ethics and must approve any waivers of the code of business conduct and ethics for employees, executive officers and directors. In addition, Pubco intends to post on Pubco’s website all disclosures that are required by law or the NYSE or Nasdaq listing standards concerning any amendments to, or waivers from, any provision of the code. The information on any of Pubco’s websites is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.

Risk Oversight

Upon the Closing, one of the key functions of the Pubco Board will be informed oversight of Pubco’s risk management process. The Pubco Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the Pubco Board as a whole, as well as through various standing committees of the Pubco Board that address risks inherent in their respective areas of oversight. In particular, the Pubco Board will be responsible for monitoring and assessing strategic risk exposure, and Pubco’s audit committee will have the responsibility to consider and discuss Pubco’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. Pubco’s compensation committee will also assess and monitor whether Pubco’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.

EXECUTIVE COMPENSATION

Historical Compensation of DRC’s Directors and Corporate Auditors

For the year ended July 31, 2025, the Company paid an aggregate of JPY48,980,000 (US$325,472) in cash and its directors consisting of Narumi Okazaki, Akira Moribe, and Rie Kasahara, and its corporate auditors consisting of Kazuyuki Takasu, Takaya Kobayashi, Yasushi Takagaki, and Yuri Yoshida of which none were paid in the form of stock options. For the year ended July 31, 2025, there were no options to purchase any securities of the Company granted to the Company’s employees. The Company has not set aside or accrued any amount to provide pension, retirement or other similar benefits to its directors and corporate auditors.

The following table sets forth information about the compensation awarded to, earned by or paid to the Company’s directors and corporate auditors for the year ended July 31, 2025.

Name	Title	Compensation in Thousand JPY	Compensation in US$
Narumi Okazaki	Director	20,200	134,229
Akira Moribe	Director	10,200	67,779
Rie Kasahara	Director	10,200	67,779
Kazuyuki Takasu	Corporate Auditor	1,200	7,974
Takaya Kobayashi	Corporate Auditor	1,200	7,974
Yasushi Takagaki	Corporate Auditor	5,520	36,680
Yuri Yoshida	Corporate Auditor	460	3,057

Employment Agreements, Insurance and Indemnification

DRC has neither procured any directors and officers insurance for any of its directors and corporate auditors, nor has it entered into any indemnification agreement with any of its directors and corporate auditors.

In relation to the employees and managers across different departments in DRC, DRC has in place employment contracts with such personnel, which has been drafted in accordance with DRC’s employment policies and domestic labor laws of Japan. These employment contracts include the following provisions:

•        Employment status is full-time with no fixed term of employment;

•        Working hours are from 9:00 to 18:00 with a one-hour break between 12:00 and 14:00, and overtime may be required;

•        Holidays include Saturdays, Sundays, public holidays, and other days designated by the Company;

•        Monthly wages consist of a basic salary, fixed overtime allowance, fixed night shift premium, adjustment allowance, and commuting allowance;

•        Employees are enrolled in workers’ compensation insurance, employment insurance, health insurance, and employees’ pension insurance;

•        Wages are paid on the 25th of the following month based on the last day of each month;

•        Voluntary resignation requires three months’ prior notice; and

•        Salary is transferred to the employee’s designated bank account.

DRC has established employment regulations governing working hours, holidays, leave, retirement, and workplace behavior. The regulations emphasize compliance with Japanese labor law, employee well-being, professional conduct, and information security — ensuring both operational discipline and protection for employees and the company. These employment regulations include the following provisions:

•        Working Hours:    Standard: 9:00 a.m. – 6:00 p.m. (1-hour lunch break). Overtime and holiday work may be required under Japan’s Article 36 Agreement, with appropriate allowances;

•        Holidays:    At least four holidays in every four weeks, generally Saturdays, Sundays, national holidays, and year-end/New Year holidays;

•        Leave:    (i) Annual Paid Leave: Granted according to years of service, with carry-over provisions, (ii) Other Leave: Maternity, childcare, nursing care, menstrual leave, marriage, bereavement, and other special circumstances, and (iii) Leave of Absence: Possible for illness, injury, or other approved reasons;

•        Retirement & Reemployment:    Mandatory retirement at age 60, with reemployment opportunities up to age 65. Voluntary resignation requires 30 days’ prior notice. Certain post-employment non-compete obligations apply (one year in designated business areas);

•        Code of Conduct:    Employees must maintain confidentiality, compliance, and professional behavior. Strict prohibitions on harassment (sexual or power harassment), misuse of company property or information, gambling, substance abuse, and disruptive acts; and

•        Compliance with information security rules, including restrictions on SNS use and personal data handling.

As of July 22, 2025, Yasushi Takagaki resigned as corporate auditor of DRC and Yuri Yoshida was appointed to the position at the shareholders’ meeting held on the same day.

Equity Incentive Plans

As of the date of this Registration Statement/Proxy Statement, DRC does not have an incentive plan in effect, nor are there any share options outstanding.

Company Employee Benefit Plan

In relation to an employee retirement pension, DRC operates the employee pension system under the Defined Contribution Pension Act of Japan and the Defined Benefit Corporate Pension Act of Japan. Pension payments are made by DRC in accordance with statutory requirements, and employees are also enrolled in the Employees’ Pension Insurance as part of Japan’s social insurance system. In addition, employees can voluntarily contribute to their retirement pensions through defined contribution plans or other voluntary pension schemes.

DRC does not have any employee incentive plan and neither have any options been issued or remain outstanding.

Executive Compensation After the Business Combination

Following the closing of the Business Combination, Pubco intends to develop an executive compensation program that is consistent with DRC’s existing compensation policies and philosophies, which are designed to align compensation with business objectives and the creation of shareholder value, while enabling us to attract, motivate and retain individuals who contribute to our long-term success. Decisions on the executive compensation program will be made by the compensation committee of Pubco, which committee will be established at the closing of the Business Combination.

Post-Closing Employment Agreements

In accordance with the Business Combination Agreement, Pubco intends to enter into employment agreements with its executive officers prior to the consummation of the Business Combination. Although the terms of these agreements are still being finalized, Pubco expects that the agreements will have a fixed term of years, with annual renewals thereafter, subject to termination in accordance with each agreement’s terms and conditions. Pubco expects that each executive will be entitled to an annual salary, to be reviewed each year. Pubco anticipates the agreements will contain severance provisions whereby, if the executive is terminated, then the executive will be paid a lump sum payment calculated based on his or her accrued salary, unused vacation, unreimbursed business expenses, and any vested benefits under company benefit plans. Pubco does not plan to adopt an employee stock purchase plan or incentive plan at the closing of the Business Combination.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Party Transaction of Ribbon

Initial Shares

On July 31, 2024, the Sponsor acquired 1,437,500 Class B ordinary shares of Ribbon (“Initial Shares”) for an aggregate purchase price of $25,000, or approximately $0.017 per share. There were 1,437,500 Initial Shares issued and outstanding, among which, up to 187,500 Initial Shares are subject to forfeiture if the underwriters’ over-allotment is not exercised. On January 16, 2025, the Sponsor surrendered to Ribbon for cancellation 187,500 shares of Class B ordinary shares for no consideration, resulting in the Sponsor owning 1,250,000 shares of Class B ordinary shares (up to 187,500 shares of which were subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised). All shares and associated amounts have been retroactively restated to reflect the surrender.

Ribbon’s initial shareholders have agreed not to transfer, assign or sell any of their Initial Shares and any Class A Ordinary Shares issuable upon conversion thereof until the earlier to occur of: (i) 180 days after the completion of the initial Business Combination or (ii) the date on which Ribbon completes a liquidation, merger, stock exchange or other similar transaction after the initial Business Combination that results in all of the shareholders having the right to exchange their shares of common stock for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of the initial shareholders with respect to any Initial Shares (the “lock-up”). Notwithstanding the foregoing, if (1) the last reported sale price of Ribbon’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, share capitalizations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 90 days after the initial Business Combination or (2) if Ribbon completes a transaction after the initial Business Combination which results in all of the shareholders having the right to exchange their shares for cash (as would be the case in a post-asset sale liquidation) or another issuer’s shares, then Insider Shares or the Private Units (or any shares of Common Stock thereunder) shall be permitted to participate.

Promissory Note — Related Party

The Sponsor has agreed to loan Ribbon up to $300,000 to be used for a portion of the expenses of the Initial Public Offering. These loans are non-interest bearing, unsecured and due at the earlier of i) March 31, 2025 or ii) the closing of the Initial Public Offering. These loans will be repaid upon the closing of the Initial Public Offering. As of December 31, 2024, $264,942 was borrowed by Ribbon under the promissory note. Shortly after completion of the IPO, such amount was fully repaid.

Working Capital Loans

In addition, in order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor may, but are not obligated to, loan Ribbon funds as may be required. If Ribbon completes the initial Business Combination, it would repay such loaned amounts. In the event that the initial Business Combination does not close, Ribbon may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $300,000 of such working capital loans (“Working Capital Loans”) made by the Sponsor, prior to or in connection with its initial Business Combination may be convertible into units of the post-business combination entity at a price of $10.00 per unit at the option of Ribbon’s Sponsor.

As of the issuance date of these financial statements, Ribbon had no borrowings under the Working Capital Loans.

Administrative Support Services

Commencing on the effective date of the registration statement of Ribbon’s Initial Public Offering, Ribbon has agreed to pay an affiliate of the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of its initial Business Combination or its liquidation, Ribbon will cease paying these monthly fees.

Related Party Transactions of DRC and Pubco

Employment Agreements, Insurance and Indemnification

See “Executive Compensation — Employment Agreements, Insurance and Indemnification”.

Equity Incentive Plan

See “Executive Compensation — Equity Incentive Plans”.

Director and Officer Indemnification

Pubco Listing Articles that will be in effect upon completion of the Business Combination provide for indemnification of Pubco officers and directors, including for any liability incurred in their capacities as such, except through their willful default or neglect. In connection with the Closing, Pubco intends to enter into indemnification agreements with each post-Closing director and executive officer of Pubco.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table and accompanying footnotes sets forth information with respect to the beneficial ownership of (i) Ribbon Class A Ordinary Shares and Ribbon Class B Ordinary Shares, as of July 15, 2026, prior to the consummation of the Business Combination, and (ii) the expected ownership of shares of Pubco Common Stock, immediately following the completion of the Business Combination, assuming that no additional Class A Ordinary Shares are redeemed (“No Additional Redemptions”) and, alternatively, that 5,000,000 shares of Pubco Common Stock are redeemed in connection with the Business Combination (“Maximum Redemption”) by:

•        each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) who is known by Ribbon to be the beneficial owner of more than 5% of issued and outstanding shares of Ribbon Class A Ordinary Shares pre-Business Combination consummation;

•        each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) who is, or is expected by Ribbon to be the beneficial owner of more than 5% of issued and outstanding shares of Pubco Common Stock immediately post-Business Combination consummation;

•        each of the Ribbons’ current executive officers and directors, and all current officers and directors of Ribbon as a group, in each case pre-Business Combination consummation; and

•        each person who will become an executive officer or director of the Pubco, and all persons who will become executive officers and directors of Pubco as a group, in each case post-Business Combination consummation.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days from the date of this proxy statement/prospectus.

The beneficial ownership of Ribbon Ordinary Shares is based on 6,470,000 shares issued and outstanding as of July 15, 2026.

The expected beneficial ownership of shares of Pubco Common Stock After the Business Combination Assuming No Redemption in the table below is based on the assumption that no additional Public Shareholders exercise redemption rights on or prior to the upon consummation of the Business Combination.

The expected beneficial ownership of shares of Pubco Common Stock After the Business Combination Assuming Maximum Redemption in the table below is based on the assumption that 5,000,000 Public Shares are redeemed, resulting in an aggregate cash payment of approximately $37.72 million out of the Trust Account. As all of the Ribbon insiders (as well as other holders of Founders Shares) waived their redemption rights, only redemptions by Public Shareholders are reflected in this presentation.

Pre-Business Combination Beneficial Ownership Table of Ribbon

Name and Address of Beneficial Owner(1)	Number of Class A Shares Beneficially Owned(2)	Approximate Percentage of Outstanding Class A Shares	Number of Class B Shares Beneficially Owned(3)	Approximate Percentage of Outstanding Ordinary Shares
Ribbon Investment Company Ltd(1)(2)	—	—	1,470,000	22.72%
Angshuman (Bubai) Ghosh(1)	—	—	—	—
Zhiyang (Anna) Zhou(1)	—	—	—	—
James Zhang(1)	—	—	—	—
Kani Chen(1)	—	—	—	—
Jon Nathan Miller(1)	—	—	—	—
All executive officers and directors as a group (5 individuals)	—	—	1,470,000	22.72%
Holders of more than 5% of Ribbon any class of outstanding ordinary shares
RiverNorth Capital Management, LLC(4)		400,000	—	6.18%
Mizuho Financial Group, Inc.(5)		582,000		9.0%
W. R. Berkley Corporation(6)		437,266		6.8%
Wolverine Asset Management LLC(7)		410,927		6.35%
Polar Asset Management Partners Inc.(8)		400,000		7.7%

____________

(1)      Unless otherwise indicated, the business address of each of the individuals is c/o Ribbon Acquisition Corp, Central Park Tower LaTour Shinjuku Room 3001 6-15-1 Nishi Shinjuku, Shinjuku-ku Tokyo 160-0023 Japan.

(2)      Represents shares held of record by our sponsor. Our sponsor is governed by its sole managing member, Ribbon Ventures Ltd. As such, Ribbon Ventures Ltd has voting and investment discretion with respect to the ordinary shares held of record by our sponsor and may be deemed to have beneficial ownership of the ordinary shares held directly by our sponsor. The address for our sponsor is 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands.

(3)      Interests shown consist of 1,470,000 Ribbon Class B Ordinary Shares. The Ribbon Class B Ordinary Shares will automatically convert into Ribbon Class A Ordinary Shares at the time of the Business Combination or at any time prior thereto at the option of the holder thereof, on a one-for-one basis, subject to adjustment.

(4)      The information in the table above is based solely on information contained in this shareholder’s Schedule 13G filed on August 14, 2025, by or on behalf of RiverNorth Capital Management, LLC, a Delaware limited liability company (“RiverNorth”), with respect to the Ribbon Class A Ordinary Shares directly held by RiverNorth. The address of the business office of RiverNorth is 360 S. Rosemary Avenue, Ste. 1420 West Palm Beach, Florida 33401.

(5)      The information in the table above is based solely on information contained in this shareholder’s Schedule 13G filed on August 13, 2025, by or on behalf of Mizuho Financial Group, Inc., a company incorporated under the laws of Japan (“Mizuho”), with respect to the Ribbon Class A Ordinary Shares directly held by Mizuho. The address of the business office of Mizuho is 1-5-5, Otemachi, Chiyoda-ku, Tokyo, 100-8176, Japan.

(6)      The information in the table above is based solely on information contained in this shareholder’s Schedule 13G filed on April 08, 2025, by or on behalf of W. R. Berkley Corporation, a Delaware corporation (“W.R. Berkley”), with respect to the Ribbon Class A Ordinary Shares directly held by W.R. Berkley. The address of the business office of W.R. Berkley is 475 Steamboat Road Greenwich, CT 06830.

(7)      The information in the table above is based solely on information contained in this shareholder’s Schedule 13G filed on April 30, 2025, by or on behalf of Wolverine Asset Management LLC, a Illinois limited liability company (“Wolverine”), with respect to the Ribbon Class A Ordinary Shares directly held by Wolverine. The address of the business office of Wolverine is 175 West Jackson Boulevard, Suite 340 Chicago, IL 60604.

(8)      The information in the table above is based solely on information contained in this shareholder’s Schedule 13G filed on May 15, 2025, by or on behalf of Polar Asset Management Partners Inc., a company incorporated under the laws of Ontario, Canada, which serves as the investment advisor to Polar Multi-Strategy Master Fund, a Cayman Islands exempted company (“PMSMF”) with respect to the shares and warrants directly held by PMSMF. The address of the business office of PMSMF is 16 York Street, Suite 2900, Toronto, ON, Canada M5J 0E6

Post-Business Combination Beneficial Ownership Table of Pubco

The following table and accompanying footnotes set forth information regarding the beneficial ownership of Pubco, as of immediately following the completion of the Business Combination, with respect to the Persons identified in the narrative disclosure preceding the tabular disclosure immediately above. The expected beneficial ownership of shares of Pubco Common Stock immediately following completion of the Business Combination are presented assuming three scenarios:

•        Assuming No Redemption:    This presentation assumes that no Public Shareholders exercise redemption rights with respect to their Public Shares at or prior to the consummation of the Business Combination. As the Sponsor waived its redemption rights with regard to its Ribbon Class B Ordinary Shares, only redemptions by Public Shareholders are considered for purposes of this presentation. The total number of shares of Pubco Common Stock expected to be outstanding after the Closing will be 40,803,846.

•        Assuming Intermediate Redemption:    This presentation assumes that 1,781,566 Public Shares (50% of Public Shares) are redeemed upon consummation of the Business Combination for a pro rata share of the funds in the Trust Account and the total number of shares of Pubco Common Stock expected to be outstanding after the Closing will be 39,022,279.

•        Assuming Maximum Redemption:    This presentation assumes that holders of 3,563,133 Public Shares (100% of Public Shares) are redeemed upon consummation of the business Combination for a pro rata share of the funds in the Trust Account. The total number of shares of Pubco Common Stock expected to be outstanding after the Closing will be 37,240,713.

Name and Address of Beneficial Owner(1)	Assuming No Redemptions(2)		Assuming Intermediate Redemptions(2)		Assuming Maximum Redemptions(2)
	Number of Shares	% of Common Stock	Number of Shares	% of Common Stock	Number of Shares	% of Common Stock
Five Percent or Greater Beneficial Owners
Keiko Okazaki(6)	2,169,868	5.3%	2,169,868	5.6%	2,169,868	5.8%
Directors and Executive Officers of Pubco Following the Business Combination
Narumi Okazaki(3)	15,445,340	37.9%	15,445,340	39.6%	15,445,340	41.5%
Akira Okada(4)	220,000	0.5%	220,000	0.6%	220,000	0.6%
Shigeo Kamitsuji(5)	40,000	0.1%	40,000	0.1%	40,000	0.1%
Masahiro Fujimaki	1,000	—	1,000	—	1,000	—
Takenori Machida	—	—	—	—	—	—
Shinji Kaburagi	1,000	—	1,000	—	1,000	—
John Nathan Miller	—	—	—	—	—	—
All directors and executive officers of Pubco as a group (7 persons)	15,707,340	38.5%	15,707,340	40.23%	15,707,340	42.2%

____________

(1)      Unless otherwise noted, the business address of each of the following entities or individuals is 447 Broadway, 2nd Floor, #538 New York, NY 10013.

(2)      The ownership percentages shown under the no-redemption, intermediate-redemption and maximum-redemption scenarios are calculated based on 40,803,846, 39,022,279 and 37,240,713 shares of Pubco Common Stock expected to be outstanding, respectively, immediately following the completion of the Business Combination.

(3)      Consists of 15,445,340 shares of Pubco Common Stock beneficially owned by Mr. Narumi Okazaki.

(4)      Consists of 220,000 shares of Pubco Common Stock beneficially owned by Mr. Akira Okada.

(5)      Consists of 40,000 shares of Pubco Common Stock beneficially owned by Mr. Shigeo Kamitsuji.

(6)      Consists of 2,169,869 shares of Pubco Common Stock held directly by Ms. Keiko Okazaki. Ms. Okazaki has sole voting and investment power with respect to such shares. Ms. Okazaki is the spouse of Mr. Narumi Okaxaki, Pubco’s Chief Executive Officer and Chairman. Mr. Okazaki disclaims beneficial ownership of the shares held by Ms. Okazaki.

DESCRIPTION OF SECURITIES OF RIBBON

Unless otherwise indicated, references in this section to “we,” “us,” and “our” are to Ribbon.

General

We are a Cayman Islands exempted company (company number OC-412064 ) and our affairs will be governed by our post-offering amended and restated memorandum and articles of association that will become effective immediately prior to the completion of this offering, the Companies Act and common law of the Cayman Islands. Pursuant to our post-offering amended and restated memorandum and articles of association, our share capital will be $50,000 divided into 450,000,000 Class A Ordinary Shares of par value $0.0001 each and 50,000,000 Class B Ordinary Shares of par value $0.0001 each. The following description summarizes the material terms of our shares as set out more particularly in our post-offering amended and restated memorandum and articles of association. Because it is only a summary, it may not contain all the information that is important to you.

Units

Each unit consists of one ordinary share and one right to receive one-seventh (1/7th) of one ordinary share upon the consummation of an initial business combination. Each right entitles the holder thereof to receive one-seventh (1/7th) of an ordinary share upon consummation of our initial business combination. In addition, we will not issue fractional shares in connection with an exchange of rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of Cayman Islands Law. As a result, you must hold rights in multiples of seven in order to receive shares for all of your rights upon closing of a business combination.

The ordinary shares and rights will begin to trade separately on the 52nd day after the date of this prospectus unless the underwriters determine that an earlier date is acceptable (based upon, among other things, its assessment of the relative strengths of the securities markets and small capitalization companies in general, and the trading pattern of, and demand for, our securities in particular). In no event will the underwriters allow separate trading of the ordinary shares and rights until we file an audited balance sheet reflecting our receipt of the gross proceeds of this offering.

We will file a Current Report on Form 8-K which includes an audited balance sheet promptly upon the consummation of this offering. The audited balance sheet will reflect proceeds we receive from the exercise of the over-allotment option if the over-allotment option is exercised on the date of this prospectus. If the over-allotment option is exercised after the date of this prospectus, we will file an amendment to the Form 8-K, or a new Form 8-K, to provide updated financial information to reflect the exercise of the over-allotment option. We will also include in this Form 8-K, an amendment thereto, or in a subsequent Form 8-K information indicating when separate trading of the ordinary shares and rights has commenced.

Ordinary Shares

Prior to the date of this prospectus, there were 1,437,500 Class B ordinary shares outstanding, all of which were held of record by our initial shareholders, so that our initial shareholders will own 21.20% of our issued and outstanding shares after this offering (assuming our initial shareholders do not purchase any units in this offering). Up to 187,500 of the initial shares will be surrendered for no consideration depending on the extent to which the underwriters’ over-allotment is exercised. Upon the closing of this offering, 6,470,000 of our ordinary shares will be outstanding (assuming no exercise of the underwriters’ over-allotment option and the corresponding surrender for no consideration of 187,500 initial shares) comprising:

•        5,000,000 Class A ordinary shares included in the units issued as part of this offering;

•        220,000 Class A ordinary shares included in the private units; and

•        1,250,000 Class B ordinary shares held by our initial shareholders.

If we increase or decrease the size of this offering, we will effect a share capitalization or share repurchase or redemption or other appropriate mechanism, as applicable, with respect to our Class B ordinary shares immediately prior to the consummation of the offering in such amount as to maintain the ownership of initial shares by our initial shareholders at 20.0% of our issued and outstanding ordinary shares upon the consummation of this offering.

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. However, only holders of Class B ordinary shares will have the right to (i) appoint or remove directors in any election held prior to or in connection with the completion of our initial business combination, meaning that holders of Class A ordinary shares will not have the right to vote to appoint any directors until after the completion of our initial business combination and (ii) continue the company in a jurisdiction outside the Cayman Islands (including any special resolution required to amend our constitutional documents or to adopt new constitutional documents, in each case, as a result of our approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands). The provisions of our amended and restated memorandum and articles of association governing these matters prior to our initial business combination may only be amended by a special resolution passed by the affirmative vote of at least 90% (or, where such amendment is proposed in respect of the consummation of our initial business combination, two-thirds) of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the company. On any other matter submitted to a vote of our shareholders prior to or in connection with the completion of our initial business combination, holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of our shareholders except as required by law. Unless otherwise specified in our amended and restated memorandum and articles of association, or as required by applicable provisions of the Companies Act or applicable stock exchange rules, the affirmative vote of a majority of our ordinary shares that are represented in person or by proxy and are voted is required to approve any such matter voted on by our shareholders. Approval of certain actions will require a special resolution under Cayman Islands law, which (except as outlined above) requires the affirmative vote of at least two-thirds of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the company, and pursuant to our amended and restated memorandum and articles of association; such actions include amending our amended and restated memorandum and articles of association (other than the provisions referred to above) and approving a statutory merger or consolidation with another company. Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being appointed in each year. There is no cumulative voting with respect to the appointment of directors, with the result that the holders of more than 50% of the shares entitled to vote and voted for the appointment of directors can appoint all of the directors. Our shareholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

Because our amended and restated memorandum and articles of association authorize the issuance of up to 450,000,000 Class A ordinary shares, if we were to enter into a business combination, we may (depending on the terms of such a business combination) be required to increase the number of Class A ordinary shares which we are authorized to issue at the same time as our shareholders vote on the business combination to the extent we seek shareholder approval in connection with our initial business combination. Our board of directors is divided into three classes with only one class of directors being appointed in each year and each class (except for those directors appointed prior to our first annual general meeting) serving a three-year term.

In accordance with NASDAQ corporate governance requirements, we are not required to hold an annual general meeting until one year after our first fiscal year end following our listing on NASDAQ. There is no requirement under the Companies Act for us to hold annual or general meetings or appoint directors other than to ensure that the company has at least one director at all times. We may not hold an annual general meeting to appoint new directors prior to the consummation of our initial business combination.

We will provide our public shareholders with the opportunity to redeem all or a portion of their public shares, regardless of whether they abstain, vote for, or vote against, our initial business combination, upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of our initial business combination, including interest earned on the funds held in the trust account (less taxes payable), divided by the number of then outstanding public shares, subject to the limitations and on the conditions described herein. The amount in the trust account is initially anticipated to be $10.00 per public share. The per share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters. Our sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to (i) waive their redemption rights with respect to their initial shares, private shares and public shares in connection with the completion of our initial business combination; (ii) waive their redemption rights with respect to their initial shares, private shares and public shares in connection with a shareholder vote to approve an amendment to our amended and restated memorandum and articles of association (a) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100%

of our public shares if we have not consummated an initial business combination within the completion window or (b) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity; (iii) waive their rights to liquidating distributions from the trust account with respect to their initial shares and private shares if we fail to complete our initial business combination within the completion window, although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination within the prescribed time frame; and (iv) vote any initial shares and private shares held by them and any public shares purchased during or after this offering (including in open market and privately-negotiated transactions, aside from shares they may purchase in compliance with the requirements of Rule 14e-5 under the Exchange Act, which would not be voted in favor of approving the business combination transaction) in favor of our initial business combination.. Unlike many special purpose acquisition companies that hold shareholder votes and conduct proxy solicitations in conjunction with their initial business combinations and provide for related redemptions of public shares for cash upon completion of such initial business combinations even when a vote is not required by law, if a shareholder vote is not required by law and we do not decide to hold a shareholder vote for business or other legal reasons, we will, pursuant to our amended and restated memorandum and articles of association, conduct the redemptions pursuant to the tender offer rules of the SEC, and file tender offer documents with the SEC prior to completing our initial business combination. Our amended and restated memorandum and articles of association require these tender offer documents to contain substantially the same financial and other information about our initial business combination and the redemption rights as is required under the SEC’s proxy rules. If, however, a shareholder approval of the transaction is required by law, or we decide to obtain shareholder approval for business or other reasons, we will, like many special purpose acquisition companies, offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules.

If we seek shareholder approval, we will complete our initial business combination only if we receive an ordinary resolution under Cayman Islands law and our amended and restated memorandum and articles of association, which requires the affirmative vote of at least a majority of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the company. However, if our initial business combination is structured as a statutory merger or consolidation with another company under Cayman Islands law, the approval of our initial business combination will require a special resolution, which requires the affirmative vote of at least two-thirds of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the company. However, the participation of our sponsor, officers, directors, advisors or their affiliates in privately-negotiated transactions (as described in this prospectus), if any, could result in the approval of our initial business combination even if a majority of our public shareholders vote, or indicate their intention to vote, against such initial business combination. For purposes of seeking approval of an ordinary resolution, non-votes will have no effect on the approval of our initial business combination once a quorum is obtained. Our amended and restated memorandum and articles of association require that at least five clear days’ notice will be given of any general meeting.

If we seek shareholder approval of our initial business combination and we do not conduct redemptions in connection with our initial business combination pursuant to the tender offer rules, our amended and restated memorandum and articles of association provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in this offering, which we refer to as the “Excess Shares,” without our prior consent. However, we would not be restricting our shareholders’ ability to vote all of their shares (including Excess Shares) for or against our initial business combination. Our shareholders’ inability to redeem the Excess Shares will reduce their influence over our ability to complete our initial business combination, and such shareholders could suffer a material loss in their investment if they sell such Excess Shares on the open market. Additionally, such shareholders will not receive redemption distributions with respect to the Excess Shares if we complete our initial business combination. And, as a result, such shareholders will continue to hold that number of shares exceeding 15% and, in order to dispose such shares would be required to sell their shares in open market transactions, potentially at a loss.

If we seek shareholder approval in connection with our initial business combination, our sponsor, officers and directors have agreed to vote their initial shares and any public shares purchased during or after this offering (including in open market and privately-negotiated transactions, aside from shares they may purchase in compliance with the requirements of Rule 14e-5 under the Exchange Act, which would not be voted in favor of approving the business combination transaction) in favor of our initial business combination. As a result, if we sought shareholder approval of a proposed transaction, which would require a simple majority of votes (assuming the underwriters do not exercise their over-allotment option), we could need as little as 1,829,716 of our public shares (or approximately 28.28% of our public shares) to be voted in favor of the transaction in order to have such transaction approved (assuming that all issued and outstanding shares are voted, that the over-allotment option is not exercised, and that the insiders do not purchase any units in this offering or units or shares in the after-market). Assuming that only the holders of one-third of our issued and outstanding ordinary shares, representing a quorum under our amended and restated memorandum and articles of association vote their shares at a general meeting of the company, we will not need any public shares in addition to our initial shares to be voted in favor of an initial business combination in order to approve an initial business combination. Additionally, each public shareholder may elect to redeem their public shares irrespective of whether they vote for or vote against the proposed transaction, or whether they do not vote or abstain from voting on the proposed transaction, or whether they were a public shareholder on the record date for the general meeting held to approve the proposed transaction.

Pursuant to our amended and restated memorandum and articles of association, if we have not completed our initial business combination within the completion window, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter (and subject to lawfully available funds therefor), redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account (which interest shall be net of taxes and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. Our sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to (i) waive their redemption rights with respect to their initial shares, private shares and public shares in connection with the completion of our initial business combination; (ii) waive their redemption rights with respect to their initial shares, private shares and public shares in connection with a shareholder vote to approve an amendment to our amended and restated memorandum and articles of association (a) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we have not consummated an initial business combination within the completion window or (b) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity; (iii) waive their rights to liquidating distributions from the trust account with respect to their initial shares and private shares if we fail to complete our initial business combination within the completion window, although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination within the prescribed time frame; and (iv) vote any initial shares and private shares held by them and any public shares purchased during or after this offering (including in open market and privately-negotiated transactions, aside from shares they may purchase in compliance with the requirements of Rule 14e-5 under the Exchange Act, which would not be voted in favor of approving the business combination transaction) in favor of our initial business combination.

In the event of a liquidation, dissolution or winding up of the company after a business combination, our shareholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the ordinary shares. Our shareholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the ordinary shares, except that we will provide our public shareholders with the opportunity to redeem their public shares for cash at a per share price equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account (less taxes payable), divided by the number of then outstanding public shares, upon the completion of our initial business combination, subject to the limitations and on the conditions described herein.

Initial shares

The initial shares are designated as Class B ordinary shares and, except as described below, are identical to the Class A ordinary shares included in the units being sold in this offering, and holders of initial shares have the same shareholder rights as public shareholders, except that (i) the initial shares are subject to certain transfer restrictions, as described in more detail below, (ii) the initial shares are entitled to registration rights; (iii) our sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to (A) waive their redemption rights with respect to their initial shares, private shares and public shares in connection with the completion of our initial business combination; (B) waive their redemption rights with respect to their initial shares, private shares and public shares in connection with a shareholder vote to approve an amendment to our amended and restated memorandum and articles of association (a) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we have not consummated an initial business combination within the completion window or (b) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity; (C) waive their rights to liquidating distributions from the trust account with respect to their initial shares and private shares if we fail to complete our initial business combination within the completion window, although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination within the prescribed time frame; and (D) vote any initial shares and private shares held by them and any public shares purchased during or after this offering (including in open market and privately-negotiated transactions, aside from shares they may purchase in compliance with the requirements of Rule 14e-5 under the Exchange Act, which would not be voted in favor of approving the business combination transaction) in favor of our initial business combination, (iv) the initial shares are automatically convertible into Class A ordinary shares concurrently with or immediately following the consummation of our initial business combination or earlier at the option of the holder on a one-for-one basis, subject to adjustment as described herein and in our amended and restated memorandum and articles of association, and (v) prior to the closing of our initial business combination, only holders of our Class B ordinary shares will be entitled to vote on the appointment and removal of directors or continuing the company in a jurisdiction outside the Cayman Islands (including any special resolution required to amend our constitutional documents or to adopt new constitutional documents, in each case, as a result of our approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands).

The initial shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of our initial business combination or earlier at the option of the holder on a one-for-one basis, subject to adjustment for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares, or any other equity-linked securities, are issued or deemed issued in excess of the amounts sold in this offering and related to or in connection with the closing of the initial business combination, the ratio at which Class B ordinary shares convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, 20% of the sum of (i) the total number of all Class A ordinary shares outstanding upon the completion of this offering (including any Class A ordinary shares issued pursuant to the underwriters’ over-allotment option and excluding the Class A ordinary shares underlying the private placement units issued to the sponsor), plus (ii) all Class A ordinary shares and equity-linked securities issued or deemed issued, in connection with the closing of the initial business combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial business combination minus (iii) any redemptions of Class A ordinary shares by public shareholders in connection with an initial business combination; provided that such conversion of initial shares will never occur on a less than one-for-one basis.

With certain limited exceptions, the initial shares are not transferable, assignable or saleable (except to our officers and directors and other persons or entities affiliated with our sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of (1) 180 days after the completion of our initial business combination; or (2) the date following the consummation of our initial business combination on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our shareholders having the right to exchange their shares for cash, securities or other property (the “Lock-Up”). Notwithstanding the foregoing, the initial shares will be released from the Lock-Up if (1) the reported closing price of our ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 90 days after our initial business combination or (2) we complete a liquidation, merger, share exchange or other similar transaction after our initial business combination that results in all of our shareholders having the right to exchange their shares for cash, securities or other property. Up to 187,500 initial shares will be surrendered to us for no consideration depending on the exercise of the over-allotment option.

Except in certain limited circumstances, no member of the sponsor may Transfer all or any portion of its membership interests in the sponsor. For more information, see “Principal Shareholders — Restrictions on Transfers of Initial Shares and Private Placement Units”.

Register of Members

Under the Companies Act, the ordinary shares are deemed to be issued when the name of the shareholder is entered in our register of members. Our register of members will be maintained by our transfer agent, Odyssey, which will enter the name of Cede & Co in our register of members on the closing of this offering as nominee for each of the respective public shareholders. If (a) information that is required to be entered in the register of members is omitted from the register or is inaccurately entered in the register, or (b) there is unreasonable delay in entering information in the register, a shareholder of the company, or any person who is aggrieved by the omission, inaccuracy or delay, may apply to the Cayman Islands courts for an order that the register be rectified, and the court may either refuse the application or order the rectification of the register, and may direct the company to pay all costs of the application and any damages the applicant may have sustained.

Rights

Except in cases where we are not the surviving company in a business combination, each holder of seven rights will automatically receive one ordinary share upon consummation of our initial business combination, even if the holder of a public right converted all ordinary shares held by him, her or it in connection with the initial business combination or an amendment to our memorandum and articles of association with respect to our pre-business combination activities. In the event we will not be the surviving company upon completion of our initial business combination, each holder of seven rights will be required to affirmatively convert his, her or its rights in order to receive the shares underlying the rights upon consummation of the business combination. No additional consideration will be required to be paid by a holder of rights in order to receive his, her or its additional ordinary shares upon consummation of an initial business combination. The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of ours). If we enter into a definitive agreement for a business combination in which we will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the ordinary shares will receive in the transaction on an as-converted into ordinary shares basis.

We will not issue fractional shares in connection with an exchange of rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of Cayman Islands Law. As a result, you must hold rights in multiples of seven in order to receive shares for all of your rights upon closing of a business combination. If we are unable to complete an initial business combination within the required time period and we liquidate the funds held in the trust account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from our assets held outside of the trust account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of an initial business combination. Additionally, in no event will we be required to net cash settle the rights. Accordingly, the rights may expire worthless.

Dividends

We have not paid any cash dividends on our ordinary shares to date and do not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.

Description of Securities of Pubco

As a result of the Business Combination, Ribbon shareholders who receive shares of Pubco Common Stock will become stockholders of DRC Medicine Inc. Your rights as a holder of Pubco Common Stock will be governed by the DGCL, the Pubco Certificate of Incorporation and the Pubco Bylaws. The following description of the material terms of Pubco’s securities reflects the anticipated state of affairs upon completion of the Business Combination.

The following summary is not intended to be a complete description of all of the rights and preferences of Pubco’s securities. This summary is qualified in its entirety by reference to the applicable provisions of the DGCL, the Pubco Certificate of Incorporation and the Pubco Bylaws, copies of which are attached to this proxy statement/prospectus as Annex B and Annex C, respectively. You are encouraged to read the DGCL, the Pubco Certificate of Incorporation and the Pubco Bylaws in their entirety.

Authorized and Outstanding Stock

The Pubco Certificate of Incorporation authorizes Pubco to issue a total of 500,000,000 shares of common stock, par value $0.0001 per share, which we refer to as “Pubco Common Stock.”

The Pubco Certificate of Incorporation does not authorize any shares of preferred stock.

Common Stock

Voting.    Except as otherwise expressly required by applicable law or provided in the Pubco Certificate of Incorporation, each holder of Pubco Common Stock will be entitled to one vote for each share of Pubco Common Stock held of record by such holder on each matter submitted to a vote of Pubco stockholders. Except as otherwise required by applicable law, the Pubco Certificate of Incorporation or the Pubco Bylaws, matters other than the election of directors will be decided by the affirmative vote of a majority of the votes cast on the matter. Abstentions and broker non-votes will not be counted as votes cast. Directors will be elected by a plurality of the votes cast by the shares present in person or represented by proxy at the applicable meeting and entitled to vote in the election of directors. The Pubco Certificate of Incorporation does not provide for cumulative voting in the election of directors. Accordingly, holders of a majority of the shares of Pubco Common Stock entitled to vote in an election of directors will be able to elect all of the directors standing for election if they choose to do so.

Dividends.    Subject to applicable law, holders of Pubco Common Stock will be entitled to receive dividends when, as and if declared by the Pubco Board out of funds legally available for the payment of dividends. The declaration and payment of any future dividends will be subject to the discretion of the Pubco Board and will depend on a number of factors, including Pubco’s results of operations, financial condition, cash requirements, contractual restrictions, business prospects and other factors that the Pubco Board considers relevant.

Liquidation Rights.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of Pubco, the funds and assets of Pubco that may be legally distributed to its stockholders will be distributed pro rata among the holders of the outstanding shares of Pubco Common Stock based on the number of shares held by each holder.

Exclusive Forum

Unless Pubco consents in writing to the selection of an alternative forum, the Pubco Certificate of Incorporation provides that, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for:

1.      any derivative action, suit or proceeding brought on behalf of Pubco;

2.      any action, suit or proceeding asserting a claim for breach of a fiduciary duty owed by a current or former director, officer, employee, agent or stockholder of Pubco to Pubco or its stockholders;

3.      any action, suit or proceeding arising under the DGCL, the Pubco Certificate of Incorporation or the Pubco Bylaws; and

4.      any action, suit or proceeding asserting a claim against Pubco governed by the internal-affairs doctrine.

If the Delaware Court of Chancery does not have jurisdiction, the action must be brought in the United States District Court for the District of Delaware or another state court of the State of Delaware, as applicable.

The Pubco Certificate of Incorporation also provides that, subject to the foregoing provisions, the federal district courts of the United States will be the exclusive forum for any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint.

These exclusive-forum provisions do not apply to actions brought to enforce a liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.

If an action within the scope of the Delaware-forum provision is filed in another jurisdiction in the name of a stockholder, the stockholder will be deemed to have consented to:

•        the personal jurisdiction of the state and federal courts located in Delaware in an action to enforce the forum-selection provision; and

•        service of process upon the stockholder’s counsel in the foreign action as the stockholder’s agent.

Any person or entity acquiring an interest in any security of Pubco will be deemed to have notice of and consented to the exclusive-forum provisions.

The federal-forum provision is intended to benefit and may be enforced by Pubco, its officers and directors, the underwriters in an offering giving rise to the applicable complaint and certain professionals or entities that prepared or certified portions of the documents underlying the offering.

There is uncertainty as to whether a court would enforce these provisions in a particular case. The provisions may impose additional costs on stockholders seeking to bring claims and may discourage claims or limit a stockholder’s ability to bring a claim in a forum that the stockholder considers favorable.

Anti-Takeover Effects of Provisions of the Pubco Certificate of Incorporation and Bylaws

Certain provisions of the Pubco Certificate of Incorporation and Pubco Bylaws could have the effect of delaying, deferring or discouraging another person from acquiring control of Pubco, even if such an acquisition could be beneficial to some Pubco stockholders.

These provisions include provisions that:

•        authorize the Pubco Board to fix the number of directors;

•        provide that vacancies and newly created directorships generally may be filled exclusively by the remaining directors and not by stockholders;

•        provide that special meetings of stockholders may be called only by or at the direction of the Pubco Board;

•        establish advance-notice requirements for stockholder nominations and proposals;

•        authorize the Pubco Board to adopt, amend and repeal the Pubco Bylaws;

•        require a majority of the outstanding voting power to amend specified provisions of the Pubco Certificate of Incorporation or to amend the Pubco Bylaws by stockholder action; and

•        do not provide for cumulative voting in the election of directors.

However, unlike many public-company charters:

•        the Pubco Board will not be classified;

•        directors may be removed with or without cause by holders of a majority of the applicable voting power;

•        Pubco stockholders may act by written consent in accordance with Section 228 of the DGCL; and

•        the Pubco Certificate of Incorporation does not authorize blank-check preferred stock.

Accordingly, the Pubco Certificate of Incorporation and Pubco Bylaws contain fewer anti-takeover protections than the precedent and many other public-company organizational documents.

These provisions are generally intended to promote orderly stockholder action, enhance stability in the composition of the Pubco Board and reduce Pubco’s vulnerability to certain coercive takeover practices or proxy-contest tactics. Nevertheless, the provisions could discourage or delay a transaction that some stockholders may consider favorable and could make it more difficult for stockholders to change the composition of the Pubco Board or Pubco’s management.

Section 203 of the DGCL

Pubco will be subject to Section 203 of the DGCL because the Pubco Certificate of Incorporation does not provide that Pubco has elected not to be governed by that provision.

In general, Section 203 prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” for three years following the date on which the person became an interested stockholder, unless an applicable exception is satisfied.

An “interested stockholder” generally includes a person who, together with that person’s affiliates and associates, owns 15% or more of the corporation’s outstanding voting stock.

A “business combination” generally includes certain mergers, consolidations, sales, leases, exchanges, mortgages, transfers and other dispositions involving specified amounts of the corporation’s assets or stock and certain other transactions that result in a financial benefit to the interested stockholder.

The three-year restriction generally will not apply if:

•        before the person became an interested stockholder, the board of directors approved either the business combination or the transaction that resulted in the person becoming an interested stockholder;

•        upon completion of the transaction that resulted in the person becoming an interested stockholder, the person owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced, excluding shares held by specified persons; or

•        on or after the date on which the person became an interested stockholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Section 203 could have the effect of delaying, deferring or preventing a change in control of Pubco.

Limitations of Liability and Indemnification of Directors and Officers

The Pubco Certificate of Incorporation provides that no director or officer of Pubco will be personally liable to Pubco or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent that the elimination or limitation of such liability is not permitted under the DGCL.

The limitations applicable to officers under the DGCL do not eliminate liability for all claims that may be asserted against officers and generally do not apply to claims brought by or in the right of Pubco.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, the liability of Pubco’s directors and officers will be eliminated or limited to the fullest extent permitted by the DGCL as amended.

Any amendment, repeal or modification of the applicable provision of the Pubco Certificate of Incorporation will not adversely affect any right or protection of a director or officer with respect to an act or omission occurring before the amendment, repeal or modification.

Registration Rights

At the Closing, Ribbon, Sponsor and certain other shareholders of Pubco will enter into an Amended and Restated Registration Rights Agreement pursuant to which such holders will receive specified registration rights with respect to shares of Pubco Common Stock held by them.

Transfer Agent and Registrar

The transfer agent and registrar for Pubco Common Stock following the Business Combination is expected to be Odyssey Transfer and Trust Company.

Listing of Pubco Common Stock

Pubco has applied to list the Pubco Common Stock on Nasdaq under the symbol “DRC”. The listing of Pubco Common Stock on Nasdaq is a condition to the consummation of the Business Combination.

There can be no assurance that Pubco will be able to satisfy Nasdaq’s listing standards or that the listing application will be approved.

APPRAISAL RIGHTS

Public Shareholders do not have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

HOUSEHOLDING INFORMATION

Unless Ribbon has received contrary instructions, Ribbon may send a single copy of this proxy statement/prospectus to any household at which two or more stockholders reside if Ribbon believes the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce Ribbon’s expenses. However, if stockholders prefer to receive multiple sets of Ribbon’s disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of Ribbon’s disclosure documents, the stockholders should follow these instructions:

If the Ordinary Shares are registered in the name of the shareholder, the shareholder should contact Ribbon’s offices at Ribbon Acquisition Corp, located at Central Park Tower LaTour Shinjuku Room 3001 6-15-1 Nishi Shinjuku, Shinjuku-ku Tokyo 160-0023 Japan. If a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR

The transfer agent for Ribbon’s Securities is the Odyssey Transfer and Trust Company.

SUBMISSION OF PROPOSALS

The Ribbon Board is aware of no other matter that may be brought before the EGM.

FUTURE PROPOSALS

For any proposal to be considered for inclusion in Pubco’s proxy statement and form of proxy for submission to the stockholders at Pubco’s 2027 annual meeting of stockholders, assuming consummation of the Business Combination, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and the Proposed Bylaws.

In addition, the Proposed Bylaws, which will be effective upon the closing of the Business Combination, provide in Section 2.10 notice procedures for stockholders to nominate a person as a director and to propose other business to be considered by stockholders at an annual meeting. To be timely, a stockholder’s notice must be delivered to, or mailed and received by, the Secretary at the principal executive offices of Pubco not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 70 days after such anniversary date, notice by the stockholder to be timely must be received by Pubco no earlier than 120 days prior to such annual meeting and no later than the later of (i) 90 days prior to the date of such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such annual meeting was first made by Pubco. Nominations and proposals also must satisfy the other requirements set forth in the Proposed Bylaws.

WHERE YOU CAN FIND MORE INFORMATION

Ribbon files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on Ribbon at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

Ribbon has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement. Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to Ribbon has been supplied by Ribbon, and all such information relating to DRC has been supplied by DRC Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this document or if you have questions about the Business Combination, you should contact Ribbon via phone or in writing (at least five (5) business days prior to the Extraordinary General Meeting):

Ribbon Acquisition Corp.
Central Park Tower
LaTour Shinjuku Room 3001
6-15-1 Nishi Shinjuku, Shinjuku-ku
Tokyo 160-0023, Japan
Telephone: +81 90-8508-3462

LEGAL MATTERS

McCarter & English, LLP, New York, New York, has passed upon the validity of the securities offered in this proxy statement/prospectus.

EXPERTS

The financial statements of Ribbon Acquisition Corp. as of December 31, 2025, appearing in this prospectus have been audited by Audit Alliance LLP, independent registered public accounting firm, as set forth in their report, thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Ribbon Acquisition Corporation to continue as a going concern as described in Note 1 to the financial statements), appearing elsewhere in this prospectus, and are included in reliance on such report given on the authority of such firm as an experts in auditing and accounting.

The financial statements for DRC Medicine Ltd. as of July 31, 2024 and 2025, appearing in this prospectus have been audited by Enrome LLP, an independent registered public accounting firm, as set forth in their report, thereon, appearing elsewhere in this prospectus, and are included in reliance on such report given on the authority of such firm as an experts in auditing and accounting.

DRC MEDICINE LTD. (Formerly Known As DR.C MEDICAL MEDICINE CO., LTD.)

RIBBON ACQUISITION CORP.
INDEX TO THE FINANCIAL STATEMENTS

Contents	Page
Report of Independent Registered Public Accounting Firm (PCAOB ID: 3487)	F-49
Balance Sheet as of December 31, 2025 and 2024	F-50
Statement of Operations for the year ended December 31, 2025 and the period from July 17, 2024 (Inception) through December 31, 2024	F-51
Statement of Changes in Shareholder’s (Deficit) Equity for the year ended December 31, 2025 and the period from July 17, 2024 (Inception) through December 31, 2024	F-52
Statement of Cash Flows for the year ended December 31, 2025 and the period from July 17, 2024 (Inception) through December 31, 2024	F-53
Notes to Financial Statements	F-54

DRC MEDICINE INC.
INDEX TO THE FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders’ of
DRC Medicine Ltd. (Formerly Known As DR.C MEDICAL MEDICINE CO., LTD.)

Opinion on the Financial Statements

We have audited the accompanying balance sheets of DRC Medicine Ltd. (the “Company”) as of July 31, 2024 and 2025 the related statements of operations and comprehensive loss, change in shareholders’ deficit, and cash flows for each of the years ended July 31, 2024 and 2025 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of July 31, 2024 and 2025 , and the results of its operations and its cash flows for each of the years ended July 31, 2024 and 2025, in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Material Uncertainty Related to Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations of US$1,676,153 during the year ended 2025 and negative operating cash flows of US$1,174,092. In addition, the Company had an accumulated deficit of US$6,405,530 and a shareholders’ deficit of US$4,780,676 as of July 31, 2025. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Enrome LLP

We have served as the Company’s auditor since 2025.

Singapore
January 9, 2026

DRC MEDICINE LTD. (Formerly Known As DR.C MEDICAL MEDICINE CO., LTD.)
BALANCE SHEETS
(In U.S. Dollar, except for share data, or otherwise noted)

	As of July 31,
	2024	2025
Assets
Current assets:
Cash and cash equivalents	$88,245	$284,303
Accounts receivable	51,318	27,384
Inventories	662,060	277,809
Prepaid expenses and other current assets	128,605	113,552
Amount due from a related party	—	500,000
Total current assets	930,228	1,203,048

Non-current assets:
Property and equipment, net	—	4,139
Intangible assets, net	—	1,814
Long-term investment	28,328	28,286
Right-of-use assets, net	152,620	87,758
Other non-current assets	61,971	63,873
Total non-current assets	242,919	185,870
TOTAL ASSETS	$1,173,147	$1,388,918

Liabilities and Shareholders’ Deficit
Current liabilities:
Long-term borrowings, current portion	$396,595	$367,928
Accounts payable	497	2,357
Contract liabilities	23,794	13,374
Lease liabilities	60,063	60,984
Amount due to a related party	—	3,050
Accrued expenses and other current liabilities	139,014	214,582
Total current liabilities	619,963	662,275

Non-current liabilities:
Long-term borrowings	5,516,365	5,472,384
Lease liabilities	81,659	20,555
Other non-current liabilities	14,402	14,380
Total non-current liabilities	5,612,426	5,507,319
TOTAL LIABILITIES	$6,232,389	$6,169,594

Commitments and Contingencies (Note 16)

Shareholders’ deficit
Ordinary Share (1,000,000 Ordinary Share authorized, 78,106 and 79,266 Ordinary Shares issued and outstanding as of July 31, 2024 and 2025 with no stated value, respectively)	$520,931	$675,723
Capital surplus	520,931	675,723
Accumulated deficit	(6,392,117)	(6,405,530)
Accumulated other comprehensive income	291,013	273,408
Total shareholders’ deficit	(5,059,242)	(4,780,676)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$1,173,147	$1,388,918

The accompanying notes are an integral part of these financial statements.

DRC MEDICINE LTD. (Formerly Known As DR.C MEDICAL MEDICINE CO., LTD.)
STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In U.S. Dollar, except for share data, or otherwise noted)

	For the years ended July 31,
	2024	2025
Revenues	$676,270	$453,346
Cost of revenues	(440,563)	(304,032)
Gross profit	235,707	149,314

Operating expenses:
Selling and marketing expenses	(605,496)	(527,494)
General and administrative expenses	(1,044,804)	(917,301)
Research and development expenses	(578,392)	(334,488)
Total operating expenses	(2,228,692)	(1,779,283)

Loss from operations	(1,992,985)	(1,629,969)

Other expenses:
Other (expenses)/income, net	(19,059)	9,044
Impairment loss	(98,734)	—
Interest expense, net	(45,887)	(55,228)
Total other expenses, net	(163,680)	(46,184)

Loss before income tax expense	(2,156,665)	(1,676,153)
Income tax expense	—	—
Net loss	$(2,156,665)	$(1,676,153)

Other comprehensive income/(loss)
Foreign currency translation adjustment	229,618	(17,605)
Total comprehensive loss	$(1,927,047)	$(1,693,758)

Loss per share
Basic and Diluted	$(27.74)	$(21.36)
Weighted average number of ordinary shares
Basic and Diluted	77,744	78,471

The accompanying notes are an integral part of these financial statements.

DRC MEDICINE LTD. (Formerly Known As DR.C MEDICAL MEDICINE CO., LTD.)
STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
(In U.S. Dollar, except for share data, or otherwise noted)

	Ordinary Shares		Capital Surplus	Accumulated deficit	Accumulated other comprehensive income	Total shareholders’ deficit
	Share	Amount
Balance as of July 31, 2023	76,746	$3,789,063	$3,789,063	$(13,098,038)	$61,395	$(5,458,517)
Net loss	—	—	—	(2,156,665)	—	(2,156,665)
Issuance of new shares	1,360	1,163,161	1,163,161	—	—	2,326,322
Offsetting accumulated deficit with capital surplus	—	(4,431,293)	(4,431,293)	8,862,586	—	—
Foreign currency translation adjustment	—	—	—	—	229,618	229,618
Balance as of July 31, 2024	78,106	$520,931	$520,931	$(6,392,117)	$291,013	$(5,059,242)
Net loss	—	—	—	(1,676,153)	—	(1,676,153)
Issuance of new shares	1,160	986,162	986,162	—	—	1,972,324
Offsetting accumulated deficit with capital surplus	—	(831,370)	(831,370)	1,662,740	—	—
Foreign currency translation adjustment	—	—	—	—	(17,605)	(17,605)
Balance as of July 31, 2025	79,266	$675,723	$675,723	$(6,405,530)	$273,408	$(4,780,676)

The accompanying notes are an integral part of these financial statements.

DRC MEDICINE LTD. (Formerly Known As DR.C MEDICAL MEDICINE CO., LTD.)
STATEMENTS OF CASH FLOWS
(In U.S. Dollar, except for share data, or otherwise noted)

	For the years ended July 31,
	2024	2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,156,665)	$(1,676,153)
Adjustments to reconcile net loss to net cash used in operating activities:
Write-downs for inventories	96,988	106,113
Depreciation and amortization	3,709	595
Amortization of right-of-use assets	188,191	65,486
Impairment on property and equipment and intangible assets	98,734	—
Gain on early termination of right-of-use asset	(14,186)	—
Changes in operating assets and liabilities:
Accounts receivable	(4,117)	24,172
Inventories	414,798	282,196
Other non-current assets	218,092	(2,018)
Prepaid expenses and other current assets	35,946	15,060
Accounts payable	(709)	1,885
Contract liabilities	(27,003)	(10,521)
Accrued expenses and other current liabilities	(569,688)	76,764
Lease liabilities	(59,854)	(60,761)
Amount due to a related party	—	3,090
Net cash used in operating activities	(1,775,764)	(1,174,092)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(86,838)	(4,574)
Purchase of intangible assets	(15,605)	(2,051)
Payments on behalf of a related party for deferred offering cost	—	(500,000)
Net cash used in investing activities	(102,443)	(506,625)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term bank borrowings	19,925	336,359
Repayments of long-term bank borrowings	(475,870)	(401,209)
Issuance of new shares	2,326,322	1,972,324
Net cash provided by financing activities	1,870,377	1,907,474

Effect of exchange rate changes on cash and cash equivalents	(77,721)	(30,699)

Net (decrease) increase in cash and cash equivalents	(85,551)	196,058
Cash and cash equivalents, at beginning of the year	173,796	88,245
Cash and cash equivalents, at end of the year	$88,245	$284,303

Supplemental disclosures of cash flow information:
Income tax paid	$—	$—
Interest expense paid	$45,507	$50,466

Supplemental disclosures of non-cash flow information:
Obtaining right-of-use assets in exchange for lease liabilities	$200,251	$—

The accompanying notes are an integral part of these financial statements.

DRC MEDICINE LTD. (Formerly Known As DR.C MEDICAL MEDICINE CO., LTD.)
NOTES TO FINANCIAL STATEMENTS
(In U.S. Dollar, except for share data)

1.      ORGANIZATION AND PRINCIPAL ACTIVITIES

(a)    Principal activities

DRC Medicine Ltd. (the “Company” or “DRC”) was incorporated in Japan in 2007 as an exempted company with limited liability under the name DR.C Medical Medicine Co., Ltd. The Company changed its name to DRC Medicine Ltd. on June 25, 2025. The Company is in the business of the design and sales of hygiene products and engages in brand licensing activities.

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)    Basis of presentation

The accompanying financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”).

(b)    Use of estimates

The preparation of the financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, related disclosures of contingent assets and liabilities at the balance sheet date, and the reported revenues and expenses during the reported periods in the financial statements and accompanying notes. Significant accounting estimates include, but not limited to net realizable value measurement write-downs for inventories, provision of allowance for expected credit losses, useful lives of intangible assets, estimates used in lease accounting, fair value measurement write-downs for inventories and valuation allowance for deferred tax assets. Changes in estimates are recognized in the period of change and future periods. Actual results could differ from those estimates, and as such, differences may be material to the financial statements.

(c)     Foreign currency

The Company maintains its books and record in its local currency, the Japanese YEN (“JPY”), which is a functional currency as being the primary currency of the economic environment in which its operation is conducted. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in other income (expenses) in the statements of operations and comprehensive loss.

The reporting currency of the Company is the United States Dollars (“US$” or “$”), and the accompanying financial statements have been expressed in US$. In accordance with Accounting Standards Codification (“ASC”) Topic 830-30, “Translations of Financial Statements”, assets and liabilities of the Company whose functional currency is not US$ are translated into US$, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the reporting period. The gains and losses resulting from the translation of financial statements are recorded as a separate component of accumulated other comprehensive income within the statements of changes in shareholders’ deficit.

Translation of amounts from local currency of the Company into US$1 has been made at the following exchange rates:

	July 31,
	2024		2025
	Year-end spot rate	Average rate	Year-end spot rate	Average rate
US$ against JPY	150.38	150.56	150.60	148.65

DRC MEDICINE LTD. (Formerly Known As DR.C MEDICAL MEDICINE CO., LTD.)
NOTES TO FINANCIAL STATEMENTS
(In U.S. Dollar, except for share data)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(d)    Cash and cash equivalents

Cash and cash equivalents consist of cash in banks that are not subject to withdrawal restrictions, and highly liquid investment with an original maturity of three months or less when purchased to be cash equivalents. As of July 31, 2024 and 2025, all of the Company’s cash were held in bank or other reputable financial institutions located in Japan, which are unrestricted as to withdrawal and use. The Company has not experienced any losses in bank accounts and believes it is not exposed to any credit risks on its cash in bank accounts.

(e)     Expected credit losses

On August 1, 2022, the Company adopted ASU 2016-13, “Financial Instruments — Credit Losses (Topic 326): Measurement on Credit Losses on Financial Instruments”, including certain subsequent amendments, transitional guidance and other interpretive guidance within ASU 2018-19, ASU 2019-04, ASU 2019-05, ASU 2019-11, ASU 2020-02 and ASU 2020-03 (collectively, including ASU 2016-13, “ASC 326”). ASC 326 introduces an approach based on expected losses to estimate the allowance for doubtful accounts, replacing the previous incurred loss impairment model, which makes allowances when there is substantial doubt as to the collectability and a loss is determined to be probable.

The Company’s accounts receivable, other receivables and deposit included in other non-current assets are within the scope of ASU No. 2016-13 and the Company used Current Expected Credit Losses model (“CECL model”) to make evaluation. The Company has identified the relevant risk characteristics of its customers and the related receivables and other receivables included in prepayments and other current assets, which include size, types of the services or the products the Company provides, or a combination of these characteristics. Receivables with similar risk characteristics have been grouped into pools. For each pool, the Company considers the historical credit losses experience, and current economic conditions in assessing the lifetime expected credit losses. Additionally, external data and macroeconomic factors are also considered. The Company also provides specific provisions for allowance when facts and circumstances indicate that the receivable is unlikely to be collected. The Company compares its current estimate of expected credit losses with the previously recorded estimate and adjusts the allowance for credit losses to reflect management’s updated assessment of expected credit losses. The balance of these financial assets is written off after all collection efforts have been exhausted. For the years ended July 31, 2024 and 2025, the Company recognized nil credit loss in either period.

(f)     Accounts receivable

Accounts receivable are stated at the original amount less allowances for expected credit losses. Accounts receivable are recognized in the period when the Company has delivered the products and services to its customers and when its right to consideration is unconditional. Accounts receivable that are ultimately deemed to be uncollectible, and for which collection efforts have been exhausted, are written off against the provision for credit losses. As of July 31, 2024 and 2025, no allowance for expected credit losses for the Company’s accounts receivable were recognized.

(g)    Inventories

Inventories consisting of merchandise, such as hygiene masks and other hygiene products, are stated at the lower of cost or net realizable value. Inventory cost includes the purchase price from exclusive contract manufacturer and third-party suppliers. Cost of inventories is computed using weighted average method. Inventories are written down to estimated net realizable value, which could be impacted by certain factors including historical usage, expected demand, anticipated sales price, product obsolescence, and other factors. The Company periodically reviews its inventories for excess or slow-moving items and makes provisions as necessary to properly reflect inventory value. The Company recorded US$96,988 and US$106,113 of inventory write-downs for years ended July 31, 2024 and 2025, respectively.

DRC MEDICINE LTD. (Formerly Known As DR.C MEDICAL MEDICINE CO., LTD.)
NOTES TO FINANCIAL STATEMENTS
(In U.S. Dollar, except for share data)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(h)    Intangible assets, net

Intangible assets, net with finite useful lives are carried at cost less accumulated amortization and any recorded impairment. Estimated useful lives by intangible asset class are as follows:

Category	Estimated useful lives
Patents and trademarks	8 years

Some of the patents and trademarks were internally developed by the Company, while others were acquired through purchase. Intangible assets are initially recognized at cost upon acquisition. After initial recognition, the Company amortizes these costs on straight-line basis over their useful lives. Amortization expenses are included in general and administrative expenses.

The estimated useful lives of intangible assets are reassessed if circumstances occur that indicate the original estimated useful lives may have changed. The estimated useful lives of intangible assets did not change during the years ended July 31, 2024 and 2025. Amortization expenses were US$166 and US$214 for the years ended July 31, 2024 and 2025, respectively. For the years ended July 31, 2024 and 2025, the Company recognized impairment losses amounting to US$15,439 and nil.

(i)     Impairment of long-lived assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Company measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company would recognize an impairment loss, which is the excess of carrying amount over the fair value of the assets, which is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. For the years ended July 31, 2024 and 2025, the Company recorded impairment of long-lived assets of US$98,734 and nil, respectively.

(j)     Fair value measurement

ASC 825-10 requires certain disclosures regarding the fair value of financial instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

•        Level 1 — Quoted prices in active markets for identical assets and liabilities;

•        Level 2 — Quoted prices in active markets for similar assets and liabilities, or other inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•        Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

The Company considers the carrying amount of its financial assets and liabilities, which consist primarily of cash and cash equivalents, accounts receivable, other receivables, long-term borrowings, accounts payables, accrued expenses and other current liabilities and other non-current liabilities, approximate the fair value of the respective

DRC MEDICINE LTD. (Formerly Known As DR.C MEDICAL MEDICINE CO., LTD.)
NOTES TO FINANCIAL STATEMENTS
(In U.S. Dollar, except for share data)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

assets and liabilities as of July 31, 2024 and 2025 owing to their short-term or present value nature or present value of the assets and liabilities. For lease liabilities and long-term borrowings, fair value approximates their carrying value at the year-end as the fair value is estimated by used discounted cash flow, in which interest rates used to discount the host contracts approximate market rates. For the years ended July 31, 2024 and 2025, there are no transfers between different levels of inputs used to measure fair value.

Financial assets and liabilities of the Company primarily consist of cash and cash equivalents, accounts receivable other receivables included in prepayments and other current assets, long-term borrowings, accounts payable and other payables included in accrued expenses and other current liabilities.

The Company’s non-financial assets, such as intangible assets and operating lease right-of-use assets, would be measured at fair value only if they were determined to be impaired.

The Company noted no transfers between levels during any of the periods presented. The Company did not have any instruments that were measured at fair value on a recurring or non-recurring basis as of July 31, 2024 and 2025.

(k)    Leases

At inception of a contract, the Company assesses whether a contract is, or contains, a lease. A contract is or contains a lease if it conveys the right to control the use of an identified asset for a period of time in exchange of a consideration. To assess whether a contract is or contains a lease, the Company assesses whether the contract involves the use of an identified asset, whether it has the right to obtain substantially all of the economic benefits from the use of the asset and whether it has the right to control the use of the asset.

When the Company acts as a lessee, leases with an initial term of 12 months or less are short-term lease and not recognized as right-of-use (“ROU”) assets and lease liabilities on the balance sheet. The Company recognizes lease expense for short-term leases on a straight-line basis over the lease term.

The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and less any lease incentive received.

Lease term includes rent holidays and options to extend or terminate the lease when the Company is reasonably certain that the Company will exercise that option. The lease assets for operating leases consist of the amount of the measurement of the lease liabilities and any prepaid lease payments. Operating lease expense is recognized on a straight-line basis over the lease term by adding interest expense determined using the effective interest method to the amortization of the right-of-use assets. Interest expense is determined using the effective interest method. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

(l)     Revenue recognition

The Company recognizes revenue pursuant to ASC 606, Revenue from Contracts with Customers (“ASC 606”). In accordance with ASC 606, revenues from contracts with customers are recognized when control of the promised goods or services is transferred to the Company’s customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services, reduced by consumption tax. To achieve the core principle of this standard, the Company applied the following five steps:

Step 1:    Identification of the contract, or contracts, with the customer;

Step 2:    Identification of the performance obligations in the contract;

Step 3:    Determination of the transaction price;

Step 4:    Allocation of the transaction price to the performance obligations in the contract;

Step 5:    Recognition of the revenue when, or as, a performance obligation is satisfied.

DRC MEDICINE LTD. (Formerly Known As DR.C MEDICAL MEDICINE CO., LTD.)
NOTES TO FINANCIAL STATEMENTS
(In U.S. Dollar, except for share data)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company currently generates its revenue from the following main sources:

Revenue from Merchandise sales

Revenue from sales of hygiene products primarily consists of sales of hygiene masks and other hygiene products. The Company sales hygiene products to domestic corporate customers and engages in online sales to individual consumers. The Company usually enters into sales orders with customers, in which the Company identifies the only one performance obligation is to transfer the promised products stated in the sales order. In the normal course of business, the Company’s warranties are limited to product specifications and were accordingly treated as assurance-type warranty and not considered a performance obligation.

Revenues represent the amount of consideration that the Company is entitled to, including products settlement price, net of discounts and returns, if any. The transaction price is variable as adjusted by return allowances, which the Group estimates by using the expected value method and updates to represent faithfully the circumstances present at the end of the reporting period and the changes in circumstances during the reporting periods.

The Company recognizes revenues at a point in time when the products are delivered are delivered and accepted by the customers, at which point the control of products are transferred to customers. Significant judgement is required to estimate return allowances. The Company reasonably estimates the possibility of return based on historical experience, changes in judgments on these assumptions and recorded the return allowances in accrued expenses and other current liabilities. The returns allowance was US$6,372 and US$2,118 for the years ended July 31, 2024 and 2025. Revenue is reported on a gross basis, as the Company acts as the principal in these transactions, for which it bears inventory risk, exercises discretion over pricing, and is responsible for fulfilling the obligation to deliver the specified goods to customers.

Revenue from royalty fee

The Company recognizes royalty revenue in accordance with ASC 606, Revenue from Contracts with Customers. Company licensing arrangements typically include a bundle of rights to use patents and trademarks, which are interrelated and inseparable accounted for as a single performance obligation. The transaction price is determined based on agreed contractual terms and may include fixed consideration, variable consideration based on actual sales, production, or other measures, or a combination thereof. Fixed consideration, such as royalties based on a specified time period, is recognized over time as the customer simultaneously receives and consumes the benefits of the license. Revenue from royalty arrangements that include variable consideration based on production, sales, or other usage measures is recognized at the later of when the subsequent sale or usage occurs or when the performance obligation to which the royalty relates has been satisfied, consistent with the sales-based royalty exception term under ASC 606.The following table disaggregates the Company’s total revenues by revenue streams:

	For the years ended July 31,
	2024	2025
By revenue types:
Merchandise sales	$569,589	$396,972
Royalty fee	106,681	56,374
Total	$676,270	$453,346

DRC MEDICINE LTD. (Formerly Known As DR.C MEDICAL MEDICINE CO., LTD.)
NOTES TO FINANCIAL STATEMENTS
(In U.S. Dollar, except for share data)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The following tables illustrates the disaggregation of revenue by timing of revenue recognition for the years ended July 31, 2024 and 2025:

	For the years ended July 31,
	2024	2025
Timing of revenue recognition
At a point in time	$569,589	$396,972
Over time	106,681	56,374
Total	$676,270	$453,346

Contract balances

When either party to a revenue contract has performed, the Company presents the contract in the balance sheets as a contract asset or a contract liability, depending on the relationship between the Company’s performance and the customer’s payment. Accounts receivable represent revenue recognized for the amounts invoiced and/or prior to invoicing when the Company has satisfied its performance obligation and has unconditional right to the payment. Contract assets represent the Company’s right to consideration in exchange for goods or services that the Company has transferred to a customer. Other than accounts receivable, the Company had no other contract assets recorded on its balance sheets as of July 31, 2024 and 2025, respectively.

The table below presents the activity of contract liabilities for the years ended July 31, 2024 and 2025 respectively:

	For the years ended July 31,
	2024	2025
Balance at beginning of the year	$53,762	$23,794
Receipts during the year	134,314	43,003
Revenue recognized	(161,318)	(53,524)
Foreign currency translation	(2,964)	101
Balance at end of the year	$23,794	$13,374

(m)   Cost of revenues

Cost of revenues consists of costs directly related to revenue generating activities, which primarily includes product procurement cost, and write-downs for inventories.

(n)    Selling and marketing expenses

Selling and marketing expenses primarily consist of (i) shipping and delivery expenses, (ii) payroll expenses of sales personnel, (iii) advertising and marketing expenses, and (iv) other marketing expenses related to sales personnel.

(o)    General and administrative expenses

General and administrative expenses primarily consist of (i) staff cost of general and administrative personnel, (ii) depreciation and amortization expenses, (iii) professional services expenses, and (iv) other miscellaneous administrative expenses.

(p)    Research and development expenses

Research and development expenses primarily include: (i) salaries and benefits for research and development personnel; (ii) inspecting and testing expenses; and (iii) others, which primarily include use of materials and depreciation expenses.

DRC MEDICINE LTD. (Formerly Known As DR.C MEDICAL MEDICINE CO., LTD.)
NOTES TO FINANCIAL STATEMENTS
(In U.S. Dollar, except for share data)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(q)    Employee benefits

The Company recognizes a liability in exchange for employee benefits to be paid in the future and records an expense when the employee renders service and the Company receives the related economic benefits.

Short-term employee benefits

Salaries are usually accrued and paid on a monthly basis and are recognized as an expense.

Bonus payments are recognized when, and only when, the Company has a present legal or constructive obligation to make such payments as a result of past events and reliable estimate of the obligation can be made.

(r)     Income taxes

The Company accounts for income taxes under ASC 740, “Income Taxes”. The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date. Provision for income taxes consists of taxes currently due plus deferred taxes. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures.

The Company did not accrue any liability, interest or penalties related to uncertain tax positions in its provision for income taxes in its statements of operations and comprehensive loss for the years ended July 31, 2024 and 2025, respectively. The Company does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred.

(s)     Ordinary shares and Capital surplus

Under the Companies Act of Japan (the “Companies Act”), issuances of ordinary shares, are required to be credited to the share capital account (recorded as “ordinary shares”) for at least 50% of the proceeds and to the legal capital surplus account (recorded as “capital surplus”) for the remaining amounts.”

(t)     Comprehensive income (loss)

The Company applies ASC 220, Comprehensive Income, with respect to reporting and presentation of comprehensive income (loss) in a full set of financial statements. Comprehensive income (loss) is defined to include all changes in equity of the Company during a period arising from transactions and other events and circumstances except those resulting from investments by shareholders and distributions to shareholders. For the periods presented,

DRC MEDICINE LTD. (Formerly Known As DR.C MEDICAL MEDICINE CO., LTD.)
NOTES TO FINANCIAL STATEMENTS
(In U.S. Dollar, except for share data)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

the Company’s comprehensive income (loss) includes net income (loss) and other comprehensive income or loss, which primarily consists of the foreign currency translation adjustment that has been excluded from the determination of net income.

(u)    Loss per share

Basic loss per share is computed by dividing net income attributable to ordinary shareholders, taking into consideration the deemed dividends to preferred shareholders (if any), by the weighted average number of ordinary shares outstanding during the year. Diluted loss per share is calculated by dividing net income attributable to ordinary shareholders, as adjusted for the effect of dilutive ordinary equivalent shares, if any, by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the year. Ordinary equivalent shares are not included in the denominator of the diluted loss per share calculation when inclusion of such share would be anti-dilutive. As of July 31, 2024 and 2025, there were no dilutive shares.

(v)     Segment reporting

In November 2023, the FASB issued ASU 2023-07, which modifies the disclosure and presentation requirements of reportable segments. The new guidance requires the disclosure of significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”) and included within each reported measure of segment profit and loss. In addition, the new guidance enhances interim disclosure requirements, clarifies circumstances in which an entity can disclose multiple segment measures of profit or loss, provides new segment disclosure requirements for entities with a single reportable segment, and contains other disclosure requirements. The update is effective for annual periods beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted.

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker (“CODM”), or decision-making group, in deciding how to allocate resources and in assessing performance. The Company’s CODM is the Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company. The Company has determined that it only has one operating segment.

The primary measure of segment revenue and profitability for the Company’s operating segment is considered to be revenue and net income. Significant segment expenses reviewed by the CODM on a regular basis included within net income include cost of sales, selling and marketing expenses, general and administrative expenses which are separately presented on the Company’s statements of operations and comprehensive income (loss). Other segment items within net income include financial expenses, net, other income or loss, net, and income tax expense. CODM uses segment profit or loss to monitor budget versus actual results, and also in competitive analysis by benchmarking to the Company’s competitors at the same development stage.

The Company does not distinguish between markets or segments for the purpose of internal reporting. As the Company’s long-lived assets are all located in Japan, no geographical segment information of long-lived assets is presented. The CODM does not review any information regarding total assets on a reportable segment basis.

(w)    Commitments and contingencies

In the normal course of business, the Company is subject to commitments and contingencies, including operating lease commitments, legal proceedings and claims arising out of its business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes liability for any such contingencies if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments on liability for contingencies, including historical and the

DRC MEDICINE LTD. (Formerly Known As DR.C MEDICAL MEDICINE CO., LTD.)
NOTES TO FINANCIAL STATEMENTS
(In U.S. Dollar, except for share data)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

specific facts and circumstances of each matter. For the years ended July 31, 2024 and 2025, the Company did not have any material legal claims or litigation that, individually or in aggregate, could have a material adverse impact on the Company’s financial position, results of operations, and cash flows.

The Company had contractual payment obligations under its operating lease agreements with the landlords.

(x)    Recently issued accounting pronouncements

The Company is an “emerging growth company” (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, EGC can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies.

Recently issued accounting pronouncements issued but not yet adopted

In December 2023, the FASB issued ASU 2023-09, Improvement to Income Tax Disclosure. This standard requires more transparency about income tax information through improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid information. This standard also includes certain other amendments to improve the effectiveness of income tax disclosures. ASU 2023-09 is effective for public business entities, for annual periods beginning after December 15, 2024. For entities other than public business entities, the amendments are effective for annual periods beginning after December 15, 2025. The Company is in the process of evaluation the impact of adopting this new guidance on its financial statement.

In November 2024, the FASB issued Accounting Standards Update No. 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”), and in January 2025, the FASB issued Accounting Standards Update No. 2025-01, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date (“ASU 2025-01”). ASU 2024-03 requires additional disclosure of the nature of expenses included in the income statement as well as disclosures about specific types of expenses included in the expense captions presented in the income statement. ASU 2024-03, as clarified by ASU 2025-01, is effective for us for our annual reporting for fiscal 2028 and for interim period reporting beginning in fiscal 2029 on a prospective basis. Both early adoption and retrospective application are permitted. The Company is currently evaluating the impact that the adoption of these standards will have on its financial statements and disclosures.

In May 2025, the FASB issued ASU 2025-04, Compensation — Stock Compensation (Topic 718) and Revenue from Contracts with Customers (Topic 606): Clarifications to Share-Based Consideration Payable to a Customer to reduce diversity in practice and improve the decision usefulness and operability of the guidance for share-based consideration payable to a customer in conjunction with selling goods or services. The ASU is effective for fiscal years beginning after December 15, 2026 with updates to be applied on a retrospective or modified retrospective basis. Early adoption is permitted. The Company is currently evaluating the impact that the adoption of these standards will have on its financial statements and disclosures.

In July 2025, the FASB issued ASU 2025-05, “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets,” which provides guidance for entities that apply the practical expedient and accounting policy election, if applicable, when estimating expected credit losses on current accounts receivable and/or current contract assets arising from transactions under Topic 606, including those assets acquired in a business combination accounted for under Topic 805. The amendments will be effective for annual reporting periods beginning after December 15, 2025, and interim reporting periods within those annual reporting periods. Early adoption is permitted. The Company is currently evaluating the impact of the adoption of this guidance.

DRC MEDICINE LTD. (Formerly Known As DR.C MEDICAL MEDICINE CO., LTD.)
NOTES TO FINANCIAL STATEMENTS
(In U.S. Dollar, except for share data)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Other accounting standards that have been issued by FASB that do not require adoption until a future date are not expected to have a material impact on the financial statements upon adoption. The Company does not discuss recent standards that are not anticipated to have an impact on or are unrelated to its financial condition, results of operations, cash flows or disclosures.

3.      GOING CONCERN

For the years ended July 31, 2024 and 2025, the Company had negative operating cash flows of US$1,775,764 and US$1,174,092 and incurred a net loss of US$2,156,665 and US$1,676,153. As of July 31, 2024 and 2025, the Company had accumulated deficit of US$6,392,117 and US$6,405,530, and shareholders’ deficit of US$5,059,242 and US$4,780,676. The Company requires substantial amounts of cash to cover operating expenses, as well as to fund capital expenditures, working capital changes, interest payments on borrowing, lease payments, and to support tax payments. The Company has financed its capital requirements from the issuance of new shares and borrowings from banks.

As of July 31, 2024 and 2025, the Company had borrowings of US$5,912,960 and US$5,840,312. These loans were mainly borrowed from Banks in Japan for working capital purposes, including Japan Finance Corporation and The Johnan Shinkin Bank. The loans have maturities from 2026 to 2032, with fixed interest rates of 0.36%–2.00%. As of July 31, 2024 and 2025, the Company’s bank borrowings from The Johnan Shinkin Bank amounted to US$1,042,432 and US$699,873, respectively. In addition, as of July 31, 2025, the Company had borrowings from Ohkawara Co., Ltd. of US$332,005. All of these borrowings were guaranteed by the individual significant shareholder of the Company, Narumi Okazaki.

Liquidity is based on the ability to generate cash from operating activities, obtain capital financing from equity interest investors and borrow funds from financial institutions. Future capital requirements depend on many factors, including growth rate, the continuing market acceptance of the Company’s products, the timing and extent of product development efforts, the expansion of sales and marketing activities, and the expansion and penetration of the Company’s business into different geographies and markets.

As of August 1, 2025, the Company entered into a financial support agreement with a third party, under which it agreed to provide support for the Company’s daily operations of up to JPY500 million (approximately US$3.4 million), valid until July 31, 2027. The Company has complied with all obligations under the agreement by the issuance date. No amounts have been drawn under the facility since its inception on August 1, 2025, and the full commitment remains available for drawdown through its expiration on July 31, 2027.

In order to strengthen its capital position and alleviate going-concern uncertainties, the Company completed a capital increase of JPY200 million (approximately US$1.3 million) during the period from August to December 2025, which provided additional funding to support its ongoing operations and near-term working capital requirements.

Management concluded that the current assets and the available lines of credit will be sufficient to satisfy its obligations as they become due and will support the operations for one year from the issuance date of the financial statements. The Company will meet anticipated working capital requirements and capital expenditures within the next 12 months from the issuance date of the financial statements.

4.      ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following:

	As of July 31,
	2024	2025
Accounts receivable	$51,318	$27,384

The Company recognizes credit losses on accounts receivable that are not expected to be recoverable. For the years ended July 31, 2024 and 2025, the Company recognized nil credit losses.

All of the July 31, 2024 accounts receivable balance has been collected in fiscal year 2025. For the accounts receivable balance as of July 31, 2025, all has been subsequently collected by January 9, 2026.

DRC MEDICINE LTD. (Formerly Known As DR.C MEDICAL MEDICINE CO., LTD.)
NOTES TO FINANCIAL STATEMENTS
(In U.S. Dollar, except for share data)

5.      INVENTORIES

Inventories consisted of the following:

	As of July 31,
	2024	2025
Merchandise	$661,527	$277,422
Other supplies	533	387
Inventories	$662,060	$277,809

6.      PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consisted of the following:

	As of July 31,
	2024	2025
Prepaid professional service fee(1)	$54,312	$48,207
Prepaid expenses(2)	27,996	43,081
Consumption tax receivable	19,656	21,635
Local tax recoverable	25,897	494
Others	744	135
Prepaid expenses and other current assets	$128,605	$113,552

____________

(1)      Prepaid professional service fee primarily represents prepaid fees for executive recruitment services.

(2)      Prepaid expenses primarily consist of advance payments for patent usage fees, mold production costs, and annual maintenance fees associated with systems, software, and websites utilized in daily operations.

7.      INTANGIBLE ASSETS, NET

Intangible assets, net, consisted of the following:

	As of July 31,
	2024	2025
Patents and trademarks	$167,823	$169,602
Less: accumulated amortization and impairment	(167,823)	(167,788)
Intangible assets, net	$—	$1,814

Amortization expenses were US$166 and US$214 for the years ended July 31, 2024 and 2025, respectively. For the years ended July 31, 2024 and 2025, the Company recognized impairment losses amounting to US$15,439 and nil, respectively.

8.      OTHER NON-CURRENT ASSETS

Other non-current assets, consisted of the following:

	As of July 31,
	2024	2025
Rental deposits	$61,971	$63,873
Other non-current assets	$61,971	$63,873

DRC MEDICINE LTD. (Formerly Known As DR.C MEDICAL MEDICINE CO., LTD.)
NOTES TO FINANCIAL STATEMENTS
(In U.S. Dollar, except for share data)

9.      BORROWINGS

As of July 31, 2024 and 2025, the Company had the below borrowings for working capital purposes:

			As of July 31,
			2024		2025
Lender	Annual Interest Rate	Maturity	Long-term borrowings, current portion	Long-term borrowings	Long-term borrowings, current portion	Long-term borrowings
Japan Finance Corporation	0.45%	30/11/2026	$—	$1,994,946	$—	1,992,033
Japan Finance Corporation	0.50%	29/02/2032	—	1,329,964	—	1,328,021
Japan Finance Corporation	1.11%	30/11/2026	—	664,982	—	664,011
Japan Finance Corporation	1.06%	28/02/2029	—	664,982	—	664,011
Ohkawara Co., Ltd.	2.00%	31/08/2026	—	—	—	332,005
The Johnan Shinkin Bank(1)	1.80%	20/04/2028	110,839	304,755	110,677	193,632
The Johnan Shinkin Bank(1)	1.80%	20/04/2028	66,551	182,697	66,454	115,976
Japan Finance Corporation	0.36%	25/06/2028	55,061	160,593	54,980	105,378
The Johnan Shinkin Bank(1)	1.80%	20/04/2028	44,368	121,798	44,303	77,317
The Johnan Shinkin Bank(1)	1.60%	20/07/2026	53,225	53,092	53,015	—
The Johnan Shinkin Bank(1)	1.67%	20/02/2026	66,551	38,556	38,499	—
Total			$396,595	$5,516,365	$367,928	5,472,384

____________

(1)      As of July 31, 2024 and 2025, the Company’s bank borrowings from The Johnan Shinkin Bank amounted to US$1,042,432 and US$699,873, respectively. In addition, as of July 31, 2025, the Company had borrowings from Ohkawara Co., Ltd. of US$332,005. All of these borrowings were guaranteed by the individual significant shareholder of the Company, Narumi Okazaki.

Interest expenses were US$45,563 and US$54,637 for the years ended July 31, 2024 and 2025, respectively. As of July 31, 2024 and 2025, the weighted average interest rates were 0.74% and 0.91% per annum, respectively.

10.    ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consisted of the following:

	As of July 31,
	2024	2025
Professional service fees payable(1)	$25,831	$105,805
Accrued payroll and welfare	37,395	53,095
Other tax payable	6,994	16,640
Warehouse and logistics expenses payable	47,378	13,025
Other accrued expenses	21,416	26,017
Accrued expenses and other liabilities	$139,014	$214,582

____________

(1)      Professional service fees payable primarily consist of professional service fees related to daily management, including auditing, legal, and financial consulting services, as well as fees associated with research and development activities, such as consulting services and testing fees.

11.    LEASES

The Company has entered into operating leases mainly for office with terms of three years for its daily operations.

On March 3, 2023, the Company entered into an office lease agreement with a three-years term expiring on March 31, 2026, which was terminated early on December 31, 2023. The Company derecognized right-of-use assets and lease liabilities amounting to US$773,957 and 680,478, respectively. The lease termination results in a gain charged to the income statement immediately

DRC MEDICINE LTD. (Formerly Known As DR.C MEDICAL MEDICINE CO., LTD.)
NOTES TO FINANCIAL STATEMENTS
(In U.S. Dollar, except for share data)

11.    LEASES (cont.)

On October 31, 2023, the Company entered into another office lease agreement with a three-years term expiring on November 19, 2026.

The Company’s right-of-use assets and lease liabilities recognized in the balance sheets consisted of the following:

	As of July 31,
	2024	2025
Right-of-use assets	$200,497	$200,204
Amortization of right-of-use assets	(47,877)	(112,446)
Right-of-use assets, net	152,620	87,758

Lease liabilities, current	60,063	60,984
Lease liabilities, non-current	81,659	20,555
Total lease liabilities	$141,722	$81,539

Lease expenses for lease payments are recognized on a straight-line basis over the lease terms. Leases with initial term of twelve months or less are not recorded on the balance sheets. A summary of lease cost was as follows:

	For the years ended July 31,
	2024	2025
Leases expenses excluding short-term lease expenses	$195,537	$67,417
Total lease expenses	$195,537	$67,417

Remaining lease terms and discount rate were as follows:

	For the years ended July 31,
	2024	2025
Weighted-average remaining lease terms (in years)	2.30	1.80
Weighted-average discount rate	1.67%	1.67%

As of July 31, 2024 and 2025, the schedule of future minimum payments of Company’s leases are as follows:

	Year ended July 31,
	2024	2025
2025	61,971	—
2026	61,971	61,880
2027	20,657	20,627
Total lease payments	144,599	82,507
Less: imputed interest	(2,877)	(968)
Total	$141,722	$81,539

12.    TAXATION

Income taxes

Japan

The Company conducts its major businesses in Japan and is subject to tax in this jurisdiction. As a result of its business activities, the Company files tax returns that are subject to examination by the local tax authority. Income taxes in Japan applicable to the Company are imposed by the national, prefectural, and municipal governments, and in the aggregate resulted in an effective statutory rate of 0% for the years ended July 31, 2024 and 2025.

DRC MEDICINE LTD. (Formerly Known As DR.C MEDICAL MEDICINE CO., LTD.)
NOTES TO FINANCIAL STATEMENTS
(In U.S. Dollar, except for share data)

12.    TAXATION (cont.)

For the years ended July 31, 2024 and 2025, the details of income tax expenses are set forth below:

For the years ended July 31,
	2024	2025
Current	$—	$—
Deferred	—	—
Total income tax expenses	$—	$—

A reconciliation of the Japanese statutory income tax rate and the Company’s actual income tax provision for the years ended July 31, 2024 and 2025, respectively, were as follows:

	For the years ended July 31,
	2024	2025
Loss before income tax expense	$2,156,665	$1,676,153
Income tax expense at the Japan statutory rate	34.59%	34.59%
Income tax expense computed at statutory rate	745,990	579,781
Changes in valuation allowance	(745,990)	(579,781)
Total income tax expenses	$—	$—
Effective income tax rate	0.00%	0.00%

As of July 31, 2024 and 2025, the significant components of the deferred tax assets and liability are summarized below:

	As of July 31,
	2024	2025
Deferred tax assets:
Net operating loss carryforward	$10,237,996	$10,757,474
Inventory impairment	467,930	503,476
Long-lived assets impairment	178,627	178,366
Lease liabilities	49,021	28,204
Deferred tax assets	10,933,574	11,467,520

Deferred tax liability:
Right-of-use assets	(52,791)	(30,355)
Deferred tax liability	(52,791)	(30,355)

Less: allowance for deferred tax assets	(10,880,783)	(11,437,165)
Total deferred tax assets	$—	$—

As of July 31, 2024 and 2025, the movement of the valuation allowance of deferred tax assets, net are summarized below:

	As of July 31,
	2024	2025
Valuation allowance
Balance at the beginning of the period	$10,718,334	$10,880,783
Additions	745,991	579,781
Foreign currency translation adjustments	(583,542)	(23,399)
Balance at the end of the period	$10,880,783	$11,437,165

DRC MEDICINE LTD. (Formerly Known As DR.C MEDICAL MEDICINE CO., LTD.)
NOTES TO FINANCIAL STATEMENTS
(In U.S. Dollar, except for share data)

12.    TAXATION (cont.)

The Company periodically evaluates the likelihood of the realization of deferred tax assets, and reduces the carrying amount of the deferred tax assets by a valuation allowance to the extent it believes a portion will not be realized. Management considers new evidence, both positive and negative, that could affect the Company’s future realization of deferred tax assets including its recent cumulative earnings experience, expectation of future income, the carry forward periods available for tax reporting purposes and other relevant factors. As of July 31, 2024 and 2025, the Company did not recognize deferred tax assets for the management conclude that the chances to utilize the deferred tax assets to offset future taxable income were not probable based on current growth trend. Accordingly, US$10,880,783 and US$11,437,165 of valuation allowance for the deferred tax assets was recorded as of July 31, 2024 and 2025, respectively.

Consumption tax

Consumption tax collected and remitted to tax authorities is excluded from revenue, cost of sales, and expenses in the statements of income and comprehensive income. Before October 1, 2019, the applicable consumption tax rate was 8%, and since October 1, 2019, the Company has been subject to the applicable consumption tax rate of 10%, with an 8% rate applicable to a limited number of exceptions based on the new Japanese tax law. For overseas sales, the Company is exempt from paying consumption tax. The Company can deduct all of its qualified input consumption tax paid when purchasing from suppliers, against the output consumption tax derived from domestic sales. The Company is eligible for consumption tax refund from the tax authorities for excess input consumption tax, which is recorded as consumption tax receivable in the prepaid expenses and other current assets on the balance sheets.

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. As of July 31, 2024 and 2025, the Company did not have any significant unrecognized uncertain tax positions. The Company did not incur any interest or penalties tax for the years ended July 31, 2024 and 2025. The Company does not anticipate any significant increases or decreases in unrecognized tax benefits in the next twelve months from July 31, 2025. The Company continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings. As of July 31, 2024 and 2025, all of the tax returns of the Company’s Japanese operating entity remain available for statutory examination by Japanese tax authorities.

13.    EQUITY

Ordinary Shares

As of July 31, 2024 and 2025, the Company’s authorized Ordinary Shares were both 1,000,000, respectively. As of July 31, 2024 and 2025, the Company’s issued Ordinary Shares were 78,106 and 79,266, respectively.

Under the Companies Act of Japan (the “Companies Act”), issuances of capital shares, are required to be credited to the share capital account (recorded as “ordinary shares”) for at least 50% of the proceeds and to the legal capital surplus account for the remaining amounts. For the year ended July 31, 2024, the Company issued 1,360 shares to its shareholder in the consideration of US$2,326,322, 50% of the proceeds were credited to the legal capital surplus account. For the year ended July 31, 2025, the Company issued 1,160 shares to its shareholder in the consideration of US$1,972,324, 50% of the proceeds were credited to the legal capital surplus account.

The Companies Act permits that share capital, capital surplus and retained earnings can be transferred among these accounts under certain conditions upon the approval of a General Meeting of Shareholders. The Companies Act limits the increase of paid-in capital in case disposition of treasury shares and issuance of common stock are performed at the same time. For the years ended July 31, 2024 and 2025, the Company transferred funds of US$8,862,586 and US$1,662,740 respectively, from its capital account to offset its accumulated deficit, with the approval of the General Meeting of Shareholders.

DRC MEDICINE LTD. (Formerly Known As DR.C MEDICAL MEDICINE CO., LTD.)
NOTES TO FINANCIAL STATEMENTS
(In U.S. Dollar, except for share data)

14.    RELATED PARTY TRANSACTIONS

Related Parties:

Name of related parties	Relationship with the Company
Narumi Okazaki	Significant shareholder of the Company
Keiko Okazaki	Significant shareholder of the Company
DRC Medicine INC.	An entity controlled by Narumi Okazaki

Narumi Okazaki provided guarantees to the bank borrowings from The Johnan Shinkin Bank of US$1,042,432 and US$699,873 as of July 31, 2024 and 2025, respectively. Narumi Okazaki also provided guarantees to the borrowings from Ohkawara Co., Ltd. of US$332,005 as of July 31, 2025.

The Company had the following balance with related parties:

		As of July 31,
		2024	2025
Related party	Nature
DRC Medicine INC.	Payment on behalf of a related party	—	500,000
Amounts due from a related party		—	500,000
		As of July 31,
		2024	2025
Related party	Nature
Narumi Okazaki	Payments paid on behalf by a shareholder	—	3,050
Amounts due to a related party		—	3,050

15.    SIGNIFICANT RISKS AND UNCERTAINTIES

(a)    Concentration of credit risk

Assets that potentially subject the Company to significant concentrations of credit risk primarily consist of cash, accounts receivable and deposits within other receivables. The maximum exposure of such assets to credit risk is their carrying amounts as of the balance sheet dates. All of the Company’s cash are held with financial institutions that management believes to be high credit quality. Based on the Company’s historical experiences in collection of other receivables, the Company consider the credit risk of these receivables to be relatively low. Management regularly conducts assessment on expected credit losses arising from non-performance by these counterparties.

(b)    Concentration of customers and suppliers

The following customers represent more than 10% of the Company’s total revenue for the years ended July 31, 2024 and 2025:

	For the years ended July 31,
	2024	2025
Percentage of the Company’s total revenue
Customer A	30%	31%
Customer B	13%	20%
Customer C	17%	10%

DRC MEDICINE LTD. (Formerly Known As DR.C MEDICAL MEDICINE CO., LTD.)
NOTES TO FINANCIAL STATEMENTS
(In U.S. Dollar, except for share data)

15.    SIGNIFICANT RISKS AND UNCERTAINTIES (cont.)

The following customers represent more than 10% of the Company’s total accounts receivable as of July 31, 2024 and 2025:

	As of July 31,
	2024	2025
Percentage of the Company’s accounts receivable
Customer D	19%	27%
Customer B	*	13%
Customer C	*	12%
Customer E	*	11%

____________

*        Represents percentage less than 10%

The following suppliers represent more than 10% of the Company’s total purchases for the years ended July 31, 2024 and 2025:

	For the years ended July 31,
	2024	2025
Percentage of the Company’s purchase from
Supplier A	78%	64%
Supplier B	10%	25%

The following suppliers represent more than 10% of the Company’s accounts payable as of July 31, 2024 and 2025:

	As of July 31,
	2024	2025
Percentage of the Company’s accounts payable
Supplier A	100%	89%
Supplier B	*	11%

____________

*        Represents percentage less than 10%

16.    COMMITMENTS AND CONTINGENCIES

Commitments

As of July 31, 2024 and 2025, the Company had neither significant financial nor capital commitment.

Contingencies

In the ordinary course of business, the Company may be subject to legal proceedings regarding contractual and employment relationships and a variety of other matters. The Company records contingent liabilities resulting from such claims, when a loss is assessed to be probable and the amount of the loss is reasonably estimable. In the opinion of management, there were no pending or threatened claims and litigation as of July 31, 2024 and 2025, and through the issuance date of these financial statements.

17.    SUBSEQUENT EVENTS

On August 19, August 27, August 29, and December 22, 2025, the Company received capital contributions of JPY30 million, JPY50 million, JPY50 million, and JPY70 million, respectively, aggregating JPY200 million (approximately US$1.3 million). These capital contributions were made to support the Company’s ongoing operations and near-term working capital requirements.

DRC MEDICINE LTD. (Formerly Known As DR.C MEDICAL MEDICINE CO., LTD.)
NOTES TO FINANCIAL STATEMENTS
(In U.S. Dollar, except for share data)

17.    SUBSEQUENT EVENTS (cont.)

On December 26, 2025, the Company entered into a Patent Share Transfer Agreement with StaGen Co., Ltd. to acquire 50% of each of Subject Patent 1 and 2 (multi-jurisdictional Intracellular ATP Enhancer) and 100% of Subject Patent 3 (Japanese Parkinson’s symptom-improving drug). The total pre-tax consideration for the acquisition is 500 million Japanese Yen. The agreement contains one of the termination clauses that provides the StaGen Co., Ltd. with the right to terminate the agreement if the Company is unable to successfully complete its planned listing by end of September 2026. As this transaction relates to conditions arising after the balance sheet date, no adjustments have been made to the accompanying financial statements.

The Company has evaluated the impact of events that have occurred subsequent to July 31, 2025, through January 9, 2026, the issuance date of the financial statements, and concluded that no other subsequent events have occurred that would require recognition in the financial statements or disclosure in the notes to the financial statements.

DRC MEDICINE LTD. (Formerly Known As DR.C MEDICAL MEDICINE CO., LTD.)
BALANCE SHEETS
(In U.S. Dollar, except for share data, or otherwise noted)

	As of July 31, 2025	As of April 30, 2026
	Audited	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$284,303	$7,143
Accounts receivable	27,384	24,414
Inventories	277,809	160,962
Prepaid expenses and other current assets	113,552	243,064
Amount due from related parties	500,000	2,667,927
Total current assets	1,203,048	3,103,510

Non-current assets:
Property and equipment, net	4,139	6,526
Intangible assets, net	1,814	67,951
Long-term investment	28,286	27,193
Right-of-use assets, net	87,758	39,189
Long-term prepaid expenses and other non-current assets	63,873	89,599
Total non-current assets	185,870	230,458
TOTAL ASSETS	$1,388,918	$3,333,968

Liabilities and Shareholders’ Deficit
Current liabilities:
Short-term borrowings	$—	$2,409,677
Long-term borrowings, current portion	367,928	3,150,830
Accounts payable	2,357	2,505
Contract liabilities	13,374	5,943
Lease liabilities	60,984	34,508
Amount due to a related party	3,050	11,525
Accrued expenses and other current liabilities	214,582	419,363
Total current liabilities	662,275	6,034,351

Non-current liabilities:
Long-term borrowings	5,472,384	2,188,944
Lease liabilities	20,555	—
Other non-current liabilities	14,380	13,824
Total non-current liabilities	5,507,319	2,202,768
TOTAL LIABILITIES	$6,169,594	$8,237,119

Commitments and Contingencies (Note 16)

Shareholders’ deficit
Ordinary Share (1,000,000 Ordinary Share authorized, 79,266 and 80,066 Ordinary Shares issued and outstanding as of July 31, 2025 and April 30, 2026 with no stated value, respectively)	$675,723	$1,338,619
Capital surplus	675,723	1,338,619
Accumulated deficit	(6,405,530)	(8,013,459)
Accumulated other comprehensive income	273,408	433,070
Total shareholders’ deficit	(4,780,676)	(4,903,151)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$1,388,918	$3,333,968

The accompanying notes are an integral part of these unaudited financial statements.

DRC MEDICINE LTD. (Formerly Known As DR.C MEDICAL MEDICINE CO., LTD.)
UNAUDITED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In U.S. Dollar, except for share data, or otherwise noted)

	For the three months ended April 30,		For the nine months ended April 30,
	2025	2026	2025	2026
Revenues	$125,331	$114,015	$382,347	$265,803
Cost of revenues	(72,893)	(2,932)	(240,733)	(99,477)
Gross profit	52,438	111,083	141,614	166,326

Operating expenses:
Selling and marketing expenses	(168,318)	(60,750)	(467,064)	(188,467)
General and administrative expenses	(258,629)	(217,739)	(626,367)	(702,845)
Research and development expenses	(73,400)	(144,109)	(212,057)	(900,174)
Total operating expenses	(500,347)	(422,598)	(1,305,488)	(1,791,486)

Loss from operations	(447,909)	(311,515)	(1,163,874)	(1,625,160)

Other (expenses) income:
Other income, net	977	36,608	3,569	70,373
Interest expense, net	(13,974)	(22,546)	(40,368)	(53,142)
Total other (expenses) income, net	(12,997)	14,062	(36,799)	17,231

Loss before income tax expense	(460,906)	(297,453)	(1,200,673)	(1,607,929)
Income tax expense	—	—	—	—
Net loss	$(460,906)	$(297,453)	$(1,200,673)	$(1,607,929)

Other comprehensive (loss) income
Foreign currency translation adjustment	(455,873)	58,521	(301,986)	159,662
Total comprehensive loss	$(916,779)	$(238,932)	$(1,502,659)	$(1,448,267)

Loss per share
Basic and Diluted	$(5.88)	$(3.72)	$(15.31)	$(20.14)
Weighted average number of ordinary shares
Basic and Diluted*	78,442	80,066	78,442	79,855

The accompanying notes are an integral part of these unaudited financial statements.

DRC MEDICINE LTD. (Formerly Known As DR.C MEDICAL MEDICINE CO., LTD.)
UNAUDITED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
(In U.S. Dollar, except for share data, or otherwise noted)

	Ordinary Shares		Capital surplus	Accumulated deficit	Accumulated other comprehensive Income/(loss)	Total shareholders’ deficit
	Share	Amount
Balance as of July 31, 2024	78,106	$520,931	$520,931	$(6,392,117)	$291,013	$(5,059,242)
Net loss	—	—	—	(376,499)	—	(376,499)
Foreign currency translation adjustment	—	—	—	—	79,935	79,935
Balance as of October 31, 2024	78,106	$520,931	$520,931	$(6,768,616)	$370,948	$(5,355,806)
Net loss	—	—	—	(363,268)	—	(363,268)
Issuance of new shares	320	265,798	265,798	—	—	531,596
Foreign currency translation adjustment	—	—	—	—	73,952	73,952
Balance as of January 31, 2025	78,426	$786,729	$786,729	$(7,131,884)	$444,900	$(5,113,526)
Net loss	—	—	—	(460,906)	—	(460,906)
Issuance of new shares	40	33,528	33,528	—	—	67,056
Foreign currency translation adjustment	—	—	—	—	(455,873)	(455,873)
Balance as of April 30, 2025	78,466	$820,257	$820,257	$(7,592,790)	$(10,973)	$(5,963,249)
	Ordinary Shares		Capital surplus	Accumulated deficit	Accumulated other comprehensive Income/(loss)	Total shareholders’ deficit
	Share	Amount
Balance as of July 31, 2025	79,266	$675,723	$675,723	$(6,405,530)	$273,408	$(4,780,676)
Net loss	—	—	—	(567,565)	—	(567,565)
Issuance of new shares	520	439,681	439,681	—	—	879,362
Foreign currency translation adjustment	—	—	—	—	90,421	90,421
Balance as of October 31, 2025	79,786	1,115,404	1,115,404	(6,973,095)	363,829	(4,378,458)
Net loss	—	—	—	(742,911)	—	(742,911)
Issuance of new shares	280	223,215	223,215	—	—	446,430
Foreign currency translation adjustment	—	—	—	—	10,720	10,720
Balance as of January 31, 2026	80,066	1,338,619	1,338,619	(7,716,006)	374,549	(4,664,219)
Net loss	—	—	—	(297,453)	—	(297,453)
Foreign currency translation adjustment	—	—	—	—	58,521	58,521
Balance as of April 30, 2026	80,066	$1,338,619	$1,338,619	$(8,013,459)	$433,070	$(4,903,151)

The accompanying notes are an integral part of these unaudited financial statements

DRC MEDICINE LTD. (Formerly Known As DR.C MEDICAL MEDICINE CO., LTD.)
UNAUDITED STATEMENTS OF CASH FLOWS
(In U.S. Dollar, except for share data, or otherwise noted)

	For the nine months ended April 30,
	2025	2026
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,200,673)	$(1,607,929)
Adjustments to reconcile net loss to net cash used in operating activities:
Write-downs for inventories	69,009	67,877
Depreciation and amortization	149	3,810
Amortization of right-of-use assets	48,679	48,009
Changes in operating assets and liabilities:
Accounts receivable	8,992	1,942
Inventories	262,214	39,952
Prepaid expenses and other current assets	37,906	(138,186)
Other non-current assets	(2,004)	(28,656)
Accounts payable	1,018	243
Contract liabilities	(2,611)	(7,026)
Accrued expenses and other current liabilities	86,817	139,289
Lease liabilities	(45,160)	(44,591)
Amount due to a related party	1,696	8,733
Net cash used in operating activities	(733,968)	(1,516,533)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	—	(4,088)
Purchase of intangible assets	(11,880)	(64,872)
Payments on behalf of a related party for deferred offering cost	—	(2,150,336)
Net cash used in investing activities	(11,880)	(2,219,296)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from short-term borrowings	—	2,643,517
Proceeds from long-term borrowings	334,022	—
Repayments of short-term borrowings	—	(194,615)
Repayments of long-term borrowings	(270,224)	(279,091)
Issuance of new shares	598,652	1,325,792
Net cash provided by financing activities	662,450	3,495,603

Effect of exchange rate changes on cash and cash equivalents	3,383	(36,934)

Net decrease in cash and cash equivalents	(80,015)	(277,160)
Cash and cash equivalents, at beginning of the period	88,245	284,303
Cash and cash equivalents, at end of the period	$8,230	$7,143

Supplemental disclosures of cash flow information:
Income tax paid	$—	$—
Interest expense paid	$36,488	$41,905

The accompanying notes are an integral part of these unaudited financial statements

DRC MEDICINE LTD. (Formerly Known As DR.C MEDICAL MEDICINE CO., LTD.)
NOTES TO UNAUDITED FINANCIAL STATEMENTS
(In U.S. Dollar, except for share data)

1.      ORGANIZATION AND PRINCIPAL ACTIVITIES

(a)    Principal activities and corporate history

DRC Medicine Ltd. (the “Company” or “DRC”) was incorporated in Japan in 2007 as an exempted company with limited liability under the name DR.C Medical Medicine Co., Ltd. The Company changed its name to DRC Medicine Ltd. on June 25, 2025. The Company is in the business of the design and sales of hygiene products and engages in brand licensing activities.

Business Combination Agreement

On June 30, 2025, Ribbon Acquisition Corp, a Cayman Islands exempted company incorporated with limited liability (“Ribbon” or “SPAC”), entered into a Business Combination Agreement (the “Business Combination Agreement”) with (i) DRC, (ii) DRC MEDICINE INC (“Pubco”), and (iii) DRC Merger Inc. (“Merger Sub”), pursuant to which the following will occur: (1) Pubco and DRC will engage in a share exchange, whereby the shareholders of DRC will exchange their shares for newly issued shared of the PubCo; (2) the domestication of Ribbon as a Delaware corporation, in which Ribbon will de-register from the Register of Companies in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation in accordance with the Current Charter; (3) the merger of Ribbon with and into and Merger Sub with Merger Sub surviving the merger as a wholly-owned subsidiary of the Pubco (the “Merger”); and (4) the other transactions contemplated by the Business Combination Agreement and documents related thereto.

The aggregate consideration for the acquisition merger is US$350,000,000, payable in the form of newly issued shares of the Company’s common stock valued at the redemption price at which each of SPAC’s Class A ordinary shares may be redeemed in connection with the Business Combination to DRC and its shareholders.

(b)    Reorganization

On March 1, 2026, the reorganization of entities under common control was completed through a series of planned transactions. These transactions have been accounted for as a reorganization of entities under common control, recorded at their carrying value. As a result of the reorganization, Pubco has become the holding company for DRC, DRC MERGER INC (“Merger Sub”) and DRC Medicine Holdings Ltd. (“Intermediate Co”).

Immediately before and after the reorganization, these entities are ultimately controlled by Mr. Narumi Okazaki and Ms. Keiko Okazaki.

On June 4, 2025, Pubco was incorporated in the State of Delaware on June 4, 2025 for the purpose of effecting the Business Combination and will serve as the publicly traded parent company following the Business Combination.

On June 6, 2025, Merger Sub was incorporated in the State of Delaware as a wholly-owned subsidiary of Pubco.

On September 16, 2025, Intermediate Co was incorporated in Japan and 100 shares were issued to the DRC’s founding shareholder, Narumi Okazaki. On the same date, all 100 shares were transferred from Narumi Okazaki to Pubco, and Intermediate Co became a subsidiary of Pubco.

On March 1, 2026, Intermediate Co entered into a share exchange agreement with DRC. Pursuant to the share exchange, Intermediate Co acquired 100% equity interests of DRC, while the original shareholders of DRC received equity interests of Pubco in exchange.

It was appropriate to reflect the reorganization on a retroactive basis as if such structure existed at that time and in accordance with ASC 805-50-45-5, the entities under common control are presented on a consolidated basis for all periods to which such entities were under common control.

DRC MEDICINE LTD. (Formerly Known As DR.C MEDICAL MEDICINE CO., LTD.)
NOTES TO UNAUDITED FINANCIAL STATEMENTS
(In U.S. Dollar, except for share data)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)    Basis of presentation

The accompanying unaudited financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”).

Significant accounting policies followed by the Company in the preparation of the accompanying financial statements are summarized below.

(b)    Use of estimates

The preparation of the unaudited financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, related disclosures of contingent assets and liabilities at the balance sheet date, and the reported revenues and expenses during the reported periods in the unaudited financial statements and accompanying notes. Significant accounting estimates include but not limited to net realizable value measurement write-downs for inventories, provision of allowance for expected credit losses, useful lives of intangible assets, estimates used in lease accounting, fair value measurement write-downs for inventories and valuation allowance for deferred tax assets. Changes in estimates are recognized in the period of change and future periods. Actual results could differ from those estimates, and as such, differences may be material to the unaudited financial statements.

(c)     Foreign currency

The Company maintains its books and record in its local currency, the Japanese YEN (“JPY”), which is a functional currency as being the primary currency of the economic environment in which its operation is conducted. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in other (loss)/income in the unaudited statements of operations and comprehensive loss.

The reporting currency of Company is the United States Dollars (“US$” or “$”), and the accompanying unaudited financial statements have been expressed in US$. In accordance with Accounting Standards Codification (“ASC”) Topic 830-30, “Translations of Financial Statements”, assets and liabilities of Company whose functional currency is not US$ are translated into US$, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the reporting period. The gains and losses resulting from the translation of unaudited financial statements are recorded as a separate component of accumulated other comprehensive (loss)/income within the unaudited statements of changes in shareholders’ deficit.

Translation of amounts from local currency of Company into US$1 has been made at the following exchange rates:

Spot rate	As of July 31, 2025	As of April 30, 2026
US$ against JPY	150.60	156.66
	For the nine months ended April 30,
Average rate	2025	2026
US$ against JPY	149.69	154.15

DRC MEDICINE LTD. (Formerly Known As DR.C MEDICAL MEDICINE CO., LTD.)
NOTES TO UNAUDITED FINANCIAL STATEMENTS
(In U.S. Dollar, except for share data)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(d)    Cash and cash equivalents

Cash and cash equivalents consist of cash in banks that are not subject to withdrawal restrictions, and highly liquid investment with an original maturity of three months or less when purchased to be cash equivalents. As of July 31, 2025 and April 30, 2026, all of Company’s cash were held in bank or other reputable financial institutions located in Japan, which are unrestricted as to withdrawal and use. The Company has not experienced any losses in bank accounts and believes it is not exposed to any credit risks on its cash in bank accounts.

(e)     Expected credit losses

ASC 326 introduces an approach based on expected losses to estimate the allowance for doubtful accounts, replacing the previous incurred loss impairment model, which makes allowances when there is substantial doubt as to the collectability and a loss is determined to be probable.

The Company’s accounts receivable, other receivables and deposit included in long-term prepaid expenses and other non-current assets are within the scope of ASU No. 2016-13 and the Company used Current Expected Credit Losses model (“CECL model”) to make evaluation. The Company has identified the relevant risk characteristics of its customers and the related receivables and other receivables included in prepayments and other current assets, which include size, types of the services or the products the Company provides, or a combination of these characteristics. Receivables with similar risk characteristics have been grouped into pools. For each pool, the Company considers the historical credit losses experience, and current economic conditions in assessing the lifetime expected credit losses. Additionally, external data and macroeconomic factors are also considered. The Company also provides specific provisions for allowance when facts and circumstances indicate that the receivable is unlikely to be collected. The Company compares its current estimate of expected credit losses with the previously recorded estimate and adjusts the allowance for credit losses to reflect management’s updated assessment of expected credit losses. The balance of these financial assets is written off after all collection efforts have been exhausted. For the three and nine months ended April 30, 2025 and 2026, the Company recognized nil credit loss in either period.

(f)     Accounts receivable

Accounts receivable are stated at the original amount less allowances for expected credit losses. Accounts receivable are recognized in the period when the Company has delivered the products and services to its customers and when its right to consideration is unconditional. Accounts receivable that are ultimately deemed to be uncollectible, and for which collection efforts have been exhausted, are written off against the provision for credit losses. As of July 31, 2025 and April 30, 2026, no allowance for expected credit losses for the Company’s accounts receivable were recognized.

(g)    Inventories

Inventories consisting of merchandise, such as hygiene masks and other hygiene products, are stated at the lower of cost or net realizable value. Inventory cost includes the purchase price from exclusive contract manufacturer and third-party suppliers. Cost of inventories is computed using weighted average method. Inventories are written down to estimated net realizable value, which could be impacted by certain factors including historical usage, expected demand, anticipated sales price, product obsolescence, and other factors. The Company periodically reviews its inventories for excess or slow-moving items and makes provisions as necessary to properly reflect inventory value. The Company recorded US$22,146 and nil of inventory write-downs for the three months ended April 30, 2025 and 2026, respectively. The Company recorded US$69,009 and US$67,877 of inventory write-downs for the nine months ended April 30, 2025 and 2026, respectively.

DRC MEDICINE LTD. (Formerly Known As DR.C MEDICAL MEDICINE CO., LTD.)
NOTES TO UNAUDITED FINANCIAL STATEMENTS
(In U.S. Dollar, except for share data)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(h)    Intangible assets, net

Intangible assets, net with finite useful lives are carried at cost less accumulated amortization and any recorded impairment. Estimated useful lives by intangible asset class are as follows:

Category	Estimated useful lives
Patents and trademarks	8 years

Some of the patents and trademarks were internally developed by the Company, while others were acquired through purchase. Intangible assets are initially recognized at cost upon acquisition. After initial recognition, the Company amortizes these costs on straight-line basis over their useful lives. Amortization expenses are included in general and administrative expenses.

The estimated useful lives of intangible assets are reassessed if circumstances occur that indicate the original estimated useful lives may have changed. The estimated useful lives of intangible assets did not change during the three and nine months ended April 30, 2025 and 2026. Amortization expenses were nil and U$2,186 for the three months ended April 30, 2025 and 2026, respectively. Amortization expenses were U$149 and U$2,311 for the nine months ended April 30, 2025 and 2026, respectively.

(i)     Impairment of long-lived assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Company measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company would recognize an impairment loss, which is the excess of carrying amount over the fair value of the assets, which is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. For the three and nine months ended April 30, 2025 and 2026, the Company did not recognize any impairment loss on its long-lived assets.

(j)     Fair value measurement

ASC 825-10 requires certain disclosures regarding the fair value of financial instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

•        Level 1 — Quoted prices in active markets for identical assets and liabilities;

•        Level 2 — Quoted prices in active markets for similar assets and liabilities, or other inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•        Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

The Company considers the carrying amount of its financial assets and liabilities, which consist primarily of cash and cash equivalents, accounts receivable, other receivables and other current assets, short-term borrowings, long-term borrowings, accounts payables, accrued expenses and other current liabilities and other non-current liabilities, approximate the fair value of the respective assets and liabilities as of July 31, 2025 and April 30, 2026

DRC MEDICINE LTD. (Formerly Known As DR.C MEDICAL MEDICINE CO., LTD.)
NOTES TO UNAUDITED FINANCIAL STATEMENTS
(In U.S. Dollar, except for share data)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

owing to their short-term or present value nature or present value of the assets and liabilities. For short-term borrowings and long-term borrowings, fair value approximates their carrying value at the year-end/period-end as the fair value is estimated by used discounted cash flow, in which interest rates used to discount the host contracts approximate market rates. For the three and nine months ended April 30, 2025 and 2026, there are no transfers between different levels of inputs used to measure fair value. All fair value measurements were classified within Level 3 of the fair value hierarchy.

The Company’s non-financial assets, such as intangible assets and operating lease right-of-use assets, would be measured at fair value only if they were determined to be impaired.

The Company noted no transfers between levels during any of the periods presented. The Company did not have any instruments that were measured at fair value on a recurring or non-recurring basis as of July 31, 2025 and April 30, 2026.

(k)    Leases

At inception of a contract, the Company assesses whether a contract is, or contains, a lease. A contract is or contains a lease if it conveys the right to control the use of an identified asset for a period of time in exchange of a consideration. To assess whether a contract is or contains a lease, the Company assesses whether the contract involves the use of an identified asset, whether it has the right to obtain substantially all of the economic benefits from the use of the asset and whether it has the right to control the use of the asset.

When the Company acts as a lessee, leases with an initial term of 12 months or less are short-term lease and not recognized as right-of-use (“ROU”) assets and lease liabilities on the balance sheet. The Company recognizes lease expense for short-term leases on a straight-line basis over the lease term.

The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and less any lease incentive received.

Lease term includes rent holidays and options to extend or terminate the lease when the Company is reasonably certain that the Company will exercise that option. The lease assets for operating leases consist of the amount of the measurement of the lease liabilities and any prepaid lease payments. Operating lease expense is recognized on a straight-line basis over the lease term by adding interest expense determined using the effective interest method to the amortization of the right-of-use assets. Interest expense is determined using the effective interest method. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

(l)     Revenue recognition

The Company recognizes revenue pursuant to ASC 606, Revenue from Contracts with Customers (“ASC 606”). In accordance with ASC 606, revenues from contracts with customers are recognized when control of the promised goods or services is transferred to the Company’s customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services, reduced by consumption tax. To achieve the core principle of this standard, the Company applied the following five steps:

Step 1:    Identification of the contract, or contracts, with the customer;

Step 2:    Identification of the performance obligations in the contract;

Step 3:    Determination of the transaction price;

Step 4:    Allocation of the transaction price to the performance obligations in the contract;

Step 5:    Recognition of the revenue when, or as, a performance obligation is satisfied.

DRC MEDICINE LTD. (Formerly Known As DR.C MEDICAL MEDICINE CO., LTD.)
NOTES TO UNAUDITED FINANCIAL STATEMENTS
(In U.S. Dollar, except for share data)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company currently generates its revenue from the following main sources:

Revenue from Merchandise sales

Revenue from sales of hygiene products primarily consists of sales of hygiene masks and other hygiene products. The Company sales hygiene products to domestic corporate customers and engages in online sales to individual consumers. The Company usually enters into sales orders with customers, in which the Company identifies the only one performance obligation is to transfer the promised products stated in the sales order. In the normal course of business, the Company’s warranties are limited to product specifications and were accordingly treated as assurance-type warranty and not considered a performance obligation.

Revenues represent the amount of consideration that the Company is entitled to, including products settlement price, net of discounts and returns, if any. The transaction price is variable as adjusted by return allowances, which the Company estimates by using the expected value method and updates to represent faithfully the circumstances present at the end of the reporting period and the changes in circumstances during the reporting periods.

The Company recognizes revenues at a point in time when the products are delivered are delivered and accepted by the customers, at which point the control of products are transferred to customers. Significant judgement is required to estimate return allowances. The Company reasonably estimates the possibility of return based on historical experience, changes in judgments on these assumptions and recorded the return allowances in accrued expenses and other current liabilities. The returns allowance was US$2,118 and US$2,036 as of July 31, 2025 and April 30, 2026. Revenue is reported on a gross basis, as the Company acts as the principal in these transactions, for which it bears inventory risk, exercises discretion over pricing, and is responsible for fulfilling the obligation to deliver the specified goods to customers.

Revenue from royalty fee

The Company recognizes royalty revenue in accordance with ASC 606, Revenue from Contracts with Customers. Company licensing arrangements typically include a bundle of rights to use patents and trademarks, which are interrelated and inseparable accounted for as a single performance obligation. The transaction price is determined based on agreed contractual terms and may include fixed consideration, variable consideration based on actual sales, production, or other measures, or a combination thereof. Fixed consideration, such as royalties based on a specified time period, is recognized over time as the customer simultaneously receives and consumes the benefits of the license. Revenue from royalty arrangements that include variable consideration based on production, sales, or other usage measures is recognized at the later of when the subsequent sale or usage occurs or when the performance obligation to which the royalty relates has been satisfied, consistent with the sales-based royalty exception term under ASC 606.The following table disaggregates the Company’s total revenues by revenue streams:

	For the three months ended April 30,		For the nine months ended April 30,
	2025	2026	2025	2026
By revenue types:
Merchandise sales	$109,607	$104,218	$335,568	$239,371
Royalty fee	15,724	9,797	46,779	26,432
Total	$125,331	$114,015	$382,347	$265,803

DRC MEDICINE LTD. (Formerly Known As DR.C MEDICAL MEDICINE CO., LTD.)
NOTES TO UNAUDITED FINANCIAL STATEMENTS
(In U.S. Dollar, except for share data)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The following tables illustrate the disaggregation of revenue by timing of revenue recognition for the three and nine months ended April 30, 2025 and 2026:

	For the three months ended April 30,		For the nine months ended April 30,
	2025	2026	2025	2026
Timing of revenue recognition
At a point in time	$109,607	$104,218	$335,568	$239,371
Over time	15,724	9,797	46,779	26,432
Total	$125,331	$114,015	$382,347	$265,803

Contract balances

When either party to a revenue contract has performed, the Company presents the contract in the balance sheets as a contract asset or a contract liability, depending on the relationship between the Company’s performance and the customer’s payment. Accounts receivable represent revenue recognized for the amounts invoiced and/or prior to invoicing when the Company has satisfied its performance obligation and has unconditional right to the payment. Contract assets represent the Company’s right to consideration in exchange for goods or services that the Company has transferred to a customer. Other than accounts receivable, the Company had no contract assets recorded on its balance sheets as of July 31, 2025 and April 30, 2026, respectively.

The table below presents the activity of contract liabilities for the three and nine months ended April 30, 2025 and 2026 respectively:

	For the three months ended April 30,		For the nine months ended April 30,
	2025	2026	2025	2026
Balance at beginning of the period	$21,982	$9,145	$23,794	$13,374
Receipts during the period	8,539	6,710	35,860	20,340
Revenue recognized	(9,998)	(5,047)	(37,864)	(19,327)
Foreign currency translation	1,824	(4,865)	557	(8,444)
Balance at end of the period	$22,347	$5,943	$22,347	$5,943

(m)   Cost of revenues

Cost of revenues consists of costs directly related to revenue generating activities, which primarily includes product procurement cost, and write-downs for inventories.

(n)    Selling and marketing expenses

Selling and marketing expenses primarily consist of (i) shipping and delivery expenses, (ii) advertising and marketing expenses, (iii) payroll expenses of sales personnel, and (iv) other marketing expenses related to sales personnel.

(o)    General and administrative expenses

General and administrative expenses primarily consist of (i) staff cost of general and administrative personnel, (ii) professional services expenses, (iii) depreciation and amortization expenses, and (iv) other miscellaneous administrative expenses.

(p)    Research and development expenses

Research and development expenses primarily include: (i) salaries and benefits for research and development personnel; (ii) inspecting and testing expenses; and (iii) others, which primarily include use of materials and depreciation expenses.

DRC MEDICINE LTD. (Formerly Known As DR.C MEDICAL MEDICINE CO., LTD.)
NOTES TO UNAUDITED FINANCIAL STATEMENTS
(In U.S. Dollar, except for share data)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(q)    Employee benefits

The Company recognizes a liability in exchange for employee benefits to be paid in the future and records an expense when the employee renders service and the Company receives the related economic benefits.

Short-term employee benefits

Salaries are usually accrued and paid on a monthly basis and are recognized as an expense.

Bonus payments are recognized when, and only when, the Company has a present legal or constructive obligation to make such payments as a result of past events and reliable estimate of the obligation can be made.

(r)     Income taxes

The Company accounts for income taxes under ASC 740, “Income Taxes”. The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date. Provision for income taxes consists of taxes currently due plus deferred taxes. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures.

The Company did not accrue any liability, interest or penalties related to uncertain tax positions in its provision for income taxes in its statements of operations and comprehensive loss for the three and nine months ended April 30, 2025 and 2026, respectively. The Company does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred.

(s)     Ordinary shares and Capital surplus

Under the Companies Act of Japan (the “Companies Act”), issuances of ordinary shares, are required to be credited to the share capital account (recorded as “ordinary shares”) for at least 50% of the proceeds and to the legal capital surplus account (recorded as “capital surplus”) for the remaining amounts.”

(t)     Comprehensive loss

The Company applies ASC 220, Comprehensive Income, with respect to reporting and presentation of comprehensive income in a full set of unaudited financial statements. Comprehensive income is defined to include all changes in equity of the Company during a period arising from transactions and other events and circumstances except those resulting from investments by shareholders and distributions to shareholders. For the periods presented, the Company’s comprehensive loss includes net loss and other comprehensive income or loss, which primarily consists of the foreign currency translation adjustment that has been excluded from the determination of net income.

DRC MEDICINE LTD. (Formerly Known As DR.C MEDICAL MEDICINE CO., LTD.)
NOTES TO UNAUDITED FINANCIAL STATEMENTS
(In U.S. Dollar, except for share data)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(u)    Loss per share

Basic loss per share is computed by dividing net income attributable to ordinary shareholders, taking into consideration the deemed dividends to preferred shareholders (if any), by the weighted average number of ordinary shares outstanding during the year. Diluted loss per share is calculated by dividing net income attributable to ordinary shareholders, as adjusted for the effect of dilutive ordinary equivalent shares, if any, by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the year. Ordinary equivalent shares are not included in the denominator of the diluted loss per share calculation when inclusion of such share would be anti-dilutive. For the three and nine months ended April 30, 2025 and 2026, there were no dilutive shares.

(v)     Segment reporting

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker (“CODM”), or decision-making group, in deciding how to allocate resources and in assessing performance. The Company’s CODM is the Chief Executive Officer, who reviews results when making decisions about allocating resources and assessing performance of the Company. The Company has determined that it only has one operating segment.

The primary measure of segment revenue and profitability for the Company’s operating segment is considered to be revenue and net income. Significant segment expenses reviewed by the CODM on a regular basis included within net income include cost of sales, selling and marketing expenses, general and administrative expenses which are separately presented on the Company’s statements of operations and comprehensive loss. Other segment items within net income include financial expenses, net, other income or loss, net, and income tax expense. CODM uses segment profit or loss to monitor budget versus actual results, and also in competitive analysis by benchmarking to the Company’s competitors at the same development stage.

The Company does not distinguish between markets or segments for the purpose of internal reporting. As the Company’s long-lived assets are all located in Japan, no geographical segment information of long-lived assets is presented. The CODM does not review any information regarding total assets on a reportable segment basis.

(w)    Commitments and contingencies

In the normal course of business, the Company is subject to commitments and contingencies, including operating lease commitments, legal proceedings and claims arising out of its business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes liability for any such contingencies if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments on liability for contingencies, including historical and the specific facts and circumstances of each matter. For the three and nine months ended April 30, 2025 and 2026, the Company did not have any material legal claims or litigation that, individually or in aggregate, could have a material adverse impact on the Company’s financial position, results of operations, and cash flows.

The Company had contractual payment obligations under its operating lease agreements with the landlords.

(x)    Recently issued accounting pronouncements

The Company is an “emerging growth company” (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, EGC can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies.

Recently issued accounting pronouncements adopted during the period

On December 14, 2023, the FASB issued ASU 2023-09: Income Taxes (Topic 740): Improvements to income tax disclosures, which primarily enhances the annual income tax disclosures for the effective tax rate reconciliation and income taxes paid. The ASU is effective for annual periods beginning after December 15, 2024. The Company adopted the pronouncement, for the nine months ended April 30, 2026 financial statements on a retrospective basis and the related disclosures are included in Note 12 Taxation.

DRC MEDICINE LTD. (Formerly Known As DR.C MEDICAL MEDICINE CO., LTD.)
NOTES TO UNAUDITED FINANCIAL STATEMENTS
(In U.S. Dollar, except for share data)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recently issued accounting pronouncements issued but not yet adopted

In November 2024, the FASB issued Accounting Standards Update No. 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”), and in January 2025, the FASB issued Accounting Standards Update No. 2025-01, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date (“ASU 2025-01”). ASU 2024-03 requires additional disclosure of the nature of expenses included in the income statement as well as disclosures about specific types of expenses included in the expense captions presented in the income statement. ASU 2024-03, as clarified by ASU 2025-01, is effective for us for our annual reporting for fiscal 2028 and for interim period reporting beginning in fiscal 2029 on a prospective basis. Both early adoption and retrospective application are permitted. The Company is currently evaluating the impact that the adoption of these standards will have on its unaudited financial statements and disclosures.

In May 2025, the FASB issued ASU 2025-04, Compensation — Stock Compensation (Topic 718) and Revenue from Contracts with Customers (Topic 606): Clarifications to Share-Based Consideration Payable to a Customer to reduce diversity in practice and improve the decision usefulness and operability of the guidance for share-based consideration payable to a customer in conjunction with selling goods or services. The ASU is effective for fiscal years beginning after December 15, 2026 with updates to be applied on a retrospective or modified retrospective basis. Early adoption is permitted. The Company is currently evaluating the impact that the adoption of these standards will have on its unaudited financial statements and disclosures.

In December 2025, the FASB issued ASU 2025-10, Government Grants (Topic 832): Accounting for Government Grants Received by Business Entities, which establishes consistent recognition and measurement guidance for government grants received by business entities. The ASU requires recognition only when it is probable that grant conditions will be met and the grant will be received, and provides a choice between a deferred income approach or a cost accumulation approach for asset-related grants. For public business entities, the ASU is effective for fiscal years beginning after December 15, 2028, and for all other entities for fiscal years beginning after December 15, 2029. Early adoption is permitted. The Company is currently evaluating the impact of adoption on its unaudited financial statements and disclosures.

In December 2025, the FASB issued ASU 2025-11, Interim Reporting (Topic 270): Narrow-Scope Improvements. This update clarifies interim disclosure requirements and the applicability of Topic 270, including a comprehensive list of required interim disclosures and a principle to disclose material post-year-end events in interim reports. It also clarifies the types, form, and content of interim financial statements to improve consistency. ASU 2025-11 is effective for public business entities for interim periods in fiscal years beginning after December 15, 2027, and for all other entities for interim periods in fiscal years beginning after December 15, 2028. Early adoption is permitted, and entities can apply the guidance either prospectively or retrospectively. The Company is currently evaluating the impact of adopting this standard on its unaudited financial statements and disclosures.

In December 2025, the FASB issued ASU 2025-12, “Codification Improvements.” The amendments in this Update represent changes to clarify the Codification or correct unintended application of guidance and apply to all reporting entities within the scope of the affected accounting guidance. These amendments are effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods within those annual reporting periods. Early adoption is permitted. The Company is in the process of evaluating the impact of adopting this new guidance on its unaudited financial statements.

In April 2026, the FASB issued ASU 2026-01, Equity (Topic 505): Initial Measurement of Paid-in-Kind Dividends on Equity-Classified Preferred Stock. The ASU requires entities to initially measure paid-in-kind (PIK) dividends on equity-classified preferred stock using the stated PIK dividend rate in the preferred stock agreement, eliminating diversity in practice where some entities previously measured such dividends based on the fair value of the preferred stock at the dividend date. The guidance applies to all entities that issue equity-classified preferred stock, including those classified as temporary equity under ASC 480-10-S99-3A. This ASU is effective for annual reporting periods beginning after December 15, 2026, and interim periods within those annual periods. Early adoption is permitted for financial statements that have not yet been issued or made available for issuance. The Company is currently evaluating the impact of this guidance on its unaudited financial statements and related disclosures.

DRC MEDICINE LTD. (Formerly Known As DR.C MEDICAL MEDICINE CO., LTD.)
NOTES TO UNAUDITED FINANCIAL STATEMENTS
(In U.S. Dollar, except for share data)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Other accounting standards that have been issued by FASB that do not require adoption until a future date are not expected to have a material impact on the unaudited financial statements upon adoption. The Company does not discuss recent standards that are not anticipated to have an impact on or are unrelated to its financial condition, results of operations, cash flows or disclosures.

3.      GOING CONCERN

For the years ended July 31, 2025 and nine months ended April 30, 2026, the Company had negative operating cash flows of US$1,174,092 and US$1,516,533 and incurred a net loss of US$1,688,153 and US$1,607,929. As of July 31, 2025 and April 30, 2026, the Company had net current assets of US$540,773 and net current liabilities of US$2,930,841, accumulated deficit of US$6,405,530 and US$8,013,459, and shareholders’ deficit of US$4,780,676 and US$4,903,151. The Company requires substantial amounts of cash to cover operating expenses, as well as to fund capital expenditures, working capital changes, interest payments on borrowing, lease payments, and to support tax payments. The Company has financed its capital requirements from the issuance of new shares and borrowings from banks.

As of July 31, 2025 and April 30, 2026, the Company had borrowings of US$5,840,312 and US$7,749,451. These loans were mainly borrowed from Banks in Japan for working capital purposes, including Japan Finance Corporation and The Johnan Shinkin Bank. The loans have maturities from 2026 to 2032, with fixed interest rates of 0.36% – 2.00%. As of July 31, 2025 and April 30, 2026, the Company’s bank borrowings from The Johnan Shinkin Bank amounted to US$699,873 and US$437,821, respectively. In addition, as of April 30, 2026, the Company had short-term borrowings from Narumi Okazaki of US$2,409,677. All of these borrowings were guaranteed by the individual significant shareholder of the Company, Narumi Okazaki.

Liquidity is based on the ability to generate cash from operating activities, obtain capital financing from equity interest investors and borrow funds from financial institutions. Future capital requirements depend on many factors, including growth rate, the continuing market acceptance of the Company’s products, the timing and extent of product development efforts, the expansion of sales and marketing activities, and the expansion and penetration of the Company’s business into different geographies and markets.

As of August 1, 2025, the Company entered into a financial support agreement with a third party, under which it agreed to provide support for the Company’s daily operations of up to JPY500 million (approximately US$3.4 million), valid until July 31, 2027. The Company has complied with all obligations under the agreement by the issuance date. No amounts have been drawn under the facility since its inception on August 1, 2025, and the full commitment remains available for drawdown through its expiration on July 31, 2027.

Management concluded that the current assets and the available lines of credit will be sufficient to satisfy its obligations as they become due and will support the operations for one year from the issuance date of the unaudited financial statements. The Company will meet anticipated working capital requirements and capital expenditures within the next 12 months from the issuance date of the unaudited financial statements.

4.      ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following:

	As of July 31, 2025	As of April 30, 2026
	Audited	(Unaudited)
Accounts receivable	$27,384	$24,413

The Company recognizes credit losses on accounts receivable that are not expected to be recoverable. For the three and nine months ended April 30, 2025 and 2026, the Company recognized nil credit losses.

All of the July 31, 2025 accounts receivable balance have been collected in fiscal year 2026. For the accounts receivable balance as of April 30, 2026, all has been subsequently collected by July 21, 2026.

DRC MEDICINE LTD. (Formerly Known As DR.C MEDICAL MEDICINE CO., LTD.)
NOTES TO UNAUDITED FINANCIAL STATEMENTS
(In U.S. Dollar, except for share data)

5.      INVENTORIES

Inventories consisted of the following:

	As of July 31, 2025	As of April 30, 2026
	Audited	(Unaudited)
Merchandise	$277,422	$160,589
Other supplies	387	373
Inventories	$277,809	$160,962

6.      PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consisted of the following:

	As of July 31, 2025	As of April 30, 2026
	Audited	(Unaudited)
Advance payment for patent(1)	$—	$127,665
Prepaid expenses(2)	43,081	53,051
Prepaid professional service fee(3)	48,207	46,342
Consumption tax receivable	21,635	15,456
Local tax recoverable	494	—
Others	135	551
Prepaid expenses and other current assets	$113,552	$243,065

____________

(1)      Payment for patent represents the prepayment made to StaGen Co., Ltd. under the patent share transfer agreement dated December 26, 2025, for the acquisition of subject patents (Note 16).

(2)      Prepaid expenses primarily consist of advance payments for patent usage fees, mold production costs, and annual maintenance fees associated with systems, software, and websites utilized in daily operations.

(3)      Prepaid professional service fee primarily represents prepaid fees for executive recruitment services.

7.      INTANGIBLE ASSETS, NET

Intangible assets, net, consisted of the following:

	As of July 31, 2025	As of April 30, 2026
	Audited	(Unaudited)
Patents and trademarks	$169,602	$237,837
Less: accumulated amortization and impairment	(167,788)	(169,886)
Intangible assets, net	$1,814	$67,951

Amortization expenses were nil and US$2,186 for the three months ended April 30, 2025 and 2026, respectively. Amortization expenses were US$149 and US$2,311 for the nine months ended April 30, 2025 and 2026, respectively. For the three and nine months ended April 30, 2025 and 2026, the Company did not recognize any impairment loss.

DRC MEDICINE LTD. (Formerly Known As DR.C MEDICAL MEDICINE CO., LTD.)
NOTES TO UNAUDITED FINANCIAL STATEMENTS
(In U.S. Dollar, except for share data)

8.      LONG-TERM PREPAID EXPENSES AND OTHER NON-CURRENT ASSETS

Long-term prepaid expenses and other non-current assets, consisted of the following:

	As of July 31, 2025	As of April 30, 2026
	Audited	(Unaudited)
Rental deposits	$63,873	$61,402
Prepaid for the application of patents(1)	—	28,197
Long-term prepaid expenses and other non-current assets	$63,873	$89,599

____________

(1)      The prepaid for the application of patents as of April 30, 2026 represents the advance agency fees paid by the Company for the patent application of reagent test kits in Europe and the United States. The said patent application is in the ongoing process, and the advance payments are recognized as long-term prepaid expenses and will be recognized as intangible assets upon the successful grant of the patent.

9.      BORROWINGS

As of July 31, 2025 and April 30, 2026, the Company had the below long-term borrowings for working capital purposes:

			As of July 31, 2025		As of April 30, 2026
Lender	Annual Interest Rate	Maturity	Long-term borrowings, current portion	Long-term borrowings	Long-term borrowings, current portion	Long-term borrowings
Japan Finance Corporation	0.45%	30/11/2026	$—	$1,992,033	$1,914,975	—
Japan Finance Corporation	0.50%	29/02/2032	—	1,328,021	—	1,276,650
Japan Finance Corporation	1.11%	30/11/2026	—	664,011	638,325	—
Japan Finance Corporation	1.06%	28/02/2029	—	664,011	—	638,325
Japan Finance Corporation	0.36%	25/06/2028	54,980	105,378	52,853	61,662
Ohkawara Co., Ltd.	2.00%	31/08/2026	—	332,005	319,163	—
The Johnan Shinkin Bank(1)	1.80%	20/04/2028	110,677	193,632	106,396	106,345
The Johnan Shinkin Bank(1)	1.80%	20/04/2028	66,454	115,976	63,884	63,577
The Johnan Shinkin Bank(1)	1.80%	20/04/2028	44,303	77,317	42,589	42,385
The Johnan Shinkin Bank(1)	1.60%	20/07/2026	53,015	—	12,645	—
The Johnan Shinkin Bank(1)	1.67%	20/02/2026	38,499	—	—	—
Total			$367,928	$5,472,384	$3,150,830	2,188,944

____________

(1)      As of July 31, 2025 and April 30, 2026, the Company had bank borrowings of US$699,873 and US$437,821 from The Johnan Shinkin Bank, and US$332,005 and US$319,163 from Ohkawara Co., Ltd., respectively. All of these borrowings were guaranteed by the individual significant shareholder of the Company, Narumi Okazaki.

During the nine months ended April 30, 2026, the Company obtained 17 individual short-term borrowings from Narumi Okazaki for working capital purposes. As of July 31, 2025 and April 30, 2026, the aggregate principal amount of these borrowings was nil and US$2,409,677, respectively. All borrowings bear an annual interest rate of 1.65% and mature on July 31, 2026.

Interest expenses were US$14,062 and US$22,365 for the three months ended April 30, 2025 and 2026, respectively. Interest expenses were US$40,491 and US$51,183 for the nine months ended April 30, 2025 and 2026, respectively. As of July 31, 2025 and April 30, 2026, the weighted average interest rates were 0.91% and 0.81% per annum, respectively.

DRC MEDICINE LTD. (Formerly Known As DR.C MEDICAL MEDICINE CO., LTD.)
NOTES TO UNAUDITED FINANCIAL STATEMENTS
(In U.S. Dollar, except for share data)

9.      BORROWINGS (cont.)

Subsequent to the reporting period, the Director indicated that he does not intend to demand or enforce repayment of the loan upon its contractual maturity if the Company is unable to make repayment at that time. This indication does not constitute an amendment to the loan agreement, and the contractual maturity date remains unchanged. Accordingly, the loan continues to be classified as a current liability.

10.    ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consisted of the following:

	As of July 31, 2025	As of April 30, 2026
	Audited	(Unaudited)
Accrued payroll and welfare	$53,095	$198,836
Professional service fees payable(1)	117,805	146,871
Other tax payable	16,640	43,771
Warehouse and logistics expenses payable	13,025	15,202
Other accrued expenses	14,017	14,683
Accrued expenses and other liabilities	$214,582	$419,363

____________

(1)      Professional service fees payable primarily consist of fees associated with research and development activities, such as consulting services and testing fees, as well as professional service fees related to daily management, including auditing, legal, and financial consulting services, as well as.

11.    LEASES

The Company has entered into operating leases mainly for office with terms of three years for its daily operations with a three-years term expiring on November 19, 2026.

The Company’s right-of-use assets and lease liabilities recognized in the balance sheets consisted of the following:

	As of July 31, 2025	As of April 30, 2026
	Audited	(Unaudited)
Right-of-use assets	$200,204	$194,525
Amortization of right-of-use assets	(112,446)	(155,336)
Right-of-use assets, net	87,758	39,189

Lease liabilities, current	60,984	34,508
Lease liabilities, non-current	20,555	—
Total lease liabilities	$81,539	$34,508

Lease expenses for lease payments are recognized on a straight-line basis over the lease terms. Leases with initial term of twelve months or less are not recorded on the balance sheets. A summary of lease cost was as follows:

	For the three months ended April 30,		For the nine months ended April 30,
	2025	2026	2025	2026
Operating leases expenses excluding short-term lease expenses	$16,915	$15,862	$50,212	$48,759
Total operating lease expenses	$16,915	$15,862	$50,212	$48,759

DRC MEDICINE LTD. (Formerly Known As DR.C MEDICAL MEDICINE CO., LTD.)
NOTES TO UNAUDITED FINANCIAL STATEMENTS
(In U.S. Dollar, except for share data)

11.    LEASES (cont.)

Remaining lease terms and discount rate were as follows:

	As of July 31, 2025	As of April 30, 2026
	Audited	(Unaudited)
Weighted-average remaining lease terms (in years)	1.30	0.56
Weighted-average discount rate	1.67%	1.67%

As of July 31, 2025 and April 30, 2026, the schedule of future minimum payments of Company’s leases are as follows:

For the fiscal year ending	As of July 31, 2025	As of April 30, 2026
	Audited	(Unaudited)
2026	$61,880	$14,872
2027	20,627	19,829
Total lease payments	82,507	34,701
Less: imputed interest	(968)	(193)
Total	$81,539	$34,508

12.    TAXATION

Income taxes

Japan

The Company conducts its major businesses in Japan and is subject to tax in this jurisdiction. As a result of its business activities, the Company files tax returns that are subject to examination by the local tax authority. Income taxes in Japan applicable to the Company are imposed by the national, prefectural, and municipal governments, and in the aggregate resulted in an effective statutory rate of 0% for the three and nine months ended April 30, 2025 and 2026.

For the three and nine months ended April 30, 2025 and 2026, the details of income tax expenses are set forth below:

	For the three months ended April 30,		For the nine months ended April 30,
	2025	2026	2025	2026
Current	$—	$—	$—	$—
Deferred	—	—	—	—
Total income tax benefit	$—	$—	$—	$—

A reconciliation of the Japanese statutory income tax rate and the Company’s actual income tax provision for the three and nine months ended April 30, 2025 and 2026, respectively, were as follows:

	For the three months ended April 30,		For the nine months ended April 30,
	2025	2026	2025	2026
Loss before income tax expense	$460,906	$297,453	$1,200,673	$1,607,929
Income tax expense at the Japan statutory rate	34.59%	34.59%	34.59%	34.59%
Income tax expense computed at statutory rate	159,427	102,889	415,313	556,183
Changes in valuation allowance	(159,427)	(102,889)	(415,313)	(556,183)
Total income tax expense	$—	$—	$—	$—
Effective income tax rate	0.00%	0.00%	0.00%	0.00%

DRC MEDICINE LTD. (Formerly Known As DR.C MEDICAL MEDICINE CO., LTD.)
NOTES TO UNAUDITED FINANCIAL STATEMENTS
(In U.S. Dollar, except for share data)

12.    TAXATION (cont.)

As of July 31, 2025 and April 30, 2026, the significant components of the deferred tax assets and liability are summarized below:

	As of July 31, 2025	As of April 30, 2026
	Audited	(Unaudited)
Deferred tax assets:
Net operating loss carryforward	$10,757,474	$10,883,779
Inventory impairment	503,476	488,395
Long-lived assets impairment	178,366	171,467
Lease liabilities	28,204	11,936
Deferred tax assets	11,467,520	11,555,577

Deferred tax liability:
Right-of-use assets	(30,355)	(13,556)
Deferred tax liability	(30,355)	(13,556)

Less: allowance for deferred tax assets	(11,437,165)	(11,542,021)
Total deferred tax assets	$—	$—

As of April 30, 2025 and 2026, the movement of the valuation allowance of deferred tax assets, net are summarized below:

	As of July 31, 2025	As of April 30, 2026
	Audited	(Unaudited)
Valuation allowance
Balance at the beginning of the period	$10,880,783	$11,437,165
Additions	579,781	547,274
Foreign currency translation adjustments	(23,399)	(442,418)
Balance at the end of the period	$11,437,165	$11,542,021

The Company periodically evaluates the likelihood of the realization of deferred tax assets, and reduces the carrying amount of the deferred tax assets by a valuation allowance to the extent it believes a portion will not be realized. Management considers new evidence, both positive and negative, that could affect the Company’s future realization of deferred tax assets including its recent cumulative earnings experience, expectation of future income, the carry forward periods available for tax reporting purposes and other relevant factors. As of July 31, 2025 and April 30, 2026, the Company did not recognize deferred tax assets for the management conclude that the chances to utilize the deferred tax assets to offset future taxable income were not probable based on current growth trend. Accordingly, US$11,437,165 and US$11,542,021 valuation allowance for the deferred tax assets was recorded as of July 31, 2025 and April 30, 2026, respectively.

Income taxes paid

No income taxes paid during the three and nine months ended April 30, 2025 and 2026.

Consumption tax

Consumption tax collected and remitted to tax authorities is excluded from revenue, cost of sales, and expenses in the unaudited statements of income and comprehensive loss. Before October 1, 2019, the applicable consumption tax rate was 8%, and since October 1, 2019, the Company has been subject to the applicable consumption tax rate of 10%, with an 8% rate applicable to a limited number of exceptions based on the new Japanese tax law. For overseas sales, the Company is exempt from paying consumption tax. The Company can deduct all of its qualified input consumption tax paid when purchasing from suppliers, against the output consumption tax derived from domestic sales. The Company is eligible for consumption tax refund from the tax authorities for excess input consumption tax, which is recorded as consumption tax receivable in the prepaid expenses and other current assets on the balance sheets.

DRC MEDICINE LTD. (Formerly Known As DR.C MEDICAL MEDICINE CO., LTD.)
NOTES TO UNAUDITED FINANCIAL STATEMENTS
(In U.S. Dollar, except for share data)

12.    TAXATION (cont.)

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. As of July 31, 2025 and April 30, 2026, the Company did not have any significant unrecognized uncertain tax positions. The Company did not incur any interest or penalties tax for the years ended July 31, 2025 and April 30, 2026. The Company does not anticipate any significant increases or decreases in unrecognized tax benefits in the next twelve months from April 30, 2026. The Company continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings. As of July 31, 2025 and April 30, 2026, all of the tax returns of the Company’s Japanese operating entity remain available for statutory examination by Japanese tax authorities.

13.    EQUITY

Ordinary Shares

As of July 31, 2025 and April 30, 2026, the Company’s authorized Ordinary Shares were both 1,000,000, respectively. As of July 31, 2025 and April 30, 2026, the Company’s issued Ordinary Shares were 79,266 and 80,066, respectively.

Under the Companies Act of Japan (the “Companies Act”), issuances of capital shares, are required to be credited to the share capital account (recorded as “ordinary shares”) for at least 50% of the proceeds and to the legal capital surplus account for the remaining amounts. For the nine months ended April 30, 2025, the Company issued 360 shares to its shareholder in the consideration of US$598,652, 50% of the proceeds were credited to the legal capital surplus account. For the nine months ended April 30, 2026, the Company issued 800 shares to its shareholder in the consideration of US$1,325,792, 50% of the proceeds were credited to the legal capital surplus account.

14.    RELATED PARTY TRANSACTIONS

Related Parties:

Name of related parties	Relationship with the Company
Narumi Okazaki	Significant shareholder of the Company
Keiko Okazaki	Significant shareholder of the Company
DRC MEDICINE INC.	An entity controlled by Narumi Okazaki
DRC MEGER Inc	An entity controlled by Narumi Okazaki

Narumi Okazaki provided guarantees to the bank borrowings from The Johnan Shinkin Bank of US$699,873 and US$437,821 as of July 31, 2025 and April 30, 2026, respectively. Narumi Okazaki also provided guarantees to the borrowings from Ohkawara Co., Ltd. of US$332,005 and US$319,163 as of July 31, 2025 and April 30, 2026, respectively.

The Company had the following balance with related parties:

Related party	Nature	As of July 31, 2025	As of April 30, 2026
		Audited	(Unaudited)
DRC MEDICINE INC.	Payments on behalf of a related party	500,000	2,667,365
DRC MERGER Inc	Payments on behalf of a related party	—	562
Amounts due from related parties		500,000	2,667,927
Related party	Nature	As of July 31, 2025	As of April 30, 2026
		Audited	(Unaudited)
Narumi Okazaki	Payments paid on behalf by a shareholder	3,050	11,525
Amounts due to a related party		3,050	11,525

DRC MEDICINE LTD. (Formerly Known As DR.C MEDICAL MEDICINE CO., LTD.)
NOTES TO UNAUDITED FINANCIAL STATEMENTS
(In U.S. Dollar, except for share data)

14.    RELATED PARTY TRANSACTIONS (cont.)

Related party	Nature	As of July 31, 2025	As of April 30, 2026
		Audited	(Unaudited)
Narumi Okazaki	Short-term borrowings (Note 9)	—	2,409,677

15.    SIGNIFICANT RISKS AND UNCERTAINTIES

(a)    Concentration of credit risk

Assets that potentially subject the Company to significant concentrations of credit risk primarily consist of cash, accounts receivable and deposits within other receivables. The maximum exposure of such assets to credit risk is their carrying amounts as of the balance sheet dates. All of the Company’s cash are held with financial institutions that management believes to be high credit quality. Based on the Company’s historical experiences in collection of other receivables, the Company consider the credit risk of these receivables to be relatively low. Management regularly conducts assessment on expected credit losses arising from non-performance by these counterparties.

(b)    Concentration of customers and suppliers

The following customers represent more than 10% of the Company’s total revenue for the three and nine months ended April 30:

	For the three months ended April 30,		For the nine months ended April 30,
	2025	2026	2025	2026
Percentage of the Company’s total revenue
Customer A	30%	41%	31%	35%
Customer B	22%	23%	19%	24%
Customer C	*	*	10%	*

____________

*        Represents percentage less than 10%

The following customers represent more than 10% of the Company’s total accounts receivable as of July 31, 2025 and April 30, 2026:

	As of July 31, 2025	As of April 30, 2026
	Audited	(Unaudited)
Percentage of the Company’s accounts receivable
Customer D	27%	24%
Customer B	13%	23%
Customer E	11%	13%
Customer C	12%	*

____________

*        Represents percentage less than 10%

The following suppliers represent more than 10% of the Company’s total purchases for the three and nine months ended April 30:

	For the three months ended April 30,		For the nine months ended April 30,
	2025	2026	2025	2026
Percentage of the Company’s total purchase
Supplier A	38%	91%	64%	79%
Supplier B	45%	*	24%	13%
Supplier C	10%	*	*	*

____________

*        Represents percentage less than 10%

DRC MEDICINE LTD. (Formerly Known As DR.C MEDICAL MEDICINE CO., LTD.)
NOTES TO UNAUDITED FINANCIAL STATEMENTS
(In U.S. Dollar, except for share data)

15.    SIGNIFICANT RISKS AND UNCERTAINTIES (cont.)

The following suppliers represent more than 10% of the Company’s accounts payable as of July 31, 2025 and April 30, 2026:

	As of July 31, 2025	As of April 30, 2026
	Audited	(Unaudited)
Percentage of the Company’s accounts payable
Supplier B	11%	54%
Supplier A	89%	35%
Supplier D	*	11%

____________

*        Represents percentage less than 10%

16.    COMMITMENTS AND CONTINGENCIES

Commitments

On December 26, 2025, the Company entered into a Patent Share Transfer Agreement with StaGen Co., Ltd. to acquire 50% of each of Subject Patent 1 and 2 (multi-jurisdictional Intracellular ATP Enhancer) and 100% of Subject Patent 3 (Japanese Parkinson’s symptom-improving drug). The total pre-tax consideration for the acquisition is 500 million Japanese Yen. The agreement contains one of the termination clauses that provides the StaGen Co., Ltd. with the right to terminate the agreement if the Company is unable to successfully complete its planned listing by end of September 2026. The payment schedule for the total consideration of JPY 500 million (excluding tax) is as follows, 1) JPY30 million is payable within one month from the date of the agreement’s conclusion; 2) JPY70 million is payable within 3 months after receipt of a provisional report confirming the primary endpoint efficacy in the Phase Ib study; 3) The remaining JPY400 million is payable within 30 days after receipt of the finalized clinical study report for the same study. As of April 30, 2026, the first installment of JPY 30 million had been prepaid.

Contingencies

In the ordinary course of business, the Company may be subject to legal proceedings regarding contractual and employment relationships and a variety of other matters. The Company records contingent liabilities resulting from such claims, when a loss is assessed to be probable and the amount of the loss is reasonably estimable. In the opinion of management, there were no pending or threatened claims and litigation as of July 31, 2025 and April 30, 2026, and through the issuance date of these unaudited financial statements.

17.    SUBSEQUENT EVENTS

The Company entered into several loan agreements with an aggregate amount of JPY25.5 million with Narumi Okazaki and JPY50.0 million with another shareholder of the Company. These loans from Narumi bear a fixed annual interest rate of 1.65% and mature on July 31, 2026. The loan from the other shareholder bears a fixed annual interest rate of 10.00% and matures on November 30, 2026.

The Company has evaluated the impact of events that have occurred subsequent to April 30, 2026, through the issuance date of the unaudited financial statements, and concluded that no other subsequent events have occurred that would require recognition in the unaudited financial statements or disclosure in the notes to the unaudited financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Ribbon Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Ribbon Acquisition Corp. (the “Company”) as of December 31, 2025 and 2024, and the related statements of operations, changes in shareholder’s (deficit) equity, and cash flows for the year ended December 31, 2025 and for the period from July 17, 2024 (inception) to December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the year ended December 31, 2025 and for the period from July 17, 2024 (inception) to December 31, 2024, in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by January 16, 2027 then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Audit Alliance LLP

We have served as the Company’s auditor since 2024.

Singapore

March 31, 2026

RIBBON ACQUISITION CORP.
BALANCE SHEET

	December 31, 2025	December 31, 2024
Assets
Current assets
Cash	$11,497	$—
Deferred offering costs	—	508,662
Prepaid expense	39,332	—
Total Current Assets	50,829	508,662

Cash and marketable securities held in the trust	51,948,314	—

Total Assets	$51,999,143	$508,662

Liabilities
Current liabilities
Accrued expenses	$192,002	$229,025
Other payable	415,000	—
Promissory note – related party	—	264,942
Total current liabilities	607,002	493,967

Deferred Underwriting Commission	2,000,000	—

Total liabilities	2,607,002	493,967

Class A ordinary shares, $0.0001 par value, 450,000,000 shares authorized, 5,000,000 shares subject to possible redemption as of December 31, 2025	49,736,459	—

Commitment and contingencies (Note 6)

Shareholder’s (Deficit) Equity
Class A ordinary shares, $0.0001 par value; 450,000,000 shares authorized; 220,000 issued and outstanding (excluding 5,000,000 shares subject to redemption) as of December 31, 2025 and nil issued and outstanding as of December 31, 2024	22	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 1,250,000 shares issued and outstanding as of December 31, 2025 and December 31, 2024(1)	125	125
Additional paid-in capital	—	24,875
Accumulated deficit	(344,465)	(10,305)
Total shareholder’s (deficit) equity	(344,318)	14,695
Total liabilities and shareholder’s (deficit) equity	$51,999,143	$508,662

____________

(1)      On January 16, 2025 the Sponsor surrendered to the Company for cancellation 187,500 shares of Class A ordinary shares for no consideration, resulting in the Sponsor owning 1,250,000 shares of Class A ordinary shares. All shares and associated amounts have been retroactively restated to reflect the surrender. (See Note 5)

The accompanying notes are an integral part of the financial statements.

RIBBON ACQUISITION CORP.
STATEMENT OF OPERATIONS

	For the Year Ended December 31, 2025	For the period from July 17, 2024 (inception) through December 31, 2024
Administrative fee	$1,258,096	$10,305
Total operating expenses	1,258,096	10,305

Loss from Operations	(1,258,096)	(10,305)

Income earned on marketable securities held in Trust Account	1,948,314	—

Net income (loss)	690,218	(10,305)

Basic and diluted weighted average ordinary shares outstanding, redeemable ordinary shares	4,780,822	—
Basic and diluted net income per ordinary share, redeemable ordinary shares	0.40	—

Basic and diluted weighted average ordinary shares outstanding, non-redeemable ordinary shares	1,470,000	1,250,000
Basic and diluted net loss per ordinary share, non-redeemable ordinary shares	$(0.83)	$(0.01)

The accompanying notes are an integral part of the financial statements.

RIBBON ACQUISITION CORP.
STATEMENT OF CHANGES IN SHAREHOLDER’S (DEFICIT) EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2025 AND FOR THE PERIOD FROM JULY 17, 2024
(INCEPTION) THROUGH DECEMBER 31, 2024

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-In Capital	Accumulated Deficit	Total Shareholder’s (Deficit) Equity
	Shares	Amount	Shares(1)	Amount
Balance as of July 17, 2024 (Inception)	—	—	—	—	—	—	—
Class B ordinary shares issued to Sponsor	—	—	1,250,000	125	24,875	—	25,000
Net loss	—	—	—	—	—	(10,305)	(10,305)
Balance as of December 31, 2024	—	$—	1,250,000	$125	$24,875	$(10,305)	$14,695
Sale of private placement units	220,000	22	—	—	2,199,978	—	2,200,000
Issuance of public rights, net of issuance costs	—	—	—	—	2,614,906	—	2,614,906
Net income	—	—	—	—	—	690,218	690,218
Accretion of ordinary shares subject to redemption value	—	—	—	—	(4,839,759)	(1,024,378)	(5,864,137)
Balance as of December 31, 2025	220,000	$22	1,250,000	$125	$—	$(344,465)	$(344,318)

____________

(1)      On January 16, 2025 the Sponsor surrendered to the Company for cancellation 187,500 shares of Class A ordinary shares for no consideration, resulting in the Sponsor owning 1,250,000 shares of Class A ordinary shares. All shares and associated amounts have been retroactively restated to reflect the surrender. (See Note 5)

The accompanying notes are an integral part of the financial statements.

RIBBON ACQUISITION CORP.
STATEMENT OF CASH FLOWS

	For the year Ended December 31, 2025	For the period from July 17, 2024 (inception) through December 31, 2024
Net cash used in operating activities
Net income (loss)	$690,218	$(10,305)
Adjustments to reconcile net income to net cash used in operating activities
Income earned on marketable securities held in Trust Account	(1,948,314)	—
Formation costs paid by Sponsor under promissory notes – related party	—	10,305
Changes in operating assets and liabilities
Accrued expenses	183,009	—
Other payable	415,000	—
Prepaid expense	(39,332)	—
Net cash used in operating activities	(699,419)	—

Cash Flows from Investing Activity
Purchase of marketable securities held in Trust Account	(50,000,000)	—
Net cash used in investing activity	(50,000,000)	—

Cash Flows from Financing Activities
Repayment of promissory note to related party	(274,941)	—
Proceeds from sale of public units through public offerings, net of underwriters’ discount	49,000,000	—
Proceeds from ordinary shares issued in private placement	2,200,000	—
Payment of deferred offering costs	(214,143)	—
Net cash provided by financing activities	50,710,916	—

Net change in cash	11,497	—
Cash at the beginning of the period	—	—
Cash at the end of the period	$11,497	$—

Supplemental disclosure of cash flow information:
Deferred offering costs included in accrued offerings costs and expenses	$9,000	$229,025
Deferred offering costs paid by Sponsor under the promissory note-related party	$10,000	$279,637
Accretion of ordinary shares subject to redemption value	$5,864,137	$—
Deferred offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares	$—	$25,000

The accompanying notes are an integral part of the financial statements.

RIBBON ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations

Ribbon Acquisition Corp. (the “Company”) is a newly incorporated blank check company incorporated as a Cayman Islands exempted company on July 17, 2024. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

As of December 31, 2025, the Company had not commenced any operations. All activity through December 31, 2025 relates to the Company’s formation and the Initial Public Offering (as defined below). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s Sponsor is Ribbon Investment Company Ltd, a Cayman Islands exempted company (the “Sponsor”). The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through an Initial Public Offering (“IPO”) of 5,000,000 units at $10.00 per unit (the “Units”), which is discussed in Note 3 (the “Initial Public Offering”) and a private placement to the initial shareholder (the “Private Placement,” see Note 4). The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO, although substantially all of the net proceeds are intended to be generally applied toward consummating a Business Combination (less deferred underwriting commissions).

The registration statement for the Company’s IPO was declared effective on January 14, 2025. On January 16, 2025, the Company consummated its IPO of 5,000,000 Units. Each Unit consists of one Class A ordinary share, $0.0001 par value per share, and one right to receive one-seventh of one Class A ordinary share upon the completion of the initial Business Combination. The Units were sold at an offering price of $10.00 per Unit, generating total gross proceeds of $50,000,000.

Simultaneously with the consummation of the IPO and the sale of the Units, the Company consummated the private placement of 220,000 units (the “Initial Private Placement Units”) to the Sponsor at a price of $10.00 per Initial Private Placement Unit, generating total proceeds of $2,200,000.

Transaction costs amounted to $1,512,780 consisting of $1,000,000 underwriting commissions which were paid in cash at the closing date of the IPO, and $512,780 of other offering costs. At the closing date of the IPO, cash of $710,916 was held outside of the Trust Account and is available for the payment of accrued offering costs and for working capital purposes.

The Company must complete one or more Business Combinations having a fair market value of at least 80% of the balance in the Trust Account (excluding any deferred underwriting discounts and commissions and taxes payable on the income earned on the trust account) at the time of the execution of a definitive agreement for our initial business combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

Upon the closing of the Initial Public Offering, management has agreed that an aggregate of $10.00 per Unit sold in the Initial Public Offering will be held in a Trust Account (“Trust Account”) and will be invested only in U.S. government treasury bills, bonds or notes with a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act and that invest solely in United States government treasuries, so that the Company are not deemed to be an investment company under the Investment Company Act. Except with respect to interest earned on the funds held in the trust account that may be released to the Company to pay income or other tax obligations, the proceeds will not be released from the trust account until the earlier of the completion of a business combination or the Company’s liquidation. The proceeds held in the trust account may be used as consideration to pay the sellers of a target business with which the Company completes a business combination to the extent not used to pay converting shareholders. Any amounts not paid as consideration to the sellers of the target business may be used to finance the operations of the target business.

RIBBON ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

The Company will provide the public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest (which interest shall be net of taxes payable) divided by the number of then issued and outstanding public shares. The amount in the Trust Account is initially anticipated to be $10.0 per public share. The per share amount the Company will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters.

The Class A ordinary shares subject to redemption will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination.

The Company will have only 12 months from the closing of the Initial Public Offering (the “Combination Period”) to complete the initial Business Combination. If the Company has not completed the initial Business Combination within the Combination Period, the Company will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, subject to lawfully available funds therefor, redeem 100% of the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of taxes payable and less interest to pay dissolution expenses up to $100,000) divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Company’s initial shareholders have agreed to waive their rights to share in any distribution from the trust account with respect to their initial shares upon our winding up, liquidation and subsequent dissolution.

At an extraordinary general meeting held on January 9, 2026, the shareholders of the Company approved: (i) by special resolution, the adoption of the Company’s Second Amended and Restated Memorandum and Articles of Association (the “Second A&R M&A”), which extends the date by which the Company must consummate an initial business combination from January 16, 2026 to January 16, 2027.

On January 26, 2026, the Company entered into Amendment No. 1 to the Investment Management Trust Agreement (the “Amendment”) with Odyssey Transfer and Trust Company, the Trustee. Effective upon the Amendment, no interest earned on the Trust Account may be withdrawn to pay dissolution expenses. The Amendment was approved by the Company’s shareholders at the meeting held on January 9, 2026, concurrent with the approval of the extension of the business combination period.

The Sponsor, officers and directors have agreed to (i) waive their redemption rights with respect to their initial shares, private shares and public shares in connection with the completion of our initial business combination; (ii) waive their redemption rights with respect to their initial shares, private shares and public shares in connection with a shareholder vote to approve an amendment to our amended and restated memorandum and articles of association (a) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we have not consummated an initial business combination within the completion window or (b) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity; (iii) waive their rights to liquidating distributions from the trust account with respect to their initial shares and private shares if we fail to complete our initial business combination within the completion window, although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination within the prescribed time frame; and (iv) vote any initial shares and private shares held by them and any public shares purchased during or after this

RIBBON ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

offering (including in open market and privately-negotiated transactions, aside from shares they may purchase in compliance with the requirements of Rule 14e-5 under the Exchange Act, which would not be voted in favor of approving the business combination transaction) in favor of our initial business combination.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure you that the Sponsor would be able to satisfy those obligations.

Business Combination Agreement

On June 30, 2025, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) by and among DRC Medicine Inc., a Delaware Corporation (“PubCo”), DRC Medicine Ltd. a Japanese corporation (“DRC Medicine”), and DRC Merger Inc., a Delaware corporation and wholly-owned subsidiary of PubCo (“Merger Sub”). The Business Combination Agreement, as amended by the Joinder Agreement dated June 3, 2026, provides, among other things, that on the terms and subject to the conditions set forth therein, (i) on or prior to the Closing Date (defined below), the shareholder of PubCo, namely DRC Medicine Holdings Ltd., and DRC Medicine will engage in a share exchange, whereby DRC Medicine’s shareholders will exchange their shares in the company for shares of PubCo held by DRC Medicine Holdings Ltd.; (ii) on or one day prior to the Closing Date, the Company will de-register in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation (the “Domestication”), and (iii) following the Domestication, the Company will be merged with and into Merger Sub, as a result of which Merger Sub will be the surviving company and a wholly-owned subsidiary of PubCo (the “Merger”), (prior to the Domestication, the SPAC shall be referred to herein as “Parent”). Merger Sub, together with PubCo and DRC Medicine Ltd. may be referred to herein as the “DRC Company Parties”. The Domestication, Merger, and other transactions contemplated by the Business Combination Agreement are collectively referred to as the “Business Combination;” and the consummation of the Merger is referred to as the “Closing” and the date of the Closing is referred to as the “Closing Date.”

DRC Medicine is in the business of the design and manufacture of AI-powered allergy and infection diagnostic kits and protective face masks.

Share Exchange

On or before one day prior to the Closing Date, a holding company incorporated in Japan and holding shares in PubCo, DRC Medicine Holdings Ltd., will engage in a share exchange with shareholders of DRC Medicine, whereby the shareholders of DRC Medicine will exchange their shares in DRC Medicine for the shares of PubCo held by DRC Medicine Holdings Ltd. Each Common Share of DRC Medicine issued and outstanding prior to the Merger Effective Time shall be exchanged for a number of shares of PubCo Common Stock equal to the Consideration Ratio, and, accordingly, each holder of Common Shares of DRC Medicine immediately prior to said exchange shall receive, for such Common Shares of DRC Medicine that it holds, a portion of the Aggregate Merger Consideration equal to (x) the Consideration Ratio multiplied by (y) the number of Common Shares of DRC Medicine held by such holder of Common Shares of DRC Medicine immediately prior to said exchange (the “Share Exchange”).

RIBBON ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

The Domestication

One business day prior to the Closing Date, the Company shall de-register in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation in accordance with Delaware law and the Company’s governing documents (the “Domestication”).

Before the Domestication, the Company’s capitalization consists of Parent Ordinary Shares, Parent Rights, and Parent Units, collectively (all defined below). “Parent Ordinary Shares” means Parent Class A Ordinary Shares and Parent Class B Ordinary Shares. “Parent Rights” means the issued and outstanding rights of Parent, each such right convertible into one share of Parent Common Stock at the closing of a business combination. “Parent Unit” means each outstanding unit consisting of one share of Parent Common Stock and one-seventh (1/7) of one Parent Right denominated in one share of Parent Common Stock. Following the Domestication, PubCo’s capitalization shall consist of common stock, par value $0.0001 per share (the “PubCo Common Stock”).

Upon the Domestication, every issued and outstanding Parent Class A Ordinary Share shall convert automatically into one share of PubCo Class A Common Stock. Further, every issued and outstanding Parent Unit shall also be separated automatically into each’s individual components of one share of PubCo’s Common Stock and one-seventh (1/7) of one share of Class A Common Stock, and all Parent Units shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist.

The Merger

On the Closing Date, after the consummation of the Domestication, the following shall occur: (i) the Parent shall be merged with and into the Merger Sub, (ii) the separate corporate existence of the Parent shall thereupon cease, and the Merger Sub shall be the surviving corporation in the Merger (after the Merger Effective Time, the Merger Sub may be referred to as the “Surviving Corporation”), and (iii) the Surviving Corporation will remain a wholly-owned Subsidiary of PubCo (the “Merger”).

Consideration and Structure

The Aggregate Merger Consideration to be issued to the selling securityholders in connection with the Merger will be determined by dividing (a) 350,000,000 (the “Equity Value”) by (b) the price (the “Redemption Price”) at which each of Parent Class A Ordinary Shares may be redeemed in connection with the Business Combination. The “Consideration Ratio” is the number of shares of PubCo Common Stock to be issued in exchange for issued and outstanding capital stock upon the Merger and is equal to the quotient obtained by dividing (x) the Aggregate Merger Consideration by (y) the Aggregate Fully Diluted Company Shares, as defined in the Business Combination Agreement.

Representations, Warranties and Covenants

The parties to the Business Combination Agreement have agreed to customary representations and warranties for transactions of this type. In addition, the parties to the Business Combination Agreement agreed to be bound by certain customary covenants for transactions of this type, including, among others, covenants with respect to the conduct of the DRC Company Parties and the Company during the period between execution of the Business Combination Agreement and the Closing. Each of the parties to the Business Combination Agreement has agreed to use its reasonable best efforts to cause all actions and things necessary to consummate and expeditiously implement the Business Combination.

Registration Statement/Proxy Statement

As promptly as reasonably practicable after receipt of information concerning the DRC Company Parties and its securityholders as is either required by the federal securities laws or reasonably requested by the Company for inclusion in the Registration Statement (as defined below), the DRC Company Parties will prepare and file with

RIBBON ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 relating to the Business Combination (the “Registration Statement”), which will contain a proxy statement relating to a meeting of the Company shareholders to be held to consider, among other things, (x) approval of the Domestication, (y) approval of the Business Combination (including the approval and adoption of the Business Combination Agreement and the Merger) and (z) the adoption and approval of certain other proposals the parties deem necessary to effectuate the Business Combination.

Conditions to Closing

Under the Business Combination Agreement, the obligations of the parties to consummate the Business Combination are subject to the satisfaction or waiver of certain customary closing conditions of the respective parties, including, without limitation: (i) the absence of specified adverse laws, rules, regulations, judgments, decrees, executive orders or awards making the Business Combination illegal or otherwise prohibiting its consummation; (ii) the Registration Statement having been declared effective by the SEC under the Securities Act of 1933, as amended (the “Securities Act”), no stop order suspending the effectiveness of the Registration Statement being in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement having been initiated or threatened in writing by the SEC; (iii) the approval and adoption of the Business Combination Agreement and transactions contemplated thereby by requisite vote of the Parent shareholders (the “Parent Shareholder Approval”) and PubCo’s stockholders (the “PubCo Stockholder Approval”); (iv) the size and composition of PubCo’s board of directors being as set forth in the Business Combination Agreement; (v) the PubCo Common Stock having been approved for listing on the Nasdaq Stock Market LLC (“Nasdaq”) as set forth in the Business Combination Agreement; (vi) the size and composition of PubCo’s board of directors will be as set forth in the Business Combination Agreement; and (vii) the receipt by the parties of a fairness opinion for the Business Combination from an investment bank approved by the Company.

The obligations of the Company to consummate the Business Combination are further subject to additional conditions, including, among other things: (i) material compliance by DRC Company Parties with its agreements and covenants under the Business Combination Agreement; (ii) the truth and accuracy of the representations and warranties of DRC Company Parties, subject to customary bring-down standards; (iii) no Material Adverse Effect (as defined in the Business Combination Agreement) having occurred since the date of the Business Combination Agreement that is continuing; (iv) delivery of a certificate executed by the Chief Executive Officer or Chief Financial Officer of DRC Company Parties certifying compliance with specified closing conditions; (v) the termination of certain agreements among DRC Company Parties and its stockholders; (vi) receipt of required third-party consents; (vii) execution and delivery of Non-Competition Agreements by certain key employees of DRC Company Parties; and (viii) execution and delivery of a Lock-Up Agreement by DRC Company Parties’ securityholders and the Company’s Sponsor along other ancillary agreements to the Business Combination Agreement.

The obligations of DRC Company Parties to consummate the Business Combination are further subject to additional conditions, including, among others,: (i) material compliance by the Company with their respective agreements and covenants under the Business Combination Agreement; (ii) the truth and accuracy of the representations and warranties of the Company, subject to customary bring-down standards and exceptions for representations not resulting in a Material Adverse Effect (as defined in the Business Combination Agreement); (iii) receipt by the DRC Company Parties of a certificate executed by an authorized officer of the Company certifying compliance with certain conditions; (iv) the filing and effectiveness of PubCo’s certificate of incorporation with the Delaware Secretary of State; and (v) the execution and delivery by the Company of certain ancillary agreements to the Business Combination Agreement.

Termination

The Business Combination Agreement may be terminated under certain customary and limited circumstances, including, without limitation, (i) by the Company or the DRC Company Parties, if a governmental authority issues a final and non-appealable order or enacts a law permanently restraining, enjoining, or otherwise prohibiting the

RIBBON ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

consummation of the Business Combination; (ii) by mutual written consent of the Company or the DRC Company Parties; (iii) by the Company or the DRC Company Parties in the event that the Parent Shareholder Approval or PubCo Stockholder Approval is not obtained by the Closing Date, which termination shall be effective upon ten (10) days’ prior written notice from the party terminating this Agreement to the other parties; (iv) by the Company, upon written notice, that the DRC Company Parties have materially breached its covenants, agreements, or representations and warranties in a way that would cause the failure of a closing condition and such breach is not cured within thirty (30) days following receipt by DRC Company Parties; (v) by the Company, if DRC Company Parties have failed to deliver audited financial statements or interim U.S. GAAP financial statements; and (vi) by DRC Company Parties, upon written notice, the Company has materially breached its covenants, agreements, or representations and warranties in a way that would cause the failure of a closing condition and such breach is not cured within thirty (30) days following receipt by the Company.

Governance

Pursuant to the Business Combination Agreement, PubCo’s board of directors will consist of five (5) members, with the Sponsor appointing one (1) director, and the DRC Company Parties appointing the remaining four (4) directors, three (3) of which shall serve as independent directors.

Timeframes for Filing and Closing

The Company expects to file the Registration Statement as promptly as practicable after the date of the Business Combination Agreement. The Closing is expected to occur following the fulfillment or waiver of the closing conditions set forth in the Business Combination Agreement.

DRC Medicine Shareholder Support Agreement

Concurrently with the execution of the Agreement, certain shareholders of the DRC Medicine entered into a support agreement, pursuant to which each such shareholder agreed to vote in favor of the business combination, subject to the terms of such shareholder support agreement.

Form of Lock-Up Agreement

In connection with the Closing certain shareholders of DRC Medicine and the Sponsor (individually, a “Holder” and collectively, the “Holders”) will enter into a lock-up agreement (the “Lock-Up Agreement”) with PubCo.

Pursuant to the Lock-Up Agreement, the Holders will agree not to transfer (except for certain permitted transfers) any shares of PubCo Common Stock held by such Holder for a period of six (6) months following the Closing Date. Permitted transfers include estate planning transfers, gifts to family members, transfers to affiliates, and other limited exceptions, provided that the transferee agrees to be bound by the same lock-up restrictions.

Form of Amended and Restated Registration Rights Agreement

In connection with the transactions, the Company, Sponsor and certain other shareholders of PubCo, as applicable, will enter into an Amended and Restated Registration Rights Agreement to provide for the registration rights in connection with the PubCo Common Stock received in the Merger.

RIBBON ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”), which should be read in conjunction with the financial statements and notes thereto included in the Company’s final prospectus for its IPO as filed with the SEC on January 16, 2025.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Going Concern Consideration

As of December 31, 2025, the Company had a working capital deficit of $556,173, net cash used in operating activities of $699,419 and accumulated deficit of $344,465.

The Company has incurred and expects to continue to incur significant costs in pursuit of the consummation of an initial Business Combination. In addition, the Company initially has until January 16, 2027 to consummate the initial Business Combination (assume no extensions). If the Company does not complete a Business Combination within the prescribed timeline, the Company will trigger an automatic winding up, dissolution and liquidation pursuant to the terms of the Amended and Restated Memorandum and Articles of Association. Notwithstanding management’s belief that the Company would have sufficient funds to execute its business strategy, there is a possibility that business combination might not happen within the 12-month period from the issuance date of these financial statements. In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the mandatory liquidation, should a business combination not occur, and potential subsequent dissolution, raises substantial doubt about the Company’s ability to continue as a going concern. Therefore, management has determined that such additional condition raise substantial doubt about the Company’s ability to continue as a going concern until the earlier of the consummation of the Business Combination or the date the Company is required to liquidate. The financial statements do not include any adjustments that might result from the Company’s inability to consummate the initial Business Combination to continue as a going concern.

RIBBON ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash. Cash were $11,497 and nil as of December 31, 2025 and December 31, 2024, respectively.

Cash Held in Trust Account

As of December 31, 2025 and December 31, 2024, the Company had $51,948,314 and nil, respectively, in cash held in the Trust Account.

Offering Costs Associated with the IPO

Offering costs consist principally of professional and registration fees. As of January 16, 2025, offering costs totaled $3,512,780. This amount consisted of $1,000,000 underwriting commissions which were paid in cash at the closing date of the IPO, $2,000,000 of deferred underwriting commissions (payable only upon completion of a Business Combination) and $512,780 of other offering costs. The Company complies with the requirements of ASC 340-10-S99-1, SEC Staff Accounting bulletin Topic 5A — “Expenses of Offering”, and SEC Staff Accounting bulletin Topic 5T — “Accounting for Expenses or Liabilities Paid by Principal Stockholder(s)”. Offering costs were charged to shareholder’s equity upon the completion of the IPO. The Company allocates offering costs between public shares and public rights based on the estimated fair values of them at the date of issuance. Accordingly, $3,315,186 was allocated to public shares and was charged to temporary equity, and of $197,594 was allocated to public rights, and was charged to shareholder’s equity.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC Topic 820, Fair Value Measurement (“ASC 820”), approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Net Income (Loss) Per Ordinary Share

Net income (loss) per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture. Weighted average shares were reduced for the effect of an aggregate of 187,500 Class B ordinary shares that are subject to forfeiture if the over-allotment option is not exercised by the underwriters (see Note 7). As of December 31, 2025, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted income (loss) per share is the same as basic income (loss) per share for the period presented.

RIBBON ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

The net income (loss) per share presented in the statement of operations is based on the following:

	For the Year Ended December 31, 2025	For the period from July 17, 2024 (inception) through December 31, 2024
Net income (loss)	$690,218	$(10,305)
Less: Accretion of redeemable ordinary shares subject to redemption value	(5,864,137)	—
Net loss including accretion of redeemable ordinary shares to redemption value	(5,173,919)	(10,305)

The net income (loss) per share presented in the statement of operations is based on the following:

	For the Year Ended December 31, 2025
	Redeemable Ordinary Share	Non- Redeemable Ordinary Share
Numerators:
Allocation of net loss	$(3,957,174)	$(1,216,745)
Accretion of initial measurement of ordinary shares subject to redemption value	5,864,137	—
Allocation of net income (loss)	$1,906,193	$(1,216,745)
Denominators:
Weighted-average ordinary shares outstanding	4,780,822	1,470,000
Basic and diluted net income (loss) per share	$0.40	$(0.83)

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes” (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2025 and 2024, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.

RIBBON ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

Class A ordinary shares subject to possible redemption

All of the 5,000,000 Ordinary Shares sold as part of the Units in the IPO contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation.

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity” (ASC 480). Ordinary shares subject to mandatory redemption (if any) will be classified as a liability instrument and will be measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) will be classified as temporary equity. At all other times, ordinary shares will be classified as stockholders’ equity. In accordance with ASC 480-10-S99, the Company classifies the Class A ordinary shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. All of the 5,000,000 Ordinary Shares sold as part of the Units in the IPO contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation.

Given that the 5,000,000 Class A ordinary shares sold as part of the units in the IPO will be issued with other freestanding instruments (i.e., rights), the initial carrying value of Class A ordinary shares classified as temporary equity will be the allocated proceeds determined in accordance with ASC 470-20. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes in redemption value as a charge against retained earnings or, in the absence of retained earnings, as a charge against additional paid-in-capital.

For the year ended December 31, 2025, the Company recorded accretion of ordinary share subject to redemption value of $5,864,137.

As of December 31, 2025, the amount of ordinary shares subject to possible redemption reflected in the balance sheet are reconciled in the following table:

Gross proceeds	$50,000,000
Less:
Proceeds allocated to public rights	(2,812,492)
Allocation of offering costs related to redeemable shares	(3,315,186)
Plus:
Accretion of carrying value to redemption value	5,864,137
Ordinary shares subject to possible redemption	$49,736,459

Recent Accounting Pronouncements

In November 2023, the FASB issued Accounting Standards Update 2023-07 — Segment Reporting — Improvements to Reportable Segment Disclosures (“ASU 2023-07”). This update requires public entities to disclose its significant segment expense categories and amounts for each reportable segment. The guidance is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. As of December 31, 2025, the Company adopted

RIBBON ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

ASU 2023-07 and reported its operations as a single reportable segment, noting no disaggregation of Company activities, management or allocation of resources by geographic region, business activity or organizational method, thus this new guidance does not affect the disclosures. See Note 8 for further information.

In November 2024, the FASB issued ASU 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”), and in January 2025, the FASB issued ASU 2025-01, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date (“ASU 2025-01”). ASU 2024-03 requires additional disclosure of the nature of expenses included in the income statement as well as disclosures about specific types of expenses included in the expense captions presented in the income statement. ASU 2024-03, as clarified by ASU 2025-01, is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact of these standards will have on it financial statements.

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Initial Public Offering

On January 16, 2025, the Company consummated its IPO of 5,000,000 Units, at $10.00 per Unit, generating gross proceeds of $50,000,000. The Company granted the underwriter a 45-day option to purchase up to an additional 750,000 Units at the IPO price to cover over-allotments. On March 3, 2025, the option was expired and no over-allotments was exercised.

Each unit has an offering price of $10.00 and consists of one ordinary share (“Public Share”) and one right (“Public Right”) to receive one-seventh (1/7) of an ordinary share upon the consummation of the initial business combination.

Note 4 — Private Placement

Simultaneously with the closing of the IPO on January 16, 2025, the Sponsor, together with such other members, if any of the Company’s executive management, directors, advisors or third-party investors as determined by the Sponsor in its sole direction, purchased an aggregate of 220,000 Placement Units at a price of $10.00 per Placement Unit raising $2,200,000 in the aggregate.

Each private units were identical to the units sold in the IPO, except that it will not be redeemable, transferable, assignable or salable by the Sponsor until the completion of its initial Business Combination. There was no underwriting fees or commissions due with respect to the Private Placement.

Note 5 — Related Party Transactions

Initial Shares

On July 31, 2024, the Sponsor acquired 1,437,500 Class B ordinary shares (“Initial Shares”) for an aggregate purchase price of $25,000, or approximately $0.017 per share. There were 1,437,500 Initial Shares issued and outstanding, among which, up to 187,500 Initial Shares are subject to forfeiture if the underwriters’ over-allotment is not exercised. On January 16, 2025, the Sponsor surrendered to the Company for cancellation 187,500 shares of Class B ordinary shares for no consideration, resulting in the Sponsor owning 1,250,000 shares of Class B ordinary shares (up to 187,500 shares of which were subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised). All shares and associated amounts have been retroactively restated to reflect the surrender.

The Company’s initial shareholders have agreed not to transfer, assign or sell any of their Initial Shares and any Class A ordinary shares issuable upon conversion thereof until the earlier to occur of: (i) 180 days after the completion of the initial Business Combination or (ii) the date on which the Company completes a liquidation, merger, stock

RIBBON ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 5 — Related Party Transactions (cont.)

exchange or other similar transaction after the initial Business Combination that results in all of the shareholders having the right to exchange their shares of common stock for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of the initial shareholders with respect to any Initial Shares (the “lock-up”). Notwithstanding the foregoing, if (1) the last reported sale price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, share capitalizations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 90 days after the initial Business Combination or (2) if the Company complete a transaction after the initial Business Combination which results in all of the shareholders having the right to exchange their shares for cash (as would be the case in a post-asset sale liquidation) or another issuer’s shares, then Insider Shares or the Private Units (or any shares of Common Stock thereunder) shall be permitted to participate.

Promissory Note — Related Party

The Sponsor has agreed to loan the Company up to $300,000 to be used for a portion of the expenses of the Initial Public Offering. These loans are non-interest bearing, unsecured and due at the earlier of i) September 30, 2025 or ii) the closing of the Initial Public Offering. These loans were repaid upon the closing of the Initial Public Offering. As of December 31, 2025 and December 31, 2024, nil and $264,942 was borrowed by the Company under the promissory note, respectively. As of December 31, 2025, the promissory note was paid off and no amounts were owed under the note.

Working Capital Loans

In addition, in order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor may, but are not obligated to, loan the Company funds as may be required. If the Company completes the initial Business Combination, it would repay such loaned amounts. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $300,000 of such working capital loans (“Working Capital Loans”) made by the Sponsor, prior to or in connection with its initial Business Combination may be convertible into units of the post-business combination entity at a price of $10.00 per unit at the option of our sponsor.

As of the issuance date of the financial statements, the Company had no borrowings under the Working Capital Loans.

Administrative Support Services

Commencing on the effective date of the registration statement of the Initial Public Offering, the Company has agreed to pay an affiliate of the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of its initial Business Combination or its liquidation, the Company will cease paying these monthly fees. For the year ended December 31, 2025, administrative support services expense of $120,000 was recognized.

Note 6 — Commitments and Contingencies

Registration Rights

The holders of initial shares issued and outstanding on the date of the prospectus, as well as the holders of the private units (and underlying securities) and any securities issued to initial shareholders, officers, directors or their affiliates in payment of working capital loans made to the Company, will be entitled to registration rights pursuant to an agreement to be signed prior to or on the effective date of the offering. The holders of a majority of these securities are entitled to make up to two demands that the Company registers such securities. The holders of the majority of the initial shares can elect to exercise these registration rights at any time commencing three months prior to the end of the Lock-up period. The holders of a majority of the private units (and underlying securities) and securities issued in

RIBBON ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 6 — Commitments and Contingencies (cont.)

payment of working capital loans (or underlying securities) can elect to exercise these registration rights at any time after the Company consummates a business combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our consummation of a business combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of the IPO to purchase up to an additional 750,000 Units to cover over-allotments, if any. As of issuance of this report, the option was expired, and no over-allotments was exercised.

The underwriters were entitled to a cash underwriting discount of two percent (2%) of the gross proceeds of the Initial Public Offering, or $1,000,000 (or up to $1,150,000 if the underwriters’ over-allotment is exercised in full). Additionally, the underwriters will be entitled to a deferred underwriting discount of 4% of the gross proceeds of the Initial Public Offering held in the Trust Account upon the completion of the Company’s initial Business Combination subject to the terms of the underwriting agreement. For avoidance of doubt, the deferred underwriting commission will be calculated on the basis of and paid out of funds available in the Trust Account after payments made out of Trust Account to honor redemption rights of the Public Shareholders.

In addition, the underwriter has agreed (i) to waive its redemption rights with respect to such shares in connection with the completion of its initial Business Combination, and (ii) to waive its rights to liquidating distributions from the trust account with respect to such shares if the Company fails to complete its initial Business Combination within 12 months from the closing of the Initial Public Offering. At an extraordinary general meeting held on January 9, 2026, the shareholders of the Company approved: (i)by special resolution, the adoption of the Company’s Second Amended and Restated Memorandum and Articles of Association (the “Second A&R M&A”), which extends the date by which the Company must consummate an initial business combination from January 16, 2026 to January 16, 2027.

Note 7 — Shareholder’s Equity

Class A Ordinary Shares — The Company is authorized to issue a total of 450,000,000 Class A ordinary shares at par value of $0.0001 each. As of December 31, 2025 and 2024, 220,000 and nil of Class A ordinary shares issued or outstanding, respectively.

Class B Ordinary Shares — The Company is authorized to issue a total of 50,000,000 Class B ordinary shares at par value of $0.0001 each. As of December 31, 2025 and 2024, the Company issued 1,437,500 Class B ordinary shares to its Sponsor for $25,000, or approximately $0.017 per share. The Initial Shares include an aggregate of up to 187,500 shares subject to forfeiture if the over-allotment option is not exercised by the underwriters in full. As of the issuance of this report, the over-allotment option was expired and no over-allotment was exercised. Prior to the closing of initial business combination, only holders of Class B ordinary shares will be entitled to vote on the appointment and removal of directors. Holders of public shares will not be entitled to vote on such matters during such time. These provisions of amended and restated memorandum and articles of association relating to these rights of holders of Class B ordinary shares may be amended by a special resolution passed by the affirmative vote of at least 90% of such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the company, or by way of unanimous written resolution.

The Initial Shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of the initial Business Combination or earlier at the option of the holder on a one-for-one basis, subject to adjustment for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares or equity-linked securities, are issued or deemed issued in excess of the amounts sold in this offering and related to or in connection with the closing of the initial business combination, the ratio at which Class B ordinary shares convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A

RIBBON ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 7 — Shareholder’s Equity (cont.)

ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, 20% of the sum of (i) the total number of all Class A ordinary shares outstanding upon the completion of this offering (including any Class A ordinary shares issued pursuant to the underwriters’ over-allotment option and excluding the Class A ordinary shares underlying the private units issued to the sponsor), plus (ii) all Class A ordinary shares and equity-linked securities issued or deemed issued, in connection with the closing of the initial business combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial business combination and any private placement-equivalent units issued to our sponsor or any of its affiliates or to our officers or directors upon conversion of working capital loans) minus (iii) any redemptions of Class A ordinary shares by public shareholders in connection with an initial business combination; provided that such conversion of initial shares will never occur on a less than one-for-one basis.

Shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Unless specified in the Company’s amended and restated memorandum and articles of association or as required by the Companies Act or stock exchange rules, an ordinary resolution under Cayman Islands law, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company is generally required to approve any matter voted on by the shareholders. Approval of certain actions require a special resolution under Cayman Islands law, which requires the affirmative vote of the holders of at least two-thirds of the ordinary shares who attend and vote at a general meeting of the Company, and pursuant to the Company’s amended and restated memorandum and articles of association, such actions include amending the Company’s amended and restated memorandum and articles of association and approving a statutory merger or consolidation with another company.

Rights

As of December 31, 2025, there were 5,000,000 public rights and 220,000 private rights include in the Placement Units outstanding. Except in cases where the Company is not the surviving company in a business combination, each holder of a right will receive one-seventh (1/7) of an ordinary share (the “Rights”) upon consummation of the initial business combination. In the event the Company will not be the surviving company upon completion of our initial business combination, each holder of a right will be required to affirmatively convert his, her or its rights in order to receive the one-seventh (1/7) of a share of the Company underlying each right upon consummation of the business combination unless otherwise waived in the course of the business combination. No fractional shares will be issued upon exchange of rights. No additional consideration will be required to be paid by a holder of rights in order to receive its additional shares upon consummation of a business combination. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of Cayman Law. If the Company is unable to complete an initial Business Combination within the required time period and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of an initial Business Combination. Accordingly, the rights may expire worthless.

Note 8 — Segment Reporting

ASC Topic 280, Segment Reporting, establishes standards for companies to report, in their financial statements, information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

RIBBON ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 8 — Segment Reporting (cont.)

The Company’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer, who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one reporting segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the statement of operations as net income or loss. The measure of segment assets is reported on the balance sheet as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics included in net income or loss and total assets.

The key measures of segment profit or loss reviewed by the CODM are administrative fee. Administrative fee is reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a business combination or similar transaction within the business combination period. The CODM also reviews Administrative fee to manage, maintain and enforce all contractual agreements to ensure expenses are aligned with all agreements and budget. Formation costs, as reported on the statement of operations, are the significant segment expenses provided to the CODM on a regular basis.

All other segment items included in net loss are reported on the statement of operations and described within their respective disclosures.

Note 9 — Subsequent Events

On January 9, 2026, the Company held a special meeting of shareholders, in connection with which holders of 1,436,867 Class A ordinary shares exercised their right to redeem their shares for a pro rata portion of the funds held in the Company’s trust account. As a result, an aggregate amount of approximately $14,937,326 (approximately $10.395761 per share) was withdrawn from the trust account to pay such redeeming shareholders.

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were available to be issued. Based upon this review, except for the events mentioned in Note 1 and Note 6, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the financial statements.

RIBBON ACQUISITION CORP.
BALANCE SHEET

	March 31, 2026	December 31, 2025
	(Unaudited)	(Audited)
Assets
Current assets
Cash	$1,878	$11,497
Prepaid expense	19,664	39,332
Total Current Assets	21,542	50,829

Cash and marketable securities held in the trust	37,716,530	51,948,314

Total Assets	$37,738,072	$51,999,143

Liabilities
Current liabilities
Accrued expenses	$240,502	$192,002
Other payable	415,000	415,000
Promissory note – related party	375,000	—
Total current liabilities	1,030,502	607,002

Deferred Underwriting Commission	2,000,000	2,000,000

Total liabilities	3,030,502	2,607,002

Class A ordinary shares, $0.0001 par value, 450,000,000 shares authorized, 3,563,133 shares subject to possible redemption as of March 31, 2026	35,062,690	49,736,459

Commitment and contingencies (Note 6)

Shareholder’s Deficit
Class A ordinary shares, $0.0001 par value; 450,000,000 shares authorized; 220,000 issued and outstanding (excluding 3,563,133 shares subject to redemption) as of March 31, 2026 and December 31, 2025	22	22
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 1,250,000 shares issued and outstanding as of March 31, 2026 and December 31, 2025	125	125
Accumulated deficit	(355,267)	(344,465)
Total shareholder’s deficit	(355,120)	(344,318)
Total liabilities and shareholder’s deficit	$37,738,072	$51,999,143

The accompanying notes are an integral part of the unaudited financial statements.

RIBBON ACQUISITION CORP.
UNAUDITED STATEMENT OF OPERATIONS

	For the Three Months Ended March 31,
	2026	2025
Administrative fee	$77,786	$185,401
Total operating expenses	77,786	185,401

Loss from Operations	(77,786)	(185,401)

Income earned on marketable securities held in Trust Account	330,541	421,257

Net income	252,755	235,856

Basic and diluted weighted average ordinary shares outstanding, redeemable ordinary shares	3,818,576	4,111,111
Basic and diluted net income per ordinary share, redeemable ordinary shares	0.07	0.12

Basic and diluted weighted average ordinary shares outstanding, non-redeemable ordinary shares	1,470,000	1,470,000
Basic and diluted net loss per ordinary share, non-redeemable ordinary shares	$(0.00)	$(0.19)

The accompanying notes are an integral part of the unaudited financial statements.

RIBBON ACQUISITION CORP.
UNAUDITED STATEMENT OF CHANGES IN SHAREHOLDER’S EQUITY (DEFICIT)

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-In Capital	Accumulated (Deficit) Equity	Total Shareholder’s Equity (Deficit)
	Shares	Amount	Shares(1)	Amount
Balance as of December 31, 2024	—	$—	1,250,000	$125	$24,875	$(10,305)	$14,695
Sale of private placement units	220,000	22	—	—	2,199,978	—	2,200,000
Issuance of public rights, net of issuance costs	—	—	—	—	2,614,906	—	2,614,906
Net income	—	—	—	—	—	235,856	235,856
Accretion of ordinary shares subject to redemption value	—	—	—	—	(1,268,367)	—	(1,268,367)
Balance as of March 31, 2025	220,000	22	1,250,000	125	3,571,392	225,551	3,797,090

Balance as of December 31, 2025	220,000	$22	1,250,000	$125	$—	$(344,465)	$(344,318)
Net income	—	—	—	—	—	252,755	252,755
Accretion of ordinary shares subject to redemption value	—	—	—	—	—	(263,557)	(263,557)
Balance as of March 31, 2026	220,000	$22	1,250,000	$125	$—	$(355,267)	$(355,120)

The accompanying notes are an integral part of the unaudited financial statements.

RIBBON ACQUISITION CORP.
UNAUDITED STATEMENT OF CASH FLOWS

	For the Three Months Ended March 31,
	2026	2025
Net cash used in operating activities
Net income	$252,755	$235,856
Adjustments to reconcile net income to net cash used in operating activities
Income earned on marketable securities held in Trust Account	(330,541)	(421,257)
Changes in operating assets and liabilities
Accrued expenses	48,499	69,507
Prepaid expense	19,668	(59,000)
Net cash used in operating activities	(9,619)	(174,894)

Cash Flows from Investing Activity
Purchase of marketable securities held in Trust Account	—	(50,000,000)
Cash deposited into Trust Account	(375,000)	—
Cash withdrawn from Trust Account to public stockholder redemption	(14,937,326)	—
Net cash used in investing activity	(15,312,326)	(50,000,000)

Cash Flows from Financing Activities
Repayment of promissory note to related party	—	(274,941)
Proceeds from promissory note to related party	375,000	—
Proceeds from sale of public units through public offerings, net of underwriters’ discount	—	49,000,000
Proceeds from ordinary shares issued in private placement	—	2,200,000
Cash withdrawn from Trust Account to public stockholder redemption	14,937,326	—
Payment of deferred offering costs	—	(214,143)
Net cash provided by financing activities	15,312,326	50,710,916

Net change in cash	(9,619)	536,022
Cash at the beginning of the period	11,497	—
Cash at the end of the period	$1,878	$536,022

Supplemental disclosure of cash flow information:
Deferred offering costs included in accrued offerings costs and expenses	$—	$9,000
Deferred offering costs paid by Sponsor under the promissory note-related party	$—	$10,000
Accretion of ordinary shares subject to redemption value	$263,557	$1,268,367

The accompanying notes are an integral part of the unaudited financial statements.

RIBBON ACQUISITION CORP.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations

Ribbon Acquisition Corp. (the “Company”) is a newly incorporated blank check company incorporated as a Cayman Islands exempted company on July 17, 2024. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

As of March 31, 2026, the Company had not commenced any operations. All activity through March 31, 2026 relates to the Company’s formation and the Initial Public Offering (as defined below). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s Sponsor is Ribbon Investment Company Ltd, a Cayman Islands exempted company (the “Sponsor”). The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through an Initial Public Offering (“IPO”) of 5,000,000 units at $10.00 per unit (the “Units”), which is discussed in Note 3 (the “Initial Public Offering”) and a private placement to the initial shareholder (the “Private Placement,” see Note 4). The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO, although substantially all of the net proceeds are intended to be generally applied toward consummating a Business Combination (less deferred underwriting commissions).

The registration statement for the Company’s IPO was declared effective on January 14, 2025. On January 16, 2025, the Company consummated its IPO of 5,000,000 Units. Each Unit consists of one Class A ordinary share, $0.0001 par value per share, and one right to receive one-seventh of one Class A ordinary share upon the completion of the initial Business Combination. The Units were sold at an offering price of $10.00 per Unit, generating total gross proceeds of $50,000,000.

Simultaneously with the consummation of the IPO and the sale of the Units, the Company consummated the private placement of 220,000 units (the “Initial Private Placement Units”) to the Sponsor at a price of $10.00 per Initial Private Placement Unit, generating total proceeds of $2,200,000.

Transaction costs amounted to $1,512,780 consisting of $1,000,000 underwriting commissions which were paid in cash at the closing date of the IPO, and $512,780 of other offering costs. At the closing date of the IPO, cash of $710,916 was held outside of the Trust Account and is available for the payment of accrued offering costs and for working capital purposes.

The Company must complete one or more Business Combinations having a fair market value of at least 80% of the balance in the Trust Account (excluding any deferred underwriting discounts and commissions and taxes payable on the income earned on the trust account) at the time of the execution of a definitive agreement for our initial business combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

Upon the closing of the Initial Public Offering, management has agreed that an aggregate of $10.00 per Unit sold in the Initial Public Offering will be held in a Trust Account (“Trust Account”) and will be invested only in U.S. government treasury bills, bonds or notes with a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act and that invest solely in United States government treasuries, so that the Company are not deemed to be an investment company under the Investment Company Act. Except with respect to interest earned on the funds held in the trust account that may be released to the Company to pay income or other tax obligations, the proceeds will not be released from the trust account until the earlier of the completion of a business combination or the Company’s liquidation. The proceeds held in the trust account may be used as consideration to pay the sellers of a target business with which the Company completes a business combination to the extent not used to pay converting shareholders. Any amounts not paid as consideration to the sellers of the target business may be used to finance the operations of the target business.

RIBBON ACQUISITION CORP.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

The Company will provide the public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest (which interest shall be net of taxes payable) divided by the number of then issued and outstanding public shares. The amount in the Trust Account is initially anticipated to be $10.0 per public share. The per share amount the Company will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters.

The Class A ordinary shares subject to redemption will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination.

The Company will have only 12 months from the closing of the Initial Public Offering (the “Combination Period”) to complete the initial Business Combination. If the Company has not completed the initial Business Combination within the Combination Period, the Company will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, subject to lawfully available funds therefor, redeem 100% of the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of taxes payable and less interest to pay dissolution expenses up to $100,000) divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Company’s initial shareholders have agreed to waive their rights to share in any distribution from the trust account with respect to their initial shares upon our winding up, liquidation and subsequent dissolution.

The Sponsor, officers and directors have agreed to (i) waive their redemption rights with respect to their initial shares, private shares and public shares in connection with the completion of our initial business combination; (ii) waive their redemption rights with respect to their initial shares, private shares and public shares in connection with a shareholder vote to approve an amendment to our amended and restated memorandum and articles of association (a) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we have not consummated an initial business combination within the completion window or (b) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity; (iii) waive their rights to liquidating distributions from the trust account with respect to their initial shares and private shares if we fail to complete our initial business combination within the completion window, although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination within the prescribed time frame; and (iv) vote any initial shares and private shares held by them and any public shares purchased during or after this offering (including in open market and privately-negotiated transactions, aside from shares they may purchase in compliance with the requirements of Rule 14e-5 under the Exchange Act, which would not be voted in favor of approving the business combination transaction) in favor of our initial business combination.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability

RIBBON ACQUISITION CORP.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure you that the Sponsor would be able to satisfy those obligations.

Extension Meetings

At an extraordinary general meeting (“Special Meeting”) held on January 9, 2026, the shareholders of the Company approved: (i) by special resolution, the adoption of the Company’s Second Amended and Restated Memorandum and Articles of Association (the “Second A&R M&A”), which extends the date by which the Company must consummate an initial business combination from January 16, 2026 to January 16, 2027, and to provide for a monthly extension payment of $125,000 to be deposited into the trust account for each monthly extension period.

In connection with the Special Meeting, holders of 1,436,867 public Class A ordinary shares exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s trust account, for an aggregate redemption amount of $14,937,326, representing a per-share redemption price of approximately $10.40.

On January 26, 2026, the Company entered into Amendment No. 1 to the Investment Management Trust Agreement (the “Amendment”) with Odyssey Transfer and Trust Company, the Trustee. Effective upon the Amendment, no interest earned on the Trust Account may be withdrawn to pay dissolution expenses. The Amendment was approved by the Company’s shareholders at the meeting held on January 9, 2026, concurrent with the approval of the extension of the business combination period.

Extension Payments

On March 7, 2026, the Company issued a promissory note (the “Note”) in the principal amount of $600,000 to Ribbon Investment Company Ltd, a shareholder of the Company’s sponsor.

The Note does not bear interest and is payable promptly following the consummation of the Company’s initial business combination. The Note may be prepaid at any time without penalty. The Sponsor has agreed to waive any claim against the funds held in the Company’s trust account established in connection with the Company’s initial public offering and will not seek repayment from the trust account.

On January 14, 2026, February 17, 2026, March 17, 2026 and April 14, 2026, an aggregate of $500,000 was deposited into the trust account of the Company for the benefit of its public shareholders in connection with a previously approved monthly extension of the period the Company has to consummate its initial business combination.

Business Combination Agreement

On June 30, 2025, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) by and among DRC Medicine Inc., a Delaware Corporation (“PubCo”), DRC Medicine Ltd. a Japanese corporation (“DRC Medicine”), and DRC Merger Inc., a Delaware corporation and wholly-owned subsidiary of PubCo (“Merger Sub”). The Business Combination Agreement, as amended by the Joinder Agreement dated June 3, 2026, provides, among other things, that on the terms and subject to the conditions set forth therein, (i) on or one day prior to the Closing Date (defined below), the shareholder of PubCo, DRC Medicine Holdings Ltd., and DRC Medicine will engage in a share exchange, whereby DRC Medicine’s shareholders will exchange their shares in the DRC Medicine for shares of PubCo held by DRC Medicine Holdings Ltd.; (ii) on or one day prior to the Closing Date, the Company will de-register in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation (the “Domestication”), and (iii) following the Domestication, the Company will be merged with and into Merger Sub, as a result of which Merger Sub will be the

RIBBON ACQUISITION CORP.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

surviving company and a wholly-owned subsidiary of PubCo (the “Merger”), (prior to the Domestication, the SPAC shall be referred to herein as “Parent”). Merger Sub, together with PubCo and DRC Medicine Ltd. may be referred to herein as the “DRC Company Parties”. The Domestication, Merger, and other transactions contemplated by the Business Combination Agreement are collectively referred to as the “Business Combination;” and the consummation of the Merger is referred to as the “Closing” and the date of the Closing is referred to as the “Closing Date.”

DRC Medicine is in the business of the design and manufacture of AI-powered allergy and infection diagnostic kits and protective face masks.

Share Exchange

On or prior to the Closing Date, a holding company incorporated in Japan and holding shares in PubCo, namely DRC Medicine Holdings Ltd., will engage in a share exchange with shareholders of DRC Medicine, whereby the shareholders of DRC Medicine will exchange their shares in DRC Medicine for shares of PubCo held by DRC Medicine Holdings Ltd. Each Common Share of DRC Medicine issued and outstanding prior to the Merger Effective Time shall be exchanged for a number of shares of PubCo Common Stock equal to the Consideration Ratio, and, accordingly, each holder of Common Shares of DRC Medicine immediately prior to said exchange shall receive, for such Common Shares of DRC Medicine that it holds, a portion of the Aggregate Merger Consideration equal to (x) the Consideration Ratio multiplied by (y) the number of Common Shares of DRC Medicine held by such holder of Common Shares of DRC Medicine immediately prior to said exchange (the “Share Exchange”).

The Domestication

One business day prior to the Closing Date, the Company shall de-register in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation in accordance with Delaware law and the Company’s governing documents (the “Domestication”).

Before the Domestication, the Company’s capitalization consists of Parent Ordinary Shares, Parent Rights, and Parent Units, collectively (all defined below). “Parent Ordinary Shares” means Parent Class A Ordinary Shares and Parent Class B Ordinary Shares. “Parent Rights” means the issued and outstanding rights of Parent, each such right convertible into one share of Parent Common Stock at the closing of a business combination. “Parent Unit” means each outstanding unit consisting of one share of Parent Common Stock and one-seventh (1/7) of one Parent Right denominated in one share of Parent Common Stock. Following the Domestication, PubCo’s capitalization shall consist of common stock, par value $0.0001 per share (the “PubCo Common Stock”).

Upon the Domestication, every issued and outstanding Parent Class A Ordinary Share shall convert automatically into one share of PubCo Class A Common Stock. Further, every issued and outstanding Parent Unit shall also be separated automatically into each’s individual components of one share of PubCo’s Common Stock and one-seventh (1/7) of one share of Class A Common Stock, and all Parent Units shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist.

The Merger

On the Closing Date, after the consummation of the Domestication, the following shall occur: (i) the Parent shall be merged with and into the Merger Sub, (ii) the separate corporate existence of the Parent shall thereupon cease, and the Merger Sub shall be the surviving corporation in the Merger (after the Merger Effective Time, the Merger Sub may be referred to as the “Surviving Corporation”), and (iii) the Surviving Corporation will remain a wholly-owned Subsidiary of PubCo (the “Merger”).

Consideration and Structure

The Aggregate Merger Consideration to be issued to the selling securityholders in connection with the Merger will be determined by dividing (a) 350,000,000 (the “Equity Value”) by (b) the price (the “Redemption Price”) at which each of Parent Class A Ordinary Shares may be redeemed in connection with the Business Combination.

RIBBON ACQUISITION CORP.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

The “Consideration Ratio” is the number of shares of PubCo Common Stock to be issued in exchange for issued and outstanding capital stock upon the Merger and is equal to the quotient obtained by dividing (x) the Aggregate Merger Consideration by (y) the Aggregate Fully Diluted Company Shares, as defined in the Business Combination Agreement.

Representations, Warranties and Covenants

The parties to the Business Combination Agreement have agreed to customary representations and warranties for transactions of this type. In addition, the parties to the Business Combination Agreement agreed to be bound by certain customary covenants for transactions of this type, including, among others, covenants with respect to the conduct of the DRC Company Parties and the Company during the period between execution of the Business Combination Agreement and the Closing. Each of the parties to the Business Combination Agreement has agreed to use its reasonable best efforts to cause all actions and things necessary to consummate and expeditiously implement the Business Combination.

Registration Statement/Proxy Statement

As promptly as reasonably practicable after receipt of information concerning the DRC Company Parties and its securityholders as is either required by the federal securities laws or reasonably requested by the Company for inclusion in the Registration Statement (as defined below), the DRC Company Parties will prepare and file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 relating to the Business Combination (the “Registration Statement”), which will contain a proxy statement relating to a meeting of the Company shareholders to be held to consider, among other things, (x) approval of the Domestication, (y) approval of the Business Combination (including the approval and adoption of the Business Combination Agreement and the Merger) and (z) the adoption and approval of certain other proposals the parties deem necessary to effectuate the Business Combination.

Conditions to Closing

Under the Business Combination Agreement, the obligations of the parties to consummate the Business Combination are subject to the satisfaction or waiver of certain customary closing conditions of the respective parties, including, without limitation: (i) the absence of specified adverse laws, rules, regulations, judgments, decrees, executive orders or awards making the Business Combination illegal or otherwise prohibiting its consummation; (ii) the Registration Statement having been declared effective by the SEC under the Securities Act of 1933, as amended (the “Securities Act”), no stop order suspending the effectiveness of the Registration Statement being in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement having been initiated or threatened in writing by the SEC; (iii) the approval and adoption of the Business Combination Agreement and transactions contemplated thereby by requisite vote of the Parent shareholders (the “Parent Shareholder Approval”) and PubCo’s stockholders (the “PubCo Stockholder Approval”); (iv) the size and composition of PubCo’s board of directors being as set forth in the Business Combination Agreement; (v) the PubCo Common Stock having been approved for listing on the Nasdaq Stock Market LLC (“Nasdaq”) as set forth in the Business Combination Agreement; (vi) the size and composition of PubCo’s board of directors will be as set forth in the Business Combination Agreement; and (vii) the receipt by the parties of a fairness opinion for the Business Combination from an investment bank approved by the Company.

The obligations of the Company to consummate the Business Combination are further subject to additional conditions, including, among other things: (i) material compliance by DRC Company Parties with its agreements and covenants under the Business Combination Agreement; (ii) the truth and accuracy of the representations and warranties of DRC Company Parties, subject to customary bring-down standards; (iii) no Material Adverse Effect (as defined in the Business Combination Agreement) having occurred since the date of the Business Combination Agreement that is continuing; (iv) delivery of a certificate executed by the Chief Executive Officer or Chief Financial Officer of DRC Company Parties certifying compliance with specified closing conditions; (v) the termination of

RIBBON ACQUISITION CORP.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

certain agreements among DRC Company Parties and its stockholders; (vi) receipt of required third-party consents; (vii) execution and delivery of Non-Competition Agreements by certain key employees of DRC Company Parties; and (viii) execution and delivery of a Lock-Up Agreement by DRC Company Parties’ securityholders and the Company’s Sponsor along other ancillary agreements to the Business Combination Agreement.

The obligations of DRC Company Parties to consummate the Business Combination are further subject to additional conditions, including, among others,: (i) material compliance by the Company with their respective agreements and covenants under the Business Combination Agreement; (ii) the truth and accuracy of the representations and warranties of the Company, subject to customary bring-down standards and exceptions for representations not resulting in a Material Adverse Effect (as defined in the Business Combination Agreement); (iii) receipt by the DRC Company Parties of a certificate executed by an authorized officer of the Company certifying compliance with certain conditions; (iv) the filing and effectiveness of PubCo’s certificate of incorporation with the Delaware Secretary of State; and (v) the execution and delivery by the Company of certain ancillary agreements to the Business Combination Agreement.

Termination

The Business Combination Agreement may be terminated under certain customary and limited circumstances, including, without limitation, (i) by the Company or the DRC Company Parties, if a governmental authority issues a final and non-appealable order or enacts a law permanently restraining, enjoining, or otherwise prohibiting the consummation of the Business Combination; (ii) by mutual written consent of the Company or the DRC Company Parties; (iii) by the Company or the DRC Company Parties in the event that the Parent Shareholder Approval or PubCo Stockholder Approval is not obtained by the Closing Date, which termination shall be effective upon ten (10) days’ prior written notice from the party terminating this Agreement to the other parties; (iv) by the Company, upon written notice, that the DRC Company Parties have materially breached its covenants, agreements, or representations and warranties in a way that would cause the failure of a closing condition and such breach is not cured within thirty (30) days following receipt by DRC Company Parties; (v) by the Company, if DRC Company Parties have failed to deliver audited financial statements or interim U.S. GAAP financial statements; and (vi) by DRC Company Parties, upon written notice, the Company has materially breached its covenants, agreements, or representations and warranties in a way that would cause the failure of a closing condition and such breach is not cured within thirty (30) days following receipt by the Company.

Governance

Pursuant to the Business Combination Agreement, PubCo’s board of directors will consist of five (5) members, with the Sponsor appointing one (1) director, and the DRC Company Parties appointing the remaining four (4) directors, three (3) of which shall serve as independent directors.

Timeframes for Filing and Closing

The Company expects to file the Registration Statement as promptly as practicable after the date of the Business Combination Agreement. The Closing is expected to occur following the fulfillment or waiver of the closing conditions set forth in the Business Combination Agreement.

DRC Medicine Shareholder Support Agreement

Concurrently with the execution of the Agreement, certain shareholders of the DRC Medicine entered into a support agreement, pursuant to which each such shareholder agreed to vote in favor of the business combination, subject to the terms of such shareholder support agreement.

RIBBON ACQUISITION CORP.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

Form of Lock-Up Agreement

In connection with the Closing certain shareholders of DRC Medicine and the Sponsor (individually, a “Holder” and collectively, the “Holders”) will enter into a lock-up agreement (the “Lock-Up Agreement”) with PubCo.

Pursuant to the Lock-Up Agreement, the Holders will agree not to transfer (except for certain permitted transfers) any shares of PubCo Common Stock held by such Holder for a period of six (6) months following the Closing Date. Permitted transfers include estate planning transfers, gifts to family members, transfers to affiliates, and other limited exceptions, provided that the transferee agrees to be bound by the same lock-up restrictions.

Form of Amended and Restated Registration Rights Agreement

In connection with the transactions, the Company, Sponsor and certain other shareholders of PubCo, as applicable, will enter into an Amended and Restated Registration Rights Agreement to provide for the registration rights in connection with the PubCo Common Stock received in the Merger.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”), which should be read in conjunction with the financial statements and notes thereto included in the Company’s final prospectus for its IPO as filed with the SEC on January 16, 2025.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Going Concern Consideration

As of March 31, 2026, the Company had a working capital deficit of $1,008,960, net cash used in operating activities of $9,619 and accumulated deficit of $355,267.

RIBBON ACQUISITION CORP.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

The Company has incurred and expects to continue to incur significant costs in pursuit of the consummation of an initial Business Combination. In addition, the Company initially has until January 16, 2027 to consummate the initial Business Combination (assume no extensions). If the Company does not complete a Business Combination within the prescribed timeline, the Company will trigger an automatic winding up, dissolution and liquidation pursuant to the terms of the Amended and Restated Memorandum and Articles of Association. Notwithstanding management’s belief that the Company would have sufficient funds to execute its business strategy, there is a possibility that business combination might not happen within the 12-month period from the issuance date of these financial statements. In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the mandatory liquidation, should a business combination not occur, and potential subsequent dissolution, raises substantial doubt about the Company’s ability to continue as a going concern. Therefore, management has determined that such additional condition raise substantial doubt about the Company’s ability to continue as a going concern until the earlier of the consummation of the Business Combination or the date the Company is required to liquidate. The financial statements do not include any adjustments that might result from the Company’s inability to consummate the initial Business Combination to continue as a going concern.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash. Cash was $1,878 and $11,497 as of March 31, 2026 and December 31, 2025, respectively.

Cash Held in Trust Account

As of March 31, 2026 and December 31, 2025, the Company had $37,716,530 and $51,948,314, respectively, in cash held in the Trust Account.

Offering Costs Associated with the IPO

Offering costs consist principally of professional and registration fees. As of January 16, 2025, offering costs totaled $3,512,780. This amount consisted of $1,000,000 underwriting commissions which were paid in cash at the closing date of the IPO, $2,000,000 of deferred underwriting commissions (payable only upon completion of a Business Combination) and $512,780 of other offering costs. The Company complies with the requirements of ASC 340-10-S99-1, SEC Staff Accounting bulletin Topic 5A — “Expenses of Offering”, and SEC Staff Accounting bulletin Topic 5T — “Accounting for Expenses or Liabilities Paid by Principal Stockholder(s)”. Offering costs were charged to shareholder’s equity upon the completion of the IPO. The Company allocates offering costs between public shares and public rights based on the estimated fair values of them at the date of issuance. Accordingly, $3,315,186 was allocated to public shares and was charged to temporary equity, and of $197,594 was allocated to public rights, and was charged to shareholder’s equity.

RIBBON ACQUISITION CORP.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC Topic 820, Fair Value Measurement (“ASC 820”), approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Net Income (Loss) Per Ordinary Share

Net income (loss) per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture. As of March 31, 2026, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted income (loss) per share is the same as basic income (loss) per share for the period presented.

The net income (loss) per share presented in the statement of operations is based on the following:

	For the Three Months Ended March 31, 2026	For the Three Months Ended March 31, 2025
Net income	$252,755	$235,856
Less: Accretion of redeemable ordinary shares subject to redemption value	(263,557)	(1,268,367)
Net loss including accretion of redeemable ordinary shares to redemption value	(10,802)	(1,032,511)

The net income (loss) per share presented in the statement of operations is based on the following:

	For the Three Months Ended March 31, 2026
	Redeemable Ordinary Share	Non- Redeemable Ordinary Share
Numerators:
Allocation of net loss	$(7,799)	$(3,003)
Accretion of initial measurement of ordinary shares subject to redemption value	263,557	—
Allocation of net income (loss)	$255,758	$(3,003)
Denominators:
Weighted-average ordinary shares outstanding	3,818,576	1,470,000
Basic and diluted net income (loss) per share	$0.07	$(0.00)

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes” (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

RIBBON ACQUISITION CORP.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of March 31, 2026 and December 31, 2025, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.

Class A ordinary shares subject to possible redemption

All of the 5,000,000 Ordinary Shares sold as part of the Units in the IPO contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation.

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity” (ASC 480). Ordinary shares subject to mandatory redemption (if any) will be classified as a liability instrument and will be measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) will be classified as temporary equity. At all other times, ordinary shares will be classified as stockholders’ equity. In accordance with ASC 480-10-S99, the Company classifies the Class A ordinary shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. All of the 5,000,000 Ordinary Shares sold as part of the Units in the IPO contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation.

Given that the 5,000,000 Class A ordinary shares sold as part of the units in the IPO will be issued with other freestanding instruments (i.e., rights), the initial carrying value of Class A ordinary shares classified as temporary equity will be the allocated proceeds determined in accordance with ASC 470-20. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes in redemption value as a charge against retained earnings or, in the absence of retained earnings, as a charge against additional paid-in-capital.

For the three months ended March 31, 2026, the Company recorded accretion of ordinary share subject to redemption value of $263,557.

RIBBON ACQUISITION CORP.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

As of March 31, 2026, the amount of ordinary shares subject to possible redemption reflected in the balance sheet are reconciled in the following table:

Gross proceeds	$50,000,000
Less:
Proceeds allocated to public rights	(2,812,492)
Allocation of offering costs related to redeemable shares	(3,315,186)
Redemption	(14,937,326)
Plus:
Accretion of carrying value to redemption value	6,127,694
Ordinary shares subject to possible redemption	$35,062,690

Recent Accounting Pronouncements

In November 2024, the FASB issued ASU 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”), and in January 2025, the FASB issued ASU 2025-01, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date (“ASU 2025-01”). ASU 2024-03 requires additional disclosure of the nature of expenses included in the income statement as well as disclosures about specific types of expenses included in the expense captions presented in the income statement. ASU 2024-03, as clarified by ASU 2025-01, is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact of these standards will have on it financial statements.

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Initial Public Offering

On January 16, 2025, the Company consummated its IPO of 5,000,000 Units, at $10.00 per Unit, generating gross proceeds of $50,000,000. The Company granted the underwriter a 45-day option to purchase up to an additional 750,000 Units at the IPO price to cover over-allotments. On March 3, 2025, the option was expired and no over-allotments was exercised.

Each unit has an offering price of $10.00 and consists of one ordinary share (“Public Share”) and one right (“Public Right”) to receive one-seventh (1/7) of an ordinary share upon the consummation of the initial business combination.

Note 4 — Private Placement

Simultaneously with the closing of the IPO on January 16, 2025, the Sponsor, together with such other members, if any of the Company’s executive management, directors, advisors or third-party investors as determined by the Sponsor in its sole direction, purchased an aggregate of 220,000 Placement Units at a price of $10.00 per Placement Unit raising $2,200,000 in the aggregate.

Each private units were identical to the units sold in the IPO, except that it will not be redeemable, transferable, assignable or salable by the Sponsor until the completion of its initial Business Combination. There was no underwriting fees or commissions due with respect to the Private Placement.

RIBBON ACQUISITION CORP.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 5 — Related Party Transactions

Initial Shares

On July 31, 2024, the Sponsor acquired 1,437,500 Class B ordinary shares (“Initial Shares”) for an aggregate purchase price of $25,000, or approximately $0.017 per share. There were 1,437,500 Initial Shares issued and outstanding, among which, up to 187,500 Initial Shares are subject to forfeiture if the underwriters’ over-allotment is not exercised. On January 16, 2025, the Sponsor surrendered to the Company for cancellation 187,500 shares of Class B ordinary shares for no consideration, resulting in the Sponsor owning 1,250,000 shares of Class B ordinary shares (up to 187,500 shares of which were subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised). All shares and associated amounts have been retroactively restated to reflect the surrender.

The Company’s initial shareholders have agreed not to transfer, assign or sell any of their Initial Shares and any Class A ordinary shares issuable upon conversion thereof until the earlier to occur of: (i) 180 days after the completion of the initial Business Combination or (ii) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction after the initial Business Combination that results in all of the shareholders having the right to exchange their shares of common stock for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of the initial shareholders with respect to any Initial Shares (the “lock-up”). Notwithstanding the foregoing, if (1) the last reported sale price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, share capitalizations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 90 days after the initial Business Combination or (2) if the Company complete a transaction after the initial Business Combination which results in all of the shareholders having the right to exchange their shares for cash (as would be the case in a post-asset sale liquidation) or another issuer’s shares, then Insider Shares or the Private Units (or any shares of Common Stock thereunder) shall be permitted to participate.

Promissory Note — Related Party

On March 7, 2026, the Company entered into a promissory note agreement (the “Note”) with Ribbon Investment Company Ltd, a shareholder of the Company’s sponsor in the principal amount of $600,000.

The Note does not bear interest and is payable promptly following the consummation of the Company’s initial business combination. The Note may be prepaid at any time without penalty. The Sponsor has agreed to waive any claim against the funds held in the Company’s trust account established in connection with the Company’s initial public offering and will not seek repayment from the trust account.

On January 14, 2026, February 17, 2026, and March 17, 2026, an aggregate of $375,000 was deposited into the trust account of the Company for the benefit of its public shareholders in connection with a previously approved monthly extension of the period the Company has to consummate its initial business combination. The remaining $225,000 undrawn facility has no liability recognition.

Working Capital Loans

In addition, in order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor may, but are not obligated to, loan the Company funds as may be required. If the Company completes the initial Business Combination, it would repay such loaned amounts. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $300,000 of such working capital loans (“Working Capital Loans”) made by the Sponsor, prior to or in connection with its initial Business Combination may be convertible into units of the post-business combination entity at a price of $10.00 per unit at the option of our sponsor.

As of the issuance date of the financial statements, the Company had no borrowings under the Working Capital Loans.

RIBBON ACQUISITION CORP.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 5 — Related Party Transactions (cont.)

Administrative Support Services

Commencing on the effective date of the registration statement of the Initial Public Offering, the Company has agreed to pay an affiliate of the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of its initial Business Combination or its liquidation, the Company will cease paying these monthly fees. For the three months ended March 31, 2026, administrative support services expense of $150,000 was recognized.

Note 6 — Commitments and Contingencies

Registration Rights

The holders of initial shares issued and outstanding on the date of the prospectus, as well as the holders of the private units (and underlying securities) and any securities issued to initial shareholders, officers, directors or their affiliates in payment of working capital loans made to the Company, will be entitled to registration rights pursuant to an agreement to be signed prior to or on the effective date of the offering. The holders of a majority of these securities are entitled to make up to two demands that the Company registers such securities. The holders of the majority of the initial shares can elect to exercise these registration rights at any time commencing three months prior to the end of the Lock-up period. The holders of a majority of the private units (and underlying securities) and securities issued in payment of working capital loans (or underlying securities) can elect to exercise these registration rights at any time after the Company consummates a business combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our consummation of a business combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of the IPO to purchase up to an additional 750,000 Units to cover over-allotments, if any. As of issuance of this report, the option was expired, and no over-allotments was exercised.

The underwriters were entitled to a cash underwriting discount of two percent (2%) of the gross proceeds of the Initial Public Offering, or $1,000,000 (or up to $1,150,000 if the underwriters’ over-allotment is exercised in full). Additionally, the underwriters will be entitled to a deferred underwriting discount of 4% of the gross proceeds of the Initial Public Offering held in the Trust Account upon the completion of the Company’s initial Business Combination subject to the terms of the underwriting agreement. For avoidance of doubt, the deferred underwriting commission will be calculated on the basis of and paid out of funds available in the Trust Account after payments made out of Trust Account to honor redemption rights of the Public Shareholders.

In addition, the underwriter has agreed (i) to waive its redemption rights with respect to such shares in connection with the completion of its initial Business Combination, and (ii) to waive its rights to liquidating distributions from the trust account with respect to such shares if the Company fails to complete its initial Business Combination within 12 months from the closing of the Initial Public Offering. At an extraordinary general meeting held on January 9, 2026, the shareholders of the Company approved: (i)by special resolution, the adoption of the Company’s Second Amended and Restated Memorandum and Articles of Association (the “Second A&R M&A”), which extends the date by which the Company must consummate an initial business combination from January 16, 2026 to January 16, 2027.

Note 7 — Shareholder’s Equity

Class A Ordinary Shares — The Company is authorized to issue a total of 450,000,000 Class A ordinary shares at par value of $0.0001 each. As of March 31, 2026 and December 31, 2025, 220,000 and 220,000 of Class A ordinary shares issued or outstanding, respectively.

RIBBON ACQUISITION CORP.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 7 — Shareholder’s Equity (cont.)

Class B Ordinary Shares — The Company is authorized to issue a total of 50,000,000 Class B ordinary shares at par value of $0.0001 each. As of March 31, 2026 and December 31, 2025, the Company issued 1,437,500 Class B ordinary shares to its Sponsor for $25,000, or approximately $0.017 per share. The Initial Shares include an aggregate of up to 187,500 shares subject to forfeiture if the over-allotment option is not exercised by the underwriters in full. As of the issuance of this report, the over-allotment option was expired and no over-allotment was exercised. Prior to the closing of initial business combination, only holders of Class B ordinary shares will be entitled to vote on the appointment and removal of directors. Holders of public shares will not be entitled to vote on such matters during such time. These provisions of amended and restated memorandum and articles of association relating to these rights of holders of Class B ordinary shares may be amended by a special resolution passed by the affirmative vote of at least 90% of such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the company, or by way of unanimous written resolution.

The Initial Shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of the initial Business Combination or earlier at the option of the holder on a one-for-one basis, subject to adjustment for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares or equity-linked securities, are issued or deemed issued in excess of the amounts sold in this offering and related to or in connection with the closing of the initial business combination, the ratio at which Class B ordinary shares convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, 20% of the sum of (i) the total number of all Class A ordinary shares outstanding upon the completion of this offering (including any Class A ordinary shares issued pursuant to the underwriters’ over-allotment option and excluding the Class A ordinary shares underlying the private units issued to the sponsor), plus (ii) all Class A ordinary shares and equity-linked securities issued or deemed issued, in connection with the closing of the initial business combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial business combination and any private placement-equivalent units issued to our sponsor or any of its affiliates or to our officers or directors upon conversion of working capital loans) minus (iii) any redemptions of Class A ordinary shares by public shareholders in connection with an initial business combination; provided that such conversion of initial shares will never occur on a less than one-for-one basis.

Shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Unless specified in the Company’s amended and restated memorandum and articles of association or as required by the Companies Act or stock exchange rules, an ordinary resolution under Cayman Islands law, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company is generally required to approve any matter voted on by the shareholders. Approval of certain actions require a special resolution under Cayman Islands law, which requires the affirmative vote of the holders of at least two-thirds of the ordinary shares who attend and vote at a general meeting of the Company, and pursuant to the Company’s amended and restated memorandum and articles of association, such actions include amending the Company’s amended and restated memorandum and articles of association and approving a statutory merger or consolidation with another company.

Rights

As of March 31, 2026, there were 3,563,133 public rights and 220,000 private rights include in the Placement Units outstanding. Except in cases where the Company is not the surviving company in a business combination, each holder of a right will receive one-seventh (1/7) of an ordinary share (the “Rights”) upon consummation of the initial business combination. In the event the Company will not be the surviving company upon completion of our initial business combination, each holder of a right will be required to affirmatively convert his, her or its rights in order to receive the one-seventh (1/7) of a share of the Company underlying each right upon consummation of the business combination unless otherwise waived in the course of the business combination. No fractional shares will be issued upon exchange of rights. No additional consideration will be required to be paid by a holder of rights in order to receive

RIBBON ACQUISITION CORP.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 7 — Shareholder’s Equity (cont.)

its additional shares upon consummation of a business combination. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of Cayman Law. If the Company is unable to complete an initial Business Combination within the required time period and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of an initial Business Combination. Accordingly, the rights may expire worthless.

Note 8 — Segment Reporting

ASC Topic 280, Segment Reporting, establishes standards for companies to report, in their financial statements, information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

The Company’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer, who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one reporting segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the statement of operations as net income or loss. The measure of segment assets is reported on the balance sheet as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics included in net income or loss and total assets.

The key measures of segment profit or loss reviewed by the CODM are administrative fee. Administrative fee is reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a business combination or similar transaction within the business combination period. The CODM also reviews Administrative fee to manage, maintain and enforce all contractual agreements to ensure expenses are aligned with all agreements and budget. Formation costs, as reported on the statement of operations, are the significant segment expenses provided to the CODM on a regular basis.

All other segment items included in net loss are reported on the statement of operations and described within their respective disclosures.

Note 9 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were available to be issued. Based upon this review, except for the events mentioned in Note 1 and Note 5, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Director and Shareholder of

DRC Medicine Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of DRC Medicine Inc. and its subsidiary (the “Company”) as of July 31, 2025, the related consolidated statements of operations and comprehensive loss, change in shareholder’s deficit, and cash flows for the period from June 4, 2025 (date of incorporation) to July 31, 2025 and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of July 31, 2025, and the results of its operations and its cash flows for the period from June 4, 2025 (date of incorporation) to July 31, 2025, in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Material Uncertainty Related to Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 3 to the consolidated financial statements, the Company incurred a net loss of US$12,000 for the period from June 4, 2025 (date of incorporation) to July 31, 2025, working capital deficit of US$512,000, accumulated deficit of US$12,000 and shareholder’s deficit of US$12,000 as of July 31, 2025 that raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified in respect of this matter.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Enrome LLP

We have served as the Company’s auditor since 2025.

Singapore
October 7, 2025

DRC MEDICINE INC
CONSOLIDATED BALANCE SHEET
(Amounts in U.S. dollars (“US$”), except for number of shares, or otherwise noted)

As of July 31, 2025
Deferred offering costs	$500,000
Total non-current asset	500,000
TOTAL ASSET	$500,000

LIABILITIES AND SHAREHOLDER’ DEFICIT
Current liability:
Other payable	$12,000
Amount due to a related party	500,000
Total current liability	512,000
TOTAL LIABILITY	512,000

Commitments and contingencies

SHAREHOLDER’ DEFICIT
Ordinary share (US$0.0001, 500,000,000 shares authorized; 1 share issued and outstanding)*	—
Accumulated deficit	(12,000)
TOTAL SHAREHOLDER’ DEFICIT	(12,000)
TOTAL LIABILITY AND SHAREHOLDER’ DEFICIT	$—

____________

*        less than US$1

The accompanying notes are an integral part of these consolidated financial statements.

DRC MEDICINE INC
CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS
(Amounts in US$, except for number of shares, or otherwise noted)

For the period from June 4, 2025 (Date of incorporation) Through July 31, 2025
Formation and operating cost	$(12,000)
Operating expense	(12,000)
Income tax expense	—
Net loss and comprehensive loss	(12,000)

The accompanying notes are an integral part of these consolidated financial statements.

DRC MEDICINE INC
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDER’S DEFICIT
(Amounts in US$, except for number of shares, or otherwise noted)

	Ordinary Share		Accumulated deficit	Total Shareholder’ deficit
	Share	Amount*
Balance as of June 4, 2025 (Date of incorporation)	—	—	—	—
Issuance of ordinary share	1	—	—	—
Net loss for the period	—	—	(12,000)	(12,000)
Balance as of July 31, 2025	1	—	(12,000)	(12,000)

____________

*        less than US$1

The accompanying notes are an integral part of these consolidated financial statements.

DRC MEDICINE INC
CONSOLIDATED STATEMENT OF CASH FLOWS
(Amounts in US$, except for number of shares, or otherwise noted)

For the period from June 4, 2025 (Date of incorporation) Through July 31, 2025
CASH FLOWS FROM OPERATING ACTIVITY:
Net loss	(12,000)
Adjustments to reconcile net loss to net cash used in by operating activity:
Other payable	12,000
Net cash provided by operating activity	—
Net changes in cash	—
Cash at the date of incorporation	—
Cash at the end of the period	—

Supplemental disclosures of non-cash activities:
Increase in deferred offering costs paid by a related party	500,000

The accompanying notes are an integral part of these consolidated financial statements.

DRC MEDICINE INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$, except for number of shares, or otherwise noted)

1.      Organization and business background

DRC MEDICINE INC (“PubCo” or, the “the Company”) was a company incorporated in the State of Delaware on June 4, 2025 for the purpose of effecting the Business Combination and will serve as the publicly traded parent company following the Business Combination. PubCo has selected July 31 as its fiscal year-end.

DRC MERGER INC (“Merger Sub”) was a Delaware corporation and wholly-owned subsidiary of Pubco incorporated on June 6, 2025.

Business Combination Agreement

On June 30, 2025, Ribbon Acquisition Corp, a Cayman Islands exempted company incorporated with limited liability (“Ribbon” or “SPAC”), entered into a Business Combination Agreement (the “Business Combination Agreement”) with (i) DRC Medicine Ltd., a Japanese corporation (“DRC”), (ii) DRC Medicine Inc., and (iii) DRC Merger Inc., as amended by the Joinder Agreement dated June 3, 2026, pursuant to which the following will occur: (1) the shareholder of Pubco, namely DRC Medicine Holdings Ltd., and DRC will engage in a share exchange, whereby the shareholders of DRC will exchange their shares in the Company for shares of Pubco held by DRC Medicine Holdings Ltd.; (2) the domestication of Ribbon as a Delaware corporation, in which Ribbon will de-register from the Register of Companies in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation in accordance with the Current Charter; (3) the merger of Ribbon with and into and Merger Sub with Merger Sub surviving the merger as a wholly-owned subsidiary of Pubco (the “Merger”); and (4) the other transactions contemplated by the Business Combination Agreement and documents related thereto.

The aggregate consideration for the acquisition merger is US$350,000,000, payable in the form of newly issued shares of PubCo common stock valued at the redemption price at which each of SPAC’s Class A ordinary shares may be redeemed in connection with the Business Combination to DRC and its shareholders.

2.      Significant accounting policies

(a)    Basis of presentation

The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Significant accounting policies followed by the Company in the preparation of the accompanying consolidated financial statements are summarized below.

(b)    Emerging Growth Company

PubCo is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. PubCo has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, PubCo, as an emerging growth company, can adopt the new or revised standard at the time

DRC MEDICINE INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$, except for number of shares, or otherwise noted)

2.      Significant accounting policies (cont.)

private companies adopt the new or revised standard. This may make comparison of PubCo’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

(c)     Use of estimates and assumptions

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and related disclosure of contingent assets and liabilities at the balance sheet dates, and the reported revenues and expenses during the reporting periods and disclosed in the consolidated financial statements and accompanying notes.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

(d)    Formation and operating cost

Formation and operating costs include fees paid to agent in connection with the establishment of the Company and its subsidiary. These costs are charged to the consolidated statements of operations as incurred.

(e)     Deferred offering costs

Pursuant to ASC 340-10-S99-1, offering costs directly attributable to an offering of equity securities are deferred and would be charged against the gross proceeds of the offering as a reduction of additional paid-in capital. These costs include legal fees related to the registration drafting and counsel and other SEC filing related costs. As of July 31, 2025, PubCo had capitalized deferred offering costs of US$500,000. In the event of offering is aborted, the deferred offering costs must be expensed immediately.

(f)     Fair value measurement

ASC 825-10 requires certain disclosures regarding the fair value of financial instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

•        Level 1 — Quoted prices in active markets for identical assets and liabilities;

•        Level 2 — Quoted prices in active markets for similar assets and liabilities, or other inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•        Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

(g)    Income Tax

The Company accounts for income taxes under ASC 740, “Income Taxes”. The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date. Provision for income taxes consists of taxes currently due plus deferred taxes. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

DRC MEDICINE INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$, except for number of shares, or otherwise noted)

2.      Significant accounting policies (cont.)

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures..

(h)    Transaction costs in an offering of equity securities

In the event of offering equity securities, incremental costs that otherwise would not have been incurred are deferred and capitalized in the balance sheet as deferred offering costs which will be later deducted against additional paid-in capital upon completion of offering of equity securities.

(i)     Recent accounting pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on PubCo’s financial statements.

3.      Going Concern

As of July 31, 2025, the Company had nil in cash and a working capital deficit of US$512,000, accumulated deficit of US$12,000, shareholders’ deficit of US$12,000 and a net loss of US$12,000, respectively. The Company has incurred and expects to continue to incur costs in pursuit of its financing and acquisition plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within twelve months after the date that the financial statements are issued. Management plans to address this uncertainty through a Business Combination as discussed in Note 1. There is no assurance that the Company’s plans to raise capital or to consummate a Business Combination will be successful within the Combination Period. The consolidated financial statements do not include any adjustments that might result from the Company’s inability to consummate the Business Combination to continue as a going concern.

4.      Shareholder’s deficit

The authorized shares of common stock of PubCo are 500,000,000 of a par value of US$0.0001 each, with 1 share of PubCo common stock issued and outstanding.

5.      Related party transaction

Related Parties:

Name of related parties	Relationship with the Company
Narumi Okazaki	Controlling shareholder of the Company
DRC Medicine Ltd	Significant influenced by Narumi Okazaki

DRC Medicine Ltd. paid US$500,000 offering cost on behalf of PubCo in connection with the Business Combination for the year ended July 31, 2025. As of July 31, 2025, PubCo had an amount due to DRC Medicine Ltd. totaling US$500,000.

DRC MEDICINE INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$, except for number of shares, or otherwise noted)

6.      Commitments and contingencies

PubCo evaluates the existence of commitments and contingencies as part of its financial reporting process. As of July 31, 2025, PubCo is not aware of any material commitments or contingencies requiring disclosure or recognition in the financial statements. PubCo will continue to monitor its operations and external relationships for any commitments or contingencies that may arise in future periods.

7.      Subsequent Events

PubCo has evaluated subsequent events through the date of issuance of the financial statements, and did not identify any other subsequent events with material financial impact on the PubCo’s financial statements.

DRC MEDICINE INC
CONSOLIDATED BALANCE SHEETS
(In U.S. Dollar, except for share data, or otherwise noted)

	As of July 31, 2025	As of April 30, 2026
	Audited	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$284,303	$7,143
Accounts receivable	27,384	24,414
Inventories	277,809	160,962
Prepaid expenses and other current assets	113,552	243,064
Deferred offering costs	500,000	2,666,804
Total current assets	1,203,048	3,102,387

Non-current assets:
Property and equipment, net	4,139	6,526
Intangible assets, net	1,814	67,951
Long-term investment	28,286	27,193
Right-of-use assets, net	87,758	39,189
Long-term prepaid expenses and other non-current assets	63,873	89,599
Total non-current assets	185,870	230,458
TOTAL ASSETS	$1,388,918	$3,332,845

Liabilities and Shareholders’ Deficit
Current liabilities:
Short-term borrowings	$—	$2,409,677
Long-term borrowings, current portion	367,928	3,150,830
Accounts payable	2,357	2,505
Contract liabilities	13,374	5,943
Lease liabilities	60,984	34,508
Amount due to a related party	3,050	11,525
Accrued expenses and other current liabilities	226,582	431,363
Total current liabilities	674,275	6,046,351

Non-current liabilities:
Long-term borrowings	5,472,384	2,188,944
Lease liabilities	20,555	—
Other non-current liabilities	14,380	13,824
Total non-current liabilities	5,507,319	2,202,768
TOTAL LIABILITIES	$6,181,594	$8,249,119

Commitments and Contingencies (Note 16)

Shareholders’ deficit
Ordinary Share (par value of US$0.0001 per share, 500,000,000 Ordinary Share authorized, 34,650,289 and 35,000,000 Ordinary Shares issued and outstanding as of July 31, 2025 and April 30, 2026, respectively) *	$3,465	$3,500
Subscription receivables	(3,465)	(3,500)
Additional paid-in capital	1,351,446	2,677,238
Accumulated deficit	(6,417,530)	(8,026,582)
Accumulated other comprehensive income	273,408	433,070
Total shareholders’ deficit	(4,792,676)	(4,916,274)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$1,388,918	$3,332,845

____________

*        Ordinary shares and share data have been presented on a retroactive basis to reflect the reorganization completed on March 1, 2026 (Note 1(b)).

The accompanying notes are an integral part of these unaudited consolidated financial statements.

DRC MEDICINE INC
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In U.S. Dollar, except for share data, or otherwise noted)

	For the three months ended April 30,		For the nine months ended April 30,
	2025	2026	2025	2026
Revenues	$125,331	$114,015	$382,347	$265,803
Cost of revenues	(72,893)	(2,932)	(240,733)	(99,477)
Gross profit	52,438	111,083	141,614	166,326

Operating expenses:
Selling and marketing expenses	(168,318)	(60,750)	(467,064)	(188,467)
General and administrative expenses	(258,629)	(218,862)	(626,367)	(703,968)
Research and development expenses	(73,400)	(144,109)	(212,057)	(900,174)
Total operating expenses	(500,347)	(423,721)	(1,305,488)	(1,792,609)

Loss from operations	(447,909)	(312,638)	(1,163,874)	(1,626,283)

Other (expenses) income:
Other income, net	977	36,608	3,569	70,373
Interest expense, net	(13,974)	(22,546)	(40,368)	(53,142)
Total other (expenses) income, net	(12,997)	14,062	(36,799)	17,231

Loss before income tax expense	(460,906)	(298,576)	(1,200,673)	(1,609,052)
Income tax expense	—	—	—	—
Net loss	$(460,906)	$(298,576)	$(1,200,673)	$(1,609,052)

Other comprehensive (loss) income
Foreign currency translation adjustment	(455,874)	58,521	(301,987)	159,662
Total comprehensive loss	$(916,780)	$(240,055)	$(1,502,660)	$(1,449,390)

Loss per share
Basic and Diluted	$(0.01)	$(0.01)	$(0.04)	$(0.05)
Weighted average number of ordinary shares
Basic and Diluted*	34,290,244	35,000,000	34,155,953	34,907,622

____________

*        Ordinary shares and share data have been presented on a retroactive basis to reflect the reorganization completed on March 1, 2026 (Note 1(b)).

The accompanying notes are an integral part of these unaudited consolidated financial statements.

DRC MEDICINE INC
UNAUDITED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
(In U.S. Dollar, except for share data, or otherwise noted)

	Ordinary Shares		Subscription receivables	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive Income/(loss)	Total shareholders’ deficit
	Share*	Amount
Balance as of July 31, 2024	34,143,206	$3,414	$(3,414)	$1,041,862	$(6,392,117)	$291,013	$(5,059,242)
Net loss	—	—	—	—	(376,499)	—	(376,499)
Foreign currency translation adjustment	—	—	—	—	—	79,935	79,935
Balance as of October 31, 2024	34,143,206	$3,414	(3,414)	$1,041,862	$(6,768,616)	$370,948	$(5,355,806)
Net loss	—	—	—	—	(363,268)	—	(363,268)
Issuance of new shares	139,885	14	(14)	531,596	—	—	531,596
Foreign currency translation adjustment	—	—	—	—	—	73,952	73,952
Balance as of January 31, 2025	34,283,091	$3,428	(3,428)	$1,573,458	$(7,131,884)	$444,900	$(5,113,526)
Net loss	—	—	—	—	(460,906)	—	(460,906)
Issuance of new shares	17,486	2	(2)	67,057	—	—	67,057
Foreign currency translation adjustment	—	—	—	—	—	(455,874)	(455,874)
Balance as of April 30, 2025	34,300,577	$3,430	$(3,430)	$1,640,515	$(7,592,790)	$(10,974)	$(5,963,249)
	Ordinary Shares		Subscription receivables	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income	Total shareholders’ deficit
	Share*	Amount
Balance as of July 31, 2025	34,650,289	$3,465	$(3,465)	$1,351,446	$(6,417,530)	$273,408	$(4,792,676)
Net loss	—	—	—	—	(567,565)	—	(567,565)
Issuance of new shares	227,312	23	(23)	879,362	—	—	879,362
Foreign currency translation adjustment	—	—	—	—	—	90,421	90,421
Balance as of October 31, 2025	34,877,601	3,488	(3,488)	2,230,808	(6,985,095)	363,829	(4,390,458)
Net loss	—	—	—	—	(742,911)	—	(742,911)
Issuance of new shares	122,399	12	(12)	446,430	—	—	446,430
Foreign currency translation adjustment	—	—	—	—	—	10,720	10,720
Balance as of January 31, 2026	35,000,000	3,500	(3,500)	2,677,238	(7,728,006)	374,549	(4,676,219)
Net loss	—	—	—	—	(298,576)	—	(298,576)
Foreign currency translation adjustment	—	—	—	—	—	58,521	58,521
Balance as of April 30, 2026	35,000,000	$3,500	$(3,500)	$2,677,238	$(8,026,582)	$433,070	$(4,916,274)

____________

*        Ordinary shares and share data have been presented on a retroactive basis to reflect the reorganization completed on March 1, 2026 (Note 1(b)).

The accompanying notes are an integral part of these unaudited consolidated financial statements

DRC MEDICINE INC
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In U.S. Dollar, except for share data, or otherwise noted)

	For the nine months ended April 30,
	2025	2026
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,200,673)	$(1,609,052)
Adjustments to reconcile net loss to net cash used in operating activities:
Write-downs for inventories	69,009	67,877
Depreciation and amortization	149	3,810
Amortization of right-of-use assets	48,679	48,009
Changes in operating assets and liabilities:
Accounts receivable	8,992	1,942
Inventories	262,214	39,952
Prepaid expenses and other current assets	37,906	(138,186)
Other non-current assets	(2,004)	(28,656)
Accounts payable	1,018	243
Contract liabilities	(2,611)	(7,026)
Accrued expenses and other current liabilities	86,816	211,826
Lease liabilities	(45,160)	(44,591)
Amount due to a related party	1,696	8,733
Net cash used in operating activities	(733,969)	(1,445,119)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	—	(4,088)
Purchase of intangible assets	(11,880)	(64,872)
Net cash used in investing activities	(11,880)	(68,960)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from short-term borrowings	—	2,643,517
Proceeds from long-term borrowings	334,022	—
Repayments of short-term borrowings	—	(194,615)
Payments for deferred offering cost	—	(2,166,804)
Repayments of long-term borrowings	(270,224)	(279,091)
Issuance of new shares	598,653	1,325,792
Net cash provided by financing activities	662,451	1,328,799

Effect of exchange rate changes on cash and cash equivalents	3,383	(91,880)

Net decrease in cash and cash equivalents	(80,015)	(277,160)
Cash and cash equivalents, at beginning of the period	88,245	284,303
Cash and cash equivalents, at end of the period	$8,230	$7,143

Supplemental disclosures of cash flow information:
Income tax paid	$—	$—
Interest expense paid	$36,488	$41,905

The accompanying notes are an integral part of these unaudited consolidated financial statements

DRC MEDICINE INC

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollar, except for share data)

1.      ORGANIZATION AND PRINCIPAL ACTIVITIES

(a)    Principal activities and corporate history

DRC MEDICINE INC (the “Company”), an empty company incorporated in the State of Delaware on June 4, 2025. The Company is a holding company with no business operation and its principal operating subsidiary is DRC Medicine Ltd., (“DRC”) which is incorporated in Japan in 2007 as an exempted company with limited liability under the name DR.C Medical Medicine Co., Ltd. DRC changed its name to DRC Medicine Ltd. on June 25, 2025. DRC is in the business of the design and sales of hygiene products and engages in brand licensing activities. Unless the context otherwise requires, references to the Company and its subsidiaries collectively are referred to as the “Group”.

Business Combination Agreement

On June 30, 2025, Ribbon Acquisition Corp, a Cayman Islands exempted company incorporated with limited liability (“Ribbon” or “SPAC”), entered into a Business Combination Agreement (the “Business Combination Agreement”) with (i) DRC, (ii)the Company, and (iii) DRC Merger Inc. (“Merger Sub”), pursuant to which the following will occur: (1) the Company and DRC will engage in a share exchange, whereby the shareholders of DRC will exchange their shares for newly issued shared of the Company; (2) the domestication of Ribbon as a Delaware corporation, in which Ribbon will de-register from the Register of Companies in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation in accordance with the Current Charter; (3) the merger of Ribbon with and into and Merger Sub with Merger Sub surviving the merger as a wholly-owned subsidiary of the Company (the “Merger”); and (4) the other transactions contemplated by the Business Combination Agreement and documents related thereto.

The aggregate consideration for the acquisition merger is US$350,000,000, payable in the form of newly issued shares of the Company’s common stock valued at the redemption price at which each of SPAC’s Class A ordinary shares may be redeemed in connection with the Business Combination to DRC and its shareholders.

The consolidated financial statements of the Group as of April 30, 2026 included the following entities:

Entity	Date of Incorporation	Place of Incorporation	% of Ownership	Major business activities
DRC MEDICINE INC	June 4, 2025	Delaware	Parent	Investment holding
DRC MERGER INC (“Merger Sub”)	June 6, 2025	Delaware	100%	Investment holding
DRC Medicine Holdings Ltd. (“Intermediate Co”)	September 16, 2025	Japan	100%	Investment holding
DRC Medicine Ltd. (“DRC”)	September 10, 2007	Japan	100%	Design and sales of hygiene products and brand licensing activities

(b)    Reorganization

On March 1, 2026, the reorganization of entities under common control was completed through a series of planned transactions. These transactions have been accounted for as a reorganization of entities under common control, recorded at their carrying value. As a result of the reorganization, the Company has become the holding company for the entities mentioned above.

Immediately before and after the reorganization, these entities are ultimately controlled by Mr. Narumi Okazaki and Ms. Keiko Okazaki.

On June 4, 2025, the Company was incorporated in the State of Delaware on June 4, 2025 for the purpose of effecting the Business Combination and will serve as the publicly traded parent company following the Business Combination.

DRC MEDICINE INC

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollar, except for share data)

1.      ORGANIZATION AND PRINCIPAL ACTIVITIES (cont.)

On June 6, 2025, Merger Sub was incorporated in the State of Delaware as a wholly-owned subsidiary of the Company.

On September 16, 2025, Intermediate Co was incorporated in Japan and 100 shares were issued to the DRC’s founding shareholder, Narumi Okazaki. On the same date, all 100 shares were transferred from Narumi Okazaki to the Company, and Intermediate Co became a subsidiary of the Company.

On March 1, 2026, Intermediate Co entered into a share exchange agreement with DRC. Pursuant to the share exchange, Intermediate Co acquired 100% equity interests of DRC, while the original shareholders of DRC received equity interests of the Company in exchange.

The Company believed that it was appropriate to reflect the reorganization on a retroactive basis as if such structure existed at that time and in accordance with ASC 805-50-45-5, the entities under common control are presented on a consolidated basis for all periods to which such entities were under common control. The Company has retroactively adjusted all share and per share data for all periods presented. The consolidated financial statements are prepared on the basis as if the reorganization became effective as of the beginning of the first year presented in the consolidated financial statements.

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)    Basis of presentation

The accompanying unaudited consolidated financial statements of the Group have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”).

Significant accounting policies followed by the Group in the preparation of the accompanying consolidated financial statements are summarized below.

(b)    Use of estimates

The preparation of the unaudited consolidated financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, related disclosures of contingent assets and liabilities at the balance sheet date, and the reported revenues and expenses during the reported periods in the unaudited consolidated financial statements and accompanying notes. Significant accounting estimates include but not limited to net realizable value measurement write-downs for inventories, provision of allowance for expected credit losses, useful lives of intangible assets, estimates used in lease accounting, fair value measurement write-downs for inventories and valuation allowance for deferred tax assets. Changes in estimates are recognized in the period of change and future periods. Actual results could differ from those estimates, and as such, differences may be material to the unaudited consolidated financial statements.

(c)     Foreign currency

The Group maintains its books and record in its local currency, the Japanese YEN (“JPY”), which is a functional currency as being the primary currency of the economic environment in which its operation is conducted. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in other (loss)/income in the unaudited consolidated statements of operations and comprehensive loss.

The reporting currency of the Group is the United States Dollars (“US$” or “$”), and the accompanying unaudited consolidated financial statements have been expressed in US$. In accordance with Accounting Standards Codification (“ASC”) Topic 830-30, “Translations of Financial Statements”, assets and liabilities of the Group whose

DRC MEDICINE INC

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollar, except for share data)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

functional currency is not US$ are translated into US$, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the reporting period. The gains and losses resulting from the translation of unaudited consolidated financial statements are recorded as a separate component of accumulated other comprehensive (loss)/income within the unaudited consolidated statements of changes in shareholders’ deficit.

Translation of amounts from local currency of the Group into US$1 has been made at the following exchange rates:

Spot rate	As of July 31, 2025	As of April 30, 2026
US$ against JPY	150.60	156.66
	For the nine months ended April 30,
Average rate	2025	2026
US$ against JPY	149.69	154.15

(d)    Cash and cash equivalents

Cash and cash equivalents consist of cash in banks that are not subject to withdrawal restrictions, and highly liquid investment with an original maturity of three months or less when purchased to be cash equivalents. As of July 31, 2025 and April 30, 2026, all of the Group’s cash were held in bank or other reputable financial institutions located in Japan, which are unrestricted as to withdrawal and use. The Group has not experienced any losses in bank accounts and believes it is not exposed to any credit risks on its cash in bank accounts.

(e)     Expected credit losses

ASC 326 introduces an approach based on expected losses to estimate the allowance for doubtful accounts, replacing the previous incurred loss impairment model, which makes allowances when there is substantial doubt as to the collectability and a loss is determined to be probable.

The Group’s accounts receivable, other receivables and deposit included in long-term prepaid expenses and other non-current assets are within the scope of ASU No. 2016-13 and the Group used Current Expected Credit Losses model (“CECL model”) to make evaluation. The Group has identified the relevant risk characteristics of its customers and the related receivables and other receivables included in prepayments and other current assets, which include size, types of the services or the products the Group provides, or a combination of these characteristics. Receivables with similar risk characteristics have been grouped into pools. For each pool, the Group considers the historical credit losses experience, and current economic conditions in assessing the lifetime expected credit losses. Additionally, external data and macroeconomic factors are also considered. The Group also provides specific provisions for allowance when facts and circumstances indicate that the receivable is unlikely to be collected. The Group compares its current estimate of expected credit losses with the previously recorded estimate and adjusts the allowance for credit losses to reflect management’s updated assessment of expected credit losses. The balance of these financial assets is written off after all collection efforts have been exhausted. For the three and nine months ended April 30, 2025 and 2026, the Group recognized nil credit loss in either period.

(f)     Accounts receivable

Accounts receivable are stated at the original amount less allowances for expected credit losses. Accounts receivable are recognized in the period when the Group has delivered the products and services to its customers and when its right to consideration is unconditional. Accounts receivable that are ultimately deemed to be uncollectible, and for which collection efforts have been exhausted, are written off against the provision for credit losses. As of July 31, 2025 and April 30, 2026, no allowance for expected credit losses for the Group’s accounts receivable were recognized.

DRC MEDICINE INC

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollar, except for share data)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(g)    Inventories

Inventories consisting of merchandise, such as hygiene masks and other hygiene products, are stated at the lower of cost or net realizable value. Inventory cost includes the purchase price from exclusive contract manufacturer and third-party suppliers. Cost of inventories is computed using weighted average method. Inventories are written down to estimated net realizable value, which could be impacted by certain factors including historical usage, expected demand, anticipated sales price, product obsolescence, and other factors. The Group periodically reviews its inventories for excess or slow-moving items and makes provisions as necessary to properly reflect inventory value. The Group recorded US$22,146 and nil of inventory write-downs for the three months ended April 30, 2025 and 2026, respectively. The Group recorded US$69,009 and US$67,877 of inventory write-downs for the nine months ended April 30, 2025 and 2026, respectively.

(h)    Intangible assets, net

Intangible assets, net with finite useful lives are carried at cost less accumulated amortization and any recorded impairment. Estimated useful lives by intangible asset class are as follows:

Category	Estimated useful lives
Patents and trademarks	8 years

Some of the patents and trademarks were internally developed by the Group, while others were acquired through purchase. Intangible assets are initially recognized at cost upon acquisition. After initial recognition, the Group amortizes these costs on straight-line basis over their useful lives. Amortization expenses are included in general and administrative expenses.

The estimated useful lives of intangible assets are reassessed if circumstances occur that indicate the original estimated useful lives may have changed. The estimated useful lives of intangible assets did not change during the three and nine months ended April 30, 2025 and 2026. Amortization expenses were nil and U$2,186 for the three months ended April 30, 2025 and 2026, respectively. Amortization expenses were U$149 and U$2,311 for the nine months ended April 30, 2025 and 2026, respectively.

(i)     Impairment of long-lived assets

The Group reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Group measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Group would recognize an impairment loss, which is the excess of carrying amount over the fair value of the assets, which is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. For the three and nine months ended April 30, 2025 and 2026, the Group did not recognize any impairment loss on its long-lived assets.

(j)     Fair value measurement

ASC 825-10 requires certain disclosures regarding the fair value of financial instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

•        Level 1 — Quoted prices in active markets for identical assets and liabilities;

•        Level 2 — Quoted prices in active markets for similar assets and liabilities, or other inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

DRC MEDICINE INC

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollar, except for share data)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

•        Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

The Group considers the carrying amount of its financial assets and liabilities, which consist primarily of cash and cash equivalents, accounts receivable, other receivables and other current assets, short-term borrowings, long-term borrowings, accounts payables, accrued expenses and other current liabilities and other non-current liabilities, approximate the fair value of the respective assets and liabilities as of July 31, 2025 and April 30, 2026 owing to their short-term or present value nature or present value of the assets and liabilities. For short-term borrowings and long-term borrowings, fair value approximates their carrying value at the year-end/period-end as the fair value is estimated by used discounted cash flow, in which interest rates used to discount the host contracts approximate market rates. For the three and nine months ended April 30, 2025 and 2026, there are no transfers between different levels of inputs used to measure fair value. All fair value measurements were classified within Level 3 of the fair value hierarchy.

The Group’s non-financial assets, such as intangible assets and operating lease right-of-use assets, would be measured at fair value only if they were determined to be impaired.

The Group noted no transfers between levels during any of the periods presented. The Group did not have any instruments that were measured at fair value on a recurring or non-recurring basis as of July 31, 2025 and April 30, 2026.

(k)    Leases

At inception of a contract, the Group assesses whether a contract is, or contains, a lease. A contract is or contains a lease if it conveys the right to control the use of an identified asset for a period of time in exchange of a consideration. To assess whether a contract is or contains a lease, the Group assesses whether the contract involves the use of an identified asset, whether it has the right to obtain substantially all of the economic benefits from the use of the asset and whether it has the right to control the use of the asset.

When the Group acts as a lessee, leases with an initial term of 12 months or less are short-term lease and not recognized as right-of-use (“ROU”) assets and lease liabilities on the consolidated balance sheet. The Group recognizes lease expense for short-term leases on a straight-line basis over the lease term.

The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and less any lease incentive received.

Lease term includes rent holidays and options to extend or terminate the lease when the Group is reasonably certain that the Group will exercise that option. The lease assets for operating leases consist of the amount of the measurement of the lease liabilities and any prepaid lease payments. Operating lease expense is recognized on a straight-line basis over the lease term by adding interest expense determined using the effective interest method to the amortization of the right-of-use assets. Interest expense is determined using the effective interest method. The Group’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

(l)     Revenue recognition

The Group recognizes revenue pursuant to ASC 606, Revenue from Contracts with Customers (“ASC 606”). In accordance with ASC 606, revenues from contracts with customers are recognized when control of the promised goods or services is transferred to the Group’s customers, in an amount that reflects the consideration the Group expects to be entitled to in exchange for those goods or services, reduced by consumption tax. To achieve the core principle of this standard, the Group applied the following five steps:

Step 1:    Identification of the contract, or contracts, with the customer;

Step 2:    Identification of the performance obligations in the contract;

DRC MEDICINE INC

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollar, except for share data)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Step 3:    Determination of the transaction price;

Step 4:    Allocation of the transaction price to the performance obligations in the contract;

Step 5:    Recognition of the revenue when, or as, a performance obligation is satisfied.

The Group currently generates its revenue from the following main sources:

Revenue from Merchandise sales

Revenue from sales of hygiene products primarily consists of sales of hygiene masks and other hygiene products. The Group sales hygiene products to domestic corporate customers and engages in online sales to individual consumers. The Group usually enters into sales orders with customers, in which the Group identifies the only one performance obligation is to transfer the promised products stated in the sales order. In the normal course of business, the Group’s warranties are limited to product specifications and were accordingly treated as assurance-type warranty and not considered a performance obligation.

Revenues represent the amount of consideration that the Group is entitled to, including products settlement price, net of discounts and returns, if any. The transaction price is variable as adjusted by return allowances, which the Group estimates by using the expected value method and updates to represent faithfully the circumstances present at the end of the reporting period and the changes in circumstances during the reporting periods.

The Group recognizes revenues at a point in time when the products are delivered are delivered and accepted by the customers, at which point the control of products are transferred to customers. Significant judgement is required to estimate return allowances. The Group reasonably estimates the possibility of return based on historical experience, changes in judgments on these assumptions and recorded the return allowances in accrued expenses and other current liabilities. The returns allowance was US$2,118 and US$2,036 as of July 31, 2025 and April 30, 2026. Revenue is reported on a gross basis, as the Group acts as the principal in these transactions, for which it bears inventory risk, exercises discretion over pricing, and is responsible for fulfilling the obligation to deliver the specified goods to customers.

Revenue from royalty fee

The Group recognizes royalty revenue in accordance with ASC 606, Revenue from Contracts with Customers. Company licensing arrangements typically include a bundle of rights to use patents and trademarks, which are interrelated and inseparable accounted for as a single performance obligation. The transaction price is determined based on agreed contractual terms and may include fixed consideration, variable consideration based on actual sales, production, or other measures, or a combination thereof. Fixed consideration, such as royalties based on a specified time period, is recognized over time as the customer simultaneously receives and consumes the benefits of the license. Revenue from royalty arrangements that include variable consideration based on production, sales, or other usage measures is recognized at the later of when the subsequent sale or usage occurs or when the performance obligation to which the royalty relates has been satisfied, consistent with the sales-based royalty exception term under ASC 606.The following table disaggregates the Group’s total revenues by revenue streams:

	For the three months ended April 30,		For the nine months ended April 30,
	2025	2026	2025	2026
By revenue types:
Merchandise sales	$109,607	$104,218	$335,568	$239,371
Royalty fee	15,724	9,797	46,779	26,432
Total	$125,331	$114,015	$382,347	$265,803

DRC MEDICINE INC

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollar, except for share data)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The following tables illustrate the disaggregation of revenue by timing of revenue recognition for the three and nine months ended April 30, 2025 and 2026:

	For the three months ended April 30,		For the nine months ended April 30,
	2025	2026	2025	2026
Timing of revenue recognition
At a point in time	$109,607	$104,218	$335,568	$239,371
Over time	15,724	9,797	46,779	26,432
Total	$125,331	$114,015	$382,347	$265,803

Contract balances

When either party to a revenue contract has performed, the Group presents the contract in the consolidated balance sheets as a contract asset or a contract liability, depending on the relationship between the Group’s performance and the customer’s payment. Accounts receivable represent revenue recognized for the amounts invoiced and/or prior to invoicing when the Group has satisfied its performance obligation and has unconditional right to the payment. Contract assets represent the Group’s right to consideration in exchange for goods or services that the Group has transferred to a customer. Other than accounts receivable, the Group had no contract assets recorded on its consolidated balance sheets as of July 31, 2025 and April 30, 2026, respectively.

The table below presents the activity of contract liabilities for the three and nine months ended April 30, 2025 and 2026 respectively:

	For the three months ended April 30,		For the nine months ended April 30,
	2025	2026	2025	2026
Balance at beginning of the period	$21,982	$9,145	$23,794	$13,374
Receipts during the period	8,539	6,710	35,860	20,340
Revenue recognized	(9,998)	(5,047)	(37,864)	(19,327)
Foreign currency translation	1,824	(4,865)	557	(8,444)
Balance at end of the period	$22,347	$5,943	$22,347	$5,943

(m)   Cost of revenues

Cost of revenues consists of costs directly related to revenue generating activities, which primarily includes product procurement cost, and write-downs for inventories.

(n)    Selling and marketing expenses

Selling and marketing expenses primarily consist of (i) shipping and delivery expenses, (ii) advertising and marketing expenses, (iii) payroll expenses of sales personnel, and (iv) other marketing expenses related to sales personnel.

(o)    General and administrative expenses

General and administrative expenses primarily consist of (i) staff cost of general and administrative personnel, (ii) professional services expenses, (iii) depreciation and amortization expenses, and (iv) other miscellaneous administrative expenses.

DRC MEDICINE INC

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollar, except for share data)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(p)    Research and development expenses

Research and development expenses primarily include: (i) salaries and benefits for research and development personnel; (ii) inspecting and testing expenses; and (iii) others, which primarily include use of materials and depreciation expenses.

(q)    Employee benefits

The Group recognizes a liability in exchange for employee benefits to be paid in the future and records an expense when the employee renders service and the Group receives the related economic benefits.

Short-term employee benefits

Salaries are usually accrued and paid on a monthly basis and are recognized as an expense.

Bonus payments are recognized when, and only when, the Group has a present legal or constructive obligation to make such payments as a result of past events and reliable estimate of the obligation can be made.

(r)     Income taxes

The Group accounts for income taxes under ASC 740, “Income Taxes”. The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date. Provision for income taxes consists of taxes currently due plus deferred taxes. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures.

The Group did not accrue any liability, interest or penalties related to uncertain tax positions in its provision for income taxes in its consolidated statements of operations and comprehensive loss for the three and nine months ended April 30, 2025 and 2026, respectively. The Group does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred.

(s)     Comprehensive loss

The Group applies ASC 220, Comprehensive Income, with respect to reporting and presentation of comprehensive income in a full set of unaudited consolidated financial statements. Comprehensive income is defined to include all changes in equity of the Group during a period arising from transactions and other events and circumstances except those resulting from investments by shareholders and distributions to shareholders. For the periods presented, the Group’s comprehensive loss includes net loss and other comprehensive income or loss, which primarily consists of the foreign currency translation adjustment that has been excluded from the determination of net income.

DRC MEDICINE INC

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollar, except for share data)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(t)     Loss per share

Basic loss per share is computed by dividing net income attributable to ordinary shareholders, taking into consideration the deemed dividends to preferred shareholders (if any), by the weighted average number of ordinary shares outstanding during the year. Diluted loss per share is calculated by dividing net income attributable to ordinary shareholders, as adjusted for the effect of dilutive ordinary equivalent shares, if any, by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the year. Ordinary equivalent shares are not included in the denominator of the diluted loss per share calculation when inclusion of such share would be anti-dilutive. For the three and nine months ended April 30, 2025 and 2026, there were no dilutive shares.

(u)    Segment reporting

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker (“CODM”), or decision-making group, in deciding how to allocate resources and in assessing performance. The Group’s CODM is the Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Group. The Group has determined that it only has one operating segment.

The primary measure of segment revenue and profitability for the Group’s operating segment is considered to be revenue and net income. Significant segment expenses reviewed by the CODM on a regular basis included within net income include cost of sales, selling and marketing expenses, general and administrative expenses which are separately presented on the Group’s consolidated statements of operations and comprehensive loss. Other segment items within net income include financial expenses, net, other income or loss, net, and income tax expense. CODM uses segment profit or loss to monitor budget versus actual results, and also in competitive analysis by benchmarking to the Group’s competitors at the same development stage.

The Group does not distinguish between markets or segments for the purpose of internal reporting. As the Group’s long-lived assets are all located in Japan, no geographical segment information of long-lived assets is presented. The CODM does not review any information regarding total assets on a reportable segment basis.

(v)     Commitments and contingencies

In the normal course of business, the Group is subject to commitments and contingencies, including operating lease commitments, legal proceedings and claims arising out of its business that relate to a wide range of matters, such as government investigations and tax matters. The Group recognizes liability for any such contingencies if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Group may consider many factors in making these assessments on liability for contingencies, including historical and the specific facts and circumstances of each matter. For the three and nine months ended April 30, 2025 and 2026, the Group did not have any material legal claims or litigation that, individually or in aggregate, could have a material adverse impact on the Group’s financial position, results of operations, and cash flows.

The Group had contractual payment obligations under its operating lease agreements with the landlords.

(w)    Recently issued accounting pronouncements

The Group is an “emerging growth company” (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, EGC can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies.

Recently issued accounting pronouncements adopted during the period

On December 14, 2023, the FASB issued ASU 2023-09: Income Taxes (Topic 740): Improvements to income tax disclosures, which primarily enhances the annual income tax disclosures for the effective tax rate reconciliation and income taxes paid. The ASU is effective for annual periods beginning after December 15, 2024. The Group adopted the pronouncement, for the nine months ended April 30, 2026 financial statements on a retrospective basis and the related disclosures are included in Note 12 Taxation.

DRC MEDICINE INC

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollar, except for share data)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recently issued accounting pronouncements issued but not yet adopted

In November 2024, the FASB issued Accounting Standards Update No. 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”), and in January 2025, the FASB issued Accounting Standards Update No. 2025-01, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date (“ASU 2025-01”). ASU 2024-03 requires additional disclosure of the nature of expenses included in the income statement as well as disclosures about specific types of expenses included in the expense captions presented in the income statement. ASU 2024-03, as clarified by ASU 2025-01, is effective for us for our annual reporting for fiscal 2028 and for interim period reporting beginning in fiscal 2029 on a prospective basis. Both early adoption and retrospective application are permitted. The Group is currently evaluating the impact that the adoption of these standards will have on its unaudited consolidated financial statements and disclosures.

In May 2025, the FASB issued ASU 2025-04, Compensation — Stock Compensation (Topic 718) and Revenue from Contracts with Customers (Topic 606): Clarifications to Share-Based Consideration Payable to a Customer to reduce diversity in practice and improve the decision usefulness and operability of the guidance for share-based consideration payable to a customer in conjunction with selling goods or services. The ASU is effective for fiscal years beginning after December 15, 2026 with updates to be applied on a retrospective or modified retrospective basis. Early adoption is permitted. The Group is currently evaluating the impact that the adoption of these standards will have on its unaudited consolidated financial statements and disclosures.

In December 2025, the FASB issued ASU 2025-10, Government Grants (Topic 832): Accounting for Government Grants Received by Business Entities, which establishes consistent recognition and measurement guidance for government grants received by business entities. The ASU requires recognition only when it is probable that grant conditions will be met and the grant will be received, and provides a choice between a deferred income approach or a cost accumulation approach for asset-related grants. For public business entities, the ASU is effective for fiscal years beginning after December 15, 2028, and for all other entities for fiscal years beginning after December 15, 2029. Early adoption is permitted. The Group is currently evaluating the impact of adoption on its unaudited consolidated financial statements and disclosures.

In December 2025, the FASB issued ASU 2025-11, Interim Reporting (Topic 270): Narrow-Scope Improvements. This update clarifies interim disclosure requirements and the applicability of Topic 270, including a comprehensive list of required interim disclosures and a principle to disclose material post-year-end events in interim reports. It also clarifies the types, form, and content of interim financial statements to improve consistency. ASU 2025-11 is effective for public business entities for interim periods in fiscal years beginning after December 15, 2027, and for all other entities for interim periods in fiscal years beginning after December 15, 2028. Early adoption is permitted, and entities can apply the guidance either prospectively or retrospectively. The Group is currently evaluating the impact of adopting this standard on its unaudited consolidated financial statements and disclosures.

In December 2025, the FASB issued ASU 2025-12, “Codification Improvements.” The amendments in this Update represent changes to clarify the Codification or correct unintended application of guidance and apply to all reporting entities within the scope of the affected accounting guidance. These amendments are effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods within those annual reporting periods. Early adoption is permitted. The Group is in the process of evaluating the impact of adopting this new guidance on its unaudited consolidated financial statements.

In April 2026, the FASB issued ASU 2026-01, Equity (Topic 505): Initial Measurement of Paid-in-Kind Dividends on Equity-Classified Preferred Stock. The ASU requires entities to initially measure paid-in-kind (PIK) dividends on equity-classified preferred stock using the stated PIK dividend rate in the preferred stock agreement, eliminating diversity in practice where some entities previously measured such dividends based on the fair value of the preferred stock at the dividend date. The guidance applies to all entities that issue equity-classified preferred stock, including those classified as temporary equity under ASC 480-10-S99-3A. This ASU is effective for annual reporting

DRC MEDICINE INC

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollar, except for share data)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

periods beginning after December 15, 2026, and interim periods within those annual periods. Early adoption is permitted for financial statements that have not yet been issued or made available for issuance. The Group is currently evaluating the impact of this guidance on its unaudited consolidated financial statements and related disclosures.

Other accounting standards that have been issued by FASB that do not require adoption until a future date are not expected to have a material impact on the unaudited consolidated financial statements upon adoption. The Group does not discuss recent standards that are not anticipated to have an impact on or are unrelated to its financial condition, results of operations, cash flows or disclosures.

3.      GOING CONCERN

For the years ended July 31, 2025 and nine months ended April 30, 2026, the Group had negative operating cash flows of US$1,174,092 and US$1,286,720 and incurred a net loss of US$1,688,153 and US$1,609,052. As of July 31, 2025 and April 30, 2026, the Group had net current assets of US$528,773 and net current liabilities of US$2,943,964, accumulated deficit of US$6,417,530 and US$8,026,582, and shareholders’ deficit of US$4,792,676 and US$4,916,274. The Group requires substantial amounts of cash to cover operating expenses, as well as to fund capital expenditures, working capital changes, interest payments on borrowing, lease payments, and to support tax payments. The Group has financed its capital requirements from the issuance of new shares and borrowings from banks.

As of July 31, 2025 and April 30, 2026, the Group had borrowings of US$5,840,312 and US$7,749,451. These loans were mainly borrowed from Banks in Japan for working capital purposes, including Japan Finance Corporation and The Johnan Shinkin Bank. The loans have maturities from 2026 to 2032, with fixed interest rates of 0.36% — 2.00%. As of July 31, 2025 and April 30, 2026, the Group’s bank borrowings from The Johnan Shinkin Bank amounted to US$699,873 and US$437,821, respectively. In addition, as of April 30, 2026, the Group had short-term borrowings from Narumi Okazaki of US$2,409,677. All of these borrowings were guaranteed by the individual significant shareholder of the Group, Narumi Okazaki.

Liquidity is based on the ability to generate cash from operating activities, obtain capital financing from equity interest investors and borrow funds from financial institutions. Future capital requirements depend on many factors, including growth rate, the continuing market acceptance of the Group’s products, the timing and extent of product development efforts, the expansion of sales and marketing activities, and the expansion and penetration of the Group’s business into different geographies and markets.

As of August 1, 2025, the Group entered into a financial support agreement with a third party, under which it agreed to provide support for the Group’s daily operations of up to JPY500 million (approximately US$3.4 million), valid until July 31, 2027. The Group has complied with all obligations under the agreement by the issuance date. No amounts have been drawn under the facility since its inception on August 1, 2025, and the full commitment remains available for drawdown through its expiration on July 31, 2027.

Management concluded that the current assets and the available lines of credit will be sufficient to satisfy its obligations as they become due and will support the operations for one year from the issuance date of the unaudited consolidated financial statements. The Group will meet anticipated working capital requirements and capital expenditures within the next 12 months from the issuance date of the unaudited consolidated financial statements.

4.      ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following:

	As of July 31, 2025	As of April 30, 2026
	Audited	(Unaudited)
Accounts receivable	$27,384	$24,413

DRC MEDICINE INC

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollar, except for share data)

4.      ACCOUNTS RECEIVABLE (cont.)

The Group recognizes credit losses on accounts receivable that are not expected to be recoverable. For the three and nine months ended April 30, 2025 and 2026, the Group recognized nil credit losses.

All of the July 31, 2025 accounts receivable balance have been collected in fiscal year 2026. For the accounts receivable balance as of April 30, 2026, all has been subsequently collected by July 21, 2026.

5.      INVENTORIES

Inventories consisted of the following:

	As of July 31, 2025	As of April 30, 2026
	Audited	(Unaudited)
Merchandise	$277,422	$160,589
Other supplies	387	373
Inventories	$277,809	$160,962

6.      PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consisted of the following:

	As of July 31, 2025	As of April 30, 2026
	Audited	(Unaudited)
Advance payment for patent(1)	$—	$127,665
Prepaid expenses(2)	43,081	53,051
Prepaid professional service fee(3)	48,207	46,342
Consumption tax receivable	21,635	15,456
Local tax recoverable	494	—
Others	135	551
Prepaid expenses and other current assets	$113,552	$243,065

____________

(1)      Payment for patent represents the prepayment made to StaGen Co., Ltd. under the patent share transfer agreement dated December 26, 2025, for the acquisition of subject patents (Note 16).

(2)      Prepaid expenses primarily consist of advance payments for patent usage fees, mold production costs, and annual maintenance fees associated with systems, software, and websites utilized in daily operations.

(3)      Prepaid professional service fee primarily represents prepaid fees for executive recruitment services.

7.      INTANGIBLE ASSETS, NET

Intangible assets, net, consisted of the following:

	As of July 31, 2025	As of April 30, 2026
	Audited	(Unaudited)
Patents and trademarks	$169,602	$237,837
Less: accumulated amortization and impairment	(167,788)	(169,886)
Intangible assets, net	$1,814	$67,951

Amortization expenses were nil and US$2,186 for the three months ended April 30, 2025 and 2026, respectively. Amortization expenses were US$149 and US$2,311 for the nine months ended April 30, 2025 and 2026, respectively. For the three and nine months ended April 30, 2025 and 2026, the Group did not recognize any impairment loss.

DRC MEDICINE INC

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollar, except for share data)

8.      LONG-TERM PREPAID EXPENSES AND OTHER NON-CURRENT ASSETS

Long-term prepaid expenses and other non-current assets, consisted of the following:

	As of July 31, 2025	As of April 30, 2026
	Audited	(Unaudited)
Rental deposits	$63,873	$61,402
Prepaid for the application of patents(1)	—	28,197
Long-term prepaid expenses and other non-current assets	$63,873	$89,599

____________

(1)      The prepaid for the application of patents as of April 30, 2026 represents the advance agency fees paid by the Group for the patent application of reagent test kits in Europe and the United States. The said patent application is in the ongoing process, and the advance payments are recognized as long-term prepaid expenses and will be recognized as intangible assets upon the successful grant of the patent.

9.      BORROWINGS

As of July 31, 2025 and April 30, 2026, the Group had the below long-term borrowings for working capital purposes:

Lender	Annual Interest Rate	Maturity	As of July 31, 2025		As of April 30, 2026
			Long-term borrowings, current portion	Long-term borrowings	Long-term borrowings, current portion	Long-term borrowings
Japan Finance Corporation	0.45%	30/11/2026	$—	$1,992,033	$1,914,975	—
Japan Finance Corporation	0.50%	29/02/2032	—	1,328,021	—	1,276,650
Japan Finance Corporation	1.11%	30/11/2026	—	664,011	638,325	—
Japan Finance Corporation	1.06%	28/02/2029	—	664,011	—	638,325
Japan Finance Corporation	0.36%	25/06/2028	54,980	105,378	52,853	61,662
Ohkawara Co., Ltd.	2.00%	31/08/2026	—	332,005	319,163	—
The Johnan Shinkin Bank(1)	1.80%	20/04/2028	110,677	193,632	106,396	106,345
The Johnan Shinkin Bank(1)	1.80%	20/04/2028	66,454	115,976	63,884	63,577
The Johnan Shinkin Bank(1)	1.80%	20/04/2028	44,303	77,317	42,589	42,385
The Johnan Shinkin Bank(1)	1.60%	20/07/2026	53,015	—	12,645	—
The Johnan Shinkin Bank(1)	1.67%	20/02/2026	38,499	—	—	—
Total			$367,928	$5,472,384	$3,150,830	2,188,944

____________

(1)      As of July 31, 2025 and April 30, 2026, the Group had bank borrowings of US$699,873 and US$437,821 from The Johnan Shinkin Bank, and US$332,005 and US$319,163 from Ohkawara Co., Ltd., respectively. All of these borrowings were guaranteed by the individual significant shareholder of the Group, Narumi Okazaki.

During the nine months ended April 30, 2026, the Group obtained 17 individual short-term borrowings from Narumi Okazaki for working capital purposes. As of July 31, 2025 and April 30, 2026, the aggregate principal amount of these borrowings was nil and US$2,409,677, respectively. All borrowings bear an annual interest rate of 1.65% and mature on July 31, 2026.

Interest expenses were US$14,062 and US$22,365 for the three months ended April 30, 2025 and 2026, respectively. Interest expenses were US$40,491 and US$51,183 for the nine months ended April 30, 2025 and 2026, respectively. As of July 31, 2025 and April 30, 2026, the weighted average interest rates were 0.91% and 0.81% per annum, respectively.

DRC MEDICINE INC

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollar, except for share data)

9.      BORROWINGS (cont.)

Subsequent to the reporting period, the Director indicated that he does not intend to demand or enforce repayment of the loan upon its contractual maturity if the Group is unable to make repayment at that time. This indication does not constitute an amendment to the loan agreement, and the contractual maturity date remains unchanged. Accordingly, the loan continues to be classified as a current liability.

10.    ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consisted of the following:

	As of July 31, 2025	As of April 30, 2026
	Audited	(Unaudited)
Accrued payroll and welfare	$53,095	$198,836
Professional service fees payable(1)	117,805	146,871
Other tax payable	16,640	43,771
Warehouse and logistics expenses payable	13,025	15,202
Other accrued expenses	26,017	26,683
Accrued expenses and other liabilities	$226,582	$431,363

____________

(1)      Professional service fees payable primarily consist of fees associated with research and development activities, such as consulting services and testing fees, as well as professional service fees related to daily management, including auditing, legal, and financial consulting services, as well as.

11.    LEASES

The Group has entered into operating leases mainly for office with terms of three years for its daily operations with a three-years term expiring on November 19, 2026.

The Group’s right-of-use assets and lease liabilities recognized in the consolidated balance sheets consisted of the following:

	As of July 31, 2025	As of April 30, 2026
	Audited	(Unaudited)
Right-of-use assets	$200,204	$194,525
Amortization of right-of-use assets	(112,446)	(155,336)
Right-of-use assets, net	87,758	39,189

Lease liabilities, current	60,984	34,508
Lease liabilities, non-current	20,555	—
Total lease liabilities	$81,539	$34,508

DRC MEDICINE INC

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollar, except for share data)

11.    LEASES (cont.)

Lease expenses for lease payments are recognized on a straight-line basis over the lease terms. Leases with initial term of twelve months or less are not recorded on the consolidated balance sheets. A summary of lease cost was as follows:

	For the three months ended April 30,		For the nine months ended April 30,
	2025	2026	2025	2026
Operating leases expenses excluding short-term lease expenses	$16,915	$15,862	$50,212	$48,759
Total operating lease expenses	$16,915	$15,862	$50,212	$48,759

Remaining lease terms and discount rate were as follows:

	As of July 31, 2025	As of April 30, 2026
	Audited	(Unaudited)
Weighted-average remaining lease terms (in years)	1.30	0.56
Weighted-average discount rate	1.67%	1.67%

As of July 31, 2025 and April 30, 2026, the schedule of future minimum payments of Group’s leases are as follows:

For the fiscal year ending	As of July 31, 2025	As of April 30, 2026
	Audited	(Unaudited)
2026	$61,880	$14,872
2027	20,627	19,829
Total lease payments	82,507	34,701
Less: imputed interest	(968)	(193)
Total	$81,539	$34,508

12.    TAXATION

Income taxes

Japan

The Group conducts its major businesses in Japan and is subject to tax in this jurisdiction. As a result of its business activities, the Group files tax returns that are subject to examination by the local tax authority. Income taxes in Japan applicable to the Group are imposed by the national, prefectural, and municipal governments, and in the aggregate resulted in an effective statutory rate of 0% for the three and nine months ended April 30, 2025 and 2026.

For the three and nine months ended April 30, 2025 and 2026, the details of income tax expenses are set forth below:

	For the three months ended April 30,		For the nine months ended April 30,
	2025	2026	2025	2026
Current	$—	$—	$—	$—
Deferred	—	—	—	—
Total income tax benefit	$—	$—	$—	$—

DRC MEDICINE INC

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollar, except for share data)

12.    TAXATION (cont.)

A reconciliation of the Japanese statutory income tax rate and the Group’s actual income tax provision for the three and nine months ended April 30, 2025 and 2026, respectively, were as follows:

	For the three months ended April 30,		For the nine months ended April 30,
	2025	2026	2025	2026
Loss before income tax expense	$460,906	$298,576	$1,200,673	$1,609,052
Income tax expense at the Japan statutory rate	34.59%	34.59%	34.59%	34.59%
Income tax expense computed at statutory rate	159,427	103,277	415,313	556,571
Changes in valuation allowance	(159,427)	(103,277)	(415,313)	(556,571)
Total income tax expense	$—	$—	$—	$—
Effective income tax rate	0.00%	0.00%	0.00%	0.00%

As of July 31, 2025 and April 30, 2026, the significant components of the deferred tax assets and liability are summarized below:

	As of July 31, 2025	As of April 30, 2026
	Audited	(Unaudited)
Deferred tax assets:
Net operating loss carryforward	$10,757,474	$10,883,779
Inventory impairment	503,476	488,395
Long-lived assets impairment	178,366	171,467
Lease liabilities	28,204	11,936
Deferred tax assets	11,467,520	11,555,577

Deferred tax liability:
Right-of-use assets	(30,355)	(13,556)
Deferred tax liability	(30,355)	(13,556)

Less: allowance for deferred tax assets	(11,437,165)	(11,542,021)
Total deferred tax assets	$—	$—

As of April 30, 2025 and 2026, the movement of the valuation allowance of deferred tax assets, net are summarized below:

	As of July 31, 2025	As of April 30, 2026
	Audited	(Unaudited)
Valuation allowance
Balance at the beginning of the period	$10,880,783	$11,437,165
Additions	579,781	547,274
Foreign currency translation adjustments	(23,399)	(442,418)
Balance at the end of the period	$11,437,165	$11,542,021

The Group periodically evaluates the likelihood of the realization of deferred tax assets, and reduces the carrying amount of the deferred tax assets by a valuation allowance to the extent it believes a portion will not be realized. Management considers new evidence, both positive and negative, that could affect the Group’s future realization of deferred tax assets including its recent cumulative earnings experience, expectation of future income, the carry forward periods available for tax reporting purposes and other relevant factors. As of July 31, 2025 and April 30,

DRC MEDICINE INC

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollar, except for share data)

12.    TAXATION (cont.)

2026, the Group did not recognize deferred tax assets for the management conclude that the chances to utilize the deferred tax assets to offset future taxable income were not probable based on current growth trend. Accordingly, US$11,437,165 and US$11,542,021 of valuation allowance for the deferred tax assets was recorded as of July 31, 2025 and April 30, 2026, respectively.

Income taxes paid

No income taxes paid during the three months ended April 30, 2025 and 2026. For the nine months ended April 30, 2025 and 2026, the Group’s cash payment for income tax were nil and US$1,881, respectively.

Consumption tax

Consumption tax collected and remitted to tax authorities is excluded from revenue, cost of sales, and expenses in the unaudited consolidated statements of income and comprehensive loss. Before October 1, 2019, the applicable consumption tax rate was 8%, and since October 1, 2019, the Group has been subject to the applicable consumption tax rate of 10%, with an 8% rate applicable to a limited number of exceptions based on the new Japanese tax law. For overseas sales, the Group is exempt from paying consumption tax. The Group can deduct all of its qualified input consumption tax paid when purchasing from suppliers, against the output consumption tax derived from domestic sales. The Group is eligible for consumption tax refund from the tax authorities for excess input consumption tax, which is recorded as consumption tax receivable in the prepaid expenses and other current assets on the consolidated balance sheets.

Uncertain tax positions

The Group evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. As of July 31, 2025 and April 30, 2026, the Group did not have any significant unrecognized uncertain tax positions. The Group did not incur any interest or penalties tax for the years ended July 31, 2025 and April 30, 2026. The Group does not anticipate any significant increases or decreases in unrecognized tax benefits in the next twelve months from April 30, 2026. The Group continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings. As of July 31, 2025 and April 30, 2026, all of the tax returns of the Group’s Japanese operating entity remain available for statutory examination by Japanese tax authorities.

13.    EQUITY

Ordinary Shares

The consolidated financial statements have been prepared as if the current corporate structure had been in existence throughout all periods presented. Accordingly, the ordinary shares issued and outstanding have been retrospectively adjusted to reflect the reorganization on a retroactive basis for all periods presented.

As of July 31, 2025 and April 30, 2026, the Company’s authorized Ordinary Shares were both 500,000,000, respectively. As of July 31, 2025 and April 30, 2026, the Company’s issued Ordinary Shares were 34,650,289 and 35,000,000, respectively.

For the nine months ended April 30, 2025, the Company issued 157,371 shares to its shareholder in the consideration of US$598,653. For the nine months ended April 30, 2026, the Company issued 349,711 shares to its shareholder in the consideration of US$1,325,792.

DRC MEDICINE INC

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollar, except for share data)

14.    RELATED PARTY TRANSACTIONS

Related Parties:

Name of related parties	Relationship with the Group
Narumi Okazaki	Significant shareholder of the Group
Keiko Okazaki	Significant shareholder of the Group

Narumi Okazaki provided guarantees to the bank borrowings from The Johnan Shinkin Bank of US$699,873 and US$437,821 as of July 31, 2025 and April 30, 2026, respectively. Narumi Okazaki also provided guarantees to the borrowings from Ohkawara Co., Ltd. of US$332,005 and US$319,163 as of July 31, 2025 and April 30, 2026, respectively.

The Group had the following balance with related parties:

Related party	Nature	As of July 31, 2025	As of April 30, 2026
		Audited	(Unaudited)
Narumi Okazaki	Payments paid on behalf by a shareholder	3,050	11,525
Amounts due to a related party		3,050	11,525
Related party	Nature	As of July 31, 2025	As of April 30, 2026
		Audited	(Unaudited)
Narumi Okazaki	Short-term borrowings (Note 9)	—	2,409,677

15.    SIGNIFICANT RISKS AND UNCERTAINTIES

(a)    Concentration of credit risk

Assets that potentially subject the Group to significant concentrations of credit risk primarily consist of cash, accounts receivable and deposits within other receivables. The maximum exposure of such assets to credit risk is their carrying amounts as of the balance sheet dates. All of the Group’s cash are held with financial institutions that management believes to be high credit quality. Based on the Group’s historical experiences in collection of other receivables, the Group consider the credit risk of these receivables to be relatively low. Management regularly conducts assessment on expected credit losses arising from non-performance by these counterparties.

(b)    Concentration of customers and suppliers

The following customers represent more than 10% of the Group’s total revenue for the three and nine months ended April 30:

	For the three months ended April 30,		For the nine months ended April 30,
	2025	2026	2025	2026
Percentage of the Group’s total revenue
Customer A	30%	41%	31%	35%
Customer B	22%	23%	19%	24%
Customer C	*	*	10%	*

____________

*        Represents percentage less than 10%

DRC MEDICINE INC

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollar, except for share data)

15.    SIGNIFICANT RISKS AND UNCERTAINTIES (cont.)

The following customers represent more than 10% of the Group’s total accounts receivable as of July 31, 2025 and April 30, 2026:

	As of July 31, 2025	As of April 30, 2026
	Audited	(Unaudited)
Percentage of the Group’s accounts receivable
Customer D	27%	24%
Customer B	13%	23%
Customer E	11%	13%
Customer C	12%	*

____________

*        Represents percentage less than 10%

The following suppliers represent more than 10% of the Group’s total purchases for the three and nine months ended April 30:

	For the three months ended April 30,		For the nine months ended April 30,
	2025	2026	2025	2026
Percentage of the Group’s total purchase
Supplier A	38%	91%	64%	79%
Supplier B	45%	*	24%	13%
Supplier C	10%	*	*	*

____________

*        Represents percentage less than 10%

The following suppliers represent more than 10% of the Group’s accounts payable as of July 31, 2025 and April 30, 2026:

	As of July 31, 2025	As of April 30, 2026
	Audited	(Unaudited)
Percentage of the Group’s accounts payable
Supplier B	11%	54%
Supplier A	89%	35%
Supplier D	*	11%

____________

*        Represents percentage less than 10%

16.    COMMITMENTS AND CONTINGENCIES

Commitments

On December 26, 2025, the Group entered into a Patent Share Transfer Agreement with StaGen Co., Ltd. to acquire 50% of each of Subject Patent 1 and 2 (multi-jurisdictional Intracellular ATP Enhancer) and 100% of Subject Patent 3 (Japanese Parkinson’s symptom-improving drug). The total pre-tax consideration for the acquisition is 500 million Japanese Yen. The agreement contains one of the termination clauses that provides the StaGen Co., Ltd. with the right to terminate the agreement if the Group is unable to successfully complete its planned listing by end of September 2026. The payment schedule for the total consideration of JPY 500 million (excluding tax) is as follows, 1) JPY30 million is payable within one month from the date of the agreement’s conclusion; 2) JPY70 million

DRC MEDICINE INC

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollar, except for share data)

16.    COMMITMENTS AND CONTINGENCIES (cont.)

is payable within 3 months after receipt of a provisional report confirming the primary endpoint efficacy in the Phase Ib study; 3) The remaining JPY400 million is payable within 30 days after receipt of the finalized clinical study report for the same study. As of April 30, 2026, the first installment of JPY 30 million had been prepaid.

Contingencies

In the ordinary course of business, the Group may be subject to legal proceedings regarding contractual and employment relationships and a variety of other matters. The Group records contingent liabilities resulting from such claims, when a loss is assessed to be probable and the amount of the loss is reasonably estimable. In the opinion of management, there were no pending or threatened claims and litigation as of July 31, 2025 and April 30, 2026, and through the issuance date of these unaudited consolidated financial statements.

17.    SUBSEQUENT EVENTS

The Company entered into several loan agreements with an aggregate amount of JPY25.5 million with Narumi Okazaki and JPY50.0 million with another shareholder of the Company. These loans from Narumi bear a fixed annual interest rate of 1.65% and mature on July 31, 2026. The loan from the other shareholder bears a fixed annual interest rate of 10.00% and matures on November 30, 2026.

The Group has evaluated the impact of events that have occurred subsequent to April 30, 2026, through the issuance date of the unaudited consolidated financial statements, and concluded that no other subsequent events have occurred that would require recognition in the unaudited consolidated financial statements or disclosure in the notes to the unaudited consolidated financial statements.

Annex A

BUSINESS COMBINATION AGREEMENT

dated

June 30, 2025

by and among

DRC Medicine Inc.,

DRC Medicine Ltd.,

Ribbon Acquisition Corp.,

and

DRC Merger Inc.

Annex A Page No.
ARTICLE I DEFINITIONS		A-2
1.1	Certain Definitions	A-2
1.2	Construction	A-10
ARTICLE II THE DOMESTICATION AND THE MERGER		A-11
2.1	The Domestication	A-11
2.2	The Merger	A-12
2.3	Closing	A-13
2.4	Directors and Officers of Pubco and the Surviving Corporation	A-14
ARTICLE III CONSIDERATION TO COMPANY SECURITYHOLDERS		A-14
3.1	Exchange of Company Securities	A-14
3.2	Appointment of Exchange Agent	A-15
3.3	Exchange Procedures	A-15
3.4	No Fractional Shares	A-15
3.5	Withholding	A-15
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-15
4.1	Corporate Existence and Power	A-16
4.2	Authorization	A-16
4.3	Governmental Authorization	A-16
4.4	Non-Contravention	A-16
4.5	Capitalization	A-17
4.6	Corporate Records	A-17
4.7	Consents	A-17
4.8	Financial Statements	A-17
4.9	Books and Records	A-18
4.10	Internal Accounting Controls	A-18
4.11	Absence of Certain Changes	A-19
4.12	Properties; Title to the Company’s Assets	A-19
4.13	Litigation	A-19
4.14	Material Contracts	A-19
4.15	Licenses and Permits	A-21
4.16	Compliance with Laws	A-21
4.17	Intellectual Property	A-22
4.18	Healthcare Laws	A-23
4.19	Accounts Payable; Affiliate Loans	A-23
4.20	Employees; Employment Matters	A-23
4.21	Withholding	A-24
4.22	Employee Benefits	A-24
4.23	Real Property	A-24
4.24	Tax Matters.	A-25
4.25	Environmental Laws	A-26
4.26	Finders’ Fees	A-26
4.27	Powers of Attorney and Suretyships	A-26
4.28	Directors and Officers	A-26
4.29	Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions	A-26
4.30	Insurance	A-27

Annex A-i

Annex A Page No.
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		A-28
5.1	Corporate Existence and Power	A-28
5.2	Authorization	A-28
5.3	Governmental Authorization	A-28
5.4	Non-Contravention	A-28
5.5	Finders’ Fees	A-29
5.6	Capitalization	A-29
5.7	Information Supplied	A-29
5.8	Trust Account	A-29
5.9	Parent SEC Documents and Financial Statements	A-30
5.10	Certain Business Practices	A-31
5.11	Anti-Money Laundering Laws	A-31
5.12	Affiliate Transactions	A-31
5.13	Litigation	A-31
5.14	Expenses, Indebtedness and Other Liabilities	A-31
5.15	Tax Matters	A-31
5.16	Parent Benefit Arrangements	A-33
5.17	Business Activities; Contracts and Liabilities	A-33
5.18	No Undisclosed Liabilities	A-33
ARTICLE VI COVENANTS OF THE PARTIES		A-33
6.1	Conduct of Business	A-33
6.2	Access to Information	A-36
6.3	Notices of Certain Events	A-36
6.4	Cooperation with Registration Statement, Proxy Statement/Prospectus; Other Filings	A-37
6.5	Company Financial Statements and Financial Information; Company Business Plan	A-39
6.6	Reasonable Best Efforts; Further Assurances; Governmental Consents	A-40
6.7	Confidentiality	A-40
6.8	Directors’ and Officers’ Indemnification and Liability Insurance	A-42
6.9	Sponsor Indemnification	A-43
6.10	Certain Tax Matters	A-43
6.11	Litigation	A-44
6.12	Pubco Equity Incentive Plan	A-44
ARTICLE VII COVENANTS OF THE COMPANY		A-45
7.1	Commercially Reasonable Efforts to Obtain Consents	A-45
7.2	Support Agreement	A-45
7.3	No Parent Securities Transactions	A-45
7.4	Obligations of Merger Sub	A-45
7.5	Employment Agreements	A-45
ARTICLE VIII COVENANTS OF PARENT		A-45
8.1	Trust Account	A-45
8.2	Adoption of Registration Statement	A-45
8.3	Section 16 Matters	A-45
8.4	Parent Shareholder Approval	A-45

Annex A-ii

Annex A Page No.
ARTICLE IX CONDITIONS TO CLOSING		A-46
9.1	Condition to the Obligations of the Parties	A-46
9.2	Conditions to Obligations of the Parent	A-46
9.3	Conditions to Obligations of the Company	A-47
9.4	Frustration of Conditions	A-48
9.5	Waiver of Conditions	A-48
ARTICLE X TERMINATION		A-48
10.1	Termination Without Default	A-48
10.2	Termination Upon Default	A-48
10.3	Effect of Termination	A-49
ARTICLE XI MISCELLANEOUS		A-49
11.1	Notices	A-49
11.2	Amendments; No Waivers; Remedies	A-50
11.3	Arm’s Length Bargaining; No Presumption Against Drafter	A-50
11.4	Publicity	A-50
11.5	Expenses	A-50
11.6	No Assignment or Delegation	A-51
11.7	Governing Law	A-51
11.8	Waiver of Jury Trial	A-51
11.9	Submission to Jurisdiction	A-51
11.10	Counterparts; Facsimile Signatures	A-51
11.11	Entire Agreement	A-51
11.12	Severability	A-52
11.13	Further Assurances	A-52
11.14	Third Party Beneficiaries	A-52
11.15	Waiver	A-52
11.16	Non-Recourse	A-52
11.17	Non-Survival of Representations and Warranties	A-52
11.18	No Other Representations; No Reliance	A-53
11.19	Conflicts and Privilege	A-54

EXHIBITS

Exhibit A	Form of Pubco COI
Exhibit B	Form of Pubco Bylaws
Exhibit C	Shareholder Support Agreement
Exhibit D	Form of Lock-Up Agreement
Exhibit E	Form of Amended and Restated Registration Rights Agreement

SCHEDULES

Company Schedules

Parent Schedules

Annex A-iii

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT, dated as of June 30, 2025 (this “Agreement”), is entered into by and among DRC Medicine Inc., a Delaware corporation (the “Pubco”), DRC Medicine Ltd., a Japanese corporation (the “Company”), Ribbon Acquisition Corp., a Cayman Islands exempted company (which shall de-register in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation on the day that is one Business Day prior to the Closing Date (as defined below)) (the “Parent”), and DRC Merger Inc., a Delaware corporation and wholly-owned subsidiary of the Pubco (the “Merger Sub”, and together with Pubco and the Company, the “Company Parties”). Pubco, Company, Parent, and Merger Sub may also be referred to individually as a “party” and collectively as the “parties.”

W I T N E S E T H:

A. The Company is in the business of the design and manufacture of AI-powered allergy and infection diagnostic kits and protective face masks;

B. Merger Sub is a wholly-owned subsidiary of Pubco formed for the sole purpose of effecting the Merger;

C. Parent is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

D. On or prior to the day that is one Business Day prior to the Closing Date (which shall also be the calendar day immediately prior to the Closing Date) and subject to the conditions of this Agreement, Pubco and the Company will engage in a share exchange, whereby the Company’s shareholders will exchange their shares in the Company for newly issues shares of Pubco;

E. On the day that is one Business Day prior to the Closing Date (which shall also be the calendar day immediately prior to the Closing Date) and subject to the conditions of this Agreement, Parent shall de-register in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation in accordance with the Parent Articles, Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”), and Part XII of the Companies Act (As Revised) of the Cayman Islands (the “Cayman Companies Act”) (the “Domestication”);

F. Concurrently with the Domestication, Parent shall file a certificate of incorporation with the Secretary of State of the State of Delaware substantially in the form attached as Exhibit A hereto (the “Parent COI”) and adopt bylaws substantially in the form attached as Exhibit B (the “Parent Bylaws”) in each case, with such changes as may be agreed in writing by Parent and the Company;

G. At the Merger Effective Time, which shall occur on the Closing Date, Parent will merge with and into the Merger Sub (the “Merger”), as a result of which Merger Sub will be the surviving company and a wholly-owned subsidiary of Pubco;

H. Each of the parties intends that, for U.S. federal income tax purposes, (i) the Domestication qualifies as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and the Treasury Regulations promulgated thereunder (the “Domestication Intended Tax Treatment”), (ii) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, to which each of Parent, Merger Sub, and the Company are parties under Section 368(b) of the Code (the “Merger Intended Tax Treatment,” referred to herein as the “Intended Tax Treatment”), and (iii) this Agreement constitutes a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a);]

I. Pubco intends to use commercially reasonable efforts to enter into employment agreements with the executive employees listed in Company Schedule 1.1(a), and such executives prior to Closing (collectively, the “Employment Agreements”), which Employment Agreements would become effective as of the Closing;

J. In connection with the Transactions, concurrently with the Closing, the Company Shareholders and the Sponsor will enter into and deliver a support agreement substantially in the form attached hereto as Exhibit C and a lock-up agreement substantially in the form attached hereto as Exhibit D (the “Lock-Up Agreements”), as applicable;

Annex A-1

K. In connection with the Transactions, concurrently with the Closing, Parent, Sponsor, and certain other shareholders of Pubco to be mutually agreed by the Company and Parent will enter into an amended registration rights agreement substantially in the form attached hereto as Exhibit E (the “A&R Registration Rights Agreement”);

M. The Board of Directors of the Company has unanimously approved and declared advisable this Agreement, the Additional Agreements to which the Company is or will be party, the Merger and the other Transactions, in each case, on the terms and subject to the conditions set forth herein or therein;

N. The Board of Directors of Parent (including the transaction committee and any other required committee or subgroup of such board) has (i) approved and declared advisable this Agreement, the Additional Agreements to which Parent is or will be party, the Domestication, the Merger and the other Transactions, in each case, on the terms and subject to the conditions set forth herein or therein, (ii) determined that this Agreement and such transactions, including the Domestication and the Merger, are fair to, and in the best interests of, Parent and the Parent Shareholders, and (iii) resolved to recommend that the Parent Shareholders approve the Merger, the Domestication and such other transactions, amendment and restatement of Parent’s existing articles of association in connection with the Domestication and adopt this Agreement and the Additional Agreements to which Parent is or will be a party;

O. The Board of Directors of Merger Sub has unanimously approved and declared advisable this Agreement, the Additional Agreements to which Merger Sub is or will be party, the Merger and the other Transactions, in each case, on the terms and subject to the conditions set forth herein or therein; and

P. Pubco as the sole stockholder of Merger Sub, has (i) approved and declared advisable this Agreement, the Additional Agreements to which Merger Sub is or will be party, the Merger and the other Transactions, in each case, on the terms and subject to the conditions set forth herein or therein, and (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, Merger Sub.

In consideration of the mutual covenants and promises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement:

“Action” means any action, litigation, suit, claim, hearing, proceeding or investigation, including any audit, claim or assessment for Taxes or otherwise, by or before any Authority.

“Additional Agreements” means the Registration Rights Agreement, the Subscription Agreements, the Non-Competition Agreements, the Lock-Up Agreement and each other agreement, instrument and certificate required by, or contemplated in connection with, this Agreement to be executed by any of the parties hereto as contemplated by this Agreement, in each case only as is applicable to the relevant party or parties hereto who is or are a party to such Additional Agreement, as indicated by the context in which such term is used.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person, whether through one or more intermediaries or otherwise. “Affiliate” shall also include, with respect to any individual natural Person, (a) such Peron’s spouse, spousal equivalent, Parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law or (b) a trust for the benefit of such Person and/or the individuals described in the foregoing clause (a) or of which such Person is a trustee.

“Aggregate Fully Diluted Company Shares” means the aggregate number of Company Common Shares that are issued and outstanding prior to the Merger Effective Time.

“Aggregate Merger Consideration” means the number of shares of Pubco Common Stock equal to the quotient obtained by dividing (a) the Equity Value by (b) the Redemption Price.

“Aggregate Parent Closing Cash” means an amount equal to the aggregate cash proceeds available for release to Parent from the Trust Account in connection with the Transactions (net of the Parent Redemption Amount but for the avoidance of doubt, prior to the payment of any Transaction Expenses);

Annex A-2

“Agreement” has the meaning set forth in the preamble.

“Authority” means any nation or government, any state, province, county, municipal or other political subdivision thereof, any governmental, regulatory, quasi-judicial or administrative body, agency or authority, any court or judicial authority, any arbitrator (public or private), any public, private or industry regulatory authority, whether international, national, foreign, Federal, state, or local, or any other body or administrative, regulatory or quasi-judicial authority, agency, department, board, bureau, division, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or controlled by a Person in which a Person’s assets, liabilities, obligations, business or its transactions are otherwise reflected.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in Delaware, Japan, or the Cayman Islands are authorized to close for business.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as amended and as in effect as of the date hereof.

“Company Common Shares” means the common shares of the Company, no par value.

“Company Financial Statements” means the Company 2023 Unaudited Financial Statements, Company 2024 Balance Sheet, Company 2024 Statement of Operations, Company PCAOB Audited Financial Statements, and Company Unaudited Interim Financial Statements.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 4.1 (Corporate Existence and Power), 4.2 (Authorization), 4.5(a) (Non-Contravention), the last sentence of Section 4.5 (Non-Contravention), 4.6 (Capitalization), 4.8 (Subsidiaries), and 4.28 (Finders’ Fees).

“Company Intervening Event” means any Event that, individually or in the aggregate, (a) was not known or reasonably foreseeable to Parent’s Board of Directors as of the date hereof (or if known or reasonably foreseeable, the consequences or magnitude of which were not known or were not known or reasonably foreseeable as of the date hereof) and that becomes known to Parent’s Board of Directors after the date hereof and prior to the receipt of approval of the Parent Shareholder Approval and (b) that does not relate to an Alternative Transaction of Parent. Notwithstanding the foregoing, the amount of redemptions from the Trust Account pursuant to the Redemption shall not be deemed to be a Company Intervening Event.

“Company Schedules” means the disclosure schedules of the Company delivered to Parent by the Company concurrently with entering into this Agreement, and the term “Company Schedule” shall refer to the specified section of the Company Schedules, unless otherwise specified.

“Company Shareholders” means, as at any particular reference time, the holders of Company Common Shares.

“Company Transaction Expenses” means all fees, costs, expenses, obligations and liabilities of the Company incurred in connection with, or otherwise related to, the Transactions, the negotiation, execution and preparation of this Agreement and the Additional Agreements and the performance and compliance with this Agreement and the Additional Agreements and conditions contained herein and therein, including the fees, expenses and disbursements of legal counsel, reserves evaluators, auditors and accountants, due diligence expenses, advisory and consulting fees (including financial advisors) and expenses, other third-party fees, any and all filing fees payable by or on behalf of the Company to Authorities in connection with the Transactions, any and all change of control bonus payments, retention or similar payments payable by or on behalf of the Company as a result of the consummation of the Transactions and the employer portion of payroll Taxes payable as a result of the foregoing amounts, and all severance payments, retirement payments or similar payments or success fees payable by or on behalf of the Company in connection with the consummation of the Transactions and the employer portion of payroll Taxes payable as a result of the foregoing amounts.

Annex A-3

“Consideration Ratio” means the quotient obtained by dividing (a) the Aggregate Merger Consideration by (b) the Aggregate Fully Diluted Company Shares.

“Contracts” means all contracts, subcontracts, agreements, leases (including Real Property Leases, equipment leases, car leases and capital leases), subleases, licenses, sublicenses, Permits, powers of attorney, commitments, bonds, notes, indentures, deeds of trust, mortgages, debt instruments, client contracts, statements of work (SOWs), sales and purchase orders and other instruments or obligations of any kind, in each case whether oral or written (including any amendments and other modifications thereto), to which the Company is a party or by which it or any of its assets are bound.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 50% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 50% or more of the profits, losses, or distributions of the Controlled Person.

“Data Protection Laws” means all Laws worldwide relating to the processing, privacy or security of Personal Information and all regulations or guidance issued thereunder, including to the extent applicable, the EU General Data Protection Regulation (EU) 2016/679 and all laws implementing it, HIPAA, the regulations set forth in 42 C.F.R. Part 495 and 45 C.F.R. Parts 160, 164 and 170, the HITECH Act, Section 5 of the Federal Trade Commission Act, the FTC Red Flag Rules, the CAN SPAM Act and associated regulations set forth in 16 C.F.R. Part 316, state data breach notification laws, other applicable state data privacy laws including the California Consumer Privacy Act, as amended, state data security laws, state consumer protection Laws, and any law concerning requirements for website and mobile application privacy policies and practices, or any outbound commercial communications (including e-mail marketing, telemarketing and text messaging), tracking and marketing.

“Environmental Laws” means all Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity.

“Equity Interest” means, with respect to any Person, any capital stock of, or other ownership, membership, partnership, rights of first refusal or first offer, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights in, such Person or any indebtedness, securities, options, warrants, call, subscription or other rights or entitlements of, or granted by, such Person that are convertible into, or are exercisable or exchangeable for, or give any person any right or entitlement to acquire any such capital stock or other ownership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights, in all cases, whether vested or unvested, of such Person or any similar security or right that is derivative or provides any economic benefit based, directly or indirectly, on the value or price of any such capital stock or other ownership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights, in all cases, whether vested or unvested.

“Equity Value” means $350,000,000.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company, or that is, or was at the relevant time, a member of the same “controlled group” as the Company pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934.

“Fraud Claim” means any claim based solely upon fraud, willful misconduct or intentional misrepresentation as determined by a final court order or judgment by a court of competent jurisdiction, to which all rights of appeal have either lapsed or been exhausted; provided that it being understood that a breach of warranty or a covenant shall not, by itself, be deemed to be fraud.

Annex A-4

“Hazardous Material” means any material, emission, chemical, substance or waste that has been designated by any Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

“Hazardous Material Activity” means the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements), including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business consistent with past practice), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP, (g) all guarantees by such Person, (h) all liability of such Person with respect to any hedging obligations, including interest rate or currency exchange swaps, collars, caps or similar hedging obligations, (i) any unfunded or underfunded liabilities pursuant to any pension or nonqualified deferred compensation plan or arrangement, (j) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (k) any agreement to incur any of the same. For informational purposes, with respect to the Company, Indebtedness shall include any grants or loans that are not carried as tangible liabilities on the Company Financial Statements on a stand-alone basis (whether or not such liabilities are included in the footnotes to the Company Financial Statements).

“Independent Director” means, with respect to any corporation or company, a member of the Board of Directors of such corporation or company that qualified as an independent director under the Securities Act and Nasdaq rules.

“Intellectual Property Rights” means all intellectual property, including any and all rights, title, and interest, in any jurisdiction throughout the world, in or to the following (a) all technology (including patented, patentable and unpatented inventions and unpatentable proprietary or confidential information, systems or procedures), designs, licenses, and processes; (b) trademarks, service marks, logos, corporate and trade names, trade dress, brand names, slogans, registrations thereof or applications for registration therefor, and all other indicia of source or origin, together with all goodwill symbolized by or associated with any of the foregoing; (c) patents, patent applications, invention disclosures, including all continuations, continuations-in-part, divisionals, reissues, re-examinations, interferences, substitutions, provisionals, and extensions thereof; (d) trade secrets, know-how, inventions, procedures, customer lists, supplier lists, business plans, formulae, discoveries, methods, techniques, ideas, designs, models, concepts, creations, confidential business information and other proprietary information; (e) copyrights, copyrightable materials, copyright registrations, applications for copyright registration, marks works and design rights, Software programs, data bases, U.R.L., and any other works of authorship, computer programs, technical data and information and other intellectual property, and all embodiments and fixations thereof and related documentation and registrations and all additions, improvements and accessions thereto, and all moral rights or similar attribution rights; (f) internet domain names and IP addresses; (g) rights recognized under applicable Law that are equivalent or similar to any of the foregoing; and (h) all rights with respect to the foregoing, including all causes of action, judgements, settlements, claims and demands related thereto, and rights to prosecute and recover damages for any past, present or future infringements, dilutions, misappropriation and other violations thereof.

“IPO” means the initial public offering of Parent pursuant to a final prospectus dated January 15, 2025.

Annex A-5

“Key Employees” means the Chief Executive Officer of the Company, Angshuman (Bubai) Ghosh and the Chief Financial Officer of the Company, Zhiyang (Anna ) Zhou.

“Knowledge of Parent” or “to Parent’s Knowledge” or similar terms (whether or not capitalized) means the actual knowledge (after reasonable inquiry) of Angshuman (Bubai) Ghosh.

“Knowledge of the Company” or “to the Company’s Knowledge” or similar terms (whether or not capitalized) means the actual knowledge (without investigation) of Narumi Okazaki.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Authority.

“Lien” means, with respect to any property or asset, any mortgage, lien, license, deed of trust, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset, any option, right of first offer or right of first refusal in respect of such property or asset, or any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

“Lock-Up Agreement” has the meaning specified in the Recitals hereto.

“Lock-Up Stockholders” means the Sponsor and the Company Shareholders.

“Material Adverse Effect” means any change, circumstance, condition, development, effect, event, occurrence or state of facts (each, an “Event”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate a material adverse effect upon the business (including the Business), assets, liabilities, results of operations or condition (financial or otherwise), of the Company or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Company to consummate the Transactions; provided, however, that with respect to the foregoing clause (i) in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (a) any change in general economic or political conditions; (b) changes in conditions generally affecting the industries in which the Company operates; (c) any changes in financial, banking or securities markets in general, including any disruption thereof or any change in prevailing interest rates; (d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof (but only to the extent such escalation or worsening thereof was not reasonably foreseeable); (e) the taking of any action expressly required by this Agreement; (f) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the interpretation thereof, in each case effected after the date hereof; (g) the announcement of this Agreement or the consummation of the Transactions (but in each case only to the extent attributable to such announcement or consummation) (provided that the exception in this subclause (g) shall not apply to any representation or warranty contained in Section 4.3, 4.5 or 4.9 or to the determination of whether any inaccuracy in such representations or warranties would reasonably be expected to have a Material Adverse Effect for purposes of Section 9.2(b)); (h) any natural disaster, epidemic, pandemic, or change in climate or act of God; or (i) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the underlying facts giving rise to such failure may constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect if such facts are not otherwise excluded under this definition).

“Nasdaq” means The Nasdaq Global Market.

“Open Source Software” means any Software that is licensed pursuant to: (a) any license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); (b) any license to Software that is considered “free” or “open source software” by the Open Source Foundation or the Free Software Foundation; or (c) any reciprocal license approved by the Open Source Initiative, in each case whether or not source code is available or included in such license.

“Order” means any decree, order, judgment, writ, award, injunction, stipulation, determination, award, rule or consent of or by an Authority.

Annex A-6

“Other Filings” means any filings to be made by Parent required under the Exchange Act, Securities Act or any other United States federal, foreign or Blue Sky Laws, other than the Registration Statement and the other Offer Documents.

“Owned Software” means any and all proprietary Software owned (or purported to be owned), in whole or in part, by the Company.

“Parent Articles” means the Amended and Restated Memorandum and Articles of Association of Parent, as amended and as in effect as of the date hereof.

“Parent Class A Ordinary Shares” means, prior to the Domestication, the Class A ordinary shares, $0.0001 par value, of Parent.

“Parent Class B Ordinary Shares” means, prior to the Domestication, the Class B ordinary shares, $0.0001 par value, of Parent.

“Parent Class B Conversion” has the meaning set forth in Section 2.2(b)(4).

“Parent Dissenting Shares” has the meaning set forth in Section 2.2(d).

“Parent Dissenting Shareholders” has the meaning set forth in Section 2.2(d).

“Parent Fundamental Representations” means the representations and warranties of Parent set forth in Sections 5.1 (Corporate Existence and Power), 5.2 (Authorization), 5.5 (Non-Contravention), 5.6 (Finders’ Fees) and 5.7 (Capitalization).

“Parent Material Adverse Effect” means any Event that (i) has had, or would reasonably be expected to have, individually or in the aggregate a material adverse effect upon the business, assets, liabilities, results of operations or condition (financial or otherwise), of Parent or Merger Sub or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Transactions; provided, however, that with respect to the foregoing clause (i) in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Parent Material Adverse Effect”: (a) any change in general economic or political conditions; (b) changes in conditions generally affecting the industries in which Parent or Merger Sub operates; (c) any changes in financial, banking or securities markets in general, including any disruption thereof or any change in prevailing interest rates; (d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof (but only to the extent such escalation or worsening thereof was not reasonably foreseeable); (e) the taking of any action expressly required by this Agreement; (f) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the interpretation thereof, in each case effected after the date hereof; (g) the announcement of this Agreement or the consummation of the Transactions (but in each case only to the extent attributable to such announcement or consummation) (provided that the exception in this subclause (g) shall not apply to any representation or warranty contained in Sections 5.3 or 5.5 or to the determination of whether any inaccuracy in such representations or warranties would reasonably be expected to have a Parent Material Adverse Effect for purposes of Section 9.3(b)); (h) any natural disaster, epidemic, pandemic, or change in climate or act of God.

“Parent Ordinary Shares” means Parent Class A Ordinary Shares and Parent Class B Ordinary Shares.

“Parent Right” means the issued and outstanding rights of Parent, each such right convertible into one share of Parent Common Stock at the closing of a business combination.

“Parent Securities” means the Parent Common Stock, Parent Rights, and Parent Units, collectively.

“Parent Unit” means each outstanding unit consisting of one Class A Ordinary Share and one Right entitling the holder to one-seventh (1/7) of one Class A Ordinary Share.

“Parent Schedules” means the disclosure schedules of Parent delivered to the Company by Parent concurrently with entering into this Agreement, and the term “Parent Schedule” shall refer to the specified section of the Parent Schedules, unless otherwise specified.

“Parent Shareholders” means the shareholders of Parent prior to the Closing.

Annex A-7

“Parent Transaction Expenses” means all fees, costs, expenses, obligations and liabilities, in each case of the Parent (including any such fees, costs, expenses, obligations or liabilities incurred by Sponsor or its Affiliates or Parent’s directors or officers, in each case on behalf of the Parent and that the Parent is liable for), incurred in connection with, or otherwise related to, the Transactions, the investigation or pursuit of prospective business combinations other than the Transactions, the negotiation, execution and preparation of this Agreement and the Additional Agreements and the performance and compliance with this Agreement and the Additional Agreements and conditions contained herein and therein, including the fees, expenses and disbursements of legal counsel, reserves evaluators, auditors and accountants, due diligence expenses, advisory and consulting fees (including financial advisors) and expenses, other third-party fees, any and all deferred underwriting fees, and any and all filing fees payable by Parent to Authorities in connection with the Transactions. For the avoidance of doubt, Parent Transaction Expenses shall not include any Company Transaction Expenses.

“Permit” means each license, franchise, permit, order, approval, consent, waiver, concession, exemption or other similar authorization required to be obtained and maintained by the Company under applicable Law to carry out the Business.

“Permitted Liens” means (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances with respect to Real Property in the public record; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business consistent with past practice for amounts (i) that are not delinquent, (ii) that are not material to the Business, or the operations and financial condition of the Company so encumbered, either individually or in the aggregate, and (iii) not resulting from a breach, default or violation by the Company of any Contract or Law; (c) Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established on the Company Financial Statements or Parent Financial Statements, as the case may be, in accordance with U.S. GAAP; and (d) the Liens set forth on Company Schedule 1.1(b).

“Person” means any natural person, sole proprietorship, corporation, company, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, joint venture, trust, unincorporated association, or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof or any other Authority.

“Personal Information” means any data or information, on any media that, alone or in combination with other data or information, can, directly or indirectly, be associated with or be reasonably used to identify an individual natural Person (including any part of such Person’s name, physical address, telephone number, email address, financial account number or credit card number, government issued identifier (including social security number and driver’s license number), user identification number and password, billing and transactional information, medical, health or insurance information, date of birth, educational or employment information, vehicle identification number, IP address, cookie identifier, or any other number or identifier that identifies an individual natural Person, or such Person’s vehicle, browser or device), or any other data or information that constitutes personal data, protected health information, personally identifiable information, personal information or similar defined term under any Data Protection Law or Healthcare Laws (including protected health information, as defined in 45 C.F.R. §160.103).

“Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other compensation and benefits plans, policies, programs, or arrangements, and each other stock purchase, stock option, restricted stock, equity-based, severance, retention, employment (other than any employment offer letter in such form as previously provided to Parent that is terminable “at will” without any contractual obligation on the part of the Company to make any severance, termination, change of control, or similar payment), change-of-control, bonus, incentive, deferred compensation, employee loan, fringe benefit and other employee benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA, whether formal or informal, oral or written, in each case, that is sponsored, maintained, contributed or required to be contributed to by the Company, or under which the Company has any current or potential liability.

“Pubco Common Stock” means the common stock of Pubco, par value $0.0001 per share.

“Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

Annex A-8

“Redemption” means the redemption of such number of Parent Class A Ordinary Shares, at the Redemption Price, in connection with the Transactions, which an eligible holder of Parent Class A Ordinary Shares has elected to redeem, and has not withdrawn such election, all as determined in accordance with the Parent Articles and the Trust Agreement.

“Redemption Price” means an amount equal to the price at which each Parent Class A Ordinary Share may be redeemed pursuant to the Redemption, as determined in accordance with the Parent Articles and the Trust Agreement.

“Registration Statement” means Parent’s registration statement on Form S-4 filed in connection with the Transactions, including the combined Proxy Statement/Prospectus included therein, whether in preliminary or definitive form, and any amendments or supplements thereto.

“Regulatory Authority” means, as applicable, the U.S. Food and Drug Administration, the European Medicines Agency, Health Canada or other comparable Authority with responsibility for granting a marketing authorization with respect to a Company product candidate.

“Representatives” means, with respect to any Person, such Person’s Affiliates and the respective officers, directors, managers, consultant, employees, independent contractors, advisors (including financial advisors, counsel and accountants), representatives, agents and other legal representatives of such Person or its Affiliates.

“Required Company Consents” means the Company Consents set forth on Company Schedule 1.1(c).

“Required Parent Proposals” means the Merger Proposal, the Domestication Proposal, the Charter Amendment Proposal, and the Stock Issuance Proposal.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Software” means any and all (a) software, firmware, middleware, computer programs, operating systems, applications, and other code, including APIs, tools, compilers, files, scripts, architecture, algorithms, heuristics, data, data compilations, data files, databases, protocols, specifications, user interfaces, menus, buttons, icons, and other items, as well as foreign language versions, fixes, upgrades, updates, enhancements, and past and future versions and releases, in each case, including all source code, object code, or human readable code, (b) deep learning, machine learning, and other artificial intelligence technologies, and (c) manuals, notes, comments, or documentation for or related to any of the foregoing.

“Sponsor” means Ribbon Investment Company Ltd, a Cayman Islands exempted company.

“Subsidiary” means, with respect to any Person, any other Person of which at least fifty percent (50%) of the capital stock or other equity or voting securities of such other Person are Controlled or owned, directly or indirectly, by such Person.

“Surviving Corporation Bylaws” means the bylaws of the Surviving Corporation, in form and substance reasonably acceptable to Parent and the Company.

“Surviving Corporation Charter” means the certificate of incorporation of the Surviving Corporation, in form and substance reasonably acceptable to Parent and the Company.

“Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, laboratory equipment and other equipment owned or leased by the Company and other tangible property, including the items listed on Company Schedule 4.14(a).

“Tax(es)” means any U.S. federal, state or local or non-U.S. tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (whether disputed or not, whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), including any income (net or gross), gross receipts, net worth, severance, stamp, premium, environmental, capital stock, value

Annex A-9

added, inventory, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, Real Property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, escheat, unclaimed property, estimated and other Taxes, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto and shall include any liability for such amounts as a result of (a) being a transferee or successor or member of a combined, consolidated, unitary or affiliated group, or (b) a contractual obligation to indemnify any Person (other than any commercial agreement entered into in the ordinary course of business and the principal purpose of which is not Taxes).

“Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

“Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

“Transaction Expenses” means the Company Transaction Expenses and Parent Transaction Expenses.

“Transactions” means the transactions contemplated by this Agreement (including the transactions contemplated by any Additional Agreement) to occur at or immediately prior to or at the Closing, including the Merger.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, excise, recording, value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the Transactions.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final or temporary form), as the same may be amended from time to time.

“U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

1.2 Construction.

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement. Captions are not a part of this Agreement, but are included for convenience, only.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement; and, unless the context requires otherwise, “party” means a party signatory hereto. The words “on the date hereof” and any words of similar import refer to the date of this Agreement.

(c) Any use of the singular or plural, or the masculine, feminine or neuter gender, includes the others, unless the context otherwise requires; the word “including” means “including without limitation”; the word “or” means “and/or”; the word “any” means “any one, more than one, or all”; and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company.

(d) Any reference in this Agreement to “Pubco” shall also mean the Company to the extent the matter relates to the pre-Domestication period and any reference to “Company” shall also mean “Pubco” to the extent the matter relates to the post-Domestication period (including, for the purposes of this Section 1.2(d), the Domestication Effective Time).

(e) Any reference in this Agreement to “Surviving Corporation” shall also mean the Company to the extent the matter relates to the pre-Closing period and any reference to “ ” shall also mean “Surviving Corporation” to the extent the matter relates to the post-Closing period (including, for the purposes of this Section 1.2(e), the Merger Effective Time).

Annex A-10

(f) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any amendments thereto, and any reference to a statute or other law means such law as amended, restated, supplemented or otherwise modified from time to time and includes any rule, regulation, ordinance or the like promulgated thereunder, in each case, as amended, restated, supplemented or otherwise modified from time to time. References to “$” or “dollar” or “US$” shall be references to United States dollars. The word “day” means calendar day unless Business Day is expressly specified.

(g) The Company Schedules and the Parent Schedules have been arranged, for purposes of convenience only, in separate sections and subsections corresponding to the Sections and subsections of this Agreement. Any information set forth in any section or subsection of the Company Schedules or Parent Schedules, as applicable, shall be deemed to be disclosed for purposes of other Sections and subsections of this Agreement, shall be deemed to be incorporated by reference in each of the other sections and subsections of the Company Schedules or Parent Schedules, as applicable, as though fully set forth in such other sections and subsections (whether or not specific cross-references are made) only to the extent the relevance of such information is reasonably apparent from the face of such disclosure. No reference to or disclosure of any item or other matter in the Company Schedules or Parent Schedules, as applicable, shall be construed as an admission or indication that such item or other matter is material, that such item is outside the ordinary course of business or not consistent with past practice, or that such item or other matter is required to be referred to or disclosed in the Company Schedules or Parent Schedules, as applicable. The information set forth in the Company Schedules or Parent Schedules, as applicable, is disclosed solely for purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party to any third party of any matter whatsoever, including any violation of Law or breach of any Contract. The information set forth in the Company Schedules or Parent Schedules, as applicable, that are not required by this Agreement to be so reflected are set forth solely for informational purposes.

(h) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(i) The phrases “provided”, “delivered”, or “made available”, when used in this Agreement, shall mean that the information referred to has been posted in the “data room” (virtual) hosted by and established by the Company or its Representatives and to which, and to the extent to which, Parent and its Representatives have had access prior to 10:00 a.m. Eastern Time on the day prior to the date of this Agreement.

ARTICLE II
THE DOMESTICATION AND THE MERGER

2.1 The Domestication.

(a) Pre-Domestication Actions. Upon the terms and subject to the conditions set forth in this Agreement, subject to receipt of the Parent Shareholder Approval, immediately prior to the Domestication, the Redemption shall occur.

(b) Domestication. Upon the terms and subject to the conditions set forth in this Agreement, subject to receipt of the Parent Shareholder Approval, on the day that is one Business Day prior to the Closing Date (which shall also be the calendar day immediately prior to the Closing Date), Parent shall cause the Domestication to become effective, including by (i) filing with the Secretary of State of the State of Delaware a certificate of domestication with respect to the Domestication, in form and substance reasonably acceptable to Parent and the Company (the “Certificate of Domestication”), together with the Pubco COI, in each case, in accordance with the provisions of Section 388 of the DGCL, (ii) completing and making and procuring all those filings required to be made with the Registrar of Companies in the Cayman Islands under the Cayman Companies Act (the “Cayman Registrar”) in connection with the Domestication and (iii) obtaining a certificate of de-registration from the Cayman Registrar (the time at which the Domestication becomes effective is herein referred to as the “Domestication Effective Time”).

Annex A-11

(c) Effect of the Domestication. At the Domestication Effective Time, by virtue of the Domestication, and without any action on the part of any Parent Shareholders, each then issued and outstanding Parent Unit (for the avoidance of doubt, after effecting the Redemption) shall convert automatically into a Parent Unit consisting of one share of Class A Common Stock and one Right entitling the holder to one-seventh (1/7) of one share of Class A Common Stock.

2.2 The Merger.

(a) Merger. Upon the terms and subject to the provisions of this Agreement, and in accordance with the DGCL, and laws applicable to the Company, at the Closing, (i) the Parent shall be merged with and into the Merger Sub, (ii) the separate corporate existence of the Parent shall thereupon cease, and the Merger Sub shall be the surviving corporation in the Merger (after the Merger Effective Time, the Company may be referred to as the “Surviving Corporation”), and (iii) the Surviving Corporation will remain a wholly-owned Subsidiary of Pubco. At the Closing, the parties shall file a certificate of merger, in form and substance reasonably acceptable to the parties, with the Secretary of State of the State of Delaware, executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”), and a certificate of Merger, in form and substance reasonably acceptable to the parties, with the Secretary of State of Delaware (“Company Certificate of Merger”) and the Merger shall become effective upon the filing of the Certificate of Merger and Company Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger and the Company Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Merger Effective Time”).

(b) Effect of the Merger. At the Merger Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and Company Certificate of Merger and the applicable provisions of the DGCL and state laws applicable to the Company. Without limiting the generality of the foregoing, and subject thereto, pursuant to the Merger, at the Merger Effective Time:

(i) the Company Shareholders shall be entitled to the consideration described in, and in accordance with the provisions of, ARTICLE III;

(ii) all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Parent and Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of the Parent and the Merger Sub set forth in this Agreement to be performed after the Closing;

(iii) every issued and outstanding Parent Unit shall be separated automatically into each’s individual components of one share of Parent Common Stock and one-seventh (1/7) of one Parent Right, and all Parent Units shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist;

(iv) each Parent Class B Common Stock that is issued and outstanding immediately prior to the Merger Effective Time shall be automatically converted into one (1) Parent Class A Common Stock in accordance with the terms of the Parent Articles (such automatic conversion, the “Parent Class B Conversion”) and each Parent Class B Common Stock shall no longer be issued and outstanding and shall automatically be cancelled and cease to exist, and each holder of Parent Class B Common Stock shall thereafter cease to have any rights with respect to such shares;

(v) each share of Parent Class A Common Stock (A) issued in connection with the Parent Class B Conversion and (B) held as a result of the unit separation as set out in Section 2.2(b)(iii)) that is issued and outstanding (other than the Parent Dissenting Shares) shall be cancelled in exchange for the right to receive one (1) share of Pubco Common Stock. All shares of Parent Class A Common Stock (other than the Parent Dissenting Shares) shall no longer be issued and outstanding and shall be cancelled and cease to exist, and each holder of Parent Class A Common Stock (other than the Parent Dissenting Shares) shall thereafter cease to have any rights with respect thereto, except for the right to receive the consideration set forth in this Section 2.2(b)(iii); and

(vi) each Parent Dissenting Share issued and outstanding shall be cancelled and cease to exist in accordance with Section 2.2(d) and shall carry no right other than the right to receive the applicable payment as set forth in Section 2.2(d).

Annex A-12

(c) Fractional Shares. Notwithstanding anything in this Agreement, No fractional shares of Pubco Common Stock, or certificates or scrip representing fractional shares of Pubco Common Stock, will be issued upon the exchange of the Parent Class A Common Stock pursuant to Section 2.2(b)(v), and any such fractional shares or interests therein will not entitle the owner thereof to vote or to any rights of a stockholder of Pubco. Any fractional shares of Pubco Common Stock will be rounded down to the nearest whole number of shares of Pubco Common Stock.

(d) Parent Dissenter’s Right.

(i) Notwithstanding anything in this Agreement to the contrary and to the extent available under the DGCL, all Parent Common Stock that are issued and outstanding immediately prior to the Merger Effective Time and that are held by any Person who shall have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger, in accordance with Section 262 of the DGCL (the “Parent Dissenting Shares” and holders of Parent Dissenting Shares being referred to as “Parent Dissenting Shareholders”) shall be cancelled and cease to exist at the Merger Effective Time, shall not be entitled to receive the applicable Pubco Common Stock under this Section and shall instead be entitled to receive only the payment of the fair value of such Parent Dissenting Shares held by them determined in accordance with Section 262 of the DGCL.

(ii) For the avoidance of doubt, all Parent Common Stock held by Parent Dissenting Shareholders who shall have failed to exercise or who shall have effectively withdrawn or lost their dissenter rights under Section 262 of the DGCL shall thereupon (x) not be deemed to be Parent Dissenting Shares, and (y) be cancelled and cease to exist in exchange for, at the Merger Effective Time, the right to receive the applicable Parent Exchange Shares under this Section in the manner provided herewith.

(iii) Parent shall provide to the Company (x) reasonably prompt notice of any notices of objection or notices of dissent to the Merger or demands for appraisal under Section 262 of the DGCL received by Parent, attempted withdrawals of such notices, dissents or demands, and any other instruments served pursuant to the DGCL and received by Parent relating to the exercise of any rights to dissent from the Merger or appraisal rights and (y) the opportunity to participate in all negotiations and proceedings with respect to any such notice of dissenter right or demand for appraisal under the DGCL. Parent shall not, except with the prior written consent of the Company, make any offers or payment with respect to any exercise by a shareholder of its rights to dissent from the Merger or any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such demands.

(iv) In the event that any written notice of objection to the Merger is served on Parent by any Parent Shareholder pursuant to Section 262 of the DGCL, Parent shall give written notice of the authorization of the Merger to each such Parent Shareholder within ten (10) calendar days of obtaining the Parent Shareholder Approval, pursuant to and in accordance with Section 262(d)(1) of the DGCL.

(e) Organizational Documents of the Surviving Corporation. At the Merger Effective Time, by virtue of the Merger, the Parent Certificate of Incorporation and the Parent Bylaws, in each case as in effect immediately prior to the Merger Effective Time, shall cease to have effect and shall be amended and restated in their entireties to be the Surviving Corporation Charter and the Surviving Corporation Bylaws, respectively, until thereafter supplemented or amended in accordance with their terms and the DGCL.

2.3 Closing. Unless this Agreement is earlier terminated in accordance with ARTICLE X, the closing of the Merger (the “Closing”) shall take place virtually on the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in ARTICLE IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or at such other time, date and location as Parent and Pubco agree in writing. The parties hereto may participate in the Closing via the exchange of signature pages via email or other electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

Annex A-13

2.4 Directors and Officers of Pubco and the Surviving Corporation.

(a) Following the Merger. The parties hereto will take all requisite action such that, immediately after the Merger Effective Time:

(i) Pubco’s Board of Directors will initially consist of five (5) directors, to be mutually agreed upon by the Parent and the Company as follows: one (1) director to be nominated by the Sponsor; and four (4) directors to be nominated by the Company. Three (3) of the directors will be Independent Directors who are not employed by the Company and who are mutually agreeable to the remaining directors; provided, that at least a majority of Pubco’s Board of Directors shall qualify as Independent Directors. The initial director designees appointed by the Company is set forth on Company Schedule 2.4(a)(i), with such individual holding such office until their respective successors are duly appointed and qualified or until their earlier death, resignation or removal. If any Person designated pursuant to this Section 2.4(a)(i) is not duly elected or if the remaining directors are not duly elected at the Parent Shareholder Meeting, the parties hereto shall take all necessary action to fill any such vacancy on Pubco’s Board of Directors with such Person or an alternative Person designated in accordance with this Section 2.4(a)(i).

(ii) The individuals identified on Company Schedule 2.4(a)(ii) will be the officers of Pubco, with such individuals holding the titles set forth opposite their names until their respective successors are duly appointed and qualified or until their earlier death, resignation or removal.

(iii) The officers and directors of Merger Sub immediately prior to the Merger Effective Time will also serve as the officers and directors of the Surviving Corporation immediately after the Merger Effective Time, with such individuals holding such office until their respective successors are duly appointed and qualified or until their earlier death, resignation or removal.

2.5 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, or possession of, all assets, property, rights, privileges, powers and franchises of the Company and the Merger Sub, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Company and the Merger Sub, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

ARTICLE III
CONSIDERATION TO COMPANY SECURITYHOLDERS

3.1 Exchange of Company Securities.

(a) Exchange of Company Common Shares. Prior to the Merger Effective Time, in accordance with the Company’s Certificate of Incorporation, each Company Shareholder(s) shall conduct an exchange with the then-holders of Pubco Common Stock, whereby each Company Common Share issued and outstanding prior to the Merger Effective Time (not including treasury shares which shall be cancelled pursuant to Section 3.1(b) and the Dissenting Shares) shall be exchanged for the right to receive a number of shares of Pubco Common Stock equal to the Consideration Ratio (such number of shares of Pubco Common Stock, the “Per Share Merger Consideration”), and, accordingly, each holder of Company Common Shares immediately prior to said exchange shall be entitled to receive, for such Company Common Shares that it holds, a portion of the Aggregate Merger Consideration equal to (x) the Consideration Ratio multiplied by (y) the number of Company Common Shares held by such holder of Company Common Shares immediately prior to said exchange.

(b) Surrender of Certificates. The shares of Pubco Common Stock issued as Aggregate Merger Consideration upon the surrender and cancellation of the Company Common Shares, in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities.

(c) Lost or Destroyed Certificates. In the event any certificates representing shares of Company Common Shares shall have been lost, stolen or destroyed, Pubco shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof (without the requirement to post a bond), such securities, as may be required pursuant to this Section 3.1.

Annex A-14

3.2 Appointment of Exchange Agent. Prior to the Closing, the Company shall appoint Continental Stock Transfer & Trust Company) (the “Exchange Agent”), as its agent, for the purpose of paying the Aggregate Merger Consideration to the Company Shareholders.

3.3 Exchange Procedures.

(a) Exchange Procedures. Prior to the Merger Effective Time, Pubco shall, as requested by the Company, deposit with the Exchange Agent the Aggregate Merger Consideration. Whereupon, Pubco shall cause the Exchange Agent to mail to each prospective recipient of the Aggregate Merger Consideration the relevant issuance instructions.

(b) Distributions with Respect to Unexchanged Company Common Shares. All shares of Pubco Common Stock to be issued as the Aggregate Merger Consideration shall be deemed issued and outstanding as of the Merger Effective Time.

(c) Adjustments to Per Share Merger Consideration. The Per Share Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, subdivision, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, consolidation, exchange of shares or other like change with respect to the Company Common Shares occurring on or after the date of this Agreement and prior to the Merger Effective Time.

(d) Term of Exchange Agent’s Duties. Promptly following the date that is one year after the Merger Effective Time, Pubco shall instruct the Exchange Agent to deliver to Pubco all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate.

3.4 No Fractional Shares. No fractional shares of Pubco Common Stock, or certificates or scrip representing fractional shares of Pubco Common Stock, will be issued upon the conversion of the Company Common Shares pursuant to the Merger, and any such fractional shares or interests therein will not entitle the owner thereof to vote or to any rights of a stockholder of Pubco. Any fractional shares of Pubco Common Stock will be rounded down to the nearest whole number of shares of Pubco Common Stock.

3.5 Withholding. Notwithstanding any other provision to this Agreement, Parent, Merger Sub, the Company, and the Surviving Corporation (and their respective Representatives) shall be entitled to deduct and withhold from any amount payable to any Person pursuant to this Agreement such amounts that are required to be deducted or withheld under the Code, or under any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted and withheld and paid or remitted over to the appropriate Authorities, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, Parent, Merger Sub, the Company and the Surviving Corporation shall use commercially reasonable efforts to provide recipients of consideration with a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings. In the case of any such payment payable to employees of the Company in connection with the Merger treated as compensation, the parties hereto shall cooperate to pay such amounts through the Company’s payroll to facilitate applicable withholding.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES

Except as set forth in the Company Schedules, each of the Company Parties hereby represent and warrant to Parent as of the date of this Agreement and as of the Closing Date each of the representations and warranties (except for representations and warranties that are made as of a specific date, which are made only as of such date) as set forth below. Each and every representation, warranty and other statement of the Company Parties in this ARTICLE IV is made to the Knowledge of the Company Parties without investigation and the absence of the phrase “Knowledge of the Company Parties” or “to the Company Parties’ Knowledge” in any section or subsection of this ARTICLE IV does not modify or alter the fact that each representation, warranty and any other statement in this ARTICLE IV is made to the Knowledge of the Company Parties without investigation. Unless expressly stated otherwise in the Company Disclosure Schedules attached hereto, all statements and representations in the Company Disclosure Schedules are made to the Knowledge of the Company Parties without investigation. Merger Sub does not hold and has not held any material assets or incurred any material liabilities and has not carried on any business activities other than in connection with the Merger.

Annex A-15

4.1 Corporate Existence and Power. The Company Parties are duly incorporated, validly existing and in good standing under the laws of their respective jurisdiction of incorporation. The Company Parties have all power and authority, corporate and otherwise, and all governmental Permits, required to own, lease or otherwise hold, and operate, all of its properties and assets and to carry on the Business as presently conducted and as proposed to be conducted. The Company Parties are duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the Business or the ownership, leasing, holding or operation of its properties or assets makes such licensing, qualification or good standing necessary, except where the failure to be so licensed, qualified or in good standing has not had, and would not have, a Material Adverse Effect. The Company Parties have offices located only at the addresses set forth on Company Schedule 4.1. The Company Parties have made available to Parent, prior to the date of this Agreement, complete and accurate copies of the governance and organizational documents of the Company Parties, in each case as amended to the date hereof. The governance and other organizational documents of the Company Parties are in full force and effect. The Company Parties are not in material violation of any of the provisions of the governance or its other organizational documents.

4.2 Authorization. The Company Parties have all requisite corporate power and authority to execute and deliver this Agreement and each Additional Agreement to which they are or will be required to be a party, to perform each of their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Company Shareholder Approval. The execution and delivery of this Agreement and each Additional Agreement to which the Company Parties are or will be required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by all necessary action on the part of each party. This Agreement constitutes, and, upon the execution and delivery thereof, each Additional Agreement to which the Company Parties are or will be a party will constitute, a valid and legally binding agreement of each party enforceable against each party in accordance with its terms. The Company Parties’ board of directors, by resolutions duly adopted at a meeting duly called and held or by written consents in lieu of a meeting that were executed after Company Parties’ board of directors deliberations about this Agreement and Additional Agreement to which the Company Parties are or are required to be party and each transaction contemplated hereby and thereby (i) determined that this Agreement and the Merger and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, the Company Parties and their respective stockholders, and (ii) approved this Agreement and the other transactions contemplated by this Agreement in accordance with the Laws.

4.3 Governmental Authorization. Assuming the accuracy of the representations and warranties set forth in Section 5.3, none of the execution, delivery or performance by the Company Parties of this Agreement or any Additional Agreement to which the Company Parties are or will be a party, or the consummation of the Transactions, requires any consent, approval, license, Order or other action by or in respect of, or registration, declaration or filing with, any Authority, except for the filing of the Certificate of Merger and the Pubco COI with the Secretary of State of the State of Delaware pursuant to the DGCL.

4.4 Non-Contravention. None of the execution, delivery or performance by the Company Parties of this Agreement or any Additional Agreement to which the Company Parties are or will be a party does or will (a) contravene or conflict with the organizational documents of the Company Parties (including the Company Certificate of Incorporation), (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the parties or by which any of the parties assets or properties is or may be bound, (c) except for the Contracts listed on Company Schedule 4.9 requiring the Company Parties to obtain Company Consents (but only as to the need to obtain such Company Consents), constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company Parties or require any payment or reimbursement or to a loss of any benefit relating to the Business to which the Company Parties are entitled, or impose any other liability, directly or indirectly, on the Company Parties, under any provision of any Permit, Contract or other instrument or obligations binding upon the Company Parties or by which any of the Company Parties’ assets or properties is or may be bound or any Permit, or (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company Parties’ assets or properties or any of the Equity Interests of the Company Parties (including the Company Common Shares) except to the extent that the occurrence of any of the foregoing items set forth in clauses (b) through (d) would not, individually or in the aggregate, be, or reasonably be expected to be a Material Adverse Effect.

Annex A-16

4.5 Capitalization.

(a) The authorized capital stock of Pubco consists of 500,000,000 shares of common stock, par value $0.0001 per share (“Pubco Common Stock”),. No other shares of capital stock or other Equity Interests of Pubco are issued, reserved for issuance or outstanding. A true and complete list of all of the Equity Interests issued or outstanding in Pubco as of the date of this Agreement and the identity of the Persons that are the record and beneficial holders of record thereof is provided in Company Schedule 4.5(a) and there are no Equity Interests issued or outstanding in Pubco as of the date of this Agreement except as set forth thereon. All of the issued and outstanding Equity Interests of Pubco (i) are duly authorized, validly issued, fully paid and nonassessable, (ii) were issued and granted or allotted free and clear of all Liens, options, rights of first offer or refusal, purchase options, preemptive rights, subscription rights or any other similar rights, other than transfer restrictions under applicable securities Laws and the organizational documents of Pubco, as applicable, (iii) were issued and granted or allotted in compliance in all material respects with applicable Law, and (iv) were issued in compliance with all purchase options, rights of first offer or refusal, preemptive rights, subscription rights or other similar rights.

(b) Except as expressly contemplated by this Agreement, or the Additional Agreements or as otherwise mutually agreed to by the Company and Parent, there are no outstanding Equity Interests that could require the Company Parties to issue, sell or otherwise cause to become outstanding, or to acquire, repurchase or redeem, any Equity Interests of the Company or securities convertible into or exchangeable for Equity Interests of Pubco.

(c) The Merger Sub is authorized to issue 500,000,000 shares of common stock, par value $0.0001 per share (“Merger Sub Common Stock”), of which 1 share of Merger Sub Common Stock are issued and outstanding as of the date hereof. No other shares or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding shares of Merger Sub Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Merger Sub’s organizational documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. There are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any shares of Merger Sub Common Stock or any equity capital of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person

4.6 Corporate Records. All material proceedings of the Board of Directors of the Company, are reflected accurately in all material respects in the minutes and records contained in the corporate minute books of the Company and made available to Parent.

4.7 Consents. The Contracts listed on Company Schedule 4.9 are the only Contracts to which the Company is a party or by which the Company or any of the Company’s assets are bound, requiring a consent, approval, authorization, order or other action of, filing with or notice to any Person as a result of the execution, delivery and/or performance of this Agreement or any Additional Agreement to which the Company is or will be a party or the consummation of the Transactions (each of the foregoing, a “Company Consent”).

4.8 Financial Statements.

(a) As of the date of this Agreement, the Company has delivered to Parent (i) the unaudited balance sheet of the Company as of July 31, 2023 and the related unaudited statements of operations and cash flows for the year then ended (the “Company 2023 Unaudited Financial Statements”) and (ii) the unaudited balance sheet of the Company as of July 31, 2024 (the “Company 2024 Balance Sheet”) and the unaudited statement of operations for the year then ended (the “Company 2024 Statement of Operations”). The Company 2023 Unaudited Financial Statements, Company 2024 Balance Sheet and Company 2024 Statement of Operations have each been prepared, in all material respects, in accordance with U.S. GAAP consistently applied throughout the periods covered thereby (except, in the case of the Company 2024 Balance Sheet and Company 2024 Statement of Operations, for the exclusion of footnotes, schedules, statements of equity and statements of cash flow and disclosures required by U.S. GAAP) and each present fairly, in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein and each were derived from the Books and Records of the Company. The Company is not and has never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

Annex A-17

(b) Since July 31, 2024 (the “Balance Sheet Date”), except as required by applicable Law or U.S. GAAP, there has been no change in any accounting principle, procedure or practice followed by the Company or in the method of applying any such principle, procedure or practice.

(c) Except: (i) as specifically disclosed, reflected or fully reserved against on the Company 2024 Balance Sheet; (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business of the Company consistent with past practices; (iii) for liabilities that are executory obligations arising under Contracts to which the Company is a party (none of which, with respect to the liabilities described in clause (ii) and this clause (iii), results from, arises out of, or relates to any breach or violation of, or default under, a Contract or applicable Law); (iv) for the Company Transaction Expenses; and (v) for liabilities set forth on Company Schedule 4.8(c), the Company does not have any liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) of the type required to be reflected on a balance sheet in accordance with U.S. GAAP.

(d) The Company does not have any Indebtedness, except for any debt disclosed in the Company 2023 Unaudited Financial Statements, Company 2024 Balance Sheet and Company 2024 Statement of Operations, debt securities or instruments issued and excluding amounts owed under the lease for Company’s U.S. offices.

(e) The Company does not maintain any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K under the Securities Act.

(f) The Company PCAOB Audited Financial Statements and the Company Unaudited Interim Financial Statements, when delivered by the Company in accordance with this Agreement for inclusion in the Registration Statement for filing with the SEC, will have been prepared, in all material respects, in accordance with U.S. GAAP consistently applied throughout the periods covered thereby, will present fairly, in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein, will have been derived from, and accurately reflect in all material respects, the Books and Records of the Company, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC and the Securities Act in effect as of such date, and, with respect to the Company PCAOB Audited Financial Statements, will have been audited by a PCAOB qualified auditor that was independent under Rule 2-01 of Regulation S-X under the Securities Act.

4.9 Books and Records. The Books and Records of the Company accurately and fairly, in reasonable detail, reflect the transactions and dispositions of assets of and the providing of services by the Company. The Company maintains procedures of internal controls sufficient to provide reasonable assurance that: (a) transactions are executed only in accordance with the respective management’s authorization; (b) all income and expense items are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by the Company, as permitted by U.S. GAAP; and (c) access to assets is permitted only in accordance with the respective management’s authorization. The Books and Records of the Company have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

4.10 Internal Accounting Controls. The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with the Company management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with the Company historical practices and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has not identified and has not received notice from any independent auditor of (x) any significant deficiency or material weakness in the system of internal controls utilized by the Company, (y) any material fraud that involves the Company’s management or other employees who have a significant role in the preparation of financial statements or the internal controls over financial reporting utilized by the Company or (z) any claim or allegation regarding any of the foregoing. The Company’s representation in this Section 4.10 is qualified by the inherent limitations in all controls systems, and no evaluation of internal controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. Further, this Section 4.10 does not apply to Company operations outside of the United States.

Annex A-18

4.11 Absence of Certain Changes.

(a) From the Balance Sheet Date until the date of this Agreement, (a) the Company Parties have conducted in all material respects the Business in the ordinary course and in a manner consistent with past practice; (b) there has not been any Material Adverse Effect; and (c) the Company Parties have not taken any action, or committed or agreed to take any action, that, if taken after the date of this Agreement and prior to the consummation of the Transactions, would require the consent of Parent pursuant to Section 6.1.

(b) No measures have been taken for the dissolution and liquidation or declaration of bankruptcy of the Company Parties and no events have occurred which would justify any such measures to be taken, in particular (i) no order has been made, petition presented, resolution passed or meeting convened for the winding up, dissolution or liquidation of the Company Parties and there are no proceedings under applicable insolvency, bankruptcy, composition, moratorium, reorganization, or similar laws and no events have occurred which would require the initiation of any such proceedings; and (ii) no receiver, liquidator, administrator, commissioner or similar official has been appointed in respect of the Company Parties and no step has been taken for or with a view to the appointment of such a person. The Company Parties are able to pay its debts in a timely manner.

4.12 Properties; Title to the Company’s Assets.

(a) All items of Tangible Personal Property have no defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted), have been properly maintained and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto. All of the Tangible Personal Property is located at the office of the Company.

(b) The Company has good, valid and marketable title in and to, or in the case of assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use all of the tangible assets reflected on the Company 2024 Balance Sheet. Except as set forth on Company Schedule 4.12(b), no such tangible asset is subject to any Lien other than Permitted Liens. The Company’s assets constitute all of the rights, property and other assets of any kind or description whatsoever, including goodwill, necessary for the Company to operate the Business immediately after the Closing in the same manner as the Business is currently being conducted.

4.13 Litigation. There is no Action pending or, to the Knowledge of the Company, threatened against or affecting the Company, any of the officers or directors of the Company (in their capacities as such), the Business, any of the Company’s assets or any Contract before any Authority that any manner challenges or seeks to prevent, enjoin, alter or delay the Transactions. There are no outstanding judgments against the Company. The Company is not, and has not been, subject to any Action, Order, settlement agreement or other similar written agreement by or with, or to the Knowledge of the Company, investigation by, any Authority.

4.14 Material Contracts.

(a) Company Schedule 4.14(a) lists, as of the date hereof, all of the Contracts (excluding Plans) to which the Company is a party or by which any of its assets or properties is bound and which are currently in effect, including any the following types of Contracts to which the Company is a party or by which any of its assets or properties is bound (collectively, such Contracts that are listed or are required to be listed on Company Schedule 4.14(a), “Material Contracts”). As of the date of this Agreement, the Company has made available to Parent true and complete copies of all Material Contracts, including amendments thereto that are material in nature:

(i) all Contracts that require annual or aggregate payments or expenses incurred by, or annual or aggregate payments or income to, the Company of $100,000 or more;

(ii) all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contracts and agreements, in each case requiring the payment of any commissions by the Company in excess of $100,000 annually;

(iii) all Contracts creating a joint venture, strategic alliance, limited liability company or partnership arrangement;

(iv) all Contracts relating to any acquisitions or dispositions of assets by the Company (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice);

Annex A-19

(v) all Contracts under which the Company is obligated to pay royalties under a license for the use of Intellectual Property Rights, and all other material licensing Contracts, including those pursuant to which any Intellectual Property Rights are licensed by or to the Company and including material transfer agreements, services agreements, scientific advisory board agreements, coexistence agreements, and agreements with covenants not to sue, other than (A) “shrink wrap” or other licenses granting nonexclusive rights to use uncustomized Software or hosted services that is generally commercially available to the public on standard or nondiscriminatory terms with license, maintenance, support, and other fees less than $500,000 per year, (B) customer, vendor or channel partner Contracts (including master services agreements, statements of work, work orders, services agreements and consulting agreements) substantially on Company’s standard forms entered into in the ordinary course of business consistent with past practice, (C) Contracts with the Company’s employees or contractors substantially on Company’s standard forms entered into in the ordinary course of business consistent with past practice, and (D) non-disclosure agreements entered into in the ordinary course of business consistent with past practice (collectively, the types of Contracts referenced in clauses (A) through (D), the “Standard Contracts”);

(vi) all Contracts (A) limiting or restricting, or purporting to limit or restrict, the freedom of the Company to compete or engage in any line of business or industry or business activity or in any geographic area; (B) that require the Company to conduct any business on a “most favored nations” basis with any third party; or (C) provide for “exclusivity” or any similar requirement in favor of any third party;

(vii) all Contracts relating to patents, trademarks, service marks, trade names, brands, copyrights, trade secrets and other Intellectual Property Rights of the Company, other than Standard Contracts, material transfer agreements, services agreements and scientific advisory board agreements;

(viii) all Contracts providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations, other than Standard Contracts;

(ix) all Contracts with or pertaining to the Company to which any Affiliate of the Company is a party, other than any Contracts relating to such Affiliate’s status as a Company Securityholder;

(x) all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company holds a leasehold interest and which involve payments to the lessor thereunder in excess of $100,000 per year;

(xi) all Contracts creating or otherwise relating to outstanding Indebtedness (other than intercompany Indebtedness);

(xii) all Contracts relating to the voting or control of the Equity Interests of the Company or the election of directors of the Company (other than the organizational documents of the Company);

(xiii) all Contracts not cancellable by the Company with no more than sixty (60) days’ notice if the effect of such cancellation would result in monetary penalty to the Company in excess of $500,000 per the terms of such Contract;

(xiv) all Contracts that may be terminated, or the provisions of which may be altered, as a result of the consummation of the Transactions;

(xv) all collective bargaining or other agreements with a labor union or labor organization;

(xvi) all Contracts involving the payment of any earnout or similar contingent payment;

(xvii) all Contracts involving the settlement, conciliation or similar agreement of any Action or threatened Action;

(xviii) all Contracts requiring any capital expenditure or capital commitment in excess of $500,000;

(xix) all Contracts with any Authority to which the Company is a party or any of its assets or properties is bound, other than any Permits;

(xx) all other Contracts that are material to the Business or the Company.

Annex A-20

(b) Each Material Contract is a legal, valid and binding obligation of the Company, in full force, and effect, and enforceable by and against the Company and each counterparty that is party thereto. Neither the Company nor, to the Company’s Knowledge, any other party to a Material Contract, is in material breach, violation or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract nor has any Material Contract been cancelled by the other party. The Company has not assigned, delegated or otherwise transferred any of its rights or obligations under any Material Contract or granted any power of attorney with respect thereto. The Company has not received any claim of default under any such Material Contract, except for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Material Adverse Effect. Except as would not have a Material Adverse Effect, no party to a Material Contract has given notice of or, to the Knowledge of the Company, threatened (A) any potential exercise of termination rights with respect to any Material Contract or (B) any non-renewal or modification of any Material Contract.

(c) Except as set forth on Company Schedule 4.14(c), none of the execution, delivery or performance by the Company and Merger Sub of this Agreement or any Additional Agreement to which the Company and Merger Sub is or will be a party or the consummation by the Company and Merger Sub of the Transactions constitutes or will constitute a default under or gives rise or will give rise to any right of termination, cancellation or acceleration of any obligation of the Company and Merger Sub or any right of termination or cancellation of any obligation of the counterparty thereto or to a loss of any material benefit to which the Company and Merger Sub is entitled under any provision of any Material Contract.

(d) The Company and Merger Sub are in compliance with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or Contracts establishing or evidencing any Indebtedness.

4.15 Licenses and Permits. The Company has made available to the Parent a true, correct and complete copy of each Permit. Such Permits are valid and in full force and effect, and none of the Permits will, assuming the related Company Consent identified in Company Schedule 4.15 has been obtained prior to the Closing Date, be terminated or impaired or become terminable as a result of the Transactions. The Company has, and has had for the past three (3) years, all Permits necessary to operate the Business, including those administered by any applicable Regulatory Authority that are necessary to conduct the Business. The Company is not in material breach or violation of, or material default under, any such Permit, has not failed to fulfill and perform any material obligations which are due under such Permits, and, to the Company’s Knowledge, no basis exists which, with notice or lapse of time or both, would constitute any such breach, violation or default or give any Authority grounds to suspend, revoke or terminate any such Permit. The Company has not received any notice from any Authority regarding any material violation of any Permit. There has not been and there is not any pending or, to the Company’s Knowledge, threatened Action, investigation or disciplinary proceeding by or from any Authority against the Company involving any Permit.

4.16 Compliance with Laws.

(a) The Company currently conducts and has conducted the Business, in all material respects, in compliance with, all applicable Laws and Orders. In regard to Business conducted in Japan by the Company, the Company has and is currently conducting Business, in all material respects, in compliance with, all applicable Laws and Orders. Since inception, (i) no event has occurred or circumstance exists that (with or without notice or due to lapse of time) would reasonably constitute or result in a material violation by the Company of, or failure on the part of the Company to comply in all material respects with, or any liability suffered or incurred by the Company in respect of any material violation of or material noncompliance with, any Laws, Orders or policies of any Authority that are or were applicable to the Company or the conduct or operation of its business or the ownership or use of any of its assets and (ii) no Action is pending, or to the Knowledge of the Company, threatened, alleging any such violation or noncompliance by the Company. Without limiting the generality of the foregoing, except as set forth on Company Schedule 4.16(a), the Company has been, in material compliance with: (i) the Laws applicable to the Company due to the specific nature of the Business, including Data Protection Laws; (ii) the Foreign Corrupt Practices Act of 1977, as amended and any comparable or similar Law of any jurisdiction applicable to the Company (collectively, “Anti-Corruption Laws”); and (iii) every Law regulating or covering conduct in the workplace, including regarding sexual harassment or, on any legally impermissible basis, a hostile work environment. Except as set forth on Company Schedule 4.16(a), the Company has not been threatened or charged with or given notice by any Authority, or by internal report or allegation, of any violation of any Data Protection Law, Anti-Corruption Laws or any other applicable Law referred to in or generally described in foregoing sentence and, to the Company’s Knowledge, the Company is not under any investigations with respect to any such Law.

Annex A-21

(b) Neither the Company nor, to the Knowledge of the Company, any director, officer, agent, employee, Affiliate or other Person (in each case, while acting on behalf of the Company) (i) is currently a Prohibited Party according to any U.S. Sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department or (ii) has (x) made or caused to be made an untrue statement of a material fact or fraudulent statement to any Authority, or (y) committed an act, made a statement, or failed to take any action or make a statement that, at the time such statement, disclosure, commission was made or failed to be made, in each case, would constitute a material violation of any applicable Law, including any Healthcare Law.

4.17 Intellectual Property.

(a) The following representation only applies to Intellectual Property Rights, registrations and applications or regulatory matters and proceedings under the laws of the United States of America and does not make representations about Intellectual Property Rights, registrations and applications or regulatory matters and proceedings outside of the United States. Company Schedules 4.17(a)(1) and 4.17(a)(2) sets forth a true, correct and complete list of all unexpired or pending registered Intellectual Property Rights and applications for registration of Intellectual Property Rights owned (whether exclusively, jointly with another Person or otherwise) or filed by the Company or in which the Company has or purports to have an exclusive interest of any nature. The Company has no registration or application for Intellectual Property Rights as of the date of this Agreement or the Closing Date. No Intellectual Property Right that is listed or required to be listed on Company Schedule 4.17(a), (i) has been adjudged by a court of competent jurisdiction to be invalid or unenforceable in whole or in part, or (ii) is challenged in any interference, opposition, reissue, reexamination, revocation or equivalent proceeding, and no such proceeding has been threatened with respect to any such Intellectual Property Rights.

(b) The Company is the sole and exclusive owner of each item of Intellectual Property Rights owned or purported to be owned by the Company (“Owned IPR”), including the items of Intellectual Property Rights identified on Company Schedules 4.17(a)(1) and 4.17(a)(2) as being owned by the Company (other than any co-owners disclosed on Company Schedule 4.17(a)), and Owned Software, free and clear of all Liens, other than Permitted Liens, or otherwise possesses the rights to use, sell, or license, as currently used, sold, or licensed in the Businesses all other Intellectual Property Rights used in or necessary to conduct the Business (“Company IPR”).

(c) Except as set forth on Company Schedule 4.17(c), there is no Intellectual Property Right owned by any third party that (i) is required by the Company to conduct its Business as currently conducted and (ii) the Company is not currently authorized to use. Except as set forth on Company Schedule 4.17(c), (A) the Company, the operation of the Business of the Company as currently conducted and the use of any Intellectual Property Rights in connection therewith, does not and did not, infringe, misappropriate or otherwise violate the Intellectual Property Rights, including rights of privacy, publicity and endorsement, of any third party, or constitute unfair competition or trade practices; (B) there is no infringement, misappropriation, or other violation by third parties of any Company IPR, and the Company has not sent to any Person any notice, charge, complaint, claim, or other assertion against such third Person claiming infringement or violation by or misappropriation of any Company IPR; (C) there has been no, and is no pending or threatened Action by any Person challenging the rights of the Company in or to any Company IPR; (D) there has been no, and is no, pending or threatened Action by any Person challenging the validity, enforceability or scope of any Company IPR; (E) there has been no, and is no, pending or threatened Action by any Person (nor has the Company received any claim (including unsolicited offers to license patents) from a third party) alleging that the Company’s use of any Intellectual Property Right or the conduct of the Business, infringes, misappropriates, or otherwise violates, or would, upon the commercialization of any product or service, infringe, misappropriate, or otherwise violate, any Intellectual Property Right of any other Person.

(d) The Company believes that it has taken commercially reasonable measures to maintain and protect all Company IPR and to maintain and protect the confidentiality of any trade secrets included in the Company IPR. This subsection (d) representation is qualified by the fact that the sophistication and frequency of unauthorized efforts by third parties to access corporate computer systems and communications steadily increases and no company can provide unconditional assurances about protecting confidential information or intellectual property.

(e) RESERVED.

(f) Except as disclosed on Company Schedule 4.17(f), each employee, agent, consultant and contractor who has contributed to or participated in the creation or development of any copyrightable, patentable or trade secret material on behalf of the Company or any predecessor in interest thereto either: (i) is a party to a “work-for-hire”

Annex A-22

agreement under which the Company is deemed to be the original owner/author of all property rights therein; (ii) has executed a valid written assignment or an agreement to assign in favor of the Company all right, title and interest in such material; or (iii) only with respect to rights that cannot be assigned pursuant to an agreement described in clause (i) or (ii) of this Section 4.17(f), has licensed to the Company rights to use such Intellectual Property Rights.

(g) RESERVED.

(h) RESERVED.

(i) The execution, delivery or performance by the Company of this Agreement or any of the Additional Agreements to which the Company is or will be a party or the consummation of the Transactions will not (i) cause any item of Company IPR, used or held for use by the Company immediately prior to the Closing, to not be owned, licensed or available for use by the Company on substantially the same terms and conditions immediately following the Closing or (ii) require any additional payment obligations by the Company in order to use or exploit any other such Intellectual Property Rights to the same extent as the Company was permitted before the Closing.

(j) Except with respect to the agreements listed on Company Schedule 4.17(a)(v), the Company is not obligated under any Contract to make any payments by way of royalties, fees, or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property Rights.

(k) The Company believes that the Company’s information technology networks and Software applications are free of all viruses, worms, Trojan horses and other material known contaminants and do not contain any bugs, errors, or problems of a material nature that would disrupt or have an adverse impact on the operation of the information technology networks and Software applications. The Company has not received any notice of any claims, investigations, or alleged violations of law, regulation or contract with respect to Personal Information or information security-related incidents, nor has the Company notified, or been required by any Data Protection Law to notify, any person or entity of any Personal Information or information security-related incident. The Transactions will not result in the violation of any Data Protection Laws or the privacy policies of the Company.

4.18 Healthcare Laws.

(a) The Company does not believe that the Company is conducting any activities or operations in the United States of America that would subject it to the Federal Food, Drug, and Cosmetic Act (“FDCA”); or (ii) the Public Health Service Act (“PHSA”). From January 1, 2022 to and including the Closing Date, the Company does not believe that it has violated any of the following Laws: (A) all federal or state criminal or civil fraud and abuse Laws (including, but not limited to, the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), the Civil Monetary Penalties Law (42 U.S.C. §1320a-7(a)), the Exclusion Law (42 U.S.C. §1320a-7), the Criminal False Statements Law (42 U.S.C. §1320a-7b(a), or the False Claims Act (31 U.S.C. §§3729 et seq. 42 U.S.C. §1320a-7b(a)). The Company has not, since January 1, 2022, received notification of any pending or threatened Action from a Regulatory Authority alleging that any operation or activity of the Company is in material violation of any applicable Healthcare Law.

4.19 Accounts Payable; Affiliate Loans.

(a) The accounts payable of the Company reflected on the Company 2024 Balance Sheet, and all accounts payable of the Company arising subsequent to the Balance Sheet Date, arose from bona fide transactions of the Company in the ordinary course of business consistent with past practice.

(b) The information set forth on Company Schedule 4. 19(b) separately identifies any and all accounts, receivables or notes of the Company which are owed by any Affiliate of the Company, and except for such accounts, receivables or notes, the Company is not indebted to any of its Affiliates and no Affiliates are indebted to the Company.

4.20 Employees; Employment Matters.

(a) Company Schedule 4.20(a) sets forth a true, correct and complete list of each of the five highest compensated officers or employees of the Company as of the date hereof, setting forth the name, title, current salary or compensation rate for each such person and total compensation (including bonuses and commissions) paid to each such person for the fiscal year ended July 31, 2024.

Annex A-23

(b) Except as set forth on Company Schedule 4.20(b), the Company is not a party to or subject to any collective bargaining agreement, or any similar agreement, and there has been no activity or proceeding by a labor union or representative thereof to organize any employees of the Company. There is no labor strike, material slowdown or material work stoppage or lockout pending or, threatened against or affecting the Company, and none of the Company has experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to its employees.

(c) There are no pending or threatened Actions against the Company under any worker’s compensation policy or long-term disability policy. There is no unfair labor practice charge or complaint pending before any applicable governmental authority relating to the Company or any employee or other service provider thereof.

(d) The Company is and has been in compliance in all material respects with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, overtime, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and independent contractors, and the collection and payment of withholding or social security Taxes. The Company has met in all material respects all requirements required by Law relating to the employment of foreign citizens, and the Company does not currently employ, or has ever employed, any Person who was not permitted to work in the jurisdiction in which such Person was employed.

(e) No employee of the Company, in the ordinary course of his or her duties, has breached or will breach any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or any confidentiality or proprietary right of any former employer.

(f) No allegations of sexual harassment have been made to the Company against any individual in his or her capacity as director or an employee of the Company at a level of Senior Vice President or above.

(g) Except as set forth on Company Schedule 4.20(g), the Company has not paid or promised to pay any bonus to any employee in connection with the consummation of the Transactions.

4.21 Withholding. Except as disclosed on Company Schedule 4.21, all obligations of the Company applicable to its employees, whether arising by operation of Law, by Contract, by past custom or otherwise, or attributable to payments by the Company to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits or any other benefits for its employees through the date hereof have been paid or adequate accruals therefor have been made on the Company 2024 Balance Sheet, and all such obligations arising subsequent to the Balance Sheet Date have been or will be paid or adequate accruals therefore will be made on the Company Financial Statements. Except as disclosed on Company Schedule 4.21, all reasonably anticipated obligations of the Company with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company prior to the Closing Date.

4.22 Employee Benefits.

(a) Company Schedule 4.22(a) sets forth a correct and complete list of all material form of offer letter or employment agreement and any other offer letter or employment agreement that deviates from a form.

4.23 Real Property.

(a) Company Schedule 4.23 sets forth a true, correct and complete listing of all currently leased or subleased or otherwise used or occupied by (the “Leased Real Property”), and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments and modifications thereof, waivers thereto or guarantees thereof (collectively, the “Real Property Leases”), including the street address thereof and parties to such Real Property Leases. The Company has provided to Parent a true and complete copy of each of the Real Property Leases. The Company has good, valid and subsisting title to its respective leasehold estates in the offices described on Company Schedule 4.23, free and clear of all Liens, other than Permitted Liens. The Company has not breached or violated any local zoning ordinance, and no notice from any Person has been received by the Company or served upon the Company claiming any violation of any local zoning ordinance.

Annex A-24

(b) With respect to ach of the Real Property Leases: (i) it is valid, binding and in full force and effect and enforceable in all respects against the Company and, to the Knowledge of the Company, each other party thereto; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the Company has been in peaceable possession of or otherwise been granted full access to the premises leased or used thereunder since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the Company’s obligations thereunder has been granted by the lessor; (v) there exist no default or event of default thereunder by the Company or, to the Knowledge of the Company, by any other party thereto; (vi) there exists no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default by the Company thereunder; (vii) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder; and (viii) neither the Company nor any other party thereto has exercised any termination rights with respect thereto. The Company has not leased, licensed or otherwise granted use or occupancy rights with respect to any Leased Real Property or any portion thereof to any third party. The Leased Real Property is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used, and there is no material repair or restoration works likely to be required in connection with such Leased Real Property.

(c) The Company does not own, and has never owned, any Real Property. The Company is not obligated or bound by any options, obligations or rights of first refusal or contractual rights to sell, lease or acquire any Real Property (except under the Real Property Leases).

4.24 Tax Matters.

(a) The Company and Merger Sub (i) has duly and timely filed all income and other material Tax Returns which are required to be filed by or with respect to it, or obtained extensions of time to file all such Tax Returns, and all such Tax Returns are true, correct, complete and accurate in all material respects, and (ii) has timely paid all income and other material Taxes and all income and other material Tax liabilities which have become due (whether or not shown as due on such Tax Returns). The unpaid Taxes or Tax liabilities of the Company and Merger Sub (A) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Company 2024 Balance Sheet in accordance with U.S. GAAP and (B) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Return.

(b) The Company and Merger Sub are not aware of any violations of applicable Laws in respect of reporting, payment, collection or withholding of Taxes.

(c) There are no audits, examinations or other Actions with respect to any Taxes or Tax Returns of the Company and Merger Sub that are being conducted, pending or proposed in writing. No claim or deficiency has been asserted or assessed by any Authority against the Company for any material amount of Taxes that has not been paid or settled in full

(d) No statute of limitations in respect, the assessment or collection, of any Taxes of the Company and Merger Sub has been waived or extended, which waiver or extension is in effect. The Company and Merger Sub have not requested any extension of time within which to file any Tax Return (other than automatic extensions not requiring the consent of the applicable Taxing Authority), which Tax Return has since not been filed.

(e) The Company and Merger Sub have not applied for, or requested, a ruling, administrative relief or technical advice from any Taxing Authority, which could be binding on Parent, Merger Sub, the Company, the Surviving Corporation or any of their respective Affiliates after the Closing Date. No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company.

(f) There is no Lien (other than Permitted Liens) for Taxes upon the Company or Merger Sub or any of the assets of the Company or Merger Sub.

(g) No claim has ever been made by a Taxing Authority in a jurisdiction where the Company has not paid any Tax or does not file Tax Returns that the Company is or may be subject to taxation by, or required to file a Tax Return in, such jurisdiction.

Annex A-25

(h) The Company is not nor has it ever been subject to Tax in any country other than the country of incorporation of the Company by virtue of having a permanent establishment (within the meaning of an applicable Tax treaty) or other place of business in that country, and the Company is and has always been tax resident solely in its country of incorporation.

(i) The Company (i) has not been a member of a consolidated, combined, unitary, affiliated or other group for Tax purposes (other than a group the common parent of which is the Company) except as disclosed on Company Schedule 4.24(i) and (ii) has no liability for the Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local or non-U.S. Tax Law), as a transferee or successor, by Contract (other than Contracts entered into in the ordinary course of business and the primary purpose of which is not Tax) or otherwise. The Company is not, and has never been, a party to or bound by any Tax sharing, allocation, or indemnification Contract or similar Contract (other than any Tax sharing, allocation or indemnity provisions in Contracts entered into the ordinary course of business and the primary purpose of which is not Tax).

(j) The Company will not be required to include any material amount in taxable income or exclude any material item of deduction from taxable income for any taxable period (or a portion thereof) ending after the Closing Date as a result of any: (i) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of any state, local or non-U.S. Tax Law) executed on or prior to the Closing Date, (ii) an installment sale or open transaction made on or prior to the Closing Date, (iii) an advance or prepaid amount or deferred revenue realized or received by the Company prior to the Closing, (iv) use of an improper method of accounting for any taxable period (or portion thereof) ending on or prior to the Closing Date, (v) a change in the accounting method of the Company pursuant to Section 481 of the Code (or any corresponding or similar provision of any state, local or non-U.S. Tax Law) for a taxable period (or portion thereof) ending on or prior to the Closing Date, (vi) any inclusion under Section 951(a) or Section 951A of the Code with respect to income earned or accrued in a taxable period (or portion thereof) ending on or prior to the Closing Date or (vii) otherwise as a result of a transaction or accounting method that accelerated an item of deduction into periods ending on or before the Closing Date or a transaction or accounting method that deferred an item of income into periods beginning after the Closing Date.

4.25 Environmental Laws. The Company has not received any notice of any alleged claim, violation of or liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability. There are no Hazardous Materials in, on or under any properties owned, leased or used at any time by the Company that could give rise to any material liability or corrective or remedial obligation of the Company under any Environmental Laws.

4.26 Finders’ Fees. Except as set forth on Company Schedule 4.26, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of its Affiliates who might be entitled to any fee or commission from the Company, Merger Sub, Parent or any of their Affiliates upon consummation of the Transactions.

4.27 Powers of Attorney and Suretyships. The Company does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person.

4.28 Directors and Officers. Company Schedule 4.28 sets forth a true, correct and complete list of all directors and officers of the Company.

4.29 Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

(a) The Company and Merger Sub, and each of its directors, officers and employees and its other Representatives (in each case, while acting on behalf of the Company and Merger Sub): (i) are and have been in compliance with economic or financial sanctions, trade embargoes or restrictions administered, enacted or enforced by any Authority (collectively, “Sanctions”); and (ii) are and for the five years prior to the date hereof have been in compliance with Anti-Corruption Laws and applicable Laws related to (A) export controls, including the U.S. Export Administration Regulations, 15 C.F.R. §§ 730, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Export Control Laws”), (B) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, and any other equivalent or comparable Laws of other countries (collectively, “Anti-Money Laundering Laws”), (C) anti-boycott regulations, as administered by the U.S. Department of Commerce, and

Annex A-26

(D) importation of goods, including Laws administered by the U.S. Customs and Border Protection, Title 19 of the U.S.C. and C.F.R., and any other equivalent or comparable Laws of other countries (collectively, “International Trade Control Laws”).

(b) Neither the Company nor any of its directors, officers or employees, nor any other Representative of the Company, is or is unlawfully acting under the direction of, on behalf of or for the benefit of a Person that is (i) the subject or target of Sanctions; (ii) designated on any applicable Sanctions or similar lists administered by an Authority, including the U.S. Department of the Treasury’s Specially Designated Nationals List, the U.S. Department of Commerce’s Denied Persons List and Entity List, the U.S. Department of State’s Debarred List, HM Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Bank List, or any similar list enforced by any other relevant Authority, as amended from time to time, or any Person 50% or greater owned or, as applicable, controlled by any of the foregoing (collectively, “Prohibited Party”); (iii) located, organized or ordinarily resident in a country or territory that is, or whose government is, the subject or target of comprehensive Sanctions, including, as of the date of this Agreement, Crimea, the so-called Donetsk People’s Republic or Luhansk People’s Republic regions of Ukraine, Cuba, Iran, North Korea, and Syria (collectively, “Sanctioned Countries”); or (iv) an officer or employee of any Authority or public international organization, or officer of a political party or candidate for political office. Neither the Company nor any Representative of the Company (while acting on behalf of the Company), (A) has since April 24, 2019, participated in any unlawful transaction involving a Prohibited Party, or any Sanctioned Country (or the government thereof), (B) to the Knowledge of the Company, has in the past five years exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, Software, technology, or services in violation of any Export Control Laws, or (C) has in the past five years participated in any transaction in violation of or connected with any purpose prohibited by Anti-Corruption Laws or any International Trade Control Laws, including support for international terrorism and nuclear, chemical, or biological weapons proliferation.

(c) The Company has not received notice of, nor has it been the subject of, any investigation, inquiry or enforcement proceedings by any Authority regarding any Sanctions and there are no circumstances likely to give rise to any Sanctions against the Company.

(d) The Company has not received notice of, nor has it or any of its Representatives (while acting on behalf of the Company) been, in the five years prior to the date hereof the subject of, any investigation, inquiry or enforcement proceedings by any Authority regarding any offense or alleged offense under Anti-Corruption Laws, Export Control Laws, Anti-Money Laundering Laws, or International Trade Control Laws (including by virtue of having made any disclosure relating to any offense or alleged offense) and, to the Knowledge of the Company, there are no circumstances likely to give rise to any such investigation, inquiry or proceeding.

4.30 Insurance. All forms of insurance owned or held by and insuring the Company or the Business are set forth on Company Schedule 4.30 (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy), and such policies are legal, valid, binding, enforceable and in full force and effect. All premiums with respect to such policies covering all periods up to and including the Closing Date have been or will be paid when due, and no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation or termination. There is no existing default or event which, with or without the passage of time or the giving of notice or both, would constitute noncompliance with, or a default under, any such policy or entitle any insurer to terminate or cancel any such policy. Such policies will not in any way be affected by or terminate or lapse by reason of the Transactions. The insurance policies to which the Company is a party are sufficient for compliance with all requirements of all Contracts to which the Company is a party or by which the Company or any of its assets or properties are bound. The Company has not been refused any insurance with respect to its assets or operations or had its coverage limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. The Company does not have any self-insurance or co-insurance arrangements. The Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim. No event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. The Company has not made any claim against an insurance policy as to which the insurer has denied coverage.

Annex A-27

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in the Parent Schedules or as disclosed in the Parent SEC Documents filed with or furnished to the SEC prior to the date of this Agreement (other than any risk factor disclosures or other similar cautionary or predictive statements therein), Parent hereby represents and warrants to the Company and Merger Sub as of the date of this Agreement and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date).

5.1 Corporate Existence and Power. The Parent is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Parent has all power and authority, corporate and otherwise, and all governmental Permits, required to own, lease or otherwise hold, and operate, all of its properties and assets and to carry on its business as presently conducted

5.2 Authorization.

(a) The Parent has all requisite power and authority to execute, deliver and perform this Agreement and the Additional Agreements to which it is or will be a party and to consummate the Transactions, subject to receipt of the Parent Shareholder Approval. The execution, delivery and performance by the Parent of this Agreement and the Additional Agreements to which it is or will be a party, and the consummation by the Parent of the Transactions have been duly authorized by all necessary action on the part of the Parent subject to receipt of the Parent Shareholder Approval. This Agreement constitutes, and, upon the execution and delivery thereof, each Additional Agreement to which the Parent is or will be a party will constitute, a valid and legally binding agreement of Parent, enforceable against Parent in accordance with its terms.

(b) By resolutions duly adopted (and not thereafter modified or rescinded) by the requisite vote of Parent’s Board of Directors (including the transaction committee and any other required committee or subgroup of such board as of the date of this Agreement (i) declared the advisability of the Transactions, (ii) determined that the Transactions are in the best interests of the Parent Shareholders, (iii) determined that the Merger constitute a “Business Combination” as such term is defined in the Parent Articles, and (iv) recommended to the Parent Shareholders to adopt and approve each of the Parent Proposals (the “Parent Board Recommendation”).

(c) Approval by the affirmative vote of the holders of the requisite number of Parent Ordinary Shares under the Parent Articles and the Cayman Companies Act, present in person or by proxy and entitled to vote thereon, and who vote at the Parent Shareholder Meeting (assuming a quorum is present) required to approve the Required Parent Proposals, the Director Election Proposal, and the Equity Plan Proposal (the approval of all of the Required Parent Proposals, the Director Election Proposal, and the Equity Plan Proposal, collectively, the “Parent Shareholder Approval”) are the only votes of the holders of any of Parent Ordinary Shares necessary for Parent to adopt this Agreement and approve the Merger and the consummation of the other Transactions.

5.3 Governmental Authorization. Assuming the accuracy of the representations and warranties set forth in Section 4.3, none of the execution, delivery or performance by the Parent of this Agreement or any Additional Agreement to which the Parent is or will be a party, or the consummation of the Transactions, requires any consent, approval, license, Order, or other action by or in respect of, or registration, declaration or filing with, any Authority, except for (a) any SEC or Nasdaq filings and approval required to consummate the Transactions, (b) filing with the Secretary of the State of Delaware a Certificate of Domestication with respect to the Domestication, and (c) filings required to be made with the Cayman Registrar in connection with the Domestication.

5.4 Non-Contravention. Subject to the receipt of the Parent Shareholder Approval, none of the execution, delivery or performance by the Parent of this Agreement or any Additional Agreement to which the Parent is or will be a party does or will (a) contravene or conflict with the organizational documents of the Parent (including the Parent Articles), or (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Parent or by which any of the assets or properties of the Parent is or may be bound, (c) except for the Contracts listed on Parent Schedule 5.4(i) requiring Parent to obtain Parent Consents (but only as to the need to obtain such Parent Consent), constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of Parent or require any payment or reimbursement or impose any other liability, directly or indirectly, on the Parent under any provision of any Permit, Contract or other instrument or obligations binding upon

Annex A-28

the Parent or by which any of the assets or properties of the Parent is or may be bound or any Permit, except to the extent that the occurrence of any of the foregoing items set forth in clauses (b) or (c) would not, individually or in the aggregate, reasonably be expected to impede the ability of the Parent to consummate the Transactions. The Contracts listed on Parent Schedule 5.4(i) are the only Contracts to which the Parent is a party or by which the Parent or any of the assets of the Parent is bound, requiring a consent, approval, authorization, order or other action of, filing with or notice to any Person as a result of the execution, delivery and/or performance of this Agreement or any Additional Agreement to which the Parent is or will be a party or the consummation of the Transactions (each of the foregoing, a “Parent Consent”).

5.5 Finders’ Fees. Except for the Persons identified on Parent Schedule 5.5 there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Parent or its Affiliates who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the Transactions.

5.6 Capitalization.

(a) The Parent is authorized to issue up to 450,000,000 Class A ordinary shares, par value $0.0001 per share, and 50,000,000 Class B ordinary shares, par value $0.0001 per share. Of the authorized Parent Class A Ordinary Shares, 6,470,000 shares are issued and outstanding as of the date of this Agreement, of the 50,000,000 Parent Class B Shares, 1,250,000 shares are issued and outstanding as of the date of this Agreement. Except as contemplated by this Agreement or any of the Additional Agreements, no other share capital or other voting securities of Parent are issued, reserved for issuance or outstanding. All issued and outstanding Parent Ordinary Shares are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, Parent Articles or any contract to which Parent is a party or by which Parent is bound. Except as set forth in the Parent Articles, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any Parent Ordinary Shares or any capital equity of Parent. There are no outstanding contractual obligations of Parent to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b) Except as expressly contemplated by this Agreement, the Additional Agreements, the Parent SEC Documents or the Transactions or as otherwise mutually agreed to by the Company and Parent, there are no outstanding Equity Interests that could require Parent to issue, sell or otherwise cause to become outstanding, or to acquire, repurchase or redeem, any Equity Interests of Parent or securities convertible into or exchangeable for Equity Interests of Parent.

5.7 Information Supplied. None of the information supplied or to be supplied by the Parent expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to the Parent Shareholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement and the Additional Agreements, if applicable, will, at the date of filing or mailing, at the time of the Parent Shareholder Meeting, the Domestication Effective Time, or at the Merger Effective Time, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or included in the Parent SEC Documents, the Additional Parent SEC Documents (as defined below), the Registration Statement or any Other Filing).

5.8 Trust Account. As of the date of this Agreement, Parent has at least $50,421,265 in the trust account established by Parent for the benefit of its public shareholders (the “Trust Account”) maintained by Odyssey Transfer and Trust Company (the “Trustee”) and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement dated as of January 14, 2025, between Parent and the Trustee (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect or that would entitle any Person (other than Parent Shareholders holding Parent Class A Ordinary Shares sold in Parent’s IPO who shall have elected to redeem their Parent Class Ordinary A Shares pursuant to the Parent Articles) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement and the Parent

Annex A-29

Articles. The Parent has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the Knowledge of Parent, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. There are no claims or proceedings pending with respect to the Trust Account.

5.9 Parent SEC Documents and Financial Statements.

(a) Parent has, since the IPO, filed all forms, reports, schedules, statements and other documents required to be filed or furnished by Parent with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “Parent SEC Documents”) and will have filed all such forms, reports, schedules, statements and other documents (except for the Registration Statement, the Proxy Statement/Prospectus, and any other forms reports, schedules, statements and other documents filed or furnished with respect to the Transactions) required to be filed on or subsequent to the date of this Agreement through the Closing Date (the “Additional Parent SEC Documents”). All of the Parent SEC Documents, Additional Parent SEC Documents, any correspondence from or to the SEC or Nasdaq (other than such correspondence in connection with the IPO of Parent) and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Public Certifications”) are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction.

(b) The Parent SEC Documents were, and the Additional Parent SEC Documents will be, prepared in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Documents did not, and the Additional Parent SEC Documents will not, at the time they were or are filed (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), as the case may be, with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each director and executive officer of Parent has filed with the SEC on a timely basis all statements required with respect to Parent by Section 16(a) of the Exchange Act and the rules and regulations thereunder. The Public Certifications are, or will be, each true and correct as of their respective dates of filing. As used in this Section 5.9(b), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq.

(c) The financial statements and notes contained or incorporated by reference in the Parent SEC Documents (the “Parent Financial Statements”) fairly present, and the financial statements and notes to be contained in or to be incorporated by reference in the Additional Parent SEC Documents will fairly present, the financial condition and the results of operations, changes in shareholders’ equity and cash flows of Parent as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance with: (i) U.S. GAAP; and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable.

(d) Parent has no off-balance sheet arrangements that are not disclosed in the Parent SEC Documents. No financial statements other than those of Parent and Merger Sub are required by U.S. GAAP to be included in the Parent Financial Statements.

(e) The issued and outstanding Parent Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “HLXB.” There is no action or proceeding pending or, to the Knowledge of Parent, threatened against Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister the Parent Class A Ordinary Shares or terminate the listing of Parent on Nasdaq. Except in connection with the Transactions, none of Parent or any of its Affiliates has taken any action in an attempt to terminate the registration of the Parent Class A Ordinary Shares under the Exchange Act.

(f) Except as not required in reliance on exemptions from various reporting requirements by virtue of Parent’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and its principal financial officer by others within the entity, particularly during the periods in which the periodic

Annex A-30

reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act. Since the consummation of the IPO, Parent has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of the Parent Financial Statements for external purposes in accordance with U.S. GAAP.

5.10 Certain Business Practices. Neither Parent nor any director, officer or employee of Parent, nor, to the Knowledge of Parent, any other Representative of Parent, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials, employees or political parties or campaigns, (c) violated any Anti-Corruption Law, including any provision of the Foreign Corrupt Practices Act of 1977 or (d) made any other unlawful payment. Neither Parent nor any director, officer or employee of Parent nor, to the Knowledge of Parent, any other Representative of Parent has, since the IPO, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, Authority employee or other Person in order to assist Parent in connection with any actual or proposed transaction, which, if not given or continued in the future, would reasonably be expected to (i) adversely affect the business of Parent and (ii) subject Parent to suit or penalty in any private or governmental Action.

5.11 Anti-Money Laundering Laws. The operations of Parent are and have at all times been conducted in compliance with the Anti-Money Laundering Laws in all material respects, and no Action involving Parent with respect to the Anti-Money Laundering Laws is pending or, to the Knowledge of Parent, threatened.

5.12 Affiliate Transactions. Parent has made available to the Company true and complete copies of, all Contracts between (a) Parent, on the one hand, and (b) any Parent Related Party, on the other hand, other than (x) Contracts entered into after the date of this Agreement that are either permitted or entered into in accordance with this Agreement or (y) Contracts disclosed in the Parent SEC Documents. No Parent Related Party (A) owns any interest in any material asset used in the business of Parent, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor or lessee of Parent or (C) owes any material amount to, or is owed any material amount by, directly or indirectly, Parent or Merger Sub. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 5.12 are referred to herein as “Parent Related Party Transactions.” “Parent Related Party” shall mean any Affiliate of either Parent or the Sponsor, or any of their respective current employees or current or former directors, officers, general partners (including the Sponsor), managers, controlling persons or any immediate family members or Affiliate of any of the foregoing Persons.

5.13 Litigation. There is no (a) Action pending, or, to the Knowledge of Parent, threatened against the Parent or that affects its assets or properties, or (b) Order outstanding against the Parent or that affects its assets or properties. The Parent is not a party to a settlement or similar agreement regarding any of the matters set forth in the preceding sentence that contains any ongoing obligations, restrictions or liabilities (of any nature) that are material to the Parent.

5.14 Expenses, Indebtedness and Other Liabilities. Except as set forth in the Parent SEC Documents, the Parent has no Indebtedness or other liabilities, except as incurred in the ordinary course of business or as a result of its activities in connection with the Domestication, Merger, and the other Transactions.

5.15 Tax Matters.

(a) The Parent (i) has duly and timely filed all income and other material Tax Returns which are required to be filed by or with respect to it, and all such Tax Returns are true, correct, complete and accurate in all material respects, and (ii) has timely paid all income and other material Taxes and all income and other material Tax liabilities which have become due (whether or not shown as due on such Tax Returns). The unpaid Taxes or Tax liabilities of the Parent (A) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Parent Financial Statements in accordance with U.S. GAAP and (B) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Parent in filing its Tax Returns.

(b) the Parent has complied in all material respects with all applicable Laws relating to the reporting (including any information reporting), payment, collection and withholding of Taxes and has duly and timely withheld or collected and paid or remitted over to the applicable Taxing Authority all material amount of Taxes required to be withheld or collected and paid or remitted by such applicable Parent in connection with amounts paid or owing to any employee, creditor, stockholder, shareholder, independent contractor or other third party.

Annex A-31

(c) There are no audits, examinations or other Actions with respect to any Taxes or Tax Returns of the Parent that is being conducted, pending or proposed in writing. No claim or deficiency has been asserted or assessed by any Authority against the Parent for any material amount of Taxes that has not been paid or settled in full.

(d) No statute of limitations in respect, the assessment or collection, of any Taxes of the Parent has been waived or extended, which waiver or extension is in effect. The Parent has not requested any extension of time within which to file any Tax Return (other than automatic extensions not requiring the consent of the applicable Taxing Authority), which Tax Return has since not been filed.

(e) The Parent has not applied for, or requested, a ruling, administrative relief or technical advice from any Taxing Authority, which could be binding on Parent, Merger Sub, the Company, the Surviving Corporation or any of their respective Affiliates after the Closing Date. No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Parent.

(f) There is no Lien (other than Permitted Liens) for Taxes upon the Parent or any of the assets of the Parent.

(g) No claim has ever been made by a Taxing Authority in a jurisdiction where the Parent has not paid any Tax or do not file Tax Returns that the Parent is or may be subject to taxation by, or required to file a Tax Return in, such jurisdiction.

(h) The Parent has not nor has ever been subject to Tax in any country other than the country of incorporation of the Parent by virtue of having a permanent establishment (within the meaning of an applicable Tax treaty) or other place of business in that country, and the Parent is and has always been tax resident solely in its country of incorporation.

(i) The Parent (i) has been a member of a consolidated, combined, unitary, affiliated or other group for Tax purposes (other than a group the common parent of which is Parent) and (ii) has any liability for the Taxes of any Person (other than the Parent) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local or non-U.S. Tax Law), as a transferee or successor, by Contract (other than Contracts entered into in the ordinary course of business and the primary purpose of which is not Tax) or otherwise. The Parent is not, and has never been, a party to or bound by any Tax sharing, allocation, or indemnification Contract or similar Contract (other than any Tax sharing, allocation or indemnity provisions in Contracts entered into the ordinary course of business and the primary purpose of which is not Tax).

(j) The Parent will not be required to include any material amount in taxable income or exclude any material item of deduction from taxable income for any taxable period (or a portion thereof) ending after the Closing Date as a result of any: (i) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of any state, local or non-U.S. Tax Law) executed on or prior to the Closing Date, (ii) an installment sale or open transaction made on or prior to the Closing Date, (iii) an advance or prepaid amount or deferred revenue realized or received by the Parent prior to the Closing, (iv) use of an improper method of accounting for any taxable period (or portion thereof) ending on or prior to the Closing Date, (v) a change in the accounting method of the Parent pursuant to Section 481 of the Code (or any corresponding or similar provision of any state, local or non-U.S. Tax Law) for a taxable period (or portion thereof) ending on or prior to the Closing Date, (vi) any inclusion under Section 951(a) or Section 951A of the Code with respect to income earned or accrued in a taxable period (or portion thereof) ending on or prior to the Closing Date or (vii) otherwise as a result of a transaction or accounting method that accelerated an item of deduction into periods ending on or before the Closing Date or a transaction or accounting method that deferred an item of income into periods beginning after the Closing Date.

(k) The Parent is in compliance in all material respects with all applicable transfer pricing Laws, including the execution and maintenance of contemporaneous documentation substantiating transfer pricing practice and methodologies.

(l) The Parent is not, and never has been a, “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

Annex A-32

(m) The Parent has been a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(n) The Parent is and has been treated as a “C” corporation for U.S. federal (and applicable state and local) income Tax purposes since the date of its formation.

(o) The Parent has not engaged in, or been a party to, a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) or any other transaction requiring disclosure under analogous provisions of state, local or non-U.S. Tax Law.

(p) The Parent has not taken or agreed to take any action, and is not aware, after reasonable diligence, of the existence of any facts or circumstances that could, reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.

5.16 Parent Benefit Arrangements. Parent has never, and does not currently, maintain, sponsor or contribute to, or have any liability pursuant to any plan, program or arrangement that would fall under the definition of “Plan” determined as if such definition referenced Parent, as applicable, instead of the Company. Other than any officers as described in the Parent SEC Documents the Parent has never employed any employees. Other than repayment of working capital loans or cash advances made by, or reimbursement of any out-of-pocket expenses incurred by, Parent’s officers and directors in connection with activities on Parent’s behalf, the Parent does not have any unsatisfied material liability with respect to any officer or director.

5.17 Business Activities; Contracts and Liabilities.

(a) Since its incorporation, Parent has not conducted any business activities other than activities (i) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (ii) directed toward the accomplishment of a business combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Additional Agreements, the performance of its covenants or agreements in this Agreement or any Additional Agreements or the consummation of the Transactions or (iii) those that are administrative, ministerial or otherwise immaterial in nature.

(b) There is no Contract binding upon Parent or to which Parent is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing).

(c) Except as set forth on Section 5.17(c) of the Parent Schedules, as of the date of this Agreement, Parent has no Indebtedness.

5.18 No Undisclosed Liabilities. Except for the liabilities (a) set forth in Parent Schedules Section 5.18, (b) that are either permitted pursuant to or incurred in accordance with this Agreement, (c) incurred in the ordinary course of business of the Parent consistent with past practices, (d) for liabilities that are executory obligations arising under Contracts to which Parent is a party (none of which, with respect to the liabilities described in clause (c) and this clause (d), results from, arises out of, or relates to any breach or violation of, or default under, a Contract or applicable Law), (e) for the Parent Transaction Expenses or (f) set forth or disclosed in the Parent Financial Statements included in the Parent SEC Documents, Parent has no liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.

ARTICLE VI
COVENANTS OF THE PARTIES

6.1 Conduct of Business. Each of the Company and Parent covenants and agrees that:

(a) From the date hereof until the earlier of (1) the date this Agreement is terminated in accordance with ARTICLE X and (2) the Closing Date (such period, the “Interim Period”), unless Parent or the Company Parties, respectively, shall otherwise give prior written consent (which consent shall not be unreasonably conditioned, withheld or delayed, and provided, that Parent or the Company Parties, respectively, shall be deemed to have consented in writing if it provides no response within three (3) Business Days after the Company Parties or Parent, respectively, has made a request for such consent in writing) and except (x) as expressly required or permitted by this Agreement or any Additional Agreement, (y) in the case of the Company Parties, as set forth in Company Schedule 6.1 or in the case

Annex A-33

of Parent, as set forth in Parent Schedule 6.1 or (z) as required by applicable Law, each party hereto shall (A) operate and conduct its respective business in the ordinary course of business (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices and (B) use its commercially reasonable efforts to preserve intact its business operations, goodwill and business relationships with employees, clients, suppliers, contract manufacturing organizations, contract research organizations and other third parties. Without limiting the generality of the foregoing, during the Interim Period, except (x) as expressly required or permitted by this Agreement or any Additional Agreement, (y) in the case of the Company Parties, as set forth in Company Schedule 6.1 or in the case of Parent, as set forth in Parent Schedule 6.1 or (z) as required by applicable Law, without the prior written consent of the other parties hereto (which consent shall not be unreasonably conditioned, withheld or delayed, and provided, that the other parties hereto shall be deemed to have consented in writing if such other parties provide no response within three (3) Business Days after the Company Parties or Parent, as applicable, has made a request for such consent in writing), neither the Company Parties nor Parent shall:

(i) amend, modify or supplement its certificate of incorporation or bylaws or other organizational or governing documents, or propose, adopt or effect any plan, or engage in, any reorganization, reclassification, liquidation, dissolution or similar transaction;

(ii) (x) with respect to the Company, other than in the ordinary course of business consistent with past practice, amend, waive any provision of, or terminate prior to its scheduled expiration date, any Material Contract in a manner that is materially adverse to the interests of the Company or (y) with respect to Parent, amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way or relinquish any right under any Subscription Agreement or the Trust Agreement (in each case other than ministerial changes that do not have an economic impact);

(iii) solely with respect to the Company, enter into any Contract after the date of this Agreement, including for capital expenditures, that would be considered a Material Contract and would obligate the payment by the Company or Pubco, as applicable, of more than $500,000 (individually), other than in the ordinary course of business consistent with past practices or other than any Contract contemplated by the Company 2025 fiscal business plan approved by the Company’s Board of Directors and made available to Parent the “2025 Company Business Plan”);

(iv) make any capital expenditures in excess of $500,000 (individually);

(v) (A) sell, assign, transfer, lease, license, sublicense, convey, covenant not to assert, pledge, or otherwise encumber or subject to any Lien (other than Permitted Liens), abandon, cancel, fail to maintain, let lapse, or otherwise dispose of, any of the Company’s or Parent’s, as applicable, material tangible or intangible assets or material rights, except pursuant to existing contracts or commitments that are set forth on Company Schedule 6.1(a)(v); or (B) disclose any trade secrets owned by the Company to any Person other than pursuant to a written agreement sufficiently restricting the disclosure and use thereof by such Person;

(vi) pay, declare or promise to pay any dividends or other distributions with respect to its capital stock or other Equity Interests; or pay, declare or promise to pay any other amount to any stockholder, shareholder or other holder of Equity Interests in its capacity as such (which for the avoidance of doubt does not include payment of salary, benefits, commissions and other regular and necessary customary payments made in the ordinary course of business consistent with past practices);

(vii) (A) amend any term, right or obligation with respect to any outstanding shares of its capital stock or other Equity Interests, other than termination of the Company’s Plan, pursuant to which outstanding awards will vest in accordance with their terms, or (B) adjust, split, subdivide, combine, consolidate or reclassify any of its Equity Interests;

(viii) (A) make any loan, advance or capital contribution to, or investments in, any Person; (B) incur, assume, guarantee or otherwise become liable for, any Indebtedness, including drawings under the lines of credit, if any, other than, in the case of Parent, loans or advances from the Sponsor or an Affiliate thereof or certain of Parent’s officers and directors to finance the Parent Transaction Expenses (which loans or advances shall not exceed $1,000,000 in the aggregate and shall be treated as a Parent Transaction Expense); (C) repay or satisfy any Indebtedness; or (D) amend or modify in any material respect any Indebtedness;

Annex A-34

(ix) solely with respect to Parent, suffer or incur any Lien, except for Permitted Liens, on Parent’s assets or properties;

(x) delay, accelerate or cancel, or waive any material right with respect to, any receivables or Indebtedness owed to the Company or Parent, as applicable, or write off or make reserves against the same;

(xi) (A) merge or consolidate or enter a similar transaction with, or acquire any business or the material assets of, any other Person; (B) be acquired by any other Person; or (C) form any Subsidiaries, other than pursuant to the implementation by the Company of the share exchange under Article 3 hereof;

(xii) terminate or allow to lapse any insurance policy protecting any of the Company’s or Parent’s respective assets or properties, unless simultaneously with such termination or lapse, a replacement policy underwritten by an insurance company of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the terminated or lapsed policy for substantially similar premiums or less is in full force and effect;

(xiii) (A) solely with respect to Parent, adopt any severance, retention or other employee plan, or (B) solely with respect to the Company, fail to continue to make timely contributions to each employee health and welfare benefit plan in accordance with the terms thereof;

(xiv) institute, waive, release, compromise, settle or agree to settle any Action, in each case in excess of $500,000 (exclusive of any amounts covered by insurance) or that imposes injunctive or other non-monetary or equitable relief on such party;

(xv) except as required by U.S. GAAP, make any material change in its accounting policies, principles, methods or practices or write down the value of its assets;

(xvi) change its principal place of business or jurisdiction of organization or enter into any new line of business;

(xvii) sell, issue, redeem, assign, transfer, pledge, convey, repurchase or otherwise dispose of any Equity Interests (other than (A) with respect to Parent, the Redemption, (B) as otherwise contemplated by this Agreement or any Additional Agreement or (C) with respect to the Company, any Equity Interests issued;

(xviii) (A) make, change or revoke any material Tax election; (B) change any annual Tax accounting periods or material method of Tax accounting; (C) amend, modify or otherwise change any filed material Tax Return; (D) settle or compromise any claim, notice, audit report, assessment or other Action in respect of a material amount of Taxes of the Company; (E) enter into any Tax allocation, Tax sharing, Tax indemnity or similar agreement or any “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provisions of state, local or non-U.S. Tax Law); (F) surrender or forfeit or allow to expire any right to claim a material Tax refund; (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes; (H) take any action that would change the classification of the Company for U.S. federal (and applicable state and local) income Tax purposes or liquidate or otherwise dissolve the Company; (I) seek any Tax ruling from any Authority or (J) initiate or enter into any voluntary disclosure agreement or similar agreement with any Taxing Authority;

(xix) take any action, or fail to take any action, or become obligated to take or fail to take any action, where such action or failure could reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment;

(xx) solely with respect to Parent, enter into any transaction with, distribute or advance any assets or property to, or incur any liabilities to any of its Affiliates, other than (A) the payment of salary and benefits in the ordinary course consistent with past practices or (B) as contemplated by the exceptions set forth in Section 6.1(a)(viii)(B);

(xxi) solely with respect to the Company, other than as required by a Plan, as set forth on Company Schedule 6.1(a)(xvii), or as explicitly contemplated hereunder, (A) grant any severance, retention, change in control or termination or similar pay to any Company director or senior executive, (B) materially increase the cash compensation, severance, termination or bonus opportunity of any Company director or

Annex A-35

senior executive, (C) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries to any Company director or senior executive, (E) terminate the employment or engagement, other than for cause, of any employee or independent contractor with an annual compensation in excess of $350,000, (F) make any loan to any Company director or senior executive, other than advancement of expenses in the ordinary course of business consistent with past practices, or (G) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union or labor organization;

(xxii) solely with respect to the Company, enter into any Affiliate Transactions;

(xxiii) solely with respect to the Company, fail to take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of the Business, including to obtain or maintain all necessary Permits or fail to comply in material respects with all applicable Laws;

(xxiv) authorize, agree or commit to do any of the foregoing.

6.2 Access to Information. During the Interim Period, the Company Parties and Parent shall each, to the best of its ability, (a) continue to give such other party and such other party’s legal counsel and other Representatives full access to the offices, properties, employees, and Books and Records of the Company Parties, on the one hand, and Parent, on the other hand, as applicable, (b) furnish to the other party, its legal counsel and its other Representatives such financial and operating data and other information relating to the Business and the Company Parties, on the one hand, and Parent, on the other hand, as applicable, as such Persons may request and (c) cause its employees, legal counsel, accountants and other Representatives to cooperate with such other party and its Representatives in such other party’s investigation of the Company Parties or the Business (in the case of the Company) or the Parent or the business of Parent (in the case of Parent); provided that any access granted pursuant to this Section 6.2 shall utilize commercially reasonable security measures, and be during normal business hours and upon reasonable prior written notice and in such manner as not to interfere unreasonably with the conduct of the Business (in the case of the Company) or the business of Parent (in the case of Parent). Notwithstanding anything to the contrary expressed or implied in this Agreement, neither party hereto shall be required to provide the access described above or disclose any information to the other party if doing so is, in such party’s reasonable judgement, reasonably likely to (i) result in a waiver of attorney-client privilege, work product doctrine or similar privilege, (ii) violate any applicable Law to which it is subject, or (iii) violate any legally-binding obligation of the Company Parties with respect to confidentiality, non-disclosure or privacy; provided, that, the Company Parties and Parent shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such waiver or violation.

6.3 Notices of Certain Events. During the Interim Period, each of Parent and the Company Parties shall promptly notify such other party of:

(a) any notice or other communication from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the Transactions or that the Transactions might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the Company (or Pubco, post-Closing) to any such Person or create any Lien on any of the Company’s or Pubco’s assets;

(b) any notice or other communication from any Authority in connection with the Transactions;

(c) the occurrence of any fact or circumstance which constitutes or results in, or would reasonably be expected to constitute or result in, a Material Adverse Effect; and

(d) any inaccuracy of any representation or warranty of such party contained in this Agreement at any time during the term hereof, or any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, that would reasonably be expected to cause any of the conditions set forth in ARTICLE IX not to be satisfied.

No notice pursuant to this Section 6.3 shall affect any representation or warranty in this Agreement of any party hereto, or any condition to the obligations of any party hereto.

Annex A-36

6.4 Cooperation with Registration Statement, Proxy Statement/Prospectus; Other Filings.

(a) As promptly as practicable following the date of this Agreement (and in any event within four (4) Business Days thereafter), Parent shall prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (the “Signing Form 8-K”) and the parties hereto shall issue a mutually agreeable press release announcing the execution of this Agreement and the Subscription Agreements (the “Signing Press Release”). Parent shall provide the Company Parties with a reasonable opportunity to review and comment on the Signing Form 8-K prior to its filing and shall consider such comments in good faith.

(b) The Company Parties shall promptly provide to Parent such information concerning the Company and the Company Shareholders as is either required by the federal securities laws or reasonably requested by Parent for inclusion in the Registration Statement and Offer Documents. As promptly as practicable after the receipt by Parent from the Company Parties of all such information, including the Company PCAOB Audited Financial Statements, Parent and the Company Parties shall prepare and file with the SEC, and with all other applicable regulatory bodies, proxy materials for the purpose of soliciting proxies from holders of Parent Ordinary Shares sufficient to obtain Parent Shareholder Approval at a general meeting (whether annual or extraordinary) of holders of Parent Ordinary Shares to be called and held for such purpose (the “Parent Shareholder Meeting”). Such proxy materials shall be in the form of a combined proxy statement and prospectus (the “Proxy Statement/Prospectus”), which shall be included in the Registration Statement filed by Parent with the SEC. Parent shall promptly respond to any SEC comments on the Registration Statement. The Proxy Statement/Prospectus, the Registration Statement, and the documents included or referred to therein, together with any filings under the Exchange Act that reference, amend, or supplement the foregoing documents, and any supplements, amendments or exhibits thereto, are referred to herein as the “Offer Documents”.

(c) Parent shall each time before any Offer Document is filed with the SEC (i) permit the Company Parties and their counsels to review and comment on the Offer Documents and (ii) consider any such comments in reasonable and good faith. As promptly as practicable after receipt thereof, Parent shall provide to the Company Parties and their counsels notice and a copy of all correspondence (or, to the extent such correspondence is oral, a summary thereof), including any comments from the SEC or its staff, between Parent or any of its Representatives, on the one hand, and the SEC or its staff or other government officials, on the other hand, with respect to the Offer Documents, and, in each case, shall consult with the Company Parties and their counsel concerning any such correspondence and shall give the Company Parties and their counsel reasonable opportunity to participate in the response to any such correspondence and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by permitting the Company’s counsel to participate with Parent’s counsel in any discussions or meetings with the SEC. Parent will advise the Company Parties, as promptly as practicable after it receives notice thereof, of the time when the Registration Statement or Proxy Statement/Prospectus or any amendment or supplement thereto has been filed with the SEC and the time when the Registration Statement declared effective or any stop order relating to the Registration Statement is issued.

(d) None of Parent, Parent’s Board of Directors nor any committee of the Parent’s Board of Directors shall withdraw, qualify, amend, change or modify, or propose publicly or by formal action of Parent, the Parent’s Board of Directors or any committee of the Parent’s Board of Directors to withdraw, qualify, amend, change or modify, in a manner adverse to the Company, the Parent Board Recommendation or any other recommendation by Parent, the Parent’s Board of Directors or any committee of the Parent’s Board of Directors in connection with any of the Parent Proposals (in each case, a “Change in Recommendation”); provided, however, that solely in response to a Company Intervening Event that has a Material Adverse Effect on the Company, the Parent’s Board of Directors and/or any committee of the Parent’s Board of Directors may make a Change in Recommendation prior to obtaining the Parent Shareholder Approval if Parent’s Board of Directors or such committee determines in good faith, after consultation with and upon the advice of its outside legal counsel, that a failure to make a Change in Recommendation would constitute a breach by Parent’s Board of Directors or such committee of their respective fiduciary duties under applicable Law; provided, further, that Parent’s Board of Directors or such committee shall not be entitled to make, or agree or resolve to make, a Change in Recommendation unless (1) Parent has provided at least ten (10) days’ prior written notice to the Company Parties advising that Parent’s Board of Directors and/or such committee proposes to take such action and which notice contains the material facts underlying Parent’s Board of Directors’ or such committee’s determination that a Company Intervening Event that has a Material Adverse Effect on the Company Parties, has occurred (a “Change in Recommendation Notice”, and such period from the time the Change in Recommendation Notice is delivered until 5:00 p.m., New York, New York, local time on the tenth (10th) day from the date of such notice (it being understood that any material development with respect to a Company Intervening Event that has a Material Adverse Effect on the

Annex A-37

Company Parties, shall require a new notice but with an additional five-Business Day (instead of ten-day) period from the date of such notice), the “Change in Recommendation Notice Period”); provided, that, such notification would not, after consultation with and upon the advice of Parent’s outside legal counsel, constitute a breach by the Parent’s Board of Directors of its fiduciary duties under applicable Law or constitute a breach of any applicable Law, (2) during such Change in Recommendation Notice Period, the Parent’s Board of Directors and/or such committee has engaged in good faith negotiations with the Company and its Representatives to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for a Change in Recommendation and (3) following expiration of such Change in Recommendation Notice Period, the Parent’s Board of Directors (including the transaction committee and any other required committee or subgroup of such board) reaffirms in good faith, after consultation with and upon the advice of its outside legal counsel, that the failure to make a Change in Recommendation would constitute a breach by Parent’s Board of Directors or such committee of their respective fiduciary duties under applicable Law. Notwithstanding anything to the contrary contained in this Agreement, during a Change in Recommendation Notice Period, the obligations of Parent or the Parent’s Board of Directors under this Agreement to make filings with any Authority (including the SEC) with respect to the Required Parent Proposals contemplated herein, to give notice for or to convene a general meeting, or make a recommendation, shall be tolled, and in the event any such filing or notice for a meeting was made prior to the commencement of a Change in Recommendation Notice Period, Parent shall be permitted to adjourn such meeting (subject to applicable Law) and amend such filing as necessary to provide sufficient time for Parent Shareholders to consider any revised recommendation.

(e) As soon as practicable following the date on which the Registration Statement is declared effective by the SEC (such effective date, the “S-4 Effective Date”), Parent shall distribute the Proxy Statement/Prospectus to the holders of Parent Ordinary Shares and, pursuant thereto, shall call the Parent Shareholder Meeting in accordance with the Parent Articles and all applicable Laws of the Cayman Islands and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the Transactions and the other matters presented to the Parent Shareholders for approval or adoption at the Parent Shareholder Meeting, including the Parent Proposals.

(f) Parent shall comply with all applicable provisions of and rules under the Securities Act and Exchange Act, the Parent Articles and all applicable Laws of the Cayman Islands and Nasdaq in the preparation, filing and distribution of the Offer Documents, as applicable, the solicitation of proxies under the Proxy Statement/Prospectus and the calling and holding of the Parent Shareholder Meeting. The Company shall comply with all applicable provisions of and rules under the Securities Act and Exchange Act with respect to information provided for inclusion in the Offer Documents Without limiting the foregoing, Parent shall ensure that each of the Registration Statement, as of the S-4 Effective Date, and the Proxy Statement/Prospectus, as of the date on which it is first distributed to the Parent Shareholders, and as of the date of the Parent Shareholder Meeting, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished by the Company for inclusion in the Offer Documents). The Company represents and warrants that the information relating to the Company supplied by the Company for inclusion in the Offer Documents, as of the S-4 Effective Date, the date on which the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first distributed to the Parent Shareholders, the Redemption deadline pursuant to the Parent Articles and Trust Agreement, or at the time of the Parent Shareholder Meeting, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. If at any time prior to the Merger Effective Time, a change in the information relating to the Company or any other information furnished by Parent, Merger Sub or the Company for inclusion in the Offer Documents, which would make the preceding sentence incorrect, should be discovered by Parent, Merger Sub or the Company, as applicable, such party shall promptly notify the other parties hereto of such change or discovery and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Parent Shareholders. In connection therewith, Parent, Merger Sub and the Company shall instruct their respective employees, counsel, financial advisors, auditors and other authorized Representatives to reasonably cooperate with Parent as relevant if required to achieve the foregoing.

(g) In accordance with the Parent Articles and applicable Laws, including the Cayman Companies Act and rules and regulations of Nasdaq in the Proxy Statement/Prospectus, Parent shall seek from the holders of Parent Ordinary Shares the approval of the following proposals: (i) approval of the Merger (the “Merger Proposal”); (ii) approval of the Domestication (the “Domestication Proposal”); (iii) approval of the election of the persons designated

Annex A-38

pursuant to Section 2.4(b)(i) hereto as directors of Pubco (the “Director Election Proposal”); (iv) approval to adjourn the Parent Shareholder Meeting, if necessary or desirable; and (v) approval to obtain any and all other approvals necessary or advisable to effect the consummation of the Merger as determined by Parent (the proposals set forth in the forgoing clauses (i) through (vi) collectively, the “Parent Proposals”).

(h) Parent, with the reasonable assistance of the Company, shall use its reasonable best efforts to cause the Registration Statement to “clear” comments from the SEC and the Registration Statement to become effective as promptly as reasonably practicable. The Offer Documents shall provide the public shareholders of Parent with the opportunity to effect the Redemption at the Redemption Price, all in accordance with the Parent Articles, the Trust Agreement, applicable Law and any applicable rules and regulations of the SEC.

(i) Notwithstanding anything else to the contrary in this Agreement or any Additional Agreements, Parent may make any public filing with respect to the Merger to the extent required by applicable Law.

(j) Parent shall call and hold the Parent Shareholder Meeting as promptly as practicable (subject to applicable rules and regulations of the SEC) after the S-4 Effective Date for the purpose of seeking the approval of each of the Parent Proposals, and Parent shall consult in good faith with the Company with respect to the date on which such meeting is to be held. Parent shall use reasonable best efforts to solicit from its shareholders proxies in favor of the approval and adoption of the Merger and this Agreement. The Company acknowledges that a substantial portion of the Proxy Statement/Prospectus shall include disclosure regarding the Company and its management, operations and financial condition. Accordingly, the Company agrees to as promptly as reasonably practical provide Parent with such information as shall be reasonably requested by Parent for inclusion in or attachment to the Proxy Statement/Prospectus, and that such information is accurate in all material respects and complies as to form in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder. The Company understands that such information shall be included in the Proxy Statement/Prospectus or responses to comments from the SEC or its staff in connection therewith. The Company shall make, and cause each Subsidiary to make, their managers, directors, officers and employees available to Parent and its counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

(k) Prior to Closing, Parent shall begin preparing a draft Current Report on Form 8-K in connection with and announcing the consummation of the Transactions contemplated by this Agreement, together with, or incorporating by reference, such information that is or may be required to be disclosed with respect to the transactions contemplated by this Agreement pursuant to Form 8-K (the “Closing Form 8-K”). Parent shall provide the Company with a reasonable opportunity to review and comment on the Closing Form 8-K prior to its filing and shall consider such comments in good faith. Prior to the Closing, the parties hereto shall prepare a mutually agreeable press release announcing the consummation of the Transactions contemplated by this Agreement (“Closing Press Release”). Concurrently or promptly following with the Closing, Pubco shall distribute the Closing Press Release, and within four (4) Business Days thereafter, file the Closing Form 8-K with the SEC.

6.5 Company Financial Statements and Financial Information; Company Business Plan.

(a) The Company shall use its reasonable best efforts to provide Parent with audited financial statements on or before October 31, 2025, including balance sheets, statements of operations, statements of cash flows, and statements of stockholders equity, of the Company as of and for each of the years ended July 31, 2024 and July 31, 2023, in each case, prepared in accordance with U.S. GAAP and Regulation S-X and audited in accordance with the standards of the PCAOB and containing an unqualified report of the Company’s auditors (the “Company PCAOB Audited Financial Statements”).

(b) The Company shall use its reasonable best efforts to provide Parent by the end of each calendar quarter during the Interim Period, or as promptly as reasonably practicable thereafter, the unaudited financial statements, including balance sheets, statements of operations, statements of cash flows and statements of stockholders equity, of the Company as of and for each interim period required to be presented in the Registration Statement, in each case, prepared in accordance with U.S. GAAP and Regulation S-X and reviewed in accordance with SAS 100 review procedures (the “Company Unaudited Interim Financial Statements”).

(c) The Company shall use its reasonable best efforts to promptly provide Parent with additional Company financial information reasonably requested by Parent for inclusion in the Registration Statement, the Proxy Statement/Prospectus and any other filings to be made by Parent with the SEC. Notwithstanding the generality of the

Annex A-39

foregoing, the Company shall reasonably cooperate with Parent in connection with the preparation for inclusion in the Offer Documents of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by Form S-4.

6.6 Reasonable Best Efforts; Further Assurances; Governmental Consents.

(a) Except with respect to the matters set forth in Section 6.5, which shall be governed by the terms and condition of Section 6.5, or otherwise as subject to the terms and conditions of this Agreement, each party hereto shall use its reasonable best efforts, and shall cooperate fully with the other parties hereto, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, or as reasonably requested by the other parties, to consummate and implement expeditiously each of the Transactions, including using its reasonable best efforts to (i) obtain all necessary actions, nonactions, waivers, consents, approvals and other authorizations from all applicable Authorities or other third Persons prior to the Merger Effective Time, (ii) avoid an Action by any Authority, and (iii) execute and deliver any additional instruments necessary to consummate the Transactions. The parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously each of the Transactions.

(b) Except with respect to the matter set forth in Section 6.5, which shall be governed by the terms and condition of Section 6.5, or otherwise as subject to applicable Law, each of the Company and Parent agrees to (i) cooperate and consult with the other regarding obtaining and making all notifications and filings with Authorities, (ii) furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) keep the other apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by such party from, or given by such party to, any third party or any Authority with respect to such transactions, (iv) permit the other party to review and incorporate the other party’s reasonable comments in any communication to be given by it to any Authority with respect to any filings required to be made with, or action or nonactions, waivers, expirations or terminations of waiting periods, clearances, consents or orders required to be obtained from, such Authority in connection with execution and delivery of this Agreement and the consummation of the Transactions and (v) to the extent reasonably practicable, consult with the other in advance of and not participate in any meeting or discussion relating to the Transactions, either in person or by telephone, with any Authority in connection with the Transactions unless it gives the other party the opportunity to attend and observe; provided, however, that, in each of clauses (ii), (iii) and (iv) above, that materials may be redacted (A) to remove references concerning the valuation of such party and its Affiliates, (B) as necessary to comply with contractual arrangements or applicable Laws, and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(c) In case, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall use their reasonable best efforts to take all such action.

6.7 Confidentiality.

(a) Each party hereto acknowledges and understands that, in connection with the Transactions, it will receive certain Confidential Information of the other parties hereto (the recipient of such Confidential Information, the “Recipient” and the party hereto disclosing such Confidential Information, the “Disclosing Party”). During the Interim Period, and, in the event that this Agreement is terminated pursuant to ARTICLE X, for a period of two years after such termination, the Recipient shall, and shall instruct its Representatives to, use Confidential Information solely for the purpose of consummating the Transactions, and, in furtherance and not in limitation of the foregoing, shall (i) undertake commercially reasonable precautions to safeguard and protect the confidentiality of the Confidential Information; (ii) not disclose or cause to be disclosed in any manner whatsoever, directly or indirectly, in whole or in part, Confidential Information, except as is expressly permitted under this Agreement; and (iii) except as permitted by Section 6.7(c) below, disclose the Confidential Information only to its Representatives who have been advised by the Recipient of the existence of this Section 6.7 and have been instructed to comply with the provisions of this Section 6.7, or are otherwise subject to a confidentiality agreement with the Disclosing Party.

Annex A-40

(b) The term “Confidential Information” means all documents, information (whether oral, written, or electronic), interpretations, and other materials about the Disclosing Party or the Disclosing Party’s business furnished by the Disclosing Party to the Recipient or its Representatives in connection with this Agreement or the Transactions, in each case, that are non-public, confidential, or proprietary, including without limitation, non-public, confidential, or proprietary information related to accounting, financial matters, tax, legal and operational information, proprietary oral, written, or electronic communications, confidential memoranda, presentations, notes, reports, analyses, compilations, forecasts, data, studies, or other documents or materials prepared by the Disclosing Party or its Representatives, or prepared by the Recipient or its Representatives to the extent based on the information or materials referenced in this first sentence of Section 6.7(b). The term “Confidential Information” does not include information that: (i) is, was, or becomes available to the public other than as a result of a disclosure by the Recipient or any of its Representatives in violation of this Section 6.7; (ii) is, was, or becomes available to the Recipient or any of its Representatives from a source other than the Disclosing Party or its Representatives if such source is not known by the Recipient at the time of the disclosure to be bound by a confidentiality agreement with, or other known contractual or legal obligation of confidentiality to, the Disclosing Party with respect to such information; (iii) was or is independently developed by the Recipient or its Representatives without using Confidential Information; (iv) is obtained by the Recipient or its Representatives through subpoena, formal legal proceedings or discovery, or other process; (v) is determined by a court of competent jurisdiction not to be Confidential Information pursuant to a final order not subject to appeal; (vi) is already within the Recipient’s possession prior to it being furnished to the Recipient or its Representatives by or on behalf of the Disclosing Party and not covered by some other confidentiality obligation between the Recipient and the Disclosing Party; or (vii) is agreed by the Disclosing Party in writing (including by email) not to be Confidential Information.

(c) Notwithstanding anything to the contrary in this Section 6.7, the Recipient may disclose any Confidential Information in the event that the Recipient or its Representatives are requested or required (as determined in good faith by the Recipient or such Representative upon the advice of counsel) to disclose all or any portion of the Confidential Information by any applicable Law or applicable stock exchange rules or by request of any Authority (whether by oral questions, interrogatories, requests for information or documents in legal or regulatory proceedings, subpoena, civil investigative demand or other similar process). Notwithstanding the foregoing, with respect to any such request made under applicable Law, to the extent reasonably practicable and permitted by applicable Law, the Recipient agrees to promptly notify the Disclosing Party of such request so that the Disclosing Party may intervene (at the Disclosing Party’s sole cost and expense) to take legally available steps to resist or narrow such request, including the Disclosing Party’s efforts to seek a protective order or other appropriate remedy (at the Disclosing Party’s sole cost and expense). In addition, to the extent permitted by applicable Law, the Recipient will not oppose and, to the extent requested by the Disclosing Party, will use commercially reasonable efforts to cooperate with the Disclosing Party (at the Disclosing Party’s sole cost and expense) with regard to, any action by the Disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to the Confidential Information, or to resist or narrow the request or requirement for information. Provided the Recipient and its Representatives comply with the notice and other provisions of this Section 6.7(c), if the Recipient, or any of its Representatives, is requested by any Authority or is required by applicable Law to disclose Confidential Information, the Recipient or its Representatives may disclose that portion of the Confidential Information that the Recipient, or any of its Representatives, reasonably believes is requested or required by applicable Law without any liability for such disclosure. Notwithstanding anything in this Agreement to the contrary, the Recipient and its Representatives may disclose Confidential Information without notice or other obligation to the Disclosing Party or taking any other action hereunder in connection with routine supervisory examinations, inspections, investigations or inquiries by an auditor, banking or other regulatory or self-regulatory authorities having jurisdiction or any other ordinary course regulatory audits of the Recipient’s or any of its Representatives’ respective businesses, provided that such examinations, inspections, investigations or inquiries are not specifically directed at the Disclosing Party, the Transaction, or any Confidential Information (as determined by the Recipient or such Representative upon the advice of counsel).

(d) Upon the Disclosing Party’s written request (email being sufficient), the Recipient shall (within 5 Business Days following the receipt of such written request), and shall promptly direct its Representatives to, deliver to the Disclosing Party or, at the option of the Recipient, destroy (to the extent technically and reasonably practicable) all written Confidential Information without retaining, in whole or in part, any copies, extracts, or other reproductions (whatever the form or storage medium) of such Confidential Information, and, if applicable, upon written request, shall confirm the destruction of such Confidential Information in writing (which may be by email) to the Disclosing Party. Notwithstanding the foregoing sentence, the Recipient and its Representatives may retain: (i)

Annex A-41

that portion of the Confidential Information that consists of copies, electronic copies, notes, analyses, compilations, studies, interpretations, or other documents prepared by the Recipient or any Representative of the Recipient; (ii) such documents, records, and copies as it reasonably believes may be required in order to satisfy any internal compliance, record keeping, retention policies and/or procedures or Law to which the Recipient or such Representative is subject; (iii) any portion of the Confidential Information that is no longer in their sole custody and control pursuant to a prior disclosure under Law; (iv) Confidential Information contained in backup tapes or other media made in the ordinary course of business pursuant to automated archival processes; and (v) any portions of the Confidential Information that have been disclosed to the public pursuant to the terms of this Agreement.

(e) The Company acknowledges and agrees that it is aware, and its Affiliates and Representatives are aware (or upon receipt of any material nonpublic information of Parent, will be advised), of the restrictions imposed by the United States federal securities Laws and other applicable foreign and domestic Laws on Persons possessing material nonpublic information about a public company. The Company hereby agrees, except in connection with or support of the Transactions and as contemplated by this Agreement, while any of them are in possession of such material nonpublic information, during the Interim Period, none of such Persons shall, directly or indirectly (through its Affiliates or otherwise), acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of Parent, communicate such information to any other Person or cause or encourage any Person to do any of the foregoing.

6.8 Directors’ and Officers’ Indemnification and Liability Insurance.

(a) The parties hereto agree that for a period of six (6) years from the Closing Date, the parties hereto shall, and shall cause Pubco to, maintain in effect, in favor of any individual who, at or prior to the Closing, was a director or officer of Pubco, Merger Sub or the Company, as the case may be, or who, at the request of Parent, Merger Sub or the Company, as the case may be, served as a director, officer, member, manager, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators, (each, together with such Person’s heirs, executors or administrators, a “D&O Indemnified Party”)), the exculpation, indemnification and advancement of expenses provisions of Parent’s, Merger Sub’s and the Company’s respective organizational documents as in effect immediately prior to the Closing Date or in any indemnification agreements of Parent, Merger Sub or the Company, on the one hand, with any D&O Indemnified Party, on the other hand, as in effect immediately prior to the Closing Date, (which, for the avoidance of doubt, shall provide for the advancement of reasonable attorneys’ fees and expenses of any such Person as incurred to the fullest extent permitted under applicable Law (including in connection with any Action brought by any such Person to enforce his or her rights under this Section 6.8)) and the parties hereto shall, and shall cause Pubco to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Actions pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Closing Date, Pubco shall cause the Surviving Corporation to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.8 without limit as to time.

(b) At or prior to the Closing, Pubco shall purchase a “tail” directors’ and officers’ liability insurance policy (the “D&O Tail”) in respect of acts or omissions occurring prior to the Closing covering each such Person that is currently covered by a directors’ and officers’ liability insurance policy of Parent and the Company, respectively, on terms with respect to coverage, deductibles and amounts no less favorable than those of such applicable policy in effect on the date of this Agreement for the six (6) year period following the Closing; provided that in no event shall Parent and the Company, respectively, be required to expend on the premium thereof in excess of 350% of the aggregate annual premiums currently payable by Parent and the Company, respectively, with respect to such current policies (the “Premium Cap”); provided, further, that if such minimum coverage under any such D&O Tail is or becomes not available at the Premium Cap, then any such D&O Tail shall contain the maximum coverage available at the Premium Cap. From and after the Merger Effective Time, Parent shall maintain the D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by Pubco and the Surviving Corporation, as applicable, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 6.8(b). No claims made under or in respect of the D&O Tail related to any fiduciary or employee of the Company shall be settled without the prior written consent of Parent, such consent not to be unreasonably withheld, delayed or conditioned.

Annex A-42

(c) The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the organizational documents of Parent, Merger Sub, or the Company, any other indemnification arrangement, any Law or otherwise. The obligations of Parent and the Company under this Section 6.8(c) shall not be terminated or modified after the Closing in such a manner as to materially and adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party. The provisions of this Section 6.8 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 6.8.

(d) If Parent or, after the Closing, Pubco or the Surviving Corporation, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of Pubco or the Surviving Corporation, as applicable, assume the obligations set forth in this Section 6.8.

6.9 Sponsor Indemnification.

(a) As set forth in that certain Indemnification Agreement, dated January 14, 2025 by and between Parent and the Sponsor (the “Sponsor Indemnification Agreement”), the parties hereto each acknowledge and agree that Parent’s obligations to indemnify and hold harmless the Indemnitees (as defined in the Sponsor Indemnification Agreement, which term includes the Sponsor) expressly survives the Closing.

(b) At the Merger Effective Time, Pubco shall assume all rights and obligations of Parent and its successors under all indemnification agreements (including the Sponsor Indemnification Agreement) then in effect between Parent (or any of its successors) and any Person who is or was a director or officer of Parent or Sponsor prior to the Merger Effective Time and that have either been (a) entered into prior to the date hereof and made available to the Company prior to the Closing or (b) are entered into after the date hereof in accordance with Section 6.1, which indemnification agreements (including the Sponsor Indemnification Agreement but only with respect to the indemnification, exoneration, exculpation, advancement and expense reimbursement provisions therein) shall continue to be effective following the Closing.

6.10 Certain Tax Matters.

(a) For U.S. federal (and applicable state and local) income Tax purposes, each of the parties hereto intends that (a) the Domestication qualifies for the Domestication Intended Tax Treatment and (b) the Merger qualifies for the Merger Intended Tax Treatment. The parties hereto hereby (i) adopt this Agreement as a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder, (ii) agree to file and retain such information as shall be required under Treasury Regulations Section 1.368-3, and (iii) agree to file all Tax Returns on a basis consistent with the Intended Tax Treatment and not otherwise to take any position or action inconsistent with the Intended Tax Treatment, in each case, unless otherwise required by a Authority as a result of a “determination” that is final within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local or non-U.S. Tax Law) or a change in applicable Law. Each party hereto agrees to use reasonable best efforts to promptly notify all other parties hereto of any challenge to the qualification of the relevant portion of the transactions contemplated by this Agreement for its Intended Tax Treatment by any Authority. None of the parties hereto shall (and none of the parties hereto shall permit or cause any of their respective Affiliates, Subsidiaries or Representatives to) take or fail to take any action, or become obligated to take or fail to take any action, which action or failure could reasonably expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment, the Domestication to qualify for the Domestication Intended Tax Treatment and the Merger to qualify for the Merger Intended Tax Treatment. Each of the parties acknowledges and agrees that each has had the opportunity to obtain independent legal and Tax advice with respect to the transactions contemplated by this Agreement.

(a) Parent and the Company shall promptly notify the other party in writing if, before the Closing Date, either such party knows or has reason to believe that the Domestication may not qualify for the Domestication Intended Tax Treatment or that the Merger may not qualify for the Merger Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate such qualification, which amendments shall be made if the Company and Parent reasonably determines on the advice of their respective counsel that such amendments would be reasonably expected to result in the Domestication Intended Tax Treatment or the Merger Intended Tax Treatment and would not be commercially impracticable).

Annex A-43

(b) In the event the SEC requires that an opinion of external counsel relating to the Tax consequences of, or related to, the transactions contemplated by this Agreement be issued in connection with the Registration Statement, the Proxy Statement/Prospectus or Other Filings, each of the parties hereto shall reasonably cooperate in good faith with one another in connection with the issuance of such a Tax opinion. In connection with the foregoing, each of the parties hereto shall (and shall cause their respective Affiliates, Subsidiaries or Representatives to) execute and deliver customary Tax representation letters to the applicable counsel, upon reasonable request therefore, dated as of the necessary date and signed by an officer of the applicable party and in form and substance reasonably satisfactory to such counsel (including containing customary representations, warranties and covenants) and reasonably necessary or appropriate to enable such counsel to render any such opinion. CELINE or other advisors of Parent shall not be required to provide any opinion to any party regarding the Merger Intended Tax Treatment or with respect to any Tax matters affecting the Company or any of its equity holders. Notwithstanding anything to the contrary in this Agreement, neither counsel nor advisors to Parent or the Company shall be required, or be deemed to be required, to provide any Tax opinion as an express condition precedent to the transactions contemplated by this Agreement.

(c) The parties hereto shall reasonably cooperate in connection with Tax compliance matters, including any requests from equity holders of the Parent in connection with matters relating to Parent’s U.S. federal tax classification as a “passive foreign investment company” or “controlled foreign corporation.”

(b) All Transfer Taxes shall be paid by the Surviving Corporation. After the Closing Date, the Surviving Corporation will prepare and file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes that are required to be filed after the Closing Date, and, if required by applicable Law, Pubco will, and will cause their respective Affiliates to, cooperate and join in the execution of any such Tax Returns and other documentation, as applicable. Each party hereto shall (and shall cause its Affiliates to) provide certificates or forms, and timely execute any Tax Return, that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax.

6.11 Litigation. During the Interim Period, Parent, on the one hand, and the Company Parties, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Actions (including derivative claims) relating to this Agreement, any Additional Agreement or any matters relating thereto (collectively, the “Transaction Litigation”) commenced (or to such party’s knowledge threatened) against, in the case of Parent, any of Parent or any of its Representatives (in their capacity as a representative of Parent) or, in the case of the Company Parties, the Company Parties or any of their Representatives (in their capacity as a representative of the Company Parties). Parent and the Company Parties shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in (subject to a customary joint defense agreement), but not control, the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other. In no event shall (A) any of Parent or any of its Representatives settle or compromise any Transaction Litigation without the Company Parties’ prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) or (B) the Company Parties or any of their Representatives settle or compromise any Transaction Litigation without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.12 Pubco Equity Incentive Plan. Prior to Closing, Parent and Company shall cooperation in good faith to adopt a new equity incentive plan to be effective (the “Pubco Equity Incentive Plan”). The Pubco Equity Incentive Plan shall have such number of shares available for issuance equal a mutually agreed upon percentage between the Parent and the Company of the Pubco Common Stock on a fully-diluted basis (calculated after giving effect to the transactions hereunder but excluding any Company Converted Warrants).

6.13 Nasdaq Listing. Pubco shall use its reasonable best efforts to cause (a) Pubco’s initial listing application with Nasdaq in connection with the Transactions to have been approved; (b) all applicable initial and continuing listing requirements of Nasdaq to be satisfied; and (c) the Pubco Common Stock to be issued as Aggregate Merger Consideration to be approved for listing on Nasdaq, subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement and in any event prior to the Merger Effective Time.

Annex A-44

ARTICLE VII
COVENANTS OF THE COMPANY

7.1 Commercially Reasonable Efforts to Obtain Consents. The Company shall use its commercially reasonable efforts to obtain each Company Consent set forth on Company Schedule 7.1. The parties hereto have determined and agree that no filing or waiting period under the HSR Act is required in respect of the Transactions.

7.2 Support Agreement. As soon as practicable after the execution and delivery of this Agreement, but no later than fourteen (14) calendar days thereafter, the Company shall deliver to Parent a Company Shareholder Support Agreement in substantially the form attached hereto as Exhibit C, duly executed by each Company Stockholder set forth in Schedule 7.2.

7.3 No Parent Securities Transactions. From and after the date of this Agreement until the Merger Effective Time, except as otherwise contemplated by this Agreement, the Company shall not engage in any transactions involving the securities of Parent without the prior consent of Parent if the Company possesses material nonpublic information of Parent.

7.4 Obligations of Merger Sub. The Company shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth in this Agreement.

7.5 Employment Agreements. Pubco shall use commercially reasonable efforts to enter into Employment Agreements with the executive employees listed in Company Schedule 1.1(a), which Employment Agreements would become effective as of the Closing.

ARTICLE VIII
COVENANTS OF PARENT

8.1 Trust Account. Parent shall cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement, including for the payment of (a) all amounts payable to public shareholders of Parent in connection with the Redemption (the “Parent Redemption Amount”), (b the other Transaction Expenses to the third parties to which they are owed, and (c) the remaining monies in the Trust Account to Pubco after the Closing.

8.2 Adoption of Registration Statement. Within one Business Day of the Closing Date, the post-Domestication Parent, as the successor to the pre-Domestication Parent, shall file a post-effective amendment to the Registration Statement pursuant to Rule 414(d) of the Securities Act.

8.3 Section 16 Matters. Prior to the Domestication Effective Time, each of the Company and Parent shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Parent Ordinary Shares or acquisitions of Pubco Common Stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may be or become subject to the reporting requirements of Section 16 of the Exchange Act to be an exempt disposition or exempt acquisition pursuant to Rule 16b-3 promulgated under the Exchange Act.

8.4 Parent Shareholder Approval. As promptly as reasonably practicable following the time at which the Registration Statement is declared effective under the Securities Act, Parent shall: (a) use reasonable best efforts to solicit proxies to obtain Parent Shareholder Approval, including the adoption and approval of any other proposal reasonably agreed to by Parties as necessary or appropriate in connection with the consummation of the Merger and the adoption and approval of a proposal for the adjournment of the Parent Shareholder Meeting, if necessary or convenient, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing; and (c) the conduct of the Parent Shareholder Meeting.

Annex A-45

ARTICLE IX
CONDITIONS TO CLOSING

9.1 Condition to the Obligations of the Parties. The obligations of each of the parties hereto to consummate the Transactions are subject to the satisfaction of all of the following conditions at or prior to the Domestication Effective Time (or, with respect to the conditions in Sections 9.1(a) and 9.1(e), at or prior to the Merger Effective Time), any one or more of which may be waived (where permissible) in writing by both Parent and Pubco (on behalf of the Company Parties):

(a) No Prohibition. No Authority having competent jurisdiction over the parties hereto with respect to the Transactions shall have (i) enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award that is in effect or (ii) brought an Action or issued or granted any Order (whether temporary, preliminary, or permanent) that is in effect and is final and non-appealable, and, in each case, which has the effect of making the Transactions illegal or otherwise restraining, enjoining, or prohibiting consummation of the Transactions.

(b) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(c) Parent Shareholder Approval. The Parent Shareholder Approval shall have been obtained.

(d) Pubco Stockholder Approval. The Pubco Stockholder Approval shall have been obtained for the Transactions.

(e) Pubco Board. The size and composition of the Pubco’s Board of Directors shall be as set forth in Section 2.4(b)(i) hereto.

(f) Nasdaq Listing. Pubco’s initial listing application with Nasdaq in connection with the Transactions shall have been approved and the Pubco Common Stock to be issued in connection with this Agreement, including the Aggregate Merger Consideration, shall have been approved for listing on Nasdaq, subject to official notice of issuance. Pubco shall have satisfied all criteria as required by Nasdaq under its rules for listing on Nasdaq.

(g) Fairness Opinion. The Parties shall have procured a fairness opinion for the Transaction from an investment bank approved in the Parent.

(h) Completion of Domestication. the Domestication shall have been completed as provided in Section 2.1 and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to the Company.

9.2 Conditions to Obligations of the Parent. The obligations of the Parent to consummate the Transactions are subject to the satisfaction of all the following further conditions any one or more of which may be waived (where permissible) in writing by the Parent (in its sole and absolute discretion):

(a) Agreements and Covenants. The Company Parties shall have duly performed or complied with, in all material respects, all of their obligations hereunder required to be performed or complied with at or prior to the Closing; provided, that for purposes of this Section 9.2(a), an obligation of the Company shall only be deemed to have not been performed or complied with if the Company has materially breached such obligation and failed to cure within thirty (30) Business Days after written notice of such breach has been delivered to the Company (or if earlier, the Outside Closing Date).

(b) Representations and Warranties. The Company Fundamental Representations shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the date of this Agreement and as of the Domestication Effective Time, as if made as of such date and time (except to the extent that any such representation and warranty is expressly made as of an earlier date or time, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date or time, as applicable), and (ii) the representations and warranties of the Company Parties set forth in Article IV (other than the Company Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of this Agreement and as of the Domestication Effective Time, as if made as of such date and

Annex A-46

time (except to the extent that any such representation and warranty is made expressly as of an earlier date or time, in which case such representation and warranty shall be true and correct in all respects as of such earlier date or time, as applicable), except, in each case of this subclause (ii), where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth herein), individually or in the aggregate, does not cause a Material Adverse Effect.

(c) No Material Adverse Effect. There shall not have occurred a Material Adverse Effect since the date hereof that is continuing.

(d) Officer’s Certificate. Parent shall have received a certificate signed by the Chief Executive Officer or the Chief Financial Officer of Pubco certifying the accuracy of the foregoing clauses (a), (b) and (c) of this Section 9.2.

(e) Required Company Consents. The Company Parties shall have obtained each Required Company Consent and delivered to Parent evidence thereof, in form and substance reasonably acceptable to Parent.

(f) Non-Competition Agreements. The Parent shall have received Non-Competition Agreements from the Key Employees, duly executed by each such Key Employees and the Company.

(g) Lock-Up Agreement. The Company Shareholders set forth in Schedule 7.2 shall have executed and delivered to the Parent a copy of the Lock-Up Agreement.

(h) Company Shareholder Support Agreement. The Company Shareholders set forth in Schedule 7.2 shall have executed and delivered to the Parent a copy of the Company Shareholder Support Agreement.

(i) Disclosure Schedules. The Company shall have delivered disclosure schedules contemplated by this Agreement no later than fourteen (14) calendar days following the date of execution of this Agreement. The parties acknowledge and agree that the Disclosure Schedules, when delivered, shall be deemed to supplement and form a part of this Agreement as of the date hereof. The delivery and acceptance of the Disclosure Schedules shall not affect the representations, warranties, covenants, or agreements of the Company set forth herein, except to the extent such disclosures expressly qualify such provisions.

(j) Failure to Deliver Closing Deliverables. In the event the Company fails to deliver, or cause to be delivered, any of the documents, certificates, agreements, or other deliverables required to be delivered by it pursuant to this Agreement on or prior to the date specified for the Closing (or such other date as may be mutually agreed in writing by the parties), such failure shall constitute a material breach of this Agreement. In such event, Parent shall have the right, in its sole discretion, to terminate this Agreement in accordance with Section 10.2(a) of this Agreement, without any further obligation or liability on the part of Parent.

9.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the Transactions is subject to the satisfaction of all of the following further conditions any one or more of which may be waived (where permissible) in writing by the Company (in its sole and absolute discretion):

(a) Agreements and Covenants. The Parent shall have duly performed or complied with, in all material respects, all of its obligations hereunder required to be performed or complied with at or prior to the Closing; provided, that for purposes of this Section 9.3(a), an obligation of the Parent shall only be deemed to have not been performed or complied with if the Parent has materially breached such obligation and failed to cure within five (5) days after written notice of such breach has been delivered to the Company (or if earlier, the Outside Closing Date).

(b) Representations and Warranties. (i) the Parent Fundamental Representations shall be true and correct in all material respects as of the date of this Agreement and as of the Domestication Effective Time, as if made as of such date and time (except to the extent that any such representation and warranty is made expressly as of an earlier date or time, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date or time, as applicable), (ii) the representations and warranties of Parent (other than the Parent Fundamental Representations) contained in ARTICLE V of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of this Agreement and as of the Domestication Effective Time, as if made as of such date and time (except to the extent that any such representation and warranty is made expressly as of an earlier date or time, in which case such representation and warranty shall be true and correct as of such earlier date or time, as applicable),

Annex A-47

except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation set forth herein), individually or in the aggregate, does not cause a Parent Material Adverse Effect.

(c) Officer’s Certificate. The Company shall have received a certificate signed by an authorized officer of Parent certifying the accuracy of the foregoing clauses (a) and (b) of this Section 9.3.

(d) A&R Registration Rights Agreement. Sponsor shall have executed and delivered to the Company a copy of the A&R Registration Rights Agreement.

(e) Lock-Up Agreement. The Sponsor shall have executed and delivered to the Company a copy of the Lock-Up Agreement.

9.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no party hereto may rely on the failure of any condition set forth in this ARTICLE IX to be satisfied if such failure was caused by the failure of such party or its Affiliates failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

9.5 Waiver of Conditions. Upon the occurrence of the Closing, any condition set forth in this ARTICLE IX that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

ARTICLE X
TERMINATION

10.1 Termination Without Default.

(a) In the event a governmental Authority shall have issued an Order or enacted a Law having the effect of permanently restraining, enjoining or otherwise prohibiting either the Domestication or the Merger, which Order or Law is final and non-appealable, a Parent or the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other party; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(a) shall not be available to the Company or the Parent if the failure by such party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such governmental Authority.

(b) This Agreement may be terminated at any time by mutual written consent of the Company and Parent duly authorized by each of their respective boards of directors.

(c) This Agreement may be terminated by the Company or Parent upon written notice to the Parties by the Party terminating this Agreement if Section 7.4 herein is not satisfied as of the Closing Date or, if the Parties agree to an extension of the Closing Date, within fourteen (14) days after the Closing Date.

(d) This Agreement may be terminated by the Parent or Company in the event that Parent Shareholder Approval or Pubco Stockholder Approval is not obtained by the Closing Date, which termination shall be effective upon ten (10) days’ prior written notice from the party terminating this Agreement to the other Parties.

10.2 Termination Upon Default.

(a) The Parent may terminate this Agreement by giving notice to the Company Parties on or prior to the Closing Date, without prejudice to any rights or obligations the Parent may have, if the Company Parties have materially breached any of their representations, warranties, agreements or covenants contained herein or in any Additional Agreement to be performed on or prior to the Closing Date or this Agreement and such breach shall not be cured within thirty (30) calendar days following receipt by the Company Parties of a notice describing in reasonable detail the nature of such breach; provided however, that prior to dispatching the notice of termination, the Parent shall have engaged in good faith discussions with the Company Parties to resolve the issues in dispute for a period of at least five (5) days, and have failed to resolve said issues by the end of such period. For avoidance of doubt and notwithstanding anything herein to the contrary, the failure to deliver the Audited Financial Statements and the Interim U.S. GAAP Financial Statements shall constitute a material breach of this Agreement.

Annex A-48

(b) The Company may terminate this Agreement by giving notice to the Parent, without prejudice to any rights or obligations the Company may have, if the Parent has materially breached any of its covenants, agreements, representations, and warranties contained herein or in any Additional Agreement to be performed on or prior to the Closing Date and such breach shall not be cured within thirty (30) calendar days following receipt by such Parent of a notice describing in reasonable detail the nature of such breach; provided however, that prior to dispatching the notice of termination, the Company Parties shall have engaged in good faith discussions with the Parent to resolve the issues in dispute for a period of at least five (5) days, and have failed to resolve said issues by the end of such period.

10.3 Effect of Termination. If this Agreement is terminated pursuant to this ARTICLE X, this Agreement shall become void and be of no further force or effect, without any liability on the part of any party hereto (or any shareholder, director, officer, employee, Affiliate, agent, consultant or Representative of such party) to any other party hereto or any other Person; provided that, no such termination shall relieve any party from liability arising out of or incurred as a result of the willful breach by such party of this Agreement or such party’s fraud. The provisions of ARTICLE X and ARTICLE XI shall survive any termination hereof pursuant to this ARTICLE X.

ARTICLE XI
MISCELLANEOUS

11.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 5:00 PM on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if by fax, on the date that transmission is confirmed electronically, if by 5:00 PM on a Business Day, addressee’s day and time, and otherwise on the first Business Day after the date of such confirmation; (c) if by email, on the date of transmission; or (d) five (5) days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company or Merger Sub (or, following the Closing, the Surviving Corporation or Pubco), to:

DRC Medicine Ltd.
Shinjuku i-Land Tower, 4th Floor
6-5-1 Nishi-Shinjuku Shinjuku-ku
Tokyo 163-1304, Japan
Attn: Akira Okada
E-mail:

with a copy (which shall not constitute notice) to:

Ross Law Group
1430 Broadway, Suite 1804
New York, NY 10018-3352
Attention: Gary J. Ross
E-mail:

if to Parent:

Ribbon Acquisition Corp.
Central Park Tower LaTour Shinjuku Room 3001
6-15-1 Nishi Shinjuku, Shinjuku-ku
Tokyo 160-0023 Japan
Attn: Angshuman (Bubai) Ghosh
E-mail:

with a copy (which shall not constitute notice) to:

Celine & Partners PLLC
1185 6th Avenue, Suite 304
New York, NY 10036
Attention: Hui Chen, Esq.
E-mail: hchen@celinelaw.com

Annex A-49

11.2 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each party hereto, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party hereto from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party hereto waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon any party hereto, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Transactions) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the parties hereto shall be entitled to seek to obtain an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

(d) Notwithstanding anything to the contrary contained herein, no party hereto shall seek, nor shall any party hereto be liable for, punitive or exemplary damages under any tort, contract, equity or other legal theory with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

11.3 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party hereto in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

11.4 Publicity. Except as required by applicable Law or applicable stock exchange rules and except with respect to the Additional Parent SEC Documents, the parties hereto agree that neither they nor their respective Representatives shall issue any press release or make any other public disclosure concerning the Transactions without the prior approval of the other parties hereto. If a party hereto is required to make such a disclosure as required by applicable Law or applicable stock exchange rules, the party making such determination will, if practicable in the circumstances, use reasonable commercial efforts to allow the other parties hereto reasonable time to comment on such disclosure in advance of its issuance.

11.5 Expenses. Except as otherwise set forth herein, the payment of any filing fees with the SEC relating to the Offer Documents shall be borne equally by the Company and Parent. Upon the Closing, all Transaction Expenses shall be paid and/or reimbursed by wire transfer of immediately available funds, from Aggregate Parent Closing Cash, and to the extent such funds are exhausted, will be paid by the Pubco.

Annex A-50

11.6 No Assignment or Delegation. No party hereto may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

11.7 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof (except that the Cayman Islands Companies Act (As Revised) shall also apply to the Domestication).

11.8 Waiver of Jury Trial. THE PARTIES HERETO EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ADDITIONAL AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES HERETO EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.8.

11.9 Submission to Jurisdiction. Each of the parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware does not have jurisdiction, a federal court sitting in Wilmington, Delaware) (or any appellate courts thereof), for the purposes of any Action (a) arising under this Agreement or under any Additional Agreement or (b) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any Additional Agreement or any of the transactions contemplated hereby or thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Action in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action has been brought in an inconvenient forum. Each party hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action (i) arising under this Agreement or under any Additional Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any Additional Agreement or any of the transactions contemplated hereby or thereby, (A) any claim that it is not personally subject to the jurisdiction of the courts as described in this Section 11.9 for any reason, (B) that it or its property is exempt or immune from the jurisdiction of any such court or from any Action commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Action in any such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereto agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 11.1 shall be effective service of process for any such Action.

11.10 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party hereto of an executed counterpart or the earlier delivery to each party hereto of original, photocopied, or electronically transmitted (including scanned .pdf image) signature pages that together (but need not individually) bear the signatures of all other parties hereto.

11.11 Entire Agreement. This Agreement, together with the Additional Agreements, sets forth the entire agreement of the parties with respect to the subject matter and thereof and supersedes all prior and contemporaneous understandings, letters of intent, and agreements related thereto (whether written or oral), all of which are merged

Annex A-51

herein. No provision of this Agreement or any Additional Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or in any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof.

11.12 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. The parties hereto shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

11.13 Further Assurances. Each party hereto shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the Transactions.

11.14 Third Party Beneficiaries. Except as provided in Sections 6.8, 6.9, 6.10, ARTICLE X and Section 11.16, neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

11.15 Waiver. Reference is made to the final prospectus of Parent, dated June 14, 2025 (the “IPO Prospectus”). The Company has read the IPO Prospectus and understands that Parent has established the Trust Account for the benefit of the public shareholders of Parent and the underwriters of the IPO pursuant to the Trust Agreement and that Parent may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement. For and in consideration of Parent agreeing to enter into this Agreement, the Company, for itself and on behalf of its Affiliates and its and their Representatives, hereby (a) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account as a result of, or arising out of, any negotiations, contracts or agreements with Parent regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”), (b) irrevocably waives any Released Claims that it may have against the monies in the Trust Account now or in the future as a result of, or arising out of, this Agreement, and (c) agrees that it will not seek recourse against the monies in the Trust Account for any reason provided, however, that the foregoing waiver will not limit or prohibit the Company, from pursuing a claim against Parent.

11.16 Non-Recourse. (a) This Agreement may be enforced only against, and any dispute, claim or controversy based upon, arising out of or related to this Agreement or the Transactions may be brought only against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth in this Agreement with respect to such party. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor, lender or Representative or Affiliate of any named party to this Agreement (which Persons are intended third party beneficiaries of this Section 11.16) shall have any liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named party or for any dispute, claim or controversy based on, arising out of, or related to this Agreement or the Transactions.

(b) Each party to this Agreement expressly waives and foregoes any right to recover punitive or exemplary damages (except with respect to fraud, willful misconduct or intentional breach) against any other party in any arbitration, lawsuit, litigation, or proceeding arising out of or resulting from any controversy or claim arising out of or relating to this Agreement or the transactions contemplated hereby.

11.17 Non-Survival of Representations and Warranties. Except as otherwise set forth in Section 10.3 or (y) in the case of claims against a Person in respect of such Person’s common law fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing (and there shall be no liability after

Annex A-52

the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing, and then only with respect to any breaches occurring at or after the Closing and (b) this ARTICLE XI.

11.18 No Other Representations; No Reliance.

(a) NONE OF THE COMPANY, ANY COMPANY SECURITYHOLDER NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY OR THE BUSINESS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV, IN EACH CASE, AS MODIFIED BY THE COMPANY SCHEDULES. Without limiting the generality of the foregoing, neither the Company, any Company Securityholder nor any of their respective Representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the Company made available to Parent and its Representatives, including due diligence materials, or in any presentation of the Business of the Company by management of the Company or others in connection with the Transactions, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement, the Additional Agreements or the Transactions, in each case except for the representations and warranties set forth in ARTICLE IV as modified by the Company Schedules. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by the Company, any Company Securityholder or their respective Representatives are not and shall not be deemed to be or to include representations or warranties of the Company or any Company Securityholder, and are not and shall not be deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement, the Additional Agreement and the Transactions, in each case except for the representations and warranties set forth in ARTICLE IV, in each case, as modified by the Company Schedules. Except for the specific representations and warranties expressly made by the Company in ARTICLE IV, in each case as modified by the Company Schedules: (i) each of Parent and Merger Sub acknowledges and agrees that: (A) neither the Company, the Company Shareholders nor any of their respective Representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of the Company, the Business, assets, liabilities, operations, prospects or condition (financial or otherwise) of the Company, the nature or extent of any liabilities of the Company, the effectiveness or the success of any operations of the Company or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding the Company furnished to Parent, Merger Sub or their respective Representatives or made available to Parent and its Representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever; and (B) no Representative of any Company Securityholder or the Company has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in ARTICLE IV and subject to the limited remedies herein provided; (ii) Parent specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company Shareholders and the Company have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (iii) none of the Company, the Company Shareholders nor any other Person shall have any liability to Parent or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of the Company or the future business, operations or affairs of the Company.

(b) NONE OF PARENT, SPONSOR OR ANY OTHER HOLDERS OF EQUITY INTERESTS OF PARENT, NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO PARENT OR ITS RESPECTIVE BUSINESSES OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE V, IN EACH CASE, AS MODIFIED BY THE PARENT SCHEDULES. Without limiting the generality of the foregoing, none of Parent, Sponsor nor any other holders of Equity Interests of Parent nor any of their respective Representatives has made, and

Annex A-53

shall not be deemed to have made, any representations or warranties in the materials relating to Parent made available to the Company and its Representatives, including due diligence materials, or in any presentation of the business of Parent made by management of Parent or others in connection with the Transactions, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by the Company in executing, delivering and performing this Agreement, the Additional Agreements or the Transactions, in each case except for the representations and warranties set forth in ARTICLE V as modified by the Parent Schedules. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by Parent, Sponsor or any other holders of Equity Interests of Parent or their respective Representatives are not and shall not be deemed to be or to include representations or warranties of Parent, Sponsor or any other holders of Equity Interests of Parent, and are not and shall not be deemed to be relied upon by the Company in executing, delivering and performing this Agreement, the Additional Agreement and the Transactions, in each case except for the representations and warranties set forth in ARTICLE V, in each case, as modified by the Parent Schedules. Except for the specific representations and warranties expressly made by Parent in ARTICLE V, in each case as modified by the Parent Schedules: (i) the Company acknowledges and agrees that: (A) none of Parent, Sponsor nor any other holders of Equity Interests of Parent nor any of their respective Representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of Parent or the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of Parent, the nature or extent of any liabilities of Parent, the effectiveness or the success of any operations of Parent or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding Parent furnished to the Company or its Representatives or made available to the Company and its Representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever; and (B) no Representative of Parent, Sponsor or any other holders of Equity Interests of Parent has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in ARTICLE V and subject to the limited remedies herein provided; (ii) the Company specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Parent, Sponsor and the other holders of Equity Interests of Parent have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (iii) none of Parent, Sponsor nor any other holders of Equity Interests of Parent nor any other Person shall have any liability to the Company or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of Parent or the future business, operations or affairs of Parent.

11.19 Conflicts and Privilege.

(a) Each of the parties hereto, on its own behalf and on behalf of its Affiliates from time to time, hereby agree that, in the event that a dispute with respect to this Agreement or the Transactions arises after the Closing between or among (x) the Sponsor, the shareholders or holders of other Equity Interests of Parent or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Parent Group”), on the one hand, and (y) the Company or Pubco, on the other hand, any legal counsel, including Celine & Partners PLLC (“CELINE”), that represented Parent and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the Parent Group in such dispute even though the interests of such Persons may be directly adverse to the Company or Pubco, and even though such counsel may have represented the Parent Group and/or Pubco in a matter substantially related to such dispute, or may be handling ongoing matters for Pubco, the Company and/or the Sponsor. The parties hereto, on behalf of their respective successors and assigns (including, after the Closing, Pubco), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Additional Agreements or the transactions contemplated hereby or thereby) between or among Parent, the Sponsor and/or any other member of the Parent Group, on the one hand, and CELINE, on the other hand, the attorney-client privilege and the expectation of client confidence shall survive the Transactions and belong to the Parent Group after the Closing, and shall not pass to or be claimed or controlled by Pubco or the Company. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Parent or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Company.

Annex A-54

(b) The parties hereto, on behalf of their respective successors and assigns (including, after the Closing, Pubco), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the stockholders or holders of other Equity Interests of the Company and/or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Company Group”), on the one hand, and (y) any member of the Parent Group, on the other hand, any legal counsel that represented the Company prior to the Closing may represent any member of the Company Group in such dispute even though the interests of such Persons may be directly adverse to the Parent Group, and even though such counsel may have represented Parent and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Company, and further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Additional Agreements or the transactions contemplated hereby or thereby) between or among any member of the Company, the attorney-client privilege and the expectation of client confidence shall survive the Transactions and belong to the Company Group after the Closing, and shall not pass to or be claimed or controlled by the Pubco. Notwithstanding the foregoing, any privileged communications or information shared by Parent prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of Parent.

[The remainder of this page intentionally left blank; signature pages to follow]

Annex A-55

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Pubco:
DRC MEDICINE INC.
By:
	Name:	Narumi Okazaki
	Title:	Chief Executive Officer and Chairman of the Board
Parent:
RIBBON ACQUISITION CORP.
By:
	Name:	Angshuman (Bubai) Ghosh
	Title:	Chief Executive Officer
Merger Sub:
DRC MERGER INC.
By:
	Name:	Narumi Okazaki
	Title:	Director
Company:
DRC MEDICINE LTD.
By:
	Name:	Narumi Okazaki
	Title:	Chief Executive Officer

[Signature page to Business Combination Agreement]

Annex A-56

Annex B

FORM OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
OF
DRC MEDICINE INC.

(Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware)

DRC Medicine Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

1.    That the name of the Corporation is DRC Medicine Inc., and that the Corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware on June 4, 2025.

2.    This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware and duly approved by the board of directors and the stockholders of the Corporation.

3.    This Amended and Restated Certificate of Incorporation restates and amends the Certificate of Incorporation of the Corporation to read in its entirety as follows:

ARTICLE I

The name of the corporation is DRC Medicine Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 9 East Loockerman St, Suite 311, Dover, Kent County, DE 19901. The name of its registered agent at such address is GKL Registered Agents of DE, Inc.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.

ARTICLE IV

The total number of shares of stock that the Corporation shall have authority to issue is 500,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”).

ARTICLE V

The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A.     COMMON STOCK.

1. General. The powers, preferences and rights of the Common Stock, and the qualifications, limitations and restrictions thereof, shall be as set forth in this Certificate of Incorporation. The board of directors of the Corporation is referred to herein as the “Board of Directors”.

2. Voting. Except as otherwise provided herein or expressly required by law, each holder of Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one (1) vote for each share of Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the requisite vote of the stockholders entitled to vote thereon, voting as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto).

Annex B-1

3. Dividends. Subject to applicable law, the holders of Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by the Board of Directors in accordance with applicable law.

4. Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

ARTICLE VI

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

A. The directors of the Corporation shall not be divided into classes. Each director shall be elected at each annual meeting of stockholders and shall hold office for a term expiring at the next annual meeting of stockholders and until his or her successor is duly elected and qualified, subject to his or her earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director. There shall be no cumulative voting in the election of directors.

B. Except as otherwise expressly provided by the DGCL or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors.

C. The Board of Directors or any individual director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

D. Except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the next annual meeting of stockholders and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

E. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal Bylaws of the Corporation. In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Incorporation or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors.

F. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

ARTICLE VII

A. Any action required or permitted to be taken by the stockholders of the Corporation may be effected at an annual or special meeting of stockholders or may be taken by written consent in lieu of a meeting in accordance with Section 228 of the DGCL.

B. Special meetings of stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board of Directors and shall not be called by any other person or persons.

C. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of stockholders of the Corporation shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

Annex B-2

ARTICLE VIII

No director or officer of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article VIII, or the adoption of any provision of the Certificate of Incorporation inconsistent with this Article VIII, shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ARTICLE IX

The Corporation shall have the power to provide rights to indemnification and advancement of expenses to its current and former officers, directors, employees and agents and to any person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

ARTICLE X

Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the bylaws of the Corporation or this Certificate of Incorporation (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article X, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article X. This Article X is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. Notwithstanding the foregoing, the provisions of this Article X shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article X (including, without limitation, each portion of any paragraph of this Article X containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

Annex B-3

ARTICLE XI

A. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, in addition to any vote required by applicable law, the following provisions in this Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Article VI, Article VII, Article VIII, Article IX, Article X, and this Article XI.

B. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

[Signature Page Follows]

Annex B-4

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be signed on this [•] day of [•], 2026.

DRC MEDICINE INC.
By:
Name:
Title:

Annex B-5

Annex C

FORM OF

AMENDED AND RESTATED BYLAWS

OF

DRC MEDICINE INC.

* * * * *

Article 1
Offices

Section 1.01.       Registered Office. The registered office of DRC Medicine Inc. (the “Corporation”) in the State of Delaware shall be located at 9 East Loockerman St, Suite 311, Dover, Kent County, DE 19901, and the registered agent of the Corporation at such address shall be GKL Registered Agents of DE, Inc.

Section 1.02.       Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time determine or the business of the Corporation may require.

Section 1.03.       Books. The books of the Corporation may be kept within or without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

Article 2
Meetings of Stockholders

Section 2.01.       Time and Place of Meetings. All meetings of stockholders shall be held at such place, either within or without the State of Delaware, or at no place (by means of remote communication), on such date and at such time as may be determined from time to time by the Board of Directors (or the Chairperson of the Board of Directors in the absence of a designation by the Board of Directors). The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized under Delaware Law. If no determination is made by the Board of Directors, the place of meeting shall be the principal executive offices of the Corporation.

Section 2.02.       Annual Meetings. An annual meeting of stockholders shall be held for the election of directors and to transact such other business as may properly be brought before the meeting in accordance with these Bylaws.

Section 2.03.       Special Meetings. Special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board of Directors pursuant to a resolution adopted by the Board of Directors and shall not be called by any other person or persons.

Section 2.04.       Notice of Meetings and Adjourned Meetings; Waivers of Notice. (a) Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law” or the “DGCL”), the Certificate of Incorporation of the Corporation, as amended from time to time (the “Certificate of Incorporation”) or these Bylaws, such notice shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at such meeting. The Board of Directors or the chairperson of the meeting may adjourn the meeting to another time or place (whether or not a quorum is present), and notice need not be given of the adjourned meeting if the time, place, if any, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, are announced at the meeting

Annex C-1

at which such adjournment is made or provided in any other manner permitted by Delaware Law. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

(b)     A written waiver of any such notice signed by the person entitled thereto, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 2.05.       Quorum. Unless otherwise provided under the Certificate of Incorporation or these Bylaws and subject to Delaware Law, the presence, in person or by proxy, of the holders of a majority of the voting power of all outstanding securities of the Corporation generally entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the chairperson of the meeting or a majority in voting power of the stockholders present in person or represented by proxy may adjourn the meeting, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted that might have been transacted at the meeting as originally notified.

Section 2.06.       Voting. (a) Unless otherwise provided in the Certificate of Incorporation and subject to Delaware Law, each stockholder shall be entitled to one vote for each outstanding share of capital stock of the Corporation held by such stockholder. Any share of capital stock of the Corporation held by the Corporation shall have no voting rights. Except as otherwise required by law, the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the votes cast at the meeting on the subject matter shall be the act of the stockholders. Abstentions and broker non-votes shall not be counted as votes cast. Directors shall be elected by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

(b)     Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy. A proxy may be granted by an instrument in writing, subscribed by such stockholder or by such stockholder’s duly authorized attorney, or by electronic transmission in a manner permitted by the DGCL, and shall be delivered to the secretary of the meeting. No proxy shall be voted or acted upon after three years from its date unless the proxy provides for a longer period.

Section 2.07.       Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing or by electronic transmission setting forth the action so taken are signed or delivered, as applicable, by the holders of outstanding stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, in accordance with and subject to Section 228 of the DGCL. Prompt notice of the taking of any corporate action by less than unanimous consent shall be given to those stockholders who did not consent and who would have been entitled to notice of a meeting if the action had been taken at a meeting..

Section 2.08.       Organization. At each meeting of stockholders, the Chairperson of the Board of Directors, if one shall have been elected, or in the Chairperson’s absence or if one shall not have been elected, the director designated by the vote of the majority of the directors present at such meeting, shall act as chairperson of the meeting. The Secretary (or in the Secretary’s absence or inability to act, the person whom the chairperson of the meeting shall appoint secretary of the meeting) shall act as secretary of the meeting and keep the minutes thereof.

Section 2.09.       Order of Business. The order of business at all meetings of stockholders shall be as determined by the chairperson of the meeting.

Annex C-2

Section 2.10.       Nomination of Directors and Proposal of Other Business.

(a)     Annual Meetings of Stockholders. (i) Nominations of persons for election to the Board of Directors or the proposal of other business to be transacted by the stockholders at an annual meeting of stockholders may be made only (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (B) by or at the direction of the Board of Directors or any committee thereof duly authorized or (C) by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in paragraph (ii) of this Section 2.10(a) and at the time of the annual meeting, who shall be entitled to vote at the meeting and who complies with the procedures set forth in this Section 2.10(a), and, except as otherwise required by law, any failure to comply with these procedures shall result in the nullification of such nomination or proposal. For the avoidance of doubt, the foregoing clause (C) shall be the exclusive means for a stockholder to make nominations or propose other business at an annual meeting of stockholders (other than a proposal included in the Corporation’s proxy statement pursuant to and in compliance with Rule 14a-8 under the Exchange Act).

(ii)     For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to clause (C) of paragraph (i) of this Section 2.10(a), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and any such proposed business (other than the nominations of persons for election to the Board of Directors) must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 70 days after such anniversary date then to be timely such notice must be received by the Corporation no earlier than 120 days prior to such annual meeting and no later than the later of 90 days prior to the date of the meeting or the 10th day following the day on which public announcement of the date of the meeting was first made by the Corporation. The minimum timeliness requirements of this paragraph shall apply despite any different timeline described in Rule 14a-19 or elsewhere in Regulation 14A under the Securities Exchange Act of 1934 (as amended (together with the rules and regulations promulgated thereunder), the “Exchange Act”), including with respect to any statements or information required to be provided to the Corporation pursuant to Rule 14a-19 of the Exchange Act by a stockholder and not otherwise specified herein. In no event shall the adjournment, recess or postponement of any meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. The number of nominees a stockholder may nominate for election at the annual meeting on its own behalf (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such annual meeting.

Notwithstanding anything in this Section 2.10 to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation at an annual meeting of stockholders is increased effective after the time period for which nominations would otherwise be due under this Section 2.10 and there is no public announcement by the Corporation naming the nominees for the additional directorships or specifying the size of the increased Board of Directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting of stockholders, a stockholder’s notice required by this Section 2.10 shall also be considered timely, but only with respect to nominees for any new directorships created by such increase, if it shall be delivered to, and received by, the Secretary at the principal executive offices of the Corporation not later than the 10th day following the day on which such public announcement is first made by the Corporation.

(iii)     A stockholder’s notice to the Secretary shall set forth:

(A)      as to each person whom the stockholder proposes to nominate for election or reelection as a director:

(1)        the name, age, business address and residence address of such person;

(2)        the principal occupation or employment of such person;

Annex C-3

(3)        (i) for each class or series, the number of shares of capital stock of the Corporation that are held of record or are beneficially owned (and proof of any such beneficial ownership) by such person and any affiliates or associates (each within the meaning of Rule 12b-2 promulgated under the Exchange Act for purposes of these Bylaws) of such person, including any such shares that such person, or any affiliates or associates of such person, has the right to acquire beneficial ownership of, (ii) the name of each nominee holder of shares of all capital stock of the Corporation owned beneficially (and proof of any such beneficial ownership) but not of record by such person or any affiliates or associates of such person, and the number of such shares of each class or series of capital stock held by each such nominee holder, including any such shares that such nominee holder has the right to acquire beneficial ownership of, (iii) any agreement, arrangement, relationship or understanding pursuant to which such person, or any affiliates or associates of such person, has a right to vote any shares of any security of the Corporation, (iv) a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such person, or any affiliates or associates of such person, with respect to the Corporation’s securities, and (v) any direct or indirect interest of such person, or any affiliates or associates of such person, in any employment agreement, collective bargaining agreement or consulting agreement with the Corporation;

(4)        all information relating to such person, or any affiliates or associates of such person, that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act;

(5)        all completed and signed questionnaires in the same form as those questionnaires required of the Corporation’s directors (which will be provided to such person within 5 business days following a written request therefor);

(6)        a statement that such person has read the Corporation’s corporate governance guidelines and any other Corporation policies and guidelines applicable to directors (which will be provided to such person within 5 business days following a written request therefor), and a written agreement from such person to adhere to the foregoing policies and guidelines, as amended from time to time, if he or she is elected as a director;

(7)        an executed agreement by such person: (i) consenting to serve as a director if elected and (if applicable) to being named in a proxy statement and/or form of proxy relating to the meeting at which directors are to be elected, along with a representation that such person intends to serve a full term as a director if elected, and (ii) that such person is not and will not become a party to (x) any direct or indirect compensatory, payment or other financial agreement, arrangement or understanding with any other person or entity other than the Corporation, in each case in connection with candidacy or service as a director of the Corporation (a “Third-Party Compensation Arrangement”) that has not been fully disclosed to the Corporation prior to, or concurrently with, the submission of the notice from the stockholder required by this Section 2.10, (y) any agreement, arrangement or understanding, including the amount of any payment or payments received or receivable thereunder, with any other person or entity as to how such person would vote or act on any issue or question as a director (a “Voting Commitment”) that has not been fully disclosed to the Corporation prior to, or concurrently with, the submission of the notice from the stockholder required by this Section 2.10 or (z) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law; and

Annex C-4

(8)        such other information reasonably requested by the Corporation to determine whether such person is qualified under the Certificate of Incorporation, these Bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or any law or regulation applicable to the Corporation to serve as a director and/or independent director of the Corporation;

(B)      as to any other business that the stockholder proposes to bring before the meeting:

(1)        a brief description of the business desired to be brought before the meeting;

(2)        the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the text of the proposed amendment);

(3)        the reasons for conducting such business; and

(4)        any substantial interest (within the meaning of Item 5 of Schedule 14A under the Exchange Act) in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made;

(C)      as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

(1)        the name and address of such stockholder (as they appear on the Corporation’s books) and any such beneficial owner;

(2)        a representation as to whether such stockholder or such beneficial owner has complied with all applicable legal requirements in connection with its acquisition of shares or other securities of the Corporation;

(3)        a written agreement from such stockholder that it is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear at the meeting in person or through a qualified representative (as defined in Section 2.10(c)(ii)) to make such nomination or proposal;

(4)        in the case of a nomination, a written agreement from such stockholder (and such beneficial owner) that it (or they) will not submit any substitute nominations unless they are made within the time periods set forth in this Section 2.10 and the stockholder and the substitute nominees will otherwise comply with this Section 2.10;

(5)        in the case of a nomination, a written agreement from such stockholder (and such beneficial owner) that it (or they) has not, and shall not, nominate a number of nominees (inclusive of substitutes) that exceeds the number of directors to be elected at the annual meeting; and

(6)        a written agreement that such stockholder (and such beneficial owner) shall (i) update and supplement the notice required by this Section 2.10, if necessary, so that the information provided or required in such notice shall be true and correct as of the record date for determining the stockholders entitled to receive notice of the annual meeting, and as of the date that is 5 business days prior to the meeting or any adjournment or postponement thereof and (ii) deliver such update and supplement so that it is received by the Secretary at the principal executive offices of the Corporation (A) not later than the later of (x) 5 business days after the record date for determining the stockholders entitled to receive notice of the annual meeting and (y) 5 business days after the first public announcement of such record date, in the case of any update and supplement required to be made as of the record date, and (B) not later than 5 business days before the meeting or any adjournment or postponement thereof, in the case of any update and supplement required to be made as of the date that is 5 business days prior to the meeting or any adjournment or postponement thereof. For the avoidance of doubt, the obligation to update and supplement as set forth in this Section 2.10 or any other section of these Bylaws shall not

Annex C-5

limit the Corporation’s rights with respect to any deficiencies in any stockholder’s notice, extend any applicable deadlines under these Bylaws or enable or be deemed to permit a stockholder who has previously submitted a stockholder’s notice under these Bylaws to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business and/or resolutions proposed to be brought before a meeting of stockholders;

(D)      as to each of the stockholder giving the notice, the beneficial owner, if any, on whose behalf the nomination or proposal is made, and, if such stockholder or beneficial owner is an entity, each person controlling, controlled by or under common control with such stockholder or beneficial owner (each such person or entity contemplated by this clause (D), a “Proposing Person”):

(1)        for each class or series, the number of shares of capital stock of the Corporation that are held of record or are beneficially owned (and proof of any such beneficial ownership) by such Proposing Person, or any associates (within the meaning of Rule 12b-2 promulgated under the Exchange Act for purposes of these Bylaws) of such Proposing Person, including any such shares that such Proposing Person, or any associates of such Proposing Person, has the right to acquire beneficial ownership of;

(2)        the name of each nominee holder of each class or series of capital stock of the Corporation that are owned beneficially (and proof of any such beneficial ownership) but not of record by such Proposing Person, or any associates of such Proposing Person, and the number of such shares of each class or series of capital stock of the Corporation held by each such nominee holder, including any such shares that such nominee holder has the right to acquire beneficial ownership of;

(3)        a description of any agreement, arrangement, relationship or understanding pursuant to which such Proposing Person, or any associates of such Proposing Person, has a right to vote any shares of any security of the Corporation;

(4)        a description of any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation;

(5)        a description of (i) any plans or proposals which any such Proposing Person may have with respect to securities of the Corporation that would be required to be disclosed pursuant to Item 4 of Exchange Act Schedule 13D (regardless of whether the requirement to file a Schedule 13D is applicable) and (ii) any agreement, arrangement or understanding (including the identity of the parties thereto) with respect to the nomination or other business between or among such Proposing Parties and any other parties, including without limitation any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of Exchange Act Schedule 13D (regardless of whether the requirement to file a Schedule 13D is applicable), in each case as of the date the notice required by this Section 2.10 is delivered to the Corporation by the stockholder, or beneficial owner in such business, if any, presenting the nomination or other proposal;

(6)        a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such Proposing Person, or any associates of such Proposing Person, with respect to the Corporation’s securities;

(7)        a written representation as to whether any Proposing Person, or any other participant as defined in Item 4 of Schedule 14A under the Exchange Act, will engage in a solicitation with respect to such nomination or other business and, if so, whether such solicitation will be conducted as an exempt solicitation under Rule 14a-2(b) of the Exchange Act, the name of each participant in such solicitation and the amount of the cost of solicitation that has been

Annex C-6

and will be borne, directly or indirectly, by each participant in such solicitation and (x) in the case of a proposal of business other than nominations, whether such person or group intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal, (y) in the case of any solicitation that is subject to Rule 14a-19 of the Exchange Act, confirming that such person or group will deliver, through means satisfying each of the conditions that would be applicable to the Corporation under either Exchange Act Rule 14a-16(a) or Exchange Act Rule 14a-16(n), a proxy statement and/or form of proxy to holders of at least sixty-seven percent (67%) of the voting power of the Corporation’s capital stock entitled to vote generally in the election of directors and/or (z) whether such person or group intends to otherwise solicit proxies or votes from holders in support of such proposal or nomination (for purposes of this clause (7), the term “holders” shall include, in addition to stockholders of record, any beneficial owners pursuant to Rule 14b-1 and Rule 14b-2 of the Exchange Act);

(8)        a representation that promptly after any Proposing Person solicits the holders of the Corporation’s stock referred to in the representation required under the preceding clause, and in any event no later than 5 business days before the applicable meeting, such Proposing Person will provide the Corporation with reasonable documentary evidence (as determined by the Corporation or one of its representatives, acting in good faith), which may take the form of a certified statement and documentation from a proxy solicitor, specifically demonstrating that the necessary steps have been taken to deliver a proxy statement and/or form of proxy to holders of such percentage of the Corporation’s stock;

(9)        any direct or indirect interest of such Proposing Person, or any associates of such Proposing Person, in any contract (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement) with the Corporation, or any affiliate of the Corporation;

(10)      any other information relating to such Proposing Person, or any associates of such Proposing Person, or proposed business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such nominee or proposal pursuant to Section 14 of the Exchange Act; and

(11)      such other information relating to any proposed item of business as the Corporation may reasonably require to determine whether such proposed item of business is a proper matter for stockholder action.

(b)     Special Meetings of Stockholders. If the election of directors is included as business to be brought before a special meeting in the Corporation’s notice of meeting, then nominations of persons for election to the Board of Directors at a special meeting of stockholders may be made by any stockholder who is a stockholder of record at the time of giving of notice provided for in this Section 2.10(b) and at the time of the special meeting, who shall be entitled to vote at the meeting and who complies with the procedures set forth in this Section 2.10(b); provided, however, that the number of nominees a stockholder may nominate for election at the special meeting on its own behalf (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the special meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected as such special meeting. For nominations to be properly brought by a stockholder before a special meeting of stockholders pursuant to this Section 2.10(b), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation (A) not earlier than 120 days prior to the date of the special meeting nor (B) later than the later of 90 days prior to the date of the special meeting and the 10th day following the day on which public announcement of the date of the special meeting was first made by the Corporation. A stockholder’s notice to the Secretary shall comply with the notice requirements of Section 2.10(a)(iii). The minimum timeliness requirements of this paragraph shall apply despite any different timeline described in Rule 14a-19 or elsewhere in Regulation 14A under the Exchange Act, including with respect to any statements or information required to be provided to the Corporation pursuant to Rule 14a-19 of the Exchange Act by a stockholder and not otherwise specified herein. In no event shall the adjournment, recess or postponement of a special meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Such notice of a stockholder shall include the same information, representations, certifications and agreements that

Annex C-7

would be required if the stockholder were to make a nomination in connection with an annual meeting of stockholders pursuant to the preceding provisions of this Section 2.10, and such stockholder shall be obligated to provide the same supplemental or additional information in connection with a special meeting of stockholders as required pursuant to the preceding provisions of this Section 2.10 in connection with an annual meeting of stockholders.

(c)     General. (i) No person shall be eligible to be nominated by a stockholder to be elected or reelected at any meeting of stockholders to serve as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 2.10. No business proposed by a stockholder shall be conducted at a stockholder meeting except in accordance with this Section 2.10.

(ii)      Without limiting any remedy available to the Corporation, and unless otherwise determined by the Board of Directors, the Chairperson of the Board of Directors or the chairperson of the meeting, a stockholder may not present nominations for director or business proposals at an annual or special meeting of stockholders (and any such nominee shall be disqualified from standing for election or re-election), notwithstanding proxies or votes may have been solicited and/or received with respect thereto, if such stockholder, any beneficial owner, any Proposing Person or any nominee or substitute nominee for director: (A) acted contrary to any representation, statement, certification or agreement required by the applicable provisions of these Bylaws; (B) otherwise failed to comply with these Bylaws or with any law, rule or regulation identified in these Bylaws, including all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.10; provided, however, that any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.10; or (C) provided information to the Corporation (whether required by these Bylaws or otherwise) that is false, misleading, inaccurate or incomplete in any material respect. The Board of Directors, the Chairperson of the Board of Directors or the chairperson of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these Bylaws or that business was not properly brought before the meeting, and if he/she should so determine, he/she shall so declare to the meeting and the defective nomination shall be disregarded or such business shall not be transacted, as the case may be. Notwithstanding the foregoing provisions of this Section 2.10, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or other proposed business, such nomination shall be disregarded or such proposed business shall not be transacted, as the case may be, notwithstanding that proxies in respect of such vote may have been received by the Corporation and counted for purposes of determining a quorum. For purposes of this Section 2.10, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

Notwithstanding anything to the contrary in these Bylaws, unless otherwise required by law, if any Proposing Person (i) provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act (or has previously filed a preliminary or definitive proxy statement with the information required by Rule 14a-19(b)) with respect to any proposed nominee for election as a director of the Corporation and (ii) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) promulgated under the Exchange Act (or fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such Proposing Person has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act in accordance with the following sentence), then the nomination of each such proposed nominee shall be disregarded, notwithstanding that the nominee is included as a nominee in the Corporation’s proxy statement, notice of meeting or other proxy materials for any meeting (or any supplement thereto) and notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the Corporation (which proxies and votes shall be disregarded). Upon request by the Corporation, if any Proposing Person provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act (or has previously filed a preliminary or definitive proxy statement with the information required by Rule 14a-19(b)), such Proposing Person, shall deliver to the Corporation, no later than 5 business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.

Annex C-8

(iii)        Compliance with paragraphs (a) and (b) of this Section 2.10 shall be the exclusive means for a stockholder to make nominations or submit other business (other than as provided in Section 2.10(c)(iv)).

(iv)        Notwithstanding anything to the contrary, the notice requirements set forth herein with respect to the proposal of any business pursuant to this Section 2.10 shall be deemed satisfied by a stockholder if such stockholder has submitted a proposal to the Corporation in compliance with Rule 14a-8 under the Exchange Act, and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for the meeting of stockholders.

(v)         Any stockholder directly or indirectly soliciting proxies from other stockholders in connection with any annual or special meeting of stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use for solicitation by or on behalf of the Board of Directors.

(vi)        For purposes of these Bylaws, “business day” means any day other than Saturday, Sunday or a day on which banks are closed in New York City, New York; and “close of business” means 5:00 p.m. local time at the principal executive offices of the Corporation on any calendar day, whether or not the day is a business day.

Article 3
Directors

Section 3.01.       Number, Election and Term of Office. The number of directors constituting the whole Board of Directors shall be fixed from time to time solely by resolution adopted by the Board of Directors. The directors shall not be divided into classes. Each director shall be elected at each annual meeting of stockholders and shall hold office until the next annual meeting of stockholders and until such director’s successor is duly elected and qualified, subject to such director’s earlier death, resignation, retirement, disqualification or removal. Directors need not be stockholders of the Corporation. There shall be no cumulative voting in the election of directors.

Section 3.02.       Quorum and Manner of Acting. Unless the Certificate of Incorporation or these Bylaws require a greater number, a majority of the Board of Directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors and, except as otherwise expressly required by law or by the Certificate of Incorporation, the act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. When a meeting is adjourned to another time or place (whether or not a quorum is present), notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Board of Directors may transact any business which might have been transacted at the original meeting. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat shall adjourn the meeting, from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 3.03.       Time and Place of Meetings. The Board of Directors shall hold its meetings at such place, either within or without the State of Delaware, and at such time as may be determined from time to time by the Board of Directors (or the Chairperson of the Board of Directors in the absence of a determination by the Board of Directors).

Section 3.04.       Annual Meeting. The Board of Directors may meet for the purpose of organization, the election of officers and the transaction of other business, as soon as practicable after each annual meeting of stockholders. Notice of such meeting need not be given. In the event such annual meeting is not so held, the annual meeting of the Board of Directors may be held at such place, if any, either within or without the State of Delaware, on such date and at such time as shall be specified in a notice thereof given as hereinafter provided in Section 3.06 herein or in a waiver of notice thereof signed by any director who chooses to waive the requirement of notice.

Section 3.05.       Regular Meetings. After the place, if any, and time of regular meetings of the Board of Directors shall have been determined and notice thereof shall have been once given to each member of the Board of Directors, regular meetings may be held without further notice being given.

Section 3.06.       Special Meetings. Special meetings of the Board of Directors may be called by the Chairperson of the Board of Directors or the President and shall be called by the Chairperson of the Board of Directors,

Annex C-9

the President or the Secretary upon the written request of a majority of the directors then in office. Notice of special meetings of the Board of Directors shall be given to each director at least 48 hours before the date of the meeting in such manner as is determined by the Board of Directors.

Section 3.07.       Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter expressly required by Delaware Law to be submitted to the stockholders for approval or (b) adopting, amending or repealing any Bylaw of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

Section 3.08.       Action by Consent. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission and any consent may be documented, signed and delivered in any manner permitted by Delaware Law. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board of Directors or committee in the same paper or electronic form as the minutes are maintained.

Section 3.09.       Telephonic Meetings. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or such committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

Section 3.10.       Resignation. Any director may resign from the Board of Directors at any time by giving notice to the Board of Directors or to the Secretary of the Corporation. Any such notice must be in writing or by electronic transmission to the Board of Directors or to the Secretary of the Corporation. The resignation of any director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 3.11.       Vacancies. Except as otherwise provided by law or the Certificate of Incorporation, any vacancy on the Board of Directors resulting from death, resignation, retirement, disqualification, removal or any other cause, and any newly created directorship resulting from an increase in the number of directors, shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. Any director appointed to fill a vacancy or newly created directorship shall hold office until the next annual meeting of stockholders and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation, retirement, disqualification or removal. When one or more directors resign from the Board of Directors effective at a future date, a majority of the directors then in office, including the directors who have submitted such resignations, may fill the resulting vacancy or vacancies, with the vote thereon to take effect when such resignation or resignations become effective.

Section 3.12.       Removal. The Board of Directors or any individual director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of Common Stock entitled to vote generally in the election of directors.

Section 3.13.       Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have authority to fix the compensation of directors, including fees and reimbursement of expenses.

Annex C-10

Article 4
Officers

Section 4.01.       Principal Officers. The principal officers of the Corporation shall be appointed by the Board of Directors and may consist of a Chief Executive Officer, a President, a Chief Financial Officer, a Chief Operating Officer, one or more Vice Presidents, a Treasurer and a Secretary who shall have the duty, among other things, to record the proceedings of the meetings of stockholders and directors in a book kept for that purpose. The Corporation may also have such other principal officers, including one or more Controllers, as the Board of Directors may in its discretion appoint. Any two or more offices may be held by the same person unless otherwise determined by the Board of Directors or prohibited by applicable law.

Section 4.02.       Appointment, Term of Office and Remuneration. The principal officers of the Corporation shall be appointed by the Board of Directors in the manner determined by the Board of Directors. Each such officer shall hold office for such period as the Board of Directors may from time to time determine and until their successor is appointed, or until their earlier death, resignation, retirement, disqualification or removal. The remuneration of all officers of the Corporation shall be fixed by the Board of Directors. Any vacancy in any office shall be filled in such manner as the Board of Directors shall determine.

Section 4.03.       Subordinate Officers. In addition to the principal officers enumerated in Section 4.01 herein, the Corporation may have one or more Assistant Treasurers, Assistant Secretaries and Assistant Controllers and such other subordinate officers, agents and employees as the Board of Directors may deem necessary, each of whom shall hold office for such period as the Board of Directors may from time to time determine. The Board of Directors may delegate to any principal officer the power to appoint and to remove any such subordinate officers, agents or employees.

Section 4.04.       Removal. Except as otherwise permitted with respect to subordinate officers, any officer may be removed, with or without cause, at any time, by resolution adopted by the Board of Directors.

Section 4.05.       Resignations. Any officer may resign at any time by giving notice to the Board of Directors (or to a principal officer if the Board of Directors has delegated to such principal officer the power to appoint and to remove such officer). Any such notice must be in writing. The resignation of any officer shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 4.06.       Powers and Duties. The officers of the Corporation shall have such powers and perform such duties incident to each of their respective offices and such other duties as may from time to time be conferred upon or assigned to them by the Board of Directors.

Article 5
Capital Stock

Section 5.01.       Certificates For Stock; Uncertificated Shares. The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares or a combination of certificated and uncertificated shares. Any such resolution that shares of a class or series will only be uncertificated shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Except as otherwise required by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of shares represented by certificates of the same class and series shall be identical. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by the Chairperson or Vice Chairperson of the Board of Directors, or the Chief Executive Officer, President or Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The Corporation shall not have power to issue a certificate in bearer form.

Annex C-11

Section 5.02.       Lost Certificates. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it that is alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

Section 5.03.       Shares Without Certificates. The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with Delaware Law.

Section 5.04.       Transfer of Shares. Shares of the stock of the Corporation may be transferred on the record of stockholders of the Corporation by the holder thereof or by such holder’s duly authorized attorney upon surrender of a certificate therefor properly endorsed or upon receipt of proper transfer instructions from the registered holder of uncertificated shares or by such holder’s duly authorized attorney and upon compliance with appropriate procedures for transferring shares in uncertificated form, unless waived by the Corporation.

Section 5.05.       Authority for Additional Rules Regarding Transfer. The Board of Directors shall have the power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration of certificated or uncertificated shares of the stock of the Corporation, as well as for the issuance of new certificates in lieu of those which may be lost or destroyed, and may require of any stockholder requesting replacement of lost or destroyed certificates, bond in such amount and in such form as they may deem expedient to indemnify the Corporation, and/or the transfer agents, and/or the registrars of its stock against any claims arising in connection therewith.

Article 6
Indemnification

Section 6.01.       Limited Liability. The personal liability of the directors and officers of the Corporation shall be eliminated or limited to the fullest extent provided in the Certificate of Incorporation and permitted by applicable law.

Section 6.02.       Right to Indemnification. (a) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or while an officer or director of the Corporation is or was serving at the request of the Corporation as a director, officer, employee, agent, trustee or fiduciary of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by applicable law. The right to indemnification conferred in this Article 6 shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by applicable law. The right to indemnification conferred in this Article 6 shall be a contract right, provided, however, that, except with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors. Notwithstanding the foregoing, advancement of expenses incurred by a current director or officer shall be made only upon receipt of an undertaking by or on behalf of such person to repay such amounts if it is ultimately determined that such person is not entitled to be indemnified by the Corporation.

(b)    The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by applicable law.

Section 6.03.       Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under applicable law.

Annex C-12

Section 6.04.       Nonexclusivity of Rights. The rights and authority conferred in this Article 6 shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.

Section 6.05.       Preservation of Rights. Neither the amendment nor repeal of this Article 6, nor the adoption of any provision of the Certificate of Incorporation or these Bylaws, nor, to the fullest extent permitted by applicable law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

Article 7
General Provisions

Section 7.01.       Fixing the Record Date. (a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing such record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may in its discretion or as required by law fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall fix the same date or an earlier date as the record date for stockholders entitled to notice of such adjourned meeting.

(b)    Record Date for Stockholder Action by Written Consent. In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing such record date is adopted by the Board of Directors and shall not be more than ten days after the date upon which the resolution fixing such record date is adopted. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be determined in accordance with Section 213 of the DGCL.

(c)     In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 7.02.       Dividends. Subject to limitations contained in Delaware Law and the Certificate of Incorporation, the Board of Directors may declare and pay dividends upon the shares of capital stock of the Corporation, which dividends may be paid either in cash, in property or in shares of the capital stock of the Corporation.

Section 7.03.       Year. The fiscal year of the Corporation shall be fixed, and may be changed, from time to time by resolution of the Board of Directors.

Section 7.04.       Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Annex C-13

Section 7.05.       Voting of Stock Owned by the Corporation. The Board of Directors may authorize any person, on behalf of the Corporation, to attend, vote at and grant proxies to be used at any meeting of stockholders of any corporation (except this Corporation) in which the Corporation may hold stock.

Section 7.06.       Amendments. These Bylaws may be adopted, amended or repealed, and new bylaws may be adopted, by the affirmative vote of a majority of the Board of Directors. In addition to any vote otherwise required by applicable law or the Certificate of Incorporation, these Bylaws may be adopted, amended or repealed, and new bylaws may be adopted, by the stockholders only upon the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 7.07.       Forum Selection. The forum-selection provisions applicable to the Corporation and its stockholders shall be as set forth in Article X of the Certificate of Incorporation, which provisions are incorporated into these Bylaws by reference.

Annex C-14

Annex D

DRC MEDICINE INC.

2026 INCENTIVE AWARD PLAN

ARTICLE I.
PURPOSE

The Plan’s purpose is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Capitalized terms used in the Plan are defined in Article XI.

ARTICLE II.
ELIGIBILITY

Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein.

ARTICLE III.
ADMINISTRATION AND DELEGATION

3.1 Administration. The Plan is administered by the Administrator. The Administrator has authority to determine which Service Providers receive Awards, grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions and reconcile inconsistencies in the Plan or any Award Agreement as it deems necessary or appropriate to administer the Plan and any Awards. The Administrator’s determinations under the Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Plan or any Award.

3.2 Appointment of Committees. To the extent Applicable Laws permit, the Board or the Administrator may delegate any or all of its powers under the Plan to one or more Committees or committees of officers of the Company or any of its Subsidiaries. The Board or the Administrator, as applicable, may rescind any such delegation, abolish any such committee or Committee and/or re-vest in itself any previously delegated authority at any time.

ARTICLE IV.
STOCK AVAILABLE FOR AWARDS

4.1 Number of Shares. Subject to adjustment under Article VIII and the terms of this Article IV, the maximum number of Shares that may be issued pursuant to Awards under the Plan shall be equal to the Overall Share Limit. Shares issued under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares. Shares issued under the Plan will be shares of Common Stock.

4.2 Share Recycling. If all or any part of an Award expires, lapses or is terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award, the unused Shares covered by the Award will, as applicable, become or again be available for Award grants under the Plan. Further, the following Shares will, as applicable, become or again be available for Award grants under the Plan: (a) Shares delivered (either by actual delivery or attestation) to the Company by a Participant to satisfy the applicable exercise or purchase price of an Award and/or to satisfy any applicable tax withholding obligation with respect to an Award (including Shares retained by the Company from the Award being exercised or purchased and/or creating the tax obligation), (b) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof and (c) Shares purchased on the open market with the cash proceeds from the exercise of Options. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not count against the Overall Share Limit. Further notwithstanding anything to the

Annex D-1

contrary contained herein, no Shares shall again be available for future grants of Awards under the Plan pursuant to this Article IV to the extent that such return of shares would cause the Plan to be a “formula” plan or constitute a “material revision” or “material amendment” subject to stockholder approval under the requirements of the established stock exchange on which the Company’s securities are traded.

4.3 Incentive Stock Option Limitations. Notwithstanding anything to the contrary herein, no more than 100,000,000 Shares may be issued pursuant to the exercise of Incentive Stock Options.

4.4 Substitute Awards. In connection with an entity’s merger or consolidation with the Company or the Company’s acquisition of an entity’s property or stock, the Administrator may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees, Consultants or Directors prior to such acquisition or combination.

4.5 Non-Employee Director Compensation. Notwithstanding any provision to the contrary in the Plan, the Administrator may establish compensation for non-employee Directors from time to time, subject to the limitations in the Plan. The Administrator will from time to time determine the terms, conditions and amounts of all such non-employee Director compensation in its discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time, provided that, commencing with the calendar year following the calendar year in which the Effective Date occurs, the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a non-employee Director as compensation for services as a non-employee Director with respect to any fiscal year of the Company may not exceed $750,000 (increased to $1,000,000 in a non-employee Director’s initial calendar year of service as a non-employee Director or any calendar year during which a non-employee Director serves as chair of the Board or lead independent Director), which limits shall not apply to the compensation for any non-employee Director of the Company who serves in any capacity in addition to that of a non-employee Director for which he or she receives additional compensation.

4.6 Minimum Vesting. Except as otherwise provided in Article VIII and notwithstanding anything in the Plan to the contrary, Awards granted under the Plan shall vest over a period of not less than one year from the applicable grant date; provided that Awards covering up to 5% of the Overall Share Limit may be granted without regard to such minimum vesting requirement. Nothing in this Section shall limit the Administrator’s authority to accelerate the vesting of an Award in connection with a Participant’s death, Disability, retirement, termination of service or a Change in Control.

ARTICLE V.
STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

5.1 General. The Administrator may grant Options or Stock Appreciation Rights to Service Providers subject to the limitations in the Plan, including any limitations in the Plan that apply to Incentive Stock Options. A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Stock Appreciation Right by the number of Shares with respect to which the Stock

Annex D-2

Appreciation Right is exercised. Such amount shall be subject to any limitations of the Plan or that the Administrator may impose and payable in cash, Shares valued at Fair Market Value or a combination of the two as the Administrator may determine or provide in the Award Agreement.

5.2 Exercise Price. The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. The exercise price will not be less than 100% of the Fair Market Value on the grant date of the Option (subject to Section 5.6) or Stock Appreciation Right. Notwithstanding the foregoing, in the case of an Option or a Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Option or Stock Appreciation Right, as applicable, may be less than the Fair Market Value per share on the date of grant; provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Sections 424 and 409A of the Code.

5.3 Duration. Each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that, subject to Section 5.6, the term of an Option or Stock Appreciation Right will not exceed ten years. Notwithstanding the foregoing and unless determined otherwise by the Company, in the event that on the last business day of the term of an Option or Stock Appreciation Right (other than an Incentive Stock Option) (i) the exercise of the Option or Stock Appreciation Right is prohibited by Applicable Law, as determined by the Company, or (ii) Shares may not be purchased or sold by the applicable Participant due to any Company insider trading policy (including blackout periods) or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option or Stock Appreciation Right shall be extended until the date that is 30 days after the end of the legal prohibition, blackout period or lock-up agreement, as determined by the Company; provided, however, in no event shall the extension last beyond the ten year term of the applicable Option or Stock Appreciation Right. Notwithstanding the foregoing, to the extent permitted under Applicable Laws, if the Participant, prior to the end of the term of an Option or Stock Appreciation Right, violates the non-competition, non-solicitation, confidentiality or other similar restrictive covenant provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Subsidiaries, the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant shall terminate immediately upon such violation, unless the Company otherwise determines.

5.4 Exercise. Options and Stock Appreciation Rights may be exercised by delivering to the Company a written notice of exercise, in a form the Administrator approves (which may be electronic), signed by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, payment in full (i) as specified in Section 5.5 for the number of Shares for which the Award is exercised and (ii) as specified in Section 9.5 for any applicable taxes. Unless the Administrator otherwise determines, an Option or Stock Appreciation Right may not be exercised for a fraction of a Share.

5.5 Payment Upon Exercise. Subject to Sections 9.10 and 10.8, any Company insider trading policy (including blackout periods) and Applicable Laws, the exercise price of an Option must be paid by:

(a) cash, wire transfer of immediately available funds or by check payable to the order of the Company, provided that the Company may limit the use of one of the foregoing payment forms if one or more of the payment forms below is permitted;

(b) if there is a public market for Shares at the time of exercise, unless the Company otherwise determines, (i) delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to pay the exercise price, or (ii) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to pay the exercise price; provided that such amount is paid to the Company at such time as may be required by the Administrator;

(c) to the extent permitted by the Administrator, delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their Fair Market Value;

(d) to the extent permitted by the Administrator, surrendering Shares then issuable upon the Option’s exercise valued at their Fair Market Value on the exercise date;

Annex D-3

(e) to the extent permitted by the Company, any combination of the above payment forms approved by the Administrator.

5.6 Additional Terms of Incentive Stock Options. The Administrator may grant Incentive Stock Options only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. If an Incentive Stock Option is granted to a Greater Than 10% Stockholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five years. All Incentive Stock Options will be subject to and construed consistently with Section 422 of the Code. By accepting an Incentive Stock Option, the Participant agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within (i) two years from the grant date of the Option or (ii) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Non-Qualified Stock Option.

ARTICLE VI.
RESTRICTED STOCK; RESTRICTED STOCK UNITS

6.1 General. The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider, subject to the Company’s right to repurchase all or part of such Shares at their issue price or other stated or formula price from the Participant (or to require forfeiture of such Shares) if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant to Service Providers Restricted Stock Units, which may be subject to vesting and forfeiture conditions during the applicable restriction period or periods, as set forth in an Award Agreement.

6.2 Restricted Stock.

(a) Dividends. Subject to the terms of this Section 6.2(a), Participants holding Shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such Shares, unless the Administrator provides otherwise in the Award Agreement. In addition, unless the Administrator provides otherwise, if any dividends or distributions are paid in Shares, or consist of a dividend or distribution to holders of Common Stock of property other than an ordinary cash dividend, the Shares or other property will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid. Notwithstanding anything to the contrary herein, with respect to any award of Restricted Stock, dividends which are paid to holders of Common Stock prior to vesting shall only be paid out to a Participant holding such Restricted Stock to the extent that the vesting conditions are subsequently satisfied. All such dividend payments will be made no later than March 15 of the calendar year following the calendar year in which the right to the dividend payment becomes nonforfeitable.

(b) Stock Certificates. The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of Shares of Restricted Stock, together with a stock power endorsed in blank.

6.3 Restricted Stock Units.

(a) Settlement. The Administrator may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A.

(b) Stockholder Rights. A Participant will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until the Shares are delivered in settlement of the Restricted Stock Unit.

Annex D-4

ARTICLE VII.
OTHER STOCK OR CASH BASED AWARDS; DIVIDEND EQUIVALENTS

7.1 Other Stock or Cash Based Awards. Other Stock or Cash Based Awards may be granted to Participants, including Awards entitling Participants to receive Shares to be delivered in the future and including annual or other periodic or long-term cash bonus awards (whether based on specified Performance Criteria or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock or Cash Based Awards may be paid in Shares, cash or other property, as the Administrator determines.

7.2 Dividend Equivalents. A grant of Restricted Stock Units or Other Stock or Cash Based Award may provide a Participant with the right to receive Dividend Equivalents, and no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights. Dividend Equivalents may be paid currently or credited to an account for the Participant, settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Award with respect to which the Dividend Equivalents are paid and subject to other terms and conditions as set forth in the Award Agreement. Notwithstanding anything to the contrary herein, Dividend Equivalents with respect to an Award shall only be paid out to a Participant to the extent that the vesting conditions are subsequently satisfied. All such Dividend Equivalent payments will be made no later than March 15 of the calendar year following the calendar year in which the right to the Dividend Equivalent payment becomes nonforfeitable, unless determined otherwise by the Administrator or unless deferred in a manner intended to comply with Section 409A.

ARTICLE VIII.
ADJUSTMENTS FOR CHANGES IN COMMON STOCK
AND CERTAIN OTHER EVENTS

8.1 Equity Restructuring(a) . In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Article VIII, the Administrator will equitably adjust each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include (if applicable) adjusting the number and type of securities subject to each outstanding Award, adjusting the Award’s exercise price, grant price and/or applicable performance goals, granting new Awards to Participants, and/or making a cash payment to Participants. The adjustments provided under this Section 8.1 will be nondiscretionary and final and binding on the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.

8.2 Corporate Transactions. In the event of any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, consolidation, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, Change in Control, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, other similar corporate transaction or event, other unusual or nonrecurring transaction or event affecting the Company or its financial statements or any change in any Applicable Laws or accounting principles, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken in connection with the occurrence of such transaction or event (any action to give effect to a change in Applicable Law or accounting principles may be made within a reasonable period of time after such change), is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) to facilitate such transaction or event or (z) give effect to such changes in Applicable Laws or accounting principles:

(a) To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment; provided, further, that Awards held by members of the Board will be deemed settled in Shares on or immediately prior to the applicable event if the Administrator takes action under this clause (a);

Annex D-5

(b) To provide that such Award shall vest and, to the extent applicable, be exercisable as to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;

(c) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, or equivalent value thereof in cash, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Administrator;

(d) To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Awards and/or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article IV on the maximum number and kind of shares which may be issued) and/or in the terms and conditions of (including the grant or exercise price or applicable performance goals), and the criteria included in, outstanding Awards;

(e) To replace such Award with other rights or property selected by the Administrator; and/or

(f) To provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event.

8.3 Effect of a Change in Control. Notwithstanding the provisions of Section 8.2, if a Change in Control occurs and a Participant’s Awards are not continued, converted, assumed, or replaced with a substantially similar award by (a) the Company, or (b) a successor entity or its parent or subsidiary (an “Assumption” or “Assumed”), and provided that the Participant has not had a Termination of Service, then, immediately prior to the Change in Control, such Awards shall become fully vested, exercisable and/or payable, as applicable, and all forfeiture, repurchase and other restrictions on such Awards shall lapse, in which case, such Awards shall be canceled upon the consummation of the Change in Control in exchange for the right to receive the Change in Control consideration payable to other holders of Common Stock (i) which may be on such terms and conditions as apply generally to holders of Common Stock under the Change in Control documents (including, without limitation, any escrow, earn-out or other deferred consideration provisions) or such other terms and conditions as the Administrator may provide, and (ii) determined by reference to the number of Shares subject to such Awards and net of any applicable exercise price; provided that to the extent that any Awards constitute “nonqualified deferred compensation” that may not be paid upon the Change in Control under Section 409A without the imposition of taxes thereon under Section 409A, the timing of such payments shall be governed by the applicable Award Agreement (subject to any deferred consideration provisions applicable under the Change in Control documents); and provided, further, that if the amount to which a Participant would be entitled upon the settlement or exercise of such Award at the time of the Change in Control is equal to or less than zero, then such Award may be terminated without payment. An Award will be considered replaced with a substantially similar award if the Award is exchanged for an amount of cash or other property with a value equal to the amount that could have been obtained upon the settlement of such Award in such Change in Control (as determined by the Administrator), even if such cash or other property payable with respect to the unvested portion of such Award remains subject to similar vesting provisions following such Change in Control. Notwithstanding the foregoing, the Administrator will have full and final authority to determine whether an Assumption of an Award has occurred in connection with a Change in Control.

8.4 Administrative Stand Still. In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the share price of Common Stock, including any Equity Restructuring or any securities offering or other similar transaction, for administrative convenience, the Administrator may refuse to permit the exercise of any Award for up to 60 days before or after such transaction.

8.5 General. Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under Section 8.1 or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant or exercise price. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (i) any adjustment,

Annex D-6

recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger, consolidation dissolution or liquidation of the Company or sale of Company assets or (iii) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares. The Administrator may treat Participants and Awards (or portions thereof) differently under this Article VIII.

ARTICLE IX.
GENERAL PROVISIONS APPLICABLE TO AWARDS

9.1 Transferability. Except as the Administrator may determine or provide in an Award Agreement or otherwise for Awards other than Incentive Stock Options, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except for certain Designated Beneficiary designations, by will or the laws of descent and distribution, or, subject to the Administrator’s consent, pursuant to a domestic relations order, and, during the life of the Participant, will be exercisable only by the Participant. Any permitted transfer of an Award hereunder shall be without consideration, except as required by Applicable Law. References to a Participant, to the extent relevant in the context, will include references to a Participant’s authorized transferee that the Administrator specifically approves.

9.2 Documentation. Each Award will be evidenced in an Award Agreement, which may be written or electronic, as the Administrator determines. Each Award may contain terms and conditions in addition to those set forth in the Plan (including vesting conditions, which may be based wholly or in part on the achievement of specified Performance Criteria).

9.3 Discretion. Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.

9.4 Termination of Status. The Administrator will determine how the disability, death, retirement, an authorized leave of absence or any other change or purported change in a Participant’s Service Provider status affects an Award and the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable.

9.5 Withholding. Each Participant must pay the Company or a Subsidiary, or make provision satisfactory to the Administrator for payment of, any taxes required by Applicable Law to be withheld in connection with such Participant’s Awards by the date of the event creating the tax liability. The Company or any Subsidiary may deduct an amount sufficient to satisfy such tax obligations based on the applicable statutory withholding rates (or such other rate as may be determined by the Company or a Subsidiary after considering any accounting consequences or costs) from any payment of any kind otherwise due to a Participant. In the absence of a contrary determination by the Company or a Subsidiary (or, with respect to withholding pursuant to clause (ii) below with respect to Awards held by individuals subject to Section 16 of the Exchange Act, a contrary determination by the Administrator), all tax withholding obligations will be calculated based on the minimum applicable statutory withholding rates. Subject to Section 10.8 and any Company insider trading policy (including blackout periods), Participants may satisfy such tax obligations (i) in cash, by wire transfer of immediately available funds, by check made payable to the order of the Company, provided that the Company may limit the use of the foregoing payment forms if one or more of the payment forms below is permitted, (ii) to the extent permitted by the Administrator, in whole or in part by delivery of Shares, including Shares delivered by attestation and Shares retained from the Award creating the tax obligation, valued at their fair market value on the date of delivery, (iii) subject to Section 9.10, if there is a public market for Shares at the time the tax obligations are satisfied, unless the Company otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to satisfy the tax obligations, or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to satisfy the tax withholding; provided that such amount is paid to the Company at such time as may be required by the Administrator, or (iv) to the extent permitted by the Company, any combination of the foregoing payment forms approved by the Administrator. Notwithstanding any other provision of the Plan, the number of Shares which may be so delivered or retained pursuant to clause (ii) of the immediately preceding sentence shall be limited to the number of Shares which have a fair market value on the date of delivery or retention no greater than the aggregate amount of such liabilities based on

Annex D-7

the maximum individual statutory withholding rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America). Subject to Section 9.10, if any tax withholding obligation will be satisfied under clause (ii) above by the Company’s retention of Shares from the Award creating the tax obligation and there is a public market for Shares at the time the tax obligation is satisfied, the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on the applicable Participant’s behalf some or all of the Shares retained and to remit the proceeds of the sale to the Company or its designee, and each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to such brokerage firm to complete the transactions described in this sentence.

9.6 Amendment of Award; Repricing. The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, and converting an Incentive Stock Option to a Non-Qualified Stock Option. The Participant’s consent to such action will be required unless (i) the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Award, or (ii) the change is permitted under Article VIII or pursuant to Section 10.6. Notwithstanding the foregoing or anything in the Plan to the contrary, without the approval of the Company’s stockholders and except for adjustments permitted pursuant to Article VIII, the Administrator may not (i) reduce the exercise price of an outstanding Option or Stock Appreciation Right, (ii) cancel an outstanding Option or Stock Appreciation Right in exchange for cash, another Award or an Option or Stock Appreciation Right having a lower exercise price, or (iii) take any other action that would be treated as a repricing under the rules of the principal securities exchange on which the Shares are listed.

9.7 Conditions on Delivery of Stock. The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Company’s satisfaction, (ii) as determined by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy any Applicable Laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Administrator determines is necessary to the lawful issuance and sale of any securities, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.

9.8 Acceleration. The Administrator may at any time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.

9.9 Cash Settlement. Without limiting the generality of any other provision of the Plan, the Administrator may provide, in an Award Agreement or subsequent to the grant of an Award, in its discretion, that any Award may be settled in cash, Shares or a combination thereof.

9.10 Broker-Assisted Sales. In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards, including amounts to be paid under the final sentence of Section 9.5: (a) any Shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (b) such Shares may be sold as part of a block trade with other Participants in the Plan in which all Participants receive an average price; (c) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the Company or its designee receives proceeds of such sale that exceed the amount owed, the Company will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (e) the Company and its designees are under no obligation to arrange for such sale at any particular price; and (f) in the event the proceeds of such sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company or its designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.

Annex D-8

ARTICLE X.
MISCELLANEOUS

10.1 No Right to Employment or Other Status. No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continued employment or any other relationship with the Company or any of its Subsidiaries. The Company and its Subsidiaries expressly reserve the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement or in the Plan.

10.2 No Rights as Stockholder; Certificates. Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Laws require, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on stock certificates issued under the Plan that the Administrator deems necessary or appropriate to comply with Applicable Laws.

10.3 Effective Date and Term of Plan. Unless earlier terminated by the Board, the Plan will become effective on the date of the consummation of the transactions contemplated by the Business Combination Agreement (the “Effective Date”) and, unless earlier terminated by the Board, will remain in effect until the tenth anniversary of the date on which the Board adopted the Plan. No Awards may be granted after such date, but Awards outstanding on such date will remain subject to the terms of the Plan and the applicable Award Agreements. Notwithstanding anything to the contrary in the Plan, an Incentive Stock Option may not be granted under the Plan after 10 years from the earlier of (i) the date the Board adopted the Plan, or (ii) the date the Company’s stockholders approved the Plan. Notwithstanding anything to the contrary contained herein, if the Plan is not approved by the Company’s stockholders, the Plan will not become effective and no Awards will be granted under the Plan.

10.4 Amendment of Plan. The Administrator may amend, suspend or terminate the Plan at any time; provided that no amendment to the Plan, other than an increase to the Overall Share Limit, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent. No Awards may be granted under the Plan during any suspension period or after the Plan’s termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Board will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.

10.5 Provisions for Foreign Participants. The Administrator may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

10.6 Section 409A.

(a) General. The Company intends that all Awards be structured to comply with, or be exempt from, Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (A) exempt this Plan or any Award from Section 409A, or (B) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 10.6 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.

Annex D-9

(b) Separation from Service. If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s Service Provider relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the termination of the Participant’s Service Provider relationship. For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms means a “separation from service.” Furthermore, notwithstanding any contrary provision of the Plan or any Award Agreement, any payment of “nonqualified deferred compensation” under the Plan that may be made in installments shall be treated as a right to receive a series of separate and distinct payments.

(c) Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.

10.7 Limitations on Liability. Notwithstanding any other provisions of the Plan, and to the fullest extent permitted by Applicable Laws and the Company’s certificate of incorporation and bylaws, (a) no individual acting as a director, officer, other employee or agent of the Company or a Subsidiary will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer, other employee or agent of the Company or any Subsidiary and (b) the Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.

10.8 Lock-Up Period. The Company may, at the request of any underwriter representative or otherwise, in connection with registering the offering of any Company securities under the Securities Act, prohibit Participants from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during a period of up to 180 days following the effective date of a Company registration statement filed under the Securities Act, or such longer period as determined by the underwriter.

10.9 Data Privacy. As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with the Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw

Annex D-10

the consents in this Section 10.9 in writing, without cost, by contacting the local human resources representative. If the Participant refuses or withdraws the consents in this Section 10.9, the Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s discretion, the Participant may forfeit any outstanding Awards. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.

10.10 Severability. If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

10.11 Governing Documents. If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary) that the Administrator has approved, the Plan will govern, unless it is expressly specified in such Award Agreement or other written document that a specific provision of the Plan will not apply.

10.12 Governing Law. The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.

10.13 Clawback Provisions. All Awards (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by Participant upon any receipt or exercise of any Award or upon the receipt or sale of any Shares underlying the Award) shall be subject to the provisions of any clawback policy implemented by the Company, including, without limitation, the Company’s Policy for Recovery of Erroneously Awarded Compensation and any other clawback policy adopted to comply with Applicable Laws, as and to the extent set forth in such clawback policy or the Award Agreement.

10.14 Titles and Headings. The titles and headings in the Plan are for convenience of reference only and, if there is any conflict, the Plan’s text, rather than such titles or headings, will control.

10.15 Conformity to Laws. Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Laws.

10.16 Relationship to Other Benefits. No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.

ARTICLE XI.
DEFINITIONS

As used in the Plan, the following words and phrases will have the following meanings:

11.1 “Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.

11.2 “Applicable Laws” means any applicable law, including without limitation: (a) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether U.S. or non-U.S. federal, state or local; and (c) rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.

11.3 “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Dividend Equivalents, or Other Stock or Cash Based Awards.

11.4 “Award Agreement” means a written agreement evidencing an Award, which may be electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.

11.5 “Board” means the Board of Directors of the Company.

Annex D-11

11.6 “Business Combination Agreement” means that certain Business Combination Agreement, dated as of June 30, 2025, by and among Ribbon Acquisition Corp, DRC Medicine Ltd., the Company, DRC Merger Inc. and DRC Medicine Holdings Ltd., as amended by the Joinder Agreement dated as of June 3, 2026, and as such agreement may be further amended or supplemented from time to time.

11.7 “Cause” means, in respect of a Participant, either (a) the definition of “Cause” contained in the Participant’s Award Agreement or an effective, written service or employment agreement between the Participant and the Company or a Subsidiary of the Company; or (b) if no such agreement exists or such agreement does not define Cause, then Cause shall mean (i) the Participant’s unauthorized use or disclosure of confidential information or trade secrets of the Company or any of its Subsidiaries or any material breach of a written agreement between the Participant and the Company or any of its Subsidiaries, including without limitation a material breach of any employment, confidentiality, non-compete, non-solicit or similar agreement, (ii) the Participant’s commission of, indictment for or the entry of a plea of guilty or nolo contendere by the Participant to, a felony under the laws of the United States or any state thereof or any crime involving dishonesty or moral turpitude (or any similar crime in any jurisdiction outside the United States), (iii) the Participant’s negligence or willful misconduct in the performance of the Participant’s duties or the Participant’s willful or repeated failure or refusal to substantially perform assigned duties, (iv) any act of fraud, embezzlement, material misappropriation or dishonesty committed by the Participant against the Company or any of its Subsidiaries or (v) any acts, omissions or statements by a Participant which the Company determines to be materially detrimental or damaging to the reputation, operations, prospects or business relations of the Company or any of its Subsidiaries. The findings and decision of the Administrator with respect to any Cause determination will be final and binding for all purposes.

11.8 “Change in Control” means and includes each of the following:

(a) A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

Annex D-12

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b) or (c) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award (or portion thereof) if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

11.9 “Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

11.10 “Committee” means one or more committees or subcommittees of the Board, which may include one or more Company directors or executive officers, to the extent Applicable Laws permit. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

11.11 “Common Stock” means the common stock of the Company, par value $0.0001 per share.

11.12 “Company” means DRC Medicine Inc., a Delaware corporation, or any successor.

11.13 “Consultant” means any consultant or advisor engaged by the Company or any of its Subsidiaries to render services to such entity, in each case that can be granted an Award that is eligible to be registered on a Form S-8 Registration Statement.

11.14 “Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.

11.15 “Director” means a Board member.

11.16 “Disability” means a permanent and total disability under Section 22(e)(3) of the Code, as amended.

11.17 “Dividend Equivalents” means a right granted to a Participant under the Plan to receive the equivalent value (in cash or Shares) of dividends paid on Shares.

11.18 “Employee” means any employee of the Company or any of its Subsidiaries.

11.19 “Equity Restructuring” means, as determined by the Administrator, a non-reciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off or recapitalization, or a large, nonrecurring cash dividend, that affects the shares of Common Stock (or other securities of the Company) or the share price of Common Stock (or other securities of the Company) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

11.20 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

11.21 “Fair Market Value” means, as of any date, the value of a Share determined as follows: (a) if the Common Stock is listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Common Stock as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (b) if the Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (c) without an established market for the Common Stock, the Administrator will determine the Fair Market Value in its discretion.

Annex D-13

11.22 “Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporation, as defined in Section 424(e) and (f) of the Code, respectively.

11.23 “Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.

11.24 “Non-Qualified Stock Option” means an Option, or portion thereof, not intended or not qualifying as an Incentive Stock Option.

11.25 “Option” means an option to purchase Shares, which will either be an Incentive Stock Option or a Non-Qualified Stock Option.

11.26 “Other Stock or Cash Based Awards” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property awarded to a Participant under Article VII.

11.27 “Overall Share Limit” means the sum of (a) [            ] Shares; (b) an annual increase on the first day of each calendar year beginning on and including January 1, 2027 and ending on and including January 1, 2036, equal to (i) a number of Shares equal to 3% of the aggregate number of Shares outstanding on the final day of the immediately preceding calendar year, or (ii) such smaller number of Shares as is determined by the Board.

11.28 “Participant” means a Service Provider who has been granted an Award.

11.29 “Performance Criteria” mean the criteria (and adjustments) that the Administrator may select for an Award to establish performance goals for a performance period, which may include the following: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including but not limited to gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on stockholders’ equity; total stockholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human capital management (including diversity and inclusion); supervision of litigation and other legal matters; strategic partnerships and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition activity; investment sourcing activity; and marketing initiatives, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company or a Subsidiary, or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies.

11.30 “Plan” means this 2026 Incentive Award Plan.

11.31 “Restricted Stock” means Shares awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.

11.32 “Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.

11.33 “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.

Annex D-14

11.34 “Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.

11.35 “Securities Act” means the Securities Act of 1933, as amended.

11.36 “Service Provider” means an Employee, Consultant or Director.

11.37 “Share” means a share of Common Stock.

11.38 “Stock Appreciation Right” means a stock appreciation right granted under Article V.

11.39 “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

11.40 “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

11.43 “Termination of Service” means the date the Participant ceases to be a Service Provider.

Annex D-15

Annex E

FAIRNESS OPINION PRESENTED TO THE RIBBON

ACQUISITION CORP.

Client: Ribbon Acquisition Corp.
Contract No.: SH25/05/16RZP
Report date: 29 March 2026

29 March 2026

Board of Directors

Ribbon Acquisition Corp.

Dear Sirs,

With regard to the Transaction (as defined herein), King Kee Appraisal and Advisory Limited (“KKG”) hereby delivers to Ribbon Acquisition Corp. (“Ribbon”) its written opinion (the “Opinion”) dated 29 March 2026, and subject to suppositions, limitations, qualifications and other matters considered with relation to the preparation of the Opinion, to the effect that the Transaction Consideration (as defined below) to be paid by Ribbon to the shareholders of DRC Medicine Ltd. (“DRC” or the “Company”) for the Transaction be fair and reasonable, from the strictly financial standpoint, for the public shareholders of Ribbon.

KKG understands that Ribbon has proposed to enter into a business combination agreement dated 29 March 2026 with DRC and its subsidiaries (the “Merger Agreement”), whereby Ribbon will acquire 100% of the outstanding equity of the Company with consideration of USD350 million (the “Transaction”). In accordance with your instructions, we have undertaken an investigation and analysis to express an independent opinion of the market value of 100% equity value of DRC. The report which follows is dated 29 March 2026 (the “Report Date”).

KKG understands that pursuant to the Merger Agreement, the total consideration proposed to the Company or the Company shareholders at the closing in the Transaction (the “Transaction Consideration”) is based on a total equity value of the Company of USD320 – USD380 million.

KKG presented the Opinion to the Ribbon’s board of directors with regards to and for effects of the evaluation of the Transaction.

We planned and performed our analysis as well as obtaining all the information and explanations which we considered necessary in order to provide us with sufficient evidence to express our opinion on the subject asset. We believe that the valuation procedures we employed provide a reasonable basis for our opinion.

Our analysis of the 100% equity value of DRC was developed through the application of an income approach known as discounted cash flow methodology and market approach. Under these methods, the enterprise value result depends on the present worth of future economic benefits to be derived from the projected sales income. Indication of the result is developed by discounting projected future net cash flows available for payment of shareholders’ interest to their present worth.

As part of our analysis, we have reviewed information prepared by the Company and relevant operational information regarding the subject business from public sources. We have relied to a considerable extent on such information in arriving at our opinion of value.

The conclusion of value is based on accepted valuation procedures and practices that rely substantially on our use of numerous assumptions and our consideration of various factors that are relevant to the operation of the Company. We have also considered various risks and uncertainties that have potential impact on the businesses. Further, while the assumptions and consideration of such matters are considered by us to be reasonable, they are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of the Company and KKG.

We do not intend to express any opinion on matters which require legal or other specialized expertise or knowledge, beyond what is customarily employed by valuers. Our conclusions assume continuation of prudent management of the Company over whatever period of time that is reasonable and necessary to maintain the character and integrity of the assets valued.

The nature of the amount of compensation to be paid in the Transaction was not determined by KKG. The negotiation of, and the decision to celebrate, the Transaction and any related Merger Agreement was exclusively carried out by the Ribbon Board of Directors. Likewise, we were not requested, nor did we participate in, the negotiation of the terms of the Transaction, nor were we requested, nor did we render, any advising or service with relation to the Transaction, other than the rendering of this Opinion.

The Opinion is not a recommendation to Ribbon with respect to whether recommend or not proceedings, with the authorization to carry out the Transaction to the form and terms and conditions, as to how to go about it or not.

The Opinion’s complete text dated 29 March 2026, which describes, among others, the assumptions used, procedures followed, factors considered and limitations of the completed revision, is attached to this statement and shall be incorporated in its totality to this document as reference. The Summary is qualified in its entirety for reference to the complete Opinion text.

Based on the investigation and analyses outlined in the report which follows, we are of the opinion that the market value of 100% equity value of DRC is reasonably stated as below:

Yours faithfully,

For and on behalf of

King Kee Appraisal and Advisory Limited

Richard Zhang Managing Director ASA, MRICS, CPV

REMARK:

This report and the conclusion of values arrived at herein are for the sole and specific purposes as noted herein. Furthermore, the report and conclusion of values are not intended by the author, and should not be construed by the reader, to be investment advice in any manner whatsoever. The conclusion of values represents the consideration based on information furnished by the Company/engagement parties and other sources.

Annex E Page No.
Introduction	E-1
Engagement	E-1
Purpose of Valuation	E-1
Basis of Opinion	E-1
The following factors form an integral part of our basis of opinion	E-2
Scope of Review	E-2
Sources of information	E-2
Methodology	E-3
Selection of Analysis Approach and Methodology	E-3
Major Assumptions	E-4
Discount Rate	E-7
Terminal Value	E-9
Summary of Market Approach	E-9
Analysis Comments	E-10
Risk Factors	E-10
Fairness Opinion Conclusion	E-11
Limiting Conditions	E-11
Exhibit A — Limiting Conditions	E-13
Exhibit B — Professional Declaration	E-15
Exhibit C — Financial Forecast and Analysis Result	E-16
Exhibit D — Analysis Result under Market approach (Cross Check)	E-17

Annex E-i

Introduction

This report has been prepared in accordance with instructions from Ribbon to express an independent opinion of the market value of 100% equity value of DRC. The report which follows is dated 29 March 2026 (the “Report Date”).

As we understand it, completion of the Transaction is subject to a number of conditions, including, but not limited to, the receipt of all required approvals. KKG has assumed that all of the terms and conditions required to implement the Transaction will be satisfied, and that the Transaction will be completed as described in the Merger Agreement, as amended, without material variation in the terms and conditions.

Engagement

The board of directors of Ribbon (“Ribbon Board”) has engaged KKG to prepare a fairness opinion. The fairness opinion serves as a basis to assess the financial adequacy of DRC.

The fairness opinion intends to give Ribbon Board a neutral opinion and assure that Transaction Consideration is fair and reasonable from a financial point of view to the shareholders of Ribbon.

The fairness opinion does not constitute a recommendation regarding the acceptance or rejection of the transaction. The fairness opinion does not contain any assessment of the possible impact an acceptance or rejection of the offer may have and makes no statement about the future performance of a Ribbon share and the price at which the Ribbon shares that are not being tendered may trade in the future.

Since our assessment is largely based on information obtained directly or indirectly from DRC, our responsibility is limited to the careful and professional analysis and assessment of the information provided to us. Furthermore, DRC confirmed to us that they are not aware of any facts or circumstances, according to which the information provided would be misleading, inaccurate or incomplete.

KKG is an independent valuation company. It has received a fixed fee for its services and is not affected by the results of this possible merger.

Purpose of Valuation

The purpose of this analysis is to express an independent opinion of the market value of the 100% equity value of DRC.

Basis of Opinion

The Opinion does not concern itself with any other aspect of the Transaction and no opinion or point of view was expressed with regard to relative merits of the Transaction compared to other strategic alternatives that shall be at the disposal of DRC, or where Ribbon could participate, or regarding the underlying business decision of Ribbon to proceed or complete the Transaction.

The Opinion is neither, i) a recommendation regarding the convenience of the Transaction, nor of the terms and conditions of this; nor ii) a recommendation to Ribbon regarding whether or not to recommend proceeding with the authorization to carry out the Transaction or the form or terms and conditions as to how to do so or not.

Relationships with Interested Parties

None of KKG, its associates or affiliates, is an insider, or holds any securities of Ribbon or the Company or any of their associates or affiliates. KKG is not an advisor to any person other than Ribbon or company with respect to the Transaction. Other than pursuant to the Engagement Agreement, KKG has not previously provided any financial advisory services to Ribbon for which it has received compensation in the past 12 months.

Other than the Engagement Agreement, there are no understandings, agreements, or commitments between KKG and Ribbon.

Annex E-1

The following factors form an integral part of our basis of opinion:

1.      Assumptions on the market and the asset that are considered to be fair and reasonable;

2.      Financial performance that shows a consistent trend of the operation;

3.      Consideration and analysis on the micro and macro economy affecting the subject asset;

4.      Analysis on tactical planning, management standard and synergy of the subject asset;

5.      Analytical review of the subject asset;

6.      Assessment of the leverage and liquidity of the subject asset.

Scope of Review

In connection with this Fairness Opinion, KKG has reviewed and relied upon, among other things, the following:

1.      Certain files submitted by DRC, including technical reports relating to DRC’s resource properties, annual reports, material change reports, management information and interim financial statements;

2.      The financial terms, to the extent they are publicly available, of certain transactions of a nature comparable to the Transaction, that KKG considered to be relevant;

3.      Certain public filings and other publicly available information of companies which are comparable in nature to the Company, that KKG considered to be relevant;

4.      Discussions with members of DRC Management where the Transaction, the financial condition of SL, and certain other matters KKG believed necessary or appropriate for the purpose of rendering this Fairness Opinion were discussed;

5.      Merger Agreement in respect of the Transaction; and

6.      Such other information, analyses, investigations and discussions as KKG considered necessary or appropriate in the circumstances.

Sources of information

Our analysis is based on data and information furnished by DRC Management, which includes, but not limited to, the following;

1.      Annual reports of the Company as at 31 July 2023 – 2025, the Company’s financial year ends on 31 July;

2.      Management accounts of the Company as at 30 April 2025 and 31 October 2025;

3.      Company’s Business Projection; and

4.      Other operational and market information in relation to the Company’s business.

We have also discussed and examined other operational and business information through interviews with relevant senior management. We have relied to a considerable extent on such information in arriving at our opinion of value. We assumed that the data we obtained in the course of the valuation, along with the opinions and representations provided to us by the Company, are true and accurate.

We also conducted research using various sources including government statistics and other publications to verify the reasonableness and fairness of information provided and we believe that the information is reasonable and reliable.

Annex E-2

Methodology

In arriving at our assessed value, we have considered three generally accepted approaches, namely, market approach, cost approach and income approach.

Market Approach considers prices recently paid for similar assets, with adjustments made to market prices to reflect condition and utility of the appraised assets relative to the market comparative. Assets for which there is an established secondary market may be valued by this approach.

Benefits of using this approach include its simplicity, clarity, speed and the need for few or no assumptions. It also introduces objectivity in application as publicly available inputs are used. However, one has to be wary of the hidden assumptions in those inputs as there are inherent assumptions on the value of those comparable assets. It is also difficult to find comparable assets. Furthermore, this approach relies exclusively on the efficient market hypothesis.

Cost Approach considers the cost to reproduce or replace in new condition the assets appraised in accordance with current market prices for similar assets, with allowance for accrued depreciation or obsolescence present, whether arising from physical, functional or economic causes. The cost approach generally furnishes the most reliable indication of value for assets without a known secondary market. Despite the simplicity and transparency of this approach, it does not directly incorporate information about the economic benefits contributed by the subject asset.

Income Approach is the conversion of expected periodic benefits of ownership into an indication of value. It is based on the principle that an informed buyer would pay no more for the project than an amount equal to the present worth of anticipated future benefits (income) from the same or a substantially similar project with a similar risk profile.

This approach allows for the prospective valuation of future profits and there are numerous empirical and theoretical justifications for the present value of expected future cash flows. However, this approach relies on numerous assumptions over a long-time horizon and the result may be very sensitive to certain inputs. It also presents a single scenario only.

Selection of Analysis Approach and Methodology

In our opinion, the cost approach is inappropriate for valuing the 100% equity value of DRC. The cost approach does not directly incorporate information about the economic benefits contributed by equity value of DRC. We have therefore relied on the income approach in determining our opinion of value, and performed market approach to cross-check the value.

The application of an income approach technique is known as discounted cash flow method to develop the future value of the business into a present market value. This method eliminates the discrepancy in time value of money by using a discount rate to reflect all business risks including intrinsic and extrinsic uncertainties in relation to the business.

Under this method, the result depends on the present worth of future economic benefits to be derived from the projected service income. Indications of the result have been developed by discounting projected future net cash flows available for payment of shareholders’ interest to their present worth at discount rates which in our opinion are appropriate for the risks of the business. In considering the appropriate discount rate to be applied, we have taken into account a number of factors including the current cost of finance and the considered risk inherent in the business.

The Market Approach considers prices recently paid for similar assets, with adjustments made to market prices to reflect condition and utility of the appraised assets relative to the market comparative. Assets for which there is an established secondary market may be valued by this approach. Benefits of using this approach include its simplicity, clarity, speed and the need for few or no assumptions. It also introduces objectivity in application as publicly available inputs are used.

Annex E-3

Major Assumptions

Assumptions considered to have significant sensitivity effects in this analysis have been evaluated in order to provide a more accurate and reasonable basis for arriving at our assessed value, the following key assumptions have been made:

The facilities and systems proposed are assumed to be sufficient for future expansion in order to realize the growth potential of the business and maintain a competitive edge.

There will be no material change in the existing political, legal, technological, fiscal or economic conditions, which might adversely affect the business of the Company.

The projected business performance can be achieved with the effort of the management of the Company.

The financial and operational information provided to us by DRC is true and accurate.

There are no hidden or unexpected conditions associated with the assets valued that might adversely affect the reported value. Further, we assume no responsibility for changes in market conditions after the date of the Transaction.

The information and other material (financial and otherwise) provided orally by, or in the presence of, an officer of the Company or in writing by the Company, or its agents to KKG relating to the Company or any of its respective subsidiaries or the Transaction for the purpose of preparing this Opinion was, at the date such information was provided to KKG, and is, complete, true and correct in all material respects, and did not and does not contain any untrue statement of a material fact in respect of the Company, its subsidiaries or the Transaction and did not and does not omit to state a material fact in respect of the Company, its subsidiaries or the Transaction necessary to make such information not misleading in light of the circumstances under which it was made or provided.

Since the dates on which information was provided to KKG by the Company, except as subsequently disclosed in writing to KKG or in a public filing with securities regulatory authorities, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company or any of its subsidiaries and no material change has occurred which would have or which would reasonably be expected to have a material effect on this Fairness Opinion.

There will be no material change in the financial condition of the Company as at the date of the Merger Agreement from that as indicated by the latest historical financial statements provided to KKG.

Further, in preparing this Fairness Opinion, in addition to the facts and conclusions contained in the information, the completion of the Transaction is subject to a number of conditions outside the control of Ribbon and DRC, and KKG has assumed all conditions precedent to the completion of the Transaction can be satisfied in due course and all consents, permissions, exemptions or orders of relevant regulatory authorities will be obtained, without adverse conditions or qualification.

This Fairness Opinion is limited to the fairness, from a financial point of view, of the Transaction to Ribbon’s public shareholders and KKG expresses no opinion as to any alternative transaction. KKG expresses no opinion as to the fairness of the Transaction relative to the consideration offered under any proposed alternative transaction. This Fairness Opinion does not constitute a recommendation to any shareholder of Ribbon as to how such shareholder should vote with respect to the Transaction. Furthermore, KKG has not been asked to address, and this Fairness Opinion does not address, the fairness of the Transaction to the holders of any class of securities of Ribbon other than the holders of Ribbon’s common shares.

KKG believes that this Fairness Opinion must be considered and reviewed as a whole and that selecting portions of the stated analyses or factors considered by KKG, without considering all the stated analyses and factors together, could create a misleading view of the process underlying or the scope of this Fairness Opinion. The preparation of a fairness opinion of this nature is a complex process and is not necessarily amenable to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis.

Annex E-4

This Fairness Opinion is given as of the date hereof, and KKG disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Fairness Opinion which may come or be brought to KKG’s attention after the date hereof. Without limiting the foregoing, in the event that there is any material change in the Company or Ribbon, or any change in any material fact affecting this Fairness Opinion after the date hereof, KKG reserves the right to change, modify or withdraw this Fairness Opinion.

KKG did not, in considering the fairness, from a financial point of view, of the Transaction to the shareholders of Ribbon, assess any tax consequences that any particular shareholder of DRC may face as a result of the Transaction.

Revenue

DRC Medicine Ltd. was founded in 2007 and is located in Shinjuku ku, Tokyo, Japan. The company has a unique protein breakdown technology called “Hydro silver titanium®” (“HAT”). This is a catalytic substance that can break down proteins into harmless substances such as water, carbon dioxide, nitrogen, etc. This technology can also work in the absence of light and is effective against small molecule proteins such as viruses, bacteria, pollen, and mite proteins.

Currently, DRC’s income is generated from 1) miscellaneous goods — collaborating with various enterprises to develop products that utilize HAT technology, such as towels, handkerchiefs, socks, slippers, coatings, etc. 2) income from patent royalties; 3) income from sales of raw materials.

With the current pipelines research and development progress, for the projection, DRC’s income will shift to the 2 main pipelines: 1) medical devices — seasonal and perennial allergic rhinitis mask; 2) In Vitor Diagnostics — AI Infectious disease and Allergen detection app.

Moreover, DRC is also planning an acquisition of pharmaceuticals business, which is about Parkinson’s disease and Dementia medications which focus on a radical ATP treatment. DRC plans to finish acquisition and conduct Phase III in Japan and the United States. Regarding the acquisition is still in process, the forecast will not include the pharmaceuticals business.

The research and release timeline of the Company’s pipelines is shown below:

____________

*        NDA stands for New Drug Application

According to DRC management information, the revenue projection is shown as below:

Annex E-5

According to DRC management, the revenue forecast is based on the following:

•        Medical devices

The medical devices business is a further extension of the current miscellaneous goods business. Once the DRC’s mask products are approved as a medical device, DRC will be able to extensively promote its effects and efficacy for seasonal allergic rhinitis, differentiating from other miscellaneous masks. The sales volume will be expanded centered on sales through hospitals and clinics.

•        In vitor diagnostics

According to a report by Data Bridge Market Research, the global allergen testing market is expected to grow at a rate of 7.43% between 2021 and 2028. It is expected that by 2030, the allergen testing market in Japan will continue to maintain a high growth rate.

The management’s forecast is based on the market size of Japanese allergen detection testing expenses and infectious disease detection testing expenses. The expected user pricing is in the range of USD0.714 for AI Allergen Detection to USD3.50 for AI Infectious Disease Detection. DRC expects the revenue to be 80% from AI allergen detection and 20% from AI Infectious disease detection.

•        Miscellaneous goods and royalties are expected to maintain stable sales volume in the projection and end sales after the launch of above products.

Costs of Goods Sold (“COGS”)

Based on the discussion with the Company management, the COGS forecast is based on the following:

•        Medical devices

Benefiting from being approved as medical devices, the COGS/revenue ratio will be lower than miscellaneous goods, in line with the higher selling price of medical devices.

The COGS/revenue ratio of mask production with patented technology in the industry is approximately 15% – 45%. The Company management assumes the 40% COGS/revenue ratio is within the industry level.

•        In vitor diagnostics

The median COGS/revenue ratio of comparable companies engaged in traditional testing in the industry is around 59%. The Company management assumes the 30% COGS/revenue ratio in the projection as the AI testing will increase gross profit margin and reduce cost to income ratio.

•        Miscellaneous goods COGS/revenue ratio is conservatively expected to slightly decrease compared to historical periods.

Annex E-6

Operating Expenses

Based on the discussion with the management, the operating expenses for the explicit forecast horizon are projected as below. After 2030, pipelines will gradually be completed, and the management expects that operating expenses growth rate will gradually decrease and eventually increase at terminal growth rate.

Income Taxes

Based on the discussion with the Company management, the income taxes are projected as below:

Capital expenditure (“Capex”)

Based on the discussion with the Company management, the Capex and depreciation and amortization expenses (“D&A”) are projected as below. Assuming that with the progress of new pipelines research and development, the Capex will be invested in purchasing of certain research and development equipment.

Working Capital

Based on the discussion with the management, the working capital for the explicit forecast horizon is projected as below:

Discount Rate

In applying the discounted cash flow method, it is necessary to determine an appropriate discount rate for the assets under review. The discount rate represents an estimate of the rate of return required by a third-party investor for an investment of this type. The rate of return expected from an investment by an investor relates to perceived risk. Risk factors relevant in our selection of an appropriate discount rate include:

1.      Interest rate risk, which measures variability of returns, caused by changes in the general level of interest rates.

2.      Purchasing power risk, which measures loss of purchasing power over time due to inflation.

3.      Liquidity risk, which measures the ease with which an instrument can be sold at the prevailing market price.

4.      Market risk, which measures the effects of the general market on the price behavior of securities.

5.      Business risk, which measures the uncertainty inherent in projections of operating income.

6.      Exchange rate, which measures the possible influence that changes in exchange rates, might have on the value of the investment.

Annex E-7

Consideration of risk also involves elements such as quality of management, degree of liquidity, and other factors affecting the rate of return acceptable to a given investor in a specific investment. An adjustment for risk is an increment added to a base rate to compensate for the extent of risk believed to be involved in the investment.

Required Return on Equity Capital

We have used Capital Assets Pricing Model (the “CAPM”) to estimate the required return on equity capital.

The CAPM is a fundamental tenet of modern portfolio theory which has been generally accepted basis for marketplace valuations of equity capital. The CAPM technique is widely accepted in the investment and financial analysis communities for the purpose of estimating a company’s required return on equity capital.

The equation of CAPM is shown as follow:

Expected Required Return on Equity = Risk Free + Nominal Beta (β) × Risk Premium

The return on equity required of a company represents the total rate of return investors expect to earn, through a combination of dividends and capital appreciation, as a reward for risk taking. The Capital Asset Pricing Model (“CAPM”) is used to calculate the required rate of return on equity investment by using publicly-traded companies.

Parameters for Cost of Equity

In determining the equity discount rate range for the Company, the following parameters have been used. We applied 0% – 1% company specific premium range and the calculated discount rate range 9.5% – 10.5% to conclude a range of 100% equity value result.

Weighted Average Cost of Capital

Weighted Average Cost of Capital (“WACC”) is calculated by multiplying the cost of each capital component by its proportional weight and then summing:

Re	=	Required return on equity
Rd	=	Required return on debt
E	=	Market value of the firm’s equity
D	=	Market value of the firm’s debt
V	=	E + D

Annex E-8

E/V	=	Percentage of financing that is equity
D/V	=	Percentage of financing that is debt
Tc	=	Corporate tax rate

Terminal Value

We have assumed that the Company will grow at a fixed long-term growth rate beyond the terminal year as reach its optimal operating structure. We have thus applied a terminal multiple on the projected cash flows at terminal year to derive the value of the Company beyond the projection period. The terminal multiple is derived using the Gordon Growth Model, a mathematical simplification to capitalize an earnings stream that is expected to grow at a long-term sustainable rate “g” and discount rate “k” into perpetuity. The formula is as follows:

g = Long-term growth rate of 2% (Source: Japanese long-term inflation rate from iFind database)

k = WACC

Summary of Market Approach

In determining the market multiple, a list of comparable companies was identified. The selection includes companies that:

•        Are involved in the mask manufacturing and sales business;

•        Are involved in the allergen/infection testing; and

•        Are listed on major international stock exchange and searchable in Capital IQ database.

The details of the comparable companies which are considered as fair and representative samples are listed below (market data is shown as of 30 April 2025).

Annex E-9

Analysis Comments

The valuation of an interest in a business enterprise requires consideration of all relevant factors affecting the operation of the business and its ability to generate future investment returns. The factors considered in the valuation includes, but not limited to, the following:

1.      The nature of the business and the historical performance of the enterprise;

2.      The financial condition of the business and the economic outlook in general;

3.      The operational contracts and agreements in relation to the business;

4.      Past and projected operating results;

5.      The financial and business risk of the enterprise including the continuity of income and the projected future results; and

6.      The nature of the related agreements.

We confirm that we have carried out an inspection on the assets of the Company and we have made relevant searches, inquiries and have obtained such further information which is considered necessary for the purposes of this valuation.

In arriving at our assessed value, we have mainly considered the core business of the business. We have not made provision for other non-operating cash flow items such as interest income, exchange rate gain/loss, etc. in the valuation model.

The conclusion of value is based on accepted valuation procedures and practices that rely substantially on the use of numerous assumptions and the consideration of many uncertainties, not all of which can be easily quantified or ascertained. Further, while the assumptions and consideration of such matters are considered by us to be reasonable, they are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of the Company and KKG.

Risk Factors

We caution readers to be aware of the following risks which we believe could influence the assessment. Such risks can range from very subject specific factors to more systematic factors.

Social, Political and Macroeconomic Considerations

Various economic, political and social phenomena surrounding the subject items may change so as to affect our opinion of value. International or nationwide policy and/or legislative changes that alter existing rights and obligations may directly or indirectly influence the subject items. Macroeconomic circumstances including inflation, interest rate fluctuations and existing and forecast levels of growth in the broader economy may also have an effect. Societal factors encompassing the perception and preferences of people in general may swing rendering the subject items more or less desirable and thus more or less valuable. The Company is subject to various laws and regulations governing its operations in Japan. Future political and legal changes in Japan might have either favorable or unfavorable impacts on the Company.

Environmental Conditions

Phenomena within the physical environment can severely impact the factors of production and demand factors within an economy for the counterparty. The occurrence of natural disasters, resource depletion and variations in climate conditions may influence resource availability and prices for inputs on the supply side or may influence market access and preferences for products and services associated to the counterparty from end-user demand.

Annex E-10

Realization of forecast and projection

This valuation is premised in part on the historical financial information and projections provided by the management of the Company. We have assumed accuracy of the information provided and relied to a considerable extent on such information in arriving at our opinion of value. Although appropriate tests and analyses have been carried out to verify the reasonableness and fairness of the information provided, events and circumstances frequently do not occur as expected. Since projections relate to the future, there will usually be differences between projections and actual results and in some cases, those variances may be material. Accordingly, to the extent any of the abovementioned information requires adjustment; the resulting investment value may differ.

Fairness Opinion Conclusion

Based upon and subject to the foregoing, and such other factors as KKG considered relevant, KKG is of the opinion that, as at the date hereof, the consideration of USD350 million to be paid by Ribbon to the DRC shareholders for the Transaction be fair and reasonable, from the strictly financial standpoint, for the public shareholders of Ribbon.

Based on the investigation and analyses outlined in the report which follows, we are of the opinion that the market value of 100% equity value of DRC is reasonably stated as below:

Limiting Conditions

This report and opinion of value are subject to our Limiting Conditions as included in Exhibit A of this report.

Annex E-11

Yours faithfully,

For and on behalf of

King Kee Appraisal and Advisory Limited

Richard Zhang Managing Director ASA, MRICS, CPV

Annex E-12

Exhibit A — Limiting Conditions

1.      In the preparation of our reports, we relied on the accuracy, completeness and reasonableness of the financial information, forecast, assumptions and other data provided to us by the Company/engagement parties and/or its representatives. We did not carry out any work in the nature of an audit and neither are we required to express an audit or viability opinion. We take no responsibility for the accuracy of such information. The responsibility for determining expected values rests solely with the Company/engagement parties and our reports were only used as part of the Company’s/engagement parties’ analysis in reaching their conclusion of value.

2.      We have explained as part of our service engagement procedure that it is the director’s responsibility to ensure proper books of accounts are maintained, and the financial information and forecast give a true and fair view and have been prepared in accordance with the relevant standards and companies ordinance.

3.      Public information and industry and statistical information have been obtained from sources we deem to be reputable; however, we make no representation as to the accuracy or completeness of such information, and have accepted the information without any verification.

4.      KKG shall not be required to give testimony or attendance in court or to any government agency by reason of this analysis, with reference to the project described herein. Should there be any kind of subsequent services required, the corresponding expenses and time costs will be reimbursed from you. Such kind of additional work may incur without prior notification to you.

5.      No opinion is intended to be expressed for matters which require legal or other specialized expertise or knowledge, beyond what is customarily employed by valuers.

6.      The use of and/or the validity of the report is subject to the terms of engagement letter/proposal and the full settlement of the fees and all the expenses.

7.      Our conclusions assume continuation of prudent management policies over whatever period of time that is considered to be necessary in order to maintain the character and integrity of the assets valued.

8.      We assume that there are no hidden or unexpected conditions associated with the subject matter under review that might adversely affect the reported review result. Further, we assume no responsibility for changes in market conditions, government policy or other conditions after the Valuation/Reference Date. We cannot provide assurance on the achievability of the results forecasted by the Company/engagement parties because events and circumstances frequently do not occur as expected; difference between actual and expected results may be material; and achievement of the forecasted results is dependent on actions, plans and assumptions of management.

9.      This calculation of values expressed herein is valid only for the purpose stated in the engagement letter/or proposal. In accordance with our standard practice, we must state that this report was prepared for the Board of HSPT and no responsibility is accepted with respect to any third party for the whole or any part of its contents.

10.    Where a distinct and definite representation has been made to us by party/parties interested in the assets valued, we are entitled to rely on that representation without further investigation into the veracity of the representation if such investigation is beyond the scope of normal scenario analysis work.

11.    You agree to indemnify and hold us and our personnel harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorney’s fees, to which we may become subjects in connection with this engagement. Our maximum liability relating to services rendered under this engagement (regardless of form of action, whether in contract, negligence or otherwise) shall be limited to the charges paid to us for the portion of its services or work products giving rise to liability. In no event shall we be liable for consequential, special, incidental or punitive loss, damage or expense (including without limitation, lost profits, opportunity costs, etc.), even if it has been advised of their possible existence.

Annex E-13

12.    We are not environmental consultants or auditors, and we take no responsibility for any actual or potential environmental liabilities exist, and the effect on the value of the asset is encouraged to obtain a professional environmental assessment. We do not conduct or provide environmental assessments and have not performed one for the subject property.

13.    This analysis is premised in part on the historical financial information and future forecast provided by the management of the Company/engagement parties. We have assumed the accuracy and reasonableness of the information provided and relied to a considerable extent on such information in arriving at our calculation of value. Since projections relate to the future, there will usually be differences between projections and actual results and in some cases, and those variances may be material. Accordingly, to the extent any of the abovementioned information requires adjustments, the resulting value may differ significantly.

14.    Actual transactions involving the subject assets/business might be concluded at a higher or lower value, depending upon the circumstances of the transaction and the business, and the knowledge and motivation of the buyers and sellers at that time.

15.    This report and the conclusion of values arrived at herein are for the sole and specific purposes as noted herein. Furthermore, the report and conclusion of values are not intended by the author, and should not be construed by the reader, to be investment advice in any manner whatsoever. The conclusion of values represents the consideration based on information furnished by the Company/engagement parties and other sources.

Annex E-14

Exhibit B — Professional Declaration

The valuers certify, to the best of their knowledge and belief, that:

1.      information has been obtained from sources that are believed to be reliable. All facts which have a bearing on the value concluded have been considered by the valuers and no important facts have been intentionally disregarded.

2.      The reported analyses, opinions, and conclusions are subject to the assumptions as stated in the report and based on the valuers’ personal, unbiased professional analyses, opinions, and conclusions. The valuation analysis is also bounded by the limiting conditions.

3.      The reported analyses, opinions, and conclusions are independent and objective.

4.      The valuers have no present or prospective interest in the asset that is the subject of this report, and have no personal interest or bias with respect to the parties involved.

5.      The valuers’ compensation is not contingent upon the amount of the value estimate, the attainment of a stipulated result, the occurrence of a subsequent event, or the reporting of a predetermined value or direction in value that favors the cause of the client.

6.      The analyses, opinions, and conclusions were developed, and this report has been prepared, in accordance with the International Valuation Standards published by the International Valuation Standards Council.

Annex E-15

Exhibit C — Financial Forecast and Analysis Result

BEV Model - DCF (High-end)		FY2023	FY204	2024.8-2025.4	2025.5-2025.7	FY2025	FY2026	FY2027	FY2028	FY2029	FY2030	FY2031	FY2032
Revenue	[USD'000]	1,381	676	402	52	453	483	2,905	17,930	52,712	93,013	99,631	101,865
Growth rate	[%]	*0.0%*	*n/a*	*(51.0)%*	*(69.6)%*	*(33.0)%*	*6.6%*	*501.2%*	*517.1%*	*194.0%*	*76.5%*	*7.1%*	*2.2%*
COGS	[USD'000]	(581)	(441)	103	(407)	(304)	(369)	(1,017)	(6,240)	(18,050)	(32,197)	(34,719)	(35,510)
% of Revenue	[%]	*(42.0)%*	*(65.1)%*	*25.6%*	*(785.8)%*	*(67.1)%*	*(76.3)%*	*(35.0)%*	*(34.8)%*	*(34.2)%*	*(34.6)%*	*(34.8)%*	*(34.9)%*
Gross profit	[USD'000]	801	236	504	(355)	149	115	1,888	11,690	34,662	60,816	64,912	66,355
% of Revenue	[%]	*58.0%*	*34.9%*	*125.6%*	*(685.8)%*	*32.9%*	*23.7%*	*65.0%*	*65.2%*	*65.8%*	*65.4%*	*65.2%*	*65.1%*
Operating expense	[USD'000]	(5,296)	(2,229)	(1,372)	(407)	(1,779)	(4,269)	(9,389)	(8,107)	(12,747)	(15,296)	(16,061)	(16,382)
% of Revenue	[%]	*(383.5)%*	*(329.6)%*	*(341.7)%*	*(786.3)%*	*(392.5)%*	*(883.3)%*	*(323.2)%*	*(45.2)%*	*(24.2)%*	*(16.4)%*	*(16.1)%*	*(16.1)%*
EBIT	[USD'000]	(4,496)	(1,993)	(868)	(762)	(1,630)	(4,154)	(7,501)	3,583	21,916	45,519	48,851	49,973
EBIT Margin	[%]	*(325.5)%*	*(294.7)%*	*(216.1)%*	*(1472.1)%*	*(359.5)%*	*(859.6)%*	*(258.2)%*	*20.0%*	*41.6%*	*48.9%*	*49.0%*	*49.1%*
Income tax	[USD'000]	(7)	-	-	-	-	-	-	(538)	(3,294)	(6,835)	(7,335)	(7,502)
Tax rate (Effective)	[%]	*(0.1)%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*15.0%*	*15.0%*	*15.0%*	*15.0%*	*15.0%*
Net profit	[USD'000]	(4,502)	(1,993)	(868)	(762)	(1,630)	(4,154)	(7,501)	3,044	18,621	38,684	41,515	42,471
NPM	[%]	*(326.0)%*	*(294.7)%*	*(216.1)%*	*(1472.1)%*	*(359.5)%*	*(859.6)%*	*(258.2)%*	*17.0%*	*35.3%*	*41.6%*	*41.7%*	*41.7%*
Adjustment													
Add: D&A	[USD'000]				56		244	290	346	403	459	515	571
Less: Capex	[USD'000]				50		350	550	550	550	550	550	571
Less: Change in working capital	[USD'000]				306		78	148	258	545	1,195	184	62
Free cash flows of firm	**[USD'000]**				**(1,062)**		**(4,339)**	**(7,909)**	**2,582**	**17,929**	**37,398**	**41,296**	**42,409**
Discount period	[x]				0.13	-	0.75	1.75	2.75	3.75	4.75	5.75	6.75
Discount rate	[x]	*9.5%*											
Discount factor	[x]				0.9886	1.0000	0.9340	0.8530	0.7790	0.7114	0.6497	0.5933	0.5418
PV of FCFF	[USD'000]				(1,050)	-	(4,053)	(6,746)	2,012	12,754	24,297	24,502	22,979
Perpetual growth rate	[%]												2.0%
Terminal value	[USD'000]				-		-	-					312,980
Operating assets value	**[USD'000]**			**387,675**									
Surplus cash	[USD'000]			12									
Non-operating assets/liabilities	[USD'000]			82									
Debt	[USD'000]			(6,306)									
100% Equity value (rounded)	**[USD'000]**			**380,000**

BEV Model - DCF (Low-end)			FY2023	FY204	2024.8-2025.4	2025.5-2025.7	FY2026	FY2027	FY2028	FY2029	FY2030	FY2031	FY2032
Revenue	[USD'000]		1,381	676	402	52	483	2,905	17,930	52,712	93,013	99,631	101,865
Growth rate	[%]		*0.0%*	*n/a*	*(51.0)%*	*(69.6)%*	*6.6%*	*501.2%*	*517.1%*	*194.0%*	*76.5%*	*7.1%*	*2.2%*
COGS	[USD'000]		(581)	(441)	103	(407)	(369)	(1,017)	(6,240)	(18,050)	(32,197)	(34,719)	(35,510)
% of Revenue	[%]		*(42.0)%*	*(65.1)%*	*25.6%*	*(785.8)%*	*(76.3)%*	*(35.0)%*	*(34.8)%*	*(34.2)%*	*(34.6)%*	*(34.8)%*	*(34.9)%*
Gross profit	[USD'000]		801	236	504	(355)	115	1,888	11,690	34,662	60,816	64,912	66,355
% of Revenue	[%]		*58.0%*	*34.9%*	*125.6%*	*(685.8)%*	*23.7%*	*65.0%*	*65.2%*	*65.8%*	*65.4%*	*65.2%*	*65.1%*
Operating expense	[USD'000]		(5,296)	(2,229)	(1,372)	(407)	(4,269)	(9,389)	(8,107)	(12,747)	(15,296)	(16,061)	(16,382)
% of Revenue	[%]		*(383.5)%*	*(329.6)%*	*(341.7)%*	*(786.3)%*	*(883.3)%*	*(323.2)%*	*(45.2)%*	*(24.2)%*	*(16.4)%*	*(16.1)%*	*(16.1)%*
EBIT	[USD'000]		(4,496)	(1,993)	(868)	(762)	(4,154)	(7,501)	3,583	21,916	45,519	48,851	49,973
EBIT Margin	[%]		*(325.5)%*	*(294.7)%*	*(216.1)%*	*(1472.1)%*	*(859.6)%*	*(258.2)%*	*20.0%*	*41.6%*	*48.9%*	*49.0%*	*49.1%*
Income tax	[USD'000]		(7)	-	-	-	-	-	(538)	(3,294)	(6,835)	(7,335)	(7,502)
Tax rate (Effective)	[%]		*(0.1)%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*15.0%*	*15.0%*	*15.0%*	*15.0%*	*15.0%*
Net profit	[USD'000]		(4,502)	(1,993)	(868)	(762)	(4,154)	(7,501)	3,044	18,621	38,684	41,515	42,471
NPM	[%]		*(326.0)%*	*(294.7)%*	*(216.1)%*	*(1472.1)%*	*(859.6)%*	*(258.2)%*	*17.0%*	*35.3%*	*41.6%*	*41.7%*	*41.7%*
Adjustment													
Add: D&A	[USD'000]					56	244	290	346	403	459	515	571
Less: Capex	[USD'000]					50	350	550	550	550	550	550	571
Less: Change in working capital	[USD'000]					306	78	148	258	545	1,195	184	62
Free cash flows of firm	**[USD'000]**					**(1,062)**	**(4,339)**	**(7,909)**	**2,582**	**17,929**	**37,398**	**41,296**	**42,409**
Discount period	[x]					0.13	0.75	1.75	2.75	3.75	4.75	5.75	6.75
Discount rate	[x]	*10.5%*											
Discount factor	[x]					0.9875	0.9277	0.8395	0.7597	0.6875	0.6222	0.5631	0.5096
PV of FCFF	[USD'000]					(1,049)	(4,025)	(6,639)	1,962	12,327	23,269	23,253	21,611
Perpetual growth rate	[%]												2.0%
Terminal value	[USD'000]					-	-	-					259,675
Operating assets value	**[USD'000]**					**330,384**							
Surplus cash	[USD'000]					12							
Non-operating assets/liabilities	[USD'000]					82							
Debt	[USD'000]					(6,306)							
100% Equity value (rounded)	**[USD'000]**					**320,000**

Annex E-16

Exhibit D — Analysis Result under Market approach (Cross Check)

We applied masks manufacturing and medical testing devices comparable companies PE multiple to imply the equity value to cross check our result under income approach.

Note:

•        Given that the Company is under R&D stage and does not earn income of its major products, we used the forecast profit during its commercialization stage in 2030, discounted back to the present using the Company’s WACC (9.5% – 10.5%), as the target financial metric to estimate the business value.

•        The 25% control premium comes from two studies: one study shows that the average acquisition premium is between 35% and 42%, while another study on the transaction shows that the average acquisition premium is between 16% and 29%. We selected 25% as the reasonable control premium of the target company. The acquisition premium not only reflects the premium required for control, but also includes the view on the degree of merger benefits.

Annex E-17

Annex F

PROXY CARD

Ribbon Acquisition Corporation

YOUR VOTE IS IMPORTANT

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned, revoking any previous proxies, hereby acknowledges receipt of the Notice of Special Meeting of Stockholders (the “Notice”) and the Joint Proxy Statement/Consent Solicitation Statement/Prospectus (the “Proxy Statement”), and hereby appoints Angshuman (Bubai) Ghosh and Anna Zhou, and each of them independently, with full power of substitution, as proxies to vote the shares that the undersigned is entitled to vote (the “Shares”) at the special meeting (the “Special Meeting”) of the stockholders of Ribbon Acquisition Corporation, (the “Company”) to be held virtually on September 10, 2026, at 10:00 a.m. Eastern Time, accessible at www.proxydocs.com/RIBB or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in the Proxy Statement and in the proxies’ discretion on such other matters as may properly come before the Special Meeting or any adjournment or postponement thereof. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to be held on September 10, 2026, at 10:00 a.m. Eastern Time: The Notice and the accompanying Proxy Statement are available at www.proxydocs.com/RIBB.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC DIRECTIONS ARE GIVEN AS TO THE PROPOSALS, THIS PROXY WILL BE VOTED “FOR” ALL PROPOSALS, IF PRESENTED.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD AS SOON AS POSSIBLE.

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

(Continued and to be marked, dated and signed on reverse side)

Annex F-1

PROXY

RIBBON ACQUISITION CORPORATION,

THE BOARD OF DIRECTORS OF RIBBON ACQUISITION CORPORATION, RECOMMENDS A VOTE “FOR” PROPOSALS 1 THROUGH 8.

(1)

Proposal 1 – The NTA Proposal — To consider and vote upon a proposal by special resolution to make amendments to the Current Charter, which amendments (the “NTA Amendments”) shall be effective, if adopted and implemented by Ribbon, prior to the consummation of the Domestication and the proposed Business Combination, to remove from the Current Charter requirements limiting Ribbon’s ability to redeem Ordinary Shares and consummate an initial business combination if the amount of such redemptions would cause Ribbon to have less than $5,000,001 in net tangible assets. The NTA Proposal is conditioned upon the approval of the Required Proposals (as defined below). Therefore, if the Required Proposals are not approved, then the NTA Proposal will have no effect, even if approved by Ribbon shareholders.

☐ FOR	☐ AGAINST	☐ ABSTAIN
(2)

Proposal 2 – The Domestication Proposal — To consider and vote upon a proposal by special resolution to (a) change the domicile of Ribbon pursuant to a transfer by way of continuation of an exempted company out of the Cayman Islands and a domestication into the State of Delaware as a corporation; and (b) file a Certificate of Corporate Domestication with the Secretary of State of Delaware, under which Ribbon will be transferred by way of continuation out of the Cayman Islands and domesticated as a corporation in the State of Delaware.

☐ FOR	☐ AGAINST	☐ ABSTAIN
(3)

Proposal 3 – The Business Combination Proposal — To consider and vote upon a proposal by ordinary resolution to approve the Business Combination Agreement, dated June 30, 2025 (the “Business Combination Agreement”) by and among (i) Ribbon, (ii) DRC Medicine Ltd., a Japanese corporation (Kabushiki Kaisha) (“DRC”), (iii) DRC Medicine Inc., a Delaware corporation (“Pubco”), (iv) DRC Merger Inc., a Delaware corporation and wholly-owned subsidiary of Pubco (“Merger Sub”), and (v) DRC Medicine Holdings Ltd., a Japanese company corporation and wholly-owned subsidiary of Pubco (“Intermediate Holdco”), pursuant to which the following will occur: (1) Intermediate Holdco, as the shareholder of Pubco, and the shareholders of DRC, will engage in a share exchange, whereby the shareholders of DRC (the “Company Shareholders”) will exchange their shares in the Company for the shares of Pubco held by the Intermediate Holdco (the “Share Exchange”); (2) the Domestication of Ribbon as a Delaware corporation (as described above); (3) the merger of Ribbon with and into and Merger Sub with Merger Sub surviving the merger as a wholly-owned subsidiary of Pubco (the “Merger”), in accordance with the Business Combination Agreement and DGCL; and (4) the other transactions contemplated by the Business Combination Agreement and documents related thereto (such transactions, together with the Share Exchange, the Domestication and the Merger, the “Business Combination”).

☐ FOR	☐ AGAINST	☐ ABSTAIN
(4)

Proposals 4 – The Organizational Documents Proposal — To consider and vote upon on a non-binding advisory basis, certain governance provisions in the Proposed Charter, and these proposals are being presented in accordance with the requirements of the SEC as five separate sub-proposals.

☐ FOR	☐ AGAINST	☐ ABSTAIN
(5)

Proposal 5 – The Nasdaq Proposal — To consider and vote upon a proposal by ordinary resolution for the purposes of complying with the applicable provisions of Nasdaq Rule 5635, the issuance of shares of common stock of Pubco (the “Pubco Common Stock”) in connection with the Business Combination and the additional shares of Pubco Common Stock that will, upon Closing, be reserved for issuance pursuant to the Incentive Plan (as defined below), to the extent such issuances would require stockholder approval under Nasdaq Rule 5635.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Annex F-2

(6)

Proposal 6 – The Incentive Plan Proposal — To consider and vote upon a proposal by ordinary resolution to approve the 2026 Stock Incentive Plan (the “Incentive Plan”). The form of the Incentive Plan to become effective upon consummation of the Business Combination is appended to the accompanying proxy statement/prospectus as Annex F. The board of directors of Pubco (the “Pubco Board”) intends to adopt the Incentive Plan, subject to approval from the shareholders of Ribbon, effective upon the Closing, to be used by Pubco on a going-forward basis from the Closing.

(7)

Proposal 7 – The NTA Proposal — To consider and vote upon a proposal by ordinary resolution to elect seven (7) directors, effective upon the Closing, to serve on Pubco Board for the applicable term, under the Proposed Charter, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, or removal.

☐ FOR	☐ AGAINST	☐ ABSTAIN
(8)

Proposal 7 – The Adjournment Proposal — To consider and vote upon a proposal by ordinary resolution to adjourn the EGM to a later date or dates, if necessary or desirable, at the determination of the Ribbon Board.

☐ FOR	☐ AGAINST	☐ ABSTAIN

☐ MARK HERE FOR ADDRESS CHANGE AND NOTE AT RIGHT

PLEASE MARK, DATE AND RETURN THIS PROXY PROMPTLY.

Signature	Signature	Date

Sign exactly as name appears on this proxy card. If stocks are held jointly, each holder should sign. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If stockholder is a corporation, sign in corporate name by an authorized officer, giving full title as such. If stockholder is a partnership, sign in partnership name by an authorized person, giving full title as such.

Annex F-3